As filed on October 10, 2023

No. 333-269342

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

Amendment No. 4
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

10X Capital Venture Acquisition Corp. II*
(Exact name of registrant as specified in its charter)

_____________________

Cayman Islands*	6770	98-1594494
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 World Trade Center, 85th Floor
New York, New York 10007
(212) 257-0069
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________

Hans Thomas
Chief Executive Officer and Chairman
1 World Trade Center, 85th Floor
New York, New York 10007
(212) 257-0069
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________

Copies of all communications, including communications sent to agent for service, should be sent to:

J. David Stewart Ryan Maierson Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom (+44)(0)20 7710 1000	Jack Levy, Esq. Anthony M. Saur, Esq. Morrison Cohen LLP 909 Third Avenue New York, NY 10022 Tel: (212) 735-8600 Fax: (212) 735-8708

___________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

___________________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in the preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in the preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED OCTOBER 10, 2023

PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
10X CAPITAL VENTURE ACQUISITION CORP. II
(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR
63,848,605 SHARES OF COMMON STOCK AND
6,884,908 WARRANTS OF
10X CAPITAL VENTURE ACQUISITION CORP. II
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE
STATE OF DELAWARE, WHICH WILL BE RENAMED AFRICAN AGRICULTURE HOLDINGS INC. IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN)

_____________________

The board of directors of 10X Capital Venture Acquisition Corp. II., a Cayman Islands exempted company (“10X II”) has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated November 2, 2022, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of January 3, 2023 (as further amended from time to time the “Merger Agreement”), by and among 10X II, 10X AA Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and African Agriculture, Inc., a Delaware corporation (“AFRAG”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the deregistration of 10X II under the Cayman Islands Companies Act (As Revised) and the domestication under Part XII of the Delaware General Corporation Law, pursuant to which 10X II’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware at least one day prior to the Closing (the “Domestication”). As described in the accompanying proxy statement/prospectus, 10X II’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in the accompanying proxy statement/prospectus, “AFRAG PubCo” refers to 10X II (which, in connection with the Domestication, will change its name to “African Agriculture Holdings Inc.”) after giving effect to the Domestication.

In connection with the Domestication, at least one day prior to the Closing Date (each as defined in the accompanying proxy statement/prospectus), (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), of 10X II will convert, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable share of Class A common stock, par value $0.0001 per share, of AFRAG PubCo (the “AFRAG PubCo Class A Common Stock”), (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of 10X II will convert, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable share of Class B common stock, par value $0.0001 per share, of AFRAG PubCo (the “AFRAG PubCo Class B Common Stock”), (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of 10X II will become exercisable for AFRAG PubCo Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X II warrant agreement, (iv) the governing documents of 10X II will be amended and restated and become the certificate of incorporation and the bylaws of AFRAG PubCo as described in the accompanying proxy statement/prospectus and (v) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the 10X II shareholders, other than the amendments to the 10X II governing documents that are contemplated by the Charter Amendment Proposal, which is a condition to the Closing of the Business Combination. In connection with clauses (i), (ii) and (iii) of this paragraph, each issued and outstanding 10X II unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-third of one 10X II warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of AFRAG PubCo Common Stock and one-third of one AFRAG PubCo warrant, with such whole warrant representing the right to purchase one share of AFRAG PubCo Common Stock at an exercise price of $11.50 per share, on the terms and subject to the conditions set forth in the 10X II warrant agreement. In connection with the consummation of the Merger, each share of AFRAG PubCo Class A Common Stock and AFRAG PubCo Class B Common Stock will each convert into one share of AFRAG PubCo Common Stock. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least three units of 10X II, you will not be able to receive or trade a warrant when the units are separated.

On the Closing Date, Merger Sub will merge with and into AFRAG (the “Merger”), with AFRAG being the surviving company. After giving effect to such Merger, AFRAG shall be a wholly owned subsidiary of AFRAG PubCo. In accordance with the terms and subject to the conditions of the Merger Agreement and the Proposed Charter, at Closing, (i) each share of AFRAG PubCo Class A Common Stock shall automatically convert, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of AFRAG PubCo (the

“AFRAG PubCo Common Stock”), (ii) each share of AFRAG Class B Common Stock shall automatically convert, on a one-for-one basis, into a share of AFRAG PubCo Common Stock, (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of 10X II will become exercisable for AFRAG PubCo Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X II warrant agreement and (iv) each share of common stock of AFRAG issued and outstanding immediately prior to the Effective Time (as defined in the accompanying proxy statement/prospectus), shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of AFRAG PubCo Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the sum of (1) $450,000,000 and (2) the aggregate amount of any Company Pre-Closing Financing (as defined in the Merger Agreement) by (ii) ten dollars ($10) by (y) the Aggregate Fully Diluted Company Shares (as defined in the Merger Agreement).

It is anticipated that, upon completion of the Business Combination, (i) the AFRAG Holders (as defined in the accompanying proxy statement/prospectus) will own, collectively, approximately 79.0%, 80.5% and 82.1% of the outstanding AFRAG PubCo Common Stock, and (ii) 10X II’s Initial Shareholders (as defined in the accompanying proxy statement/prospectus) will own approximately 10.4%, 10.6% and 10.8% of the outstanding AFRAG PubCo Common Stock, in each case, on a fully-diluted basis assuming that none, 50% and the maximum number of 10X II’s outstanding public shares are redeemed in connection with the Business Combination and there are no shares are purchased under the Forward Purchase Agreement, respectively. See “Business Combination Proposal — Ownership of AFRAG PubCo” for more details.

The accompanying proxy statement/prospectus covers 63,848,605 shares of AFRAG PubCo Common Stock (including shares that are to be issued or may be issuable upon exercise of the 10X II warrants). The number of shares of AFRAG PubCo Common Stock that the accompanying proxy statement/prospectus covers includes the maximum number of shares that may be issued to AFRAG Holders and the maximum number of shares issued or issuable to the existing shareholders and warrant holders of 10X II, in each case, in connection with the Business Combination.

10X II’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “VCXAU,” “VCXA” and “VCXAW,” respectively. 10X II will apply for listing, to be effective at the time of the Business Combination, of AFRAG PubCo Common Stock and warrants on Nasdaq under the proposed symbols “AAGR” and “AAGRW,” respectively. It is a condition of the consummation of the Business Combination that 10X II receive confirmation from Nasdaq that AFRAG PubCo has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that 10X II will obtain such confirmation from Nasdaq, and you may not know whether the listing condition has been met at the time of the extraordinary general meeting. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Merger Agreement is waived by AFRAG.

10X II will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Business Combination at            , Eastern Time, on            , 2023. For the purposes of Cayman Islands Companies Law and the Second Amended and Restated Memorandum and Articles of Association of 10X II, the physical location of the extraordinary general meeting shall be at the offices of Latham & Watkins LLP located at 1271 6th Avenue, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting https://www.cstproxy.com/10xcapitalii/sm2023 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

10X II is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and has elected to take advantage of certain reduced public company reporting requirements. See “Summary of the Proxy Statement/Prospectus — Emerging Growth Company.”

Following the consummation of the Business Combination, Global Commodities & Investments Ltd. is expected to control approximately 57.5% of the combined voting power of AFRAG PubCo Common Stock. As a result, AFRAG PubCo will be a “controlled company” under the rules of Nasdaq. We currently do not intend to avail ourselves of the controlled company exemption under the Nasdaq corporate governance standards.

If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing VCXA.info@investor.morrowsodali.com. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at https://www.cstproxy.com/10xcapitalii/sm2023.

The accompanying proxy statement/prospectus provides shareholders of 10X II with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of 10X II. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. In particular, when you consider the recommendation of the board of directors of 10X II to vote in favor of the proposals described in the accompanying proxy statement/prospectus, you should keep in mind that 10X II’s directors and officers have interests in the Business Combination that are different from, in addition to or may conflict with your interests as a shareholder. For instance, the Sponsor, and the officers and directors of 10X II who have invested in the Sponsor entity, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. See the section entitled “Interests of 10X II’s Directors and Officers in the Business Combination” for a further discussion. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 34 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated            , 2023, and is first being mailed to 10X II’s shareholders on or about            , 2023.

10X CAPITAL VENTURE ACQUISITION CORP. II

A Cayman Islands Exempted Company
(Company Number 371477)
1 World Trade Center, 85th Floor
New York, New York 10007

Dear 10X Capital Venture Acquisition Corp. II Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of 10X Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“10X II” and, after the Domestication, as described below, “AFRAG PubCo”), at            , on            , 2023, at the offices of Latham & Watkins LLP located at 1271 6th Avenue, New York, New York 10020, or at such other time, on such other date and at such other place to which the meeting may be adjourned. We are also planning for the meeting to be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.

As further described in the accompanying proxy statement/prospectus, in connection with the Domestication (as such term is defined below), at least one day prior to the Closing Date (as described below), among other things, (i) all of the outstanding shares of 10X II will be converted into common stock of a Delaware corporation and (ii) the governing documents of 10X II will be amended and restated. In connection with the Domestication, 10X II will change its name to “African Agriculture Holdings Inc.” As used in the accompanying proxy statement/prospectus, “AFRAG PubCo” refers to 10X II after giving effect to the Domestication.

At the extraordinary general meeting, 10X II shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Agreement and Plan of Merger, dated as of November 2, 2022, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of January 3, 2023 (as further amended from time to time the “Merger Agreement”), by and among 10X II, 10X AA Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and African Agriculture Inc., a Delaware corporation (“AFRAG”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby, and to vote upon a proposal to approve the Domestication, which is referred to herein as the “Domestication Proposal.”

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Merger Agreement, the following transactions will occur:

(1)    At least one day prior to the Closing Date, 10X II will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) (for further details, see “Proposal No. 2 — The Domestication Proposal”).

(2)    On the Closing Date, Merger Sub will merge with and into AFRAG (the “Merger”), with AFRAG being the surviving company. After giving effect to such Merger, AFRAG shall be a wholly owned subsidiary of AFRAG PubCo. In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of common stock of AFRAG issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of common stock of AFRAG PubCo (“AFRAG PubCo Common Stock”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the sum of (1) $450,000,000 and (2) the aggregate amount of any Company Pre-Closing Financing (as defined in the Merger Agreement) by (ii) ten dollars ($10.00) by (y) the sum, without duplication, of the aggregate number of shares of AFRAG common stock that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon the exercise or settlement of options or restricted stock units of AFRAG (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, or (iii) issuable upon conversion of any AFRAG convertible note issued prior to the date of the Merger Agreement and outstanding at the Effective Time.

In addition to the Business Combination Proposal and the Domestication Proposal, you will also be asked to consider and vote upon (a) a proposal to adopt the proposed new certificate of incorporation of AFRAG PubCo upon the Domestication (the “Proposed Charter”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, which is referred to herein as the “Charter Amendment Proposal”, (b) eight separate proposals to approve material differences between 10X II’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the Proposed Charter, which are referred to herein collectively as “Advisory Charter Proposals”, (c) a proposal to approve, for purpose of complying with Nasdaq Listing Rule 5635, the issuance of AFRAG PubCo Common Stock in connection with the Business Combination and the SEPA, which is referred to herein as the “Nasdaq Proposal,” (d) a proposal to approve and adopt the African Agriculture Holdings Inc. 2023 Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex L, which is referred to herein as the “Equity Incentive Plan Proposal,” and (e) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to 10X II shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient 10X II ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from 10X II shareholders in favor of one or more of the proposals at the extraordinary general meeting.

In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to the closing of the Business Combination, the Amended and Restated Registration Rights Agreement, the Acquiror Support Agreement, the AFRAG Support Agreement, the AFRAG Lock-Up Agreements, the Standby Equity Purchase Agreement and the Forward Purchase Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal — Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Governing Documents, a holder of 10X II’s public shares (a “public shareholder”) may request that 10X II redeem all or a portion of such public shares for cash if the Business Combination is consummated. In order to redeem public shares underlying units, holders of units must elect to separate their units into the underlying public shares and warrants prior to exercising redemption rights with respect to such public shares. Holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), 10X II’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their public shares regardless of whether they vote “for” or “against” the Business Combination Proposal, or do not vote at all, and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, 10X II will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of 10X II’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $22.4 million of funds in the Trust Account and 2,119,553 public shares subject to possible redemption, in each case, as of October 3, 2023, this would have amounted to approximately $10.57 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of AFRAG PubCo Common Stock will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of 10X II — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Acquiror Support Agreement (each as defined in the accompanying proxy statement/prospectus), agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination and not to redeem any public shares they own. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Initial Shareholders own 61.3% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

10X II is providing the accompanying proxy statement/prospectus and accompanying proxy card to 10X II’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by 10X II’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of 10X II’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 34 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of 10X II has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Domestication, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger and the Domestication, and “FOR” all other proposals presented to 10X II’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of 10X II, you should keep in mind that 10X II’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X II’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of the Domestication Proposal and Charter Amendment Proposal each require a special resolution under Cayman Islands Companies Law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share. The approval of each of the Business Combination Proposal, each Advisory Charter Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Additionally, the Advisory Charter Proposals are conditioned on the approval of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

ALL HOLDERS OF PUBLIC SHARES HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD PUBLIC SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS, (2) DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT, AND (3) TENDER YOUR SHARES TO 10X II’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of 10X II’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
Hans Thomas
Chief Executive Officer and Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated            , 2023 and is first being mailed to shareholders on or about            , 2023.

10X CAPITAL VENTURE ACQUISITION CORP. II

A Cayman Islands Exempted Company
(Company Number 371477)
1 World Trade Center, 85th Floor
New York, New York 10007

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON            , 2023

TO THE SHAREHOLDERS OF 10X CAPITAL VENTURE ACQUISITION CORP. II:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of 10X Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“10X II”), will be held at            , Eastern Time, on            , 2023, at the offices of Latham & Watkins LLP located at 1271 6th Avenue, New York, New York 10020. The extraordinary general meeting may also be attended through a “virtual” or online method. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting            . You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by an ordinary resolution under Cayman Islands Companies Law, 10X II’s entry into the Merger Agreement, dated as of November 2, 2022 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among 10X II, 10X AA Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and African Agriculture, Inc., a Delaware corporation (“AFRAG”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of 10X II as an exempted company in the Cayman Islands and the continuation and domestication of 10X II as a corporation in the State of Delaware at least one day prior, Merger Sub will merge with and into AFRAG, with AFRAG being the surviving company. After giving effect to such Merger, AFRAG shall be a wholly owned subsidiary of AFRAG PubCo. At Closing, each share of common stock of AFRAG issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of common stock of AFRAG PubCo (“AFRAG PubCo Common Stock”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the sum of (1) $450,000,000 and (2) the aggregate amount of any Company Pre-Closing Financing (as defined in the Merger Agreement) by (ii) ten dollars ($10.00) by (y) the sum, without duplication, of the aggregate number of shares of AFRAG common stock that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon the exercise or settlement of options or restricted stock units of AFRAG (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, or (iii) issuable upon conversion of any AFRAG convertible note issued prior to the date of the Merger Agreement and outstanding at the Effective Time, in accordance with the terms of the Merger Agreement and certain related agreements (including the Amended and Restated Registration Rights Agreement, the AFRAG Support Agreement, the Standby Equity Purchase Agreement, the Forward Purchase Agreement, the Acquiror Support Agreement, the AFRAG Lock-Up Agreements, and the African Agriculture Holdings Inc. 2023 Incentive Plan, each in the form attached to the proxy statement/prospectus as Annex E, Annex F, Annex G, Annex H, Annex I, Annex J and Annex L, respectively), and the transactions contemplated thereby.

•        Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal, as a special resolution under Cayman Islands Companies Law, that 10X II be transferred by way of continuation to Delaware pursuant to Article 47 of 10X II’s Second Amended and Restated Memorandum and Articles of Association (the “Existing Governing Documents”), Part XII of the Cayman Islands Companies Act, and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, 10X II be continued and domesticated as a corporation under the laws of the State of Delaware.

•        Proposal No. 3 — Charter Amendment Proposal — to consider and vote upon a proposal, as a special resolution under Cayman Islands Companies Law, to approve the amendment and restatement of the Existing Governing Documents by their deletion and replacement with the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Charter”) and bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of AFRAG PubCo, which, if approved, would take effect immediately after the Domestication.

•        Proposal No. 4 — Advisory Charter Proposals — to consider and vote, on a non-binding advisory basis, upon the following seven (7) separate resolutions to approve material differences between the Proposed Charter and the Existing Governing Documents:

•        Advisory Charter Proposal 4A — to increase the authorized share capital of 10X II from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 300,000,000 shares of common stock, par value $0.0001 per share, of AFRAG PubCo and 50,000,000 shares of preferred stock, par value $0.0001 per share, of AFRAG PubCo.

•        Advisory Charter Proposal 4B — to authorize the board of directors of AFRAG PubCo (the “AFRAG PubCo Board”) to issue any or all shares of AFRAG PubCo preferred stock in one or more series, with such terms and conditions as may be expressly determined by the AFRAG PubCo Board and as may be permitted by the DGCL.

•        Advisory Charter Proposal 4C — to permit removal of a director only for cause and only by the affirmative vote of the holders of at a majority of the voting power of all of the outstanding shares of voting stock of AFRAG PubCo entitled to vote at an election of directors, voting together as a single class.

•        Advisory Charter Proposal 4D — to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the AFRAG PubCo Board.

•        Advisory Charter Proposal 4E — to eliminate the ability of AFRAG PubCo stockholders to take action by written consent in lieu of a meeting.

•        Advisory Charter Proposal 4F — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the AFRAG PubCo Board present at any regular or special meeting of the AFRAG PubCo Board at which a quorum is present or (y) by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of AFRAG PubCo.

•        Advisory Charter Proposal 4G — to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of AFRAG PubCo for amendments for certain provisions of the Proposed Charter relating to: (i) actions taken by the stockholders of AFRAG PubCo, (ii) exculpation of personal liability of a director of AFRAG PubCo and indemnification of persons serving as directors or officers of AFRAG PubCo, (iii) forum for certain legal actions, (iv) renunciation of certain corporate opportunities, and (v) amendments to the Proposed Charter and Proposed Bylaws.

•        Advisory Charter Proposal 4H — to provide that the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for which the federal district courts of the United States are the exclusive forum.

•        Proposal No. 5 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under Cayman Islands Companies Law, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of AFRAG PubCo Common Stock in connection with the Business Combination and the SEPA, plus any additional shares pursuant to subscription agreements we or AFRAG may enter into prior to Closing.

•        Proposal No. 6 — The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under Cayman Islands Companies Law, the African Agriculture Holdings Inc. 2023 Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex L.

•        Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under Cayman Islands Companies Law, the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to 10X II shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient 10X II ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from 10X II shareholders in favor of one or more of the proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

These items of business are described in more detail in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on            , 2023 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to 10X II’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of 10X II’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 34 of this proxy statement/prospectus.

After careful consideration, the board of directors of 10X II has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and Domestication, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger and Domestication, and “FOR” all other proposals presented to 10X II’s shareholders in this proxy statement/prospectus.    When you consider the recommendation of these proposals by the board of directors of 10X II, you should keep in mind that 10X II’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X II’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder may request that 10X II redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental, 10X II’s transfer agent, in which you (i) request that 10X II redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (iii) deliver your public shares to Continental, 10X II’s transfer agent, physically or electronically through The Depository Trust Company; and

(iii)   deliver your certificates for public shares (if any) along with the redemption forms to Continental, 10X II’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to            ,            Time, on            , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, 10X II’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, 10X II’s transfer agent, AFRAG PubCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of 10X II’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $22.4 million of funds in the Trust Account and 2,119,553 public shares subject to possible redemption, in each case, as of October 3, 2023, this would have amounted to approximately $10.57 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of AFRAG PubCo Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of 10X II — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Our Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination and not to redeem any public shares they own. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 61.3% of the issued and outstanding ordinary shares. Accordingly, 10X II would not need any of the public shares to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum of shares of 10X II ordinary shares, constituted by the holders of one-third of outstanding shares, is present at the extraordinary general meeting, 10X II would not need any of the public shares to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Merger is conditioned upon, among other things, approval of the Condition Precedent Proposals). See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

The approval of the Domestication Proposal and Charter Amendment Proposal each requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share. The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing VCXA.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of 10X Capital Venture Acquisition Corp. II,

Hans Thomas
Chief Executive Officer and Chairman of the Board of Directors

ALL HOLDERS OF PUBLIC SHARES HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD PUBLIC SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS, (2) DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT, AND (3) TENDER YOUR SHARES TO 10X II’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning 10X II, without charge, by written request to 10X Capital Venture Acquisition Corp. II, 1 World Trade Center, 85th Floor, New York, New York 10007, or by telephone request at (212) 257-0069; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing VCXA.info@investor.morrowsodali.com or from the SEC through the SEC website at http://www.sec.gov.

In order for 10X II’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of 10X II to be held on            , 2023, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by            , 2023.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, the following terms shall have the following meanings:

•        “10X II,” “we,” “us” or “our” means 10X Capital Venture Acquisition Corp. II, a Cayman Islands exempted company, prior to the consummation of the Business Combination;

•        “10X II Board” means 10X II’s board of directors;

•        “10X II warrant agreement” means the warrant agreement, dated August 10, 2021, between 10X II and Continental Stock Transfer & Trust Company, as warrant agent, which sets forth the expiration and exercise price of and procedure for exercising the warrants;

•        “2023 Plan” means the African Agriculture Holdings Inc. 2023 Incentive Plan, to be considered for adoption and approval by the shareholders pursuant to the Equity Incentive Plan Proposal;

•        “AFRAG” means African Agriculture, Inc., a Delaware corporation;

•        “AFRAG Common Stock” means the common stock, par value $0.0001 per share, of AFRAG;

•        “AFRAG Holders” mean the holders of AFRAG Common Stock immediately prior to the Closing;

•        “AFRAG PubCo” means 10X II upon and after the Domestication;

•        “AFRAG PubCo Board” means the board of directors of AFRAG PubCo;

•        “AFRAG PubCo Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of AFRAG PubCo upon Domestication, which will convert into shares of AFRAG PubCo Common Stock, on a one-for-one basis, in connection with the Merger;

•        “AFRAG PubCo Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of AFRAG PubCo upon Domestication, which will convert into shares of AFRAG PubCo Common Stock, on a one-for-one basis, in connection with the Merger;

•        “AFRAG PubCo Common Stock” means the common stock, par value $0.0001 per share, of AFRAG PubCo upon consummation of the Merger;

•        “AFRAG PubCo warrants” means, prior to the Closing, warrants to purchase shares of AFRAG PubCo Class A Common Stock and, after the Closing, warrants to purchase shares of AFRAG PubCo Common Stock.

•        “AFRAG Sponsor Promissory Note” means that certain promissory note, dated January 3, 2023, as amended May 3, 2023, issued by AFRAG to the Sponsor in the principal amount of $750,000 and as amended and restated on September 8, 2023.

•        “Anchor Investors” means certain qualified institutional buyers who purchased 10X II units in connection with 10X II’s initial public offering.

•        “Business Combination” means the Domestication, the Merger and the other transactions contemplated by the Merger Agreement, collectively;

•        “Cayman Islands Companies Law” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;

•        “Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of 10X II, which will convert by operation of law into shares of AFRAG PubCo Class A Common Stock, on a one-for-one basis, in connection with the Domestication;

•        “Class B ordinary shares” or “founder shares” means the Class B ordinary shares, par value $0.0001 per share, of 10X II that were initially issued to our Sponsor in a private placement prior to our initial public offering and remain outstanding, and, in connection with the Domestication, will convert, on a one-for-one basis, into shares of AFRAG PubCo Class B Common Stock, subject to certain adjustments;

•        “Closing” means the closing of the Business Combination;

•        “Closing Date” means that date that is in no event later than the second (2nd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Closing set forth in the Merger Agreement, which are described under the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as 10X II and AFRAG may agree in writing;

•        “Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Equity Incentive Plan Proposal, collectively;

•        “Continental” means Continental Stock Transfer & Trust Company;

•        “DGCL” means the General Corporation Law of the State of Delaware;

•        “Domestication” means the transfer by way of continuation and deregistration of 10X II from the Cayman Islands and the continuation and domestication of 10X II as a corporation incorporated in the State of Delaware at least one day prior to the Merger;

•        “Effective Time” means the time at which the Merger becomes effective;

•        “Extension Meetings” means the Initial Extension Meeting and the Second Extension Meeting;

•        “Extension Redemptions” means the Initial Extension Redemption and the Second Extension Redemption;

•        “extraordinary general meeting” means the extraordinary general meeting of 10X II at          ,          Eastern Time, on          , 2023, at the offices of Latham & Watkins located at 1271 6th Avenue, New York, New York 10020, and via a virtual meeting, unless the extraordinary general meeting is adjourned, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•        “Existing Governing Documents” means the Second Amended and Restated Memorandum and Articles of Association, as amended;

•        “GAAP” means the United States generally accepted accounting principles, consistently applied;

•        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•        “Initial Extension Meeting” means the 10X II extraordinary general meeting of shareholders held on November 9, 2022, at which shareholders voted upon, among other items, a proposal to amend 10X II’s amended and restated memorandum and articles of association to extend the date by which 10X II must consummate an initial business combination;

•        “Initial Extension Redemption” means the redemption of 15,357,970 Class A ordinary shares in connection with the Initial Extension Meeting;

•        “initial public offering” means 10X II’s initial public offering that was consummated on August 13, 2021;

•        “Initial Shareholders” means the holders of the founder shares (other than the Anchor Investors);

•        “Merger” means, pursuant to the Merger Agreement, the merger of Merger Sub into AFRAG, with AFRAG surviving the Merger as a wholly owned subsidiary of AFRAG PubCo;

v

•        “Merger Agreement” means that certain Merger Agreement, dated as of November 2, 2022 (as may be amended, supplemented or otherwise modified from time to time), by and among 10X II, Merger Sub, and AFRAG;

•        “Nasdaq” means the Nasdaq Stock Market LLC;

•        “ordinary shares” means 10X II’s Class A ordinary shares and Class B ordinary shares;

•        “private placement shares” means the Class A ordinary shares sold as part of the private placement units;

•        “private placement units” means the 655,000 private placement units outstanding as of the date of this proxy statement/prospectus that were issued to the Sponsor and Cantor Fitzgerald & Co. (“Cantor”) simultaneously with the consummation of 10X II’s initial public offering, which private placement units are identical to the units sold in 10X II’s initial public offering, subject to certain limited exceptions. Each private placement unit consists of one Class A ordinary share (the private placement shares) and one-third of one redeemable warrants (the private placement warrants).

•        “private placement warrants” means the warrants sold as part of the private placement units, each such whole warrant representing the right to purchase Class A ordinary share;

•        “pro forma” means giving pro forma effect to the Business Combination, including the Merger, Domestication, and any other equity financing transactions which may be entered into prior to Closing;

•        “Proposed Bylaws” means the proposed bylaws of AFRAG PubCo to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;

•        “Proposed Charter” means the proposed certificate of incorporation of AFRAG PubCo to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

•        “Proposed Governing Documents” means the Proposed Charter and the Proposed Bylaws;

•        “public shareholders” means holders of public shares, whether acquired in 10X II’s initial public offering or acquired in the secondary market;

•        “public shares” means the currently outstanding Class A ordinary shares of 10X II sold as part of the 10X II units in its initial public offering, whether acquired in 10X II’s initial public offering or acquired in the secondary market;

•        “public warrants” means the redeemable warrants to purchase Class A ordinary shares of 10X II sold as part of the units in its initial public offering or acquired in the secondary market;

•        “record date” means            , 2023.

•        “redemption” means each redemption of public shares for cash pursuant to the Existing Governing Documents;

•        “SEC” means the Securities and Exchange Commission;

•        “Securities Act” means the Securities Act of 1933, as amended;

•        “Second Amended and Restated Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of 10X II, as amended;

•        “Second Extension Meeting” means the 10X II extraordinary general meeting of shareholders held on May 10, 2023, at which shareholders voted upon, among other items, proposals to amend 10X II’s Second Amended and Restated Memorandum and Articles of Association to (1) extend the date by which 10X II must (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, (ii) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (iii) redeem all of the Class A ordinary shares included as part of the units sold in 10X II’s initial public offering, from May 13, 2023 to February 13, 2024, (2) eliminate the limitation that 10X II shall not redeem public shares to the extent that such redemption would cause 10X II’s net tangible assets to be less than $5,000,001 following such redemptions and (3) to provide for the right of a holder of Class B ordinary shares to convert such Class B ordinary shares into Class A ordinary shares on a one-for-one basis at any time and from time to time prior to the closing of an initial business combination at the election of the holder;

•        “Second Extension Redemption” means the redemption of 2,522,477 Class A ordinary shares in connection with the Second Extension Meeting;

•        “Sponsor” means 10X Capital SPAC Sponsor II LLC, a Cayman Islands limited liability company;

•        “transfer agent” means Continental, 10X II’s transfer agent;

•        “Trust Account” means the trust account established at the consummation of 10X II’s initial public offering that holds the proceeds of the initial public offering and from the sale of private placement units and is maintained by Continental, acting as trustee;

•        “units” or “10X II units” means the units of 10X II, each unit representing one Class A ordinary share and one-third of one warrant, with such whole warrant representing the right to acquire one Class A ordinary share, that were offered and sold by 10X II in its initial public offering and in its concurrent private placement; and

•        “warrants” means the public warrants and the private placement warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to AFRAG has been provided by AFRAG and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        our ability to complete the Business Combination with AFRAG or, if we do not consummate such Business Combination, any other initial business combination;

•        satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of certain other agreements and transactions related to the Business Combination by the respective shareholders of 10X II and AFRAG; (iii) the approval by Nasdaq of our initial listing application in connection with the Business Combination; and (iv) 10X II having aggregate cash and cash commitments (including commitments under the Standby Equity Purchase Agreement (as defined herein)) of at least $10.0 million;

•        the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against 10X II and AFRAG following the announcement of the Merger Agreement and the transactions contemplated therein, that could give rise to the termination of the Merger Agreement;

•        AFRAG PubCo’s financial and business performance following the Business Combination, including financial projections and business metrics;

•        the ability to obtain and/or maintain the listing of the AFRAG PubCo’s Common Stock and the warrants on Nasdaq, and the potential liquidity and trading of such securities;

•        our public securities’ potential liquidity and trading;

•        the amount of redemptions made by public shareholders;

•        the risk that the proposed Business Combination disrupts current plans and operations of AFRAG as a result of the announcement and consummation of the proposed Business Combination;

•        the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;

•        costs related to the proposed Business Combination;

•        changes in applicable laws or regulations;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination, and AFRAG PubCo’s ability to attract and retain key personnel;

•        10X II officers and directors allocating their time to other businesses and potentially having conflicts of interest with 10X II’s business or in approving the Business Combination;

•        macroeconomic conditions resulting from the global COVID-19 pandemic;

•        substantial regulations, which are evolving, and unfavorable changes or failure by AFRAG PubCo to comply with these regulations;

•        failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

•        cyber-attacks and security vulnerabilities;

•        the effect of the novel coronavirus (“COVID-19”) pandemic on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the COVID-19 pandemic;

•        factors relating to the business, operations and financial performance of AFRAG, including:

•        AFRAG’s strategy, outlook and growth prospects;

•        AFRAG’s operational and financial targets and dividend policy;

•        general economic trends and trends in the agriculture industry and markets; and

•        the business’s financial performance following the Business Combination;

•        other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or AFRAG. There can be no assurance that future developments affecting us and/or AFRAG will be those that we and/or AFRAG have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of AFRAG) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor AFRAG undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, or makes a decision with respect to redemption of its public shares, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF 10X II

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to 10X II’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at            , on            , 2023, at the offices of Latham & Watkins LLP located at 1271 6th Avenue, New York, New York 10020 and via a virtual meeting, unless the extraordinary general meeting is adjourned.

Q:     Why am I receiving this proxy statement/prospectus?

A:     10X II shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Merger Agreement, among other things, 10X II will complete the Domestication and, at least one day after the Domestication, on the Closing Date, the parties will complete the Merger, pursuant to which each share of AFRAG Common Stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of AFRAG PubCo Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the sum of (1) $450,000,000 and (2) the aggregate amount of any Company Pre-Closing Financing (as defined in the Merger Agreement) by (ii) ten dollars ($10.00) by (y) the sum, without duplication, of the aggregate number of shares of AFRAG common stock that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon the exercise or settlement of options or restricted stock units of AFRAG (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, or (iii) issuable upon conversion of any AFRAG convertible note issued prior to the date of the Merger Agreement and outstanding at the Effective Time. For further details, see “Business Combination Proposal — Consideration to AFRAG Holders in the Business Combination.”

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Merger Agreement in its entirety.

The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and each of the Domestication Proposal and Charter Amendment Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share.

In connection with the Domestication, at least one day prior to the Closing Date, (i) each issued and outstanding Class A ordinary share of 10X II will convert by operation of law, on a one-for-one basis, into shares of AFRAG PubCo Class A Common Stock; (ii) each issued and outstanding Class B ordinary share of 10X II will convert by operation of law, on a one-for-one basis, into shares of AFRAG PubCo Class B Common Stock, subject to certain adjustments; (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of 10X II will become exercisable for AFRAG PubCo Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X II warrant agreement; (iv) the governing documents of 10X II will be amended and restated and become the certificate of incorporation and the bylaws of AFRAG PubCo as described in this proxy statement/prospectus; and (v) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the

x

bylaws that are not adopted and approved by the 10X II shareholders, other than the amendments to the 10X II governing documents that are contemplated by the Charter Amendment Proposal, which is a condition to the Closing of the Business Combination. In connection with clauses (i), (ii) and (iii), each issued and outstanding 10X II unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-third of one 10X II warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of AFRAG PubCo Common Stock and one-third of one AFRAG PubCo warrant, with such whole warrant representing the right to purchase one share of AFRAG PubCo Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the 10X II warrant agreement. In connection with the consummation of the Merger, each share of AFRAG PubCo Class A Common Stock and AFRAG PubCo Class B Common Stock will each convert into one share of AFRAG PubCo Common Stock. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least three units of 10X II, you will not be able to receive or trade a warrant when the units are separated. See “Domestication Proposal.”

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the Existing Governing Documents of 10X II?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:     What proposals are shareholders of 10X II being asked to vote upon?

A:     At the extraordinary general meeting, 10X II is asking holders of its ordinary shares to consider and vote upon fourteen (14) separate proposals:

•        a proposal to approve by ordinary resolution and adopt the Merger Agreement, including the Merger, and the transactions contemplated thereby;

•        a proposal to approve by special resolution the Domestication, and in connection therewith, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share;

•        a proposal to approve by special resolution the Charter Amendment Proposal;

•        seven (7) separate proposals to approve by ordinary resolution certain material differences between the Existing Governing Documents and the Proposed Governing Documents:

•        to authorize the change in the authorized share capital of 10X II from $55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 300,000,000 shares of AFRAG PubCo Common Stock and 50,000,000 shares of AFRAG PubCo Preferred Stock;

•        to authorize the AFRAG PubCo Board to issue any or all shares of AFRAG PubCo preferred stock in one or more series, with such terms and conditions as may be expressly determined by the AFRAG PubCo Board and as may be permitted by the DGCL;

•        to permit removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of voting stock of AFRAG PubCo entitled to vote at an election of directors, voting together as a single class;

•        to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the AFRAG PubCo Board;

•        to eliminate the ability of AFRAG PubCo stockholders to take action by written consent in lieu of a meeting;

•        to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the AFRAG PubCo Board present at any regular or special meeting of the AFRAG PubCo Board at which a quorum is present or (y) by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of AFRAG PubCo;

•        to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of AFRAG PubCo for amendments for certain provisions of the Proposed Charter relating to: (i) actions taken by the stockholders of AFRAG PubCo, (ii) exculpation of personal liability of a director of AFRAG PubCo and indemnification of persons serving as directors or officers of AFRAG PubCo, (iii) forum for certain legal actions, (iv) renunciation of certain corporate opportunities, and (v) amendments to the Proposed Charter and Proposed Bylaws; and

•        to provide that the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for which the federal district courts of the United States are the exclusive forum.

•        a proposal to approve by ordinary resolution the issuance of shares of AFRAG PubCo Common Stock in connection with the Business Combination and the SEPA, plus any additional shares pursuant to subscription agreements we or AFRAG may enter into prior to Closing, in compliance with the Nasdaq Listing Rules;

•        a proposal to approve and adopt by ordinary resolution the African Agriculture Holdings Inc. 2023 Incentive Plan; and

•        a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If 10X II’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,”, “Charter Amendment Proposal”, “The Advisory Charter Proposals,” “Nasdaq Proposal,” “Equity Incentive Plan Proposal” and “Adjournment Proposal.”

10X II will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of 10X II should read this proxy statement/prospectus carefully.

After careful consideration, the 10X II Board has determined that the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, each of the Advisory Charter Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are in the best interests of 10X II and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of 10X II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of 10X II and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     Are the proposals conditioned on one another?

A:     Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned upon the approval of each other. The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q:     Why is 10X II proposing the Business Combination?

A:     10X II is a blank check company incorporated on February 10, 2021 as a Cayman Islands exempted company and formed for the purpose of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which is referred to throughout this proxy statement/prospectus as the initial business combination. Based on 10X II’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

AFRAG is a holding company that operates principally through its wholly owned subsidiary, Les Fermes de la Teranga SA (“ LFT”). LFT is developing our initial commercial farming business based in northern Senegal focusing on the production and sale of alfalfa for cattle feed and nutrition purposes. AFRAG will sell alfalfa to owners and suppliers of cattle for feed and nutritional purposes, primarily in Senegal and the surrounding regions in Africa, the Economic Community of West African States (ECOWAS) region and the Middle East. AFRAG also initiated commercial farming business operations in Niger, with a local office establishment, business incorporation and performing initial survey work regarding land and soil fertility.

Based on its due diligence investigations of AFRAG and the industry in which it operates, including the financial and other information provided by AFRAG in the course of 10X II’s due diligence investigations, the 10X II Board believes that the Business Combination with AFRAG is in the best interests of 10X II and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “Business Combination Proposal — The 10X II Board’s Reasons for the Business Combination.”

Although the 10X II Board believes that the Business Combination with AFRAG presents a unique business combination opportunity and is in the best interests of 10X II and its shareholders, the 10X II Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal — The 10X II Board’s Reasons for the Business Combination” and “Risk Factors — Risks Related to the Business Combination and 10X II.”

Q:     Did the 10X II Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes. Although 10X II is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm that the transaction being contemplated is fair to 10X II from a financial point of view unless 10X II completes a business combination with an affiliated entity, the 10X II Board received an opinion, dated October 31, 2022, from Canaccord Genuity LLC (“Canaccord Genuity”), to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in such opinion, the Consideration (as defined in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to 10X II. Canaccord Genuity’s opinion was solely directed to and for the information of the 10X II Board (in its capacity as such) in connection with its evaluation of the Merger. Canaccord Genuity did not express any opinion as to the fairness of the transaction to the holders of any class of securities, creditors or other constituencies of 10X II, AFRAG PubCo or AFRAG. This opinion is discussed in greater detail in the section entitled “Business Combination Proposal — Opinion of the Financial Advisor to 10X II” and a copy of the fairness opinion is attached to this proxy statement/prospectus as Annex K.

The fairness opinion was partially based on financial projections prepared by AFRAG and provided to Canaccord Genuity in October 2022 to be used, at the direction of the 10X II Board, in connection with delivery of their fairness opinion. The actual results for 2022 were materially different than projected in such financial projections. Moreover, AFRAG currently expects its 2023 actual results to differ materially from the 2023 forecasts provided herein and AFRAG’s actual results for 2024 through 2027 may also differ materially from the 2024 through 2027 forecasts provided herein. See the section entitled “Business Combination Proposal — Certain AFRAG Projected Financial Information” for further information. Canaccord Genuity has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after October 31, 2022, the date of its opinion, and has no obligation to update, revise or reaffirm its opinion.

Q:     What will AFRAG’s stockholders receive in return for the Business Combination with 10X II?

A:     Following the consummation of the Domestication, and after giving effect to the Merger, AFRAG will be a wholly owned subsidiary of AFRAG PubCo. In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of common stock of AFRAG issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of common stock of AFRAG PubCo (“AFRAG PubCo Common Stock”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the sum of (1) $450,000,000 and (2) the aggregate amount of any Company Pre-Closing Financing (as defined in the Merger Agreement) by (ii) ten dollars ($10.00) by (y) the sum, without duplication, of the aggregate number of shares of AFRAG common stock that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon the exercise or settlement of options or restricted stock units of AFRAG (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, or (iii) issuable upon conversion of any AFRAG convertible note issued prior to the date of the Merger Agreement and outstanding at the Effective Time.

Q:     How will the combined company be managed following the business combination?

A:      Following the Closing, it is expected that the current management of AFRAG will become the management of AFRAG PubCo, and the AFRAG PubCo Board will consist of up to seven (7) directors, which will be divided into three classes (Class I, II and III) with each consisting of, as nearly as possible, one third of the total number of directors constituting the whole AFRAG PubCo Board. Pursuant to the Merger Agreement, the AFRAG PubCo Board will consist of all of the current directors of AFRAG plus one director to be selected by 10X II. Please see the section entitled “Management of AFRAG PubCo Following the Business Combination” for further information.

Q:     What equity stake will current 10X II shareholders and current equity holders of AFRAG hold in AFRAG PubCo immediately after the consummation of the Business Combination?

A:     As of the date of this proxy statement/prospectus, there are 9,441,220 ordinary shares issued and outstanding, which includes an aggregate of 655,000 Class A ordinary shares held by the Sponsor and Cantor through the private placement units purchased simultaneously with the consummation of the initial public offering, 4,332,328 Class B ordinary shares held by the Initial Shareholders, including the Sponsor, and 1,334,339 Class B ordinary shares held by the Anchor Investors. Prior to the consummation of the Business Combination, pursuant to the certain non-redemption agreements entered into by and among 10X II, the Sponsor, the Anchor Investors and certain other shareholders of 10X II, following approval of the Business Combination at the extraordinary general meeting, the Sponsor has agreed to transfer an aggregate of 1,358,618 Class B ordinary shares to the Anchor Investors and those certain shareholders. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 6,884,908 warrants to acquire ordinary shares, comprised of 218,333 private placement warrants held by the Sponsor and Cantor through the private placement units purchased simultaneously with the consummation of the initial public offering and 6,666,575 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of AFRAG PubCo Common Stock. Therefore, as of immediately prior to the extraordinary general meeting (without giving effect to the Business Combination and assuming that none of 10X II’s outstanding public shares are redeemed in connection with the Business Combination), 10X II’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 16,326,128 ordinary shares.

The following table illustrates varying ownership levels in AFRAG PubCo Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, assuming all public warrants and private warrants are exercised for shares of AFRAG PubCo Common Stock and the following additional assumptions:

•        Assuming No Additional Redemptions (Scenario 1):    This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares.

•        Assuming 50% Redemptions and no shares are purchased under the Forward Purchase Agreement (Scenario 2):    This presentation assumes that 1,059,777 public shares are redeemed for aggregate redemption payments of $11.1 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023 and there are no shares purchased under the Forward Purchase Agreement.

•        Assuming 50% Redemptions and all redemption shares are purchased under the Forward Purchase Agreement (Scenario 2a):    This presentation assumes that 1,059,777 public shares are presented for redemption and then purchased by Vellar under the Forward Purchase Agreement prior to being redeemed for aggregate payments of $11.1 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023.

•        Assuming Maximum Redemptions and no shares are purchased under the Forward Purchase Agreement (Scenario 3):    This presentation assumes that all 2,119,553 public shares are redeemed for aggregate redemption payments of $22.2 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023 and there are no shares purchased under the Forward Purchase Agreement.

•        Assuming Maximum Redemptions and all redemption shares are purchased under the Forward Purchase Agreement (Scenario 3a):    This presentation assumes that 2,119,553 public shares are presented for redemption and then purchased by Vellar under the Forward Purchase Agreement prior to being redeemed for aggregate payments of $22.2 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023.

See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in AFRAG PubCo will be different and totals may not add up to 100% due to rounding.

	Scenario 1		Scenario 2		Scenario 2a		Scenario 3		Scenario 3a
	Shares		Shares		Shares		Shares		Shares
10X II public stockholders(e)	2,119,553	3.4%	1,059,777	1.7%	1,059,777	1.7%	—	0.0%	—	0.0%
Cantor(c)	200,000	0.3%	200,000	0.3%	200,000	0.3%	200,000	0.3%	200,000	0.3%
Sponsor(a)	5,787,328	9.2%	5,787,328	9.4%	5,787,328	9.2%	5,787,328	9.6%	5,787,328	9.2%
Anchor Investors and other Class B stockholders(b)	1,334,339	2.1%	1,334,339	2.2%	1,334,339	2.1%	1,334,339	2.2%	1,334,339	2.1%
AFRAG stockholders(f)	45,000,000	71.7%	45,000,000	72.9%	45,000,000	71.7%	45,000,000	74.2%	45,000,000	71.7%
Vellar Opportunity Fund SPV LLC	200,000	0.3%	200,000	0.3%	1,259,777	2.0%	200,000	0.3%	2,319,553	3.7%
Yorkville(d)	100,000	0.2%	100,000	0.2%	100,000	0.2%	100,000	0.2%	100,000	0.2%
Sponsor shares due from AFRAG note(g)	1,107,716	1.8%	1,107,716	1.8%	1,107,716	1.8%	1,107,716	1.8%	1,107,716	1.8%
Private placement warrants	218,333	0.3%	218,333	0.4%	218,333	0.3%	218,333	0.4%	218,333	0.3%
Public warrants	6,666,575	10.6%	6,666,575	10.8%	6,666,575	10.6%	6,666,575	11.0%	6,666,575	10.6%
Total	62,733,844	100.0%	61,674,068	100.0%	62,733,844	100.0%	60,614,291	100.0%	62,733,844	100.0%

____________

(a)      The Sponsor owns 455,000 private placement units. Each private placement unit consists of one private placement share and one-third of one private placement warrant. The Sponsor owns 4,332,328 Class B ordinary shares. Pursuant to the certain non-redemption agreements entered into by and among 10X II, the Sponsor, the Anchor Investors and certain other shareholders of 10X II, the Sponsor agreed to transfer an aggregate of 794,088 of its Class B ordinary shares in connection with the First Extension Meeting and up to 564,530 of its Class B ordinary shares in connection with the Second Extension Meeting, in each case, to the Anchor Investors and those certain shareholders of 10X II following the approval of the Business Combination at the extraordinary general meeting of shareholders.

(b)      The Anchor Investors, in the aggregate, own 1,334,339 Class B ordinary shares as of the date of this proxy statement/prospectus. Pursuant to the several Non-Redemption Agreements entered into by and among 10X II, the Sponsor, the Anchor Investors and certain other shareholders of 10X II, the Sponsor has agreed to transfer an aggregate of 794,088 Class B ordinary shares in connection with the First Extension Meeting and up to 564,530 of its Class B ordinary shares in connection with the Second Extension Meeting, in each case, to the Anchor Investors and those certain shareholders following the approval of the Business Combination at the extraordinary general meeting of shareholders. As of the date hereof, 313,628 Class B ordinary shares are due to be transferred from Sponsor to the Anchor Investors and those certain shareholders in connection with the Second Extension Meeting.

(c)      Cantor Fitzgerald & Co. owns 200,000 private placement units. Each private placement unit consists of one private placement share and one-third of one private placement warrant.

(d)      Pursuant to the SEPA, AFRAG PubCo will pay to Yorkville a commitment fee of $1.0 million, which is to be paid on the SEPA Effective Date. AFRAG PubCo can elect to pay the commitment fee by issuing AFRAG PubCo Common Stock in an amount equal to the commitment fee divided by the average daily VWAP for the five consecutive trading days prior to the SEPA Effective Date.

(e)      Includes Class A ordinary shares owned by the Anchor Investors.

(f)      Includes shares issued to existing holders of RSUs.

(g)      Pursuant to a promissory note entered into by and between AFRAG and Sponsor, AFRAG agreed, among other things, to reimburse Sponsor on a one for one basis for the Class B ordinary shares to be transferred by Sponsor in connection with the First Extension Meeting and Second Extension Meeting in the form of newly-issued shares of AFRAG PubCo Common Stock in connection with the Closing. Up to 1,358,618 shares of AFRAG PubCo Common Stock may be issued by AFRAG PubCo to Sponsor pursuant to the promissory note, of which 1,107,716 shares have accrued as of the date hereof.

The Merger Agreement includes one condition to the Closing that is directly impacted by the redemption scenarios set forth above: 10X II must have cash and cash commitments, including funds remaining in the Trust Account (after giving effect to the completion and payment of any redemptions) of $10,000,000 at the Closing. The table below includes the computations:

	1	2	2a	3	3a
Cash on pro forma balance	$12,648	$1,171	$1,171	$—	$—
Cash commitment under Yorkville SEPA	100,000	100,000	100,000	100,000	100,000
Cash and cash commitments	112,648	101,171	101,171	100,000	100,000
Cash and cash commitments greater than $10,000,000	YES	YES	YES	YES	YES

For further details, see “Business Combination Proposal — Consideration to AFRAG Holders in the Business Combination.”

Q:     How has the announcement of the Business Combination affected the trading price of the 10X II securities?

A:     On November 1, 2022, the trading date preceding the announcement of the Business Combination, the closing prices per unit, public share, and public warrant as reported by Nasdaq were $10.04, $10.04, and $0.03, respectively. As of            , 2023, the record date for the extraordinary general meeting, the closing price for each unit, ordinary share and public warrant was $            , $            and $            , respectively. Holders of 10X II’s securities should obtain current market quotations for the securities. The market price of 10X II’s securities could vary at any time prior to Closing.

Q:     Why is 10X II proposing the Domestication?

A:     The 10X II Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the 10X II Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The 10X II Board believes that there are several reasons why a transfer by way of continuation to Delaware is in the best interests of 10X II and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, 10X II will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which 10X II will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:     What amendments will be made to the Existing Governing Documents of 10X II?

A:     The consummation of the Business Combination is conditioned upon, among other things, the Domestication. Accordingly, in addition to voting on the Business Combination, 10X II’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace 10X II’s Existing Governing Documents, in each case, under Cayman Islands Companies Law with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Advisory Charter Proposal 4A)

The share capital under the Existing Governing Documents is US$55,100 divided into 500,000,000 Class A ordinary shares of par value US$0.0001 per share, 50,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.

The Proposed Charter will authorize 300,000,000 shares of AFRAG PubCo Common Stock and 50,000,000 shares of AFRAG PubCo Preferred Stock.
	See paragraph 5 of the 10X II Second Amended and Restated Memorandum of Association.	See Article IV of the Proposed Charter.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Charter Proposal 4B)

The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by the 10X II Board. Accordingly, 10X II Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, or other distribution, voting, return of capital or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

The Proposed Charter will authorize the AFRAG PubCo Board to issue preferred stock from time to time in one or more series, and, with respect to each series, to establish the number of shares in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such series, and to increase or decrease the number of shares of any such series.

	See paragraph 5 of the 10X II Second Amended and Restated Memorandum of Association and Article 3 of the 10X II Second Amended and Restated Articles of Association.	See Article IV, subsection 3 of the Proposed Charter.
Stockholder Removal of Directors (Advisory Charter Proposal 4C)

The Existing Governing Documents provide that the members of the 10X II Board may be removed from office prior to the consummation of 10X II’s initial business combination only by the affirmative vote of the holders of a majority of the Class B ordinary shares, and following the consummation of 10X II’s initial business combination, by ordinary resolution.

The Proposed Charter will provide that a director may be removed only for cause and only by the affirmative vote of the majority of the outstanding shares entitled to vote an election of directors.
	See paragraph 29 of the 10X II Second Amended and Restated Articles of Association.	See Article V, subsection 4 of the Proposed Charter

	Existing Governing Documents	Proposed Governing Documents
Number of Directors (Advisory Charter Proposal 4D)

The Existing Governing Documents provide that the number of directors of 10X II may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares, who, being present in person or by proxy and entitled to vote, cast votes at a general meeting or a resolution passed in writing unanimously.

The Proposed Charter will provide that the number of directors will be fixed from time to time by a majority of the AFRAG PubCo Board.
	See Article 27 of the 10X II Second Amended and Restated Articles of Association.	See Article V, subsection 2 of the Proposed Charter.
Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Charter Proposal 4E)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Charter will allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.
	See Articles 22 and 23 of the 10X II Second Amended and Restated Articles of Association.	See Article VII, subsection 4 of the Proposed Charter.
Amend the Bylaws (Advisory Charter Proposal 4F)

10X II does not have bylaws, however, the Current Articles include provisions similar to the Proposed Bylaws and amendments to the Current Articles (save for Article 29 of the Current Articles) require a special resolution, being a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

The Proposed Charter will authorize the AFRAG PubCo Board to adopt, amend, alter, or repeal the Proposed Bylaws. The Proposed Bylaws can also be adopted, amended, altered or repealed by the stockholders, provided that any stockholder amendment to the Proposed Bylaws will require approval of at least two-thirds of the voting power of all of then-outstanding shares of voting stock of AFRAG PubCo.

	See Article 18 of the 10X II Second Amended and Restated Articles of Association	See Article VI of the Proposed Charter.
Amend Certain Charter Provisions (Advisory Charter Proposal 4G)

The Existing Governing Documents provide that, with limited exceptions, amendments to the 10X II Second Amended and Restated Articles require a special resolution, being a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

The Proposed Charter will provide that the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of AFRAG PubCo will be required for amendments of certain provisions of the Proposed Charter relating to: (i) actions taken by the stockholders of AFRAG PubCo, (ii) exculpation of personal liability of a director of AFRAG PubCo and indemnification of persons serving as directors or officers of AFRAG PubCo, (iii) forum for certain legal actions, (iv) renunciation of certain corporate opportunities, and (v) amendments to the Proposed Charter and Proposed Bylaws.

	Existing Governing Documents	Proposed Governing Documents
	See paragraph 18 of the 10X II Second Amended and Restated Articles of Association	See Article X of the Proposed Charter.
Exclusive Forum for Stockholder Actions (Advisory Charter Proposal 4H)

The Existing Governing Documents provide that the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Existing Governing Documents or otherwise related in any way to a holders’ share ownership in 10X II.

The Proposed Charter will provide that the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of AFRAG PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of AFRAG PubCo to AFRAG PubCo or its stockholders, (iii) any action asserting a claim against AFRAG PubCo, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, or (iv) any action asserting a claim against AFRAG PubCo, its directors, officers or employees governed by the internal affairs doctrine, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for which the federal district courts of the United States are the exclusive forum.

	See paragraph 52.1 of the 10X II Second Amended and Restated Articles of Association	See Article XI of the Proposed Charter.

Q:     How will the Domestication affect my ordinary shares, warrants and units?

A:     In connection with the Domestication, at least one day prior to the Closing Date, (i) each issued and outstanding Class A ordinary share of 10X II will convert by operation of law, on a one-for-one basis, into shares of AFRAG PubCo Class A Common Stock; (ii) each issued and outstanding Class B ordinary share of 10X II will convert by operation of law, on a one-for-one basis, into shares of AFRAG PubCo Class B Common Stock; (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of 10X II will become exercisable for AFRAG PubCo Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X II warrant agreement; and (iv) each issued and outstanding 10X II unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-third of one 10X II warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of AFRAG PubCo Common Stock and one-third of one AFRAG PubCo warrant, with such whole warrant representing the right to acquire one share of AFRAG PubCo Common Stock. In connection with the consummation of the Merger, each share of AFRAG PubCo Class A Common Stock and AFRAG PubCo Class B Common Stock will each convert into one share of AFRAG PubCo Common Stock. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least three units of 10X II, you will not be able to receive or trade a warrant when the units are separated. See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of common stock of AFRAG issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of AFRAG PubCo Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the sum of (1) $450,000,000 and (2) the aggregate amount of any Company Pre-Closing Financing (as defined in the Merger Agreement) by (ii) ten dollars ($10.00) by (y) the sum, without duplication, of the aggregate number of shares of AFRAG common stock that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon the exercise or settlement of options or restricted stock units of AFRAG (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, or (iii) issuable upon conversion of any AFRAG convertible note issued prior to the date of the Merger Agreement and outstanding at the Effective Time. For further details, see “Business Combination Proposal — Consideration to AFRAG Holders in the Business Combination.”

Q:     What are the U.S. federal income tax consequences of the Domestication?

A:     As discussed more fully under “U.S. Federal Income Tax Considerations” and subject to the qualifications, assumptions and limitations described therein, the Domestication will qualify as a reorganization (an “F Reorganization”) within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Neither 10X II nor AFRAG has sought, nor do they intend to seek, any ruling from the Internal Revenue Service (“IRS”) with respect to the qualification of the Domestication as an F Reorganization, and the closing of the Domestication or the Merger is not conditioned on the receipt of any ruling from the IRS or any opinion of counsel with respect to the qualification of the Domestication as an F Reorganization. No assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations,” U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) will be subject to Section 367(b) of the Code and, as a result:

•        A U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of less than $50,000 and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of 10X II stock entitled to vote and less than 10% of the total value of all classes of 10X II stock generally will not recognize any gain or loss and will not be required to include any part of 10X II’s earnings and profits in income in connection with the Domestication;

•        A U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of 10X II stock entitled to vote and less than 10% of the total value of all classes of 10X II stock generally will recognize gain (but not loss) on the exchange of public shares for AFRAG PubCo Class A Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend deemed paid by 10X II the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•        A U.S. Holder who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of 10X II stock entitled to vote or 10% or more of the total value of all classes of 10X II stock generally will be required to include in income as a dividend deemed paid by 10X II the “all earnings and profits amount” attributable to its public shares as a result of the Domestication.

10X II expects to have a deficit in earnings and profits on the date of the Domestication. However, it is possible that, notwithstanding 10X II’s expectations, the amount of 10X II’s cumulative net earnings and profits could be positive through the date of the Domestication. Therefore, there can be no assurance that 10X II will indeed have a deficit in earnings and profits on the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations,” based upon the composition of its income and assets, and upon a review of its financial statements, 10X II believes it likely will not be eligible for the startup exception (as defined under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations — Definition of a PFIC”) and therefore likely was a PFIC for its most recent taxable year ended on December 31, 2022 and for the taxable year which ends as a result of the Domestication. In such case, notwithstanding the U.S. federal income tax consequences of the Domestication discussed above, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of public shares or public warrants for AFRAG PubCo Class A Common Stock or AFRAG PubCo warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations — QEF Election and Mark-to-Market Election” with respect to their public shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, none of the elections available for Class A ordinary shares might apply to public warrants, and the application of the PFIC rules to public warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations — U.S. Holders.”

Each U.S. Holder of public shares or public warrants is urged to consult its tax advisor concerning the treatment of the Domestication and the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of public shares and public warrants for AFRAG PubCo Class A Common Stock and AFRAG PubCo warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s AFRAG PubCo Class A Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q:     Do I have redemption rights?

A:     If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such shares would be converted into the merger consideration in connection with the Business Combination.

The Sponsor (whose members include certain of 10X II’s directors and officers) has agreed to waive its redemption rights with respect to all of its founder shares and public shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:     How do I exercise my redemption rights?

A:     In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, 10X II’s public shareholders may request that 10X II redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)     (a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental, 10X II’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)   deliver your certificates for public shares (if any) along with the redemption forms to Continental, 10X II’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to            ,             Eastern Time, on            , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, 10X II’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, 10X II’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). For illustrative purposes, based on approximately $22.4 million of funds in the Trust Account and 2,119,553 public shares subject to possible redemption, in each case, as of October 3, 2023, this would have amounted to approximately $10.57 per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting, or thereafter with 10X II’s consent until the Closing. If you deliver your shares for redemption to Continental, 10X II’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that 10X II’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, 10X II’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, 10X II’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, 10X II’s transfer agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of AFRAG PubCo Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold. Your public warrants will continue to be outstanding following a redemption of your public shares and will become exercisable in connection with the completion of the Business Combination, or, absent the completion of the Business Combination and the liquidation of the Trust Account, expire in accordance with their terms. The holders of public warrants have no redemption rights with respect to such securities. Based on a closing public warrant price on Nasdaq of $0.0544 as of October 9, 2023, the aggregate fair value of public warrants that can be retained by redeeming shareholders is approximately $362,662.

Q:     If I am a holder of units, can I exercise redemption rights with respect to my units?

A:     No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, 10X II’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, 10X II’s transfer agent, by            ,            Eastern Time, on            , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:     If I am a holder of warrants, can I exercise redemption rights with respect to my warrants?

A:     No. Holders of public warrants will not have redemption rights with respect to such warrants. Using the closing price of public warrants on Nasdaq of $0.0544 as of October 9, 2023, the fair value of the public warrants that can be retained by redeeming shareholders is approximately $362,662. The actual market price of the public warrants may be higher or lower on the date that public warrant holders seek to sell such public warrants. Additionally, 10X II cannot assure the holders of public warrants that they will be able to sell their public warrants in the open market as there may not be sufficient liquidity in such securities when holders of public warrants wish to sell their public warrants. Further, while the level of redemptions of public shares will not directly change the value of the public warrants because the public warrants will remain outstanding regardless of the level of redemptions. Additionally, as redemptions of public shares increase, the holders of public warrants who exercise such public warrants will ultimately own a greater interest in AFRAG PubCo Common Stock because there would be fewer shares outstanding overall.

Q:     How do the public warrants differ from the private placement warrants and what are the related risks for any public warrant holders post Business Combination?

A:     The public warrants are identical to the private placement warrants in material terms and provisions, except that the private placement warrants will not be redeemable by AFRAG PubCo so long as they are held by the Sponsor, Cantor or any of their permitted transferees. If the private placement warrants are held by holders other than the Sponsor, Cantor or any of their permitted transferees, the private placement warrants will be redeemable by AFRAG PubCo and exercisable by the holders of such private placement warrants on the same basis as the public warrants. The Sponsor has agreed not to transfer, assign or sell any of the private placement warrants, including the AFRAG PubCo common stock issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the Closing. Further, the private placement warrants are not exercisable more than five years from the effective date of the registration statement for 10X II’s initial public offering in accordance with FINRA Rule 5110(g)(8).

Following the Closing, AFRAG PubCo may redeem your public warrants prior to their exercise at any time, including a time that may be disadvantageous to you thereby making such warrants worthless. AFRAG PubCo will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per public warrant, provided that the closing price of AFRAG PubCo Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading day period ending on the third trading day prior to proper notice of such redemption, provided that certain other conditions are met. If and when the warrants become redeemable, AFRAG PubCo may not exercise its redemption right unless there is a current registration statement in effect with respect to the shares of AFRAG PubCo Common Stock underlying such warrants.

10X II is registering the AFRAG PubCo Common Stock issuable upon the exercise of the warrants in the registration statement of which this proxy statement/prospectus forms a part. Pursuant to the 10X II warrant agreement, AFRAG PubCo is required to maintain a current prospectus relating to those shares until the warrants expire or are redeemed. If a registration statement covering the shares issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, holders of warrants may, until such time as there is an effective registration statement and during any period when AFRAG PubCo will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In the event AFRAG PubCo determines to redeem the warrants, holders would be notified of such redemption as described in the 10X II warrant agreement. AFRAG PubCo would be required to fix a date for the redemption and mail a notice of redemption not less than 30 days prior to the redemption date to the registered holders of the warrants at their last addresses as they appear on the registration books. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via AFRAG PubCo posting of the redemption notice to DTC.

Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor, Cantor or their permitted transferees.

See “Description of the AFRAG PubCo Securities — Warrants — Public Shareholders’ Warrants” and “Risk Factors — AFRAG PubCo may redeem a warrant holder’s unexpired warrants prior to their exercise at a time that may be disadvantageous to such warrant holder, thereby making its warrants worthless.”

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of exercising your redemption rights with respect to your public shares to receive cash from the Trust Account in exchange for AFRAG PubCo Common Stock (received in exchange for such public shares upon the Domestication) depend on your particular facts and circumstances. It is possible that you may be treated as selling such AFRAG PubCo Common Stock and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of AFRAG PubCo Common Stock that you own or are deemed to own before and after the redemption (including through the ownership of AFRAG PubCo warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur prior to the redemption of any shareholder, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) exercising redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares in 10X II for shares of Class A common stock of AFRAG PubCo and therefore be subject to the potential tax consequences of Section 367 of the Code as well as the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations — U.S. Holders.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:     How are the funds in the Trust Account currently being held?

A:     The funds in the Trust Account have, since the IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less, in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1944, as amended (the “Investment Company Act”) or in an interest-bearing demand deposit account.

On March 30, 2022, the SEC issued proposed rules relating to, among other matters, the extent to which special purpose acquisition companies (“SPACs”), like 10X II, could become subject to regulation under the Investment Company Act. The SEC’s proposed rules would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that they satisfy certain conditions that limit a company’s duration, asset composition, business purpose and activities. The duration component of the proposed safe harbor rule would require 10X II to file a Current Report on Form 8-K with the SEC announcing that it has entered into an agreement with the target company (or companies) to engage in an initial business combination no later than eighteen (18) months after the effective date of 10X II’s registration statement for its initial public offering. 10X II would then be required to complete its initial business combination no later than twenty-four (24) months after the effective date of its registration statement for its initial public offering. The SEC has indicated that it believes that there are serious questions concerning the applicability of the Investment Company Act to SPACs, including a company like 10X II, that does not complete its initial business combination within the proposed time frame set forth in the proposed safe harbor rule. As a result, it is possible that a claim could be made that 10X II has been operating as an unregistered investment company. It is also possible that the investment of funds from the IPO during 10X II’s life as a blank check company, and the earning and use of interest from such investment, both of which will likely continue until 10X II consummates an initial business combination, could increase the likelihood of 10X II being found to have been operating as an unregistered investment company more than if 10X II sought to potentially mitigate this risk by holding such funds as cash.

In order to mitigate the potential risks of 10X II being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), 10X II has determined to instruct Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations and money market funds held in the Trust Account on August 8, 2023 and to hold all funds in the Trust Account in cash in an interest-bearing demand deposit account until the earlier of consummation of 10X II’s initial business combination or liquidation. Interest on such demand deposit accounts is variable, and 10X II cannot assure you that such rate of interest will not decrease or increase significantly. As a result, following such liquidation, 10X II may receive less interest on the funds held in the Trust Account, which would reduce the dollar amount public shareholders would receive upon any redemption or liquidation of 10X II.

In addition, even prior to the 24-month anniversary of the effective date of the IPO Registration Statement, 10X II may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, there is a greater risk that 10X II may be considered an unregistered investment company, in which case it may be required to liquidate. For more information, see the section entitled “Risk Factors — If 10X II is deemed to be an investment company for purposes of the Investment Company Act, it may be forced to abandon its efforts to consummate an initial business combination and instead be required to liquidate 10X II. To avoid that result, 10X II has determined to instruct Continental to liquidate the securities held in the Trust Account on August 8, 2023 and instead hold all funds in the Trust Account in an interest-bearing demand deposit account. Interest on such demand deposit accounts is variable, and 10X II cannot assure you that such rate will not decrease or increase significantly. As a result, following the liquidation, 10X II may receive less interest on the funds held in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of 10X II.”

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     Following the closing of 10X II’s initial public offering, an amount equal to $200 million ($10.00 per unit) of the net proceeds from 10X II’s initial public offering and the sale of the private placement units was placed in the Trust Account. On November 9, 2022, 10X II held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend 10X II’s Existing Governing Documents to extend the date by which 10X II must consummate an initial business combination. In connection with the Initial Extension Meeting and subsequent redemption, a total of 212 10X II shareholders elected to redeem an aggregate of 15,357,970 public shares. In connection with the Second Extension Meeting and subsequent redemption, a total of 96 10X II shareholders elected to redeem an aggregate of 2,522,477 public shares. Following the Extension Redemptions, 10X II had approximately $21.9 million left in its Trust Account, all of which was held in U.S. treasury securities. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete the Business Combination or any other initial business combination by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

Any Trust Account proceeds remaining following redemptions of public shares and the payment of transaction expenses and the payment of principal or interest due on indebtedness incurred in completing the Business Combination, if any, will be released to us to fund the operations of the combined company following the Closing. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q:     What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:     The public shareholders are not required to vote “FOR” the Business Combination or vote at all in order to exercise their redemption rights and public shareholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

On November 9, 2022, 10X II held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend 10X II’s Existing Governing Documents to extend the date by which 10X II must consummate an initial business combination. In connection with the Initial Extension Meeting and subsequent redemption, a total of 212 10X II shareholders elected to redeem an aggregate of 15,357,970 public shares. In connection with the Second Extension Meeting and subsequent redemption, a total of 96 10X II shareholders elected to redeem an aggregate of 2,522,477 public shares. Following the Extension Redemptions, 10X II had approximately $21.9 million left in its Trust Account.

As a result of redemptions, the trading market for the AFRAG PubCo Common Stock may be less liquid than the market for the public shares was prior to the consummation of the Business Combination and AFRAG PubCo may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into AFRAG’s business will be reduced. If the Trust Account proceeds that would be available to AFRAG following the redemption deadline are less than expected, AFRAG PubCo will have less cash available to pursue its anticipated growth strategies and new initiatives. As a result, AFRAG PubCo’s results of operations and financial condition may be worse than projected.

The table below presents the trust value per share to a public shareholder that elects not to redeem across a range of redemptions scenarios as detailed below. For purposes of calculating the redemption scenarios, the trust value date as of May 25, 2023 is used because such date is the date the redemption requests in connection with the Extension Meetings were effectuated.

•        Assuming No Additional Redemptions (Scenario 1):    This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares.

•        Assuming 50% Redemptions and no shares are purchased under the Forward Purchase Agreement (Scenario 2):    This presentation assumes that 1,059,777 public shares are redeemed for aggregate redemption payments of $11.1 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023 and there are no shares purchased under the Forward Purchase Agreement.

•        Assuming 50% Redemptions and all redemption shares are purchased under the Forward Purchase Agreement (Scenario 2a):    This presentation assumes that 1,059,777 public shares are presented for redemption and then purchased by Vellar under the Forward Purchase Agreement prior to being redeemed for aggregate payments of $11.1 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023.

•        Assuming Maximum Redemptions and no shares are purchased under the Forward Purchase Agreement (Scenario 3):    This presentation assumes that all 2,119,553 public shares are redeemed for aggregate redemption payments of $22.2 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023 and there are no shares purchased under the Forward Purchase Agreement.

•        Assuming Maximum Redemptions and all redemption shares are purchased under the Forward Purchase Agreement (Scenario 3a):    This presentation assumes that 2,119,553 public shares are presented for redemption and then purchased by Vellar under the Forward Purchase Agreement prior to being redeemed for aggregate payments of $22.2 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023.

Per Share Value
Trust value	$22,181,952
Total public shares subject to redemption	2,119,553
Trust value per ordinary share	$10.47
	Scenario 1	Scenario 2	Scenario 2a	Scenario 3	Scenario 3a
Redemptions ($)(1)	—	11,090,976	11,090,976	22,181,952	22,181,952
Redemptions (shares)	—	1,059,777		2,119,553	—
Cash left in Trust Account(2)	22,181,952	11,090,976	11,090,976	—	—
Public shares post redemptions	2,119,553	1,059,777	2,119,553	—	2,119,553
Trust Value Per Share	10.47	10.47	5.24	—	—
Effective underwriting commission(3)	32%	64%	64%	—	—

____________

(1)      Under scenarios 2a and 3a these amounts represent funds advanced to the FPA counterparty.

(2)      Net of the payment of the deferred underwriters commission, estimated transaction costs and repayment of the short-term notes in aggregate of approximately $9.2 million.

(3)      Calculated as deferred underwriting commission of approximately $7.0 million divided by Cash left in the Trust Account post redemption, gross of the payment of the costs noted in 2 above.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the 10X II shareholders of the Condition Precedent Proposals being obtained; (ii) the completion of the offer to redeem the Class A ordinary shares of 10X II; (iii) the AFRAG PubCo Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq; and (iv) 10X II having aggregate cash and cash commitments (including commitments under the Standby Equity Purchase Agreement) of at least $10.0 million. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, if these conditions are not satisfied the Merger Agreement could terminate and the Business Combination may not be consummated. It is a condition of the consummation of the Business Combination that 10X II receive confirmation from Nasdaq that the AFRAG PubCo Common Stock has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that 10X II will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination is waived by the applicable parties. We cannot assure you that, at the time of the extraordinary general meeting of 10X II, we will have received confirmation that the AFRAG PubCo Common Stock has been approved, or that the parties will obtain prior to the consummation of the Business Combination approval, for listing on Nasdaq, and it is possible that such condition to the consummation of the Business Combination may be waived by the parties. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in the accompanying proxy statement/prospectus without such confirmation, and, further it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived by the parties and therefore the shares of AFRAG PubCo Common Stock would not be listed on any nationally recognized securities exchange.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:     What governmental and regulatory approvals are required?

A:     Neither 10X II nor AFRAG is currently aware of any material regulatory approvals or actions that are required for completion of the Business Combination. Under the terms of the Merger Agreement, the Business Combination cannot be completed until the applicable waiting period under the HSR Act has expired or been terminated. However, since the date of the Merger Agreement, the parties to the Merger Agreement have determined, based on currently available information, that one or more exemptions under the HSR Act apply to the Business Combination and, accordingly, no HSR Act filing is required. As a result, the parties to the Merger Agreement do not expect consummation of the Business Combination to be conditioned on the expiration or termination of any waiting period under the HSR Act. For more information, see “Business Combination Proposal — Regulatory Matters.”

Q:     When do you expect the Business Combination to be completed?

A:     It is currently expected that the Business Combination will be consummated in the second half of 2023. This date depends on, among other things, the approval of the proposals to be put to 10X II shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to 10X II shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient 10X II ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from 10X II shareholders in favor of one or more of the proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:     What happens if the Business Combination is not consummated?

A:     10X II will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the applicable parties in accordance with the terms of the Merger Agreement. If the Merger Agreement is terminated before the Business Combination is completed, 10X II will remain a Cayman Islands exempted company and will search for an alternate initial business combination. If 10X II is not able to consummate the Business Combination with AFRAG nor able to complete another business combination by February 13, 2024, in each case, as such date may be extended pursuant to our Existing Governing Documents, 10X II will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the 10X II Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law.

Q:     Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:     Neither 10X II’s shareholders nor 10X II’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Q:     What do I need to do now?

A:     10X II urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. 10X II’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     How do I vote?

A:     If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person or virtually at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:     When and where will the extraordinary general meeting be held?

A:     The extraordinary general meeting will be held at            ,            Eastern Time, on            , 2023 at the offices of Latham & Watkins LLP located at 1271 6th Avenue, New York, New York 10020, and virtually via live webcast at            , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:     Who is entitled to vote at the extraordinary general meeting?

A:     We have fixed the close of business on            , 2023 as the record date for the extraordinary general meeting. If you were a shareholder of 10X II at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:     How many votes do I have?

A:     10X II shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date; provided that holders of Class B ordinary shares will have ten votes per share solely with respect to the Domestication Proposal. As of the close of business on the record date for the extraordinary general meeting, there were            ordinary shares issued and outstanding, of which were issued and outstanding public shares and            were Class B ordinary shares.

Q:     What constitutes a quorum?

A:     A quorum of 10X II’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting,            ordinary shares would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the extraordinary general meeting?

A:     The following votes are required for each proposal at the extraordinary general meeting:

(i)     Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)    Domestication Proposal:    The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share.

(iii)   Charter Amendment Proposal:    The approval of the Charter Amendment Proposal requires a special resolution, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)   Advisory Charter Proposals:    The separate approval of each of the Advisory Charter Proposals requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)   Nasdaq Proposal:    The approval of the Nasdaq Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)    Equity Incentive Plan Proposal:    The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)   Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

As of the record date, 10X II had            ordinary shares issued and outstanding. 10X II shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date, except with respect to the Domestication Proposal whereby each Class B ordinary shareholder will be entitled to ten votes per one Class B ordinary share. 5,332,328 ordinary shares are subject to the Acquiror

Support Agreement, pursuant to which the Initial Shareholders have agreed to vote all of their shares in favor of the Business Combination. For additional information regarding the Acquiror Support Agreement, see “Business Combination Proposal — Related Agreements — Acquiror Support Agreement.” In addition, each of the Anchor Investors has agreed to vote their aggregate 1,334,339 Class B ordinary shares in favor of the Business Combination.

Because the Initial Shareholders agreed to vote their aggregate 1,000,000 Class A ordinary shares and 4,332,328 outstanding Class B ordinary shares in favor of each of the Business Combination Proposal, the Domestication Proposal, the Advisory Charter Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal and the Anchor Investors have agreed to vote their aggregate 1,334,339 outstanding Class B ordinary shares in favor of the Business Combination, each of Business Combination Proposal, the Domestication Proposal, the Advisory Charter Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal will be approved even if none of the public shares are voted in favor of any of Business Combination Proposal, the Domestication Proposal, the Advisory Charter Proposals, the Nasdaq Proposal and the Equity Incentive Plan Proposal.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 4,720,611 shares will need to be voted in favor of the Adjournment Proposal in order to approve such proposal.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 6,294,179 shares, of which 961,851 shares are not subject to either the Acquiror Support Agreement or agreements entered into with each of the Anchor Investors, will need to be voted in favor of the Charter Amendment Proposal in order to approve the such proposal.

Solely in connection with the Domestication Proposal, the Class B ordinary shares have ten votes per share and the Class A ordinary shares have one vote per share. Because the Class B ordinary shares have ten votes per share, and because the Initial Shareholders have agreed to vote their aggregate 1,000,000 Class A ordinary shares and 4,332,328 outstanding Class B ordinary shares in favor of the Domestication Proposal and the Anchor Investors have agreed to vote their aggregate 1,334,339 outstanding Class B ordinary shares in favor of the Domestication Proposal, the Domestication Proposal will be approved even if none of the public shares are voted in favor of the Domestication Proposal.

Q:     What are the recommendations of the 10X II Board?

A:     The 10X II Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of 10X II and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of 10X II’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of 10X II and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     How do the Sponsor and the other Initial Shareholders intend to vote their shares?

A:     The Initial Shareholders have agreed to vote all their Class B ordinary shares and any other public shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (whose members include certain of 10X II’s directors and officers) and our other Initial Shareholders own 61.3% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding 10X II or its securities, the Initial Shareholders, AFRAG and/or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals.

For example, simultaneously with the execution of the Merger Agreement, 10X II and AFRAG entered into an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with Vellar Opportunity Fund SPV LLC — Series 8 (“Vellar”), a client of Cohen & Company Financial Management, LLC (“Cohen”). Pursuant to the Forward Purchase Agreement, Vellar intends, but is not obligated, to purchase through a broker in the open market 10X II’s Class A ordinary shares, including from public shareholders who elect to redeem their public shares in connection with the extraordinary general meeting to vote to approve the Business Combination, after the redemption deadline set forth in this proxy statement/prospectus and prior to the extraordinary general meeting to vote to approve the Business Combination. Pursuant to the Forward Purchase Agreement, Vellar may purchase up to 4,000,000 Class A ordinary shares, subject to automatic reduction to equal the amount of Class A ordinary shares outstanding as of the redemption deadline and subject to increase to up to 10,000,000 upon mutual agreement of 10X II and Vellar. The Forward Purchase Agreement provides that, following closing of the Business Combination, 10X II will pay to Vellar, out of funds held in the trust account, an amount equal to (x) the per-share redemption price (as determined pursuant to the Existing Governing Documents) multiplied by (y) the number of Class A ordinary shares Vellar purchases pursuant to the Forward Purchase Agreement. 10X II shall also reimburse Vellar up to $0.05 per share for expenses actually incurred in connection with Vellar’s acquisition of the shares.

10X II has agreed to file, upon the request of the Vellar, a registration statement with the SEC registering the resale of the shares acquired pursuant to the Forward Purchase Agreement. A break-up fee equal to $500,000 shall be payable, jointly and severally, by 10X II and AFRAG to Vellar in the event the Forward Purchase Agreement is terminated by either 10X II or AFRAG, subject to certain exceptions. 10X II and AFRAG may terminate the Forward Purchase Agreement, without penalty, if the number of shares tendered by public shareholders for redemption in connection with the shareholder vote to approve the Business Combination represent less than 75% of the total outstanding Class A ordinary shares subject to redemption. If the conditions for the funding of the Forward Purchase Agreement are not satisfied, or if Vellar is unable to provide the funding pursuant to the Forward Purchase Agreement or is otherwise in breach of the Forward Purchase Agreement, then it is possible that the Business Combination may not be consummated. See “Business Combination Proposal — Forward Purchase Agreement.”

Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of 10X II’s Class A ordinary shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, AFRAG and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (i) increase the likelihood of satisfaction of the requirement that the Business Combination Proposal, each Advisory Charter Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are approved by a resolution of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) increase the likelihood of satisfaction of the requirement that the Charter Amendment Proposal is approved by a resolution of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter and (iii) otherwise limit the number of public shares electing to redeem their public shares.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or purchases by any of the aforementioned persons.

Q:     What interests do 10X II’s current officers and directors have in the Business Combination?

A:     The Initial Shareholders, certain members of the 10X II Board and our officers may have interests in the Business Combination that are different from or in addition to your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•        the fact that our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for 6,666,667 Class B ordinary shares, 4,332,328 of which are currently owned by the Sponsor after the conversion of 1,000,000 Class B ordinary shares to Class A ordinary shares on May 15, 2023, and 2,973,710 of which will be owned following the consummation of the Business Combination after it transfers an aggregate of 1,358,618 Class B ordinary shares to the Anchor Investors and certain other shareholders which entered into non-redemption agreements in connection with the Extension Meetings, assuming 10X II’s board of directors elects to extend the date by which 10X II is required to consummate a business combination or dissolve until February 13, 2024. The 4,428,710 shares of AFRAG PubCo’s Common Stock that the Initial Shareholders will hold following the Business Combination, if unrestricted and freely tradable, and in the case of the shares held by the Sponsor, following expiration of the lock-up, would have had an aggregate market value of approximately $46.9 million based upon the closing price of $10.59 per public share on the Nasdaq on October 9, 2023, the most recent closing price. This represents a 1,026% gain on the Sponsor’s investment. If we do not consummate a Business Combination transaction by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents), then the founder shares will be worthless;

•        the fact that, given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the Class A ordinary shares sold as part of the units in the initial public offering, the Sponsor may earn a positive rate of return on their investment even if the AFRAG PubCo Common Stock trades below $10.00 per share and the public shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of public shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while public shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share;

•        the fact that, at the time of the initial public offering, the Initial Shareholders and certain of 10X II’s current officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ordinary shares (other than public shares) held by them if 10X II fails to complete an initial business combination by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents). The Initial Shareholders and our officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the founder shares and private placement units are dependent on the consummation of a business combination. This may incentivize such persons to complete a business combination on terms or conditions that are not in the best interest of the public shareholders;

•        the fact that Sponsor paid $4,550,000 for 455,000 private placement units (each unit comprising one Class A ordinary share and one-third of one warrant to purchase a Class A ordinary share), which, if unrestricted and freely tradable, would have had an aggregate market value of approximately $4.8 million based upon the closing price of $10.60 per public unit (although holders of the private placement units have certain rights that differ from the rights of holders of the public units) on Nasdaq on October 9, 2023, the most recent closing price, and the fact that the private placement warrants contained in the private placement units will expire worthless and the Sponsor has waived liquidation rights to the private placement shares contained in the private placement units if a business combination is not consummated by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that the Amended and Restated Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of 10X II;

•        the fact that, pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in the Proposed Charter providing for continued indemnification of 10X II’s directors and officers and (ii) continue 10X II’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that the Sponsor and 10X II’s officers and directors will lose their entire investment in 10X II and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that if the Trust Account is liquidated, including in the event 10X II is unable to complete an initial business combination by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents), the Sponsor has agreed to indemnify 10X II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which 10X II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to 10X II, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that 10X II may be entitled to distribute or pay over funds held by 10X II outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing;

•        the fact that it is currently contemplated that a designee of 10X II will serve as a director of AFRAG PubCo following the Closing. As such, in the future such person may receive any cash fees or equity awards that the AFRAG PubCo Board determines to pay its directors; and

•        the fact that the Initial Shareholders entered into the Acquiror Support Agreement pursuant to which the original lock-up period to which our Initial Shareholders are subject was amended to shorten such lock-up period to six months with respect to all of the Lock-Up Shares (as defined in this proxy statement/prospectus), after which time two-thirds of the Lock-Up Shares will be subject to the lock-up for the duration of the Second Lock-up Period (as defined in this proxy statement/prospectus).

As a result of the foregoing interests, the Sponsor and 10X II’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. Based on the closing price per share of the public shares and units on October 9, 2023 as reported on Nasdaq of $10.59 and $10.60, respectively, in the aggregate, the Sponsor and its affiliates have approximately $48.7 million at risk that depends upon the completion of a business combination. Such amount consists of: (i) 1,000,000 Class A ordinary shares, 2,973,710 Class B ordinary shares that will be held by the Sponsor following the Closing and 455,000 private placement units, (ii) $1,742,652.26 in unreimbursed out-of-pocket expenses as of October 9, 2023 and (iii) $20,000 of administrative support expense as of October 9, 2023.

These interests may influence the 10X II Board in making its recommendation that you vote in favor of the approval of the Business Combination. See the section entitled “Business Combination Proposal — Interests of 10X II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     What happens if I sell my 10X II ordinary shares before the extraordinary general meeting?

A:     The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Shareholders may send a later-dated, signed proxy card to our secretary at 1 World Trade Center, 85th Floor, New York, New York 10007 so that it is received by our secretary prior to the vote at the extraordinary general meeting (which is scheduled to take place on            , 2023) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the extraordinary general meeting?

A:     If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of AFRAG PubCo. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not consummated, you will remain a shareholder and/or warrant holder of 10X II. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:     What should I do if I receive more than one set of voting materials?

A:     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:     Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:     10X II will pay the cost of soliciting proxies for the extraordinary general meeting. 10X II has engaged Morrow Sodali LLC (“Morrow”) as proxy solicitor to assist in the solicitation of proxies for the extraordinary general meeting. 10X II has agreed to pay Morrow a fee of $15,000, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. 10X II will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. 10X II’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Where can I find the voting results of the extraordinary general meeting?

A:     The preliminary voting results will be announced at the extraordinary general meeting. 10X II will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
(Banks and brokers can call: (203) 658-9400)
Email: VCXA.info@investor.morrowsodali.com

You also may obtain additional information about 10X II from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, 10X II’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to            ,             Eastern Time, on            , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal — The Merger Agreement.”

The Parties to the Business Combination

10X II

10X II is a blank check company incorporated on February 10, 2021 as a Cayman Islands exempted entity for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout this proxy statement/prospectus as our initial business combination. Based on 10X II’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On August 13, 2021, 10X II completed its initial public offering of 20,000,000 units at a price of $10.00 per unit generating gross proceeds of $200,000,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-third of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments.

Following the closing of our initial public offering, an amount equal to $200,000,000 of the net proceeds from its initial public offering and the sale of the private placement units was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. On November 9, 2022, 10X II held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend 10X II’s Existing Governing Documents to extend the date by which 10X II must consummate an initial business combination. In connection with the Initial Extension Meeting and subsequent redemption, a total of 212 10X II shareholders elected to redeem an aggregate of 15,357,970 public shares. In connection with the Second Extension Meeting and subsequent redemption, a total of 96 10X II shareholders elected to redeem an aggregate of 2,522,477 public shares. Following the Extension Redemptions, 10X II had approximately $21.9 million left in its Trust Account, all of which was held in U.S. treasury securities. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of 10X II’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if 10X II does not complete a business combination by February 13, 2024, or (iii) the redemption of all of the public shares if 10X II is unable to complete the Business Combination or any other initial business combination by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

10X II’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “VCXAU,” “VCXA” and “VCXAW,” respectively.

10X II’s principal executive office is located at 1 World Trade Center, 85th Floor, New York, New York 10007, and its telephone number is (212) 257-0069. 10X II’s corporate website address is https://www.10XSPAC.com/. 10X II’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

AFRAG

AFRAG is a holding company that operates principally through its wholly owned subsidiary, Les Fermes de la Teranga SA (“LFT”). LFT is developing AFRAG’s initial commercial farming business based in northern Senegal focusing on the production and sale of alfalfa for cattle feed and nutrition purposes. AFRAG will sell alfalfa to owners and suppliers of cattle for feed and nutritional purposes, primarily in Senegal and the surrounding regions in Africa, the Economic Community of West African States (ECOWAS) region and the Middle East. AFRAG also initiated commercial farming business operations in Niger, with a local office establishment, business incorporation and performance of initial survey work regarding land and soil fertility.

AFRAG intends to expand its business to include aquaculture and the production of carbon offset credits. Aquaculture is the breeding, rearing, and harvesting of fish, shellfish, algae and other organisms in water environments, and AFRAG anticipates growing tilapia in its water channels and infrastructure as part of its fertigation program. AFRAG anticipates that its carbon offset production will generate carbon credits to be sold on a global carbon emission market via a reforestation program in areas in Niger designated for tree growth. AFRAG aspires to conduct a feasibility study on its environmental program to assess the viability of carbon credits as a revenue source, relative to the tree species that are indigenous to the Sahara.

AFRAG’s executive offices are located at 445 Park Avenue, Ninth Floor, New York, NY 10022, and its telephone number is (212) 745-1164.

10X AA Merger Sub

Merger Sub is a Delaware corporation and wholly owned subsidiary of 10X II formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

Merger Sub’s principal executive office is located at 1 World Trade Center, 85th Floor, New York, New York 10007, and its telephone number is (212) 257-0069.

Proposals to be put to the Shareholders of 10X II at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of 10X II and certain transactions contemplated by the Merger Agreement. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals are conditioned on the approval of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

The Business Combination Proposal

As discussed in this proxy statement/prospectus, 10X II is asking its shareholders to approve by ordinary resolution the Merger Agreement, pursuant to which, among other things, on the Closing Date, promptly following the consummation of the Domestication, Merger Sub will merge with and into AFRAG, with AFRAG surviving the Merger. After giving effect to the Merger, AFRAG shall be a wholly owned subsidiary of AFRAG PubCo. In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of common stock of AFRAG issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of AFRAG PubCo Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the sum of (1) $450,000,000 and (2) the aggregate amount of any Company Pre-Closing Financing (as defined in the Merger Agreement) by (ii) ten dollars ($10.00) by (y) the sum, without duplication, of the aggregate number of shares of AFRAG common stock that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon the exercise or settlement of options or restricted stock units of AFRAG (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, or (iii) issuable upon conversion of any AFRAG convertible note issued prior to the date of the Merger Agreement and outstanding at the Effective Time. For further details, see “Business Combination Proposal — Consideration to AFRAG Holders in the Business Combination.”

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal — The 10X II Board’s Reasons for the Business Combination,” the 10X II Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for 10X II’s initial public offering, including that the businesses of AFRAG had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Merger Agreement. For more information about the transactions contemplated by the Merger Agreement, see “Business Combination Proposal.”

Structure of the Business Combination

On the Closing Date, promptly following the consummation of the Domestication, Merger Sub will merge with and into AFRAG, with AFRAG surviving the Merger. After giving effect to the Merger, AFRAG shall be a wholly owned subsidiary of AFRAG PubCo.

Consideration to AFRAG Holders in the Business Combination

In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of common stock of AFRAG issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of AFRAG PubCo Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the sum of (1) $450,000,000 and (2) the aggregate amount of any Company Pre-Closing Financing (as defined in the Merger Agreement) by (ii) ten dollars ($10.00) by (y) the sum, without duplication, of the aggregate number of shares of AFRAG common stock that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon the exercise or settlement of options or restricted stock units of AFRAG (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, or (iii) issuable upon conversion of any AFRAG convertible note issued prior to the date of the Merger Agreement outstanding at the Effective Time. For further details, see “Business Combination Proposal — Consideration to AFRAG Holders in the Business Combination.”

AFRAG Lock-Up

At the Closing, 10X II and certain AFRAG stockholders intend to enter into the AFRAG Lock-up Agreement pursuant to which the shares of AFRAG PubCo Common Stock, to be held by such stockholder immediately after the Effective Time (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted), shall become subject to the same limitations on disposition as described with respect to the shares held by the Sponsor pursuant to the Acquiror Support Agreement.

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the 10X II shareholders of the Condition Precedent Proposals being obtained; (ii) the completion of the offer to redeem the Class A ordinary shares of 10X II; (iii) the AFRAG PubCo Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq and (iv) 10X II having aggregate cash and cash commitments (including commitments under the Standby Equity Purchase Agreement) of at least $10.0 million. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, if these conditions are not satisfied the Merger Agreement could terminate and the Business Combination may not be consummated. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Under the terms of the Merger Agreement, the Business Combination cannot be completed until the applicable waiting period under the HSR Act has expired or been terminated. However, since the date of the Merger Agreement, the parties to the Merger Agreement have determined, based on currently available information, that one or more exemptions under the HSR Act apply to the Business Combination and, accordingly, no HSR Act filing is required. As a result, the parties to the Merger Agreement do not expect consummation of the Business Combination to be conditioned on the expiration or termination of any waiting period under the HSR Act. For more information, see “Business Combination Proposal — Regulatory Matters.”

Termination of the Merger Agreement

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the closing of the Business Combination, including, among others, the following: (i) by the mutual written consent of 10X II and AFRAG, (ii) by 10X II, subject to certain exceptions, if any of the representations or warranties made by AFRAG are not true and correct or if AFRAG fails to perform any of its respective covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of 10X II cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain time periods, (iii) by AFRAG, subject to certain exceptions, if any of the representations or warranties made by 10X II are not true and correct or if 10X II fails to perform any of its covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of AFRAG cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods, (iv) by either 10X II or AFRAG subject to certain limited exceptions, if the Business Combination is not consummated by February 13, 2024 (the “Termination Date”), (v) by either 10X II or AFRAG if AFRAG stockholder approvals are not obtained at the extraordinary general meeting (subject to any adjournment or recess of the meeting); and (ix) by 10X II if the required approvals by AFRAG stockholders have not been obtained within ten (10) business days following the date that this proxy statement/prospectus is disseminated by AFRAG to its stockholders.

AFRAG will be obligated to pay 10X II a termination fee equal to 1.0% of the Merger Consideration if the Merger Agreement is terminated by 10X II pursuant to clauses (ii) or (iv) of the preceding paragraph or by AFRAG pursuant to clause (iv) of the Merger Agreement. 10X II will be obligated to pay AFRAG a termination fee equal to 1.0% of the Merger Consideration if the Merger Agreement is terminated by AFRAG pursuant to clause (iii) of the preceding paragraph. For further details, see “Business Combination Proposal — Termination.”

Domestication Proposal

As discussed in this proxy statement/prospectus, 10X II will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the 10X II Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of 10X II’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while 10X II is currently incorporated as an exempted company under the Cayman Islands Companies Law, upon Domestication, AFRAG PubCo will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being a resolution passed by the holders at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal”, “Charter Amendment Proposal” and “The Advisory Charter Proposals.”

Charter Amendment Proposal

10X II will ask its shareholders to approve and adopt by special resolution under Cayman Islands Companies Law, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the amendment and restatement of the Existing Governing Documents by their deletion and replacement with the Proposed Organizational Documents of AFRAG PubCo, which, if approved, would take effect immediately after the Domestication. The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands Companies Law, being a resolution passed by holders of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Advisory Charter Proposals

10X II will ask its shareholders to consider and vote upon proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as the following eight sub-proposals:

•        Advisory Charter Proposal 4A — to increase the authorized share capital of 10X II from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 300,000,000 shares of common stock, par value $0.0001 per share, of AFRAG PubCo and 50,000,000 shares of preferred stock, par value $0.0001 per share, of AFRAG PubCo.

•        Advisory Charter Proposal 4B — to authorize the AFRAG PubCo Board to issue any or all shares of AFRAG PubCo preferred stock in one or more series, with such terms and conditions as may be expressly determined by the AFRAG PubCo Board and as may be permitted by the DGCL.

•        Advisory Charter Proposal 4C — to permit removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of voting stock of AFRAG PubCo entitled to vote at an election of directors, voting together as a single class.

•        Advisory Charter Proposal 4D — to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the AFRAG PubCo Board.

•        Advisory Charter Proposal 4E — to eliminate the ability of AFRAG PubCo stockholders to take action by written consent in lieu of a meeting.

•        Advisory Charter Proposal 4F — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the AFRAG PubCo Board present at any regular or special meeting of the AFRAG PubCo Board at which a quorum is present or (y) by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of AFRAG PubCo.

•        Advisory Charter Proposal 4G — to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of AFRAG PubCo for amendments for certain provisions of the Proposed Charter relating to: (i) actions taken by the stockholders of AFRAG PubCo, (ii) exculpation of personal liability of a director of AFRAG PubCo and indemnification of persons serving as directors or officers of AFRAG PubCo, (iii) forum for certain legal actions, (iv) renunciation of certain corporate opportunities, and (v) amendments to the Proposed Charter and Proposed Bylaws.

•        Advisory Charter Proposal 4H — to provide that the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for which the federal district courts of the United States are the exclusive forum.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “The Advisory Charter Proposals” and the full text of the Proposed Governing Documents of AFRAG PubCo, attached hereto as Annexes C and D.

Nasdaq Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Nasdaq Proposal. Our units, public shares and public warrants are listed on Nasdaq and, as such, we are seeking shareholder approval for issuance of AFRAG PubCo Common Stock in connection with the Business Combination and the SEPA pursuant to Nasdaq Listing Rule 5635.

For additional information, see “Nasdaq Proposal.”

Equity Incentive Plan Proposal

Our shareholders are being asked to approve, by ordinary resolution, the Equity Incentive Plan Proposal. If the Equity Incentive Plan Proposal is approved, the African Agriculture Holdings Inc. 2023 Incentive Plan (the “2023 Plan”) will become effective upon the Closing and will be used by AFRAG PubCo on a going-forward basis following the Closing. A copy of the 2023 Plan is attached to the proxy statement/prospectus as Annex L.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize 10X II to consummate the Business Combination, the 10X II Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

The Adjournment Proposal is not conditioned on any other proposal.

The 10X II Board’s Reasons for the Business Combination

10X II was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The 10X II Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the 10X II Board and management to identify, acquire and operate one or more businesses. The members of the 10X II Board and management have extensive transactional of experience.

As described under “Background to the Business Combination,” the 10X II Board, in evaluating the Merger, consulted with 10X II’s management and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the 10X II Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the 10X II Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The 10X II Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of 10X II Board’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Merger Agreement, the 10X II Board received an opinion, dated October 31, 2022, from Canaccord Genuity, to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in such opinion, the Consideration (as defined in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to 10X II. This opinion is discussed in greater detail in the section entitled “Business Combination Proposal — Opinion of the Financial Advisor to 10X II” and a copy of the fairness opinion is attached to this proxy statement/prospectus as Annex K.

The 10X II Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following: AFRAG’s potential to create a leading alfalfa farming operation in Senegal and Niger, AFRAG’s ability to improve the economics of the business over time, and AFRAG’s relations with public and private partnerships in the region. The 10X II Board and management team alike were impressed with the AFRAG team during the diligence process and in their own investigation of the broader agriculture industry. More specifically, the 10X II Board took into consideration the following factors or made the following determinations, as applicable:

•        Meets the acquisition criteria that 10X II had established to evaluate prospective business combination targets;

•        Significant value creation opportunities;

•        Experienced management team;

•        Strong commitment of existing AFRAG Stockholders;

•        AFRAG’s post-Closing financial condition; and

•        Valuation supported by fairness opinion, financial analysis and due diligence.

The 10X II Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Merger including, but not limited to, the following: redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader macro risks, including AFRAG’s status as an early stage company without significant revenues, the competitive landscape, nonperformance by contract counterparties, including AFRAG’s counterparties under its water and land use arrangements, the evolutionary nature of AFRAG’s business model, and the execution risk that could create difficulties for AFRAG in effectively managing its initial buildout phase and, subsequently, managing its growth and expanding its operations. Specifically, the 10X II Board considered the following issues and risks:

•        Risk that the benefits described above may not be achieved;

•        Risk of the liquidation of 10X II;

•        Exclusivity;

•        Risk regarding the shareholder vote;

•        Closing conditions;

•        Potential litigation;

•        Fees and expenses;

•        Macroeconomic and geopolitical risk; and

•        Other risk factors.

In addition to considering the factors described above, the 10X II Board also considered that some officers and directors of 10X II might have interests in the Merger as individuals that are in addition to, and that may be different from, the interests of 10X II’s shareholders. 10X II’s independent directors reviewed and considered these interests during the negotiation of the Merger and in evaluating and unanimously approving, as members of the 10X II Board, the Merger Agreement and the transactions contemplated thereby, including the Merger.

The 10X II Board concluded that the potential benefits that it expected 10X II and its shareholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Merger. Accordingly, the 10X II Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, 10X II and its shareholders.

For more information about the 10X II Board’s decision-making process concerning the Business Combination, please see the section entitled “Business Combination Proposal — The 10X II Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Merger Agreement.

Acquiror Support Agreement

Concurrently with the execution of the Merger Agreement, 10X II entered into the Acquiror Support Agreement (the “Acquiror Support Agreement”) with AFRAG, Sponsor and the directors of 10X II (collectively, the “Class B Holders”) pursuant to which the Class B Holders agreed to, among other things, (i) vote at any meeting or pursuant to any action of written resolution of the shareholders of 10X II all of their class B ordinary shares, par value $0.0001 per share, held of record or thereafter acquired in favor of the Business Combination, the Domestication and the other Proposals and (ii) be bound by certain other covenants and agreements related to the Business Combination, in each case, on the terms and subject to the conditions set forth in the Acquiror Support Agreement. Additionally, for a period ending six months after Closing (the “First Lock-up Period”), the Class B Holders will be subject to a lock-up with respect to all of the Lock-Up Shares, and for a period beginning six months after Closing and ending twelve months after Closing (the “Second Lock-up Period”) the Class B Holders will be subject to a lock-up with respect to two-thirds of the Lock-Up Shares; provided that the lock-up shall expire upon the date on which the last reported sale price of the shares of AFRAG PubCo Common Stock exceeds $12.00 per share for any twenty (20) trading days within any consecutive thirty (30) trading day period during the Second Lock-up Period.

For further details, see “Business Combination Proposal — Related Agreements — Acquiror Support Agreement.”

AFRAG Support Agreement

AFRAG’s majority stockholder, Global Commodities & Investments Ltd., has entered into a support agreement, dated as of November 3, 2022 (the “AFRAG Support Agreement”) with 10X II and AFRAG, pursuant to which Global Commodities & Investments Ltd. agreed to (i) vote at any meeting of the stockholders of AFRAG all shares of common stock of AFRAG held of record or thereafter acquired in favor of the Proposals, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, prior to the Closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the AFRAG Support Agreement.

For further details, see “Business Combination Proposal — Related Agreements — AFRAG Support Agreement.”

Amended and Restated Registration Rights Agreement

At the Closing, AFRAG PubCo, the Sponsor and certain stockholders of AFRAG (the “New Holders” and together with the “Existing Holders”, the “Holders”) intend to enter into an Amended and Restated Registration Rights Agreement, which will supersede the registration and shareholder rights agreement between 10X II and its Initial Shareholders, pursuant to which, among other things, the Holders party thereto will be granted certain registration rights, on the terms and subject to the conditions therein.

For further details, see “Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”

Standby Equity Purchase Agreement

Concurrently with the parties entering into the Merger Agreement, 10X II entered into a Standby Equity Purchase Agreement (“SEPA”) with YA II PN, Ltd. (“Yorkville”) pursuant to which, subject to the consummation of the Business Combination, AFRAG PubCo has the option, but not the obligation, to issue, and Yorkville shall subscribe for, an aggregate amount of up to $100 million of AFRAG PubCo Common Stock at the time of AFRAG PubCo’s choosing during the term of the agreement, subject to certain limitations, including caps on issuance and subscriptions based on trading volumes. Each advance under the SEPA (an “Advance”) may be for an aggregate amount of AFRAG PubCo Common Stock purchased at 96% of the Market Price during a one-day pricing period or 97% of the Market Price during a three-day pricing period elected by AFRAG PubCo. The SEPA will continue for a term of three years commencing from the sixth trading day following the closing of the Business Combination (the “SEPA Effective Date”).

Pursuant to the SEPA, AFRAG PubCo will pay to Yorkville a commitment fee of $1.0 million, which is to be paid on the SEPA Effective Date. AFRAG PubCo can elect to pay the commitment fee by issuing AFRAG PubCo Common Stock to Yorkville in an amount equal to the commitment fee divided by the average daily VWAP for the five consecutive trading days prior to the date such payment is due.

For further details, see “Business Combination Proposal — Related Agreements — Standby Equity Purchase Agreement.”

Forward Purchase Agreement

Simultaneously with the execution of the Merger Agreement, 10X II and AFRAG entered into an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with Vellar Opportunity Fund SPV LLC — Series 8 (“Vellar”), a client of Cohen & Company Financial Management, LLC (“Cohen”). Pursuant to the Forward Purchase Agreement, Vellar intends, but is not obligated, to purchase through a broker in the open market 10X II’s Class A ordinary shares, including from public shareholders who elect to redeem their public shares (such purchased shares, the “Recycled Shares”) in connection with the extraordinary general meeting to vote to approve the Business Combination, after the redemption deadline set forth in this proxy statement/prospectus and prior to the extraordinary general meeting to vote to approve the Business Combination. Vellar may also purchase additional Shares in an issuance from 10X II (such Shares, the “Additional Shares” and, together with the Recycled Shares, the “Subject Shares”). Pursuant to the Forward Purchase Agreement, Vellar may purchase up to 4,000,000 shares, subject to automatic reduction to equal the amount of 10X II ordinary shares outstanding as of the redemption deadline and subject to increase to up to 10,000,000 upon mutual agreement of 10X II and Vellar (the “Maximum Number of Shares”). Vellar has agreed to waive any redemption rights with respect to any Subject Shares in connection with the Business Combination.

The Forward Purchase Agreement provides that on the earlier of (i) one business day after the closing of the Business Combination and (ii) the date any assets from the trust account are disbursed in connection with the Business Combination (the “Prepayment Date”), 10X II will pay to Vellar, out of funds held in its trust account, an amount (the “Prepayment Amount”) equal to (x) the price per-share paid to the public shareholders who elect to redeem their shares in connection with the extraordinary general meeting (the “Initial Price”) multiplied by (y) the number of Recycled Shares on the Prepayment Date. On the Prepayment Date, 10X II shall also pay to Vellar, out of funds held in its trust account, an amount equal to the product of (x) the greater of (a) 5% of the Maximum Number of Shares and (b) 200,000 and (y) the Initial Price (the “Share Consideration”), and Vellar shall use the Share Consideration to purchase shares of AFRAG PubCo. 10X II shall also reimburse Vellar up to $0.05 per Share for expenses actually incurred in connection with Vellar’s acquisition of the Shares.

No later than two days prior to the Prepayment Date, 10X II may request that Vellar provide it an amount in cash of up to 10% of the product of (a) all shares purchased by Vellar pursuant to the Forward Purchase Agreement and (b) the Initial Price (the “Prepayment Shortfall”) and Vellar shall pay the Prepayment Shortfall either (i) on the Prepayment Date, in which case such amount shall be deducted from the Prepayment Amount, or (ii) if Vellar submits a request prior to the Prepayment Date to register the resale of the shares it holds, one business day following the effective date of the resale registration statement. If 10X II elects to receive the Prepayment Shortfall, the Share Consideration shall be increased to the product of (x) the greater of (a) 10% of the Maximum Number of Shares and (b) 400,000 and (y) the Initial Price.

A break-up fee equal to $500,000 shall be payable, jointly and severally, by 10X II and AFRAG to Vellar in the event the Forward Purchase Agreement is terminated by either 10X II or AFRAG, subject to certain exceptions. 10X II and AFRAG may terminate the Forward Purchase Agreement, without penalty, if the number of shares tendered by public shareholders for redemption in connection with the shareholder vote to approve the Business Combination represent less than 75% of the total outstanding Class A ordinary shares subject to redemption.

For further details, see “Business Combination Proposal — Related Agreements — Forward Purchase Agreement.”

Non-Redemption Agreements

Prior to the execution of the Merger Agreement, 10X II, the Anchor Investors and certain other shareholders participated in discussions regarding non-redemption of shares in connection with the Initial Extension. Contemporaneously with the execution of the Merger Agreement, the Anchor Investors and certain other shareholders of 10X II entered into non-redemption agreements with 10X II and the Sponsor as further described under Business Combination Proposal — Background to the Business Combination — Negotiations with AFRAG.

Ownership of AFRAG PubCo

As of the date of this proxy statement/prospectus, there are 9,441,220 ordinary shares issued and outstanding, which includes an aggregate of 655,000 Class A ordinary shares held by the Sponsor and Cantor through the private placement units purchased simultaneously with the consummation of the initial public offering, 4,332,328 Class B ordinary shares held by the Initial Shareholders, including the Sponsor, and 1,334,339 Class B ordinary shares held by the Anchor Investors. Prior to the consummation of the Business Combination, pursuant to the certain non-redemption agreements entered into by and among 10X II, the Sponsor, Anchor Investors and certain other shareholders of 10X II, following approval of the Business Combination at the extraordinary general meeting, the Sponsor has agreed to transfer an aggregate of 1,358,618 Class B ordinary shares to the Anchor Investors and those certain shareholders. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 6,884,908 warrants to acquire ordinary shares, comprised of 218,333 private placement warrants held by the Sponsor and Cantor through the private placement units purchased simultaneously with the consummation of the initial public offering and 6,666,575 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of AFRAG PubCo Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of 10X II’s outstanding public shares are redeemed in connection with the Business Combination), 10X II’s fully diluted share capital would be 16,326,128 ordinary shares.

The following table illustrates varying ownership levels in AFRAG PubCo Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, assuming all public warrants and private warrants are exercised for shares of AFRAG PubCo Common Stock and the following additional assumptions:

•        Assuming No Additional Redemptions (Scenario 1):    This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares.

•        Assuming 50% Redemptions and no shares are purchased under the Forward Purchase Agreement (Scenario 2):    This presentation assumes that 1,059,777 public shares are redeemed for aggregate redemption payments of $11.1 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023 and there are no shares purchased under the Forward Purchase Agreement.

•        Assuming 50% Redemptions and all redemption shares are purchased under the Forward Purchase Agreement (Scenario 2a):    This presentation assumes that 1,059,777 public shares are presented for redemption and then purchased by Vellar under the Forward Purchase Agreement prior to being redeemed for aggregate payments of $11.1 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023.

•        Assuming Maximum Redemptions and no shares are purchased under the Forward Purchase Agreement (Scenario 3):    This presentation assumes that all 2,119,553 public shares are redeemed for aggregate redemption payments of $22.2 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023 and there are no shares purchased under the Forward Purchase Agreement.

•        Assuming Maximum Redemptions and all redemption shares are purchased under the Forward Purchase Agreement (Scenario 3a):    This presentation assumes that 2,119,553 public shares are presented for redemption and then purchased by Vellar under the Forward Purchase Agreement prior to being redeemed for aggregate payments of $22.2 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023.

See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in AFRAG PubCo will be different and totals may not add up to 100% due to rounding.

	Scenario 1		Scenario 2		Scenario 2a		Scenario 3		Scenario 3a
	Shares		Shares		Shares		Shares		Shares
10X II public stockholders(e)	2,119,553	3.4%	1,059,777	1.7%	1,059,777	1.7%	—	0.0%	—	0.0%
Cantor(c)	200,000	0.3%	200,000	0.3%	200,000	0.3%	200,000	0.3%	200,000	0.3%
Sponsor(a)	5,787,328	9.2%	5,787,328	9.4%	5,787,328	9.2%	5,787,328	9.6%	5,787,328	9.2%
Anchor Investors and other Class B stockholders(b)	1,334,339	2.1%	1,334,339	2.2%	1,334,339	2.1%	1,334,339	2.2%	1,334,339	2.1%
AFRAG stockholders(f)	45,000,000	71.7%	45,000,000	72.9%	45,000,000	71.7%	45,000,000	74.2%	45,000,000	71.7%
Vellar Opportunity Fund SPV LLC	200,000	0.3%	200,000	0.3%	1,259,777	2.0%	200,000	0.3%	2,319,553	3.7%
Yorkville(d)	100,000	0.2%	100,000	0.2%	100,000	0.2%	100,000	0.2%	100,000	0.2%
Sponsor shares due from AFRAG note(g)	1,107,716	1.8%	1,107,716	1.8%	1,107,716	1.8%	1,107,716	1.8%	1,107,716	1.8%
Private placement warrants	218,333	0.3%	218,333	0.4%	218,333	0.3%	218,333	0.4%	218,333	0.3%
Public warrants	6,666,575	10.6%	6,666,575	10.8%	6,666,575	10.6%	6,666,575	11.0%	6,666,575	10.6%
Total	62,733,844	100.0%	61,674,069	100.0%	62,733,844	100.0%	60,614,291	100.0%	62,773,844	100.0%

____________

(a)      The Sponsor owns 455,000 private placement units. Each private placement unit consists of one private placement share and one-third of one private placement warrant. The Sponsor owns 4,332,328 Class B ordinary shares. Pursuant to the certain non-redemption agreements entered into by and among 10X II, the Sponsor, the Anchor Investors and certain other shareholders of 10X II, the Sponsor agreed to transfer an aggregate of 794,088 of its Class B ordinary shares in connection with the First Extension Meeting and up to 564,530 of its Class B ordinary shares in connection with the Second Extension Meeting, in each case, to the Anchor Investors and those certain shareholders of 10X II following the approval of the Business Combination at the extraordinary general meeting of shareholders.

(b)      The Anchor Investors, in the aggregate, own 1,334,339 Class B ordinary shares as of the date of this proxy statement/prospectus. Pursuant to the several Non-Redemption Agreements entered into by and among 10X II, the Sponsor, the Anchor Investors and certain other shareholders of 10X II, the Sponsor has agreed to transfer an aggregate of 794,088 Class B ordinary shares in connection with the First Extension Meeting and up to 564,530 of its Class B ordinary shares in connection with the Second Extension Meeting, in each case, to the Anchor Investors and those certain shareholders following the approval of the Business Combination at the extraordinary general meeting of shareholders. As of the date hereof, 313,628 Class B ordinary shares are due to be transferred from Sponsor to the Anchor Investors and those certain shareholders in connection with the Second Extension Meeting.

(c)      Cantor Fitzgerald & Co. owns 200,000 private placement units. Each private placement unit consists of one private placement share and one-third of one private placement warrant.

(d)      Pursuant to the SEPA, AFRAG PubCo will pay to Yorkville a commitment fee of $1.0 million, which is to be paid on the SEPA Effective Date. AFRAG PubCo can elect to pay the commitment fee by issuing AFRAG PubCo Common Stock in an amount equal to the commitment fee divided by the average daily VWAP for the five consecutive trading days prior to the SEPA Effective Date.

(e)      Includes Class A ordinary shares owned by the Anchor Investors.

(f)      Includes shares issued to existing holders of RSUs.

(g)      Pursuant to a promissory note entered into by and between AFRAG and Sponsor, AFRAG agreed, among other things, to reimburse Sponsor on a one for one basis for the Class B ordinary shares to be transferred by Sponsor in connection with the First Extension Meeting and Second Extension Meeting in the form of newly-issued shares of AFRAG PubCo Common Stock in connection with the closing of the Business Combination. The number of shares subject to reimbursement is up to 1,358,618, of which 1,107,716 has been accrued as of the date hereof.

The Business Combination Agreement includes one condition to the Closing that is directly impacted by the redemption scenarios set forth above: 10X II must have cash and cash commitments, including funds remaining in the Trust Account (after giving effect to the completion and payment of any redemptions) of $10,000,000 at the Closing. The table below includes the computations:

	Scenarios (in thousands)
	1	2	2a	3	3a
Cash on pro forma balance	$12,648	$1,171	$1,171	$—	$—
Cash commitment under Yorkville SEPA	100,000	100,000	100,000	100,000	100,000
Cash and cash commitments	112,648	101,171	101,171	100,000	100,000
Cash and cash commitments greater than $10,000,000	YES	YES	YES	YES	YES

For further details, see “Business Combination Proposal — Consideration to AFRAG Holders in the Business Combination.”

Date, Time and Place of Extraordinary General Meeting of 10X II’s Shareholders

The extraordinary general meeting will be held at            ,            Time, on            , 2023 at the offices of Latham & Watkins LLP located at 1271 6th Avenue, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting https://www.cstproxy.com/10xcapitalii/sm2023 and using a control number assigned by Continental Stock Transfer & Trust Company, unless the extraordinary general meeting is adjourned, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

10X II shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on            , 2023, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date; provided that, solely in connection with the Domestication Proposal, holders of Class B ordinary shares will have ten votes for each Class B ordinary share owned at the close of business on the date and holders of Class A ordinary shares will have one vote for each Class A ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. 10X II’s warrants do not have voting rights. As of the close of business on the record date, there were            ordinary shares issued and outstanding, of which were issued and outstanding public shares.

Quorum and Vote of 10X II Shareholders

A quorum of 10X II shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting,            ordinary shares would be required to achieve a quorum.

The Sponsor and the other Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting.

As of the date of this proxy statement/prospectus, the Initial Shareholders own 61.3% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)     Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)    Domestication Proposal:    The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share.

(iii)   Charter Amendment Proposal:    The approval of the Charter Amendment Proposal requires a special resolution, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)   Advisory Charter Proposals:    The separate approval of each of the Advisory Charter Proposals requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)    Nasdaq Proposal:    The approval of the Nasdaq Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)   Equity Incentive Plan Proposal:    The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)  Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request that 10X II redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental, 10X II’s transfer agent, in which you (i) request that 10X II redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)   deliver your public shares to Continental, 10X II’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to            ,            Eastern Time, on            , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of 10X II’s units must elect to separate the units into the underlying public shares and public warrants prior to exercising their redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, 10X II’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date for the extraordinary general meeting. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, 10X II’s transfer agent, AFRAG PubCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $22.4 million of funds in the Trust Account and 2,119,553 public shares subject to possible redemption, in each case, following the Extension Redemptions, this would have amounted to approximately $10.57 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of AFRAG PubCo Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of 10X II — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their founder shares and their other public shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 61.3% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither 10X II shareholders nor 10X II warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. 10X II has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of 10X II — Revoking Your Proxy.”

Interests of 10X II’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the 10X II Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including 10X II’s directors, may have interests in such proposal that are different from, or in addition to, those of 10X II shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        the fact that our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for 6,666,667 Class B ordinary shares, 4,332,328 of which are currently owned by the Sponsor after the conversion of 1,000,000 Class B ordinary shares to Class A ordinary shares on May 15, 2023, and 2,973,710 of which will be owned following the consummation of the Business Combination after it transfers an aggregate of 1,358,618 Class B ordinary shares to the Anchor Investors and certain other shareholders which entered into non-redemption agreements in connection with the Extension Meetings, assuming 10X II’s board of directors elects to extend the date by which 10X II is required to consummate a business combination or dissolve until February 13, 2024. The 4,428,710 shares of AFRAG PubCo’s Common Stock that the Initial Shareholders will hold following the Business Combination, if unrestricted and freely tradable, and in the case of the shares held by the Sponsor, following expiration of the lock-up, would have had an aggregate market value of approximately $46.9 million based upon the closing price of $10.59 per public share on the Nasdaq on October 9, 2023, the most recent closing price. This represents a 1,026% gain on the Sponsor’s investment. If we do not consummate a Business Combination transaction by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents), then the founder shares will be worthless;

•        the fact that, given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the Class A ordinary shares sold as part of the units in the initial public offering, the Sponsor may earn a positive rate of return on their investment even if the AFRAG PubCo Common Stock trades below $10.00 per share and the public shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of public shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while public shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share;

•        the fact that, at the time of the initial public offering, the Initial Shareholders and certain of 10X II’s current officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ordinary shares (other than public shares) held by them if 10X II fails to complete an initial business combination by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents). The Initial Shareholders and our officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the founder shares and private placement units are dependent on the consummation of a business combination. This may incentivize such persons to complete a business combination on terms or conditions that are not in the best interest of the public shareholders;

•        the fact that Sponsor paid $4,550,000 for 455,000 private placement units (each unit comprising one Class A ordinary share and one-third of one warrant to purchase a Class A ordinary share), which, if unrestricted and freely tradable, would have had an aggregate market value of approximately $4.8 million based upon the closing price of $10.60 per public unit (although holders of the private placement units have certain rights that differ from the rights of holders of the public units) on Nasdaq on October 9, 2023, the most recent closing price, and the fact that the private placement warrants contained in the private placement units will expire worthless and the Sponsor has waived liquidation rights to the private placement shares contained in the private placement units if a business combination is not consummated by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that the Amended and Restated Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of 10X II;

•        the fact that, pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in the Proposed Charter providing for continued indemnification of 10X II’s directors and officers and (ii) continue 10X II’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that the Sponsor and 10X II’s officers and directors will lose their entire investment in 10X II and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that if the Trust Account is liquidated, including in the event 10X II is unable to complete an initial business combination by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents), the Sponsor has agreed to indemnify 10X II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which 10X II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to 10X II, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that 10X II may be entitled to distribute or pay over funds held by 10X II outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing;

•        the fact that it is currently contemplated that a designee of 10X II will serve as a director of AFRAG PubCo following the Closing. As such, in the future such person may receive any cash fees or equity awards that the AFRAG PubCo Board determines to pay its directors; and

•        the fact that the Initial Shareholders entered into the Acquiror Support Agreement pursuant to which the original lock-up period to which our Initial Shareholders are subject was amended to shorten such lock-up period to six months with respect to all of the Lock-Up Shares (as defined in this proxy statement/prospectus).

As a result of the foregoing interests, the Sponsor and 10X II’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. Based on the closing price per share of the public shares and units on October 9, 2023 as reported on Nasdaq of $10.59 and $10.60, respectively, in the aggregate, the Sponsor and its affiliates have approximately $48.7 million at risk that depends upon the completion of a business combination. Such amount consists of: (i) 1,000,000 Class A ordinary shares, 2,973,710 Class B ordinary shares that will be held by the Sponsor following the Closing and 455,000 private placement units, (ii) $1,742,652.26 in unreimbursed out-of-pocket expenses as of October 9, 2023 and (iii) $20,000 of administrative support expense as of October 9, 2023.

The Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their founder shares and their public shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 61.3% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” for more information related to the Acquiror Support Agreement.

Interests of AFRAG’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the 10X II Board in favor of approval of the Business Combination Proposal, you should keep in mind that AFRAG’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of the 10X II Shareholders and AFRAG’s stockholders generally. These interests include, among other things, the interests listed below:

•        The following individuals who are currently executive officers of AFRAG are expected to become executive officers of AFRAG PubCo upon the closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Alan Kessler	Chief Executive Officer
Harry Green	Chief Financial Officer

•        All of the members of AFRAG’s board of directors are expected to become members of the AFRAG PubCo Board upon the closing of the Business Combination.

•        Harry Green and African Discovery Group, Inc. will receive a transaction bonus equal to $400,000 and $300,000, respectively, in connection with the Business Combination and their services provided through the closing of the Business Combination (pursuant to an advisor agreement with African Discovery Group, Inc., Alan Kessler provides services to AFRAG. See “AFRAG Executive Officer and Director Compensation — Employment Agreements with Named Executive Officers — Alan Kessler” for more information).

•        Under the Merger Agreement, each AFRAG restricted stock unit will convert into an AFRAG PubCo RSU based on the applicable exchange ratio. See “Business Combination Proposal — Opinion of Financial Advisor to 10X II” for more information.

•        The amounts listed in the table below represent the number of restricted stock units to be held by each existing officer and director of AFRAG immediately following the consummation of the Business Combination.

Named Executive Officers and Directors	Number of Shares
African Discovery Group, Inc.(1)	2,700,000
Harry Green	900,000
Orim Graves	115,538
Ambassador Bisa Williams	115,538
Russell Read	115,538
Daphne Michelle Titus	115,538
Ambassador Jonathan Modest Mero	115,538

____________

(1)      The grant of restricted stock units was made to African Discovery Group, Inc. in satisfaction of equity grants contemplated in an advisor agreement with African Discovery Group, Inc., pursuant to which Alan Kessler serves as the Chief Executive Officer and chairman of the Board of Directors of AFRAG. See “AFRAG Executive Officer and Director Compensation — Employment Agreements with Named Executive Officers — Alan Kessler” for more information.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding 10X II or its securities, the Sponsor, the other Initial Shareholders, AFRAG and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. For example, simultaneously with the execution of the Merger Agreement, 10X II and AFRAG entered into an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with

Vellar Opportunity Fund SPV LLC — Series 8 (“Vellar”), a client of Cohen & Company Financial Management, LLC (“Cohen”). Pursuant to the Forward Purchase Agreement, Vellar intends, but is not obligated, to purchase through a broker in the open market 10X II’s Class A ordinary shares, including from public shareholders who elect to redeem their public shares in connection with the extraordinary general meeting to vote to approve the Business Combination, after the redemption deadline set forth in this proxy statement/prospectus and prior to the extraordinary general meeting to vote to approve the Business Combination. Pursuant to the Forward Purchase Agreement, Vellar may purchase up to 4,000,000 Class A ordinary shares, subject to automatic reduction to equal the amount of 10X II ordinary shares outstanding as of the redemption deadline and subject to increase to up to 10,000,000 upon mutual agreement of 10X II and Vellar. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the other Initial Shareholders, AFRAG and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their public shares. The purpose of such share purchases and other transactions would be (i) to increase the likelihood of satisfaction of the requirements that the Business Combination Proposal, each Advisory Charter Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) increase the likelihood of satisfaction of the requirement that the Charter Amendment Proposal is approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter and (iii) otherwise limit the number of public shares electing to be redeemed.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. 10X II will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of 10X II’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of 10X II and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Recommendation to Shareholders of 10X II

The 10X II Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of 10X II and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of 10X II’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of 10X II and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination, assuming the following scenarios, including share redemptions in connection with the Second Extension Meeting;

•        Assuming No Additional Redemptions (Scenario 1):    This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares.

•        Assuming 50% Redemptions and no shares are purchased under the Forward Purchase Agreement (Scenario 2):    This presentation assumes that 1,059,777 public shares are redeemed for aggregate redemption payments of $11.1 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023 and there are no shares purchased under the Forward Purchase Agreement.

•        Assuming 50% Redemptions and all redemption shares are purchased under the Forward Purchase Agreement (Scenario 2a):    This presentation assumes that 1,059,777 public shares are presented for redemption and then purchased by Vellar under the Forward Purchase Agreement prior to being redeemed for aggregate payments of $11.1 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023.

•        Assuming Maximum Redemptions and no shares are purchased under the Forward Purchase Agreement (Scenario 3):    This presentation assumes that all 2,119,553 public shares are redeemed for aggregate redemption payments of $22.2 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023 and there are no shares purchased under the Forward Purchase Agreement.

•        Assuming Maximum Redemptions and all redemption shares are purchased under the Forward Purchase Agreement (Scenario 3a):    This presentation assumes that 2,119,553 public shares are presented for redemption and then purchased by Vellar under the Forward Purchase Agreement prior to being redeemed for aggregate payments of $22.2 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023.

10X II will only proceed with the Business Combination if the requisite amount of the shares voted at the extraordinary general meeting are voted in favor of the Business Combination.

Sources & Uses
Scenario 1

Sources		Uses
Cash held in Trust	$22,182,000	Cash on Balance Sheet, ending	$12,262,000
Cash and cash equivalents, pre-merger	16,000	Share Redemptions at Special Meeting	—
Issuance of Shares	—	Cash Transferred to Forward Purchase Agreement Escrow	—
		Estimated Transaction Expenses	9,300,000
		Note Payoff	636,000
		Negative cash reclassed to accounts payable	—
Total sources	22,198,000	Total uses	22,198,000

Sources & Uses
Scenario 2

Sources		Uses
Cash held in Trust	$22,182,000	Cash on Balance Sheet, ending	$1,171,000
Cash and cash equivalents, pre-merger	16,000	Share Redemptions at Special Meeting	11,091,000
Issuance of Shares	—	Cash Transferred to Forward Purchase Agreement Escrow	—
		Estimated Transaction Expenses	9,300,000
		Note Payoff	636,000
		Negative cash reclassed to accounts payable	—
Total sources	$22,198,000	Total uses	$22,198,000

Sources & Uses
Scenario 2a

Sources		Uses
Cash held in Trust	$22,182,000	Cash on Balance Sheet, ending	$1,171,000
Cash and cash equivalents, pre-merger	16,000	Share Redemptions at Special Meeting	—
Issuance of Shares	—	Cash Transferred to Forward Purchase Agreement Escrow	11,091,000
		Estimated Transaction Expenses	9,300,000
		Note Payoff	636,000
		Negative cash reclassed to accounts payable	—
Total sources	$22,198,000	Total uses	$22,198,000

Sources & Uses
Scenario 3

Sources		Uses
Cash held in Trust	$22,182,000	Cash on Balance Sheet, ending	$—
Cash and cash equivalents, pre-merger	16,000	Share Redemptions at Special Meeting	22,182,000
Issuance of Shares	—	Cash Transferred to Forward Purchase Agreement Escrow	—
		Estimated Transaction Expenses	9,300,000
		Note Payoff	636,000
		Negative cash reclassed to accounts payable	(9,920,000)
Total sources	$22,198,000	Total uses	$22,198,000

Sources & Uses
Scenario 3a

Sources		Uses
Cash held in Trust	$22,182,000	Cash on Balance Sheet, ending	$—
Cash and cash equivalents, pre-merger	16,000	Share Redemptions at Special Meeting	—
Issuance of Shares	—	Cash Transferred to Forward Purchase Agreement Escrow	22,182,000
		Estimated Transaction Expenses	9,300,000
		Note Payoff	636,000
		Negative cash reclassed to accounts payable	(9,920,000)
Total sources	$22,198,000	Total uses	$22,198,000

As a result of the transactions contemplated by the Merger Agreement, 10X II expects AFRAG PubCo to add between $12,262,000 million and $0 in cash on hand on its balance sheet as discussed above. Please see “AFRAG’s Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources” for more information.

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of 10X II as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of AFRAG PubCo immediately following the Domestication will be the same as those of 10X II immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, 10X II has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing AFRAG stockholders comprising a relative majority of the voting power of the combined company, AFRAG’s operations prior to the acquisition comprising the only ongoing operations of AFRAG PubCo, AFRAG’s senior management comprising a majority of the senior management of AFRAG PubCo, and AFRAG will initially designate a majority of the board of directors of AFRAG PubCo. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of AFRAG with the Business Combination being treated as the equivalent of AFRAG issuing stock for the net assets of 10X II, accompanied by a recapitalization. The net assets of 10X II will be stated at historical costs, with no goodwill or other intangible assets recorded.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), unless a valid exception applies, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied.

Under the terms of the Merger Agreement, the Business Combination cannot be completed until the applicable waiting period under the HSR Act has expired or been terminated. However, since the date of the Merger Agreement, the parties to the Merger Agreement have determined, based on currently available information, that one or more exemptions under the HSR Act apply to the Business Combination and, accordingly, no HSR Act filing is required. As a result, the parties to the Merger Agreement do not expect consummation of the Business Combination to be conditioned on the expiration or termination of any waiting period under the HSR Act.

Accordingly, prior to the date of this proxy statement/prospectus, the parties to the Merger Agreement have waived compliance with certain covenants in the Merger Agreement to the extent that they relate to any pre-merger notification requirements under the HSR Act or obtaining termination or expiration of any waiting period thereunder. The parties to the Merger Agreement have also waived the condition to the Business Combination that the applicable waiting period under the HSR Act relating to the Merger Agreement shall have expired or been terminated. Notwithstanding the foregoing, if, prior to consummation of the Business Combination, 10X II or AFRAG reasonably determines that no valid exemption under the HSR Act applies and that the Business Combination may not be consummated unless the filing and waiting period requirements of the HSR Act have been satisfied, then 10X II and AFRAG will file the required Notification and Report Forms with the Antitrust Division and the FTC, and the Business Combination will be conditioned on the applicable waiting period under the HSR Act relating to the Merger Agreement having expired or been terminated.

Further, at any time before or after completion of the Merger, the DOJ, the FTC, or any state could request additional information or could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, to rescind the Merger or to seek divestiture of particular assets of 10X II, AFRAG PubCo, or AFRAG. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. A challenge to the Merger on antitrust grounds may be made and, if such a challenge is made, it is possible that 10X II and AFRAG will not prevail.

10X II, AFRAG and the other parties to the Merger Agreement have agreed to cooperate to resolve any objections that the FTC, the DOJ or any other governmental authority may assert under antitrust laws with respect to the transactions contemplated by the Merger Agreement, and to provide notice to and consult with each other regarding any communications from any governmental authority concerning the transactions contemplated by the Merger Agreement, and permit each other an opportunity to review, respond to and participate with respect to any meetings, proceedings or other related communications with a governmental authority.

Except as described above, neither 10X II nor AFRAG is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any required approvals or actions will be obtained.

Emerging Growth Company

10X II is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. 10X II has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, 10X II, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of 10X II’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of 10X II’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Summary of Risk Factors

In evaluating the proposals to be presented at the 10X II extraordinary general meeting, a shareholder should carefully read the risks described below, this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

Risks related to AFRAG’s business

•        We have a limited operating history on which to judge our business prospects and management, and we cannot assure you that we will achieve or sustain profitability;

•        Our business is affected by fluctuations in agricultural commodity prices, transportation costs, energy prices, interest rates, and foreign currency exchange rates, and our risk management strategies may not be successful in minimizing our exposure to these fluctuations;

•        Our earnings may be negatively impacted by declining demand for our product based on a variety of factors, including end-demand for crops, supply and quality issues, or any other reason;

•        Our use of the 20,000 hectares located at the LFT Farm is subject to a 50-year land use right provided pursuant to a Republic of Senegal Presidential Decree (as of December 31, 2022, approximately 39 years remain under this decree), which subjects us to risks including early termination or modification of such decree, which may result in a loss of anticipated future revenue, which could have an adverse effect on our ability to operate our business, our financial results and customer demand for our products and services;

•        We rely upon irrigation systems and public water sources, and in the event that the government or another regulatory body limits the Company’s ability to divert stream waters to its irrigation systems, the result could have a negative impact on the Company’s ability to continue with its agricultural operations and development plans;

•        The presence of the novel coronavirus disease, COVID-19, or any other pandemics, public health crisis or disease, such as Ebola virus or dengue, may have an adverse impact our business, including depressing demand for our products and preventing our employees, agents and consumers from travelling and conducting business activities;

•        Due to the international nature of our proposed business, we are exposed to various risks of international operations, including adverse trade policies, changes in laws, inflation, exchange controls, sovereign risk, changes in a region’s economic or political condition, and civil or political instability;

•        Adverse weather conditions, including as a result of climate change, may adversely affect the availability, quality and price of agricultural commodities and agricultural commodity products;

•        Fluctuations in agricultural commodity and other raw material and energy prices may cause volatility in our operating results; and

•        You may have difficulty effecting service of legal process, enforcing judgments or bringing actions against us and our management.

Risks Related to the Business Combination and 10X II

•        10X II’s Initial Shareholders have entered into the Acquiror Support Agreement with 10X II and AFRAG to vote in favor of the Business Combination, regardless of how 10X II’s public shareholders vote.

•        Since 10X II’s Initial Shareholders, directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of its shareholders, a conflict of interest may have existed in determining whether the Business Combination with AFRAG is appropriate as 10X II’s initial business combination. Such interests include that 10X II’s Initial Shareholders, directors and executive officers, will lose their entire investment in 10X II if the initial business combination is not completed.

•        Because AFRAG is not conducting an underwritten public offering of its securities, no underwriter has conducted due diligence of AFRAG’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

•        The consummation of the Business Combination is subject to compliance with the HSR Act, and, if certain conditions are not satisfied or waived, the Business Combination may not be completed.

•        The ability of 10X II’s public shareholders to exercise redemption rights with respect to a large number of its public shares may not allow it to complete the Business Combination or optimize the capital structure of AFRAG PubCo and may increase the probability that the Business Combination would be unsuccessful and that you will have to wait for liquidation in order to redeem your shares.

•        10X II’s Initial Shareholders, as well as AFRAG, 10X II’s directors, executive officers, advisors and their respective affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of its Class A ordinary shares.

•        10X II’s and AFRAG’s ability to consummate the Business Combination, and the operations of AFRAG PubCo following the Business Combination, may be materially adversely affected by the COVID-19 pandemic.

Risks Related to the Consummation of the Domestication

•        The Domestication may result in adverse tax consequences for holders of Class A ordinary shares and public warrants, including holders exercising their redemption rights with respect to the Class A ordinary shares.

•        AFRAG PubCo could be subject to changes in tax rates or the adoption of new tax legislation, whether in or out of the United States, or could otherwise have exposure to additional tax liabilities, which could harm its business.

•        Delaware law and AFRAG PubCo’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Risks Related to the Redemption

•        Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

•        10X II does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for 10X II to complete the Business Combination even though a substantial majority of 10X II’s public shareholders having redeemed their shares.

•        A new 1% U.S. federal excise tax is expected to be imposed on AFRAG PubCo in connection with redemption of AFRAG PubCo Common Stock.

Risks if the Adjournment Proposal is Not Approved

•        If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the 10X II Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Risks if the Domestication and the Business Combination are not Consummated

•        We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to February 13, 2024, the date by which we are required to complete a business combination or be forced to liquidate.

If 10X II is not able to complete the Business Combination with AFRAG nor able to complete another business combination by February 13, 2024, in each case, as such date may be extended pursuant to its Existing Governing Documents, 10X II would cease all operations except for the purpose of winding up and 10X II would redeem its public shares and liquidate the Trust Account, in which case 10X II’s public shareholders may only receive approximately $10.00 per share and 10X II’s warrants will expire worthless.

SELECTED HISTORICAL FINANCIAL INFORMATION OF 10X II

10X II is providing the following summary historical financial data to assist you in your analysis of the financial aspects of the Business Combination. 10X II’s statement of operations data for the six months ended June 30, 2023, and twelve months ended December 31, 2022 and balance sheet data as of June 30, 2023 and December 31, 2022 are derived from 10X II’s unaudited and audited condensed consolidated financial statements and 10X II’s unaudited and audited financial statements contained elsewhere in this proxy statement/prospectus and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

The information is only a summary and should be read in conjunction with 10X II’s audited condensed consolidated financial statements and related notes, 10X II’s consolidated audited financial statements and related notes and “10X II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. 10X II’s historical results are not necessarily indicative of future results.

Statement of operations data:

For the Six Months Ended June 30, 2023
General and administrative expenses	$2,175,598
Administrative expenses – related party	120,000
Loss from operations	(2,295,598)
Other Income:
Change in fair value of forward purchase options liabilities	154,777
Change in fair value of non redemption agreements liabilities	22,681
Loss in connection with non redemption agreements	(130,418)
Income from investment held in Trust Account	941,320
Total Other Income
Net loss	$(1,307,238)

Balance sheet data:

June 30, 2023 (Unaudited)
Total Assets	$22,285,629
Total Liabilities	$19,804,744
Class A ordinary shares subject to possible redemption, $0.0001 par value; 2,119,553 and 4,642,030 shares issued and outstanding at redemption value of approximately $10.42 and $10.16 per share as of June 30, 2023 and December 31, 2022, respectively	$22,081,952
Total shareholders’ deficit	$(19,601,067)

Statement of operations data:

For the Twelve Months Ended December 31, 2022
General and administrative expenses	$10,273,098
Administrative expenses – related party	240,000
Loss from operations	(10,513,098)
Other Income:
Change in fair value of derivative liabilities	(36,447)
Income from investments held in Trust Account	2,165,194
Loss on Forward Purchase Agreement	(295,330)
Total Other Income	1,833,417
Net loss	$(8,679,681)

Balance sheet data:

December 31, 2022
Total Assets	$47,438,296
Total Liabilities	$17,669,730
Class A ordinary shares subject to possible redemption, $0.0001 par value; 4,642,030 and 20,000,000 shares issued and outstanding at redemption value of approximately $10.16 and $10.00 per share as of December 31, 2022 and 2021, respectively	$47,164,548
Total shareholders’ deficit	$(17,395,982)

SELECTED HISTORICAL FINANCIAL INFORMATION OF AFRAG

The following tables set forth a summary of our consolidated financial data at the dates and for the periods indicated. The summary consolidated statements of operations data for the twelve months ended December 31, 2022 and 2021 have been derived from our audited consolidated financial statements for such years included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the three months ended June 30, 2023 and 2022 and the consolidated balance sheet data as of June 30, 2023 and December 31, 2022 have been derived from our unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus and have been prepared on the same basis as the audited consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected for any other period in the future and our historical results for the three months ended June 30, 2023 are not necessarily indicative of the results that may be expected for the remainder of 2023.

You should read the consolidated financial data set forth below in conjunction with our consolidated financial statements and the accompanying notes, and the information in “AFRAG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. The summary consolidated financial data included in this section are not intended to replace the financial statements and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

	Twelve Months Ended December 31,		Six Months Ended June 30,
	2022	2021	2023	2022
Income Statement Data:
Sales	$679,196	$—	$968,257	140,027
Cost of goods sold	784,351	—	669,330	145,992
Gross profit (loss)	(105,155)	—	298,927	(5,965)
Operating expenses	25,560,432	3,513,023	18,927,070	3,294,230
Other (income)/expense	(42,350)	(45,351)	(7,450)	—
Interest expense – related party	518,582	310,522	17,133	289,536
Interest expense – other	436,186	183,360	407,804	164,180
Gain on sale of assets	(153,978)	(79,517)	—	—
Foreign currency exchange loss/(gain)	(170,530)	(397,895)	39,494	(183,040)
Total other (income) expense	587,910	(28,881)	456,981	270,676
Loss before income taxes	(26,253,497)	(3,484,142)	(19,085,124)	(3,570,871)
Income tax expense	—	—	—	—
Net loss	(26,253,497)	(3,484,142)	(19,085,124)	(3,570,871)

Other Financial Data as of December 31, 2022 and 2021, and June 30, 2023 and 2022, respectively:
Cash and cash equivalents	10,058	19,093	3,672	20,677
Capital expenditures	366,031	954,503	7,608	188,841

SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement.

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination. The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, although 10X II will acquire all of the outstanding equity interests of AFRAG in the Business Combination, 10X II will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of AFRAG issuing shares for the net assets of 10X II, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of AFRAG. There will be no accounting effect for change in the carrying amount of the assets and liabilities as a result of the reverse recapitalization.

The summary unaudited pro forma condensed combined balance sheet as of June 30, 2023 gives effect to the Business Combination as if it had occurred on June 30, 2023.

The summary unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023, and for the year ended December 31, 2022, give effect to the Business Combination as if it had occurred on January 1, 2022, the earliest.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of 10X and AFRAG for the applicable periods included in this proxy statement/prospectus.

The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the combined company following the reverse recapitalization.

On November 9, 2022, 10X II held an extraordinary general meeting of shareholders (the “Initial Extension Meeting”), at which holders of 10X II’s ordinary shares approved, by special resolution, a proposal to amend and restate 10X II’s amended and restated memorandum and articles of association to extend the date by which 10X II must (1) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, (2) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem all of the Class A ordinary shares included as part of the units sold in 10X II’s initial public offering, from November 13, 2022 to May 13, 2023 (the “Initial Extension”). In connection with the Initial Extension Meeting, public shareholders elected to redeem 15,357,970 Class A ordinary shares (the “Initial Extension Redemption”), representing approximately 74.35% of the issued and outstanding Class A ordinary shares at the time of the Initial Extension Meeting. After effectuating the Initial Extension Redemption, 4,642,030 Class A ordinary shares remained issued and outstanding. Each redemption scenario reflects the Initial Extension Redemption.

On May 10, 2023, 10X II held an extraordinary general meeting of shareholders (the “Second Extension Meeting”), at which holders of 10X II’s ordinary shares approved, by special resolution, proposals to amend 10X II’s Second Amended and Restated Memorandum and Articles of Association to (1) extend the date by which 10X II must (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, (ii) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (iii) redeem all of the Class A ordinary shares included as part of the units sold in 10X II’s initial public offering, from May 13, 2023 to February 13, 2024 (the “Second Extension”), (2) eliminate the limitation that 10X II shall not redeem public shares to the extent that such redemption would cause 10X II’s net tangible assets to be less than $5,000,001 following such redemptions and (3) to provide for the right of a holder of Class B ordinary shares to convert such Class B ordinary shares into Class A ordinary shares on a one-for-one basis at any time and from time to time prior to the closing of an initial business combination at the election of the holder (the “Optional Conversion”). In connection with the Second Extension Meeting, public shareholders elected to redeem 2,522,477 Class A ordinary shares (the “Second Extension Redemption”). After effectuating the Second Extension Redemption and the Optional Conversion, 3,774,553 Class A ordinary shares remained issued and outstanding.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Class A ordinary shares:

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Class A ordinary shares:

•        Assuming No Additional Redemptions (Scenario 1):    This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares.

•        Assuming 50% Redemptions and no shares are purchased under the Forward Purchase Agreement (Scenario 2):    This presentation assumes that 1,059,777 public shares are redeemed for aggregate redemption payments of $11.1 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023 and there are no shares purchased under the Forward Purchase Agreement.

•        Assuming 50% Redemptions and all redemption shares are purchased under the Forward Purchase Agreement (Scenario 2a):    This presentation assumes that 1,059,777 public shares are presented for redemption and then purchased by Vellar under the Forward Purchase Agreement prior to being redeemed for aggregate payments of $11.1 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023.

•        Assuming Maximum Redemptions and no shares are purchased under the Forward Purchase Agreement (Scenario 3):    This presentation assumes that all 2,119,553 public shares are redeemed for aggregate redemption payments of $22.2 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023 and there are no shares purchased under the Forward Purchase Agreement.

•        Assuming Maximum Redemptions and all redemption shares are purchased under the Forward Purchase Agreement (Scenario 3a):    This presentation assumes that 2,119,553 public shares are presented for redemption and then purchased by Vellar under the Forward Purchase Agreement prior to being redeemed for aggregate payments of $22.2 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023.

Statement of Operations For the Six Months Ended June 30, 2023 (all amounts in thousands, except shares and earnings per share)

	Scenario 1 Assuming No Additional Redemptions into Cash	Scenario 2 Assuming 50% Additional Redemptions into Cash	Scenario 2b Assuming 50% Additional Redemptions into Cash	Scenario 3 Assuming 100% Additional Redemptions into Cash	Scenario 3a Assuming 100% Additional Redemptions into Cash
		Shares not purchased under Forward Purchase Agreement	Shares purchased under Forward Purchase Agreement	Shares not purchased under Forward Purchase Agreement	Shares purchased under Forward Purchase Agreement
Net income (loss)	(21,180)	(21,180)	(23,455)	(21,335)	(25,574)
Weighted average shares outstanding – Common stock	55,848,936	54,789,160	55,848,936	53,729,383	55,848,936
Basic and diluted net income per share – Common stock	(0.38)	(0.39)	(0.42)	(0.40)	(0.46)

Statement of Operations For the Year Ended December 31, 2022 (all amounts in thousands, except shares and earnings per share)

	Scenario 1 Assuming No Additional Redemptions into Cash	Scenario 2 Assuming 50% Additional Redemptions into Cash	Scenario 2a Assuming 50% Additional Redemptions into Cash	Scenario 3 Assuming 100% Additional Redemptions into Cash	Scenario 3a Assuming 100% Additional Redemptions into Cash
		Shares not purchased under Forward Purchase Agreement	Shares purchased under Forward Purchase Agreement	Shares not purchased under Forward Purchase Agreement	Shares purchased under Forward Purchase Agreement
Net income (loss)	(49,664)	(49,664)	(51,489)	(49,664)	(53,608)
Weighted average shares outstanding – Common stock	55,848,936	54,789,160	55,848,936	53,729,383	55,848,936
Basic and diluted net income per share – Common stock	(0. 89)	(0.91)	(0.92)	(0.92)	(0.96)

Balance Sheet As of June 30, 2023 (all amounts in thousands)

	Scenario 1 Assuming No Additional Redemptions into Cash	Scenario 2 Assuming 50% Additional Redemptions into Cash	Scenario 2a Assuming 50% Additional Redemptions into Cash	Scenario 3 Assuming 100% Additional Redemptions into Cash	Scenario 3a Assuming 100% Additional Redemptions into Cash
		Shares not purchased under Forward Purchase Agreement	Shares purchased under Forward Purchase Agreement	Shares not purchased under Forward Purchase Agreement	Shares purchased under Forward Purchase Agreement
	Pro Forma	Pro Forma	Pro Forma	Pro Forma	Pro Forma
	Balance Sheet	Balance Sheet	Balance Sheet	Balance Sheet	Balance Sheet
TOTAL ASSETS	22,830	11,739	11,739	10,568	10,568
TOTAL LIABILITIES	27,478	27,478	29,598	37,221	41,460
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(4,648)	(15,739)	(17,859)	(26,653)	(30,892)

COMPARATIVE PER SHARE DATA

The following table sets forth:

•        historical per share information of 10X II for the six months ended June 30, 2023 and for the year ended December 31, 2022;

•        historical per share information of AFRAG for the six months ended June 30, 2023 and for the year ended December 31, 2022; and

•        unaudited pro forma per share information of the combined company for the six months ended June 30, 2023 and for the year ended December 31, 2022 after giving effect to the Business Combination, assuming redemption scenarios as follows:

The unaudited pro forma per share information has been prepared using the assumptions below with respect to the potential redemption of Class A ordinary shares:

•        Assuming No Additional Redemptions (Scenario 1):    This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares.

•        Assuming 50% Redemptions and no shares are purchased under the Forward Purchase Agreement (Scenario 2):    This presentation assumes that 1,059,777 public shares are redeemed for aggregate redemption payments of $11.1 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023 and there are no shares purchased under the Forward Purchase Agreement.

•        Assuming 50% Redemptions and all redemption shares are purchased under the Forward Purchase Agreement (Scenario 2a):    This presentation assumes that 1,059,777 public shares are presented for redemption and then purchased by Vellar under the Forward Purchase Agreement prior to being redeemed for aggregate payments of $11.1 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023.

•        Assuming Maximum Redemptions and no shares are purchased under the Forward Purchase Agreement (Scenario 3):    This presentation assumes that all 2,119,553 public shares are redeemed for aggregate redemption payments of $22.2 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023 and there are no shares purchased under the Forward Purchase Agreement.

•        Assuming Maximum Redemptions and all redemption shares are purchased under the Forward Purchase Agreement (Scenario 3a):    This presentation assumes that 2,119,553 public shares are presented for redemption and then purchased by Vellar under the Forward Purchase Agreement prior to being redeemed for aggregate payments of $22.2 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023, after giving effect to the share redemptions in connection with the Second Extension Meeting.

If the actual facts are different than this assumption, the below numbers will be different. These numbers also do not take into account public and private warrants to purchase AFRAG PubCo Common Stock that will be outstanding immediately following the completion of the Business Combination.

The historical information should be read in conjunction with “Selected Historical Financial Information of AFRAG,” “Selected Historical Financial Information of 10X II,” “AFRAG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “10X II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and the audited consolidated financial statements and the related notes of each of AFRAG and 10X II contained elsewhere in this proxy statement/prospectus.

The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net loss per share information below is presented for illustrative purposes only and does not purport to represent what the actual results of operations of AFRAG PubCo would have been had the Business Combination been completed as of the indicated dates or to project AFRAG PubCo’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the book value of AFRAG PubCo would have been had the Business Combination been completed as of the indicated dates nor the book value per share for any future date or period.

For the six months ended June 30, 2023.

	AFRAG (Historical)	10X II (Historical)
			Scenario 1	Scenario 2	Scenario 2a	Scenario 3	Scenario 3a
Weighted average shares outstanding – Common stock	39,141,705	—	55,848,936	54,789,160	55,848,936	53,729,383	55,848,936
Basic and diluted net income per share – Common stock	(0.50)	—	(0.38)	(0.39)	(0.42)	(0.40)	(0.46)
Weighted average shares outstanding – Class A and Class B common stock subject to redemption	—	4,840,421
Basic and diluted net income per share – Class A and Class B common stock subject to redemption	—	(0.12)
Weighted average shares outstanding – Class A and Class B non-redeemable common stock	—	6,412,523	—	—	—	—	—
Basic and diluted net income per share – Class A and Class B non-redeemable common stock	—	(0.12)	—	—	—	—	—

For the year ended December 31, 2022

	AFRAG (Historical)	10X II (Historical)
			Scenario 1	Scenario 2	Scenario 2a	Scenario 3	Scenario 3a
Weighted average shares outstanding – Common stock	39,141,705	—	55,848,936	54,789,160	55,848,936	53,729,383	55,848,936
Basic and diluted net income per share – Common stock	(0.72)	—	(0.89)	(0.91)	(0.92)	(0.92)	(0.96)
Weighted average shares outstanding – Class A and Class B common stock subject to redemption	—	18,677,398
Basic and diluted net income per share – Class A and Class B common stock subject to redemption	—	(0.34)
Weighted average shares outstanding – Class A and Class B non-redeemable common stock	—	6,666,667	—	—	—	—	—
Basic and diluted net income per share – Class A and Class B non-redeemable common stock	—	(0.34)	—	—	—	—	—

MARKET PRICE AND DIVIDEND INFORMATION

10X II units, public shares and public warrants are currently listed on the Nasdaq under the symbols “VCXAU” and “VCXA” and “VCXAW,” respectively.

The most recent closing price of the units, ordinary shares and redeemable warrants as of November 1, 2022, the last trading day before announcement of the execution of the Merger Agreement, was $10.04, $10.04, and $0.03, respectively. As of             , 2023, the record date for the extraordinary general meeting, the closing price for each unit, ordinary share and public warrant was $            , $             and $            , respectively.

Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of 10X II’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus there was 1 holder of record of 10X II’s Class A ordinary shares, 20 holders of record of 10X II’s Class B ordinary shares, 3 holders of record of 10X II’s units and 1 holder of 10X II’s public warrants. See “Beneficial Ownership of Securities.”

Dividend Policy

10X II has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of AFRAG PubCo subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of AFRAG PubCo’s Board. 10X II’s Board is not currently contemplating and does not anticipate declaring share dividends nor is it currently expected that AFRAG PubCo’s Board will declare any dividends in the foreseeable future. Further, the ability of AFRAG PubCo to declare dividends may be limited by the terms of financing or other agreements entered into by AFRAG PubCo or its subsidiaries from time to time.

Price Range of AFRAG’s Securities

Historical market price information regarding AFRAG is not provided because there is no public market for AFRAG’s securities. For information regarding AFRAG’s liquidity and capital resources, see “AFRAG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS

Investing in 10X II’s securities involves a high degree of risk. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and our prospects could be harmed. In that event, the price of our securities could decline and you could lose part or all of your investment. This “Risk Factors” section identifies all material risk factors currently known by 10X II that make investment in 10X II’s ordinary shares and warrants speculative or risky, but it does not purport to present an exhaustive description of all risks. 10X II shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Risks Related to AFRAG’s Business Model

AFRAG has a limited operating history on which to judge its business prospects and management.

AFRAG was incorporated in May 2021 and has only recently commenced commercial operations. An evaluation of its business and prospects can only be made through its pilot program and the operations of its wholly owned subsidiaries. Operating results for future periods are subject to numerous uncertainties and AFRAG cannot assure that it will achieve or sustain profitability. AFRAG’s prospects must be considered in light of the risks encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. Future operating results will depend upon many factors, including AFRAG’s success in attracting and retaining motivated and qualified personnel, its ability to establish short term credit lines or obtain financing from other sources, its ability to develop and market new products or control costs, and general economic conditions. AFRAG cannot assure that it will successfully address any of these contingencies.

AFRAG’s independent auditor has expressed substantial doubt about its ability to continue as a going concern.

AFRAG’ independent auditor’s report on its financial statements included an explanatory paragraph that indicates that the financial statements were prepared assuming that AFRAG would continue as a going concern. As discussed in Note 2 to the financial statements for the year ended December 31, 2022, AFRAG has a history of net losses incurred for the current and prior years as of December 31, 2022. AFRAG also does not have sufficient cash on hand or available liquidity to meet its obligations through the twelve months following December 31, 2022. These conditions raise substantial doubt about AFRAG’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon generating profitable operations in the future and/or obtaining the necessary financing to meet AFRAG’s obligations and repay its liabilities arising from normal business operations when they become due. There can be no assurance that AFRAG will be successful in its plans described above or in attracting equity or alternative financing on acceptable terms, or if at all. The financial statements of AFRAG contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to continue as a going concern.

AFRAG has a history of net losses.

For the fiscal year ended December 31, 2022 AFRAG incurred a net loss of approximately $26.3 million. and used cash in continuing operations of $2.7 million. AFRAG also incurred a net loss of approximately $19.1 million and used cash in continuing operations of $0.9 million for the six months ended June 30, 2023. AFRAG’s operations have historically been financed principally by loans from its majority shareholder, Global Commodities and Investments Limited, and its affiliated entities. AFRAG’s primary sources of liquidity to date are loans from Global Commodities, sales of unneeded fixed assets from the prior ownership, various convertible and short-term debt instruments issued by AFRAG as well as the sale of alfalfa, which began during the second quarter of 2022.

There can be no assurance that AFRAG will be able to bring the business to operating profitability in the near-term or at all. As of June 30, 2023 AFRAG did not hold cash and cash equivalents in an amount sufficient to finance its operations for the next twelve months. There can be no assurance that AFRAG will obtain sufficient liquidity to continue operations or initiatives or for its business. AFRAG’s cash flows may be impacted by a number of factors, including changing market conditions, reduction in demand for its crops as well as operating losses that are being incurred by AFRAG. There can be no assurance that AFRAG will be successful in raising additional capital necessary to fund its operations in the near or long term. The failure to raise any necessary additional capital on acceptable terms, or at all, may have a material adverse effect on AFRAG’s future business and results of operations.

The loss of any member or change in structure of AFRAG’s senior management team could adversely affect its business.

AFRAG’s success depends in large part upon the skills, experience and performance of members of its executive management team and others in key leadership positions as AFRAG depends on key management to run its business. The efforts of these persons will be critical to AFRAG as it continues to develop and scale its business. If AFRAG were to lose one or more key executives, including Alan Kessler, its Chief Executive Officer and Chairman, Harry Green, its Chief Financial Officer, and Edward Meiring, its Chief Operating Officer, among others, AFRAG may experience difficulties in competing effectively and implementing its business strategy. Only certain of AFRAG’s executives have employment contracts, and the majority of its employees are at-will, which means that either AFRAG or any employee may terminate their employment at any time or in the notice period set forth in an executive’s contract. AFRAG does not carry key person insurance for any of its executives or employees. The loss of one or more of AFRAG’s executive officers or other key personnel or its inability to locate suitable or qualified replacements could be significantly detrimental to product development efforts and could have a material adverse effect on AFRAG’s business, financial condition and results of operations.

In addition, AFRAG must attract and retain highly qualified personnel, including certain foreign nationals who are not citizens or permanent residents of Senegal or Niger, many of whom are highly skilled and constitute an important part of AFRAG’s workforce. AFRAG’s ability to hire and retain these employees and their ability to remain and work in AFRAG’s countries of operations. are impacted by laws and regulations, as well as by procedures and enforcement practices of various government agencies. Changes in immigration laws, regulations or procedures, including those that may be enacted by the current presidential administrations may adversely affect AFRAG’s ability to hire or retain such workers, increase operating expenses and negatively impact our ability to deliver products and services, any of which would adversely affect AFRAG’s business, financial condition and results of operations.

AFRAG may not be able to manage its future growth effectively, which could make it difficult to execute its business strategy.

AFRAG’s expected future growth could create a strain on the organizational, administrative and operational infrastructure, including farming operations and logistics. AFRAG may not be able to maintain the quality of or expected delivery times for its products or satisfy customer demand as it grows. AFRAG’s ability to manage its growth effectively will require it to continue to improve its operational, financial and management controls, as well as its reporting systems and procedures. As AFRAG grows, any failure of AFRAG’s controls or interruption of its facilities or systems could have a negative impact on its business and financial operations. AFRAG plans to expand into the fishery logistics and carbon offset production businesses, which will affect a broad range of business processes and functional areas. The time and resources required to implement these new systems is uncertain, and failure to complete these activities in a timely and efficient manner could adversely affect AFRAG’s operations. If AFRAG is unable to manage its growth effectively, it may be difficult for it to execute its business strategy and its business could be harmed.

AFRAG’s use of the 20,000 hectares located at the LFT Farm is subject to a 50-year land use right provided pursuant to a Republic of Senegal Presidential Decree, which subjects AFRAG to risks including early termination.

AFRAG’s right to utilize the 20,000 hectares of land upon which its LFT Farm is located in Les Fermes de la Teranga in Northern Senegal, is granted pursuant to a Republic of Senegal Presidential Decree controlled by AFRAG’s wholly owned subsidiary, Agro Industries. While AFRAG has no reason to believe that the Republic of Senegal will terminate the Senegal Presidential Decree, the Republic of Senegal has the right to modify, curtail or terminate such decrees without prior notice at its convenience. In the event of any such termination or modification, AFRAG may not be entitled to recover any of its incurred or committed costs relating to the development of the

LFT Farm. The termination or any modification or curtailment of the Senegal Presidential Decree would result in a loss of anticipated future revenue attributable to the LFT Farm, which could have an adverse effect on AFRAG’s ability to operate its business, its financial results, and customer demand for its products and services.

AFRAG’s risk management strategies may not be effective.

AFRAG’s business is affected by fluctuations in agricultural commodity prices, transportation costs, energy prices, interest rates, and foreign currency exchange rates. AFRAG engages in hedging transactions to manage these risks. However, AFRAG’s exposure may not always be fully hedged, and its hedging strategies may not be successful in minimizing its exposure to these fluctuations. In addition, AFRAG’s risk management strategies may seek to position its overall portfolio relative to expected market movements. While it has implemented a broad range of risk monitoring and control procedures and policies to mitigate potential losses, AFRAG may not in all cases be successful in anticipating a significant risk exposure and protecting it from losses that have the potential to impair its financial position.

AFRAG’s relative crop yields may not be consistent with its pilot experience.

AFRAG has undertaken pilot programs for rice, sweet potato, and most recently alfalfa in order to understand soil quality, water and agronomy that generated substantive growth results. While AFRAG’s alfalfa pilot program has also generated consistent results and, along with the results of its rice and sweet potato programs, enhanced its confidence in potential alfalfa crop yields, these results may have been aberrational and there is no guarantee that they will be sustained in larger commercial practice.

Risks Related to AFRAG’s Business and Industry

AFRAG’s earnings can be negatively impacted by declining demand brought on by varying factors, many of which are out of AFRAG’s control.

Demand for AFRAG’s product depends upon a variety of factors, including end-demand for the crops. For example, a severe downturn in the dairy industry could have a negative effect on sales of alfalfa hay, and as a result, the demand for AFRAG’s alfalfa in the markets in which AFRAG sells. In addition, demand for AFRAG’s products could decline because of other supply and quality issues or for any other reason, including products of competitors that might be considered superior by end users. A decline in demand for AFRAG’s products could have a material adverse effect on AFRAG’s business, results of operations and financial condition.

AFRAG relies upon irrigation systems and public water sources and a loss of access to public water sources could have detrimental effects on AFRAG’s ability to produce alfalfa.

AFRAG remains engaged in farming and harvesting operations relating to alfalfa to be utilized for cattle feed. AFRAG incurs significant risks relating to the cost of growing and maintaining alfalfa and producing and selling the alfalfa. AFRAG relies on water sourced from its irrigation systems, which divert water from streams and development tunnels into a network of ditches, tunnels, flumes, siphons and reservoirs. In the event that the government or another regulatory body limits AFRAG’s ability to divert stream waters to its irrigation systems, the result could have a negative impact on AFRAG’s ability to continue with its agricultural operations and development plans.

A pandemic, epidemic, outbreak of an infectious disease, including the outbreak of a novel strain of coronavirus (“COVID-19”) or other public health crisis could adversely impact AFRAG’s business operations and financial results.

If a pandemic, epidemic, or outbreak of an infectious disease, including the resurgence of COVID-19 or the outbreak of a novel strain of COVID-19, or other public health crisis were to affect our markets, facilities or our customers, our business could be adversely affected. The global spread of COVID-19 has disrupted certain aspects of our operations, including the ability of certain of our employees to collaborate in-person, and may adversely impact our business operations and financial results, including our ability to execute on our business strategy and goals. Specifically, the continued spread of COVID-19, the potential future spread of other infectious diseases and related precautionary measures may result in delays or disruptions in our supply chain, delays in the launch or execution of certain of our customers’ projects and a decrease of our operational efficiency in the development of our systems, products, technologies and services. We continue to take measures within our business operations to ensure the health and safety of our employees. However, there can be no assurance that these measures will prevent disruptions due to COVID-19 or other infectious diseases within our workforce.

The COVID-19 pandemic has also resulted in, and other infectious diseases could result in, significant disruption and volatility of global financial markets. This disruption and volatility may adversely impact our ability to access capital. In the future, this could negatively affect our liquidity and capital resources. Given the rapid and evolving nature of the impact of the virus, responsive measures taken by governmental authorities and the continued uncertainty about its impact on society and the global economy, we cannot predict the extent to which it will affect our operations, particularly if these impacts persist or worsen over an extended period of time. To the extent COVID-19 adversely affects our business operations and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Outbreaks of other disease may adversely affect AFRAG’s business operations and financial condition.

Significant outbreaks of contagious diseases, and other adverse public health developments, could have a material impact on AFRAG’s business operations and financial condition. Many of AFRAG’s operations are currently, and will likely remain in the near future, in developing countries which are susceptible to outbreaks of disease and may lack the resources to effectively contain such an outbreak quickly. Such outbreaks may impact AFRAG’s ability to operate by limiting access to qualified personnel, increasing costs associated with ensuring the safety and health of its personnel, restricting transportation of personnel, equipment, and supplies to and from its areas of operation and diverting the time, attention and resources of government agencies which are necessary to conduct its operations. In addition, any losses AFRAG experience as a result of such outbreaks of disease which impact sales or delay production may not be covered by its insurance policies.

Epidemics of both Ebola virus and dengue have been reported in recent years in West Africa. An epidemic of the Ebola virus disease occurred in parts of West Africa in 2014 and continued through 2015. A substantial number of deaths were reported by the World Health Organization (“WHO”) in West Africa, and the WHO declared it a global health emergency. A localized outbreak of dengue was reported in 2016. It is impossible to predict the effect and potential spread of new outbreaks of the Ebola virus or dengue in West Africa and surrounding areas. Should another Ebola virus or dengue outbreak occur, including to the countries in which AFRAG operate, or not be satisfactorily contained, AFRAG’s operations could be delayed, or interrupted after commencement. Any changes to these operations could significantly increase costs of operations.

There is potential for competitive cattle feed or alternate protein sources.

Beef cattle can utilize roughages of both low and high quality, including pasture forage, hay, silage, corn (maize) fodder, straw, and grain by-products. Cattle also utilize nonprotein nitrogen in the form of urea and biuret feed supplements, which can supply from one-third to one-half of all the protein needs of beef animals. Nonprotein nitrogen is relatively cheap and abundant and is usually fed in a grain ration or in liquid supplements with molasses and phosphoric acid or is mixed with silage at ensiling time; it also may be used in supplement blocks for range cattle or as part of range pellets. Other additions to diet include corn (maize), sorghum, milo, wheat, barley, or oats. Whey protein and pea protein have recently emerged as competitive protein sources to alfalfa, albeit at materially lower yields.

AFRAG is subject to global and regional economic downturns and related risks.

The level of demand for AFRAG’s products is affected by global and regional demographic and macroeconomic conditions, including population growth rates and changes in standards of living. A significant downturn in global economic growth, or recessionary conditions in major geographic regions, may lead to reduced demand for agricultural commodities and food products, which could adversely affect AFRAG’s business and results of operations. Further, deteriorating economic and political conditions in AFRAG’s major markets affected by the COVID-19 pandemic, such as increased unemployment, decreases in disposable income, declines in consumer confidence, or economic slowdowns or recessions, could cause a decrease in demand for AFRAG’s products.

Additionally, weak global economic conditions and adverse conditions in global financial and capital markets, including constraints on the availability of credit, have in the past adversely affected, and may in the future adversely affect, the financial condition and creditworthiness of some of AFRAG’s customers, suppliers and other counterparties, which in turn may negatively impact AFRAG’s financial condition and results of operations.

Adverse weather and other farming conditions, including as a result of climate change, may adversely affect the availability, quality and price of agricultural commodities and agricultural commodity products, as well as AFRAG’s operations and operating results.

Adverse weather conditions have historically caused volatility in the agricultural commodity industry and consequently in AFRAG’s operating results by causing crop failures or significantly reduced harvests, which may affect the supply and pricing of the agricultural commodities that AFRAG sells and uses in its business, reduce demand for AFRAG’s fertilizer products and negatively affect the creditworthiness of agricultural producers who do business with AFRAG.

Severe adverse weather conditions, such as severe storms, may also result in extensive property damage, extended business interruption, personal injuries and other loss and damage to AFRAG’s business. AFRAG’s operations also rely on dependable and efficient transportation services. A disruption in transportation services, as a result of weather conditions or otherwise, may also significantly adversely impact AFRAG’s operations.

Additionally, the potential physical impacts of climate change are uncertain and may vary by region. These potential effects could include changes in rainfall patterns, water shortages, changing sea levels, changing storm patterns and intensities, and changing temperature levels that could adversely impact AFRAG’s costs and business operations, the location, costs and competitiveness of global agricultural commodity production and related storage and processing facilities and the supply and demand for agricultural commodities. These effects could be material to AFRAG’s results of operations, liquidity or capital resources.

Although alfalfa is a well-adapted plant that usually gives good production for many years, it can be severely affected by weeds. Weeds compete with alfalfa plants in water and nutrient, resulting in thin and underperforming plants. AFRAG may have to consult local farmers and/or agronomists in order to understand the most recent information on the weeds most commonly found in AFRAG’s region. Then AFRAG will have to plan a solid (pre and after sowing) weed management policy, taking into account the local legal framework and the agronomist’s suggestion. Some chemicals widely used in some countries are strictly forbidden in other countries.

AFRAG operates in areas subject to natural disasters and which may be adversely affected by climate change.

Climate change poses a threat to Senegal’s socio-economic development. In general, climate models suggest that West African countries will likely experience increased temperatures, decreased annual rainfall, increases in the intensity and frequency of heavy rainfall events, and a rise in sea level. Climate change in Senegal will have wide reaching impacts on many aspects of life in Senegal. Climate change is expected to cause an increase in average temperatures over west Africa by between 1.5 and 4 °C (3 °F and 7 °F) by the middle of this century, relative to 1986 – 2005. Projections of rainfall indicate an overall decrease in rainfall and an increase in intense mega-storm events over the Sahel. The sea level is expected to rise faster in West Africa than the global average. Although Senegal is currently not a major contributor to global greenhouse gas emissions, it is one of the most vulnerable countries to climate change. Extreme drought is impacting agriculture, and causing food and job insecurity. More than 70% of the population is employed in the agricultural sector. Sea level rise and resulting coastal erosion is expected to cause damage to coastal infrastructure and displace a large percentage of the population living in coastal areas. Climate change also has the potential to increase land degradation that will likely increase desertification in eastern Senegal, leading to an expansion of the Sahara.

Senegal and other West African countries are also prone to floods, droughts and other natural disasters. The effects of climate change, a significant seismic event where AFRAG’s operations are concentrated, abundance of insects or locusts, or other natural disasters could adversely impact AFRAG’s ability to deliver labor to the crops, deliver crops to the marketplace, and receive water and could adversely affect AFRAG’s costs of operations and profitability.

AFRAG is subject to fluctuations in agricultural commodity and other raw material prices, energy prices and other factors outside of AFRAG’s control that could adversely affect AFRAG’s operating results.

Prices for agricultural commodities and their by-products, like those of other commodities, are often volatile and sensitive to local and international changes in supply and demand caused by factors outside of AFRAG’s control, including farmer planting and selling decisions, currency fluctuations, government agriculture programs and policies, pandemics (such as the COVID-19 pandemic), governmental restrictions or mandates, global inventory levels, demand for biofuels, weather and crop conditions, and demand for and supply of competing commodities and substitutes. These factors may cause volatility in AFRAG’s operating results.

Additionally, AFRAG’s operating costs and the selling prices of certain of its products are sensitive to changes in energy prices. AFRAG’s industrial operations utilize significant amounts of electricity, natural gas and coal, and AFRAG’s transportation operations are dependent upon diesel fuel and other petroleum-based products. Significant increases in the cost of these items and currency fluctuations could adversely affect AFRAG’s operating costs and results. The selling prices of the agricultural commodities and commodity products that AFRAG sell are also sensitive to changes in the market price for biofuels, and consequently world petroleum prices.

AFRAG is vulnerable to the effects of supply and demand imbalances in AFRAG’s industries.

Historically, the market for some agricultural commodities has been cyclical, with periods of high demand and capacity utilization stimulating new plant investment and the addition of incremental processing or production capacity by industry participants to meet the demand. The timing and extent of this expansion may then produce excess supply conditions in the market, which, until the supply/demand balance is again restored, negatively impacts product prices and operating results. During times of reduced market demand, AFRAG may suspend or reduce production.

AFRAG’s business may require significant capital expenditures.

AFRAG’s business is capital intensive, particularly in the redevelopment of the land and rehabilitation of water infrastructure. On an annual basis, AFRAG could spend significant sums of money for additions to, or replacement of, land, land improvements, irrigation and farming equipment. AFRAG and AFRAG PubCo must obtain funds for these capital projects from operations or new capital raises. Neither AFRAG nor AFRAG PubCo can provide assurance that available sources of funds will be adequate or that the cost of funds will be at levels permitting AFRAG to earn a reasonable rate of return.

Ruminant livestock generates Greenhouse Gas Emissions, which contribute to climate change, and any global scrutiny on alfalfa as a source of cattle nutrition could adversely affect AFRAG’s operating results.

Ruminant livestock generates a significant proportion of anthropogenic Greenhouse Gas Emissions, which contributes to climate change. Global scrutiny on Greenhouse Gas Emissions may serve to increase scrutiny on alfalfa as a source of cattle nutrition, which could adversely affect AFRAG’s costs of operations and profitability.

Ruminants such as cattle, sheep, and goats produce meat and milk through enteric fermentation, a digestive process in which microbes decompose and ferment food in the digestive tract or rumen. This process produces methane which is emitted via digestion. The amount of methane produced is directly related to the type of food consumed and the level of intake, in addition to other factors such as animal size, growth rate, production level, and environmental temperature. The loss of methane from ruminants also represents a loss of dietary energy, so initiatives to reduce emissions also represent an opportunity to improve the efficiency of livestock production. Methane is naturally occurring, and typically decomposes over a 10-year half-life, and has recently been recalibrated according to a new scoring methodology, the GWP* methodology, by the University of Oxford.

Crop insurance may not be available or not be adequate to cover losses.

AFRAG does not currently have property insurance covering AFRAG’s facilities and the LFT Farm. The insurance industry in Senegal is still at an early stage of development. Insurance companies in Senegal offer limited insurance products and the cost of such insurance is high. AFRAG has determined that the risks of disruption or liability from its business, the loss or damage to its property, including its facilities and equipment, the cost of insuring for these risks, and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for AFRAG to purchase such insurance. Any uninsured occurrence of loss or damage to property, or litigation or business disruption may result in the incurrence of substantial costs and the diversion of resources, which could have an adverse effect on AFRAG’s operating results.

In addition, certain crops and certain land locations are either not eligible or eligible at a reduced level for crop insurance. AFRAG intends to grow crops in areas where full insurance is available, but the consistent availability and reasonable cost of such insurance cannot be guaranteed. Further, if an insurance claim is made, the amount of funds received might not be sufficient to cover costs and provide debt service.

AFRAG’s earnings may be affected, to large extents, by volatility in the market value of AFRAG’s crops.

AFRAG intends to grow primarily organic alfalfa. The price of alfalfa, like other commodity crops, can vary widely, thereby directly impacting AFRAG’s revenue. In addition, AFRAG may not have a diverse customer base to which it is selling its product. If a single material buyer should fail to take or pay for its production, AFRAG would have to sell to other purchasers who might pay higher or lower prices than specified in AFRAG’s contracts.

If AFRAG is unable to plant enough alfalfa crop during the planting season that occurs in the first quarter of the year prior to the Senegal rainy season to meet AFRAG’s projections and fulfill anticipated demand for that year, the loss of revenue may have a material adverse effect on AFRAG’s results of operations and financial condition.

Should events such as adverse weather, such as drought or floods (which are difficult to anticipate and which cannot be controlled), production or transportation interruptions, delays in obtaining available inputs such as fertilizer or equipment due to supply chain or other local disruptions, or lack of seasonal labor, and contractor availability, AFRAG may be unable to plant enough crops during the first quarter of the year, which AFRAG refer to as the planting season, to meet AFRAG’s projections and anticipated demand. Failure to plant AFRAG’s targeted crops amounts for any year may result in reduced revenue without the opportunity to recover until the following planting season, which could have a material adverse effect on AFRAG’s results of operations and financial condition.

AFRAG’s ability to cultivate, husband and harvest AFRAG’s crop may be compromised by availability of labor and equipment.

When the crop is ready to harvest, AFRAG is dependent on seasonal labor and contractors for harvesting. During harvest season, there is demand for such seasonal labor from other farming operations which will compete with AFRAG’s demand. The availability of seasonal farm labor is also affected by uncertain national immigration policies and politically volatile enforcement practices. Thus, adequate labor might not be available when AFRAG’s crops are ready to harvest. This could delay revenue or decrease revenue.

The inability to obtain certain materials could adversely impact AFRAG’s ability to deliver on its contractual commitments which could negatively impact AFRAG’s results of operations and cash flows.

Although most materials essential to AFRAG’s business are generally available from multiple sources, some key materials, while currently available to us from multiple sources, are at times subject to industry-wide availability constraints and pricing pressures. If the supply of a key or single-sourced material to AFRAG were to be delayed or curtailed or in the event of a delayed shipment of completed products to AFRAG, AFRAG’s ability to ship product in desired quantities, and in a timely manner, could be adversely affected. AFRAG’s business and financial performance could also be adversely affected depending on the time required to obtain sufficient quantities from the original source, or to identify and obtain sufficient quantities from an alternative source. Continued availability of these components may be affected if suppliers were to decide to concentrate on the production of common components instead of components customized to meet AFRAG’s requirements. AFRAG attempts to mitigate these potential risks by working closely with these and other key suppliers on product introduction plans, strategic inventories, coordinated product introductions, and internal and external manufacturing schedules and levels. Consistent with industry practice, AFRAG acquires materials through a combination of formal purchase orders, supplier contracts, and open orders based on projected demand information. However, adverse changes in AFRAG’s vendors’ supply chain may adversely impact the supply of key materials.

Reliance on third-party manufacturers may result in increased or volatile costs.

The alfalfa products AFRAG offers require a limited number of third-party manufacturers to produce, and as a result AFRAG may be subject to price fluctuations or demand disruptions. AFRAG’s operating results would be negatively impacted by increases in the costs of such suppliers, and there is no guarantee that costs will not rise. In addition, as AFRAG expands into new categories and product types AFRAG expects that it may not have strong purchasing power in these new areas, which could lead to higher costs than it has historically seen in its current categories. AFRAG may not be able to pass increased costs on to consumers, which could adversely affect its operating results. Moreover, in the event of a significant disruption in the supply of the materials used in the manufacture of the products AFRAG offers, AFRAG and its vendors might not be able to locate alternative suppliers of materials of comparable quality at an acceptable price.

Risks Related to Operations Outside of the United States

AFRAG is subject to economic, political and other risks of doing business globally and in emerging markets.

AFRAG will be a multi-national business and AFRAG’s business strategies may involve expanding or developing AFRAG’s business in emerging market regions, including Eastern Europe, Asia-Pacific, the Middle East and Africa. Due to the international nature of AFRAG’s business, AFRAG is exposed to various risks of international operations, including:

•        adverse trade policies or trade barriers on agricultural commodities and commodity products; government regulations and mandates in response to the COVID-19 pandemic;

•        inflation and hyperinflation and adverse economic effects resulting from governmental attempts to control inflation, such as the imposition of wage and price controls and higher interest rates;

•        changes in laws and regulations or their interpretation or enforcement in the countries where AFRAG operate, such as tax laws;

•        difficulties in enforcing agreements or judgments and collecting receivables in foreign jurisdictions;

•        exchange controls or other currency restrictions and limitations on the movement of funds, such as on the remittance of dividends by subsidiaries;

•        inadequate infrastructure and logistics challenges;

•        sovereign risk and the risk of government intervention, including through expropriation, or regulation of the economy or natural resources, including restrictions on foreign ownership of land or other assets; while AFRAG may adopt insurance coverage to cover expropriation risk, convertibility, transfer and other risks, this may not sufficient to cover business risks;

•        the requirement to comply with a wide variety of laws and regulations that apply to international operations, including, without limitation, economic sanctions regulations, labor laws, import and export regulations, anti-corruption and anti-bribery laws;

•        challenges in maintaining an effective internal control environment with operations in multiple international locations, including language differences, varying levels of accounting expertise in international locations and multiple financial information systems;

•        changes in a country’s or region’s economic or political condition; and

•        labor disruptions, civil unrest, significant political instability, coup attempts, wars or other armed conflict or acts of terrorism.

Emerging markets are subject to different risks as compared to more developed markets. Operating a business in an emerging market can involve a greater degree of risk than operating a business in more developed markets, including, in some cases, increased political, economic and legal risks. Emerging market governments and judiciaries often exercise broad, unchecked discretion and are susceptible to abuse and corruption. Moreover, financial turmoil in any emerging market country tends to adversely affect the value of investments in all emerging market countries as investors move their money to more stable, developed markets. As has happened in the past, financial problems or an increase in the perceived risks associated with investing in companies in emerging economies could dampen foreign investment and adversely affect the local economy. Generally, investment in emerging markets is only suitable for sophisticated investors who fully appreciate the significance of the risks involved in, and are familiar with, investing in emerging markets.

Finally, international trade disputes can adversely affect agricultural commodity trade flows by limiting or disrupting trade between countries or regions. AFRAG cannot predict the effects that future trade policy or the terms of any negotiated trade agreements and their impact on AFRAG’s business could have. These risks could adversely affect AFRAG’s operations, business strategies and operating results.

AFRAG is subject to a number of risks in its supply chain including failure in telecommunication systems, subcontractor and vendor failure to perform and the disruption of transportation networks. The distances between areas of operations in Niger and Senegal are vast, as are the distances between AFRAG’s African operations and that of AFRAG’s consumer markets which leaves AFRAG exposed to variability in supply chains.

AFRAG’s operations in Senegal have resulted in, and as its business expands may result in, claims that these operations have had or will have a detrimental effect on the local communities in which the operations are located.

Historically, certain areas of Africa have a limited history of formal land ownership, and as a result certain communities have made, and may in the future make additional, land claims with respect to AFRAG’s properties or insist on further involvement in AFRAG’s operations.

Claims may continue to be made that will require substantial management resources to address. There can be no assurance that any such claim will not be adjudicated to be valid, and if so determined may result in concessions of granted land or other compensation.

AFRAG’s operations in Senegal have resulted in, and as its business expands may result in, claims from local communities asserting ownership of certain of AFRAG’s properties.

Historically, certain areas of Africa have a limited history of formal land ownership, and as a result certain communities have made, and may in the future make additional, land claims with respect to AFRAG’s properties or insist on further outside involvement in AFRAG’s operations. For example, certain organizations purporting to advance the interests of Senegalese communities recently sent a letter to one of AFRAG’s technical advisors highlighting such a land claim and questioning the propriety of the advisor’s relationship with AFRAG. While AFRAG believes the claims and questions set forth in the letter are without merit, there can be no assurance that such claims or any similar future claims will not be adjudicated to be valid, and if so determined may result partially or wholly in the loss of land granted to AFRAG that are subject to such claims or the payment of other compensation to claimants. Claims may continue to be made that will require substantial management resources to address.

AFRAG’s operations in Africa are subject to risk associated with lack of infrastructure.

AFRAG’s growth strategy depends in part on its ability to expand its operations in Africa. However, Africa may have greater political, economic and currency volatility and greater vulnerability to infrastructure and labor disruptions than more established markets. Engaging in business practices prohibited by laws and regulations with extraterritorial reach, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or local anti-bribery laws may be more common. These laws generally prohibit companies and their employees, contractors or agents from making improper payments to government officials, including in connection with obtaining permits or engaging in other actions necessary to do business. Failure to comply with these laws could subject us to civil and criminal penalties that could materially and adversely affect AFRAG’s reputation, financial condition and results of operations.

Disruptions in water and power supply may adversely affect AFRAG’s operations.

AFRAG’s operations are reliant upon stable supply of electricity, availability of water and access to transportation routes in order to optimally run its operations and/or move its products. The infrastructure in some countries in which AFRAG operates, such as rail infrastructure, inland water systems, electricity and water supply, may need to be further upgraded and expanded, and in certain instances, possibly at AFRAG’s own cost. Should AFRAG not have access to reliable electricity supply, or should AFRAG have limited access to water or experience infrastructure challenges in the regions in which AFRAG operates, this could have a material adverse effect on AFRAG’s business, operating results, cash flows, financial condition and future growth. Reliable supply of electricity is important to run AFRAG’s business optimally. The African power system remains very tight. Unplanned power outages may have a negative impact on AFRAG’s production volumes, cost and profitability.

Water, as a resource, is becoming increasingly limited as global demand for water increases. A significant part of AFRAG’s operations requires the use of large volumes of water. Africa is generally an arid continent and prolonged periods of drought or significant changes to current water laws could increase the cost or availability of AFRAG’s water supplies or otherwise impact AFRAG’s operations. A deterioration in water quality may contribute to an increase in costs. Although various technological advances may improve the water efficiency of AFRAG’s processes, they are capital intensive. AFRAG may experience limited water availability due to periodic drought events, deterioration in water quality and other infrastructure challenges related to its African operations, which could have a material adverse effect on its business, operating results, cash flows, financial condition and future growth.

Senegal and other countries in which AFRAG may operate may experience civil or political unrest or acts of terrorism.

Outbreaks of civil and political unrest and acts of terrorism have occurred in countries in Europe, Africa, South America, and the Middle East, including countries where AFRAG currently operates or plans to operate. For example, in May 2023 Senegal experienced political unrest and rioting predicated on the incarceration of a government opposition leader for criminal activity. The Senegalese government’s response to the rioting resulted in deaths of Senegal citizens and the slowdown of commercial activity throughout the country. Continued or escalated civil and political unrest and acts of terrorism in the countries in which AFRAG operates could result in AFRAG’s curtailing operations or delays in project completions. In the event that countries in which AFRAG operates experience civil or political unrest or acts of terrorism, especially in events where such unrest leads to an unseating of the established government, AFRAG’s operations could be materially impaired. AFRAG’s potential international operations may also be adversely affected, directly or indirectly, by laws, policies, and regulations of the United States affecting foreign trade and taxation, including U.S. trade sanctions. Realization of any of the factors listed above could materially and adversely affect AFRAG’s financial condition, results of operations, or cash flows.

Risks Related to Cybersecurity, Privacy and Information Technology

Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect AFRAG’s business and AFRAG’s financial condition.

AFRAG collects, stores, processes, and uses personal information and other customer data, and relies in part on third parties that are not directly under its control to manage certain of these operations and to collect, store, process and use payment information. Due to the volume and sensitivity of the personal information and data AFRAG and these third parties manage and expect to manage in the future, as well as the nature of AFRAG’s customer base, the security features of AFRAG’s information systems are critical. A variety of federal, state and foreign laws and regulations govern the collection, use, retention, sharing and security of this information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may not be harmonized, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or AFRAG’s practices. As a result, AFRAG’s practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations.

AFRAG expects that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions. AFRAG cannot yet determine the impact such future laws, regulations and standards may have on AFRAG’s business. Complying with these evolving obligations is costly.

As it expands its international presence, AFRAG may also become subject to additional privacy rules, many of which, such as the General Data Protection Regulation promulgated by the European Union (the “GDPR”) and international laws supplementing the GDPR, such as in the United Kingdom, are significantly more stringent than those currently enforced in the United States. The law requires companies to meet stringent requirements regarding the handling of personal data of individuals located in the EEA. These more stringent requirements include expanded disclosures to inform customers about how AFRAG may use their personal data through external privacy notices, increased controls on profiling customers and increased rights for data subjects (including customers and employees) to access, control and delete their personal data. In addition, there are mandatory data breach notification requirements. The law also includes significant penalties for non-compliance, which may result in monetary penalties of up to the higher of €20.0 million or 4% of a group’s worldwide turnover for the preceding financial year for the most serious violations. The GDPR and other similar regulations require companies to give specific types of notice and informed consent is required for the placement of a cookie or similar technologies on a user’s device for online tracking for behavioral advertising and other purposes and for direct electronic marketing, and the GDPR also imposes additional conditions in order to satisfy such consent, such as a prohibition on pre-checked tick boxes and bundled consents, thereby requiring customers to affirmatively consent for a given purpose through separate tick boxes or other affirmative action.

A significant data breach or any failure, or perceived failure, by AFRAG to comply with any federal, state or foreign privacy or consumer protection-related laws, regulations or other principles or orders to which it may be subject or other legal obligations relating to privacy or consumer protection could adversely affect AFRAG’s reputation, brand and business, and may result in claims, investigations, proceedings or actions against it by governmental entities or others or other penalties or liabilities or require AFRAG to change its operations and/or cease using certain data sets. Depending on the nature of the information compromised, AFRAG may also have obligations to notify users, law enforcement or payment companies about the incident and may need to provide some form of remedy, such as refunds, for the individuals affected by the incident.

Failures in AFRAG’s technology infrastructure could damage AFRAG’s business, reputation and brand and substantially harm AFRAG’s business and results of operations.

If its main data center or cloud infrastructure were to fail, or if it were to suffer an interruption or degradation of services at its main data center, AFRAG could lose important manufacturing and technical data, which could harm its business. AFRAG’s facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events. In the event that AFRAG’s or any third-party provider’s systems or service abilities are hindered by any of the events discussed above, AFRAG’s ability to operate may be impaired. A decision to close the facilities without adequate notice, or other unanticipated problems, could adversely impact AFRAG’s operations. Any of the aforementioned risks may be augmented if AFRAG’s or any third-party provider’s business continuity and disaster recovery plans prove to be inadequate. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that AFRAG experience could result in unauthorized access to, misuse of or unauthorized acquisition of AFRAG’s or its customers’ data, the loss, corruption or alteration of this data, interruptions in AFRAG’s operations or damage to AFRAG’s computer hardware or systems or those of AFRAG’s customers. Moreover, negative publicity arising from these types of disruptions could damage AFRAG’s reputation. AFRAG may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in its service. Significant unavailability of AFRAG’s services and due to attacks could cause users to cease using AFRAG’s services and materially and adversely affect AFRAG’s business, prospects, financial condition and results of operations.

Risks Related to Legal, Regulatory and Compliance

Government policies and regulations affecting the agricultural sector and related industries could adversely affect AFRAG’s operations and profitability.

Agricultural commodity production and trade flows are significantly affected by government policies and regulations. Governmental policies affecting the agricultural industry, such as taxes, tariffs, duties, subsidies, import and export restrictions, price controls on agricultural commodities and energy policies (including biofuels mandates), can influence industry profitability, the planting of certain crops versus other uses of agricultural resources, the location and size of crop production, whether unprocessed or processed commodity products are traded, and the volume and types of imports and exports. Additionally, regulation of financial markets and instruments internationally may create uncertainty as these laws are adopted and implemented and may impose significant additional risks and costs that could impact AFRAG’s risk management practices. Future governmental policies, regulations or actions impacting AFRAG’s industries may adversely affect the supply of, demand for and prices of AFRAG’s products, restrict AFRAG’s ability to do business in existing and target markets, or engage in risk management activities and otherwise cause AFRAG’s financial results to suffer.

Expenses or liabilities resulting from litigation could materially adversely affect AFRAG’s results of operations and financial condition.

AFRAG has and may become party to various legal proceedings and other claims that arise in the ordinary course of business, or otherwise in the future. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. In addition, any such claims or litigation may be time-consuming and costly, divert management resources, require AFRAG to change its platform or have other adverse effects on its business. While AFRAG cannot assure the ultimate outcome of any legal proceeding or contingency in which it is or may become involved, AFRAG does not believe that any pending legal claim or proceeding arising in the ordinary course will be resolved in a manner that would have a material adverse effect on its business. However, if one or more of these legal matters resulted in a substantial monetary judgment against AFRAG, such a judgment could harm its results of operations and financial condition.

African Agriculture, Inc. is a holding company with no operations of its own and, as such, it depends on its subsidiaries for cash to fund all of its operations and expenses, including future dividend payments, if any.

AFRAG’s operations are conducted entirely through AFRAG’s subsidiaries and AFRAG’s ability to generate cash to meet AFRAG’s debt service obligations or to make future dividend payments, if any, is highly dependent on the earnings and the receipt of funds from AFRAG’s subsidiaries via dividends or intercompany loans. Some of AFRAG’s subsidiaries may become subject to agreements that restrict the sale of assets and significantly restrict or prohibit the payment of dividends or the making of distributions, loans or other payments to stockholders, partners or members. In addition, Delaware law may impose requirements that may restrict AFRAG’s ability to pay dividends to holders of AFRAG’s common stock.

AFRAG’s internal controls over financial reporting may not be effective and AFRAG’s independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a privately-owned company, AFRAG is not subject to the reporting requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. Upon the completion of the Business Combination, AFRAG Pubco will become subject to these rules and regulations. We expect that the requirements of these rules and regulations will increase AFRAG’s legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that AFRAG Pubco maintain effective disclosure controls and procedures and internal control over financial reporting. AFRAG is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed in the reports that AFRAG Pubco will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to AFRAG Pubco’s principal executive and financial officers.

As part of the SEC review process in connection with AFRAG’s Form S-1 initially filed on March 31, 2022, AFRAG identified certain errors in its financial statements related to the acquisition of its wholly owned subsidiary, LFT, in 2018 as follows:

AFRAG determined that its acquisition LFT in 2018 should have been accounted for as an asset acquisition instead of a business combination. As a result, in 2018 AFRAG overstated its land use right intangible asset and should not have recognized a bargain purchase gain.

AFRAG determined that a related party payable owed to the prior owner of LFT was relinquished in the acquisition of LFT and, as a result, AFRAG should not have recognized this related party payable in 2018. As a result, AFRAG should not have accrued an operating expense for this related party payable in 2018.

As a direct result of the above two error corrections imputed interest on the related party payable and amortization of the land use right asset were overstated. The reduction in the related party payable also impacted the calculation of the foreign currency translation adjustment and the allocation to the non-controlling interest.

See Note 3 to the unaudited consolidated financial statements of AFRAG for the year ended December 31, 2022 and 2021 contained elsewhere in this proxy statement/prospectus.

While AFRAG is taking action to update its controls to identify any future errors, any new controls that it develops may become inadequate because of changes in conditions in AFRAG’s business. Further, weaknesses in AFRAG’s internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect AFRAG’s operating results or cause AFRAG Pubco to fail to meet our reporting obligations and may result in additional restatements of AFRAG’s financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of AFRAG Pubco’s internal control over financial reporting that it is required to include in its periodic reports to be filed with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in AFRAG Pubco’s reported financial and other information.

In order to maintain and improve the effectiveness of AFRAG’s disclosure controls and procedures and internal control over financial reporting, AFRAG has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight in the regular context of business operations. Any failure to maintain the adequacy of AFRAG’s internal controls, or our consequent inability to produce accurate financial statements on a timely basis, could increase AFRAG’s operating costs and could materially and adversely affect AFRAG’s ability to operate its business. In the event that AFRAG Pubco’s internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in AFRAG Pubco’s operating results and the price of its stock could decline.

AFRAG’s independent registered public accounting firm is not required to formally attest to the effectiveness of AFRAG’s internal control over financial reporting until after AFRAG Pubco is no longer an emerging growth company or a non-accelerated filer. At such time, AFRAG Pubco’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which AFRAG Pubco’s controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on AFRAG’s business and operating results.

Risks Related to the Business Combination and 10X II

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “10X II,” “we,” “us” or “our” refers to 10X II prior to the Business Combination and to AFRAG PubCo and its subsidiaries following the Business Combination.

10X II’s Initial Shareholders have entered into the Acquiror Support Agreement with 10X II and AFRAG to vote in favor of the Business Combination, regardless of how 10X II’s public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, 10X II’s Initial Shareholders, pursuant to the Acquiror Support Agreement, have agreed, among other things, to vote all of their founder shares and other public shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date of this proxy statement/prospectus, the Initial Shareholders own 61.3% of 10X II’s issued and outstanding ordinary shares. The Anchor Investors also have agreed to vote their founder shares in favor of the Business Combination Proposal. Accordingly, 10X II would not need any of the public shares to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum, consisting of a simple majority of outstanding 10X II ordinary shares, is present at the extraordinary general meeting, 10X II would not need any of the Class A ordinary shares sold in 10X II’s initial public offering to be voted in favor of the Business Combination Proposal in order for it to be approved. Accordingly, the agreement by 10X II’s Initial Shareholders to vote in favor of each of the proposals at the extraordinary general meeting will increase the likelihood that 10X II will receive the requisite shareholder approval for the Business Combination and the transactions contemplated thereby.

The fairness opinion obtained in connection with the Business Combination does not and will not reflect changes in circumstances between the date of such opinion and the closing of the Business Combination.

In connection with the Business Combination, 10X II’s Board obtained a fairness opinion, dated October 31, 2022, to the effect that, as of that date and based on and subject to certain assumptions, factors and qualifications set forth therein, the Consideration (as defined in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to 10X II. The fairness opinion was based on assumptions, qualifications, limitations and other variables known at the time of its preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of AFRAG or 10X II. The fairness opinion was partially based on financial projections prepared by AFRAG and provided to 10X II’s financial advisor in October 2022 to be used, at the direction of the 10X II Board, in connection with the delivery of the fairness opinion. The actual results for 2022 were materially different than projected in such financial projections. Moreover, AFRAG currently expects its 2023 actual results to differ materially from the 2023 forecasts provided herein and AFRAG’s actual results for 2024 through 2027 may also differ materially from the 2024 through 2027 forecasts provided herein. See “Business Combination Proposal — Certain AFRAG Projected Financial Information” for further information. 10X II will not obtain an additional updated fairness opinion prior to consummation of the Business Combination. Changes in the proposed operations and prospects of AFRAG, general market and economic conditions and other factors that may be beyond the control of 10X II or AFRAG, and on which the fairness opinion was based, may alter the value of 10X II or AFRAG or the price of 10X II’s securities by the time the Business Combination is completed. The fairness opinion does not speak to any date other than October 31, 2022, the date of such opinion, and as such, the opinion does not and will not address the fairness of the Consideration, from a financial point of view, at any date after the date of such opinion, including at the time the Business Combination is completed. For a description of the opinion, see “Business Combination Proposal — Opinion of Financial Advisor to 10X II,” and a copy of the fairness opinion is attached hereto as Annex K.

Since 10X II’s Initial Shareholders, directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of its shareholders, a conflict of interest may have existed in determining whether the Business Combination with AFRAG is appropriate as 10X II’s initial business combination. Such interests include that 10X II’s Initial Shareholders, directors and executive officers, will lose their entire investment in 10X II if the initial business combination is not completed.

When you consider the recommendation of the 10X II Board in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that 10X II’s Initial Shareholders, including 10X II’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of 10X II shareholders generally.

These interests include, among other things, the interests listed below:

•        the fact that our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for 6,666,667 Class B ordinary shares, 4,332,328 of which are currently owned by the Sponsor after the conversion of 1,000,000 Class B ordinary shares to Class A ordinary shares on May 15, 2023, and 2,973,710 of which will be owned following the consummation of the Business Combination after it transfers an aggregate of 1,358,618 Class B ordinary shares to the Anchor Investors and certain other shareholders which entered into non-redemption agreements in connection with the Extension Meetings, assuming 10X II’s board of directors elects to extend the date by which 10X II is required to consummate a business combination or dissolve until February 13, 2024. The 4,428,710 shares of AFRAG PubCo’s Common Stock that the Initial Shareholders will hold following the Business Combination, if unrestricted and freely tradable, and in the case of the shares held by the Sponsor, following expiration of the lock-up, would have had an aggregate market value of approximately $46.9 million based upon the closing price of $10.59 per public share on the Nasdaq on October 9, 2023, the most recent closing price. This represents a 1,026% gain on the Sponsor’s investment. If we do not consummate a Business Combination transaction by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents), then the founder shares will be worthless;

•        the fact that, given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the Class A ordinary shares sold as part of the units in the initial public offering, the Sponsor may earn a positive rate of return on their investment even if the AFRAG PubCo

Common Stock trades below $10.00 per share and the public shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of public shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while public shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share;

•        the fact that, at the time of the initial public offering, the Initial Shareholders and certain of 10X II’s current officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ordinary shares (other than public shares) held by them if 10X II fails to complete an initial business combination by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents). The Initial Shareholders and our officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the founder shares and private placement units are dependent on the consummation of a business combination. This may incentivize such persons to complete a business combination on terms or conditions that are not in the best interest of the public shareholders;

•        the fact that Sponsor paid $4,550,000 for 455,000 private placement units (each unit comprising one Class A ordinary share and one-third of one warrant to purchase a Class A ordinary share), which, if unrestricted and freely tradable, would have had an aggregate market value of approximately $4.8 million based upon the closing price of $10.60 per public unit (although holders of the private placement units have certain rights that differ from the rights of holders of the public units) on Nasdaq on October 9, 2023, the most recent closing price, and the fact that the private placement warrants contained in the private placement units will expire worthless and the Sponsor has waived liquidation rights to the private placement shares contained in the private placement units if a business combination is not consummated by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that the Amended and Restated Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of 10X II;

•        the fact that, pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in the Proposed Charter providing for continued indemnification of 10X II’s directors and officers and (ii) continue 10X II’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that the Sponsor and 10X II’s officers and directors will lose their entire investment in 10X II and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that if the Trust Account is liquidated, including in the event 10X II is unable to complete an initial business combination by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents), the Sponsor has agreed to indemnify 10X II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which 10X II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to 10X II, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that 10X II may be entitled to distribute or pay over funds held by 10X II outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing;

•        the fact that it is currently contemplated that a designee of 10X II will serve as a director of AFRAG PubCo following the Closing. As such, in the future such person may receive any cash fees or equity awards that the AFRAG PubCo Board determines to pay its directors; and

•        the fact that the Initial Shareholders entered into the Acquiror Support Agreement pursuant to which the original lock-up period to which our Initial Shareholders are subject was amended to shorten such lock-up period to six months with respect to all of the Lock-Up Shares (as defined in this proxy statement/prospectus).

As a result of the foregoing interests, the Sponsor and 10X II’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. Based on the closing price per share of the public shares and units on October 9, 2023 as reported on Nasdaq of $10.59 and $10.60, respectively, in the aggregate, the Sponsor and its affiliates have approximately $48.7 million at risk that depends upon the completion of a business combination. Such amount consists of: (i) 1,000,000 Class A ordinary shares, 2,973,710 Class B ordinary shares that will be held by the Sponsor following the Closing and 455,000 private placement units, (ii) $1,742,652.26 in unreimbursed out-of-pocket expenses as of October 9, 2023 and (iii) $20,000 of administrative support expense as of October 9, 2023.

See the section entitled “Business Combination Proposal — Interests of 10X II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

In addition, 10X II has not adopted a policy that expressly prohibits its directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by 10X II or in any transaction to which 10X II is a party or has an interest. 10X II does not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by 10X II. Accordingly, such persons or entities may have a conflict between their interests and 10X II’s.

The personal and financial interests of 10X II’s Initial Shareholders as well as 10X II’s directors and executive officers may have influenced their motivation in identifying and selecting AFRAG as a business combination target, completing an initial business combination with AFRAG and influencing the operation of the business following the consummation of the Business Combination. In considering the recommendations of the 10X II Board to vote for the proposals, its shareholders should consider these interests.

Since the Anchor Investors hold founder shares and have the right to receive additional founder shares from Sponsor pursuant to non-redemption agreement, a conflict of interest may arise in determining whether a particular target business is appropriate for 10X II’s initial business combination.

Subject to each Anchor Investor purchasing 100% of the units allocated to it in 10X II’s initial public offering, in connection with the closing of the initial public offering, the Sponsor agreed to transfer a portion of its founder shares to each Anchor Investor, representing an aggregate of 1,334,339 founder shares to all Anchor Investors. In addition, in November 2022, certain Anchor Investors and other shareholders agreed for the benefit of 10X II to (i) vote certain 10X II ordinary shares owned or thereafter acquired (the “Subject 10X II Equity Securities”), representing 3,705,743 ordinary shares in the aggregate, in favor of the proposal to amend 10X II’s Existing Governing Documents to extend the time 10X II is permitted to close a business combination and (ii) not redeem the Subject 10X II Equity Securities in connection with such a proposal. In connection with these commitments from the Anchor Investors and certain other shareholders, the Sponsor has agreed to transfer an aggregate of 1,358,618 Class B ordinary shares to the Anchor Investors following the approval of the Business Combination and prior to the Closing.

The Anchor Investors will share in any appreciation of the founder shares, provided that 10X II successfully completes the Business Combination or any other business combination. Accordingly, the Anchor Investors’ interests in their respective founder shares and those founder shares to be transferred by the Sponsor prior to the closing of the Business Combination may provide them with an incentive to vote any public shares they own in favor of the Business Combination, and make a substantial profit on such interests, even if following the Business Combination, AFRAG PubCo ultimately declines in value and is not profitable for other public shareholders.

In addition, in the event that the Anchor Investors continue to hold at least 1,334,339 of the founder shares in addition to any other public shares they may own at the time of the extraordinary general meeting, and vote those shares in favor of the Business Combination, no affirmative votes from other public shareholders would be required to approve the Business Combination.

If the conditions to closing contained in the Merger Agreement are not met or waived, the Business Combination may not occur.

Even if the Merger Agreement is approved by the shareholders of 10X II, certain customary closing conditions, including, but not limited to, (i) the completion of the offer to redeem the Class A ordinary shares of 10X II, (ii) the required shareholder approvals having been obtained, (iii) the effectiveness of this proxy statement/prospectus in accordance with the provisions of the Securities Act, (iv) the AFRAG PubCo Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq, (v) 10X II having aggregate cash and cash commitments (including commitments under the Standby Equity Purchase Agreement (as defined herein)) of greater than $10.0 million, (vi) no material adverse effect having occurred and be continuing, (vii) as of the Closing, the effectiveness of each of the agreements ancillary to the Merger Agreement, and (viii) the Domestication having been consummated prior to the Closing in accordance with the Merger Agreement and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation to the Domestication having been delivered to AFRAG. For a list of the material closing conditions contained in the Merger Agreement, see the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination.” 10X II and AFRAG may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived by the applicable parties, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause 10X II and AFRAG to each lose some or all of the intended benefits of the Business Combination.

Further, satisfying the conditions to, and the completion of, the Business Combination may take longer and could cost more than 10X II expects. Any delay or additional costs incurred in connection with completing the Business Combination could materially affect the benefits that 10X II expects to achieve from the Business Combination.

10X II may change or waive one or more of the terms of, or conditions to, the Business Combination, and the exercise of 10X II’s directors’ and executive officers’ discretion in agreeing to such changes may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in 10X II’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require 10X II to agree to amend the Merger Agreement, to consent to certain actions taken by AFRAG or to waive one or more of the conditions to the Business Combination and/or rights that 10X II is entitled to under the Merger Agreement. Such events could arise because of changes in the course of AFRAG’s business, a request by AFRAG to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on AFRAG’s business and would entitle 10X II to terminate the Merger Agreement. In any of such circumstances, it would be at 10X II’s discretion, acting through the 10X II Board, to grant its consent or waive those conditions or rights. The existence of financial and personal interests of one or more of the directors or executive officers described in the preceding risk factors may result in a conflict of interest on the part of such director(s) or executive officer(s) between what he, she or they may believe is best for 10X II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, 10X II does not believe there will be any changes or waivers that 10X II’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, 10X II will circulate a new or amended proxy statement/prospectus and resolicit 10X II’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

10X II will not have any right to make damage claims against AFRAG for the breach of any representation, warranty or covenant made by AFRAG in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Business Combination, except for certain fraud claims and those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing. Accordingly, there are no remedies available to 10X II with respect to any breach of the representations, warranties, covenants or agreements of AFRAG after the Closing, and, as a result, 10X II will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by AFRAG at the time of the Business Combination (except, in limited instances, for certain fraud claims and those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing).

The consummation of the Business Combination is subject to compliance with the HSR Act, and, if certain conditions are not satisfied or waived, the Business Combination may not be completed.

The parties have determined, based on currently available information, that one or more valid exemptions under the HSR Act apply to the Business Combination. Accordingly, neither 10X nor AFRAG has made any filings under the HSR Act with the Antitrust Division or the FTC. If the parties to the Merger Agreement erred in their analysis, or if any facts change prior to closing in a way that alters the results of that analysis, then the Business Combination will not be able to be completed until the applicable waiting period under the HSR Act has expired or been terminated, and there can be no assurance that any appropriate filings will be made or regulatory conditions will be satisfied prior to the Termination Date.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either 10X II or AFRAG can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Merger Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on 10X II or AFRAG, including the following events (except, in some cases, where the change has a disproportionate effect on a party):

•        changes generally affecting the economy, financial or securities markets;

•        the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

•        changes (including changes in law) or general conditions in the industry in which the party operates;

•        changes in GAAP (or the authoritative interpretation of GAAP); or

•        changes attributable to the public announcement or pendency of the transactions contemplated by the Merger Agreement (including the impact thereof on relationships with customers, suppliers, employees and any federal, state, or local government entities).

Furthermore, 10X II or AFRAG may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, 10X II’s share price may suffer.

Vellar may purchase shares to backstop the funds in the Trust Account, as a result of which the Business Combination may still consummate even if a significant number of 10X II’s public shareholders exercise their redemption rights. However, if the conditions for the funding of the Forward Purchase Agreement are not satisfied, or if Vellar is unable to provide the funding pursuant to the Forward Purchase Agreement or is otherwise in breach of the Forward Purchase Agreement, then it is possible that the Business Combination may not be consummated.

Pursuant to the Forward Purchase Agreement, Vellar intends, but is not obligated, to purchase through a broker in the open market 10X II’s Class A ordinary shares, including from public shareholders who elect to redeem their public shares in connection with the extraordinary general meeting to vote to approve the Business Combination, after the redemption deadline set forth in this proxy statement/prospectus and prior to the extraordinary general meeting to vote to approve the Business Combination. Pursuant to the Forward Purchase Agreement, Vellar may purchase up to 4,000,000 Class A ordinary shares, subject to automatic reduction to equal the amount of Class A ordinary shares outstanding as of the redemption deadline and subject to increase to up to 10,000,000 upon mutual agreement of 10X II and Vellar. As a result of the transactions contemplated by the Forward Purchase Agreement, even if there are a significant amount of redemptions by public shareholders, and if the minimum cash condition in the Merger Agreement is satisfied or waived, then, subject to other closing conditions, the Business Combination may still be consummated. However, on or shortly after the Closing, 10X II will need to pay Vellar (i) an amount equal to the number of shares to be purchased by Vellar times the redemption price (as determined in accordance with the Existing Governing Documents) and (ii) an amount equal to the product of (x) such number that is the greater of (a) 5% of the number of shares Vellar purchased pursuant to the Forward Purchase Agreement and (b) 200,000 and (y) the redemption price per share (as determined in accordance with the Existing Governing Documents), and, as a result, 10X II’s cash reserves would be reduced significantly.

In addition, purchases pursuant to the Forward Purchase Agreement may reduce the public “float” of AFRAG PubCo Common Stock and the number of beneficial holders of AFRAG PubCo’s securities, possibly making it difficult to obtain or maintain the quotation, listing or trading of AFRAG PubCo’s securities on a national securities exchange.

The issuance of AFRAG PubCo Common Stock to Vellar pursuant to the Forward Purchase Agreement could cause substantial dilution, which could materially affect the trading price of AFRAG PubCo Common Stock.

Pursuant to the Forward Purchase Agreement, on the maturity date of the Forward Purchase Agreement, Vellar will be entitled to consideration of $2.00 multiplied by (a) the Maximum Number of Shares under the Forward Purchase Agreement less (b) the number of shares for which Vellar elected early termination. AFRAG PubCo will have the option to pay this amount in cash or in shares of AFRAG PubCo Common Stock valued at the average daily VWAP price of the AFRAG PubCo Common Stock over 10 scheduled trading days ending on the maturity date. Depending on the amount of the maturity consideration and the trading price of AFRAG PubCo Common Stock, the issuance of these shares in payment of such consideration could result in substantial dilution and decreases to AFRAG PubCo’s stock price.

The issuance of AFRAG PubCo Common Stock in connection with the Standby Equity Purchase Agreement could cause substantial dilution, which could materially affect the trading price of AFRAG PubCo Common Stock.

The Standby Equity Purchase Agreement (“SEPA”) grants AFRAG PubCo the right, but not the obligation, to require Yorkville to purchase, from time to time, following the consummation of the Business Combination, up to $100,000,000 of newly issued shares of AFRAG PubCo. To the extent AFRAG PubCo exercises its right to sell such shares under the SEPA, AFRAG PubCo will need to issue new shares to Yorkville. Although AFRAG PubCo cannot predict the number of AFRAG PubCo shares that would actually be issued in connection with any such sale, such issuances could result in substantial dilution and decreases to AFRAG PubCo’s stock price.

AFRAG PubCo may issue additional shares of AFRAG PubCo Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

AFRAG PubCo may issue additional shares of AFRAG PubCo Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness, pursuant to the SEPA or under the African Agriculture Holdings Inc. 2023 Incentive Plan, without stockholder approval, in a number of circumstances.

The issuance of additional shares of AFRAG PubCo Common Stock or other equity securities of equal or senior rank could have the following effects:

•        your proportionate ownership interest in AFRAG PubCo will decrease;

•        the relative voting strength of each previously outstanding share of AFRAG PubCo Common Stock may be diminished; or

•        the market price of your shares of AFRAG PubCo Common Stock may decline.

AFRAG’s financial forecasts, which were presented to the 10X II Board and are included in this proxy statement/prospectus, may not prove accurate.

In connection with the Business Combination, 10X II management presented certain forecasted financial information for AFRAG to the 10X II Board, which was internally prepared and provided by AFRAG, and adjusted by 10X II management to take into consideration the consummation of the Business Combination (assuming that no public shares are elected to be redeemed by 10X II’s public shareholders), as well as certain adjustments that were appropriate in their judgment and experience. The forecasts were based on numerous variables and assumptions known to AFRAG and 10X II at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of AFRAG or 10X II. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of AFRAG (including its ability to achieve a timely buildout of operations, strategic goals, objectives and targets over applicable periods), access to sufficient capital to fund growth initiatives, demand for alfalfa and other planned product offerings, impacts of weather and climate-related events, maintenance of existing regulatory permits, industry performance, the competitive environment, changes in technology, and general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

The Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event an initial business combination is not consummated. The Sponsor has also agreed to pay for any liquidation expenses if an initial business combination is not consummated. Such liability may have influenced the Sponsor’s decision to pursue the Business Combination.

If the Business Combination or another business combination is not consummated by 10X II by February 13, 2024, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by 10X II for services rendered or contracted for or products sold to 10X II. If 10X II consummates an initial business combination, including the Business Combination, on the other hand, 10X II will be liable for all such claims. Neither 10X II nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to 10X II.

These obligations of the Sponsor may have influenced the Sponsor’s decision to pursue the Business Combination. Certain of 10X II’s Initial Shareholders have an indirect economic interest in the founder shares and the private placement units purchased by the Sponsor as a result of his or her membership interest in the Sponsor. In considering the recommendations of the 10X II Board to vote for the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, 10X II’s shareholders should consider these interests.

10X II and AFRAG have incurred and expect to incur significant transaction costs in connection with the Business Combination.

10X II and AFRAG have both incurred and expect to incur significant, nonrecurring costs in connection with the Business Combination. 10X II and AFRAG will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed.

Past performance by 10X II and by its management team may not be indicative of future performance of an investment in 10X II or AFRAG PubCo.

Past performance by 10X II and by its management team is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of 10X II or its management team’s performance as indicative of the future performance of an investment in 10X II or AFRAG PubCo or the returns 10X II or AFRAG PubCo will, or is likely to, generate going forward.

The loss of any member or change in structure of AFRAG’s senior management team could adversely affect AFRAG PubCo’s business.

AFRAG PubCo’s success depends in large part upon the skills, experience and performance of members of its executive management team and others in key leadership positions as it depends on key management to run its business. The efforts of these persons will be critical to AFRAG PubCo as it continues to develop and scale its business. Following the Closing, it is expected that the current executive management team of AFRAG will continue as the executive management team of AFRAG PubCo. If AFRAG PubCo were to lose one or more key executives, including Alan Kessler, Chief Executive Officer and Chairman, Harry Green, Chief Financial Officer, or Edward Meiring, Chief Operating Officer, among others, AFRAG PubCo may experience difficulties in competing effectively and implementing its business strategy. Only certain AFRAG executives have employment contracts, and the majority of its employees are at-will, which means that, following the consummation of the Business Combination, either AFRAG PubCo or any employee may terminate an employee’s employment at any time or in the notice period set forth in an executive’s contract. AFRAG does not, and AFRAG PubCo does not intend to, carry key person insurance for any of its executives or employees. The loss of one or more executive officers or other key personnel or AFRAG PubCo’s inability to locate suitable or qualified replacements could be significantly detrimental to product development efforts and could have a material adverse effect on AFRAG PubCo’s business, financial condition and results of operations.

In addition, AFRAG PubCo must attract and retain highly qualified personnel, including certain foreign nationals who are not citizens or permanent residents of Senegal or Niger, many of whom are highly skilled and constitute an important part of AFRAG’s workforce, and will constitute an important part of AFRAG PubCo’s workforce following the consummation of the Business Combination. AFRAG PubCo’s ability to hire and retain these employees and their ability to remain and work in AFRAG PubCo’s countries of operations are impacted by laws and regulations, as well as by procedures and enforcement practices of various government agencies. Changes in immigration laws, regulations or procedures, including those that may be enacted by the current presidential administrations may adversely affect AFRAG PubCo’s ability to hire or retain such workers, increase its operating expenses, and negatively impact its ability to deliver products and services, any of which would adversely affect AFRAG PubCo’s business, financial condition and results of operations.

10X II’s Existing Governing Documents waive the doctrine of corporate opportunity.

10X II’s Existing Governing Documents provide that 10X II renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of 10X II and such opportunity is one 10X II is legally and contractually permitted to undertake and would otherwise be reasonable for 10X II to pursue, and to the extent the director or officer is permitted to refer that opportunity to 10X II without violating another legal obligation. 10X II believes there were no such corporate opportunities that were not presented as a result of these provisions in its Existing Governing Documents, but 10X II cannot assure you that this provision did not impact its search for a business combination target.

Activities taken by existing 10X II shareholders to increase the likelihood of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on 10X II’s securities.

At any time prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding 10X II, the Sponsor, 10X II’s directors, officers, advisors or any of their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Class A ordinary shares of 10X II or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on 10X II’s securities. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares they own, either prior to or immediately after the extraordinary general meeting.

Because AFRAG is not conducting an underwritten public offering of its securities, no underwriter has conducted due diligence of AFRAG’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the issuer and vet the issuer’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because AFRAG intends to become publicly traded through a business combination with 10X II rather than through an underwritten public offering of its common stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on AFRAG or 10X II in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter. Investors in 10X II and AFRAG PubCo must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of AFRAG’s business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of AFRAG PubCo’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of AFRAG PubCo’s securities or helping to stabilize, maintain or affect the public price of AFRAG PubCo’s securities following the Closing. Moreover, AFRAG PubCo will not engage in, and has not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the AFRAG PubCo securities that will be outstanding immediately following the Closing. In addition, since AFRAG PubCo will become public through a merger, securities analysts of major brokerage firms may not provide coverage of AFRAG since there is no incentive to brokerage firms to recommend the purchase of its shares of common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on AFRAG PubCo’s behalf. All of these differences from an underwritten public offering of AFRAG PubCo’s securities could result in a more volatile price for AFRAG PubCo’s securities.

In addition, the Sponsor, certain members of the 10X II Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of AFRAG PubCo’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of AFRAG PubCo’s securities. Such interests may have influenced the 10X II Board in making its recommendation that 10X II shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See also “— Since 10X II’s Initial Shareholders, directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of its shareholders, a conflict of interest may have existed in determining whether the Business Combination with AFRAG is appropriate as 10X II’s initial business combination. Such interests include that 10X II’s Initial Shareholders, directors and executive officers, will lose their entire investment in 10X II if the initial business combination is not completed.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if AFRAG PubCo became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

The SEC has recently issued proposed rules relating to certain activities of SPACs. Certain of the procedures that 10X II, a potential business combination target, or others may determine to undertake in connection with such proposals may increase 10X II’s costs and the time needed to complete its initial business combination and may constrain the circumstances under which 10X II could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause us to liquidate the funds in the Trust Account or liquidate 10X II at an earlier time than we might otherwise choose.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other items, to disclosures in business combination transactions between SPACs such as 10X II and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted, and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs. Certain of the procedures that 10X II, a potential business combination target, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing an initial business combination, and may constrain the circumstances under which 10X II could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause 10X II to liquidate the funds in the Trust Account or liquidate 10X II at an earlier time than 10X II might otherwise choose.

If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company.

As described further above, the SPAC Rule Proposals relate, among other matters, to the circumstances in which SPACs, including companies like 10X II, could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for a business combination no later than 18 months after the effective date of its registration statement for its initial public offering. The company would then be required to complete its initial business combination no later than 24 months after the effective date of the registration statement for its initial public offering.

Because the SPAC Rule Proposals have not yet been adopted, there is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like ours that does not complete its business combination within 24 months after the effective date of the registration statement for its initial public offering.

If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted, including:

•        restrictions on the nature of our investments; and

•        restrictions on the issuance of securities.

In addition, we would be subject to burdensome compliance requirements, including:

•        registration as an investment company with the SEC;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company.

If 10X II is deemed to be an investment company for purposes of the Investment Company Act, it may be forced to abandon its efforts to consummate an initial business combination and instead be required to liquidate 10X II. To avoid that result, 10X II has determined to instruct Continental to liquidate the securities held in the Trust Account on August 8, 2023 and instead hold all funds in the Trust Account in an interest-bearing demand deposit account. Interest on such demand deposit accounts is variable, and 10X II cannot assure you that such rate will not decrease or increase significantly. As a result, following the liquidation, 10X II may receive less interest on the funds held in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of 10X II.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”), relating, among other things, to circumstances in which SPACs, such as 10X II, could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a SPAC to file a report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the registration statement relating to the SPAC’s initial public offering. Such SPAC would then be required to complete its initial business combination no later than 24 months after the effective date of the registration statement relating to its initial public offering.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC that has not entered into a definitive agreement within 18 months after the effective date of the registration statement relating to its initial public offering or that does not consummate its initial business combination within 24 months after such date. While 10X II entered into the Merger Agreement within 18 months after the effective date of the IPO Registration Statement, 10X II cannot assure you that it will be able to consummate its initial business combination within 24 months of such date. As a result, it is possible that a claim could be made that 10X II has been operating as an unregistered investment company if 10X II has not consummated the Business Combination within 24 months after the effective date of the IPO Registration Statement. If 10X II were deemed to be an investment company for purposes of the Investment Company Act, it might be forced to abandon its efforts to consummate an initial business combination and instead be required to liquidate. If 10X II is required to liquidate, its investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of 10X II’s shares and warrants following such a transaction, and 10X II’s warrants would expire worthless.

In order to mitigate the potential risks of 10X II being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), 10X II has determined to liquidate the U.S. government securities or money market funds held in the Trust Account on August 8. 2023 and to hold all funds in the Trust Account in cash in an interest-bearing demand deposit account until the earlier of consummation of an initial business combination or liquidation. Interest on such demand deposit accounts is variable, and 10X II cannot assure you that such rate will not decrease or increase significantly. As a result, following such liquidation, 10X II may receive less interest on the funds held in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of 10X II.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect 10X II’s business, including its ability to negotiate and complete its initial business combination, and results of operations.

10X II is subject to laws and regulations enacted by national, regional and local governments. In particular, 10X II will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on 10X II’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on 10X II’s business, including its ability to negotiate and complete its initial business combination, and results of operations.

On March 30, 2022, the SEC issued the SPAC Rule Proposals, which, if implemented, may materially adversely affect our business, financial condition and results of operations. See “— The SEC has recently issued proposed rules relating to certain activities of SPACs. Certain of the procedures that 10X II, a potential business combination target, or others may determine to undertake in connection with such proposals may increase 10X II’s costs and the time needed to complete its initial business combination and may constrain the circumstances under which 10X II could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause us to liquidate the funds in the Trust Account or liquidate the Company at an earlier time than we might otherwise choose” and “— If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company.”

To mitigate the risk that 10X II might be deemed to be an investment company for purposes of the Investment Company Act, 10X II may, at any time, instruct the trustee to liquidate the securities held in the Trust Account and instead instruct the trustee to hold the funds in the Trust Account in cash until the earlier of the consummation of 10X II’s initial business combination or its liquidation. As a result, following the liquidation of securities in the Trust Account, 10X II would likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of the Company.

The funds in the Trust Account have, since 10X II’s initial public offering, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of 10X II being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, 10X II may, at any time, and it expects that it will, on or prior to the 24-month anniversary of the effective date of the registration statement on Form S-1 that 10X II filed in connection with its initial public offering (the “IPO Registration Statement”), instruct Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of the consummation of 10X II’s initial business combination or liquidation of the Company. Following such liquidation, 10X II would likely receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to 10X II to pay its taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of the Company.

In addition, even prior to the 24-month anniversary of the effective date of the IPO Registration Statement, 10X II may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, the greater the risk that 10X II may be considered an unregistered investment company, in which case 10X II may be required to liquidate. Accordingly, 10X II may determine, in its discretion, to liquidate the securities held in the Trust Account at any time, even prior to the 24-month anniversary, and instead hold all funds in the Trust Account in cash, which would further reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of the Company.

Subsequent to the consummation of the Business Combination, AFRAG PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment.

10X II cannot assure you that the due diligence conducted in relation to AFRAG has identified all material issues or risks associated with AFRAG, its business or the industry in which it competes. As a result of these factors, 10X II may incur additional costs and expenses and AFRAG PubCo may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if 10X II’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on AFRAG PubCo’s financial condition and results of operations and could contribute to negative market perceptions about its securities of AFRAG PubCo. Accordingly, any shareholders of 10X II who choose to remain AFRAG PubCo stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by 10X II’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

10X II may be targeted by securities actions and derivative suits that could result in substantial costs and may delay or prevent the consummation of the Business Combination.

Securities actions and derivative suits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against them could result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on 10X II’s liquidity and financial condition, or could result in equitable relief, such as an injunction prohibiting completion of the Business Combination. Any such judgment may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect 10X II’s and AFRAG PubCo’s respective business, financial condition, and results of operation.

10X II’s independent registered public accounting firm’s report for 10X II contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

10X II has incurred and expects to continue to incur costs in pursuit of its financing and acquisition plans. 10X II cannot assure you that its plans to raise capital or to complete an initial business combination will be successful. These factors, among others, raise substantial doubt about 10X II’s ability to continue as a going concern if 10X II fails to complete its initial business combination within the next 12 months. The financial statements of 10X II contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to continue as a going concern.

AFRAG PubCo will incur increased costs as a result of being a public company

As a privately held company, AFRAG has not been required to comply with certain corporate governance and financial reporting practices required of a publicly traded company. As a publicly traded company, AFRAG PubCo will incur significant legal, accounting, and other expenses that AFRAG was not required to incur in the past, particularly after it is no longer an “emerging growth company.” In addition, new and changing laws, regulations, and standards relating to corporate governance and public disclosure, including changing regulations of the SEC and Nasdaq, have created uncertainty for public companies and have increased the costs and the time that the AFRAG PubCo board of directors and management must devote to compliance. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert AFRAG PubCo management’s attention from implementing its growth strategy, which could negatively affect AFRAG PubCo’s business, results of operations, and financial condition.

10X II’s shareholders who do not redeem their public shares will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of AFRAG PubCo Common Stock in connection with the Business Combination, the percentage ownership of public shareholders who do not redeem their public shares will be diluted. The percentage of AFRAG PubCo Common Stock that will be owned by public shareholders as a group will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of public shareholders under different redemption levels, based on the number of issued and outstanding 10X II ordinary shares and AFRAG common stock on June 30, 2023, after giving effect to the Extension Redemptions and the Optional Conversion, and based on the AFRAG PubCo Common Stock expected to be issued in the Business Combination, non-redeeming public shareholders, as a group, will own:

•        if there are no redemptions of public shares, 3.8% of AFRAG PubCo Common Stock expected to be outstanding immediately after the Business Combination; or

•        if there are maximum redemptions of 100% of the outstanding public shares, 0.0% of AFRAG PubCo Common Stock expected to be outstanding immediately after the Business Combination.

Because of this, public shareholders, as a group, will have less influence on the board of directors, management and policies of AFRAG PubCo than they now have on the board of directors, management and policies of 10X II.

The ownership percentage with respect to AFRAG PubCo following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to public shareholders who do not redeem their public shares:

•        the issuance of up to 6,666,575 shares upon exercise of the public warrants at a price of $11.50 per share;

•        the issuance of up to 218,333 shares upon exercise of the private placement warrants held by the Sponsor following the Business Combination at a price of $11.50 per share;

•        the issuance of additional shares in an amount of up to $100.0 million pursuant to the SEPA;

•        the issuance of an amount of shares up to 10% of the outstanding shares of AFRAG PubCo Common Stock following the Closing, on a fully diluted basis, under the 2023 Plan; and

•        if the Sponsor, or 10X II’s officers, directors or their affiliates make any working capital loans prior to the closing of the Business Combination, they may convert up to $1,500,000 of those loans into private placement units at a price of $10.00 per unit.

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding shares of 10X II ordinary shares and AFRAG common stock on June 30, 2023, after giving effect to the Extension Redemptions and the Optional Conversion, and based on the AFRAG PubCo Common Stock expected to be issued in the Business Combination, non-redeeming public shareholders, assuming no additional redemptions of public shares, as a group, would own 3.8% of AFRAG PubCo Common Stock outstanding assuming all such shares were issued immediately after the Business Combination.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what AFRAG PubCo’s actual financial position or results of operations would have been.

10X II and AFRAG currently operate as separate companies and have had no prior history as a combined entity, and 10X II’s and AFRAG’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of AFRAG PubCo. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from 10X II’s and AFRAG’s historical financial statements and certain adjustments and assumptions have been made regarding AFRAG after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of AFRAG PubCo.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect AFRAG PubCo’s financial condition or results of operations following the Closing. Any potential decline in AFRAG PubCo’s financial condition or results of operations may cause significant variations in AFRAG PubCo’s stock price.

The ability of 10X II’s public shareholders to exercise redemption rights with respect to a large number of its public shares may not allow it to complete the Business Combination or optimize the capital structure of AFRAG PubCo and may increase the probability that the Business Combination would be unsuccessful and that you will have to wait for liquidation in order to redeem your shares.

At the time of entering into the Merger Agreement, 10X II did not know how many shareholders may exercise their redemption rights, and therefore, 10X II needed to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the 10X II shareholders of the Condition Precedent

Proposals being obtained; (ii) the completion of the offer to redeem the Class A ordinary shares of 10X II; (iii) the AFRAG PubCo Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq and (iv) 10X II having aggregate cash and cash commitments (including commitments under the SEPA) of at least $10.0 million. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. Following the execution of the Merger Agreement, on November 9, 2022 10X II held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend 10X II’s Existing Governing Documents to extend the date by which 10X II must consummate an initial business combination. In connection with the extraordinary general meeting of shareholders, a total of 212 10X II shareholders elected to redeem an aggregate of 15,357,970 public shares. In connection with the Second Extension Meeting and subsequent redemption, a total of 96 10X II shareholders elected to redeem an aggregate of 2,522,477 public shares. Following the Extension Redemptions, 10X II had approximately $21.9 million left in its Trust Account. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until 10X II liquidates the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time its shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with its redemption until 10X II liquidates or you are able to sell your shares in the open market. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

10X II’s Initial Shareholders, as well as AFRAG, 10X II’s directors, executive officers, advisors and their respective affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of its Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding 10X II or its securities, its Initial Shareholders, AFRAG and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of its shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that 10X II’s Initial Shareholders, AFRAG and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. It is intended that Rule 10b-18 would govern any such purchases by our Initial Shareholders, officers, directors or their affiliates, to the extent Rule 10b-18 applies. Rule 10b-18 provides a safe harbor from liability for market manipulation for purchases made under conditions set out in the Rule, including with respect to timing, pricing and volume of purchases. On November 2, 2022, 10X II and AA entered into an OTC Equity Prepaid Forward Purchase Transaction (the “Forward Purchase Agreement”) with Vellar Opportunity Fund SPV LLC — Series 8 (“Vellar”), a client of Cohen & Company Financial Management, LLC. Pursuant to the Forward Purchase Agreement, Vellar intends, but is not obligated, to purchase through a broker in the open market 10X II’s Class A ordinary shares, including from public shareholders who elect to redeem their public shares (such purchased shares, the “Recycled Shares”) in connection with the extraordinary general meeting to vote to approve the Business Combination, after the redemption deadline set forth in this proxy statement/prospectus and prior to the extraordinary general meeting to vote to approve the Business Combination. Vellar may also purchase additional Class A ordinary shares in an issuance from 10X II (such shares, the “Additional Shares” and, together with the Recycled Shares, the “Subject Shares”). Pursuant to the Forward Purchase Agreement, Vellar may purchase up to 4,000,000, subject to automatic reduction to equal the amount of Class A ordinary shares outstanding as of the redemption deadline and subject to increase to up to 10,000,000 upon mutual agreement of 10X II and Vellar (the “Maximum Number of Shares”). The per share purchase prices under the Forward Purchase Agreement will not exceed the redemption price available to 10X II public shareholders exercising redemption rights in connection with shareholder meeting to vote to approve the Business Combination. Vellar has agreed to waive any redemption rights with respect to any Subject Shares in connection with the Business

Combination. The purpose of such share purchases and other transactions would be (i) to increase the likelihood of satisfaction of the requirement that the Business Combination Proposal, each Advisory Charter Proposal, the Nasdaq Proposal and the Equity Incentive Plan Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) increase the likelihood of satisfaction of the requirement that the Charter Amendment Proposal is approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter and (iii) otherwise limit the number of public shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the per share price of the public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares such investor owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of 10X II’s public shares and the number of beneficial holders of its securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of its securities on a national securities exchange.

If our Initial Shareholders, officers, directors or their affiliates elect to purchase public shares from public shareholders, such purchases may affect the market price of 10X II’s securities

The purchases by Vellar pursuant to the Forward Purchase Agreement and any purchases of public shares by our Initial Shareholders, officers, directors or their affiliates in public or privately negotiated transactions as described above may increase the market price of our securities. Further, although none of our Initial Shareholders, officers, directors or their affiliates currently anticipate paying a premium to the market price for such shares, in the event they do pay a premium, such amount will not be more than $            (the redemption price available to 10X II shareholders based on funds in the Trust Account of approximately $            million as of            ) and such payment may not be in the best interest of those holders who have not sold their shares in such transaction or who have not received such premium. There is no other limit on the number of shares that our Initial Shareholders, officers, directors or their affiliates could acquire or the price such parties may pay. Any such securities purchased by our Initial Shareholders, officers, directors or their affiliates would not be voted in favor of approving the Business Combination and they will waive redemption rights with respect to such securities.

If the market does not view the Business Combination positively, purchases of public shares, including the share purchases pursuant to the Forward Purchase Agreement, may have the effect of counteracting the market’s view, which otherwise would have been reflected in a decline in the market price of 10X II’s securities. In addition, once such purchases end, the termination of the price support they provide may materially adversely affect the market price of 10X II’s securities.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by us or the persons described above have been entered into with any public shareholder, except for the Forward Purchase Agreement. If we become aware of any private arrangements entered into or significant private purchases made by any of the persons described above that would affect the vote on the Business Combination or other proposals, we will file a Current Report on Form 8-K to disclose (i) the amount of such securities purchased; (ii) the purpose of the purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination will be approved; (iv) the identities of security holders who sold the securities (if not purchased on the open market) or the nature of security holders who sold to our Initial Shareholders, officers, directors or their affiliates; and (v) the number of securities for which 10X II has received redemption requests pursuant to the vote to approve the Business Combination.

If third parties bring claims against 10X II, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in its initial public offering).

10X II’s placing of funds in the Trust Account may not protect those funds from third-party claims against 10X II. Although 10X II has and will continue to seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which 10X II does business execute agreements with 10X II waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, its management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to 10X II than any alternative.

Examples of possible instances where 10X II may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with 10X II and will not seek recourse against the Trust Account for any reason. Upon redemption of 10X II’s public shares, if 10X II is unable to complete its business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its business combination, 10X II will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to 10X II if and to the extent any claims by a vendor for services rendered or products sold to 10X II, or a prospective target business with which 10X II has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under its indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. 10X II has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and 10X II has not asked Sponsor to reserve for such indemnification obligations. Therefore, 10X II cannot assure you that the Sponsor would be able to satisfy those obligations. None of 10X II’s officers will indemnify 10X II for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if 10X II is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against 10X II which is not dismissed, or if 10X II otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, 10X II may not be able to return to its public shareholders $10.00 per share (which was the offering price in its initial public offering).

10X II’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case less taxes payable, and 10X II’s Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, its independent directors would determine whether to take legal action against its Sponsor to enforce its indemnification obligations. While 10X II currently expects that its independent directors would take legal action on its behalf against its Sponsor to enforce its indemnification obligations to 10X II, it is possible that its independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If 10X II’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to its public shareholders may be reduced below $10.00 per share.

10X II may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

10X II has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, its officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares).

Accordingly, any indemnification provided will be able to be satisfied by 10X II only if (i) 10X II has sufficient funds outside of the Trust Account or (ii) 10X II consummates the Business Combination. 10X II’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit 10X II and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent 10X II pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

In the event 10X II distributes the proceeds in the Trust Account to its public shareholders and subsequently files a bankruptcy petition or an involuntary bankruptcy petition is filed against 10X II that is not dismissed, a bankruptcy court may seek to recover such proceeds, and 10X II and the 10X II Board may be exposed to claims of punitive damages.

If, after 10X II distributes the proceeds in the Trust Account to its public shareholders, 10X II files a bankruptcy petition or an involuntary bankruptcy petition is filed against 10X II that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by its shareholders. In addition, the 10X II Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing it and 10X II to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. 10X II cannot assure you that claims will not be brought against 10X II for these reasons.

If, before distributing the proceeds in the Trust Account to 10X II’s public shareholders, 10X II files a bankruptcy petition or an involuntary bankruptcy petition is filed against 10X II that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of its shareholders and the per share amount that would otherwise be received by its shareholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to 10X II’s public shareholders, 10X II files a bankruptcy petition or an involuntary bankruptcy petition is filed against 10X II that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in 10X II’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by 10X II’s shareholders in connection with its liquidation may be reduced.

10X II’s shareholders may be held liable for claims by third parties against 10X II to the extent of distributions received by them upon redemption of their shares.

If 10X II is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, 10X II was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by its shareholders. Furthermore, 10X II’s directors may be viewed as having breached their fiduciary duties to 10X II or its creditors and/or may have acted in bad faith, and thereby exposing themselves and its company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against 10X II for these reasons. 10X II and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while 10X II was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of KYD$15,000 which equates to US$18,292.68 and to imprisonment for five years in the Cayman Islands.

AFRAG PubCo is an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if AFRAG PubCo takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make its securities less attractive to investors and may make it more difficult to compare its performance with other public companies.

AFRAG PubCo is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and AFRAG PubCo may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in AFRAG PubCo’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, AFRAG PubCo’s shareholders may not have access to certain information they may deem important. AFRAG PubCo could be an emerging growth company for up to five years, although circumstances could cause it to lose that status earlier, including if the market value of the AFRAG PubCo Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case AFRAG PubCo would no longer be an emerging growth company as of the following December 31. AFRAG PubCo cannot predict whether investors will find its securities less attractive because AFRAG PubCo will rely on these exemptions. If some investors find AFRAG PubCo’s securities less attractive as a result of its reliance on these exemptions, the trading prices of its securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. AFRAG PubCo has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, AFRAG PubCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, 10X II is and AFRAG PubCo will initially be a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. AFRAG PubCo will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the AFRAG PubCo Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of the AFRAG PubCo Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent AFRAG PubCo takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for 10X II to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that 10X II is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on 10X II as compared to other public companies. AFRAG is not a public reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and AFRAG PubCo management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to AFRAG PubCo after the Business Combination. If 10X II is not able to implement the requirements of Section 404, including any additional requirements once 10X II is no longer an emerging growth company, in a timely manner or with adequate compliance, 10X II may not be able to assess whether its internal control over financial reporting are effective, which may subject 10X II to adverse regulatory consequences and could harm investor confidence and the market price of AFRAG PubCo Common Stock. Additionally, once 10X II is no longer an emerging growth company, 10X II will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting.

A significant portion of 10X II’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of AFRAG PubCo Common Stock to drop significantly, even if AFRAG PubCo’s business is doing well.

Upon completion of the Business Combination, sales of a substantial number of shares of AFRAG PubCo Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of AFRAG PubCo Common Stock.

It is anticipated that, upon completion of the Business Combination, (i) the AFRAG Holders will own, collectively, approximately 71.7% of the outstanding AFRAG PubCo Common Stock and (ii) 10X II’s Initial Shareholders will own approximately 9.2% of the outstanding AFRAG PubCo Common Stock, in each case, assuming that none of 10X II’s outstanding public shares are redeemed in connection with the shareholder meeting to vote to approve the Business Combination, or approximately 71.7% and 9.2%, respectively, assuming that (i) all of 10X II’s outstanding public shares are tendered for redemption in connection with the Business Combination and (ii) Vellar purchases 2,119,553 public shares pursuant to the Forward Purchase Agreement. These percentages assume that (i) 45,000,000 shares of AFRAG PubCo Common Stock are issued to the AFRAG Holders at Closing; (ii) 100,000 shares of AFRAG PubCo Common Stock are issued pursuant to the SEPA to Yorkville as payment of the fee under the SEPA; (iii) 1,107,716 Class B ordinary shares are transferred from the Sponsor to the Anchor Investors and certain other shareholders following the approval of the Business Combination and prior to Closing; (iv) 1,107,716 shares of AFRAG PubCo Common Stock are issued to Sponsor from AFRAG PubCo Common Stock pursuant to the promissory note by and between AFRAG and Sponsor; and (v) none of the 10X II warrants to purchase AFRAG PubCo Common Stock that will be outstanding immediately following Closing have been exercised. If the actual facts are different than these assumptions, the ownership percentages in AFRAG PubCo will be different.

Although the Sponsor and certain of AFRAG’s stockholders will be subject to certain restrictions regarding the transfer of AFRAG PubCo Common Stock, these shares may be sold after the expiration or early termination of the respective applicable lock-ups under the Acquiror Support Agreement and the AFRAG Lock-Up Agreements, respectively. AFRAG PubCo intends to file one or more registration statements shortly after the Closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of AFRAG PubCo Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

AFRAG PubCo’s directors, executive officers and principal stockholders will continue to have substantial control over AFRAG PubCo’s company after the consummation of the Business Combination, which could limit AFRAG PubCo’s ability to influence the outcome of key transactions, including a change of control.

Upon the consummation of the Business Combination, AFRAG PubCo’s executive officers, directors and principal stockholders and their affiliates will own 42,741,705 shares of AFRAG PubCo’s Common Stock, or approximately 75.9% of the outstanding shares of AFRAG PubCo Common Stock, after giving effect to the Business Combination. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to AFRAG PubCo’s interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of AFRAG PubCo, could deprive AFRAG PubCo’s stockholders of an opportunity to receive a premium for their common stock as part of a sale of AFRAG PubCo and might ultimately affect the market price of AFRAG PubCo Common Stock.

Global Commodities & Investments Ltd., AFRAG’s principal stockholder, beneficially owns greater than 50% of AFRAG’s outstanding shares of common stock and is expected to own greater than 50% of AFRAG PubCo Common Stock following the consummation of the Business Combination which will cause AFRAG PubCo to be deemed a “controlled company” under the rules of Nasdaq.

Global Commodities & Investments Ltd. currently controls approximately 84.16% of the voting power of AFRAG’s capital stock and will control approximately 57.5% of the combined voting power of AFRAG PubCo Common Stock following the consummation of the Business Combination. As a result, Global Commodities & Investments Ltd. owns more than 50% of AFRAG’s outstanding common stock (and will continue to own more than 50% of AFRAG PubCo Common Stock upon consummation of the Business Combination), and as such, AFRAG PubCo will be a “controlled company” under the rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and, as such, can elect to be exempt from certain corporate governance requirements, including requirements that:

•        a majority of the board of directors consist of independent directors;

•        director nominees must be selected, or recommended for selection, by either (i) the independent directors constituting a majority of the board of directors’ independent directors or (ii) a nominations committee comprised solely of independent directors; and

•        the board maintain a compensation committee with prescribed duties and a written charter and comprised solely of independent directors.

As a “controlled company,” AFRAG PubCo may elect to rely on some or all of these exemptions, however, AFRAG PubCo does not intend take advantage of any of these exemptions. Despite the fact AFRAG PubCo does not intend to take advantage of these exemptions, AFRAG PubCo’s status as a controlled company could make AFRAG PubCo Common Stock less attractive to some investors or otherwise harm AFRAG PubCo’s stock price.

The public shareholders may experience immediate dilution as a consequence of the issuance of AFRAG PubCo Common Stock as consideration in the Business Combination and in connection with the Standby Equity Purchase Agreement.

In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of common stock of AFRAG issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of AFRAG PubCo Common Stock equal to the quotient obtained by dividing (i) the sum of (1) $450,000,000 and (2) the aggregate amount of any Company Pre-Closing Financing (as defined in the Merger Agreement) by (ii) ten dollars ($10.00) by (y) the sum, without duplication, of the aggregate number of shares of AFRAG common stock that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon the exercise or settlement of options or restricted stock units of AFRAG (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, or (iii) issuable upon conversion of any AFRAG convertible note outstanding at the Effective Time. For further details, see “Business Combination Proposal — Consideration to AFRAG Holders in the Business Combination.”

In addition, AFRAG employees, directors and consultants hold, and after the Business Combination, may be granted, equity awards and/or purchase rights under the African Agriculture Holdings Inc. 2023 Incentive Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of AFRAG PubCo Common Stock.

Furthermore, pursuant to the SEPA, AFRAG PubCo has the option, but not the obligation, to issue          shares of AFRAG PubCo Common Stock in value equal to $1.0 million to Yorkville as payment for the fee due to Yorkville pursuant to the SEPA.

The issuance of additional AFRAG PubCo Common Stock will significantly dilute the equity interests of existing holders of 10X II securities, and may adversely affect prevailing market prices for the AFRAG PubCo Common Stock and/or the AFRAG PubCo warrants.

Warrants will become exercisable for AFRAG PubCo Common Stock, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 6,885,000 shares of AFRAG PubCo Common Stock will become exercisable in accordance with the terms of the 10X II warrant agreement. These warrants will become exercisable 30 days after Closing. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of AFRAG PubCo Common Stock will be issued, which will result in dilution to the holders of AFRAG PubCo Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of AFRAG PubCo Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The public warrants were issued in registered form under a warrant agreement between Continental, as warrant agent, and 10X II. The 10X II warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, 10X II may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement units or any provision of the 10X II warrant agreement with respect to the private placement units, 50% of the number of the then outstanding private placement units. Although 10X II’s ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of AFRAG PubCo Common Stock purchasable upon exercise of a warrant.

AFRAG PubCo may redeem a warrant holder’s unexpired warrants prior to their exercise at a time that may be disadvantageous to such warrant holder, thereby making its warrants worthless.

AFRAG PubCo has the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of AFRAG PubCo public shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like for certain issuances of public shares and equity-linked securities for capital raising purposes in connection with the closing of its initial business combination) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date AFRAG PubCo sends the notice of redemption to the warrant holders. If and when the warrants become redeemable by AFRAG PubCo, AFRAG PubCo may exercise its redemption right even if AFRAG PubCo is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder to: (i) exercise its warrants and pay the exercise price at a time when it may be disadvantageous for such warrant holder to do so; (ii) sell its warrants at the then-current market price when a warrant holder might otherwise wish to hold its warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of a warrant holder’s warrants. None of the private placement units will be redeemable by 10X II so long as they are held by their initial purchasers or their permitted transferees.

The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants. None of the private placement warrants will be redeemable by 10X II, subject to certain circumstances, so long as they are held by their initial purchasers or their permitted transferees.

A warrant holder may only be able to exercise its public warrants on a “cashless basis” under certain circumstances, and if a warrant holder does so, such warrant holder will receive fewer AFRAG PubCo Common Stock from such exercise than if a warrant holder were to exercise such warrants for cash.

The 10X II warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the AFRAG PubCo Common Stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the 10X II warrant agreement; (ii) if AFRAG PubCo has so elected and the AFRAG PubCo Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if AFRAG PubCo has so elected and it calls the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of AFRAG PubCo Common Stock equal to the quotient obtained by dividing (x) the product of the number of AFRAG PubCo Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of the AFRAG PubCo Common Stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the AFRAG PubCo Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants. As a result, you would receive fewer shares of AFRAG PubCo Common Stock from such exercise than if you were to exercise such warrants for cash.

Even if we consummate the Business Combination, there can be no assurance that our public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding public warrants is $11.50 per share. There can be no assurance that such warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

10X II’s warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of its warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with 10X II.

10X II warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against 10X II arising out of or relating in any way to the 10X II warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that 10X II irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. 10X II will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the 10X II warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of its warrants shall be deemed to have notice of and to have consented to the forum provisions in its 10X II warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the 10X II warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of 10X II’s warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with 10X II’s, which may discourage such lawsuits. Alternatively, if a court were to find this provision of 10X II’s warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, 10X II may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of its management and board of directors.

Nasdaq may not list AFRAG PubCo’s securities on its exchange, which could limit investors’ ability to make transactions in AFRAG PubCo’s securities and subject AFRAG PubCo to additional trading restrictions.

An active trading market for AFRAG PubCo’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of 10X II’s securities on Nasdaq, 10X II will be required to demonstrate compliance with Nasdaq’s initial listing requirements. 10X II will apply to have AFRAG PubCo’s securities listed on Nasdaq upon consummation of the Business Combination. 10X II cannot assure you that 10X II will be able to meet all listing requirements. Even if AFRAG PubCo’s securities are listed on Nasdaq, AFRAG PubCo may be unable to maintain the listing of its securities in the future.

If AFRAG PubCo fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, AFRAG would not be required to consummate the Business Combination. In the event that AFRAG elects to waive this condition, and the Business Combination is consummated without AFRAG PubCo’s securities being listed on Nasdaq or on another national securities exchange, AFRAG PubCo could face significant material adverse consequences, including:

•        a limited availability of market quotations for AFRAG PubCo’s securities;

•        reduced liquidity for AFRAG PubCo’s securities;

•        a determination that AFRAG PubCo Common Stock is a “penny stock” which will require brokers trading in AFRAG PubCo Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for AFRAG PubCo’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If AFRAG PubCo’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and AFRAG PubCo would be subject to regulation in each state in which AFRAG PubCo offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.

An active, liquid trading market for AFRAG PubCo’s securities may not develop, which may limit your ability to sell such securities.

Although 10X II intends to apply to list the AFRAG PubCo Common Stock and AFRAG PubCo warrants on Nasdaq under the ticker symbols “AAGR” and “AAGRW”, respectively, an active trading market for such securities may never develop or be sustained following the consummation of the Business Combination. The initial valuation of $10.00 per share may not be indicative of the market price of AFRAG PubCo Common Stock that will prevail in the open market after the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of AFRAG PubCo Common Stock and AFRAG PubCo warrants. The market price of AFRAG PubCo Common Stock may decline below $10.00 per share, and you may not be able to sell your AFRAG PubCo Common Stock at or above $10.00 per share, or at all. An inactive market may also impair AFRAG PubCo’s ability to raise capital to continue to fund operations.

Reports published by analysts, including projections in those reports that differ from AFRAG PubCo’s actual results, could adversely affect the price and trading volume of its common shares.

Securities research analysts may establish and publish their own periodic projections for AFRAG PubCo following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results AFRAG PubCo actually achieves. AFRAG PubCo’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on AFRAG PubCo downgrades its stock or publishes inaccurate or unfavorable research about its business, AFRAG PubCo’s share price could decline. If one or more of these analysts ceases coverage of AFRAG PubCo or fails to publish reports on AFRAG PubCo regularly, AFRAG PubCo’s share price or trading volume could decline. While 10X II expects research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of AFRAG PubCo, the market price and volume for AFRAG PubCo Common Stock could be adversely affected.

In addition, following the Business Combination, fluctuations in the price of AFRAG PubCo’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of AFRAG. Accordingly, the valuation ascribed to AFRAG in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. The trading price of the AFRAG PubCo securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond AFRAG PubCo’s control. Any of the factors listed below could have a material adverse effect on AFRAG PubCo’s securities and the AFRAG PubCo securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the AFRAG PubCo securities may not recover and may experience a further decline.

Factors affecting the trading price of AFRAG PubCo’s securities may include:

•        actual or anticipated fluctuations in our financial results or the financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about AFRAG PubCo’s operating results;

•        success of AFRAG PubCo’s competitors;

•        operating results failing to meet the expectations of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning AFRAG PubCo or the industry in which AFRAG PubCo operates in general;

•        operating and stock price performance of other companies that investors deem comparable to AFRAG PubCo;

•        ability to grow and sell certain crops;

•        changes in laws and regulations affecting AFRAG PubCo’s business;

•        commencement of, or involvement in, litigation involving AFRAG PubCo;

•        changes in AFRAG PubCo’s capital structure, such as future issuances of securities or the incurrence of debt;

•        the volume of shares of AFRAG PubCo Common Stock available for public sale;

•        any major change in the AFRAG PubCo board or management;

•        sales of substantial amounts of AFRAG PubCo Common Stock by its directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of AFRAG PubCo’s securities irrespective of its operating performance. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to AFRAG PubCo could depress its stock price regardless of AFRAG PubCo’s business, prospects, financial conditions or results of operations. A decline in the market price of AFRAG PubCo’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

AFRAG PubCo may fail to meet AFRAG PubCo’s publicly announced guidance or other expectations about AFRAG PubCo’s business, which would cause AFRAG PubCo’s stock price to decline.

AFRAG PubCo expects to provide guidance regarding AFRAG PubCo’s expected financial and business performance, such as projections regarding sales and product development, as well as anticipated future revenues, gross margins, profitability and cash flows. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process and AFRAG PubCo’s guidance may not be accurate. If AFRAG PubCo’s guidance is not accurate or varies from actual results due to AFRAG PubCo’s inability to meet AFRAG PubCo’s assumptions or the impact on AFRAG PubCo’s financial performance that could occur as a result of various risks and uncertainties, the market value of AFRAG PubCo Common Stock could decline significantly.

AFRAG PubCo does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, AFRAG PubCo currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of AFRAG PubCo’s Board and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant. As a result, capital appreciation, if any, of AFRAG PubCo Common Stock will be your sole source of gain for the foreseeable future.

10X II is subject to, and AFRAG PubCo will be subject to, changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both 10X II’s costs and the risk of non-compliance and will increase both AFRAG PubCo’s costs and the risk of non-compliance.

10X II is and AFRAG PubCo will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. 10X II’s efforts to comply with new and changing laws and regulations have resulted in and AFRAG PubCo’s efforts to comply with new and changing laws and regulations likely will result in, increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to AFRAG PubCo’s disclosure and governance practices. If AFRAG PubCo fails to address and comply with these regulations and any subsequent changes, AFRAG PubCo may be subject to penalty and its business may be harmed.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions against us or AFRAG PubCo’s management based on foreign laws.

Although AFRAG PubCo is a Delaware corporation, AFRAG PubCo anticipates conducting a substantial part of its business in certain foreign jurisdictions such as the Middle East and Africa, and a significant portion of AFRAG PubCo’s assets will be located in Africa. In addition, AFRAG PubCo’s officers may reside within Africa for a significant portion of the time. Countries where AFRAG operates may not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. As a result, it may not be possible for investors to serve process upon those persons, or to enforce against them, any judgments obtained from U.S. courts. As a result, it may be difficult for you to effect service of process upon AFRAG PubCo or those persons. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against AFRAG PubCo’s officers and directors who do not reside in the United States or have substantial assets located in the United States. In addition, there is uncertainty as to whether the courts in Senegal or other non-U.S. jurisdictions would recognize or enforce judgments of U.S. courts against AFRAG PubCo or such persons predicated upon the civil liability provisions of the U.S. federal securities laws.

During the pendency of the Business Combination, 10X II will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, or enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

During the pendency of the Business Combination, 10X II will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement, in part because of the inability of the 10X II Board to change its recommendation in connection with the Business Combination. The Merger Agreement does not permit the 10X II Board to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Proposals.

Certain covenants in the Merger Agreement impede the ability of 10X II to make acquisitions or complete certain other transactions pending completion of the Business Combination. As a result, 10X II may be at a disadvantage to its competitors during that period. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.

The Committee on Foreign Investment in the United States (“CFIUS”) may delay, prevent or impose conditions on the Business Combination.

CFIUS has authority to review certain direct or indirect foreign investments in U.S. businesses for national security considerations. Among other things, CFIUS is authorized to require mandatory filings for certain foreign investments in the United States and to self-initiate national security reviews of certain foreign direct and indirect investments in U.S. businesses if the parties to such investments choose not to file voluntarily. With respect to transactions that CFIUS determines present unresolved national security concerns, CFIUS has the power to suspend transactions, impose mitigation measures or recommend that the President of the United States block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, whether the target company is a U.S. business, the level of beneficial ownership and voting interests acquired by foreign persons, and the nature of any information, control, access or governance rights that the transaction affords foreign persons. For example, any transaction that could result in foreign “control” (as such term is defined in the CFIUS regulations) of a U.S. business is within CFIUS’s jurisdiction. In addition, CFIUS has jurisdiction over certain investments that do not result in control of a U.S. business by a foreign person but that afford a foreign person certain access, involvement or governance rights in a “TID U.S. business”, that is, a U.S. business that: (1) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies”; (2) owns, operates, manufactures, supplies or services certain “critical infrastructure”; or (3) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens.

Certain entities or individuals associated with or otherwise involved in the transaction are, are controlled by or have substantial ties with a non-U.S. person. Specifically, AFRAG is a Delaware corporation that operates principally through its wholly owned subsidiary, Les Fermes de la Teranga SA, which is a Senegalese Company. Global Commodities & Investments Ltd. a Cayman exempt company (“LFT”), which is controlled by Vasile Frank Timis, who is a citizen of Switzerland, holds, in the aggregate, 84.16% of all AFRAG shares. Each of AFRAG, LFT, Global Commodities & Investments Ltd. and Mr. Timis is a “foreign person” (as such term is defined in 31 C.F.R. § 800.224).

CFIUS has broad discretion to interpret its regulations, and we cannot predict whether CFIUS may seek to review the Business Combination. If CFIUS were to determine that the Business Combination or any portion thereof are within its jurisdiction, it might request that the parties submit a filing with respect to the Business Combination. A CFIUS review of the Business Combination could delay the completion of the Business Combination. Further, if CFIUS reviews the Business Combination and identifies an unresolved national security concern as part of such review, CFIUS could impose conditions with respect to the Business Combination, recommend that the President of the United States prohibit the Business Combination, or, if the Business Combination has been consummated, recommend that the President of the United States order one or more foreign persons to divest all or a portion of the AFRAG PubCo Common Stock that they acquired without first obtaining CFIUS approval. Moreover, should CFIUS determine that any parties to the Business Combination were required to make a filing with CFIUS but failed to do so, CFIUS could impose a civil penalty not to exceed $250,000 or the value of the relevant transaction, whichever is greater, on the parties it determines were subject to a mandatory filing requirement.

The time necessary for CFIUS to review the Business Combination or a decision by CFIUS to prohibit the Business Combination may also prevent the Business Combination from occurring within the applicable time period required pursuant to the Second Amended and Restated Memorandum and Articles of Association of 10X II (including any further amendment thereof). These risks may limit the attractiveness of, or delay or prevent 10X II from consummating, the Business Combination.

10X II’s and AFRAG’s ability to consummate the Business Combination, and the operations of AFRAG PubCo following the Business Combination, may be materially adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has affected and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of AFRAG PubCo following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The parties will be required to consummate the Business Combination even if AFRAG, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if AFRAG is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, AFRAG’s ability to consummate the Business Combination and AFRAG PubCo’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of AFRAG and AFRAG PubCo may also incur additional costs due to delays caused by COVID-19, which could adversely affect AFRAG PubCo’s financial condition and results of operations.

Recent increases in inflation and interest rates in the United States and elsewhere could make it more difficult for 10X II to consummate the Business Combination.

Recent increases in inflation and interest rates in the United States and elsewhere may lead to increased price volatility for publicly traded securities, including 10X II’s, and may lead to other national, regional and international economic disruptions, any of which could make it more difficult for 10X II to consummate the Business Combination.

Military conflict in Ukraine or elsewhere may lead to increased volatility for publicly traded securities, which could make it more difficult for us to consummate an initial business combination.

Military conflict in Ukraine or elsewhere may lead to increased volatility for publicly traded securities, including ours, and to other national, regional and international economic disruptions and economic uncertainty, any of which could make it more difficult for us to identify a business combination target and consummate an initial business combination on acceptable commercial terms or at all.

AFRAG PubCo’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause AFRAG PubCo to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the AFRAG PubCo Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the AFRAG PubCo board of directors’ attention and resources from AFRAG PubCo’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to AFRAG PubCo’s future, adversely affect its relationships with suppliers, service providers and customers and make it more difficult to attract and retain qualified personnel. Also, AFRAG PubCo may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters.

Further, AFRAG PubCo’s stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

AFRAG PubCo will need, but may be unable to obtain, funding following the consummation of the Business Combination on satisfactory terms, which could dilute AFRAG PubCo’s stockholders and investors, or impose burdensome financial restrictions on its business.

AFRAG has relied upon cash from financing activities and in the future, AFRAG PubCo intends to rely on revenues generated from operations to fund all of the cash requirements of its activities. Future financings may not be available on a timely basis, in sufficient amounts or on terms acceptable to AFRAG PubCo, if at all. Any debt financing or other financing of securities senior to AFRAG PubCo Common Stock will likely include financial and other covenants that will restrict its flexibility. Any failure to comply with these covenants may cause an event of default and acceleration of the obligation to pay the debt, which would have a material adverse effect on AFRAG PubCo’s business, prospects, financial condition and results of operations and AFRAG PubCo could lose its existing sources of funding and impair its ability to secure new sources of funding. There can be no assurance that AFRAG PubCo will be able to generate any further investor interest in its securities or other types of funding, in which case investors would likely lose the entirety of their investment in AFRAG PubCo.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “10X II,” “we,” “us” or “our” refers to 10X II prior to the Business Combination and to AFRAG PubCo and its subsidiaries following the Business Combination.

The Domestication may result in adverse tax consequences for holders of public shares and public warrants, including holders exercising their redemption rights with respect to the public shares.

As discussed more fully under “U.S. Federal Income Tax Considerations” and subject to the qualifications, assumptions and limitations described therein, the Domestication will qualify as a reorganization (an “F Reorganization”) within the meaning of Section 368(a)(l)(F) of the Code. Neither 10X II nor AFRAG has sought, nor do they intend to seek, any ruling from the Internal Revenue Service (“IRS”) with respect to the qualification of the Domestication as an F Reorganization, and the closing of the Domestication or the Merger is not conditioned on the receipt of any ruling from the IRS or any opinion of counsel with respect to the qualification of the Domestication as an F Reorganization. No assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) of public shares or public warrants generally would recognize gain or loss with respect to its public shares or public warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of AFRAG PubCo received in the Domestication and the U.S. Holder’s adjusted tax basis in its public shares or public warrants surrendered. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to public shares, U.S. Holders exercising such redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares in 10X II for shares of AFRAG PubCo Class A Common Stock and therefore subject to the potential tax consequences of the Domestication and also be subject to the tax consequences of the redemption. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on AFRAG PubCo Common Stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of less than $50,000 and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of 10X II stock entitled to vote and less than 10% of the total value of all classes of 10X II stock generally will not recognize any gain or loss and will not be required to include any part of 10X II’s earnings and profits in income as a result of the Domestication. A U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of $50,000 or more and, who on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of 10X II stock entitled to vote and less than 10% of the total value of all classes of 10X II stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its public shares for AFRAG PubCo Class A Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by 10X II the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the public shares held directly by such U.S. Holder. A U.S. Holder who, on the day of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of 10X II stock entitled to vote or 10% or more of the total value of all classes of 10X II stock, generally will be required to include in income as a deemed dividend deemed paid by 10X II the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the public shares held directly by such U.S. Holder as a result of the Domestication. 10X II expects to have a deficit in earnings and profits on the date of the Domestication. However, it is possible that, notwithstanding 10X II’s expectations, the amount of 10X II’s cumulative net earnings and profits could be positive through the date of the Domestication. Therefore, there can be no assurance that 10X II will indeed have a deficit in earnings and profits on the date of the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose, under proposed Treasury Regulations that generally treat an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging public warrants for newly issued AFRAG PubCo warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Based upon the composition of its income and assets, and upon a review of its financial statements, 10X II believes it likely will not be eligible for the startup exception (as defined under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations — Definition of a PFIC”) and therefore likely was a PFIC for its most recent taxable year ended on December 31, 2022 and likely will be a PFIC for the taxable year which ends as a result of the Domestication. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of public shares to recognize gain under the PFIC rules on the exchange of public shares for AFRAG PubCo Class A Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s public shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges public warrants for newly issued AFRAG PubCo warrants; currently, however, the elections mentioned above do not apply to public warrants (for discussion regarding the unclear application of the PFIC rules to warrants, see “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of 10X II. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

All holders should consult their tax advisors for the tax consequences of the Domestication to their particular situations. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders” And “U.S. Federal Income Tax Considerations — Non-U.S. Holders — Tax Effects of the Domestication to Non-U.S. Holders.”

AFRAG PubCo could be subject to changes in tax rates or the adoption of new tax legislation, whether in or out of the United States, or could otherwise have exposure to additional tax liabilities, which could harm its business.

As a multinational business, AFRAG PubCo will be subject to income and other taxes in both the United States and various foreign jurisdictions. Changes to tax laws or regulations in the jurisdictions in which AFRAG PubCo will operate, or in the interpretation of such laws or regulations, could significantly increase its effective tax rate and reduce its cash flow from operating activities, and otherwise have a material adverse effect on its financial condition. For example, the Inflation Reduction Act of 2022 signed into law in the United States on August 16, 2022 introduced a 15% corporate minimum tax on certain corporations and a 1% excise tax on certain stock repurchases by certain corporations, among other changes. Please see “— A new 1% U.S. federal excise tax is expected to be imposed on AFRAG PubCo in connection with redemption of AFRAG PubCo Common Stock” for a more detailed discussion of the impact of the Inflation Reduction Act of 2022. There can be no assurance regarding whether other such changes will occur and, if so, the ultimate impact on AFRAG PubCo’s business or results of its operation.

In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of AFRAG PubCo’s deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, changes in transfer pricing methodologies, other changes in the apportionment of AFRAG PubCo’s income and other activities among tax jurisdictions, and changes in tax rates, could also increase its effective tax rate.

AFRAG PubCo’s tax filings will be subject to review or audit by the U.S. Internal Revenue Service (the “IRS”) and state, local and foreign taxing authorities. AFRAG PubCo may also be liable for taxes in connection with businesses it acquires. AFRAG PubCo’s determinations will not be binding on the IRS or any other taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in AFRAG PubCo’s tax provisions, accruals and returns. An assessment of additional taxes because of an audit could harm AFRAG PubCo’s business.

Further changes in the tax laws of foreign jurisdictions could arise, in particular, as a result of the base erosion and profit shifting project that was undertaken by the Organization for Economic Co-operation and Development (the “OECD”). The OECD, which represents a coalition of member countries, recommended changes to numerous longstanding tax principles. As of November 4, 2021, 137 member jurisdictions of the G20/OECD Inclusive Framework on BEPS have joined the “Statement on a Two-Pillar Solution to Address the Tax Challenges Arising from the Digitalisation of the Economy” which sets forth the key terms of such two-pillar solution, including a reallocation of taxing rights among market jurisdictions under Pillar One and a global minimum tax rate of 15% under Pillar Two. These changes, if adopted, could increase tax uncertainty and may adversely affect AFRAG PubCo’s provision for income taxes and increase its tax liabilities.

Upon consummation of the Business Combination, the rights of holders of AFRAG PubCo Common Stock arising under the DGCL as well as the Proposed Governing Documents will differ from and may be less favorable to the rights of holders of public shares arising under Cayman Islands Companies Law as well as the Existing Governing Documents.

Upon consummation of the Business Combination, the rights of holders of AFRAG PubCo Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands Companies Law and, therefore, some rights of holders of AFRAG PubCo Common Stock could differ from the rights that holders of public shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Law, such actions are generally available under the DGCL. This change could increase the likelihood that AFRAG PubCo becomes involved in costly litigation, which could have a material adverse effect on AFRAG PubCo.

In addition, there are differences between the Proposed Governing Documents of AFRAG PubCo and the Existing Governing Documents of 10X II. For a more detailed description of the rights of holders of AFRAG PubCo Common Stock and how they may differ from the rights of holders of public shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of AFRAG PubCo are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and 10X II urges you to read them.

Delaware law and AFRAG PubCo’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the AFRAG PubCo Board and therefore depress the trading price of AFRAG PubCo Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the AFRAG PubCo Board or taking other corporate actions, including effecting changes in 10X II’s management. Among other things, the Proposed Governing Documents include provisions regarding:

•        providing for a classified board of directors with staggered, three-year terms;

•        the ability of the AFRAG PubCo Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the AFRAG PubCo Proposed Charter will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        the limitation of the liability of, and the indemnification of, AFRAG PubCo’s directors and officers;

•        removal of the ability of AFRAG PubCo stockholders to take action by written consent in lieu of a meeting;

•        the requirement that a special meeting of stockholders may be called only by or at the direction of the AFRAG PubCo Board, the chairperson of the AFRAG PubCo Board or the chief executive officer of AFRAG PubCo, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•        the ability of the AFRAG PubCo Board to amend the bylaws, which may allow the AFRAG PubCo Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders must comply to nominate candidates to the AFRAG PubCo Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the AFRAG PubCo Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of AFRAG PubCo.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the AFRAG PubCo Board or management.

AFRAG PubCo’s Proposed Charter will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between AFRAG PubCo and its stockholders, which could limit AFRAG PubCo’s stockholders’ ability to obtain a favorable judicial forum for disputes with AFRAG PubCo or its directors, officers, stockholders, employees or agents.

The Proposed Charter, which will be in effect upon consummation of the Business Combination, provides that, unless AFRAG PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of AFRAG PubCo; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of AFRAG PubCo to AFRAG PubCo or to AFRAG PubCo’s stockholders, (iii) any action, suit or proceeding asserting a claim against AFRAG PubCo, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed Bylaws, or (iv) any action, suit or proceeding asserting a claim against AFRAG PubCo, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act and, unless AFRAG PubCo consents in writing to the selection of an alternative forum, the United States District Court for the District of Delaware will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, AFRAG PubCo’s Proposed Charter will provide that, unless 10X II consents in writing to the selection of an alternative forum, United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce the forum provision with respect to claims under the federal securities laws.

This choice of forum provision in the Proposed Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with AFRAG PubCo or any of AFRAG PubCo’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, AFRAG PubCo may incur additional costs associated with resolving such action in other jurisdictions, which could harm AFRAG PubCo’s business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

The Proposed Charter provides for indemnification of officers and directors of AFRAG PubCo at AFRAG PubCo’s expense, which may result in a significant cost to AFRAG PubCo and hurt the interests of its stockholders because corporate resources may be expended for the benefit of officers and/or directors.

The Proposed Charter and applicable Delaware law provide for the indemnification of AFRAG PubCo’s directors and officers, under certain circumstances, against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with AFRAG PubCo, other than such liability (if any) that they may incur by reason of their own actual fraud, dishonesty, willful neglect or willful default. AFRAG PubCo will also bear the expenses of such litigation for any of the AFRAG PubCo directors or officers, upon such person’s undertaking to repay any amounts paid, advanced, or reimbursed by AFRAG PubCo if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by AFRAG PubCo that we will be unable to recoup.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “10X II,” “we,” “us” or “our” refers to 10X II prior to the Business Combination and to AFRAG PubCo and its subsidiaries following the Business Combination.

Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i) (a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, 10X II’s transfer agent, in which it (a) requests that 10X II redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to Continental physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to            , Eastern Time, on            , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is 10X II’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because 10X II does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares. The holders of public warrants have no redemption rights with respect to such securities. Based on a closing public warrant price on Nasdaq of $0.0544 as of October 9, 2023, the aggregate fair value of public warrants that can be retained by redeeming shareholders is approximately $362,662.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, 10X II’s transfer agent, 10X II will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the remaining funds in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of 10X II — Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of 10X II’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite 10X II’s compliance with the proxy rules, a public shareholder fails to receive 10X II’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, this proxy statement/prospectus describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of 10X II — Redemption Rights” for additional information on how to exercise your redemption rights.

10X II does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for 10X II to complete the Business Combination even though a substantial majority of 10X II’s public shareholders having redeemed their shares.

The Existing Governing Documents do not provide a specified maximum redemption threshold.

As a result, 10X II may be able to complete the Business Combination even though a substantial portion of public shareholders have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. On November 2, 2022, 10X II, AFRAG and Vellar entered into the Forward Purchase Agreement. Pursuant to the Forward Purchase Agreement, Vellar intends, but is not obligated, to purchase public shares after the redemption deadline set forth in this proxy statement/prospectus from holders of public shares who have tendered their public shares for redemption. The aggregate total of shares to be purchased by Vellar will be up to 4,000,000, subject to automatic reduction to equal the amount of public shares outstanding as of the redemption deadline and subject to an increase to up to 10,000,000 public shares upon mutual agreement of 10X II and Vellar. See “Business Combination Proposal — Related Agreements — Forward Purchase Agreement.” As of the date of this proxy statement/prospectus, no other agreements with respect to the private purchase of public shares by 10X II or the persons described above have been entered into with any such investor or holder. 10X II will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, 10X II will require each public shareholder seeking to exercise redemption rights to certify to 10X II whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to 10X II at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which 10X II makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over 10X II’s ability to consummate the Business Combination and you could suffer a material loss on your investment in 10X II if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if 10X II consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your shares in open market transactions, potentially at a loss. 10X II cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge 10X II’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, 10X II’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

10X II can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in 10X II’s share price, and may result in a lower value realized now than a shareholder of 10X II might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

The securities in which 10X II invests the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

The proceeds held in the Trust Account are invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that 10X II is unable to complete an initial business combination or make certain amendments to its Existing Governing Documents, its public shareholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of income taxes paid or payable (less, in the case 10X II is unable to complete the Business Combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in the Trust Account such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. In addition, because the Domestication will occur prior to the redemption, if you exercise the redemption rights, you will be subject to the potential tax consequences of the Domestication as well.

The U.S. federal income tax consequences of exercising your redemption rights with respect to your public shares to receive cash from the Trust Account in exchange for the applicable shares deemed received upon the Domestication depend on your particular facts and circumstances. Additionally, because the Domestication will occur prior to the redemption of any shareholder, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) exercising redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares for shares of AFRAG PubCo Class A Common Stock and therefore subject to the potential tax consequences of Section 367 of the Code as well as the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations — U.S. Holders.”

A new 1% U.S. federal excise tax may be imposed on AFRAG PubCo in connection with the redemption of AFRAG PubCo Common Stock in connection with the Business Combination.

In August 2022, the Inflation Reduction Act of 2022 was signed into law in the United States, which, among other changes, introduced a 1% excise tax (the “Excise Tax”) on certain stock repurchases by certain publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations occurring after December 31, 2022. The amount of the Excise Tax generally will be 1% of the fair market value of any stock repurchased during a taxable year. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of Treasury recently released preliminary guidance on the implementation of the Excise Tax, but how the Excise Tax may apply with respect to the redemption of AFRAG PubCo Common Stock is still subject to uncertainty.

Any redemption or other repurchase that occurs in connection with the Business Combination may be subject to the Excise Tax. Whether and to what extent we would be subject to the Excise Tax would depend on a number of factors, including (i) the fair market value of the AFRAG PubCo Common Stock redeemed in connection with the Business Combination and the extent such redemption may be treated as a dividend rather than a repurchase, (ii) the fair market value of AFRAG PubCo Common Stock issued to the existing shareholders of AFRAG in connection with the Business Combination (as well as other AFRAG PubCo Common Stock during the same taxable year), and (iii) the content of regulations and other future guidance from the U.S. Department of the Treasury. In addition, the Excise Tax would be payable by us, and not by the redeeming holder, but the mechanics of any required payment of the Excise Tax have not been determined. All holders of public shares should consult their tax advisors for the potential tax consequences of the Excise Tax to their particular situations.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the 10X II Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The 10X II Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the 10X II Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “10X II,” “we,” “us” or “our” refers to 10X II prior to the Business Combination and to AFRAG PubCo and its subsidiaries following the Business Combination.

We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to February 13, 2024, the date by which we are required to complete a business combination or be forced to liquidate.

We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to February 13, 2024, the date by which we are required to complete a business combination or be forced to liquidate following the approval by 10X II’s shareholders to amend its Second Amended and Restated Memorandum and Articles of Association to extend the date by which 10X II is required to complete its initial business combination. 10X II’s ability to consummate any business combination is dependent on a variety of factors, many of which are beyond its control. Although 10X II is required to offer shareholders redemption rights in connection with any shareholder vote to approve a business combination, or if 10X II seeks to further extend the date by which it is required to complete its initial business combination at an extraordinary general meeting of shareholders to vote upon an amendment to its Second Amended and Restated Memorandum and Articles of Association for such further extension (a “Further Extension”), there may be no extraordinary general meeting of shareholders to vote upon 10X II’s initial business combination or a Further Extension before February 13, 2024. Even if 10X II’s initial business combination or a Further Extension is approved by its shareholders, it is possible that redemptions will leave 10X II with insufficient cash to consummate its initial business combination on commercially acceptable terms, or at all. The fact that 10X II will have separate redemption periods in connection with a shareholder vote upon a Further Extension and a vote upon 10X II’s initial business combination could exacerbate these risks. Other than in connection with a redemption offer or liquidation, 10X II’s shareholders may be unable to recover their investment, except through sales of its securities on the open market. The price of 10X II’s securities may be volatile, and there can be no assurance that shareholders will be able to dispose of 10X II’s securities at favorable prices, or at all.

If 10X II is not able to complete the Business Combination with AFRAG nor able to complete another business combination by February 13, 2024, in each case, as such date may be extended pursuant to its Existing Governing Documents, 10X II would cease all operations except for the purpose of winding up and 10X II would redeem its public shares and liquidate the Trust Account, in which case 10X II’s public shareholders may only receive approximately $10.00 per share and 10X II’s warrants will expire worthless.

If 10X II is not able to complete the Business Combination with AFRAG nor able to complete another business combination by February 13, 2024, in each case, as such date may be extended pursuant to its Existing Governing Documents 10X II will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to its obligations under Cayman Islands Companies Law to provide for claims of creditors and in all cases subject to other requirements of applicable law. In such case, 10X II’s public shareholders may only receive approximately $10.00 per share and its warrants will expire worthless.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

10X II’s public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of an initial business combination (including the closing of the Business Combination), and then only in connection with those public shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of its obligation to provide holders of its public shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of its public shares if 10X II does not complete its initial business combination by February 13, 2024 or (B) with respect to any other provision relating to the rights of holders of its public shares; and (iii) the redemption of its public shares if 10X II has not consummated an initial business combination by February 13, 2024, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if 10X II has not consummated an initial business combination by February 13, 2024, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If 10X II does not consummate the Business Combination or any other business combination by February 13, 2024, 10X II’s public shareholders may be forced to wait until after February 13, 2024 before redemption proceeds from the Trust Account may become available to 10X II’s public shareholders.

If 10X II is unable to consummate the Business Combination or any other business combination by February 13, 2024 (as such date may be extended pursuant to its Existing Governing Documents), 10X II will distribute the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to 10X II to pay its income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to public shareholders by way of redemption and cease all operations except for the purposes of winding up 10X II’s affairs, as further described in this proxy statement/prospectus. Any redemption of public shares shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If 10X II is required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to its public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands Companies Law. In that case, investors may be forced to wait beyond February 13, 2024 (as such date may be extended pursuant to its Existing Governing Documents), before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. 10X II has no obligation to return funds to investors prior to the date of its redemption or liquidation unless, prior thereto, 10X II consummates its initial business combination or amends certain provisions of its Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon 10X II’s redemption or any liquidation will public shareholders be entitled to distributions if 10X II does not complete its initial business combination and does not amend its Existing Governing Documents. 10X II’s Existing Governing Documents provide that, if 10X II winds up for any other reason prior to the consummation of its initial business combination, 10X II will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands Companies Law.

If the cash held outside the Trust Account is insufficient to allow 10X II to operate through February 13, 2024, and 10X II is unable to obtain additional capital, 10X II may be unable to complete its initial business combination (including the Business Combination), in which case 10X II’s public shareholders may only receive $10.00 per share, and 10X II’s warrants will expire worthless.

As of June 30, 2023, 10X II had cash of approximately $12,449 held outside the Trust Account, which is available for use by 10X II to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of June 30, 2023, 10X II had total current liabilities of approximately $12.6 million. The funds available to 10X II outside of the Trust Account may not be sufficient to allow 10X II to operate until February 13, 2024, assuming that its initial business combination is not completed during that time.

If 10X II is required to seek additional capital, 10X II would need to borrow funds from Sponsor, members of 10X II’s management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to 10X II upon completion of its initial business combination. If 10X II is unable to obtain additional financing, 10X II may be unable to complete its initial business combination. If 10X II is unable to complete its initial business combination because 10X II does not have sufficient funds available to it, 10X II will be forced to cease operations and liquidate the Trust Account. Consequently, 10X II’s public shareholders may only receive approximately $10.00 per share on its redemption of the public shares and the public warrants will expire worthless.

Because 10X II is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Because 10X II is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. 10X II is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon 10X II’s directors or officers, or enforce judgments obtained in the United States courts against 10X II’s directors or officers.

Until the Domestication is effected, 10X II’s corporate affairs are governed by the Existing Governing Documents, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to 10X II under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of 10X II’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands Companies Law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against 10X II judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against 10X II predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the 10X II Board or controlling shareholders than they would as public shareholders of a United States company.

EXTRAORDINARY GENERAL MEETING OF 10X II

General

10X II is furnishing this proxy statement/prospectus to 10X II’s shareholders as part of the solicitation of proxies by the 10X II Board for use at the extraordinary general meeting of 10X II to be held on            , 2023, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to 10X II’s shareholders on or about            , 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides 10X II’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at            , Eastern Time, on            , 2023 at the offices of Latham & Watkins LLP located at 1271 6th Avenue, New York, New York 10020, unless the extraordinary general meeting is adjourned. We also intend to hold the extraordinary general meeting through a “virtual” or online method. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting https://www.cstproxy.com/10xcapitalii/sm2023.

Purpose of the 10X II Extraordinary General Meeting

At the extraordinary general meeting, 10X II is asking holders of ordinary shares to consider and vote upon:

•        a proposal to approve by ordinary resolution and adopt the Merger Agreement, including the Merger, and the transactions contemplated thereby;

•        a proposal to approve by special resolution the Domestication;

•        a proposal to approve by special resolution the adoption of the Proposed Charter;

•        to consider and vote, on a non-binding advisory basis, upon the following eight (8) separate resolutions to approve material differences between the Proposed Charter and the Existing Governing Documents:

•        a proposal to increase the authorized share capital of 10X II from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 300,000,000 shares of common stock, par value $0.0001 per share, of AFRAG PubCo and 50,000,000 shares of preferred stock, par value $0.0001 per share, of AFRAG PubCo;

•        a proposal to authorize the AFRAG PubCo Board to issue any or all shares of AFRAG PubCo preferred stock in one or more series, with such terms and conditions as may be expressly determined by the AFRAG PubCo Board and as may be permitted by the DGCL;

•        a proposal to permit removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of voting stock of AFRAG PubCo entitled to vote at an election of directors, voting together as a single class;

•        a proposal to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the AFRAG PubCo Board;

•        a proposal to eliminate the ability of AFRAG PubCo stockholders to take action by written consent in lieu of a meeting;

•        a proposal provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the AFRAG PubCo Board present at any regular or special meeting of the AFRAG PubCo Board at which a quorum is present or (y) by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of AFRAG PubCo;

•        a proposal to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of AFRAG PubCo for amendments for certain provisions of the Proposed Charter relating to: (i) actions taken by the stockholders of AFRAG PubCo, (ii) exculpation of personal liability of a director of AFRAG PubCo and indemnification of persons serving as directors or officers of AFRAG PubCo, (iii) forum for certain legal actions, (iv) renunciation of certain corporate opportunities, and (v) amendments to the Proposed Charter and Proposed Bylaws;

•        a proposal to provide that the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for which the federal district courts of the United States are the exclusive forum;

•        a proposal to approve by ordinary resolution shares of AFRAG PubCo Common Stock issued in connection with the Business Combination pursuant and the SEPA to Nasdaq Listing Rule 5635;

•        a proposal to approve and adopt by ordinary resolution the African Agriculture Holdings Inc. 2023 Incentive Plan; and

•        a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Recommendation of the 10X II Board

The 10X II Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of 10X II and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of 10X II’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of 10X II and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

10X II’s shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on            , 2023, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date; provided that each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were            ordinary shares issued and outstanding, of which were issued and outstanding public shares.

Quorum

A quorum of 10X II’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting,            ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to 10X II but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share.

Approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of each of the Advisory Charter Proposals requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote, except for the Domestication Proposal, in which each holder of Class B ordinary shares will have ten votes per share. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•        You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the 10X II Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•        You can attend the extraordinary general meeting and vote in person or virtually at the time of the meeting. You will receive a ballot when you arrive, or if you attend the virtual meeting you will be able vote your shares and submit questions during the extraordinary general meeting via a live webcast available at https://www.cstproxy.com/10xcapitalii/sm2023. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company no later than at least 72 hours in advance of the meeting at the phone number or e-mail address below. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way 10X II can be sure that the broker, bank or nominee has not already voted your shares. Once you have your legal proxy, contact            to have a control number generated.            contact information is as follows:            .

Revoking Your Proxy

If you are a 10X II shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another signed proxy card with a later date;

•        you may notify 10X II’s secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

•        you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling free (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing VCXA.info@investor.morrowsodali.com.

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request that 10X II redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental, 10X II’s transfer agent, in which you (a) request that 10X II redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (iii) deliver your public shares to Continental, 10X II’s transfer agent, physically or electronically through DTC; and

(iii)   deliver your certificates for public shares (if any) along with the redemption forms to Continental, 10X II’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to            , Eastern Time, on            , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, 10X II’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, 10X II’s transfer agent, 10X II will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $22.4 million of funds in the Trust Account and 2,119,553 public shares subject to possible redemption, in each case, as of October 3, 2023, this would have amounted to approximately $10.57 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of AFRAG PubCo’s Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of AFRAG PubCo Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting, or thereafter with 10X II’s consent until the Closing. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their founder shares and their public shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and the other Initial Shareholders own 61.3% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public units on December 31, 2021 was $10.42 per share. For illustrative purposes, based on approximately $22.4 million of funds in the Trust Account and 2,119,553 public shares subject to possible redemption, in each case, as of October 3, 2023, this would have amounted to approximately $10.57 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. 10X II cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation Costs

10X II is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. 10X II and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. 10X II will bear the cost of the solicitation.

10X II has hired Morrow Sodali LLC (“Morrow”) to assist in the proxy solicitation process. 10X II will pay that firm a fee of $15,000 plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fee will be paid with non-Trust Account funds.

10X II will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. 10X II will reimburse them for their reasonable expenses.

10X II Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are            ordinary shares issued and outstanding, which includes            Class A ordinary shares underlying the private placement units held by the Sponsor and Cantor,            Class B ordinary shares held by the Initial Shareholders, including the Sponsor, and            Class B ordinary shares held by the Anchor Investors. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of            warrants to acquire ordinary shares, comprised of            private placement warrants held by the Sponsor and Cantor and            public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, our other Initial Shareholders, AFRAG and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. For example, simultaneously with the execution of the Merger

Agreement, 10X II and AFRAG entered into an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with Vellar Opportunity Fund SPV LLC — Series 8 (“Vellar”), a client of Cohen & Company Financial Management, LLC (“Cohen”). Pursuant to the Forward Purchase Agreement, Vellar intends, but is not obligated, to purchase through a broker in the open market 10X II’s Class A ordinary shares, including from public shareholders who elect to redeem their public shares in connection with the extraordinary general meeting to approve the Business Combination, after the redemption deadline set forth in this proxy statement/prospectus and prior to the extraordinary general meeting to vote to approve the Business Combination. Pursuant to the Forward Purchase Agreement, Vellar may purchase up to 4,000,000 Class A ordinary shares, subject to automatic reduction to equal the amount of 10X II ordinary shares outstanding as of the redemption deadline and subject to increase to up to 10,000,000 upon mutual agreement of 10X II and Vellar. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, our other Initial Shareholders, AFRAG and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each Advisory Charter Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter and (iii) otherwise limit the number of public shares electing to redeem their public shares.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Merger Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). 10X II shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “Business Combination Proposal — The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but it does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the disclosure schedules (the “disclosure schedules”), which are not filed publicly, which are subject to a contractual standard of materiality that is different from what may be viewed as material by stockholders, and which were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about 10X II, Merger Sub, AFRAG or any other matter.

On November 2, 2022, 10X II, Merger Sub and AFRAG entered into the Merger Agreement, which provides for, among other things, the following transactions:

(1)    Prior to the consummation of the transactions contemplated by the Merger Agreement, subject to the approval of the Domestication Proposal and at least one day prior to the Effective Time, 10X II will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware; and

(2)    The parties to the Merger Agreement will cause a Certificate of Merger (as defined in the Merger Agreement) to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into AFRAG (the “Merger”), with AFRAG surviving the Merger as a wholly owned subsidiary of AFRAG PubCo (the “Surviving Corporation”). After giving effect to such Merger, AFRAG will be a wholly owned subsidiary of AFRAG PubCo. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of common stock of AFRAG issued and outstanding immediately prior to the Effective Time (other than any shares held by AFRAG in treasury or owned by 10X II or Merger Sub, which will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor, or any shares for which appraisal rights are validly exercised pursuant to Section 262 of the DGCL), will be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of AFRAG PubCo Common Stock (deemed to have a value of $10 per share) based on the Exchange Ratio (as defined below) and (ii) 10X II will provide an opportunity to its shareholders to have their 10X II Class A ordinary shares redeemed for a pro rata share of the funds held in the Trust Account. For further details, see “Business Combination Proposal — Consideration to AFRAG Holders in the Business Combination” below.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to Closing, including the AFRAG Support Agreement, the Acquiror Support Agreement, the Registration Rights Agreement and the AFRAG Lock-up Agreement. See “Business Combination Proposal — Related Agreements” below for more information.

Consideration to AFRAG Holders in the Business Combination

In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of common stock of AFRAG issued and outstanding immediately prior to the Effective Time, will be converted into the right to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of AFRAG PubCo Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the sum of (1) $450,000,000 and (2) the aggregate amount of any Company Pre-Closing Financing (as defined in the Merger Agreement) by (ii) ten dollars ($10) by (y) the Aggregate Fully Diluted Company Shares (as defined in the Merger Agreement) (the “Exchange Ratio”).

Effect of the Domestication on Existing 10X II Equity in the Business Combination

Assuming 10X II shareholder approval of the proposals described in this proxy statement/prospectus, the Domestication and Merger will occur, which will result in, among other things, the following, each of which will occur prior to or concurrently with the Effective Time:

•        each issued and outstanding Class A ordinary share of 10X II will convert automatically by operation of law, on a one-for-one basis, into shares of AFRAG PubCo Class A Common Stock, which will then convert, concurrently with the Effective Time, on a one-for-one basis into AFRAG PubCo Common Stock;

•        each issued and outstanding Class B ordinary share of 10X II will convert automatically by operation of law, on a one-for-one basis, into shares of AFRAG PubCo Class B Common Stock, which will then convert, concurrently with the Effective Time, on a one-for-one basis into AFRAG PubCo Common Stock,

•        each issued and outstanding warrant to purchase Class A ordinary shares of 10X II will automatically represent the right to purchase one share of AFRAG PubCo Common Stock at an exercise price of $11.50 per share of AFRAG PubCo Common Stock on the terms and conditions set forth in the 10X II warrant agreement;

•        the Existing Governing Documents of 10X II will be amended and restated and become the Proposed Governing Documents of AFRAG PubCo as described in this proxy statement/prospectus;

•        the Proposed Governing Documents will be appropriately adjusted to give effect to any amendment contemplated by the Proposed Governing Documents that is not adopted and approved by the 10X II shareholders, other than the amendments contemplated by the Charter Amendment Proposal, which such approval is a condition to the Closing of the Business Combination; and

•        in connection with the first three bullets above, each issued and outstanding unit of 10X II that has not been previously separated into the underlying Class A ordinary shares of 10X II and underlying 10X II warrants upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of AFRAG PubCo Common Stock and one-third of one warrant, with a whole warrant representing the right to purchase one share of AFRAG PubCo Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the 10X II warrant agreement.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Merger Agreement is required to take place electronically by exchange of the Closing deliverables two business days following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as 10X II and AFRAG may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Merger Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

•        the applicable waiting period under the HSR Act relating to the Business Combination having been expired or been terminated;

•        no order or law having been issued by any court of competent jurisdiction or other governmental entity with proper jurisdiction, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination being in effect;

•        10X II having provided an opportunity to the 10X II public shareholders to redeem their public shares for consideration in accordance with the terms of the Existing Governing Documents and the Investment Management Trust Agreement, dated August 10, 2021, by and between 10X II and Continental Stock Transfer and Trust Company, and such redemption offer having been completed in accordance with the terms of the Merger Agreement and this proxy statement/prospectus;

•        the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares of 10X II having been obtained in accordance with 10X II’s Existing Governing Documents and applicable law;

•        the approval of the Merger Agreement and, to the extent required, the transactions contemplated by the Merger Agreement (including the Merger) having been obtained by the requisite number of stockholders of AFRAG in accordance with the DGCL and agreements between AFRAG and its stockholders; and

•        this registration statement on Form S-4 becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement on Form S-4, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

Since the date of the Merger Agreement, the parties to the Merger Agreement have determined, based on currently available information, that one or more exemptions under the HSR Act apply to the Business Combination and, accordingly, no HSR Act filing is required. As a result, notwithstanding the first condition set forth above, the parties to the Merger Agreement do not expect consummation of the Business Combination to be conditioned on the expiration or termination of any waiting period under the HSR Act.

Other Conditions to the Obligations of 10X

The obligations of 10X II to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by 10X II of the following further conditions:

•        the representations and warranties of AFRAG contained in Sections 4.01, 4.02(a), and 4.22 of the Merger Agreement (regarding organization and qualification of AFRAG, the authority and approvals of AFRAG to, among other things, execute and deliver the Merger Agreement, and each of the ancillary documents attached thereto to which it is or will be a party and to consummate the transactions contemplated thereby, and brokers fees) being true and correct in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•        the representations and warranties contained in Section 4.04 of the Merger Agreement (regarding the capitalization of AFRAG) being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date;

•        the other representations and warranties of AFRAG being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Merger Agreement) as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a Material Adverse Effect;

•        AFRAG having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to the Closing, within the applicable time period or cure period specified in the Merger Agreement;

•        10X II having received a certificate signed by an officer of AFRAG confirming that the conditions set forth in the first four bullet points in this section have been satisfied;

•        10X II having received the executed counterparts to all of the Ancillary Agreements (as defined in the Merger Agreement) to which AFRAG, or any AFRAG stockholder, is party; and

•        no Material Adverse Effect having occurred since the date of the Merger Agreement that is continuing.

Other Conditions to the Obligations of AFRAG

The obligations of AFRAG to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by AFRAG of the following further conditions:

•        the representations and warranties of 10X II and Merger Sub contained in Sections 5.01, 5.02(a), 5.10(i) and 5.08 of the Merger Agreement (regarding organization and qualification, the authority to execute and deliver the Merger Agreement and each of the ancillary documents thereto to which 10X II and/or Merger Sub, as applicable, is or will be a party and to consummate the transactions contemplated thereby, absence of certain changes or events and brokers fees) being true and correct, in all respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•        the representations and warranties contained in Section 5.13 of the Merger Agreement (regarding the capitalization of 10X II and Merger Sub) being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date;

•        the other representations and warranties regarding 10X II and Merger Sub being true and correct (without giving effect to any limitation of “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Merger Agreement) as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a Material Adverse Effect;

•        10X II having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement;

•        AFRAG having received a certificate signed by an officer of 10X II confirming that the conditions set forth in the first four bullet points of this section have been satisfied;

•        the AFRAG PubCo Common Stock and warrants having been approved for listing on Nasdaq, subject only to official notice of issuance thereof;

•        AFRAG having received the executed counterparts to all of the agreements ancillary to the Merger Agreement to which 10X II or Sponsor is party;

•        certain directors and executive officers of 10X II specified in the Merger Agreement having been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time;

•        neither 10X II nor Merger Sub having any outstanding indebtedness in excess of $1,000,000, other than 10X II warrants and any working capital loans;

•        the Acquiror Closing Cash (as defined in the Merger Agreement) being equal to or exceeding $10,000,000;

•        10X II having delivered to AFRAG a certificate signed by an officer of 10X II, dated as of the Closing Date, confirming a good faith calculation of the Acquiror Closing Cash and certain other matters; and

•        AFRAG having received a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation to the completion of the Domestication.

Representations and Warranties

Under the Merger Agreement, AFRAG made customary representations and warranties to 10X II and Merger Sub relating to, among other things: organization, standing and corporate power; corporate authority; governmental approvals; capitalization; subsidiaries; financial statements; internal controls; compliance with laws; absence of certain changes or events; no undisclosed liabilities; information supplied; litigation; contracts; employment matters; taxes; intellectual property; data protection; information technology; real property; corrupt practices; sanctions; competition and trade regulation; environmental matters; brokers; affiliate agreements; COVID-19; and other representations or warranties.

Under the Merger Agreement, 10X II and Merger Sub made customary representations and warranties to AFRAG relating to, among other things: organization, standing and corporate power; corporate authority; approval; non-contravention; litigation; compliance with laws; employee benefit plans; financial ability; the Trust Account; taxes; brokers; 10X II SEC reports; financial statements; Sarbanes-Oxley Act; business activities; absence of changes; registration statement; no outside reliance; capitalization; Nasdaq stock market quotation; contracts; no defaults; title to property; Investment Company Act; affiliate agreements; corrupt practices; takeover statutes and charter provisions; and other representations or warranties.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of AFRAG, 10X II and Merger Sub are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of AFRAG are qualified in whole or in part by a Material Adverse Effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, “Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (i) the assets, business, results of operations or financial condition of AFRAG and its subsidiaries, taken as a whole, or (ii) the ability of AFRAG to consummate the transactions contemplated by the Merger Agreement; provided, however, that in no event would any of the following (or any event, change, circumstance or development to the extent primarily arising out of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (i) above: (a) any actual or proposed change or development in applicable Laws (including COVID-19 Measures, as defined in the Merger Agreement) or GAAP or any official interpretation thereof, (b) any change or development in interest rates, exchange rates, or economic, political, legislative, regulatory, business, financial, commodity (including agricultural products), currency or market conditions generally affecting the economy or the industry in which AFRAG or its subsidiaries operate, (c) the announcement or the execution of the Merger Agreement, the pendency or consummation of the Merger or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees, or contractors, (d) any change generally affecting any of the industries or markets in which AFRAG or its subsidiaries operate or the economy as a whole, (e) the compliance with the terms of the Merger Agreement or the taking of any action, or failure to take action, required or contemplated by the Merger Agreement or with the prior written consent of 10X II (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) of the Merger Agreement and, to the extent related thereto, the condition in Section 9.02(a) of the Merger Agreement), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any (x) armed hostilities or the escalation thereof, whether or not pursuant to the declaration of any national emergency or war, or (y) military or terrorist attack, or escalation thereof, and (h) any failure of AFRAG and its subsidiaries, taken as a whole to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change has a disproportionate impact on AFRAG and its subsidiaries, taken as a whole, as compared to other industry participants.

Covenants of the Parties

Covenants of AFRAG

AFRAG made certain covenants under the Merger Agreement, including, among others, the following:

•        Subject to certain exceptions (including with respect to potential suspension of operations for COVID-19) or as consented to in writing by 10X II (such consent not to be unreasonably conditioned, withheld or delayed), prior to the Closing, AFRAG will conduct and operate its business in the ordinary course, consistent with past practice, in all material respects, use commercially reasonable efforts to preserve intact AFRAG’s current business organization and ongoing businesses, and maintain its existing relations and goodwill with its customers, suppliers, distributors and creditors, and use commercially reasonable efforts to retain the services of its present officers.

•        Subject to certain exceptions, prior to the Closing, AFRAG will not do, among other things, any of the following without 10X II’s consent (such consent not to be unreasonably conditioned, withheld or delayed):

•        change or amend the certificate of incorporation, bylaws or other organizational documents of AFRAG or any of its subsidiaries;

•        declare, make or pay any dividend or other distribution to AFRAG stockholders or repurchase or redeem any AFRAG PubCo Common Stock;

•        create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities convertible into AFRAG PubCo Common Stock, except pursuant to the exercise of restricted stock units, excluding repurchases in connection with termination of employment pursuant to existing repurchase rights, and excluding any Company Pre-Closing Financing;

•        enter into, or amend or modify any material term of, terminate, or waive or release any material right, claim or benefit under any material contract to which AFRAG or any of its subsidiaries is a party or otherwise bound, other than either (i) in the ordinary course of business consistent with past practice or (ii) involving an annual aggregate payment of less than $500,000;

•        enter into, or amend or modify any material term of, terminate, or waive or release any material right, claim or benefit under any related-party contract, Lease Document (as defined in the Merger Agreement) or any document governing the occupation of real property, other than either (i) in the ordinary course of business consistent with past practice or (ii) involving an annual aggregate payment of less than $250,000;

•        sell, transfer or subject to any lien any assets, properties or businesses of AFRAG (including its intellectual property);

•        materially increase the compensation or benefits payable to any current or former executive officer or director; adopt or materially amend any material benefit plan or any collective bargaining agreement; or waive or release any noncompetition, nonsolicitation, nondisclosure, nondisparagement or other restrictive covenant of current or former employees of AFRAG or any of its subsidiaries;

•        fail to maintain its existence or acquire any material portion of assets or equity of any business organization or adopt any plan of liquidation, dissolution, merger or other reorganization;

•        make any capital expenditures outside of AFRAG’s annual capital expenditure budget in excess of $5,000,000;

•        make any loans, advances or capital contributions to, or investments in, any other person or materially change its existing borrowing and lending arrangements other than would be consistent with past practice in the ordinary course of business and those that do not exceed $50,000 in the aggregate;

•        make, revoke or change any material tax election or change any material tax accounting method or period;

•        enter into any waiver, release, compromise, settlements, or satisfaction, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $2,500,000 in the aggregate;

•        incur, issue, assume, guarantee or otherwise become liable for any indebtedness, other than (x) intercompany indebtedness in the ordinary course of business in an aggregate amount not to exceed $500,000 and (y) indebtedness of the type referred to in various clauses of the definition of indebtedness in the Merger Agreement incurred in the ordinary course of business, of a nature and in amounts consistent with past practice, or (z) Company Pre-Closing Financing;

•        enter into any material new line of business;

•        make any material change in financial accounting methods, principles or practices; and

•        voluntarily fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to AFRAG and its assets and properties or any of its subsidiaries and its assets and properties, in a manner detrimental to the Company or any of its subsidiaries.

•        As promptly as practicable after this registration statement on Form S-4 of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, AFRAG shall solicit a consent in writing or by electronic transmission from AFRAG stockholders approving and adopting the Merger Agreement, the Merger, the Business Combination and, to the extent required by law, the transactions contemplated thereby and, through its board of directors, will recommend to AFRAG stockholders, the approval and adoption of the Merger Agreement and the Business Combination (including the Merger).

•        AFRAG acknowledged that 10X II is a blank check company, waived any past, present or future claim of any kind against the Trust Account and agreed not to seek recourse against the Trust Account for any reason.

•        Within thirty (30) days of the execution of the Merger Agreement, AFRAG will deliver to 10X II audited financial statements for the years ended 2020 and 2021 and unaudited financial statements for the nine months ended September 30, 2021 and 2022.

•        Within thirty (30) days of the execution of the Merger Agreement, AFRAG will deliver to 10X II the duly executed Offtake Agreement (as defined in the Merger Agreement). The Offtake Agreement has not been executed to date.

Prior to the Closing or termination of the Merger Agreement in accordance with its terms, AFRAG shall not, and shall cause its representatives not to: (i) initiate, solicit or knowingly encourage or facilitate any inquiry or request for information with respect to, or the making of, any inquiry regarding, or any proposal regarding, or any proposal or offer that constitutes or which is otherwise intended or is reasonably likely to result in an Acquisition Proposal (as defined in the Merger Agreement); (ii) engage in, continue or otherwise participate in any negotiation or discussion concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to, or that constitutes or which is otherwise intended or is could reasonably likely to lead to, an Acquisition Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, Merger Agreement or other similar agreement for or relating to any Acquisition Proposal; or (v) resolve or agree to do any of the foregoing.

Covenants of 10X II

10X II made certain covenants under the Merger Agreement, including, among others, the following:

•        Subject to certain exceptions, prior to the Closing, 10X II will, and will cause Merger Sub to, not do any of the following without AFRAG’s written consent (such consent not to be unreasonably conditioned, withheld or delayed):

•        change, modify or amend the Trust Agreement (as defined in the Merger Agreement) or the organizational documents of 10X II or Merger Sub;

•        declare, make or pay any dividend or other distribution in respect of any of its outstanding ordinary shares or other equity interests or otherwise adjust its capital structure;

•        make, revoke or change any material tax election or change any material tax accounting method or period;

•        enter into, renew or amend any material respect any related-party contract;

•        enter into, or amend or modify any material term of (in a manner adverse to itself), terminate, or waive or release any material right, claim or benefit under any material contract with a specific subset of employees;

•        enter into any settlements, other than in the ordinary course of business consistent with past practice;

•        incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

•        offer, issue, grant or sell any of its ordinary shares, other equity interests or securities convertible into any such ordinary shares or equity interests, other than in connection with the exercise of outstanding warrants or the Business Combination;

•        adopt or amend any benefit plan, hire any employee or any other individual to provide services following Closing or enter into any agreement to compensate any of its officers or directors;

•        fail to maintain its existence or acquire, merge or consolidate with, or purchase a material portion of the assets or equity of another person;

•        make any capital expenditures;

•        make any loans, advances or capital contributions to, or investments in, any other person or make any change in its existing borrowing or lending arrangements;

•        enter into any new line of business;

•        make any change in financial accounting methods, principles or practices; and

•        fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to it and its assets and properties.

•        10X II will use reasonable best efforts, as promptly as reasonably practicable following the effectiveness of this registration statement on Form S-4 of which this proxy statement/prospectus forms a part, to duly convene and hold the special meeting in accordance with the Second Amended and Restated Memorandum and Articles of Association and Cayman Islands Companies Law.

•        Subject to certain exceptions, 10X II shall use its reasonable best efforts to ensure that 10X II remains listed as a public company on Nasdaq and to cause the AFRAG PubCo Common Stock to be issued in connection with the Business Combination, including the Domestication and the Merger, to be approved for listing on Nasdaq.

•        At Closing, AFRAG PubCo will purchase a “tail” policy providing liability insurance coverage for AFRAG’s directors and officers with respect to matters occurring on or prior to the Closing.

•        Subject to shareholder approval, the 10X II Board will adopt the Equity Incentive Plan Proposal with any modifications AFRAG proposes based on the recommendation of a compensation consultant, if so engaged, and the board of directors as 10X II may consider and approve (such approval not to be unreasonably withheld or delayed).

•        Take certain actions in furtherance of the Extension Proposal.

•        Prior to the Closing or termination of the Merger Agreement, 10X II shall use its reasonable best efforts to cause its representatives to cease any solicitations, discussions or negotiations with any person conducted prior to entry into the Merger Agreement in connection with a business combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a business combination. 10X II will also provide prompt written notice to AFRAG of the receipt of any inquiry, proposal, offer or request for information received after the date of the Merger Agreement that constitutes, or could reasonably be expected to result in or lead to, any business combination and will keep AFRAG reasonably informed of any material developments with respect to any such proposal.

Mutual Covenants of the Parties

The parties made certain covenants under the Merger Agreement, including, among others, the following:

•        using commercially reasonable efforts to consummate the Business Combination;

•        making relevant public announcements and solicitation of AFRAG stockholder approvals;

•        keeping certain information confidential in accordance with the existing non-disclosure agreements;

•        intending that the Domestication and the Merger will each constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Code and agreeing not to take any action that would reasonably be expected to cause the Domestication or the Merger to fail to qualify for such treatment; and

•        cooperating in connection with certain tax matters and filings.

In addition, 10X II and AFRAG agreed that 10X II and AFRAG will prepare and mutually agreed upon, and 10X II will file with the SEC, this registration statement on Form S-4, including the proxy statement/prospectus which forms a part thereof, relating to the Business Combination.

Board of Directors and Officers

Conditioned upon the occurrence of the Closing and subject to any limitation imposed under applicable laws and the Nasdaq listing requirements, (i) each director of 10X II in office immediately prior to the Effective Time will cease to be a director immediately following the Effective Time, (ii) the AFRAG PubCo Board will consist of seven members and (iii) the initial members of the AFRAG PubCo Board will consist of six (6) individuals appointed by AFRAG and one (1) individual appointed by the Sponsor, which individual will be in the third class of directors.

Non-Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) the Article XI of the Merger Agreement.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•        by the mutual written consent of 10X II and AFRAG;

•        by 10X II, subject to certain exceptions, if any of the representations or warranties made by AFRAG are not true and correct or if AFRAG fails to perform any of its respective covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of 10X II, as described in the section entitled “Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within certain time periods;

•        by AFRAG, subject to certain exceptions, if any of the representations or warranties made by 10X II are not true and correct or if 10X II fails to perform any of its covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of AFRAG, as described in the section entitled “Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within certain specified time periods;

•        by either 10X II or AFRAG, subject to certain limited exceptions, if the Business Combination is not consummated by February 13, 2024 (the “Termination Date”);

•        by AFRAG, if the 10X II shareholder approvals are not obtained at the extraordinary general meeting (subject to any adjournment or recess of the meeting); and

•        by 10X II, if AFRAG stockholder approvals have not been obtained within ten Business Days following the date that this proxy statement is disseminated by AFRAG to AFRAG stockholders.

In the event the Merger Agreement is validly terminated pursuant to the second or fourth bullet above, 10X II will be entitled to a termination fee equal to two percent (2%) of the aggregate merger consideration (the “Termination Fee”); provided that in the case of a termination under the fourth bullet above, AFRAG will only be required to pay the Termination Fee if the transactions contemplated by the Merger Agreement were not consummated prior to the Termination Date primarily due to failure of AFRAG to provide information required to obtain SEC clearance of this registration statement on Form S-4 of which this proxy statement/prospectus forms a part. In the event the Merger Agreement is validly terminated pursuant to the third bullet above, AFRAG will be entitled to the Termination Fee.

If the Merger Agreement is validly terminated, subject to the payment of the Termination Fee by the applicable party, none of the parties to the Merger Agreement will have any other liability or any further obligation under the Merger Agreement other than customary confidentiality obligations, except in the case of any Fraud or Willful Breach (each as defined in the Merger Agreement) of any covenant or agreement under the Merger Agreement.

Expenses

The fees and expenses incurred in connection with the Merger Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, on the Closing Date, following the Closing, 10X II shall pay or cause to be paid (i) the Outstanding Company Expenses (as defined in the Merger Agreement) and (ii) the Outstanding Acquiror Expenses (as defined in the Merger Agreement).

Additionally, AFRAG shall bear all HSR filing fees, registration fees and all transfer, documentary, sales, use, stamp, registration, value added or other similar taxes incurred in connection with the transactions contemplated by the Merger Agreement. Since the date of the Merger Agreement, the parties to the Merger Agreement have determined, based on currently available information, that one or more exemptions under the HSR Act apply to the Business Combination and, accordingly, no HSR Act filing is required. As a result, notwithstanding the condition noted above, the parties to the Merger Agreement do not expect AFRAG to incur any expenses related to any filings pursuant to the HSR Act.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Law also applies to the Domestication and AFRAG stockholder approvals).

Amendments

The Merger Agreement may be amended or modified only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement (but not necessarily by the same natural persons who executed the Merger Agreement) and which makes reference to the Merger Agreement.

Ownership of AFRAG PubCo

As of the date of this proxy statement/prospectus, there are 9,441,220 ordinary shares issued and outstanding, which includes an aggregate of 655,000 Class A ordinary shares held by the Sponsor and Cantor through the private placement units purchased simultaneously with the consummation of the initial public offering, 4,332,328 Class B ordinary shares held by the Initial Shareholders, including the Sponsor, and 1,334,339 Class B ordinary shares held by the Anchor Investors. Prior to the consummation of the Business Combination, pursuant to the certain non-redemption agreements entered into by and among 10X II, the Sponsor and certain shareholders of 10X II, following approval of the Business Combination at the extraordinary general meeting, the Sponsor has agreed to transfer an aggregate of 1,358,618 Class B ordinary shares to those certain shareholders who entered into those certain non-redemption agreements with 10X II and the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 6,884,908 warrants to acquire ordinary shares, comprised of 218,333 private placement warrants held by the Sponsor and Cantor through private placement units purchased simultaneously with the consummation of the initial public offering and 6,666,575 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of AFRAG PubCo Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of 10X II’s outstanding public shares are redeemed in connection with the Business Combination), 10X II’s fully diluted share capital would be 16,326,128 ordinary shares.

The following table illustrates varying ownership levels in AFRAG PubCo Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

•        Assuming No Additional Redemptions (Scenario 1):    This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares.

•        Assuming 50% Redemptions and no shares are purchased under the Forward Purchase Agreement (Scenario 2):    This presentation assumes that 1,059,777 public shares are redeemed for aggregate redemption payments of $11.1 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023 and there are no shares purchased under the Forward Purchase Agreement.

•        Assuming 50% Redemptions and all redemption shares are purchased under the Forward Purchase Agreement (Scenario 2a):    This presentation assumes that 1,059,777 public shares are presented for redemption and then purchased by Vellar under the Forward Purchase Agreement prior to being redeemed for aggregate payments of $11.1 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023.

•        Assuming Maximum Redemptions and no shares are purchased under the Forward Purchase Agreement (Scenario 3):    This presentation assumes that all 2,119,553 public shares are redeemed for aggregate redemption payments of $22.2 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023 and there are no shares purchased under the Forward Purchase Agreement.

•        Assuming Maximum Redemptions and all redemption shares are purchased under the Forward Purchase Agreement (Scenario 3a):    This presentation assumes that 2,119,553 public shares are presented for redemption and then purchased by Vellar under the Forward Purchase Agreement prior to being redeemed for aggregate payments of $22.2 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023.

See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in AFRAG PubCo will be different and totals may not add up to 100% due to rounding.

	Scenario 1		Scenario 2		Scenario 2a		Scenario 3		Scenario 3a
	Shares		Shares		Shares		Shares		Shares
10X II public stockholders(e)	2,119,553	3.4%	1,059,777	1.7%	1,059,777	1.7%	—	0.0%	—	0.0%
Cantor(c)	200,000	0.3%	200,000	0.3%	200,000	0.3%	200,000	0.3%	200,000	0.3%
Sponsor(a)	5,787,328	9.2%	5,787,328	9.4%	5,787,328	9.2%	5,787,328	9.6%	5,787,328	9.2%
Anchor Investors and other Class B stockholders(b)	1,334,339	2.1%	1,334,339	2.2%	1,334,339	2.1%	1,334,339	2.2%	1,334,339	2.1%
AFRAG stockholders(f)	45,000,000	71.7%	45,000,000	72.9%	45,000,000	71.7%	45,000,000	74.2%	45,000,000	71.7%
Vellar Opportunity Fund SPV LLC	200,000	0.3%	200,000	0.3%	1,259,777	2.0%	200,000	0.3%	2,319,553	3.7%
Yorkville(d)	100,000	0.2%	100,000	0.2%	100,000	0.2%	100,000	0.2%	100,000	0.2%
Sponsor shares due from AFRAG note(g)	1,107,716	1.8%	1,107,716	1.8%	1,107,716	1.8%	1,107,716	1.8%	1,107,716	1.8%
Private placement warrants	218,333	0.3%	218,333	0.4%	218,333	0.3%	218,333	0.4%	218,333	0.3%
Public warrants	6,666,575	10.6%	6,666,575	10.8%	6,666,575	10.6%	6,666,575	11.0%	6,666,575	10.6%
Total	62,671,118	100.0%	61,611,342	100.0%	62,671,118	100.0%	60,551,565	100.0%	62,671,118	100.0%

____________

(a)      The Sponsor owns 455,000 private placement units. Each private placement unit consists of one private placement share and one-third of one private placement warrant. The Sponsor owns 4,332,328 Class B ordinary shares. Pursuant to the certain non-redemption agreements entered into by and among 10X II, the Sponsor, the Anchor Investors and certain other shareholders of 10X II, the Sponsor agreed to transfer an aggregate of 794,088 of its Class B ordinary shares in connection with the First Extension Meeting and up to 564,530 of its Class B ordinary shares in connection with the Second Extension Meeting, in each case, to the Anchor Investors and those certain shareholders of 10X II following the approval of the Business Combination at the extraordinary general meeting of shareholders.

(b)      The Anchor Investors, in the aggregate, own 1,334,339 Class B ordinary shares as of the date of this proxy statement/prospectus. Pursuant to the several Non-Redemption Agreements entered into by and among 10X II, the Sponsor, the Anchor Investors and certain other shareholders of 10X II, the Sponsor has agreed to transfer an aggregate of 794,088 Class B ordinary shares in connection with the First Extension Meeting and up to 564,530 of its Class B ordinary shares in connection with the Second Extension Meeting, in each case, to the Anchor Investors and those certain shareholders following the approval of the Business Combination at the extraordinary general meeting of shareholders. As of the date hereof, 313,628 Class B ordinary shares are due to be transferred from Sponsor to the Anchor Investors and those certain shareholders in connection with the Second Extension Meeting.

(c)      Cantor Fitzgerald & Co. owns 200,000 private placement units. Each private placement unit consists of one private placement share and one-third of one private placement warrant.

(d)      Pursuant to the SEPA, AFRAG PubCo will pay to Yorkville a commitment fee of $1.0 million, which is to be paid on the SEPA Effective Date. AFRAG PubCo can elect to pay the commitment fee by issuing AFRAG PubCo Common Stock in an amount equal to the commitment fee divided by the average daily VWAP for the five consecutive trading days prior to the SEPA Effective Date.

(e)      Includes Class A ordinary shares owned by the Anchor Investors.

(f)     Includes shares issued to existing holders of RSUs.

(g)    Pursuant to a promissory note entered into by and between AFRAG and Sponsor, AFRAG agreed, among other things, to reimburse Sponsor on a one for one basis for the Class B ordinary shares to be transferred by Sponsor in connection with the First Extension Meeting and Second Extension Meeting in the form of newly-issued shares of AFRAG PubCo Common Stock in connection with the Closing. Up to 1,358,618 shares of AFRAG PubCo Common Stock may be issued by AFRAG PubCo to Sponsor pursuant to the promissory note, of which 1,107,716 shares have accrued as of the date hereof.

The Business Combination Agreement includes one condition to the Closing that is directly impacted by the redemption scenarios set forth above: 10X II must have cash and cash commitments, including funds remaining in the Trust Account (after giving effect to the completion and payment of any redemptions) of $10,000,000 at the Closing. The table below includes the computations:

	Scenarios (in thousands)
	1	2	2a	3	3a
Cash on pro forma balance	$12,648	$1,171	$1,171	$—	$—
Cash commitment under Yorkville SEPA	100,000	100,000	100,000	100,000	100,000
Cash and cash commitments	112,648	101,171	101,171	100,000	100,000
Cash and cash commitments greater than $10,000,000	YES	YES	YES	YES	YES

Related Agreements

This section describes the material terms of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the form of the AFRAG Support Agreement, Acquiror Support Agreement, Amended and Restated Registration Rights Agreement and AFRAG Lock-up Agreement, which are attached hereto as Annex F, Annex I, Annex E and Annex J, respectively. You are urged to read such agreements in their entirety prior to voting on the Proposals presented at the extraordinary general meeting.

AFRAG Support Agreement

AFRAG’s majority stockholder, Global Commodities & Investments Ltd., has entered into a support agreement, dated as of November 3, 2022 (the “AFRAG Support Agreement”) with 10X II and AFRAG, pursuant to which Global Commodities & Investments Ltd. agreed to (i) vote at any meeting of the stockholders of AFRAG all shares of common stock of AFRAG held of record or thereafter acquired in favor of the Proposals, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, prior to the Closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the AFRAG Support Agreement.

Acquiror Support Agreement

Concurrently with the execution of the Merger Agreement, 10X II entered into the Acquiror Support Agreement (the “Acquiror Support Agreement”) with AFRAG, Sponsor and the directors of 10X II (collectively, the “Class B Holders”) pursuant to which the Class B Holders agreed to, among other things, (i) vote at any meeting or pursuant to any action of written resolution of the shareholders of 10X II all of their Class B ordinary shares held of record or thereafter acquired (together with any other equity securities of 10X II that such Class B Holder holds of record or beneficially) in favor of the Business Combination, the Domestication and the other Proposals and (ii) be bound by certain other covenants and agreements related to the Business Combination, in each case, on the terms and subject to the conditions set forth in the Acquiror Support Agreement. Additionally, for a period ending six months after Closing (the “First Lock-up Period”), the Class B Holders will be subject to a lock-up with respect to all of the Lock-Up Shares, and for a period beginning six months after Closing and ending twelve months after Closing (the “Second Lock-up Period”) the Class B Holders will be subject to a lock-up with respect to two-thirds of the Lock-Up Shares; provided that the lock-up shall expire upon the date on which the last reported sale price of the shares of AFRAG PubCo Common Stock exceeds $12.00 per share for any twenty (20) trading days within any consecutive thirty (30) trading day period during the Second Lock-up Period.

“Lock-up Shares” means an amount of shares equal to one-half of the aggregate number of shares of Acquiror Common Stock (as defined in the Merger Agreement) held by the Class B Holders immediately following the Closing (excluding the (i) shares of Acquiror Common Stock underlying (a) the private placement units issued to the Sponsor in connection with its initial public offering or (b) any private placement units issued on conversion of Working Capital Loans, (ii) Acquiror Common Stock acquired after the date hereof in the public market, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted); provided that, for the avoidance of doubt, shares owned by the Class B Holders at Closing but which have been committed to be delivered following Closing to a third party shall not be considered “Lock-up Shares.”

Amended and Restated Registration Rights Agreement

At the Closing, AFRAG PubCo, the Sponsor and certain stockholders of AFRAG (the “New Holders” and together with the “Existing Holders”, the “Holders”) intend to enter into an Amended and Restated Registration Rights Agreement, which will supersede the registration and shareholder rights agreement between 10X II and its Initial Shareholders, pursuant to which, among other things, the Holders party thereto will be granted certain registration rights, on the terms and subject to the conditions therein.

In particular, the Registration Rights Agreement provides for the following registration rights:

•        Piggyback registration rights.    At any time after the Closing Date, if AFRAG PubCo proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the Existing Holders, the New Holders, and certain other holders of piggyback registration rights are entitled to include their registrable securities in such registration statement.

•        Shelf registration rights.    Within thirty calendar days after the Closing Date, AFRAG PubCo will be required to file a shelf registration statement pursuant to Rule 415 of the Securities Act and use reasonable best efforts to cause such registration statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than sixty business days after the initial filing date; provided, that such deadline shall be extended to ninety days after the Closing Date if the registration statement is reviewed by, and receives comments from, the SEC. At any time AFRAG PubCo has an effective shelf registration statement with respect to Existing Holders’ or New Holders’ registrable securities, and following any applicable lock-up period, a Holder may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown, provided that such Holder (a) reasonably expects the aggregate gross proceeds in excess of $25,000,000 from such underwritten shelf takedown or (b) reasonably expects to sell all of the registrable securities held by such Holder in such underwritten shelf takedown but in no event less than $10,000,000 in aggregate gross proceeds (the “Shelf Threshold”).

•        Expenses and indemnification.    All fees, costs and expenses of underwritten registrations will be borne by AFRAG and underwriting discounts and selling commissions will be borne by the Holders of the shares being registered. The Registration Rights Agreement contains customary cross-indemnification provisions, under which AFRAG PubCo is obligated to indemnify Holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to AFRAG PubCo, and Holders of registrable securities are obligated to indemnify AFRAG PubCo for material misstatements or omissions attributable to them.

•        Registrable securities.    Under the Registration Rights Agreement, the term “Registrable Securities” means (a) the founder shares, private placement shares and private placement warrants (including the AFRAG PubCo Common Stock issued upon conversion of the founder shares and private placement shares in connection with the Business Combination, and the AFRAG PubCo Common Stock issuable upon the exercise of the private placement warrants), (b) all shares of AFRAG PubCo Common Stock issued to the equity holders of AFRAG in the Business Combination, (c) any outstanding Class A ordinary shares, Class B ordinary shares, shares of common stock, warrants, or any other equity security of AFRAG held by a Holder as of the Closing Date, but only to the extent such securities are “restricted securities” or are held by an “affiliate” (each as defined in Rule 144 under the Securities Act) and (d) any other equity security of AFRAG issued or issuable with respect to any such securities by way of a stock dividend, stock split, share capitalization or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization. Securities of AFRAG PubCo shall cease to be registrable securities when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, such securities shall have been transferred pursuant to Rule 144 or, with respect to a holder, when all such securities may be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144 under the Securities Act.

AFRAG Lock-up Agreement

At the Closing, 10X II and certain AFRAG stockholders intend to enter into the AFRAG Lock-up Agreement pursuant to which the shares of AFRAG PubCo Common Stock, to be held by such stockholder immediately after the Effective Time (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted), shall become subject to the same limitations on disposition as described with respect to the shares held by the Sponsor pursuant to the Acquiror Support Agreement.

Standby Equity Purchase Agreement

Concurrently with the parties entering into the Merger Agreement, 10X II entered into a Standby Equity Purchase Agreement (“Standby Equity Purchase Agreement”) with YA II PN, Ltd. (“Yorkville”) pursuant to which, subject to the consummation of the Business Combination, AFRAG PubCo has the option, but not the obligation, to issue, and Yorkville shall subscribe for, an aggregate amount of up to $100 million of AFRAG PubCo Common Stock at the time of AFRAG PubCo’s choosing during the term of the agreement, subject to certain limitations, including caps on issuance and subscriptions based on trading volumes. Each advance under the Standby Equity Purchase Agreement (an “Advance”) may be for an aggregate amount of AFRAG PubCo Common Stock purchased at 96% of the Market Price during a one-day pricing period or 97% of the Market Price during a three-day pricing period, as elected by AFRAG PubCo. The “Market Price” is defined in the Standby Equity Purchase Agreement as the VWAP (as defined below) during the trading day, in the case of a one day pricing period, or the lowest daily VWAP of the three consecutive trading days, in the case of a three day pricing period, commencing on the trading day on which AFRAG PubCo submits an Advance notice to Yorkville. “VWAP” means, for any trading day, the daily volume weighted average price of AFRAG PubCo Common Stock for such date on Nasdaq as reported by Bloomberg L.P. during regular trading hours or such other period in the case of a one-day trading period. The Standby Equity Purchase Agreement will continue for a term of three years commencing from the sixth trading day following the closing of the Business Combination (the “SEPA Effective Date”).

Pursuant to the Standby Equity Purchase Agreement, AFRAG PubCo will pay to Yorkville a commitment fee of $1.0 million, which is to be paid on the SEPA Effective Date. AFRAG PubCo can elect to pay the commitment fee by issuing AFRAG PubCo Common Stock to Yorkville in an amount equal to the commitment fee divided by the average daily VWAP for the five consecutive trading days prior to the date such payment is due.

Yorkville is not an affiliate of 10X II, the Sponsor, or any of their respective affiliates. The Standby Equity Purchase Agreement was negotiated on an arms-length basis.

Forward Purchase Agreement

Simultaneously with the execution of the Merger Agreement, 10X II and AFRAG entered into an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with Vellar Opportunity Fund SPV LLC — Series 8 (“Vellar”), a client of Cohen & Company Financial Management, LLC (“Cohen”). Pursuant to the Forward Purchase Agreement, Vellar intends, but is not obligated, to purchase through a broker in the open market 10X II’s Class A ordinary shares, including from public shareholders who elect to redeem their public shares (such purchased shares, the “Recycled Shares”) in connection with the extraordinary general meeting to vote to approve the Business Combination, after the redemption deadline set forth in this proxy statement/prospectus and prior to the extraordinary general meeting to vote to approve the Business Combination. Vellar may also purchase additional Shares in an issuance from 10X II (such shares, the “Additional Shares” and, together with the Recycled Shares, the “Subject Shares”). Pursuant to the Forward Purchase Agreement, Vellar may purchase up to 4,000,000 shares, subject to automatic reduction to equal the amount of 10X II ordinary shares outstanding as of the redemption deadline and subject to increase to up to 10,000,000 shares upon mutual agreement of 10X II and Vellar (the “Maximum Number of Shares”). Vellar has agreed to waive any redemption rights with respect to any Subject Shares in connection with the Business Combination.

The Forward Purchase Agreement provides that on the earlier of (i) one business day after the closing of the Business Combination and (ii) the date any assets from the trust account are disbursed in connection with the Business Combination (the “Prepayment Date”), 10X II will pay to Vellar, out of funds held in its trust account, an amount (the “Prepayment Amount”) equal to (x) the price per share paid to public shareholders who elect to redeem their shares in connection with the extraordinary general meeting (the “Initial Price”) multiplied by (y) the number of Recycled Shares on the Prepayment Date. On the Prepayment Date, 10X II shall also pay to Vellar, out of funds held in its trust account, an amount equal to the product of (x) the greater of (a) 5% of the Maximum Number of Shares and (b) 200,000 and (y) the Initial Price (the “Share Consideration”), and Vellar shall use such Share Consideration to purchase shares of AFRAG PubCo (the “Share Consideration Shares”). 10X II shall also reimburse Vellar up to $0.05 per Share for expenses actually incurred in connection with Vellar’s acquisition of the Shares. Any cash liquidity benefit provided by the Forward Purchase Agreement related to mitigating redemption withdrawals from the Trust Account prior to the Business Combination will be short lived because 10X II will be required to pay the Prepayment Amount no later than one business day after the Closing.

No later than two days prior to the Prepayment Date, 10X II may request that Vellar provide it an amount in cash of up to 10% of the product of (a) all shares purchased by Vellar pursuant to the Forward Purchase Agreement and (b) the Initial Price (the “Prepayment Shortfall”) and Vellar shall pay the Prepayment Shortfall either (i) on the Prepayment Date, in which case such amount shall be deducted from the Prepayment Amount, or (ii) if Vellar submits a request prior to the Prepayment Date to register the resale of the shares it holds, one business day following the effective date of the resale registration statement. If 10X II elects to receive the Prepayment Shortfall the Share Consideration shall be increased to the product of (x) the greater of (a) 10% of the Maximum Number of Shares and (b) 400,000 and (y) the Initial Price.

From time to time following the Closing but prior to the Maturity Date (as defined below), Vellar, in its discretion,

•        may declare an early termination (an “Optional Early Termination”) of the Forward Purchase Agreement with regard to all or a portion of the Subject Shares (such shares “Terminated Shares”) and remit to AFRAG PubCo an amount equal to the number of Terminated Shares multiplied by a price (the “Reset Price”) that adjusts on the first scheduled trading day of each month to be the lowest of (a) the then-current Reset Price, (b) $10.00 and (c) the VWAP for the last ten trading days of the prior month, but in no case less than $6.00; and

•        may sell the Subject Shares, at any time and at any sales price, and, by notice to us, apply the proceeds of such sales to offset the Prepayment Shortfall, until such time as the Prepayment Shortfall has been fully repaid, to the extent 10X II elects to receive the Prepayment Shortfall;

provided, that Vellar may not declare an Optional Early Termination in respect of any Subject Shares sold to repay the Prepayment Shortfall. In addition, Vellar would not declare an Optional Early Termination in respect of Share Consideration Shares, nor would it make payments to AFRAG PubCo in respect of any Share Consideration Shares it subsequently sells. Vellar may, in its discretion, declare an Optional Early Termination as early as the day after the Closing and sell its shares at such time, which would provide cash to AFRAG PubCo in an amount equal to the number of Terminated Shares multiplied by the Reset Price.

To the extent AFRAG PubCo, following the closing of the Business Combination, sells, enters into any agreement to sell or grants any right to reprice, or otherwise dispose of or issues any Shares or any securities of AFRAG PubCo or any of its subsidiaries which would entitle the holder thereof to acquire at any time Shares at an effective price per Share less than the then existing Reset Price then the Reset Price shall be modified to equal such reduced price.

The Forward Purchase Agreement matures on the earlier to occur of (a) three years after the closing of the Business Combination Agreement and (b) the date specified by Vellar in a written notice delivered at Vellar’s discretion if either (i) the VWAP of the shares during 20 out of 30 consecutive trading days is less than $3.00 per share, (ii) we fail to register the Backstop Shares as required by the Backstop Agreement, or (iii) the shares cease to be listed on a national securities exchange (such date, the “Maturity Date”). Upon the occurrence of the Maturity Date, 10X II is obligated to pay to Vellar an amount equal to the product of (a) (x) the Maximum Number of Shares, less (y) the number of Terminated Shares, multiplied by (b) $2.00 (the “Maturity Consideration”) payable either in cash or in shares at the option of AFRAG PubCo. On the Maturity Date, Vellar shall return to AFRAG PubCo a number of shares of AFRAG PubCo Common Stock equal to the number of Recycled Shares less the number of Terminated Shares. In the event that the Maturity Shares are not (i) (a) registered for resale under an effective registration statement or (b) eligible to be transferred by Vellar without any restrictions and (ii) bear a restrictive legend (collectively, the “Share Conditions”), Vellar would be entitled to receive such number of shares equal to 225% of the Maturity Shares (the “Penalty Shares”); provided that if the Share Conditions are satisfied within 120 days of the Maturity Date, Vellar shall return to us the number of Penalty Shares that are valued in excess of the Maturity Consideration based on the 10-day VWAP ending on such date that the Maturity Shares satisfied the Share Conditions. At Vellar’s option, we will pay the Maturity Consideration on a net basis such that Vellar retains a number of shares due to us upon the Maturity Date equal to the number of Maturity Shares payable to Vellar, only to the extent the number of shares due to us is at least equal to the number of Maturity Shares payable to Vellar, with any remaining Maturity Consideration to be paid in newly issued shares. The Maturity Date may be accelerated upon occurrences described in the Forward Purchase Agreement.

A break-up fee equal to $500,000 shall be payable, jointly and severally, by 10X II and AFRAG to Vellar in the event the Forward Purchase Agreement is terminated by either 10X II or AFRAG, subject to certain exceptions. 10X II and AFRAG may terminate the Forward Purchase Agreement, without penalty, if the number of shares tendered by public shareholders for redemption in connection with the shareholder vote to approve the Business Combination represent less than 75% of the total outstanding Class A ordinary shares subject to redemption.

10X II has agreed to file, upon the request of the Vellar, a registration statement with the SEC registering the resale of the Subject Shares and the Share Consideration Shares under the Securities Act of 1933, within 30 days following such request.

Entities and funds managed by Cohen own equity interests in the Sponsor. Cohen Capital Markets was also engaged by 10X II as an advisor in connection with its proposed business combination with Prime Blockchain Inc., an infrastructure provider for blockchain technology (“PrimeBlock”). Cohen Capital Markets and Vellar do not have any other relationships with 10X II, the Sponsor or any of their respective affiliates. The Forward Purchase Agreement was negotiated on an arms-length basis.

Background to the Business Combination

10X II is a blank check company incorporated on February 20, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. In conducting a targeted search for a business combination target, as described in greater detail below, 10X II utilized the global network and investing, industry and sector and transaction experience of Sponsor, 10X II’s management and the 10X II Board. The terms of the Merger Agreement and the related ancillary documents are the result of extensive negotiations among 10X II, AFRAG and their respective representatives and advisors.

On August 13, 2021, 10X II completed its initial public offering of 20,000,000 units at a price of $10.00 per unit, generating gross proceeds of $200,000,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-third of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of its initial public offering, 10X II completed the private placement of 655,000 private placement units to the Sponsor and Cantor, generating total proceeds of $6,550,000. Of the proceeds received from the consummation of the initial public offering and the private placement purchases by the Sponsor and Cantor, an aggregate of $200,000,000 was deposited into the Trust Account. Cantor was the underwriter in the initial public offering.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to 10X II to pay income taxes, none of the funds held in the Trust Account will be released until the earlier of (a) the completion of an initial business combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance or timing of 10X II’s obligation to redeem 100% of the public shares if 10X II does not complete an initial business combination by February 13, 2024, or (c) the redemption of the public shares if 10X II is unable to complete an initial business combination by February 13, 2024, subject to applicable law. In connection with the Initial Extension, a total of 212 shareholders elected to redeem an aggregate of 15,357,970 Class A ordinary shares, representing approximately 74.4% of the issued and outstanding Class A ordinary shares. As a result, an aggregate of $154,906,130.25 (or approximately $10.09 per share) was released from the Trust Account to pay such shareholders.

10X II did not select any business combination target in advance of its initial public offering and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any business combination target in advance of its initial public offering. After its initial public offering, Officers, Directors, and other representatives of 10X II, including its executive officers and employees of 10X Capital, contacted and were contacted by a number of individuals and entities who offered to present ideas for acquisition opportunities across a wide range of sectors. 10X Capital, an affiliate of the Sponsor, provided support to the management team of 10X II in sourcing business combination targets and assisting with diligence and negotiations. 10X II’s management team compiled a list of more than 100 high priority potential targets and evaluated, updated and supplemented such list from time to time. 10X II considered potential targets including both privately held companies and assets or divisions owned by publicly traded companies.

10X II prioritized companies with long-term growth potential and whose products and technologies have low risk of obsolescence. 10X II also focused on companies that could serve as platforms for both organic and acquisitive growth and were led by an experienced management team with a proven track record and complementary capabilities. Additional criteria that 10X II considered in evaluating target companies were (i) public company readiness, (ii) a strong value proposition, (iii) potential to expand, (iv) differentiated products or services and (v) an experienced management team. Throughout this process, 10X II leveraged the investing, industry and transaction experience of the Sponsor, 10X II’s management and the 10X II Board to screen, prioritize and diligence potential acquisition candidates. A number of the potential targets that 10X II evaluated did not, in 10X II’s opinion, meet enough of the criteria it sought in a business combination partner.

10X II interacted with and/or received information from over 20 targets, several of which were introduced to 10X II and represented by bankers and others that 10X II had existing relationships with. 10X II held several teleconferences and/or in-person meetings with all of these target companies and subsequently entered into confidentiality agreements with five potential targets. 10X II decided to further evaluate these five targets due to a variety of reasons, including (i) a review of financial and operating information of such targets, (ii) growth opportunity and competitive landscape of each of such targets and (iii) willingness of management to commit to a public company process.

Upon evaluation and review of such target candidates, 10X II negotiated and executed a nonbinding letter of intent with BM Mining (“BM”), the predecessor of PrimeBlock. The other four targets are as follows:

•   Company A:    Company A is an early-stage, revenue-generating company in the semiconductor industry that creates hardware and software for AI applications. 10X II initiated discussions with management of Company A on or about August 19, 2021. 10X II held preliminary due diligence discussions with Company A. 10X II terminated discussions with Company A upon entering into exclusivity with PrimeBlock on October 23, 2021.

•   Company B:    Company B is a revenue-generating company in the e-commerce industry that enables consumers to purchase goods and travel through their platform. 10X II initiated discussions with management of Company B on or about August 30, 2021. 10X II held preliminary due diligence discussions with Company B. 10X II terminated discussions with Company B on September 28, 2021.

•   Company C:    Company C is an early-stage, revenue-generating company in the mobility industry that provides software for automotive applications. 10X II initiated discussions with management of Company C on or about August 24, 2021. 10X II held preliminary due diligence discussions with Company C. 10X II terminated discussions with Company C on or about August 25, 2021.

•   Company D:    Company D is a revenue-generating company in the property technology industry that provides data, analytics, and other software tools to the real estate market. 10X II initiated discussions with management of Company D on or about August 26, 2021. 10X II held preliminary due diligence discussions with Company D. 10X II terminated discussions with Company D upon entering into exclusivity with PrimeBlock on October 23, 2021.

Exclusive of meetings held with PrimeBlock and AFRAG, the 10X II management team conducted over 30 meetings with target companies, including numerous calls with the banking representatives of several of these companies and several calls with the management of these companies.

Upon evaluation and review of such target candidates, 10X II negotiated and executed a nonbinding letter of intent with BM Mining (“BM”), the predecessor of PrimeBlock. 10X II was initially introduced to BM, the parent company of Bmining Group Operations, on August 14, 2021 by an employee of 10X Capital.

Representatives of 10X II, including the management of 10X II and employees of 10X Capital, engaged in significant due diligence and detailed discussions directly with the founders and senior executives of BM prior to executing the nonbinding letter of intent. By October 23, 2021, the date on which 10X II and BM reached an agreement on a letter of intent, 10X II ceased discussions with other potential targets.

On March 31, 2022, 10X II and PrimeBlock entered into an agreement and plan of merger (the “PrimeBlock Merger Agreement”). Pursuant to the PrimeBlock Merger Agreement, each share of common stock of PrimeBlock would be converted into the right to receive the number of shares of 10X II (which would domesticate as a Delaware corporation) equal to the quotient obtained by dividing (i) the sum of (1) $1,250,000,000 and (2) cash proceeds raised under certain other pre-closing equity financings by (ii) ten dollars ($10.00) by (y) the sum of all of PrimeBlock’s shares and restricted stock units outstanding immediately prior to the closing. The PrimeBlock Merger Agreement also contained customary representations, warranties and covenants of each of the parties thereto that were customary in transactions of this type.

In the months following the execution of the PrimeBlock Merger Agreement, the cryptocurrency industry entered a period of high stress, and cryptocurrency prices began to decline. For example, Bitcoin declined from approximately $46,000 at the date of execution of the PrimeBlock Merger Agreement to approximately $20,000 at the end of June 2022. Over the months of June and July, PrimeBlock and 10X II had discussions regarding cryptocurrency prices and the impact of such prices on the benefit of PrimeBlock becoming a public company. The parties also had discussions regarding PrimeBlock’s ability to raise additional outside funding. The 10X II Board also discussed the value proposition to 10X II shareholders on consummating a business combination with PrimeBlock.

On August 5, 2022, 10X II discussed with PrimeBlock potential modifications to the PrimeBlock Merger Agreement, including total consideration and lock-up structure as well as timeline to consummate a business combination.

Following such negotiations, each of the parties agreed that, due to market conditions and regulatory headwinds, it would be in the best interest of both parties if the PrimeBlock Merger Agreement was terminated. On August 11, 2022, the 10X II Board determined that due to market conditions and the inability to secure additional outside funding for PrimeBlock, it was in the best interest of 10X II shareholders that the business combination be terminated and 10X II seek another target. On August 12, 2022, 10X II and PrimeBlock terminated the PrimeBlock Merger Agreement by mutual agreement. Each party agreed to customary mutual releases with respect to the other party. 10X II was not subject to, nor entitled to, any termination fees or penalties.

Following termination of the PrimeBlock Merger Agreement, 10X II initiated discussions with five targets, including companies in the consumer and retail, financial services, energy, and healthcare sectors. 10X II did not sign NDAs with any of these targets other than AFRAG. Based on preliminary review of these targets, 10X II deemed the potential business combination with AFRAG to be in shareholders’ best interest due to its public company preparation and value proposition. The other four targets are as follows:

•        Company E:    Company E is an early-stage, pre-revenue company in the biotechnology industry that has pre-clinical assets across multiple therapeutic areas. 10X II initiated discussions with management of Company E on or about August 22, 2022. 10X II held preliminary due diligence discussions with Company E. 10X II terminated discussions with Company E on or about August 31, 2022.

•        Company F:    Company F is a revenue-generating company in the financial services industry that provides services to institutional investors. 10X II initiated discussions with management of Company F on or about August 12, 2022. 10X II held preliminary due diligence discussions with Company F. 10X II terminated discussions with Company F upon entering into exclusivity with AFRAG on October 21, 2022.

•        Company G:    Company G is a revenue-generating company in the quick-service restaurant industry that operates franchise quick-service restaurants. 10X II initiated discussions with management of Company G on or about August 12, 2022. 10X II held preliminary due diligence discussions with Company G. 10X II terminated discussions with Company G upon entering into exclusivity with AFRAG on October 21, 2022.

•        Company H:    Company H is a revenue-generating company in the energy industry that develops oil and natural gas properties. 10X II initiated discussions with management of Company H on or about August 18, 2022. 10X II held preliminary due diligence discussions with Company H. 10X II terminated discussions with Company H on or about August 24, 2022.

10X Capital had initially been introduced to Alan Kessler, the chief executive officer of AFRAG, in early 2022 by an officer of 10X II as AFRAG was pursuing an initial public offering and had confidentially submitted a draft registration statement on Form S-1 in late 2021. 10X Capital continued its dialogue with AFRAG over several months, providing an institutional investor’s perspective on AFRAG’s capital raising prospects and the initial public offering market, in addition to providing several introductions to Africa-focused investors through August of 2022. At the time, AFRAG had not conducted Testing-the-Waters meetings or discussed valuation with prospective initial public offering investors and had not discussed valuation with 10X Capital. In parallel, AFRAG continued to advance the commercialization of its pilot farm and advanced through several rounds of public Form S-1 filings with the SEC. Frank Timis, the largest shareholder of AFRAG, invited 10X Capital to visit his office in Switzerland on March 11, 2022 to discuss AFRAG’s fundraising strategy and the existing shareholders’ valuation expectations to price at a pre-money market capitalization at the listing of $450 million. In July 2022, Alan Kessler of AFRAG contacted 10X Capital to discuss potential sources of debt financing for farm equipment in the U.S. and abroad, as well as advances in discussions with potential offtake partners. Representatives of 10X Capital offered to make selected introductions and review the company’s financial metrics based on its next publicly filed registration statement on Form S-1. In August 2022, employees of 10X Capital had several discussions with investors and companies in the agriculture and food commodities space at Canaccord’s Growth Conference in Boston (such discussions were not facilitated by Canaccord Genuity), and discussed, amongst other things, investor appetite for the sector generally. Until August 2022, AFRAG and 10X Capital had discussions generally about private and public capital markets fundraising alternatives; however, since 10X II was pursuing a business combination with PrimeBlock at the time, no discussion was had about a potential business combination with 10X II.

Following the termination of the PrimeBlock Merger Agreement, AFRAG, representatives of 10X Capital and executive officers of 10X II, including Hans Thomas, engaged in a series of discussions with shareholders and executives of AFRAG around public listing alternatives for the business. Following such discussions and a preliminary due diligence review, 10X II presented AFRAG with draft terms for a nonbinding and non-exclusive letter of intent, which was executed on August 31, 2022 after several rounds of negotiations.

10X II ultimately decided to pursue a business combination with AFRAG because of, among other things: (a) 10X II’s directors’ and officers’ belief, based on their preliminary evaluation and the terms of the letter of intent, that AFRAG was the most attractive potential business combination target that met 10X II’s key criteria in a target, (b) the level of engagement and discussions with AFRAG, (c) AFRAG’s willingness to enter into the letter of intent, discussed below, on terms that 10X II’s directors and officers believed were attractive, (d) AFRAG’s advanced state of preparedness to become a public company, and (e) AFRAG’s willingness to devote appropriate resources to expeditiously sign a definitive agreement and consummate a business combination.

Negotiations with AFRAG

The following is a brief description of the background of the negotiations between 10X II and AFRAG that summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation between the parties to the Merger Agreement or their representatives.

Prior to the termination of the PrimeBlock Merger Agreement, representatives of 10X Capital had various discussions with AFRAG in 10X Capital’s capacity as an institutional investor.

On August 17, 2022, following 10X II’s termination of its merger with PrimeBlock, representatives of 10X Capital and 10X II had a discussion with Brian Feldman, an outside advisor to AFRAG, regarding initial public offering process and timing, including alternatives to the traditional initial public offering process and the suitability of 10X II as a merger partner for AFRAG.

On August 19, 2022, employees of 10X Capital had a follow up discussion with Alan Kessler, CEO, and Harry Green, CFO of AFRAG respectively, regarding their plans to complete an initial public offering and whether a merger with a SPAC could achieve the desired outcome. AFRAG’s management team provided additional information on the operational and financial status of AFRAG, including discussing several cuts of the alfalfa crop on its pilot farm and providing third party lab reports substantiating the grade of its crop. AFRAG also discussed its estimated future equity funding requirements, noting that the minimum additional equity funding requirements of AFRAG were approximately $10 million.

On August 22, 2022, 10X II engaged Latham & Watkins LLP (“Latham”) as outside counsel to help it evaluate a potential business combination with AFRAG. Representatives of 10X II, including Hans Thomas, employees of 10X Capital and Latham attended several videoconference meetings and telephone calls with AFRAG’s management team and AFRAG’s legal counsel, Morrison Cohen LLP (“Morrison”), and accounting advisors/auditors to discuss several due diligence items, including audit, offtake and capitalization strategy. Members of both management teams and legal counsel discussed a timeline for a potential transaction and diligence, among other topics. 10X II reiterated the need to obtain a fairness opinion ahead of presenting the potential transaction to 10X II’s Board of Directors. 10X II and Latham further discussed several items that warranted further due diligence, including increased certainty of the terms of an eventual offtake agreement.

Subsequent to these discussions, 10X II engaged in the review of the information provided by AFRAG in response to 10X II’s preliminary due diligence requests. Upon request, on August 24, 2022, 10X II received a copy of the SEC response letter to AFRAG’s Form S-1/A filing dated August 5, 2022. 10X II and Latham reviewed the comments on AFRAG’s Form S-1 as well as commercial, financial and other company information.

10X II conducted extensive research and benchmarking to evaluate AFRAG’s metrics in the context of publicly available data on the value of irrigated farm land, crop yields, and offtake prices of comparable alfalfa farming operations. 10X II also reviewed the prospects of alfalfa farming operations in several U.S. regions, many of which depend on scarce water resources of the Colorado River System.

In the following days, Mr. Thomas, employees of 10X Capital, legal advisors to 10X II, and Alan Kessler exchanged emails and phone calls regarding deal terms, which included, but were not limited to, use of a valuation methodology based on projected revenues, similar to the methodology used in recent comparable transactions (described below); the potential for an earn-out component of the transaction consideration; the ability to market external financing with the goal of raising at least $10 million in total between the amount held in the Trust Account and any financings; and timely execution of the transaction.

Upon AFRAG’s request, 10X II prepared a presentation with a proposal for consideration by AFRAG’s board of directors, detailing the proposed terms of a business combination between the parties. The presentation contemplated a valuation of $450 million in total consideration (with part of such consideration subject to an earnout) and 10X II obtaining at least $10 million in financing commitments. The valuation was based on the pre-money equity valuation that AFRAG had discussed with 10X II in connection with its prior initial public offering process, and supported by the diligence done to date by 10X II.

The 10X II proposal contemplated AFRAG entering into exclusivity with 10X II to facilitate further due diligence, while 10X II would defer exclusivity until an outside advisor was engaged to provide a fairness opinion. AFRAG rejected having a portion of the total consideration being subject to an earnout.

On August 25, 2022, AFRAG convened its board of directors to discuss a SPAC merger as an alternative to an initial public offering, and invited representatives of 10X II to present preliminary deal terms and provide an overview of the go public process. After discussion, the AFRAG board approved entering into exclusivity with 10X II at the terms presented to them, which included a $450 million valuation, subject to subsequent due diligence by 10X II. AFRAG responded with comments on the draft letter of intent with terms including a $450 million valuation and a minimum cash condition of $10 million.

10X II reviewed and discussed the letter of intent and accepted the valuation. 10X II also responded with (i) a requirement that an offtake agreement with terms acceptable to 10X II be entered into within 30 days of signing the merger agreement and (ii) clarification that the minimum cash condition be met by an equity line of credit or other similar facilities. 10X II and AFRAG further discussed the need for 10X II to extend the vehicle’s life by two quarters. After further discussion on the minimum cash condition, 10X II and AFRAG executed a nonbinding letter of intent with respect to the Merger on August 31, 2022. The executed letter of intent proposed consideration to AFRAG stockholders of $450 million, consisting of newly-issued shares of 10X II or a newly-formed holding company, subject to obtaining a fairness opinion at this valuation and continued diligence by 10X II and included a requirement that 10X II obtain $10 million in committed financing.

Following the execution of the letter of intent, 10X II and its advisors, including Latham and Houda, continued their commercial and legal due diligence, and assessed the quality and financing potential of several potential offtake counterparties.

On September 8, 2022, AFRAG and 10X II held a formal kick off meeting at the 10X II offices in New York. Mr. Thomas of 10X II and Mr. Green and Mr. Kessler of AFRAG were present.

On or about September 15, 2022 AFRAG provided to 10X II its financial model and associated projections. In the following weeks, 10X II held a number of discussions and information exchanges with AFRAG regarding its financial model, potential financing sources and other customary due diligence matters. The group discussed in detail the financial model and assumptions supporting it as part of 10X II’s financial due diligence of AFRAG. Such financial model was later provided to Canaccord Genuity to be used, at the direction of the 10X II Board, in connection with delivery of their fairness opinion that was delivered to the 10X II Board on October 31, 2022 in connection with its approval of the Business Combination. Neither Yorkville or Cohen received this financial model. The financial model was not updated following the restatement of the financial statements described in this proxy statement/prospectus, given such changes were not material to the future financial periods.

During the month of September, AFRAG, employees of 10X Capital, and executive officers of 10X II also met with potential financing sources. Further discussions took place during the months of September and October 2022 between executive officers of 10X II and AFRAG, including Mr. Thomas, Mr. Green and Mr. Kessler, and their respective advisors, including Morrison Cohen and Latham, regarding transaction structure and due diligence related matters. The parties had in-depth business, operational and strategic discussions, including a review of AFRAG’s strategic initiatives, plans for future growth and potential future capital requirements.

On September 6, 2022, 10X II first held a telephonic meeting with representatives from Canaccord Genuity regarding the possible retention of Canaccord Genuity as financial advisor to provide a fairness opinion in connection with the business combination.

On September 23, 2022, 10X II, Canaccord Genuity, and AFRAG held a videoconference to provide Canaccord Genuity with an overview of the business and financial model of AFRAG.

On October 3, 2022, 10X II, Canaccord Genuity, and AFRAG held a videoconference to provide Canaccord Genuity with an update on the transaction status and timing.

On October 21, 2022, Canaccord Genuity was engaged by 10X II as a financial advisor in connection with the proposed transaction and to provide such opinion. Upon the execution of the engagement letter, 10X II entered transaction exclusivity with AFRAG.

From October 21, 2022 through the signing of the definitive agreement, 10X II and AFRAG, along with their respective advisors, including Latham, Houda and Morrison Cohen, attended due diligence sessions on AFRAG with respect to business, financial, regulatory, legal, environmental, and accounting matters. The due diligence conducted by 10X II included, but was not limited to: (i) analysis of AFRAG’s business plans and financials, (ii) review of material contracts and counterparties, (iii) calls and discussions with AFRAG’s employees and management regarding tax, employee benefits, environmental, regulatory and financial matters, (iv) review of public filings and records, including real property records, (v) in-depth background research regarding the alfalfa market and broader agricultural industry and (vi) other customary due diligence. During the due diligence process, 10X II and its advisors were focused on government, customer, and vendor relationships, environmental liabilities, regulatory and sanctions matters, and overall ability of AFRAG to produce alfalfa at scale. 10X II also reviewed technical reports commissioned by AFRAG on crop growth.

Also during this time period, the parties and their advisors, including Latham, Morrison, and certain accounting advisors to AFRAG, held regular bi-weekly telephonic conferences and virtual meetings to discuss the terms of the potential business combination, due diligence items and commercial and legal elements of AFRAG’s business. The findings from 10X II’s diligence efforts supported, and did not result in any changes to, the agreed upon valuation of AFRAG. The due diligence was relevant to, or impacted, certain terms of the transaction unrelated to valuation, including: (i) negotiating the representations and warranties given by AFRAG in the Merger Agreement; (ii) certain covenants of AFRAG, including delivery of financial statements and the Offtake Agreement; and (iii) the accounting treatment of the combined company.

In October 2022, 10X II engaged Houda to act as its local counsel in Senegal and assist in due diligence of several focus areas, including water and land rights and corporate matters related to Senegal and Niger law. 10X II, Latham and Houda had several calls and discussions during the month of October on such matters.

On October 6, 2022, Latham provided an initial draft of the Merger Agreement to Morrison, the proposed terms of which Morrison began to review with AFRAG. Prior to sharing the draft Merger Agreement, the parties had discussed and agreed that the form of the Merger Agreement would be consistent with the form of agreement 10X II had entered into with PrimeBlock previously. The draft that Latham shared with Morrison included the following terms: (i) a unilateral termination fee to be paid to 10X II equal to 1.0% of the merger consideration in case of certain termination events, (ii) representations and warranties regarding AFRAG’s business that 10X II viewed as customary in the industry and (iii) customary covenants to support the transaction, including that AFRAG provide audited financial statements for inclusion in the proxy statement/prospectus.

Morrison provided a revised draft of the Merger Agreement to Latham on October 19, 2022. The revised draft reflected changes to the representations and warranties made by AFRAG that Morrison and AFRAG viewed as appropriate given AFRAG’s business. In addition, the draft provided by Morrison provided for (i) a consent right with respect to 10X II’s extension, (ii) a minimum cash condition of $10 million, (iii) a termination right by AFRAG if 10X II did not consummate an extension by November 13, 2022, (iv) eliminated the termination fee and (v) provided for an unspecified additional time for AFRAG to deliver financial statements for inclusion in the proxy statement/prospectus.

During the months of October and November 2022, the parties discussed the draft Merger Agreement and preparation of various ancillary agreements. In particular, the parties discussed (i) representations and warranties made by each party, (ii) delivery of financial statements and (iii) the termination date of the Merger Agreement. Counsels to each of the parties discussed the various representations and warranties and their views on what is customary for a company in AFRAG’s position. AFRAG discussed the need for additional time to deliver financial statements, while Mr. Thomas reiterated the deal risk of a long delay in preparing the proxy statement/prospectus. After further discussion, the parties agreed that AFRAG would provide audited financial statements for the years ended December 31, 2020 and 2021 and unaudited financial statements for the three and nine months ended September 30, 2022 and 2021 within 30 days of the execution of the Merger Agreement. The parties further discussed a termination deadline of May 13, 2023, to coincide with the expiration date of 10X II. Mr. Thomas reiterated a need to unilaterally extend the termination deadline. The parties agreed to allow 10X II to unilaterally extend the termination date to February 13, 2024, provided that such date is prior to the deadline by which 10X II is required to consummate a business combination.

On October 28, 2022, Latham sent a revised draft of the Merger Agreement back to Morrison reflective of these changes. 10X II, AFRAG and both of their counsel participated in conference calls on October 28, 2022 and October 29, 2022 to discuss and seek resolution of the remaining open issues in the draft Merger Agreement. During this call, the parties’ discussion focused on (i) a minimum closing cash concept as a condition to closing, (ii) termination fee and (iii) the significance of offtake to the transaction. Following these conversations, the parties agreed on (i) a $10 million minimum closing cash condition, which would be satisfied by committed cash availability under an equity line of credit or similar financing agreement, (ii) a bilateral termination fee of 1.0% of the merger consideration and (iii) a covenant to deliver the Offtake Agreement within 30 days of execution of the Merger Agreement. Following this discussion and subsequent calls between Mr. Thomas, Mr. Green and Mr. Kessler of AFRAG and their respective legal counsel, including diligence calls with legal counsel, the parties generally agreed on the scope of other operating covenants and representations and warranties of AFRAG. Minor comments to the draft Merger Agreement, including feedback from Maples & Calder, 10X II’s Cayman counsel (“Maples”), were exchanged over the following days before the parties agreed on the final version on November 2, 2022.

Between October 28, 2022 and November 1, 2022, Mr. Thomas, employees of 10X Capital and Mr. Green and Mr. Kessler of AFRAG participated in various discussions regarding pre-announcement financing arrangements with Yorkville and Cohen. During this period, the parties negotiated the Standby Equity Purchase Agreement with Yorkville with terms as described under “Business Combination Proposal — Related Agreements.” The terms that Yorkville and 10X II negotiated in the Standby Equity Purchase Agreement included: the payment of the commitment fee thereunder, the purchase price for each advance under the agreement, the minimum acceptable price at which Yorkville would sell shares, and bifurcating the pricing periods. The parties also negotiated the scope of the representations given by each party in the Standby Equity Purchase Agreement. Following these discussions, the parties agreed that the commitment fee would be $1.0 million, to be paid in cash or shares at the election of AFRAG PubCo, that each advance under the Standby Equity Purchase Agreement may be for an aggregate amount of AFRAG PubCo Common Stock purchased at 96% of the market price during a one-day pricing period or 97% of the market price during a three-day pricing period, as elected by AFRAG PubCo, and that AFRAG PubCo has a right to specify a minimum price in connection with each advance.

During the month of October 2022, the parties discussed the need for additional pre-announcement financing arrangements. 10X II proposed that the parties enter into a forward purchase agreement or similar transaction to mitigate the impact of potential redemptions. 10X II solicited term sheets from various institutional investors on financing arrangements and discussed such terms with management of AFRAG and legal counsel. After an exploration of alternative financing sources, the parties moved forward with negotiating the Forward Purchase Agreement with Vellar on terms as described under “Business Combination Proposal — Related Agreements.” Vellar originally provided a term sheet on October 24, 2022.

10X II and Vellar negotiated various terms, including the maturity date of such agreement, the price that AFRAG PubCo would be required to pay at maturity for the shares sold thereunder, the consideration paid to Vellar immediately following the closing of the Business Combination, the trading price at which Vellar may elect to terminate the agreement, the break-up fee and the amount per share that Vellar is required to remit to AFRAG PubCo (the “Reset Price”) following a sale of subject shares.

Following such negotiations, the parties agreed that (i) the Forward Purchase Agreement obligation would mature after 36 months, after which AFRAG PubCo would be obligated to pay to Vellar an amount equal to the product of the Maximum Number of Shares, less the number of Terminated Shares, multiplied by $2.00, payable in cash or in shares and (ii) the Reset Price would be adjusted on the first scheduled trading day of each month and would be the lowest of (a) the then-current Reset Price, (b) $10.00 and (c) the volume weighed average price of the shares over the last ten trading days of the prior calendar month, but not lower than $6.00.

The parties also negotiated the number of shares subject to the agreement given Share Consideration (as defined in the agreement) that Vellar would receive is tied to this number. 10X II and AFRAG also negotiated to reduce the Share Consideration in the event the Prepayment Shortfall was not taken by AFRAG PubCo. After further discussion the parties agreed that the aggregate amount of shares subject to the agreement would be 4,000,000, subject to automatic reduction to equal the amount of shares outstanding as of the redemption deadline and subject to increase to up to 10,000,000 upon mutual agreement of 10X II and Vellar (the “Maximum Number of Shares”). Vellar would receive at the closing of the Business Combination Share Consideration in an amount equal to the product of (x) such number that is the greater of (a) 5% of the Maximum Number of Shares and (b) 200,000 (provided that if AFRAG PubCo has requested and Vellar has paid the Prepayment Shortfall such number will be increased to the greater of (a) 10% of the Maximum Number of Shares and (b) 400,000) and (y) the per-share redemption price.

The agreed forms of such documents were executed on November 2, 2022 concurrently with the Merger Agreement.

Additionally, prior to the execution of the Merger Agreement, 10X II and certain initial public offering anchor investors participated in discussions regarding non-redemption of shares in connection with 10X II’s extension. Contemporaneously with the execution of the Merger Agreement, certain initial public offering anchor investors of 10X II entered into non-redemption agreements (the “Non-Redemption Agreements”) with 10X II and Sponsor as further described under “Business Combination Proposal — Related Agreements.”

Latham provided initial drafts of the form AFRAG Support Agreement, Acquiror Support Agreement, Registration Rights Agreement and AFRAG Lock-up Agreement to Morrison on October 24, 2022. The parties had agreed to use the forms of such documents that 10X II had used in its prior transaction with PrimeBlock. The terms of each such agreement are described in more detail under “Business Combination Proposal — Related Agreements.” Further drafts of each agreement were exchanged among the parties over the following days, with revisions focusing on clarification of transfer restrictions during the interim period and following Closing. Minor revisions to such agreements and the post-Closing organizational documents for 10X II were traded between 10X II, AFRAG and their respective counsel from October 24, 2022 through November 2, 2022. The agreed forms were finalized and attached as exhibits to the Merger Agreement.

Merger Sub was incorporated under the laws of the State of Delaware on October 28, 2022.

The 10X II Board received draft resolutions, legal presentations, a legal diligence memorandum, a summary of the transaction structure and key transaction documents and updated copies of the key transaction documents, including the Merger Agreement, in advance of meeting via videoconference with management, Latham and Maples on October 31, 2022. 10X II’s management provided an update on the proposed business combination and anticipated benefits of the transactions to 10X II’s shareholders as well as potential risks. Canaccord Genuity was also present at the meeting and delivered to the 10X II Board their fairness opinion, dated October 31, 2022, as described in the section “Business Combination Proposal — Opinion of Financial Advisor to 10X II” and attached as Annex K to this proxy statement/prospectus. Representatives of Latham reviewed the terms of the proposed definitive transaction documentation. Representatives of Maples reviewed the fiduciary duties of Cayman directors. During discussions with its advisors, the 10X II Board asked, and the representatives of Latham and Maples answered, questions about the matters presented, including regarding geographic, political, regulatory risk, key transaction documents and the broader alfalfa farming industry. The 10X II Board then discussed other factors, including those described under the caption “— The 10X II Board’s Reasons for the Business Combination.” The 10X II Board was also made aware of, and considered the fact that certain of 10X II’s officers and directors have interests in the Business Combination that differ from the interests of 10X II’s shareholders generally, including the interests summarized under the caption “Interests of 10X II’s Directors and Officers in the Business Combination.” After due discussion, the 10X II Board unanimously adopted resolutions by written consent (i) determining that it was in the best interests of 10X II and its shareholders for 10X II to enter into the Merger Agreement and consummate the transactions contemplated thereby (including the Merger and the Domestication), (ii) authorizing management to negotiate, execute and deliver the transaction documents, (iii) authorizing management to consummate the transactions contemplated by the Merger Agreement, and (iv) recommending that 10X II shareholders vote “FOR” the proposals included in this proxy statement/prospectus among other things.

On October 31, 2022, the board of directors of AFRAG approved and adopted the Merger Agreement.

On November 2, 2022, the parties finalized the transaction documents (or forms thereof) with respect to the proposed Business Combination based on the terms agreed upon by the parties and approved by their respective boards of directors. On November 2, 2022, 10X II, AFRAG, and Merger Sub executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, 10X II and/or AFRAG also entered into the related agreements described herein, in each case, with the applicable other parties thereto. See “Business Combination Proposal — Related Agreements” for additional information.

On November 3, 2022, 10X II and AFRAG issued a joint press release announcing the execution of the Merger Agreement, which was filed as an exhibit to a Current Report on Form 8-K.

On January 3, 2023, 10X II, AFRAG, and Merger Sub executed the First Amendment to Agreement and Plan of Merger, pursuant to which the parties agreed, among other things, to require that AFRAG pay for any fees and expenses of 10X II, AFRAG, and Merger Sub in connection with any shareholder vote to amend 10X II’s memorandum and articles of association to extend the date by which 10X II must consummate an initial business combination.

On January 3, 2023, the AFRAG issued to the Sponsor a promissory note in the principal amount of $225,000, bearing no interest (as amended, the “AFRAG Sponsor Promissory Note”).

On May 3, 2023, the AFRAG Sponsor Promissory Note was amended and an additional $525,000 was issued pursuant to this note for an aggregate principal amount of $750,000. The AFRAG Sponsor Promissory Note maturity is the earlier of (i) the receipt of funds by AFRAG from an equity, equity-linked, or debt financing and (ii) the Closing of the Business Combination. As part of this amendment, AFRAG agreed to issue to the AFRAG Sponsor Promissory Note holder a number of shares of AFRAG PubCo Common Stock equal to the number of Class B ordinary shares of 10X II transferred to investors in connection with any past or future extensions of the deadline by which 10X II must consummate an initial business combination.

On September 8, 2023, the AFRAG Sponsor Promissory Note was amended and restated to clarify certain terms, including the registrability of the AFRAG PubCo Common Stock issued thereunder pursuant to the Registration Rights Agreement.

The 10X II Board’s Reasons for the Business Combination

10X II was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The 10X II Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the 10X II Board and management to identify, acquire and operate one or more businesses. The members of the 10X II Board and management have extensive transactional experience.

As described under “Background to the Business Combination” above, the 10X II Board, in evaluating the Merger, consulted with 10X II’s management and legal advisors, including Latham, Maples and Houda. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the 10X II Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the 10X II Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The 10X II Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of 10X II’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the combination, the 10X II Board received an opinion, dated October 31, 2022, from Canaccord Genuity, to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in such opinion, the Consideration (as defined in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to 10X II. This opinion is discussed in greater detail in the section entitled “Business Combination Proposal — Opinion of the Financial Advisor to 10X II” and a copy of the fairness opinion is attached to this proxy statement/prospectus as Annex K.

The 10X II Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following: AFRAG’s potential to create a leading alfalfa farming operation in Senegal and Niger, AFRAG’s ability to improve the economics of the business over time, and AFRAG’s relations with public and private partnerships in the region. The 10X II Board and management team alike were impressed with the AFRAG team during the diligence process and in their own investigation of the broader agriculture industry. More specifically, the 10X II Board took into consideration the following factors or made the following determinations, as applicable:

•        Meets the acquisition criteria that 10X II had established to evaluate prospective business combination targets.    The 10X II Board determined that AFRAG satisfies a number of the criteria and guidelines that 10X II established at its initial public offering, including its large addressable market, strong value proposition, significant expansion opportunity, and experienced management team.

•        Significant value creation opportunities.    In addition to the organic growth opportunities described above, the 10X II Board considered that AFRAG would have the potential to add substantial value by engaging in various strategic initiatives, which may be complimentary to the alfalfa farming operations in Africa.

•        Experienced management team.    The 10X II Board determined that AFRAG has a proven and experienced team that is positioned to successively lead AFRAG after the Business Combination.

•        Strong commitment of existing AFRAG Stockholders.    All existing AFRAG stockholders agreed to roll their ownership stakes and have agreed to be subject to lock-ups with respect to their shares.

•        AFRAG’s post-Closing financial condition.    The 10X II Board also considered factors such as AFRAG’s outlook, financial plan and debt structure, taking into consideration the fact that, after consummation of the Merger, AFRAG will have approximately $200 million (assuming no redemptions and before fees) of cash on its balance sheet, positioning it well to execute its buildout plan.

•        Valuation supported by fairness opinion, financial analysis and due diligence.    The 10X II Board determined that the fairness opinion, dated October 31, 2022, provided by Canaccord Genuity (see as described in the section “Business Combination Proposal — Opinion of Financial Advisor to 10X II”) and the valuation analysis conducted by 10X II’s management team, based on the trading levels of comparable companies and the materials and financial projections provided by AFRAG, supported the equity valuation of AFRAG. As part of this determination, 10X II’s management, 10X II Board and legal counsel conducted due diligence examinations of AFRAG and discussed with AFRAG’s management the financial, operational and legal outlook of AFRAG.

The 10X II Board gave consideration to potentially negative factors relating to the Merger including, but not limited to, the following:

•        Risk of redemptions.    The 10X II Board considered the risk that some of the current public shareholders would decide to exercise their redemption rights, thereby reducing the amount of cash available in the Trust Account. The 10X II Board concluded, however, that the risk was mitigated because of the Forward Purchase Agreement and Standby Equity Purchase Agreement available to AFRAG PubCo.

•        Risks related to AFRAG’s status as an early stage company without significant revenues.    The 10X II Board considered AFRAG’s status as an early stage company without significant revenues. The 10X II Board concluded, based on its diligence and conversations with potential customers, that the significant growth potential of AFRAG mitigated the risk of AFRAG not achieving revenue scale.

•        Risks related to AFRAG’s competitive landscape.    The 10X II Board considered competition from other alfalfa producers and other sources of cattle feed and protein, however, this risk was mitigated by the cost advantage of alfalfa grown in Senegal versus the U.S. and AFRAG’s position in West Africa.

•        Risk related to nonperformance by contract counterparties.    The 10X II Board considered that AFRAG is reliant on its counterparties under water and land use arrangements, however, based on 10X II management’s review of the terms of the agreements with outside counsel and diligence on the counterparties, the 10X II Board concluded such risk was acceptable.

•        Execution risk.    The risk that AFRAG will have difficulties in effectively managing its initial buildout phase and, subsequently, managing its growth and expanding its operations. The 10X II Board considered this risk and concluded that this risk was mitigated by AFRAG’s management having the appropriate experience and ability to manage such buildout and growth.

The 10X II Board also considered a variety of additional uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Risk that the benefits described above may not be achieved.    The risk that the potential benefits of the Merger may not be fully achieved, or may not be achieved within the expected timeframe.

•        Risk of the liquidation of 10X II.    The risks and costs to 10X II if the Merger is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in 10X II being unable to effect a business combination in the requisite time frame and force 10X II to liquidate.

•        Exclusivity.    The fact that the Merger Agreement includes an exclusivity provision that prohibits 10X II from soliciting other business combination proposals, which restricts 10X II’s ability, so long as the Merger Agreement is in effect, to consider other potential business combinations.

•        Risks regarding the shareholder vote.    The risk that 10X II’s shareholders may fail to provide the votes necessary to effect the Merger.

•        Closing conditions.    The fact that completion of the Merger is conditioned on the satisfaction of certain Closing conditions that are not within 10X II’s control, including approval by 10X II shareholders, and approval by Nasdaq of the initial listing application in connection with the Merger.

•        Potential litigation.    The possibility of litigation challenging the Merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Merger.

•        Fees and expenses.    The fees and expenses associated with completing the Merger.

•        Macroeconomic and geopolitical risk.    The risk of macroeconomic and geopolitical uncertainty and the effects it could have on AFRAG’s operations and business.

•        Other risk factors.    Various other risk factors associated with the respective businesses of 10X II and AFRAG.

In addition to considering the factors described above, the 10X II Board also considered that some officers and directors of 10X II might have interests in the Merger as individuals that are in addition to, and that may be different from, the interests of 10X II’s shareholders. 10X II’s independent directors reviewed and considered these interests during the negotiation of the Merger in connection with evaluating and unanimously approving the Merger Agreement and the transactions contemplated thereby and concluded that the other fiduciary duties or contractual obligations of 10X II’s officers and directors did not materially impact the search for a business combination and were not a material consideration in selection of AFRAG as a target.

The 10X II Board concluded that the potential benefits that it expected 10X II and its shareholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Merger. Accordingly, the 10X II Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, 10X II and its shareholders.

Opinion of Financial Advisor to 10X II

At a meeting of the 10X II Board held on October 31, 2022 to evaluate the Merger, Canaccord Genuity delivered to the 10X II Board an oral opinion, which opinion was confirmed by delivery of a written opinion, dated October 31, 2022, to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in the written opinion, the Consideration pursuant to the Merger Agreement was fair, from a financial point of view, to 10X II. Pursuant to the Merger Agreement, (i) at least one day prior to the consummation of the Merger, 10X II shall consummate the Domestication; (ii) in connection with the Domestication, each 10X II Class B Ordinary Share and 10X II Class A Ordinary Share issued and outstanding at the effective time of the Domestication will be converted into one share of common stock, par value $0.0001 per share, of AFRAG PubCo (the “AFRAG PubCo Common Stock”); (iii) at the closing of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into AFRAG, with AFRAG surviving the Merger as a wholly owned subsidiary of AFRAG PubCo; (iv) in connection with the Merger, each share of common stock, par value $0.0001 per share, of AFRAG issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares, as each such term is defined in the Merger Agreement) shall be converted into the right to receive a number of shares of AFRAG PubCo Common Stock (deemed to have a value of $10.00 per share), equal to the quotient obtained by dividing (a) the quotient obtained by dividing the sum of (1) $450,000,000 plus (2) the aggregate amount of any Company Pre-Closing Financing (as defined in the Merger Agreement and as to which such Company Pre-Closing Financing, if any, Canaccord Genuity expressed no view or opinion), by $10.00 by (b) the Aggregate Fully Diluted Company Shares (as defined in the Merger Agreement); (v) in connection with the Merger, each Company Option and Company RSU (each as defined in the Merger Agreement) will convert into a Converted Option (as defined in the Merger Agreement) or AFRAG PubCo RSU, as applicable, based on the applicable exchange ratio; and (vi) in connection with the Merger, each then-outstanding Company Convertible Note shall become convertible into shares of AFRAG PubCo Common Stock in accordance with the terms of such Company Convertible Note. For purposes of Canaccord Genuity’s opinion, the shares of AFRAG PubCo Common Stock to be issued or reserved for issuance by 10X II pursuant to the terms of the Merger Agreement in respect of equity, convertible debt and other securities of 10X II described in the Merger Agreement are referred to collectively as the “Consideration.” At the direction of the 10X II Board and with its consent, Canaccord Genuity assumed that (A) the value of each share of AFRAG PubCo Common Stock to be issued or reserved for issuance by AFRAG PubCo pursuant to the terms of the Merger Agreement in respect of equity, convertible debt and other securities of AFRAG is equal to $10.00, which is the deemed value per share of AFRAG PubCo Common Stock issuable pursuant to the terms of the Merger Agreement, (B) the Consideration has an aggregate value equal to $450,000,000, and (C) there will be no Pre-Closing Financing (including, without limitation, any Company Pre-Closing Financing). Canaccord Genuity did not express any view on, and its opinion did not address, any other term or aspect of any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with the Merger, including, without limitation, the Ancillary Agreements, the Domestication, the Sponsor Share Conversion, or any Pre-Closing Financing (including, without limitation, any Company Pre-Closing Financing).

The full text of Canaccord Genuity’s written opinion is attached to this proxy statement/prospectus as Annex K and is incorporated into this proxy statement/prospectus by reference. The description of Canaccord Genuity’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. 10X II shareholders are encouraged to read Canaccord Genuity’s opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Canaccord Genuity in connection with its opinion. Canaccord Genuity’s opinion was addressed to the 10X II Board, was only one of many factors considered by the 10X II Board in its evaluation of the Merger and only addresses the fairness, from a financial point of view and as of the date of the opinion, to 10X II of the Consideration pursuant to the Merger Agreement. Canaccord Genuity’s opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to 10X II, nor did it address the underlying business decision of 10X II to proceed with the Merger or any view on any other term or aspect of the Merger. Canaccord Genuity’s opinion was solely directed to and for the information of the 10X II Board (in its capacity as such) in connection with its evaluation of the Merger; did not constitute advice or a recommendation to the 10X II Board as to how the 10X II Board should vote with respect to the Merger; and does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger, any other aspect of the Merger, or how such shareholder should otherwise act on any matter relating to the Merger, including, without limitation, whether holders of public shares should redeem their shares in connection with the Business Combination. Canaccord Genuity’s opinion was rendered on the basis of securities, economic, market and monetary conditions prevailing as of October 31, 2022 and on the prospects, financial and otherwise, of 10X II and AFRAG as known to Canaccord Genuity as of such date based on information provided by the management of 10X II and AFRAG to Canaccord Genuity as of that date. Subsequent developments may affect the conclusions expressed in Canaccord Genuity’s opinion if such opinion were rendered as of a later date, and Canaccord Genuity disclaims any obligation to advise any person of any change in any manner affecting its opinion that may come to its attention after the date of such opinion. Canaccord Genuity has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and has no obligation to update, revise or reaffirm its opinion.

In connection with Canaccord Genuity’s review of the proposed Merger and developing the opinion described above, Canaccord Genuity, among other things:

(i)     reviewed certain publicly-available information relating to AFRAG;

(ii)    reviewed certain internal financial statements and other business and financial information, including the estimated balance sheet of AFRAG as of September 30, 2022, the historical income statement of AFRAG for the year ended December 31, 2021 (prior to the restatement described in this proxy statement/prospectus), and certain projected financial and operating data of AFRAG for calendar years 2022 through 2027, in each case prepared by AFRAG and provided to Canaccord Genuity by management of 10X II (such projected financial information is referred to collectively as the “Projections”);

(iii)   conducted discussions with members of senior management of 10X II and AFRAG regarding the past and current operations and financial condition and the prospects of AFRAG;

(iv)   reviewed financial and stock market data of certain publicly-traded companies Canaccord Genuity deemed to be relevant and comparable to AFRAG;

(v)    compared the financial terms of the Merger with the financial terms of certain other transactions Canaccord Genuity deemed to be relevant and comparable to the Merger;

(vi)   reviewed the terms of the Merger Agreement furnished to Canaccord Genuity by 10X II on October 31, 2022, which Canaccord Genuity assumed, with the 10X II Board’s consent, to be identical in all material respects to the agreement executed by the parties; and

(vii)  reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as Canaccord Genuity deemed necessary, including an assessment of general economic, market and monetary conditions.

In connection with Canaccord Genuity’s review and arriving at its opinion, Canaccord Genuity did not independently verify any of the foregoing information. Canaccord Genuity relied on the foregoing information, assumed that all such information was complete and accurate in all material respects, and relied on assurances of the managements of 10X II and AFRAG that they were not aware of any facts that would make such information misleading in any material respect. With respect to the Projections and other estimated and forward-looking financial information provided to Canaccord Genuity by management of 10X II and AFRAG, Canaccord Genuity assumed, with the 10X II Board’s consent, that they were reasonably prepared and reflected the best then-currently available estimates and judgments of the management of 10X II and AFRAG. At the direction of the 10X II Board,

Canaccord Genuity used and relied on the Projections for purposes of its analysis and opinion. Canaccord Genuity expressed no view or opinion as to the Projections or the assumptions on which they were based, including, without limitation, any assumptions regarding access to funding for AFRAG over the projection period. For purposes of its opinion, at the direction of the 10X II Board and with its consent, Canaccord Genuity assumed that (A) the value of each share of AFRAG PubCo Common Stock to be issued or reserved for issuance by AFRAG PubCo pursuant to the terms of the Merger Agreement in respect of equity, convertible debt and other securities of AFRAG is equal to $10.00, which is the deemed value per share of AFRAG PubCo Common Stock issuable pursuant to the terms of the Merger Agreement, (B) the Consideration has an aggregate value equal to $450,000,000, and (C) there will be no Pre-Closing Financing (including, without limitation, any Company Pre-Closing Financing). Canaccord Genuity also assumed that (i) the Merger will be consummated upon the terms set forth in the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein which would be in any way meaningful to its analysis, (ii) the representations and warranties made by the parties to the Merger Agreement were and will be true and correct in all respects material to its analysis, and (iii) in the course of obtaining necessary governmental, regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or conditions will be imposed that will have an adverse effect on 10X II or AFRAG or the contemplated benefits of the Merger in any way meaningful to its analysis.

Canaccord Genuity’s opinion was limited to and addressed only the fairness, from a financial point of view, as of October 31, 2022, to 10X II of the Consideration pursuant to the Merger Agreement. Canaccord Genuity did not express any view on, and its opinion did not address, any other term or aspect of any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with the Merger, including, without limitation, the Ancillary Agreements, the Domestication, the Sponsor Share Conversion, or any Pre-Closing Financing (including, without limitation, any Company Pre-Closing Financing). Canaccord Genuity also expressed no opinion as to the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of 10X II, AFRAG PubCo or AFRAG. Canaccord Genuity’s opinion did not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to 10X II, nor did it address the underlying business decision of 10X II to proceed with the Merger or any view on any other term or aspect of the Merger Agreement. Canaccord Genuity is not a legal, accounting, regulatory or tax expert and relied on the assessments made by 10X II and its advisors with respect to such matters. Canaccord Genuity did not consider, and expressed no opinion as to, the fairness of the amount or nature of the Consideration to be paid to any 10X II, AFRAG PubCo or AFRAG officers, directors or employees, or class of such persons. Further, Canaccord Genuity expressed no view or opinion as to in the future what the value of AFRAG PubCo Common Stock actually will be when issued or the price or range of prices at which the ordinary shares, AFRAG PubCo Common Stock or any other securities may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger.

Canaccord Genuity’s opinion was solely directed to and for the information of the 10X II Board (in its capacity as such) in connection with its evaluation of the Merger; did not constitute advice or a recommendation to the 10X II Board as to how the 10X II Board should vote with respect to the Merger; and does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger, any other aspect of the Merger, or how such shareholder should otherwise act on any matter relating to the Merger, including, without limitation, whether holders of public shares should redeem their shares in connection with the Business Combination.

Canaccord Genuity was not requested to conduct and did not conduct, nor has Canaccord Genuity relied upon, any independent valuation or appraisal of any of the assets or liabilities of AFRAG, nor did Canaccord Genuity physically inspect any assets of AFRAG. Canaccord Genuity also has not evaluated the solvency of any party to the Merger Agreement under any state, federal or other laws, rules or regulations relating to bankruptcy, insolvency or similar matters. In addition, Canaccord Genuity assumed, with the 10X II Board’s consent, that any material liabilities (contingent or otherwise, known or unknown) of AFRAG were as set forth in the financial statements of AFRAG provided to Canaccord Genuity.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Canaccord Genuity in connection with rendering its opinion dated October 31, 2022 described above. The following summary, however, does not purport to be a complete description of the factors considered or financial analyses performed by Canaccord Genuity, nor does the order of analyses described represent relative importance or weight given to those analyses by Canaccord Genuity. Some of these summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Canaccord Genuity’s financial analyses. In performing its analyses, Canaccord Genuity made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of 10X II, AFRAG or any other parties to the Merger Agreement. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 28, 2022 (the trading day immediately prior to delivery of Canaccord Genuity’s opinion) and is not necessarily indicative of current market conditions.

Select Public Companies Analysis.    Canaccord Genuity reviewed publicly-available financial information related to selected publicly-traded companies in the agricultural grower and agricultural input sectors that Canaccord Genuity, based on its experience and professional judgment, deemed to share similar business characteristics to AFRAG. From the companies that met such criteria, Canaccord Genuity excluded, based on its experience and professional judgment, companies that had market capitalizations of more than $15 billion or did not have publicly-available analyst consensus estimates for calendar year 2024 EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) based on the Capital IQ database. No company utilized in the select public companies analysis is directly or fully comparable to AFRAG and certain of these companies may have financial, business and/or operating characteristics that are materially different from those of AFRAG.

Based on its review of the applicable metrics for each of the selected public companies, Canaccord Genuity calculated multiples of enterprise value (i.e., market capitalization plus debt and less cash) to each of: (i) calendar-year 2024 estimated EBITDA; and (ii) calendar year 2025 estimated EBITDA. For purposes of this analysis, Canaccord Genuity utilized information regarding the selected public companies obtained from filings with the SEC, the Capital IQ database and other public sources. The selected public companies and their applicable multiples, as well as the corresponding multiples for AFRAG, were as follows:

Enterprise Value/EBITDA(1)
	2024E	2025E
Bunge Limited	7.4x	n/a
FMC Corporation	11.2x	10.7x
Yara International ASA	4.6x	n/a
Saputo Inc.	10.2x	8.9x
Cal-Maine Foods, Inc.	8.7x	10.5x
Dole plc	5.4x	5.4x
Nufarm Ltd.	5.4x	3.9x
Intrepid Potash, Inc.	6.5x	n/a
AgroFresh Solutions, Inc.	6.2x	5.3x
Vital Farms, Inc.	10.7x	n/a
Local Bounti Corp.	7.1x	1.9x
AppHarvest, Inc.	nmf	nmf
Village Farms International, Inc.	4.6x	3.3x
AFRAG(2)	6.8x	1.7x

____________

(1)      “nmf” denotes multiples above 50x and below 0x. AppHarvest’s 2025E EV/EBITDA multiple is 157.3x.

(2)      Enterprise value for AFRAG multiples based on the $450 million implied equity value, plus AFRAG assumed net debt of zero as directed by 10X II management. AFRAG projections per management estimates as furnished by 10X II.

Canaccord Genuity selected representative ranges of multiples derived from the first and third quartile data points for the selected public companies based upon the application of its professional judgment. Canaccord Genuity then applied these multiples to the relevant financial statistic for AFRAG to determine an implied enterprise value range for AFRAG and then subtracted AFRAG’s assumed net debt of zero as directed by 10X II management to determine an implied equity value range for AFRAG. For purposes of this analysis, Canaccord Genuity utilized the following information regarding AFRAG prepared by AFRAG and provided to Canaccord Genuity by management of 10X II: (i) calendar year 2024 estimated EBITDA of $66.3 million; and (ii) calendar year 2025 estimated EBITDA of $263.0 million. The following summarizes the results of this analysis:

	Multiple Range Derived from Select Public Companies Analysis(1)		Implied Equity Value Range ($mm)
Financial Statistic	Low	High	Low	High
2024E EBITDA	5.4x	9.1x	356.8	603.4
2025E EBITDA	3.8x	9.3x	989.2	2,448.8

____________

(1)      Select public companies analysis low and high based on first and third quartile data points.

Canaccord Genuity noted that the implied equity value of AFRAG in the Merger was $450 million based on the assumed aggregate value of the Consideration pursuant to the Merger Agreement.

Select Precedent Transactions Analysis.    Canaccord Genuity reviewed certain publicly-available financial information related to selected transactions announced since September 2020 involving acquirors that were special purpose acquisition companies and target companies in the agricultural grower and agricultural input sectors that Canaccord Genuity, based on its experience and professional judgment, deemed relevant to consider in relation to the Merger. Based on its review of the relevant metrics for each of the precedent transactions, Canaccord Genuity calculated the multiples of transaction enterprise value to current year + 2 and current year + 3 EBITDA for each of the target companies in the precedent transactions. For purposes of this analysis, Canaccord Genuity utilized information regarding the precedent transactions obtained from filings with the SEC and other public sources. Transaction enterprise value equals the implied equity value of the transaction plus debt and less cash. The selected precedent transactions and their applicable multiples, as well as the corresponding transaction multiples for the proposed Merger, were as follows:

Announcement Date	Acquiror	Target	Enterprise Value/ EBITDA(1)
			CY + 2	CY + 3
10/20/22	Rose Hill Acquisition Corp.	Inversiones e Inmobilaria GHC Ltda	8.4x	5.8x
9/15/22	TPB Acquisition Corp. I	Lavoro Ltd.	3.4x	n/a
1/31/22	LightJump Acquisition Corp.	Kalera plc	17.1x	2.9x
6/18/21	Leo Holdings III Corp.	Local Bounti Corp.	nmf	6.4x
9/29/20	Novus Capital Corp.	AppHarvest, Inc.	nmf	35.6x
		Proposed Transaction(2)	6.8x	1.7x

____________

(1)      “nmf” denotes EV/EBITDA in years with negative EBITDA forecasted. “CY” denotes current year.

(2)      Enterprise value for transaction multiples based on the $450 million implied equity value, plus AFRAG assumed net debt of zero as directed by 10X II management. AFRAG projections per management estimates as furnished by 10X II.

Canaccord Genuity selected a representative range of multiples derived from the first and third quartile data points for the selected precedent transactions based upon the application of its professional judgment. Canaccord Genuity then applied these multiples to the relevant financial statistic for AFRAG to determine an implied enterprise value range for AFRAG and then subtracted AFRAG’s assumed net debt of zero as directed by 10X II management to determine an implied equity value range for AFRAG. For purposes of this analysis, Canaccord Genuity utilized the following information regarding AFRAG prepared by AFRAG and provided to Canaccord Genuity by management of 10X II: (i) current year + 2 estimated EBITDA of $66.3 million; and (ii) current year + 3 estimated EBITDA of $263.0 million. The following summarizes the results of this analysis:

Financial Statistic	Multiple Range Derived from Select Precedent Transactions Analysis(1)		Implied Equity Value Range ($mm)
	Low	High	Low	High
CY + 2 EBITDA	5.9x	12.7x	389.3	843.8
CY + 3 EBITDA	5.1x	13.7x	1,328.7	3,607.5

____________

(1)      Select precedent transactions analysis low and high based on first and third quartile data points.

Canaccord Genuity noted that the implied equity value of AFRAG in the Merger was $450 million based on the assumed aggregate value of the Consideration pursuant to the Merger Agreement.

Discounted Cash Flow Analysis.    Canaccord Genuity conducted a discounted cash flow analysis for AFRAG for the purpose of calculating an implied equity value range for AFRAG as of October 31, 2022. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their net present value. For purposes of this analysis, at the direction of the 10X II Board, Canaccord Genuity utilized the Projections prepared by AFRAG and provided to Canaccord Genuity in October 2022 by management of 10X II to determine the unlevered free cash flows of AFRAG for calendar years 2022 through 2027. See the information included under the heading “Certain AFRAG Projected Financial Information” for further information regarding the Projections provided to Canaccord Genuity by management of 10X II for purposes of this analysis. Based on such Projections as provided to Canaccord Genuity, (i) unlevered free cash flows were calculated by taking unlevered net income, adding back depreciation and amortization expense, subtracting capital expenditures, and adjusting for changes in working capital; and (ii) unlevered net income was calculated as EBIT (earnings before interest and taxes), less cash taxes utilizing a 30% tax rate as provided by AFRAG management and furnished to Canaccord Genuity by 10X II.

Canaccord Genuity calculated the net present value of the unlevered free cash flows for AFRAG for calendar years 2022 through 2027 and calculated terminal values in the year 2027 based on the terminal perpetuity growth method utilizing perpetuity growth rates ranging from 1.5% to 3.5%. Canaccord Genuity selected these perpetuity growth rates based on the application of its experience and professional judgment. These values were discounted to net present values at a discount rate ranging from 16.0% to 18.0%, which range of discount rates was selected, upon the application of Canaccord Genuity’s experience and professional judgment, based on an analysis of the weighted average cost of capital of the publicly-traded companies referenced in the section captioned “— Select Public Companies Analysis”. Based on this analysis, Canaccord Genuity derived a range of implied enterprise values for AFRAG of $904.1 to $1,319.0 million, which range was based on the high and low data points from the analysis, and then subtracted AFRAG’s assumed net debt of zero as directed by 10X II management to determine the same implied equity value range for AFRAG. Canaccord Genuity noted that the implied equity value of AFRAG in the Merger was $450 million based on the assumed aggregate value of the Consideration pursuant to the Merger Agreement.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Canaccord Genuity’s opinion. In arriving at its fairness determination, Canaccord Genuity considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Canaccord Genuity made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses, taken as a whole. No company or transaction used in the above analyses as a comparison is directly or fully comparable to AFRAG or the Merger. The reasons for and the circumstances surrounding each of the selected companies and transactions analyzed were diverse and there are inherent differences in the business, operations, financial condition and prospects of AFRAG and the companies included in those analyses.

Canaccord Genuity prepared these analyses for purposes of providing its opinion to the 10X II Board as to the fairness, from a financial point of view and as of the date of the opinion, to 10X II of the Consideration to be issued by 10X II pursuant to the Merger Agreement. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold.

The Consideration was determined through negotiations between 10X II and AFRAG and was approved by the 10X II Board. Canaccord Genuity was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to a potential business combination or alternatives thereto, (ii) negotiate the terms of the Merger, including the consideration payable by 10X II, (iii) advise the 10X II Board or any other party with respect to alternatives to the Merger, or (iv) identify or introduce any prospective investors, lenders or other participants in the Merger to 10X II, AFRAG or any other party. Moreover, Canaccord Genuity did not recommend any specific amount of consideration to 10X II or the 10X II Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

Canaccord Genuity’s opinion to the 10X II Board was one of many factors taken into consideration by the 10X II Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the factors considered or financial analyses performed by Canaccord Genuity in connection with its opinion and is qualified in its entirety by reference to the full text of the written opinion of Canaccord Genuity attached to this proxy statement/prospectus as Annex K. The issuance of Canaccord Genuity’s opinion was approved by a fairness committee of Canaccord Genuity.

Canaccord Genuity, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, Canaccord Genuity and its affiliates may acquire, hold or sell, for Canaccord Genuity’s and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of 10X II and AFRAG, certain of their respective affiliates and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies. During the two years preceding the date of its opinion dated October 31, 2022, no material relationship existed between Canaccord Genuity and 10X II or AFRAG for which Canaccord Genuity received any compensation from 10X II or AFRAG, other than the provision of financial advisory services to 10X II in connection with the PrimeBlock transaction that was not completed. Payment of any fees earned by Canaccord Genuity with respect to such prior transaction have been deferred and are included in the amounts described below. Canaccord Genuity may in the future provide investment banking or other financial services to 10X II, AFRAG PubCo, AFRAG and their respective affiliates.

10X II engaged Canaccord Genuity as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated as of October 21, 2022, 10X II agreed to pay to Canaccord Genuity for its services in connection with the proposed Merger an aggregate fee of $1,500,000, of which $100,000 was payable upon execution of the letter agreement, $100,000 was earned by Canaccord Genuity and payable upon delivery of its opinion, and $1,300,000 of which is payable upon consummation of the Merger. Canaccord Genuity also may receive a discretionary incentive fee of $250,000 payable by 10X II in its sole discretion upon consummation of the Merger. In addition, 10X II has agreed to reimburse Canaccord Genuity for certain expenses and to indemnify Canaccord Genuity for liabilities relating to or arising out of its engagement.

Certain AFRAG Projected Financial Information

AFRAG does not as a matter of course make public projections as to future results. AFRAG provided its internally-derived forecasts, prepared in the third quarter of 2022, for each of the full years ended December 31, 2022 to December 31, 2027 to 10X II for use as a component of its overall evaluation of AFRAG. This projected financial information is included in this proxy statement/prospectus because it was provided to the 10X II Board for its evaluation of the Merger. AFRAG’s projected financial information was not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. AFRAG’s projected financial information was prepared solely for internal use, and was not intended for third-party use, including by investors or shareholders.

The AFRAG projected financial information reflects numerous assumptions, including macro and micro- economic, market, general business, operational, financing and capital market assumptions, all of which are difficult to predict and many of which are beyond AFRAG’s control, such as the risks and uncertainties contained in the sections titled “Risk Factors,” “AFRAG Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” The financial projections for revenue and EBITDA provided to the 10X II Board are forward-looking statements that are based on assumptions, which are inherently subject to significant uncertainties and contingencies, many of which are beyond AFRAG’s control. In particular AFRAG has made certain assumptions that as of the date of this prospectus/proxy statement, have not occurred, as further described below.

There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the AFRAG projected financial information. While all projections are necessarily speculative, notably, statements regarding AFRAG’s business plan and yearly forecasts, and summary financial projections are, without limitation, subject to material assumptions regarding AFRAG’s ability to successfully execute its business development plans and growth strategy, AFRAG’s ability to compete in rapidly developing markets, AFRAG’s access to capital markets or financing generally, AFRAG’s ability to source and maintain strategic supply arrangements, including water and land use agreements, availability of labor, equipment and weather conditions, and the regulations and government actions affecting the markets in which AFRAG operates and plans to operate. AFRAG cautions that its assumptions may not materialize and that market developments and economic conditions may render such assumptions, although believed reasonable at the time they were made, subject to greater uncertainty.

EXCEPT AS DESCRIBED BELOW AND EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, AFRAG DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE AFRAG PROJECTED FINANCIAL INFORMATION. THE AFRAG PROJECTED FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/ PROSPECTUS ARE CAUTIONED NOT TO RELY ON THE UNAUDITED AFRAG PROJECTED FINANCIAL INFORMATION SET FORTH BELOW. NONE OF AFRAG, 10X II, WITHUMSMITH+BROWN, PC NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY AFRAG STOCKHOLDER, 10X II SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE AFRAG PROJECTED FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

AFRAG has not made any representations or warranties regarding the accuracy, reliability, appropriateness or completeness of the projections to anyone, including 10X II. Neither AFRAG’s board, officers, management nor any other representative of AFRAG has made or makes any representation to any person regarding AFRAG’s ultimate performance compared to the information contained in the AFRAG projected financial information. Accordingly, the AFRAG projected financial information should not be looked upon as “guidance” of any sort. AFRAG PubCo does not intend to refer back to the AFRAG projected financial information in its future periodic reports filed under the Exchange Act.

The AFRAG projected financial information was prepared by, and is the responsibility of, AFRAG’s management. AFRAG’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the AFRAG projected financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The report of Whitley Penn, LLP included in this proxy statement/prospectus relates to historical financial information of AFRAG. It does not extend to the projections and should not be read as if it does. You are encouraged to review the financial statements of AFRAG included in this proxy statement/prospectus, as well as the financial information provided in the sections titled “Selected Historical Financial Information of AFRAG” in this proxy statement/prospectus and to not rely on any single financial measure.

The key elements of the projections provided to the 10X II Board are summarized below.

(dollars in millions, except as indicated)

	2022E	2023E	2024E	2025E	2026E	2027E
Revenue	$2.1	$20.1	$113.6	$356.6	$533.3	$1,385.4
Expenses	$8.6	$21.1	$53.4	$108.3	$147.7	$347.7
Depreciation and Amortization	$0.6	$1.8	$6.1	$14.6	$20.2	$40.2
EBITDA(1)	$(5.9)	$0.8	$66.3	$263.0	$405.8	$1,077.8
Capital expenditure		$65.3	$127.2	$84.0	$299.5	$299.5
Unlevered Free Cash Flow	$(27.2)	$(69.4)	$(97.1)	$73.4	$(25.1)	$328.4

____________

(1)      EBITDA is a non-GAAP financial measure. The reconciliation of projected EBITDA to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures, such as the impact of depreciation and amortization of fixed assets.

AFRAG’s forecasted financial information was prepared using a number of assumptions, including the following assumptions that AFRAG’s management believed to be material:

•        Total revenue driven by the expansion of hectares for planting alfalfa primarily in Senegal initially, with the extension of the alfalfa growing footprint beyond Senegal into other countries. AFRAG’s revenue projections are based on assumptions about AFRAG’s ability to grow alfalfa within Senegal and AFRAG’s projected expanded footprint, which in turn are based on the collective experience of AFRAG’s farming management team, the extensive agronomy, soil and feasibility work conducted before selecting alfalfa as the chosen crop, input from global experts in the field of alfalfa, agriculture and irrigation, comparable alfalfa growing experiences elsewhere, both in the United States and other parts of the word in various similar and dissimilar climates to Senegal, and the favorable results of AFRAG’s initial 305 hectares pilot program. Based on the foregoing, management of AFRAG felt confident assuming 10 cuts per annum through 2027 and a 2.5 ton per hectare alfalfa yield per cut through 2023 increasing to 3 tons per hectare from 2024 through 2027. AFRAG’s 15-30 hectare circular farming portions, or pivots, were harvested twelve to thirteen times to date with yields averaging approximately 2.4 tons per hectare, excluding the first cut. The 2.4 ton per hectare average yield was accomplished prior to AFRAG determining how to manage through high salinity in certain soil areas, not having the appropriate equipment to level off certain fields and learning the best combinations of phytosanitary inputs. AFRAG also managed the pilot program crop to date with limited financial resources while navigating the first annual rainy season. Notwithstanding these initial hurdles, AFRAG’s pilot program experienced excellent quality with high protein content to date and, in some cuts, yields that exceeded 3 tons per hectare. Since the initial seeding at the Senegal farm early in 2022 and harvesting beginning in the second quarter of 2022, AFRAG management gained significant experience in managing the growing conditions in Senegal, including moisture impact on harvest, best practices for soil treatment and management of yield versus protein content. For example, AFRAG can enhance yield by delaying harvest cutting, thereby reducing protein content but increasing yields, thereby adapting to altering customer preference. AFRAG believes that it will increase yields in line with its revenue projections as it gains better understanding of the growing process, continues to improve post-harvest management and adaptive cultivars, and implements new equipment and technology applications.

•        AFRAG also expects that as it continues to refine its learning and can more efficiently allocate phytosanitary resources to the crops, it will produce yields consistent with the more productive areas of the pilot program and will continue to improve yields through 2027 as set forth above. AFRAG assumed that over the projection period it will be able to deploy currently available agriculture technology in order to determine with greater precision how to manage and refine soil and crop treatment, which AFRAG expects will enable consistently better yields. Furthermore, AFRAG’s expectation is that yields in alfalfa production improve over time, especially prior to crop rotation, a view that is supported by industry experts such as Ben Beekman at University of Nebraska-Lincoln, Institute of Agriculture and Natural Resources and literature such as Owens, M. 2013. Nevada Agricultural Statistics Bulletin 2013, United States Department of Agriculture, National Agricultural Statistics and Crop Production Historical Track Records (April 2019), USDA, National Agricultural Statistics Service. Beyond the challenge of raising capital, management of AFRAG believes that the ability to expand the production of the hectarage over the projected timeframe, while requiring considerable execution and experience, is achievable with a reasonable confidence level. It is AFRAG management’s expectation that over time AFRAG will gain various efficiencies as a result of improvement in technologies around phytosanitary inputs, precision treatment and monitoring of the crop, and seed varieties to garner yield improvements. AFRAG’s projections assume a modest increase in yield, but this only occurs once AFRAG achieves expansion of its existing Senegal operations to the full available footprint.

•        Beyond yield and acreage expansion assumptions, revenue growth is also driven by sales price assumptions, both domestically in Africa and for export, as well as development and expansion of the local and regional market to supplement the export market. AFRAG’s forecasts include modest sales price growth over the projection period, which AFRAG’s management felt was supported by its view of the supply demand dynamics that currently exist, locally in Senegal, regionally in African and globally, the competitive dynamics affecting current alfalfa growers in the western United States, and southern Europe, the fast-growing African population and the development of the local and regional dairy and livestock markets. AFRAG’s outlook was also influenced by continuously rising prices which occurred over the last 3 years from approximately $300 per ton in 2020 to current prices of approximately $480 per ton for product of identical quality derived from the same geography, based on a weekly publication the Hoyt report. AFRAG’s projections do not reflect the current price referred to above.

•        Increasing price per ton also reflects current commodity inflation as well as opportunities to introduce value-added processing to service markets, such as those seeking cubes rather than bales, and added mineralization.

•        The projections for fiscal years 2026 and 2027 assume that AFRAG will develop acreage beyond the existing footprint in Senegal. AFRAG anticipates the development of the land already contracted and approved for these uses in Niger and Mauritania. The land in Mauritania is located across the river from AFRAG’s existing operations and shares almost identical conditions. AFRAG expects Senegal and Mauritania to serve both their own domestic markets and the ECOWAS region generally as well as export. While the land in Niger has the potential to serve similar markets, AFRAG expects that there will be significant opportunity to serve markets south of Niger, including the fast-growing dairy and livestock demands of Nigeria. While geographic expansion beyond those contracted countries is anticipated, none of this is incorporated into AFRAG’s forecasting at this time.

•        Operating costs, including field preparation costs, fertilizer and other phytosanitary costs, costs of seed, power, fuel, water, labor, and corporate costs, such as management, sales, information systems and administrative items. Management derived input costs based on current operations and experiences in its initial operations while calibrating these for reasonableness against published research as well as input from experts in the field of alfalfa growth such as Professor Dan Putnam and Professor Christian Huyghe. All costs are specific to the local market and as such were derived from AFRAG’s current costs and calculations of the cost per hectare for each input and adjusting for volume growth. As an example, the labor cost is based on a detailed build out of the number of employees, supervisors and trainees that would be required at various levels and rates of expansion. Modest cost increases were assumed in all categories across the projection period. Management assumed that during 2024, the second full year of the original projections, that as the expansion of the hectarage reaches up to 10,000 hectares a solar power plant would be viable. The cost projections assumed a reduction in power costs of approximately 20% to reflect this efficiency. In the absence of a dedicated solar power plant AFRAG still expects a reduction in power costs compared to what exists today due to scale efficiencies. As AFRAG expands its hectarage it anticipates power costs will decrease as it is able to purchase in bulk with regularity. AFRAG also intends to convert certain of its equipment from diesel to electrically powered which, in combination with Senegal’s current price deflation for the provision of power, AFRAG believes will reduce power costs over time. While AFRAG cannot anticipate the exact extent efficiency of scale and other power efficiency efforts will have on power costs, it believes they could approach or even exceed AFRAG’s projection of a 20% reduction.

•        Declining cost of sales on a per unit basis, due to expected economies of scale, and introduction of technology over time

•        EBITDA margin forecast includes lower growth in corporate and administrative spending compared to the expansion of the alfalfa growing footprint.

•        Unlevered free cash flow was calculated based on the EBITDA for each period adjusted for the cash timing effects of planting in the three-year crop cycles, making adjustments for working capital based on AFRAG’s assumptions regarding commercial terms for revenue payment, inventory and payables management, and the cost of capital expenditure required to support the projected program of growth. The projections assumed that the hectares seeded would grow to 2,500 in the aggregate in the first full year of projections, requiring approximately $9,500 per incremental hectare of capital expenditure, up to 35,000 hectares by 2026. For these initial periods following the first year the projections assumed capital expenditure required of approximately $8,500 per incremental hectare. Beyond 2026, the amount of capital expenditure assumed per hectare was reduced to account for efficiencies resulting from scale. Debt financing structures were not considered in calculations of unlevered free cash flow.

•        The projected revenues included in the forecasts provided do not include any revenues from AFRAG’s intended Fishery Business, Carbon Credit Business or other aspirational business, such as the Biofuels Market.

In making the foregoing assumptions, AFRAG’s management relied on a number of factors, including:

•        Soil, water availability and quality and weather conditions in new geographies and locations allow for continuation of AFRAG’s harvesting yield and quality parameters enabling sale of product at the current spot market price level for export

•        Expanding demand for AFRAG’s products in the export markets given the drought dynamics in the largest export markets, supplemented by growing local and regional demand

•        Availability of farm management, equipment, farming inputs & financing to meet growth expectations

•        Interplay between expansion timing, availability of capital, irrigation and farming equipment and farming inputs all coincide to enable planting within the optimal planting seasons

•        Consistency in weather patterns

•        Continued current trends in economic activity

In developing AFRAG’s forecasted financial information, numerous significant assumptions were made with respect to AFRAG’s business for the periods covered by the forecasts, as further discussed above, which were subject to significant risks and uncertainties. AFRAG’s business and the growth of its business is highly dependent on obtaining financing for capital expenditure in Senegal and other locations where AFRAG intends to grow alfalfa and other commodities. Revenues projected were made based on the best information available to AFRAG’s management at the time, including the assumption that AFRAG would secure interim financing to use towards development of its farms. Projections for 2022 and the following years also assumed the consummation of the Business Combination and the influx of additional capital through other financings following the consummation of the Business Combination. For the year ended 2022, due to various factors, including that the Business Combination has not occurred and AFRAG did not raise additional interim financing, AFRAG’s actual total revenue, EBITDA and Unlevered Cash Flow was lower than what was projected for the same period included in the AFRAG projected financial information. Noting that the Business Combination and additional financings have not occurred to date, AFRAG management remains confident in the projections on a going forward basis assuming the Business Combination with 10X and additional financings are consummated to provide the necessary amount of cash to fund AFRAG’s estimated capital expenditure budget. As outlined in the key elements of projections table provided above, in preparing the six-year projections AFRAG assumed an aggregate amount of available capital of approximately $65.3 million in 2023, $127.2 million in 2024, $84.0 million in 2025, $299.5 million in 2026 and $299.5 million in 2027. AFRAG intends to fund such capital requirements through a combination of debt and equity financings and cashflow from operations. If the necessary financings do not occur in 2023, AFRAG believes the six-year projections noted above can be rolled forward to begin as of the fiscal year during which such transactions are consummated.

The revenue in AFRAG’s projections is a function of hectares seeded, yield and price per ton of alfalfa sold. AFRAG’s actual revenue for the year ended December 31, 2022 was approximately $1.4 million less than its projected revenue, as a result of AFRAG not raising anticipated interim financing that was sufficient to both pay for operating costs as well as to fund any incremental expansion of the irrigated and planted hectarage. AFRAG has not received any interim financing to date and continues to seek such financing to fund expansion.

Based on management’s current assessment of market conditions and trends and AFRAG’s knowledge of its industry, taking into consideration AFRAG’s expected performance for the first quarter of 2023, AFRAG currently expects its 2023 actual results to differ materially from the 2023 forecasts provided herein. AFRAG’s actual results for 2024 through 2027 may also differ materially from the 2024 through 2027 forecasts provided herein depending on the timing of certain events, including the Closing of the Business Combination and securing additional financing. Accordingly, you are cautioned not to place undue reliance on the AFRAG projected financial information in making a decision regarding the Business Combination.

10X II management and AFRAG management were in regular contact by phone and email between November of 2022 and March of 2023, and discussed AFRAG’s planned operations, its execution on its business plan, the timing of the Business Combination and related matters. As part of these discussions, AFRAG management shared with 10X II management updates to its business plan and the potential pipeline for growth. In addition, they discussed potential alternatives for raising additional interim financing.

In January and February of 2023, AFRAG management, including Mr. Green and Mr. Kessler, had several discussions with the management of 10X II regarding AFRAG’s current results against the performance projected in the third quarter of 2022 when the forecasts were initially prepared. As a result of these discussions and evaluations, 10X II and AFRAG believe that while AFRAG currently expects its 2023 actual results to differ materially from the 2023 projections that over a multi-year period AFRAG would be able to grow its business in revenue and cash flow.

The examination of the AFRAG projected financial forecasts formed only a part of the diligence undertaken by 10X II management and the 10X II Board in connection with the approval of the Business Combination and the 10X II Board’s recommendation to the 10X II shareholders. The 10X II Board believed that the fairness opinion was within the expertise of the financial advisor who rendered it. See also the section of this proxy statement/prospectus titled “The 10X II Board’s Reasons for the Business Combination.”

At the time of the approval of the Business Combination transaction, the 10X II Board was fully aware of the subjective nature of the AFRAG projected financial forecasts, and the fact that the AFRAG projected financial forecasts reflect numerous assumptions including, but not limited to, general market conditions, operational costs, and customer contracts. The 10X II Board was also aware that the AFRAG projected financial forecasts did not provide a guarantee of AFRAG’s ultimate performance as AFRAG has not made and does not intend to make representations or warranties regarding the accuracy, reliability, appropriateness or completeness of the AFRAG projected financial forecasts to anyone. As discussed elsewhere in this proxy statement/prospectus, the AFRAG projected financial forecasts represented only one of the various factors considered by the 10X II Board in approving the Business Combination and recommending that 10X II shareholders approve the transaction.

The projected financial forecasts for year-end 2022E to 2027E are being included in this proxy statement/prospectus because they were provided to the 10X II Board for its evaluation of the Merger and should not be solely relied upon by shareholders, particularly in light of the material differences between the projected financial forecasts and actual results for 2023.

As described above, AFRAG’s ability to achieve these projections will depend upon a number of factors outside of its control. These factors include significant business, economic and competitive uncertainties and contingencies. AFRAG developed these projections based upon assumptions with respect to future business decisions and conditions that are subject to change, including AFRAG’s execution of its strategies, as well as growth in the markets in which it currently operates and proposes to operate. As a result, AFRAG’s actual results may materially vary from the projections set out below. See also “Cautionary Note Regarding Forward-Looking Statements” and the risk factors set out in “Risk Factors.”

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by 10X II have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of AFRAG generally used to approve the transaction, the 10X II Board determined that this requirement was met. The 10X II Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of 10X II and its shareholders and appropriately reflected AFRAG’s value. In reaching this determination, the 10X II Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as AFRAG’s potential for future growth in revenue and profits. The 10X II Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of AFRAG met this requirement.

Interests of 10X II’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the 10X II Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including 10X II’s directors, may have interests in such proposal that are different from, or in addition to, those of 10X II shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        the fact that our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for 6,666,667 Class B ordinary shares, 4,332,328 of which are currently owned by the Sponsor after the conversion of 1,000,000 Class B ordinary shares to Class A ordinary shares on May 15, 2023, and 2,973,710 of which will be owned following the consummation of the Business Combination after it transfers an aggregate of 1,358,618 Class B ordinary shares to the Anchor Investors and certain other shareholders which entered into non-redemption agreements in connection with the Extension Meetings, assuming 10X II’s board of directors elects to extend the date by which 10X II is required to consummate a business combination or dissolve until February 13, 2024. The 4,428,710 shares of AFRAG PubCo’s Common Stock that the Initial Shareholders will hold following the Business Combination, if unrestricted and freely tradable, and in the case of the shares held by the Sponsor, following expiration of the lock-up, would have had an aggregate market value of approximately $46.9 million based upon the closing price of $10.59 per public share on the Nasdaq on October 9, 2023, the most recent closing price. This represents a 1,026% gain on the Sponsor’s investment. If we do not consummate a Business Combination transaction by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents), then the founder shares will be worthless;

•        the fact that, given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the Class A ordinary shares sold in the initial public offering, the Sponsor may earn a positive rate of return on their investment even if the AFRAG PubCo Common Stock trades below $10.00 per share and the public shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of public shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while public shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share;

•        the fact that, at the time of the initial public offering, the Initial Shareholders and certain of 10X II’s current officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ordinary shares (other than public shares) held by them if 10X II fails to complete an initial business combination by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents). The Initial Shareholders and 10X II’s officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the founder shares and private placement units are dependent on the consummation of a business combination. This may incentivize such persons to complete a business combination on terms or conditions that are not in the best interest of the public shareholders;

•        the fact that Sponsor paid $4,550,000 for 455,000 private placement units (each unit comprising one Class A ordinary share and one-third of one warrant to purchase a Class A ordinary share), which, if unrestricted and freely tradable, would have had an aggregate market value of approximately $4.8 million based upon the closing price of $10.60 per public unit (although holders of the private placement units have certain rights that differ from the rights of holders of the public units) on Nasdaq on October 9, 2023, the most recent closing price, and the fact that the private placement warrants contained in the private placement units will expire worthless and the Sponsor has waived liquidation rights to the private placement shares contained in the private placement units if a business combination is not consummated by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that the Amended and Restated Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of 10X II;

•        the fact that, pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in the Proposed Charter providing for continued indemnification of 10X II’s directors and officers and (ii) continue 10X II’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that the Sponsor and 10X II’s officers and directors will lose their entire investment in 10X II and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that if the Trust Account is liquidated, including in the event 10X II is unable to complete an initial business combination by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents), the Sponsor has agreed to indemnify 10X II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which 10X II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to 10X II, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that 10X II may be entitled to distribute or pay over funds held by 10X II outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing; and

•        the fact that the Initial Shareholders entered into the Acquiror Support Agreement pursuant to which the original lock-up period to which our Initial Shareholders are subject was amended to shorten such lock-up period to six months with respect to 1,777,443 shares.

As a result of the foregoing interests, the Sponsor and 10X II’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. Based on the closing price per share of the public shares and units on October 9, 2023 as reported on Nasdaq of $10.59 and $10.60, respectively, in the aggregate, the Sponsor and its affiliates have approximately $48.7 million at risk that depends upon the completion of a business combination. Such amount consists of: (i) 1,000,000 Class A ordinary shares, 2,973,710 Class B ordinary shares that will be held by the Sponsor following the Closing and 455,000 private placement units, (ii) $1,742,652.26 in unreimbursed out-of-pocket expenses as of October 9, 2023 and (iii) $20,000 of administrative support expense as of October 9, 2023.

The Sponsor and the other Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their founder shares and their public shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 61.3% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, 10X II has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing AFRAG stockholders comprising a relative majority of the voting power of the combined company, AFRAG’s operations prior to the acquisition comprising the only ongoing operations of AFRAG PubCo, AFRAG’s senior management comprising a majority of the senior management of AFRAG PubCo, and AFRAG will initially designate a majority of the board of directors of AFRAG PubCo. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of AFRAG with the Business Combination being treated as the equivalent of AFRAG issuing stock for the net assets of 10X II, accompanied by a recapitalization. The net assets of 10X II will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. However, the Business Combination is not subject to these requirements pursuant to an exemption under the HSR Act for targets with non-exempt assets below $101 million. 10X II and AFRAG will complete the regulatory analysis again within sixty (60) days of Closing to confirm exemption from such filing requirements.

At any time before or after consummation of the Business Combination, the applicable competition authorities the United States or any other applicable jurisdiction could take action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of AFRAG’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. 10X II cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, 10X II cannot assure you as to its result.

Neither 10X II nor AFRAG is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that 10X II’s entry into the Agreement and Plan of Merger, dated as of November 2, 2022, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of January 3, 2023 (as further amended from time to time the “Merger Agreement”), by and among 10X Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“10X II”), 10X II AA Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and African Agriculture, Inc., a Delaware corporation (“AFRAG”), pursuant to which, among other things, following the de-registration of 10X II as an exempted company in the Cayman Islands and the continuation and Domestication of 10X II as a corporation in the State of Delaware, Merger Sub will merge with and into AFRAG, with AFRAG as the “Surviving Corporation” and as a wholly owned subsidiary of AFRAG PubCo, and all other transactions contemplated by the Business Combination, be approved, ratified and confirmed in all respects.”

Recommendation of the 10X II Board

THE 10X II BOARD UNANIMOUSLY RECOMMENDS THAT THE 10X II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of 10X II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of 10X II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, 10X II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, 10X II is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the 10X II Board has unanimously approved, and 10X II shareholders are being asked to consider and vote upon a proposal to approve, a change of 10X II’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, 10X II will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which 10X II will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, at least one day prior to the Closing Date, (i) each issued and outstanding Class A ordinary share of 10X II will convert by operation of law, on a one-for-one basis, into shares of AFRAG PubCo Class A Common Stock; (ii) each issued and outstanding Class B ordinary share of 10X II will convert by operation of law, on a one-for-one basis, into shares of AFRAG PubCo Class B Common Stock, subject to certain adjustments; (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of 10X II will become exercisable for AFRAG PubCo Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X II warrant agreement; (iv) the governing documents of 10X II will be amended and restated and become the certificate of incorporation and the bylaws of AFRAG PubCo as described in this proxy statement/prospectus; and (v) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the 10X II shareholders, other than the amendments to the 10X II governing documents that are contemplated by the Charter Amendment Proposal, which is a condition to the Closing of the Business Combination. In connection with clauses (i), (ii) and (iii), each issued and outstanding 10X II unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-third of one 10X II warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of AFRAG PubCo Common Stock and one-third of one AFRAG PubCo warrant, with such whole warrant representing the right to purchase one share of AFRAG PubCo Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the 10X II warrant agreement. In connection with the consummation of the Merger, each share of AFRAG PubCo Class A Common Stock and AFRAG PubCo Class B Common Stock will each convert into one share of AFRAG PubCo Common Stock. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least three units of 10X II, you will not be able to receive or trade a warrant when the units are separated.

The Domestication Proposal, if approved, will approve a change of 10X II’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while 10X II is currently incorporated as an exempted company under the Cayman Islands Companies Law, upon the Domestication, AFRAG PubCo will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then 10X II will also ask its shareholders to approve the Charter Amendment Proposal and each Advisory Charter Proposal (discussed below), which, if approved, will replace the Existing Governing Documents with a new certificate of incorporation and bylaws of AFRAG PubCo under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Charter Amendment Proposal” and “The Advisory Charter Proposals,” the Existing Governing Documents of 10X II, attached hereto as Annex B and the Proposed Governing Documents of AFRAG PubCo, attached hereto as Annex C and Annex D.

Reasons for the Domestication

The 10X II Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the 10X II Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The 10X II Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of 10X II and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•        Prominence, Predictability, and Flexibility of Delaware Law.    For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to AFRAG PubCo, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for AFRAG PubCo’s stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. AFRAG PubCo’s incorporation in Delaware may make AFRAG PubCo more attractive to future candidates for the 10X II Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The 10X II Board therefore believes that providing the benefits afforded directors by Delaware law will enable AFRAG PubCo to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands Companies Law and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands Companies Law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable AFRAG PubCo to compete more effectively with other public companies in attracting and retaining new directors. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of 10X II as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of AFRAG PubCo immediately following the Domestication will be the same as those of 10X II immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of the Domestication Proposal and the Anchor Investors have agreed to vote all of their Class B ordinary shares in favor of the Domestication Proposal. See “The Merger Agreement — Related Agreements — Acquiror Support Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that 10X II be transferred by way of continuation to Delaware pursuant to Article 47 of the Existing Governing Documents of 10X II and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, 10X II be continued and domesticated as a corporation under the laws of the State of Delaware.”

Recommendation of the 10X II Board

THE 10X II BOARD UNANIMOUSLY RECOMMENDS THAT 10X II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of 10X II’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of 10X II and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

CHARTER AMENDMENT PROPOSAL

Overview

In connection with the Business Combination, 10X II is asking its shareholders to approve by special resolution under Cayman Islands Companies Law the amendment and restatement of the Existing Governing Documents by their deletion and replacement with the Proposed Charter, in the form attached hereto as Annex C. If each of the Charter Amendment Proposal and Domestication Proposal is approved and the Business Combination is consummated, the Proposed Charter will be substantially in the form attached hereto as Annex C.

Under the Business Combination Agreement, the approval of the Charter Amendment Proposal is a condition to the consummation of the Business Combination and the effectiveness of the Charter Amendment Proposal is also conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if the Charter Amendment Proposal is not approved, the Business Combination will not be completed unless the condition is waived. Similarly, if the other Condition Precedent Proposals are not each approved and if the Business Combination is not completed, the Charter Amendment Proposal will have no effect, even if approved by the 10X II shareholders.

Reasons for the Charter Amendment Proposal

The Proposed Charter was negotiated as part of the Business Combination. The following is a summary of the key changes effected by the Proposed Charter relative to the Existing Governing Documents, as well as the 10X II Board’s reasons for asking the shareholders of 10X II to approve the Charter Amendment Proposal. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex C.

Corporate Name

The 10X II Board believes that changing the corporate name from “10X Capital Venture Acquisition Corp. II.” to “African Agriculture Holdings Inc.” in connection with the Domestication is desirable to reflect the Business Combination and to clearly identify AFRAG PubCo as the publicly traded entity.

Changes in Share Capital

The 10X II Board believes that it is desirable to eliminate the provisions for 10X II’s current Class B ordinary shares and to increase the number of 10X II’s authorized shares, each with a par value of $0.0001 per share, from 551,000,000 authorized shares consisting of 500,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares, and 1,000,000 preference shares, to 350,000,000 shares consisting of 300,000,000 shares of AFRAG PubCo Common Stock and 50,000,000 shares of preferred stock, in order for AFRAG PubCo to be able to be flexible in considering future business needs and opportunities.

Issuance of Preferred Stock at the AFRAG PubCo Board’s Sole Discretion

The 10X II Board believes that these additional shares will provide AFRAG PubCo with needed flexibility to issue shares in the future in a timely manner and under circumstances the AFRAG PubCo Board considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Changing the Number of Directors; Stockholder Removal of Directors

The 10X II Board believes that it is desirable to give the AFRAG PubCo Board the exclusive authority to fix the number of directors from time to time and limit the ability of AFRAG PubCo stockholders to remove members of the AFRAG PubCo Board from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of AFRAG PubCo, entitled to vote on the election of such director, voting together as a single class in order to increase board continuity and the likelihood that experienced board members with familiarity of AFRAG PubCo’s business operations would serve on the board at any given time and make it more difficult for a potential acquiror or other person to gain control of the AFRAG PubCo Board.

Eliminating Action by Written Consent of Stockholders

The 10X II Board believes that it is desirable that any action required or permitted to be taken by the stockholders of AFRAG PubCo must be effected at an annual or special meeting of the stockholders and not by written consent since eliminating the right of AFRAG PubCo Stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend AFRAG PubCo’s organizational documents outside of a duly called special or annual meeting of the stockholders of AFRAG PubCo.

Supermajority Vote Required to Amend the Bylaws

The 10X II Board believes that it is desirable that stockholder-adopted bylaws, and stockholder amendments or other alterations to the bylaws require approval of at least two-thirds (66 2/3%) of the voting power of all of the then-outstanding shares of voting stock of AFRAG PubCo to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Supermajority Vote Required to Amend Certain Charter Provisions

The 10X II Board believes that it is desirable that the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of AFRAG PubCo to be required for amendments of certain provisions of the Proposed Charter relating to: (i) actions taken by the stockholders of AFRAG PubCo, (ii) exculpation of personal liability of a director of AFRAG PubCo and indemnification of persons serving as directors or officers of AFRAG PubCo, (iii) forum for certain legal actions, (iv) renunciation of certain corporate opportunities, and (v) amendments to the Proposed Charter and Proposed Bylaws. The 10X II Board believes that this requirement is appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders.

Exclusive Forum Provision

The 10X II Board believes that it is desirable to adopt an exclusive forum for certain stockholder litigation in order to avoid multiple lawsuits in multiple jurisdictions regarding the same matter. Therefore, the Proposed Charter adopts (i) Delaware as the exclusive forum for certain stockholder litigation and (ii) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Provisions Related to Status as a Blank Check Company

The elimination of certain provisions related to 10X II’s status as a blank check company is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, the Proposed Charter allows AFRAG PubCo continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the 10X II Board believes it is the most appropriate period for AFRAG PubCo following consummation of the Business Combination. In addition, certain other provisions in the Current Articles require that proceeds from the initial public offering be held in the Trust Account until a business combination or liquidation of 10X II has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

Vote Required for Approval

The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Charter Amendment Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of the Charter Amendment Proposal. See “The Merger Agreement — Related Agreements — Acquiror Support Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, the Existing Governing Documents of 10X II be amended and restated by their deletion in their entirety and their replacement by the Proposed Governing Documents (annexed to this proxy statement/prospectus as Annex C and Annex D, respectively) and that these be approved as the certificate of incorporation and bylaws, respectively, of AFRAG PubCo, effective upon the effectiveness of the Domestication, including the change in name from “10X Capital Venture Acquisition Corp. II” to “African Agriculture Holdings Inc.” ”

Recommendation of the 10X II Board

THE 10X II BOARD UNANIMOUSLY RECOMMENDS THAT 10X II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of 10X II’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of 10X II and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE ADVISORY CHARTER PROPOSALS

Overview

In connection with the Business Combination, 10X II is asking its shareholders to vote on a series of separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman Islands Companies Law separate and apart from the Charter Amendment Proposal, but pursuant to SEC guidance, 10X II is required to submit these provisions to its shareholders separately for approval. However, the shareholder vote regarding these proposals is advisory in nature, and is not binding on 10X II or the 10X II Board (separate and apart from the approval of the Charter Amendment Proposal, which is binding on 10X II). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Amendment Proposal, which is cross-condition with approving the Business Combination Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, 10X II intends that the Proposed Charter will take effect at the Closing (assuming approval of the Charter Amendment Proposal).

Advisory Charter Proposal A — Changes in Share Capital

If the Charter Amendment Proposal is approved, the Proposed Charter will remove the provisions for 10X II’s current Class B ordinary shares (which will all convert into 10X II’s single class of common stock in connection with the Business Combination) and the Proposed Charter will increase the number of 10X II’s authorized shares, each with a par value of $0.0001 per share, from 551,000,000 authorized shares consisting of 500,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares, and 1,000,000 preference shares, to 350,000,000 shares consisting of 300,000,000 shares of AFRAG PubCo Common Stock and 50,000,000 shares of preferred stock.

Although 10X II has a sufficient number of authorized but unissued ordinary shares to complete the Business Combination, the 10X II Board has determined that the increase in the number of authorized shares is desirable and in the best interest of 10X II shareholders because it will enhance AFRAG PubCo’s flexibility following the Closing to consider and respond to future business needs and opportunities as they arise from time to time, without incurring the risk, delay, and potential expense associated with obtaining stockholder approval. Although there is no present intention to issue any shares beyond those contemplated by the Merger Agreement and the reservation of shares for grants pursuant to the 2023 Plan, the additional authorized shares of common stock would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes.

Since AFRAG PubCo stockholders will have no preemptive rights, the AFRAG PubCo Board may issue shares, including the additional authorized shares, at any time without further authorization from such stockholders, except to the extent otherwise required by law or Nasdaq rules. The terms upon which any such securities may be issued will be determined by the AFRAG PubCo Board. Incidental effects of the increase in the outstanding number of shares of common stock may include dilution of ownership and voting power of existing 10X II shareholders. AFRAG PubCo could also use the increased number of shares of common stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of AFRAG PubCo Common Stock.

The determination to increase the number of authorized shares has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt. However, stockholders should be aware that, while not the current intention, approval of Advisory Charter Proposal A could facilitate future efforts by AFRAG PubCo to deter or prevent changes in control of AFRAG PubCo, including transactions the AFRAG PubCo Board determines are not in the best interests of AFRAG PubCo or its stockholders. For example, without further stockholder approval, the AFRAG PubCo Board could sell shares of AFRAG PubCo Common Stock in a private transaction to purchasers who would oppose a takeover or favor the AFRAG PubCo Board. At the present time, there is no intention to use any additional shares for anti-takeover purposes.

Advisory Charter Proposal B — Issuance of Preferred Stock at the AFRAG PubCo Board’s Sole Discretion

If the Charter Amendment Proposal is approved, the Proposed Charter will authorize the AFRAG PubCo Board to issue any or all shares of AFRAG PubCo preferred stock in one or more series, with such terms and conditions as may be expressly determined by the AFRAG PubCo Board and as may be permitted by the DGCL.

The 10X II Board believes that these additional shares will provide AFRAG PubCo with needed flexibility to issue shares in the future in a timely manner and under circumstances the AFRAG PubCo Board considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Advisory Charter Proposal C — Stockholder Removal of Directors

Under the Existing Governing Documents, prior to the closing of a Business Combination (as defined in the Existing Governing Documents), members of the 10X II Board may be removed from office only by the affirmative vote of the holders of a majority of the Class B ordinary shares.

If the Charter Amendment Proposal is approved, under the Proposed Charter, stockholders may remove members of the AFRAG PubCo Board from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of AFRAG PubCo entitled to vote on the election of such director, voting together as a single class.

The 10X II Board believes that the extraordinary action of removing a director, or the entire AFRAG PubCo Board, for cause should not be taken without the approval of a substantial portion of AFRAG PubCo’s voting power. Imposition of a majority voting requirement for this action will ensure that any removal cannot be effected against the will of a substantial portion of stockholders. In reaching this conclusion, the 10X II Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of AFRAG PubCo.

Advisory Charter Proposal D — Required Vote to Change Number of Directors

Under the Existing Governing Documents, the number of directors of 10X II may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

If the Charter Amendment Proposal is approved, under the Proposed Charter, and subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the AFRAG PubCo Board.

The 10X II Board believes that the change giving exclusive authority to a majority of the AFRAG PubCo Board to fix the number of directors from time to time and thereby limiting the ability of the stockholders to increase or decrease the number of directors will help to reduce the vulnerability of AFRAG PubCo to a hostile change of control by large stockholders and to enhance the ability of the AFRAG PubCo Board to maximize long-term value creation for stockholders in connection with any unsolicited offer to acquire AFRAG PubCo.

Advisory Charter Proposal E — Eliminating Stockholder Ability to Act by Written Consent

Under the Existing Governing Documents, a unanimous written resolution of shareholders shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting.

If the Charter Amendment Proposal is approved, under the Proposed Charter, any action required or permitted to be taken by the stockholders of AFRAG PubCo must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting (subject to any right of preferred stockholders to act by written consent if granted by the applicable certificate of designation relating to such series of preferred stock).

Eliminating the right of stockholders of AFRAG PubCo to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend AFRAG PubCo’s organizational documents outside of a duly called special or annual meeting of the stockholders of AFRAG PubCo.

Further, the 10X II Board believes that eliminating the ability of stockholders of AFRAG PubCo to act by written consent will reduce the time and effort the AFRAG PubCo Board and AFRAG PubCo management would need to devote to responding to proposals submitted by stockholders of AFRAG PubCo, which time and effort could distract those directors and management from other important company business.

Advisory Charter Proposal F — Supermajority Vote Required to Amend the Bylaws

10X II does not have bylaws, however, the Existing Governing Documents include provisions similar to the provisions contained in the Proposed Bylaws and the Proposed Charter (save for Article 29.4 of the Existing Governing Documents) which require a special resolution, being a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

If the Charter Amendment Proposal is approved, under the Proposed Charter, the AFRAG PubCo Board is expressly authorized to adopt, amend, alter, or repeal the Proposed Bylaws. The Proposed Bylaws can also be adopted, amended, altered, or repealed by the stockholders, provided that any stockholder amendment to Proposed Bylaws will require approval of at least two-thirds (66 2/3%) of the voting power of all of the then-outstanding shares of voting stock of AFRAG PubCo.

The 10X II Board believes that this amendment protects the Proposed Bylaws from arbitrary changes and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of our stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Charter Proposal G — Supermajority Vote Required to Amend Certain Charter Provisions

Amendments to the Existing Governing Documents (save for Article 29.4 of the Existing Governing Documents) require a special resolution, being a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

Under the Proposed Charter, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of AFRAG PubCo will be required for amendments of certain provisions of the Proposed Charter relating to: (i) actions taken by the stockholders of AFRAG PubCo, (ii) exculpation of personal liability of a director of AFRAG PubCo and indemnification of persons serving as directors or officers of AFRAG PubCo, (iii) forum for certain legal actions, (iv) renunciation of certain corporate opportunities, and (v) amendments to the Proposed Charter and Proposed Bylaws.

The 10X II Board believes that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. 10X II further believes that, going forward, a supermajority voting requirement encourages the person seeking control of AFRAG PubCo to negotiate with the board of directors to reach terms that are appropriate for all stockholders. This provision prevents the arbitrary amendment of key provisions of the Proposed Charter and prevents a simple majority of AFRAG PubCo stockholders from taking actions that may be harmful to other AFRAG PubCo stockholders or making changes to provisions that are intended to protect all AFRAG PubCo stockholders.

Advisory Charter Proposal H — Exclusive Forum Provision

Under the Existing Governing Documents, there is not an exclusive forum for certain shareholder litigation.

Under the Proposed Charter, the Court of Chancery for the State of Delaware (the “Court of Chancery”) will be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on AFRAG PubCo’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of AFRAG PubCo to AFRAG PubCo or to AFRAG PubCo’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (v) any action, suit or proceeding asserting a claim against AFRAG PubCo or any current or former director, officer or stockholder governed by the internal affairs doctrine. The Proposed Charter will further provide that unless AFRAG PubCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The 10X II Board believes that adopting Delaware as the exclusive forum for certain stockholder litigation will assist AFRAG PubCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same subject matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The 10X II Board believes that the Delaware courts are best suited to address disputes involving internal corporate governance matters relating to AFRAG PubCo because, after the Domestication, AFRAG PubCo will be incorporated in Delaware and Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters.

Vote Required for Approval

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, casts votes at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast with respect to, and otherwise will have no effect on, the proposal.

The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of each of the Advisory Charter Proposals. See “The Merger Agreement — Related Agreements — Acquiror Support Agreement” for more information.

Recommendation of the 10X II Board

THE 10X II BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT 10X II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

The existence of financial and personal interests of one or more of 10X II’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of 10X II and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NASDAQ PROPOSAL

Overview

In connection with the Business Combination, 10X II is asking its shareholders to approve by ordinary resolution under Cayman Islands Companies Law a proposal to approve for the purposes of complying with the applicable provisions of the Nasdaq Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), as applicable, the issuance of shares of AFRAG PubCo Common Stock in connection with the Business Combination and the SEPA, plus any additional shares pursuant to subscription agreements we may enter into prior to Closing, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b) or (d) (such proposal, the “Nasdaq Proposal”).

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Nasdaq Listing Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of (i) the official Nasdaq closing price immediately before signing of the binding agreement and (ii) the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

If the Business Combination is completed pursuant to the Merger Agreement, 10X II currently expects to issue an estimated 63,848,605 shares of AFRAG PubCo Common Stock in connection with the Business Combination. Under the terms of the SEPA, the aggregate number of shares that we are permitted to sell to Yorktown may in no case exceed 19.99% of the AFRAG PubCo Common Stock (the “Exchange Cap”), unless stockholder approval is obtained to issue more, in which case the Exchange Cap will not apply. Although the SEPA also prohibits Yorktown from owning more than 4.99% of the outstanding voting power or number of AFRAG PubCo Common Stock, if this limitation is waived the number of shares of AFRAG PubCo Common Stock that may be issued to Yorkville pursuant to the SEPA may result in a change of control for purposes of Nasdaq Listing Rule 5635(b). In order to retain maximum flexibility to issue and sell up to the maximum of $100 million of AFRAG PubCo Common Stock under the SEPA, we are therefore seeking stockholder approval for the sale and issuance of AFRAG PubCo Common Stock in connection with the SEPA to satisfy the requirements of Nasdaq Listing Rule 5635(d) and Nasdaq Listing Rule 5635(b).

For further details, see “Business Combination Proposal — Consideration to AFRAG Holders in the Business Combination,” “Business Combination Proposal — Related Agreements — Standby Equity Purchase Agreement” and “Equity Incentive Plan Proposal.”

In the event that this proposal is not approved by 10X II shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by 10X II shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of AFRAG PubCo Common Stock pursuant to the Merger Agreement, AFRAG PubCo will not issue such shares of AFRAG PubCo Common Stock.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Nasdaq Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of the Nasdaq Proposal. See “The Merger Agreement — Related Agreements — Acquiror Support Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of AFRAG PubCo Common Stock in connection with the Business Combination and the SEPA be approved.”

Recommendation of the 10X II Board

THE 10X II BOARD UNANIMOUSLY RECOMMENDS THAT 10X II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of 10X II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of 10X II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X II’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

EQUITY INCENTIVE PLAN PROPOSAL

Overview

The 10X II Board intends to approve and adopt, subject to stockholder approval, the African Agriculture Holdings Inc. 2023 Incentive Plan (“2023 Plan”), under which AFRAG PubCo would be authorized to grant cash and equity incentive awards to certain eligible service providers in order to attract, motivate and retain the talent for which we compete. A copy of the 2023 Plan is attached to this proxy statement as Annex L.

Purpose of the 2023 Plan

The purpose of the 2023 Plan is to provide a means through which AFRAG PubCo and its affiliates may attract and retain key personnel and to provide a means whereby certain directors, officers, employees, consultants and advisors (and certain prospective directors, officers, employees, consultants, and advisors) of AFRAG PubCo and its affiliates can acquire and maintain an equity interest in AFRAG PubCo, or be paid incentive compensation, which may be measured by reference to the value of AFRAG PubCo Common Stock, thereby strengthening their commitment to the welfare of AFRAG PubCo and its affiliates and aligning their interests with those of AFRAG PubCo’s stockholders.

Reasons for the Approval of the Equity Incentive Plan Proposal

Stockholder approval of the 2023 Plan is necessary in order for us to (i) meet the stockholder approval requirements of the Nasdaq Stock Market and (ii) grant incentive stock options (“ISOs”) thereunder. Specifically, approval of the 2023 Plan will constitute approval of the material terms of the 2023 Plan pursuant to the stockholder approval requirements of Section 422 of the Code relating to ISOs.

The 2023 Plan will become effective, if at all, upon the closing of the Business Combination, subject to stockholder approval. If the 2023 Plan is not approved by AFRAG PubCo’s stockholders, or if the Merger Agreement is terminated prior to the consummation of the Business Combination, the 2023 Plan will not become effective and we will not be able to grant equity awards under the 2023 Plan.

Material Terms of the 2023 Plan

The material terms of the 2023 Plan are summarized below, which is qualified in its entirety by reference to the full text of the 2023 Plan, which is attached as Annex L to this proxy statement.

Administration.    A committee of at least two people appointed by the AFRAG PubCo Board (or, if no such committee has been appointed, the AFRAG PubCo Board) (the “Committee”) will administer the 2023 Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the AFRAG PubCo Board is not acting as the Committee under the 2023 Plan), it is intended that each member of the Committee will, at the time it takes any action with respect to an award under the 2023 Plan, be an “eligible director” within the meaning of Rule 16b-3 of the Exchange Act. The Committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the 2023 Plan, accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards, modify any performance criteria and/or periods and to adopt, alter and repeal rules, guidelines and practices relating to the 2023 Plan. The Committee will have full discretion to administer and interpret the 2023 Plan and to make any other determinations and/or take any other action that it deems necessary or desirable for the administration of the 2023 Plan, and any such determinations or actions taken by the Committee shall be final, conclusive and binding upon all persons and entities. The Committee may delegate to one or more officers of AFRAG PubCo or any affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the Committee in the 2023 Plan and that may be so delegated as a matter of law, except for grants of awards to persons subject to Section 16 of the Exchange Act. Notwithstanding any other provision of the 2023 Plan to the contrary, awards granted to non-employee directors shall be administered by the full AFRAG PubCo Board, and any authority reserved under the 2023 Plan for the Committee with regard to awards granted to non-employee directors shall be exercised by the full Board.

Eligibility.    Certain employees, directors, advisors or consultants, or prospective employees, directors, or consultants who have accepted offers of employment or consultancy, of AFRAG PubCo or its affiliates are eligible to participate in the 2023 Plan.

Number of Shares Authorized.    The 2023 Plan provides for an aggregate number of shares of up to 10% of the outstanding shares of AFRAG PubCo Common Stock following the Closing, on a fully diluted basis, to be delivered; provided that the total number of shares that will be reserved, and that may be issued, under the 2023 Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2025 and ending with calendar year 2029, by a number of shares equal to 1% of the total outstanding shares of AFRAG PubCo Common Stock on the last day of the prior calendar year. Notwithstanding the foregoing, the AFRAG PubCo Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur pursuant to the preceding sentence. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the 2023 Plan, will be            The maximum aggregate value on the date of grant for awards (in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) paid to any non-employee director pursuant to the 2023 Plan, when taken together with any cash fees paid to such non-employee director in respect of his service as a non-employee director, during any fiscal year may not exceed a total value of $500,000, provided that the non-employee directors who are considered independent (under the rules of the Nasdaq Stock Market or other securities exchange on which the shares of AFRAG PubCo Common Stock are traded) may make exceptions to this limit for a non-executive chair of the AFRAG PubCo Board, if any, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. Shares of AFRAG PubCo Common Stock underlying awards under the 2023 Plan that are tendered or withheld to exercise awards or to satisfy tax liabilities arising from awards or that are forfeited, canceled, expire unexercised or are settled in cash will be available again for issuance as new awards under the 2023 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of shares of AFRAG PubCo Common Stock reserved for issuance under the 2023 Plan, the number of shares of AFRAG PubCo Common Stock covered by awards then outstanding under the 2023 Plan, the limitations on awards under the 2023 Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.

Term.    The 2023 Plan will have a term of not more than ten years from the date of the Business Combination, and no further awards may be granted under the 2023 Plan after that date; provided, that the 10X Board has approved the 2023 Plan prior to or on such date, subject to approval of the 2023 Plan by the Company’s stockholders; provided further, however, in the case of an ISO, no ISO shall be granted on or after 10 years from the earlier of (i) the date the 2023 Plan is adopted by AFRAG PubCo Board and (ii) date AFRAG PubCo stockholders approve the Plan.

Awards Available for Grant.    The Committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock, restricted stock units, other stock-based awards, other cash-based awards, and dividend equivalents, or any combination of the foregoing.

Options.    The Committee will be authorized to grant options to purchase shares of AFRAG PubCo Common Stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the 2023 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. In general, the exercise price per share of AFRAG PubCo Common Stock for each option granted under the 2023 Plan will not be less than the fair market value of such share at the time of grant or, for purposes of ISOs, if granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all of AFRAG PubCo classes of stock, or of any parent or subsidiary (a “10% Stockholder”), less than 110% of the fair market value of such share at the time of grant. The maximum term of an option granted under the 2023 Plan will be ten years from the date of grant (or five years in the case of ISOs granted to a 10% Stockholder). However, if the option would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent such method is otherwise then permitted by the Committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by us, the expiration date applicable to the option will be automatically extended to a date that is thirty (30) calendar days following the date such cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as such extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Payment in respect of the exercise of an option may be made in cash, by check or other cash equivalent, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, the surrender of other property having a fair market value on the date of exercise equal to the exercise price or by such other method as the Committee may determine to be appropriate and in accordance with applicable law.

Stock Appreciation Rights.    The Committee will be authorized to award SARs under the 2023 Plan. SARs will be subject to the terms and conditions established by the Committee and to such other conditions not inconsistent with the 2023 Plan as may be reflected in the applicable award agreement. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of AFRAG PubCo Common Stock or any combination of cash and shares of AFRAG PubCo Common Stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the 2023 Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to such SARs. The exercise price of SARs cannot be less than 100% of the fair market value of a share of AFRAG PubCo Common Stock at the time of grant.

Restricted Stock.    The Committee will be authorized to award restricted stock under the 2023 Plan. Each award of restricted stock will be subject to the terms and conditions established by the Committee, including any dividend or voting rights. Restricted stock awards are shares of AFRAG PubCo Common Stock that generally are non-transferable and subject to other restrictions determined by the Committee for a specified period. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock will be forfeited. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in shares of AFRAG PubCo Common Stock having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).

Restricted Stock Unit Awards.    The Committee will be authorized to award restricted stock unit awards under the 2023 Plan. The Committee will determine the terms of such restricted stock unit awards, including any dividend rights. Restricted stock units are an unfunded and unsecured promise to deliver shares of AFRAG PubCo Common Stock, cash, other securities or other property, subject to certain performance or time-based restrictions for a specified restricted period. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to vest, then any unvested units will be forfeited.

Other Stock-Based Awards.    The Committee may grant to participants other stock-based awards under the 2023 Plan, which are valued in whole or in part by reference to, or otherwise based on, shares of AFRAG PubCo Common Stock. The form of any other stock-based awards will be determined by the Committee and may include a grant or sale of unrestricted shares of AFRAG PubCo Common Stock. The number of shares of AFRAG PubCo Common Stock related to other stock-based awards and the terms and conditions, including vesting conditions, of such other stock-based awards will be determined by the Committee when the award is made. Other stock-based awards will be paid in cash, shares of AFRAG PubCo Common Stock, or a combination of cash and shares, as determined by the Committee, and the Committee will determine the effect of a termination of employment or service on a participant’s other stock-based awards.

Other Cash-Based Awards.    The Committee may grant to participants a cash award that is not otherwise described by the terms of the 2023 Plan, including cash awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the 2023 Plan. The form, terms, and conditions, including vesting conditions, of any other cash-based awards will be established by the Committee when the award is made, and any other cash-based awards will be paid to participants in cash. The Committee will determine the effect of a termination of employment or service on a participant’s other cash-based awards.

Dividend Equivalents.    The Committee may provide for the payment of dividend equivalents with respect to shares of AFRAG PubCo Common Stock subject to an award, such as restricted stock units, but not on awards of stock options or SARs. However, no dividend equivalents will be paid prior to the issuance of stock. Dividend equivalents may be credited as of the dividend payment dates, during the period between the grant date and the date the award becomes payable or terminates or expires, as determined by the Committee; however, dividend equivalents will not be payable unless and until the issuance of shares underlying the award and will be subject to forfeiture to the same extent as the underlying award. Dividend equivalents may be paid in cash, shares of AFRAG PubCo Common Stock, or converted to full-value awards, calculated and subject to such limitations and restrictions as the Committee may determine.

Transferability.    Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.

Amendment and Termination.    In general, the AFRAG PubCo Board may amend, alter, suspend, discontinue, or terminate the 2023 Plan or any portion thereof at any time. However, stockholder approval may be required to be obtained for any amendment to the extent necessary to comply with applicable laws or other tax or regulatory requirements. No amendment, alteration, suspension, discontinuance or termination may materially and adversely affect the rights of any participant or any holder or beneficiary of any award without the consent of such participant, holder or beneficiary.

Change in Control.    In the event of a “Change in Control” (as defined in the 2023 Plan), the Committee may adjust the number of shares of AFRAG PubCo Common Stock or other securities of AFRAG PubCo (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by stockholders of AFRAG PubCo in connection with such Change in Control transaction.

Repricings.    The Committee may, without approval of the stockholders, reduce the exercise price per share of outstanding stock options or SARs, or cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the 2023 Plan applicable to U.S. participants. This summary deals with the general federal income tax principles that apply (based upon provisions of the Code and the applicable Treasury Regulations issued thereunder, as well as judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date of this proxy statement, and all of which are subject to change (possibly on a retroactive basis) or different interpretation) and is provided only for general information. Other kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options.    If a participant is granted a non-qualified stock option under the 2023 Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the AFRAG PubCo Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of AFRAG PubCo Common Stock on the date the participant exercises such option. AFRAG PubCo or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction, subject to applicable limitations, at the same time and for the same amount as the participant recognizes as ordinary income. Any subsequent gain or loss generally will be taxable as long-term or short-term capital gain or loss for which AFRAG PubCo or its affiliates generally should not be entitled to a deduction.

Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of AFRAG PubCo Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and AFRAG PubCo (or its affiliates) will not be entitled to any corresponding deduction. If the holding period requirements are not met, the ISO will be treated as a nonqualified stock option, and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. In addition, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which a participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the shares over $100,000 will be treated as nonqualified stock options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were actually nonqualified stock options. AFRAG PubCo and its affiliates are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Stock Appreciation Rights.    Generally, a participant will recognize ordinary income upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any AFRAG PubCo Common Stock received. Subject to applicable limitations, AFRAG PubCo or its subsidiaries or affiliates generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock.    A participant should not have taxable income on the grant of unvested restricted stock, nor will AFRAG PubCo or its subsidiaries or affiliates then be entitled to any deduction, unless the participant makes a valid election under Section 83(b) of the Code (discussed below). However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income, and AFRAG PubCo or its subsidiaries or affiliates generally will be entitled to a corresponding deduction, subject to applicable limitations, in an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse and the purchase price, if any, paid for the restricted stock.

If the participant makes a valid election under Section 83(b) of the Code with respect to restricted stock, the participant generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares on that date and the purchase price, if any, paid for the restricted stock, and AFRAG PubCo or its subsidiaries or affiliates generally will be entitled to a deduction for the same amount, subject to applicable limitations.

Restricted Stock Units.    A participant generally will not recognize taxable income at the time of the grant of restricted stock units, and neither AFRAG PubCo nor its subsidiaries or affiliates will be entitled to a deduction at that time. When a restricted stock unit is paid, whether in cash or AFRAG PubCo Common Stock, the participant will have ordinary income equal to the fair market value of the shares delivered or the cash paid, and AFRAG PubCo or its subsidiaries or affiliates generally will be entitled to a corresponding deduction, subject to applicable limitations.

Other Stock-Based Awards; Other Cash-Based Awards; Dividend Equivalents.    Generally, the granting of other stock-based awards, other cash-based awards, or dividend equivalent rights should not result in the recognition of taxable income by the recipient or a tax deduction by AFRAG PubCo, its subsidiaries, or affiliates. The payment or settlement of other stock-based awards, other cash-based awards, or dividend equivalent rights generally should result in immediate recognition of taxable ordinary income by the recipient, equal to the amount of any cash paid (before applicable tax withholding) or the then-current fair market value of any AFRAG PubCo Common Stock received, and a corresponding tax deduction, subject to applicable limitations. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and to us generally will be similar to the tax consequences of restricted stock awards, as described above. If any other stock-based award consists of unrestricted shares, the recipient of those shares generally will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and we generally will be entitled to a corresponding tax deduction, subject to applicable limitations.

Section 409A of the Code.    Certain types of awards under the 2023 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the 2023 Plan and awards granted under the 2023 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Treasury Regulations and other authoritative guidance that may be issued under Section 409A of the Code. To the extent determined necessary and appropriate by the Committee, the 2023 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Interest of Directors and Executive Officers

All members of our Board and all of our executive officers are eligible for awards under the 2023 Plan and, thus, have a personal interest in the approval of the 2023 Plan. Nevertheless, the AFRAG PubCo Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the 2023 Plan.

New Plan Benefits

Grants of awards under the 2023 Plan are subject to the discretion of the Committee and are not currently determinable. The ultimate value of the awards granted under the 2023 Plan will depend on a number of factors, including the fair market value of AFRAG PubCo Common Stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Equity Incentive Plan Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of the Equity Incentive Plan Proposal. See “The Merger Agreement — Related Agreements — Acquiror Support Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the African Agriculture Holdings Inc. 2023 Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex L, be adopted and approved.”

Recommendation of the 10X II Board

THE 10X II BOARD UNANIMOUSLY RECOMMENDS THAT 10X II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of 10X II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of 10X II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X II’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the 10X II Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to 10X II shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient 10X II ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (ii) in order to solicit additional proxies from 10X II shareholders in favor of one or more of the proposals at the extraordinary general meeting. See the section entitled “Business Combination Proposal — Interests of 10X II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the 10X II Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned upon the approval of any other proposal.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of the Adjournment Proposal. See “The Merger Agreement — Related Agreements — Acquiror Support Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary or convenient to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to 10X II shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient 10X II ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from 10X II shareholders in favor of one or more of the proposals at the extraordinary general meeting be approved.”

Recommendation of the 10X II Board

THE 10X II BOARD UNANIMOUSLY RECOMMENDS THAT 10X II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of 10X II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of 10X II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X II’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Latham & Watkins LLP, special U.S. tax counsel to 10X II, the tax consequences set forth below in this section “U.S. Federal Income tax Considerations” are material U.S. federal income tax consequences (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of public shares and public warrants (each, a “10X II Security”) of the Domestication and (ii) for Holders of public shares that elect to have the AFRAG PubCo Common Stock they are entitled to receive redeemed for cash if the Business Combination is completed. This section applies only to Holders that hold their 10X II Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of a 10X II unit are generally separable at the option of the Holder, the Holder of a 10X II unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying public share and public warrant components of the 10X II unit, and the discussion below with respect to actual Holders of public shares and public warrants also should apply to holders of 10X II units (as the deemed owners of the underlying public shares and public warrants that constitute the 10X II units). Accordingly, the separation of a 10X II unit into the public share and the one-third of one public warrant underlying the 10X II unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of 10X II Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including any redemption of the AFRAG PubCo Common Stock) with respect to any public shares and public warrants held through 10X II units (including alternative characterizations of 10X II units).

This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules with respect to the 10X II Securities;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

•        U.S. expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more (by vote or value) of public shares (except as specifically provided below);

•        the Sponsor or its affiliates, officers or directors;

•        persons that acquired their 10X II Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        persons that hold their 10X II Securities as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•        “controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds 10X II Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any 10X II Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication and the exercise of redemption rights with respect to their public shares.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

We have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION AND EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of a 10X II Security who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Tax Effects of the Domestication to U.S. Holders

Generally

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, 10X II will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will change its name to “African Agriculture Holdings Inc.” (the “Name Change”).

The Domestication will qualify as an F Reorganization. However, neither 10X II nor AFRAG has sought, nor do they intend to seek, any ruling from the IRS with respect to the qualification of the Domestication as an F Reorganization, and the closing of the Domestication or the Merger is not conditioned on the receipt of any ruling from the IRS or any opinion of counsel with respect to the qualification of the Domestication as an F Reorganization. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of 10X II Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of 10X II Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the sections entitled “— Effects of Section 367 to U.S. Holders of Public Shares” and “— PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if 10X II (i) transferred all of its assets and liabilities to AFRAG PubCo in exchange for all of the outstanding common stock and warrants of AFRAG PubCo; and (ii) then distributed the common stock and warrants of AFRAG PubCo to the holders of securities of 10X II in liquidation of 10X II. The taxable year of 10X II will be deemed to end on the date of the Domestication.

Subject to the discussion below under the section entitled “— PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of 10X II Securities generally would recognize gain or loss with respect to its 10X II Securities in an amount equal to the difference, if any, between the fair market value of the corresponding common stock and warrants of AFRAG PubCo received in the Domestication and the U.S. Holder’s adjusted tax basis in its 10X II Securities surrendered.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to public shares, U.S. Holders exercising such redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares in 10X II for shares of AFRAG PubCo Class A Common Stock and therefore will be subject to the potential tax consequences of the Domestication and also be subject to the tax consequences of the redemption. All U.S. Holders considering exercising redemption rights with respect to public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Following the Domestication, a U.S. Holder generally would be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid on the AFRAG PubCo Class A Common Stock and/or AFRAG PubCo Common Stock, as applicable, to the extent the distribution is paid out of AFRAG PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends received by a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for a dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends received by a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to U.S. federal income tax at preferential long-term capital gains rates. U.S. Holders are urged to consult with their tax advisors regarding this and any other tax considerations of owning stock and warrants of a U.S. corporation, i.e., AFRAG PubCo, rather than a non-U.S. corporation following the Domestication.

Neither the Name Change nor the automatic conversion of AFRAG PubCo Class A Common Stock to AFRAG PubCo Common Stock is expected to have any U.S. federal income tax consequences to U.S. Holders. The discussions below relating to AFRAG PubCo Class A Common Stock apply equally to AFRAG PubCo Common Stock to the extent relevant.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “— PFIC Considerations”:

(i)     the tax basis of a share of AFRAG PubCo Class A Common Stock or AFRAG PubCo warrant component received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the public share or public warrant component surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below); and

(ii)    the holding period for a share of AFRAG PubCo Class A Common Stock or a AFRAG PubCo warrant component received by a U.S. Holder will include such U.S. Holder’s holding period for the public share or public warrant component surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the common stock and warrants of AFRAG PubCo would be equal to the fair market value of such common stock and warrants of AFRAG PubCo on the date of the Domestication, and such U.S. Holder’s holding period for the such common stock and warrants of AFRAG PubCo would begin on the day following the date of the Domestication. Shareholders who hold different blocks of 10X II Securities (generally, shares of 10X II Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of 10X II Securities.

Effects of Section 367 to U.S. Holders of Public Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “— PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their public shares, U.S. Holders exercising such redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares in 10X II for shares of AFRAG PubCo Class A Common Stock and therefore subject to the potential tax consequences of Section 367 of the Code and the PFIC rules, as discussed below under the section entitled “— PFIC Considerations,” as a result of the Domestication.

U.S. Holders Who Own 10 Percent or More (By Vote or Value) of 10X II Stock

Subject to the discussion below under the section entitled “— PFIC Considerations,” a U.S. Holder who beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of 10X II stock entitled to vote or 10% or more of the total value of all classes of 10X II stock (a “10% U.S. Shareholder”) on the date of the Domestication generally must include in income as a deemed dividend paid by 10X II the “all earnings and profits amount” attributable to the public shares it owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of 10X II (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code). Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

10X II expects to have a deficit in earnings and profits on the date of the Domestication. If 10X II’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. However, it is possible that, notwithstanding 10X II’s expectations, the amount of 10X II’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend paid by 10X II under Treasury Regulations under Section 367 as a result of the Domestication. Therefore, there can be no assurance that 10X II will indeed have a deficit in earnings and profits on the date of the Domestication.

U.S. Holders Who Own Less Than 10% (By Vote or Value) of 10X II Stock

Subject to the discussion below under the section entitled “— PFIC Considerations,” a U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its public shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s public shares as described below.

Subject to the discussion below under the section entitled “— PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to AFRAG PubCo Class A Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such AFRAG PubCo Class A Common Stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of public shares (generally, public shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by 10X II the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)     a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)    a complete description of the Domestication;

(iii)   a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)   a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)    a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from 10X II establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified 10X II (or AFRAG PubCo) that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to 10X II or AFRAG PubCo no later than the date such tax return is filed. In connection with this election, 10X II may in its discretion provide each U.S. Holder eligible to make such an election with information regarding 10X II’s earnings and profits upon written request.

10X II expects to have a deficit in earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have any income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were ultimately determined that 10X II had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend paid by 10X II under applicable Treasury Regulations as a result of the Domestication.

A U.S. Holder who is not a 10% U.S. Shareholder on the date of the Domestication and whose public shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “— PFIC Considerations.”

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF THE DOMESTICATION INCLUDING THE MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS PUBLIC SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

Tax Consequences for U.S. Holders of Public Warrants

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described under the section entitled “— Effects of Section 367 to U.S. Holders of Public Shares — U.S. Holders Who Own 10 Percent or More (By Vote or Value) of 10X II Stock” above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below under the section entitled “— PFIC Considerations” relating to the PFIC rules, a U.S. Holder of public warrants generally should not be subject to U.S. federal income tax with respect to the exchange of their public warrants for AFRAG PubCo warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion under the section entitled “— Effects of Section 367 to U.S. Holders of Public Shares” above), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if 10X II is considered a PFIC.

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

PFIC Status of 10X II

Based upon the composition of its income and assets, and upon a review of its financial statements, 10X II believes it likely will not be eligible for the startup exception and therefore likely was a PFIC for its most recent taxable year ended on December 31, 2022 and for the taxable year which ends as a result of the Domestication. Due to the factual nature of the determination, no assurance can be given as to whether 10X II would be or would not be a PFIC for any taxable year.

Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (which, under proposed Treasury Regulations may include a U.S. person exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of public shares and public warrants as a result of the Domestication if:

(i)     10X II were classified as a PFIC at any time during such U.S. Holder’s holding period in such public share or public warrants; and

(ii)    the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such public shares or in which 10X II was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a MTM Election (as defined below) with respect to such public shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor a MTM Election can be made with respect to warrants of a PFIC, as further described below.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of 10X II. Under these rules:

•        the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Class A public shares or public warrants;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which 10X II was a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations discussed in the preceding paragraph applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by 10X II, the gain realized on the transfer is taxable under the rules described in the preceding paragraph, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “— Effects of Section 367 to U.S. Holders of Public Shares.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. If the proposed regulations under Section 1291(f) were finalized in the current form, U.S. Holders of public shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or a MTM Election (each as defined below) (a “Non-Electing Shareholder”) may be subject to taxation under the PFIC rules on the Domestication with respect to their public shares and public warrants in the manner set forth above.

The application of the PFIC rules to U.S. Holders of public warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a public warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that the QEF Election generally does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of public warrants for AFRAG PubCo warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of public shares or a U.S. Holder of public warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

As noted above, absent a QEF Election (or a QEF Election along with a purging election) or a MTM Election, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization if 10X II is considered a PFIC. If the Domestication fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or a MTM Election, a U.S. Holder’s gain, if any, would be taxed under the PFIC rules in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares will depend on whether the U.S. Holder has made a timely and effective election to treat 10X II as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which 10X II qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s public shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its public shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its public shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to 10X II is contingent upon, among other things, the provision by 10X II of a “PFIC Annual Information Statement” to such U.S. Holder. 10X II will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of public shares with respect to each taxable year for which 10X II determines it is or has been a PFIC. There is no assurance, however, that 10X II will timely provide such information. As discussed further above, a U.S. Holder may not be able to make a QEF Election with respect to public warrants under applicable final Treasury Regulations. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or a MTM Election (an “Electing Shareholder”) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367 to U.S. Holders of Public Shares” and subject to the discussion above under “— Tax Effects of the Domestication to U.S. Holders.” If an Electing Shareholder has made a QEF Election, it would instead include annually in gross income its pro rata share of the ordinary earnings and net capital gain of 10X II, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (a “MTM Election”). No assurance can be given that the public shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect to their public shares in connection with the Domestication or otherwise. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its public shares at the end of its taxable year over its adjusted basis in its public shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its public shares over the fair market value of its public shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its public shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its public shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares, including in connection with the Domestication. A MTM Election is not available with respect to warrants, including the warrants of 10X II.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S.

HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Tax Effects to U.S. Holders of Exercising Redemption Rights

Generally

The U.S. federal income tax consequences to a U.S. Holder of public shares (which will be exchanged for AFRAG PubCo Class A Common Stock in the Domestication) that exercises its redemption rights with respect to its public shares to receive cash in exchange for all or a portion of its AFRAG PubCo Common Stock they are entitled to receive will depend on whether the redemption qualifies as a sale of shares of AFRAG PubCo Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of AFRAG PubCo Common Stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “— Taxation of Redemption Treated as a Sale of AFRAG PubCo Common Stock.” If the redemption does not qualify as a sale of shares of AFRAG PubCo Common Stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “— Taxation of Redemption Treated as a Distribution.”

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares in 10X II for shares of AFRAG PubCo Class A Common Stock and therefore subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (discussed further above) and then to the tax consequences of the redemption discussed below.

Whether a redemption of shares of AFRAG PubCo Common Stock qualifies for sale treatment will depend largely on the total number of shares of AFRAG PubCo treated as held by the redeemed U.S. Holder before and after the redemption (including any stock constructively owned by the U.S. Holder as a result of owning AFRAG PubCo warrants and any AFRAG PubCo stock that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of the AFRAG PubCo stock outstanding both before and after the redemption. The redemption of AFRAG PubCo Common Stock generally will be treated as a sale of AFRAG PubCo Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in AFRAG PubCo or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of AFRAG PubCo stock actually owned by the U.S. Holder, but also shares of AFRAG PubCo stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include AFRAG PubCo Common Stock which could be acquired pursuant to the exercise of AFRAG PubCo warrants. Moreover, any AFRAG PubCo stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of AFRAG PubCo’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares of AFRAG PubCo Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of AFRAG PubCo’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of AFRAG PubCo Common Stock and the AFRAG PubCo stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of AFRAG PubCo stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of AFRAG PubCo stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of AFRAG PubCo stock (including any stock constructively owned by the U.S. Holder as a result of owning AFRAG PubCo warrants). The redemption of AFRAG PubCo Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in AFRAG PubCo. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in AFRAG PubCo will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of AFRAG PubCo Common Stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “— Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed AFRAG PubCo Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining AFRAG PubCo stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its AFRAG PubCo warrants or possibly in other AFRAG PubCo stock constructively owned by it.

Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares of AFRAG PubCo Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from AFRAG PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of AFRAG PubCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of AFRAG PubCo Common Stock on a per-share basis. Any remaining excess will be treated as gain realized on the sale of AFRAG PubCo Common Stock and will be treated as described below under the section entitled “— Taxation of Redemption Treated as a Sale of AFRAG PubCo Common Stock.”

Taxation of Redemption Treated as a Sale of AFRAG PubCo Common Stock

If the redemption of a U.S. Holder’s shares of AFRAG PubCo Common Stock is treated as a sale, as discussed above under the section entitled “— Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of AFRAG PubCo Common Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the AFRAG PubCo Common Stock so disposed of exceeds one year. The holding period for the AFRAG PubCo Common Stock should include the holding period for the corresponding public shares if the Domestication qualifies as an F Reorganization. See above “— Basis and Holding Period Considerations.” Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. However, it is unclear whether the redemption rights included in the public shares suspends the running of the holding period while the U.S. Holder holds such public shares.

U.S. Holders who hold different blocks of AFRAG PubCo Common Stock (including as a result of holding different blocks of public shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR AFRAG PUBCO COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Information Reporting and Backup Withholding

Payments of cash to a U.S. Holder as a result of the redemption of AFRAG PubCo Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

NON-U.S. HOLDERS

As used herein, a “Non-U.S. Holder” is a beneficial owner of a 10X II Security who or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. Holder.

Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of 10X II Securities. In addition, neither the Name Change nor the automatic conversion of AFRAG PubCo Class A Common Stock to AFRAG PubCo Common Stock is expected to have any U.S. federal income tax consequences to Non-U.S. Holders.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of AFRAG PubCo Common Stock and AFRAG PubCo warrants by a Non-U.S. Holder after the Business Combination.

Distributions on AFRAG PubCo Stock and AFRAG PubCo Warrants

In general, any distributions (including constructive distributions, but not including certain distributions of AFRAG PubCo Common Stock or rights to acquire AFRAG PubCo Common Stock) made to a Non-U.S. Holder of shares of AFRAG PubCo Common Stock or AFRAG PubCo warrants, to the extent paid out of AFRAG PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute U.S. source dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, AFRAG PubCo will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on IRS Form W-8BEN or W-8BEN-E). In particular, holders of AFRAG PubCo warrants could be treated as receiving constructive distributions that constitute dividends for U.S. federal income tax purposes as a result of an adjustment to the number of shares of AFRAG PubCo Common Stock for which the AFRAG PubCo warrants may be exercised in certain events.

In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of AFRAG PubCo Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the AFRAG PubCo Common Stock, which will be treated as described under “— Sale, Taxable Exchange or Other Taxable Disposition of AFRAG PubCo Common Stock and AFRAG PubCo Warrants” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a completed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Sale, Taxable Exchange or Other Taxable Disposition of AFRAG PubCo Common Stock and AFRAG PubCo Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding of U.S. federal income tax) in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its AFRAG PubCo Common Stock or AFRAG PubCo warrants (including an expiration or redemption of the AFRAG PubCo warrants, or a redemption of AFRAG PubCo Common Stock that is treated as a sale or exchange as described under “— Tax Effects to Non-U.S. Holders of Exercising Redemption Rights”), unless:

(i)     the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

(ii)    such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; and

(iii)   AFRAG PubCo is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale or other exchange or the period that the Non-U.S. Holder held AFRAG PubCo Common Stock or AFRAG PubCo warrants and, in the case where the class of AFRAG PubCo Common Stock or AFRAG PubCo warrants are considered to be regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than five percent (5%) of that class of AFRAG PubCo Common Stock or AFRAG PubCo warrants, as applicable, (or, if AFRAG PubCo’s warrants are not regularly traded on an established securities market but AFRAG PubCo Common Stock is so traded, such warrants with a fair market value more than five percent (5%) of AFRAG PubCo Common Stock) at any time within the shorter of the five-year period ending on the date of the sale or other disposition or such Non-U.S. Holder’s holding period for the shares of AFRAG PubCo Common Stock or AFRAG PubCo warrants.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, U.S. federal withholding at a rate of fifteen percent (15%) of the amount realized upon such sale or other exchange may apply, unless shares of AFRAG PubCo Common Stock or AFRAG PubCo warrants, as applicable, are considered regularly traded on an established securities market. Whether AFRAG PubCo is a “United States real property holding corporation” is fact specific and depends on the composition of its assets. 10X II does not expect that AFRAG PubCo would be a “United States real property holding corporation” immediately after the Business Combination is completed and/or for future years. Due to the factual nature of the determination, no assurance can be provided as to whether AFRAG PubCo would be or would not be treated as a “United States real property holding corporation” in any future year.

NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE POSSIBILITY OF AFRAG PUBCO’S STATUS AS UNITED STATES REAL PROPERTY HOLDING CORPORATION.

Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of public shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its AFRAG PubCo Common Stock (automatically converted upon the closing of the Business Combination from AFRAG PubCo Class A Common stock they received in the Domestication) will depend on whether the redemption qualifies as a sale of the AFRAG PubCo Common Stock redeemed, as described above under “U.S. Holders — Tax Effects to U.S. Holders of Exercising Redemption Rights — Generally.” If such a redemption qualifies as a sale of AFRAG PubCo Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described above under “— Sale, Taxable Exchange or Other Taxable Disposition of AFRAG PubCo Common Stock and AFRAG PubCo Warrants.” If such a redemption does not qualify as a sale of AFRAG PubCo Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “— Distributions on AFRAG PubCo Stock and AFRAG PubCo Warrants.”

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. In addition, as the redemption will take place after the Domestication, any dividend resulting from the redemption will be treated as U.S. source. Therefore, the applicable withholding agent may withhold U.S. withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s AFRAG PubCo Common Stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 of the Code tests described above under the section entitled “U.S. Holders — Tax Effects to U.S. Holders of Exercising Redemption Rights — Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of AFRAG PubCo Common Stock and AFRAG PubCo warrants. A Non-U.S. Holder may have to comply with certification procedures to avoid such information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends) on AFRAG PubCo Common Stock and AFRAG PubCo warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of AFRAG PubCo Common Stock and AFRAG PubCo warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the financial information of 10X II and AFRAG adjusted to give effect to the Business Combination and other transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The historical financial information of 10X II was derived from the unaudited financial statements of 10XII as of and for the six months ended June 30, 2023 and the audited financial statements of 10X II as of and for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus. The historical financial information of AFRAG was derived from the unaudited financial statements of AFRAG as of and for the six months ended June 30, 2023 and the audited consolidated financial statements of AFRAG as of and for the year ended December 31, 2022 included elsewhere in this proxy statement/prospectus. This information should be read together with 10X II’s and AFRAG’s audited financial statements and related notes, the sections entitled “10X II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “AFRAG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, 10X II, who is the legal acquirer, will be treated as the “acquired” company for accounting purposes and AFRAG will be treated as the accounting acquirer. AFRAG has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under the redemption scenarios:

•        AFRAG’s existing stockholders will have between 80.6% and 83.8% of the voting interest of AFRAG PubCo under the scenarios presented;

•        AFRAG’s senior management will comprise the senior management of AFRAG PubCo;

•        the directors nominated by AFRAG will represent the majority of the board of directors of AFRAG PubCo;

•        AFRAG is the larger entity, in terms of substantive operations and employee base;

•        the executive officers of AFRAG will become the initial executive officers of AFRAG PubCo; and

•        AFRAG’s operations will comprise the ongoing operations of AFRAG PubCo.,

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which AFRAG is issuing stock for the net assets of 10X II. The net assets of 10X II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of AFRAG.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 assumes that the Business Combination occurred on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 give pro forma effect to the Business Combination as if it had occurred on January 1, 2022, the earliest date presented. 10X II and AFRAG have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination actually been completed on the assumed dates or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

General Description of the Business Combination Agreement

On November 2, 2022, 10X II entered into an Agreement and Plan of Merger (the “AA Merger Agreement”) with 10X AA Merger Sub, Inc., a Delaware corporation and the wholly-owned subsidiary of 10X II (the “AA Merger Sub”) and African Agriculture, Inc., a Delaware corporation (“AFRAG”). Pursuant to the AA Merger Agreement, 10X II will, subject to obtaining the required shareholder approvals and at least one day prior to the Effective Time (as defined below), change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). Following the Domestication, AA Merger Sub will merge with and into AFRAG (the “Merger”), with AFRAG surviving the Merger as 10X II’s wholly-owned subsidiary. In connection with the Domestication, 10X II will change its name to “African Agriculture Holdings Inc.”. The Domestication, the Merger and the other transactions contemplated by the AA Merger Agreement are hereinafter referred to as the “Business Combination.” The Business Combination will be accounted for as a reverse recapitalization.

Merger Consideration

In accordance with the terms and subject to the conditions of the AA Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock of AFRAG issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable common stock of African Agriculture Holdings Inc. (“AFRAG PubCo Common Stock”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the sum of (1) $450,000,000 and (2) the aggregate amount of any Company Pre-Closing Financing (as defined in the Merger Agreement) by (ii) ten dollars ($10.00) by (y) the sum, without duplication, of the aggregate number of shares of AFRAG common stock that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon the exercise or settlement of options or restricted stock units of AFRAG (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, or (iii) issuable upon conversion of any AFRAG convertible note issued prior to the date of the AA Merger Agreement and outstanding at the Effective Time.

The Non-Redemption Agreements

Concurrently with the execution of the Merger Agreement, certain of the 10X II’s IPO anchor investors (the “Anchor Investors”) and certain other shareholders of 10X II each entered into a non-redemption agreement (the “Non-Redemption Agreements”) with 10X II and the Sponsor.

Pursuant to the Non-Redemption Agreements, such Anchor Investors and certain other shareholders of 10X II agreed to vote certain public shares then owned or thereafter acquired (the “Subject 10X II Equity Securities”), representing 3,355,743 of 10X II Class A ordinary shares in the aggregate, in favor of the proposal to amend the 10X II’s amended and restated memorandum and articles of association to extend the time that 10X II is permitted to close an initial business combination and not redeem the Subject 10X II Equity Securities in connection with such proposal. In connection with these commitments from the Anchor Investors and certain other shareholders of 10X II, the Sponsor agreed to transfer to each Anchor Investor and those certain shareholders an amount of its Class B ordinary shares following the closing of the Merger.

As the shares transferred from the Sponsor to the shareholders subject to the non-redemption agreement represent a benefit to the Company, the unaudited condensed pro forma combined financial information include an adjustment for the estimated fair value of the transferred shares (see Footnote 2 (cc)).

The Standby Equity Purchase Agreement

Concurrently with the execution of the AA Merger Agreement, 10X II entered into a Standby Equity Purchase Agreement (“SEPA”) with YA II PN, Ltd. (“Yorkville”) pursuant to which, subject to the consummation of the Business Combination, AFRAG PubCo has the option, but not the obligation, to issue, and Yorkville shall subscribe for, an aggregate amount of up to $100.0 million of AFRAG PubCo Common Stock at the time of AFRAG PubCo’s choosing during the term of the SEPA, subject to certain limitations, including caps on issuance and subscriptions based on trading volumes. Each advance under the SEPA (an “Advance”) may be for an aggregate amount of AFRAG PubCo Common Stock purchased at 96% of the Market Price during a one-day pricing period or 97% of the Market Price during a three-day pricing period elected by AFRAG PubCo. The “Market Price” is defined in the SEPA as the VWAP (as defined below) during the trading day, in the case of a one-day pricing period, or the lowest daily VWAP of the three consecutive trading days, in the case of a three-day pricing period, commencing on the trading day on which AFRAG PubCo submits an Advance notice to Yorkville. “VWAP” means, for any trading day, the daily volume weighted average price of AFRAG PubCo Common Stock for such date on Nasdaq as reported by Bloomberg L.P. during regular trading hours or such other period in the case of a one-day trading period. The SEPA will continue for a term of three years commencing from the sixth trading day following the closing of the Business Combination (the “SEPA Effective Date”).

Pursuant to the SEPA, AFRAG PubCo will pay to Yorkville a commitment fee of $1.0 million, which is to be paid on the SEPA Effective Date. AFRAG PubCo can elect to pay the commitment fee by issuing AFRAG PubCo Common Stock to Yorkville in an amount equal to the commitment fee divided by the average daily VWAP for the five consecutive trading days prior to the SEPA Effective Date.

The SEPA is intended to provide 10X and AFRAG PubCo with additional financing flexibility. The SEPA will also help ensure that 10X II has sufficient cash to meet the minimum cash condition set forth in the AA Merger Agreement and generally facilitate the consummation of the Business Combination. In addition, purchases pursuant to the SEPA may be used to ameliorate cash constraints on AFRAG PubCo due to the Forward Purchase Agreement (as defined below) as well as to limit the reduction in the amount of shares outstanding due to the Forward Purchase Agreement.

The Forward Purchase Agreement

Simultaneously with the execution of the Merger Agreement, 10X II and AFRAG entered into an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with Vellar Opportunity Fund SPV LLC — Series 8 (“Vellar”), a client of Cohen & Company Financial Management, LLC (“Cohen”). Pursuant to the Forward Purchase Agreement, Vellar intends, but is not obligated, to purchase through a broker in the open market 10X II’s Class A ordinary shares, including from public shareholders who elect to redeem their shares (such purchased shares, the “Recycled Shares”) in connection with the extraordinary general meeting to vote to approve the Business Combination, after the redemption deadline set forth in this proxy statement/prospectus and prior to the extraordinary general meeting to vote to approve the Business Combination. Vellar may also purchase additional Shares in an issuance from 10X II (such Shares, the “Additional shares” and, together with the Recycled Shares, the “Subject Shares”). Pursuant to the Forward Purchase Agreement, Vellar may purchase up to 4,000,000 Shares, subject to automatic reduction to equal the amount of Class A ordinary shares outstanding as of the redemption deadline and subject to increase to up to 10,000,000 Shares upon mutual agreement of 10X II and Vellar (the “Maximum Number of Shares”). Vellar has agreed to waive any redemption rights with respect to any Subject Shares in connection with the Business Combination.

The Forward Purchase Agreement provides that on the earlier of (i) one business day after the closing of the Business Combination and (ii) the date any assets from the trust account are disbursed in connection with the Business Combination (the “Prepayment Date”), 10X II will pay to Vellar, out of funds held in its trust account, an amount (the “Prepayment Amount”) equal to (x) the price per-share paid to public shareholders who elect to redeem their shares in connection with the extraordinary general meeting (the “Initial Price”) multiplied by (y) the number of Recycled Shares on the Prepayment Date. On the Prepayment Date, 10X II shall also pay to Vellar an amount equal to the product of (x) the greater of (a) 5% of the Maximum Number of Shares and (b) 200,000 and (y) the Initial Price (the “Share Consideration”), and Vellar shall use such Share Consideration to purchase shares of AFRAG PubCo (the “Share Consideration Shares”). 10X II shall also reimburse Vellar up to $0.05 per Share for expenses actually incurred in connection with Vellar’s acquisition of the Shares. Any cash liquidity benefit provided by the Forward Purchase Agreement related to mitigating redemption withdrawals from the Trust Account prior to the Business Combination will be short lived because 10X II will be required to pay the Prepayment Amount no later than one business day after the Closing. To reflect this, all of the pro forma scenarios presented herein that include redemptions will either include a reduction in cash due to the redemptions (Scenarios 2 and 3) or will include a reduction in cash due to the payment of the Prepayment Amount to Vellar (Scenarios 2a and 3a) (see — Note 2(H)).

No later than two days prior to the Prepayment Date,10X II may request that Vellar provide it an amount in cash of up to 10% of the product of (a) all shares purchased by Vellar pursuant to the Forward Purchase Agreement and (b) the Initial Price (the “Prepayment Shortfall”) and Vellar shall pay the Prepayment Shortfall either (i) on the Prepayment Date, in which case such amount shall be deducted from the Prepayment Amount, or (ii) if Vellar submits a request prior to the Prepayment Date to register the resale of the shares it holds, one business day following the effective date of the resale registration statement. If 10X II elects to receive the Prepayment Shortfall the Share Consideration shall be increased to the product of (x) the greater of (a) 10% of the Maximum Number of Shares and (b) 400,000 and (y) the Initial Price.

From time to time following the Closing, Vellar, in its discretion,

•        may declare an early termination (an “Optional Early Termination”) of the Forward Purchase Agreement with regard to all or a portion of the Subject Shares (such shares “Terminated Shares”) and remit to AFRAG PubCo an amount equal to the number of Terminated Shares multiplied by a price (the “Reset Price”) that adjusts on the first scheduled trading day of each month to be the lowest of (a) the then-current Reset Price, (b) $10.00 and (c) the VWAP for the last ten trading days of the prior month, but in no case less than $6.00; and

•        may sell the Subject Shares, at any time and at any sales price, and, by notice to us, apply the proceeds of such sales to offset the Prepayment Shortfall, until such time as the Prepayment Shortfall has been fully repaid, to the extent 10X II elects to receive the Prepayment Shortfall;

provided, that Vellar may not declare an Optional Early Termination in respect of any Subject Shares sold to repay the Prepayment Shortfall. Vellar does not pay the Company the Reset Price for any Share Consideration Shares it subsequently sells. In addition, Vellar would not declare an Optional Early Termination in respect of Share Consideration Shares, nor would it make payments to AFRAG PubCo in respect of any Share Consideration Shares it subsequently sells. Vellar may, in its discretion, declare an Optional Early Termination as early as the day after the Closing and sell its shares at such time, which would provide cash to AFRAG PubCo in an amount equal to the number of Terminated Shares multiplied by the Reset Price.

To the extent AFRAG PubCo, following the closing of the Business Combination, sells, enters into any agreement to sell or grants any right to reprice, or otherwise dispose of or issues any Shares or any securities of AFRAG PubCo or any of its subsidiaries which would entitle the holder thereof to acquire at any time Shares at an effective price per Share less than the then existing Reset Price then the Reset Price shall be modified to equal such reduced price.

The Forward Purchase Agreement matures on the earlier to occur of (a) three years after the closing of the Business Combination Agreement and (b) the date specified by Vellar in a written notice delivered at Vellar’s discretion if either (i) the VWAP of the shares during 20 out of 30 consecutive trading days is less than $3.00 per share, (ii) we fail to register the Backstop Shares as required by the Backstop Agreement, or (iii) the shares cease to be listed on a national securities exchange (such date, the “Maturity Date”).

Upon the occurrence of the Maturity Date, AFRAG PubCo is obligated to pay to Vellar an amount equal to the product of (a) (x) the Maximum Number of Shares, less (y) the number of Terminated Shares, multiplied by (b) $2.00 (the “Maturity Consideration”) payable in cash or in shares at the option of AFRAG PubCo. On the Maturity Date, Vellar shall return to AFRAG PubCo the Maximum Number of Shares less the Terminated Shares held by Vellar. In the event that the Maturity Shares are not (i) (a) registered for resale under an effective registration statement or (b) eligible to be transferred by Vellar without any restrictions and (ii) bear a restrictive legend (collectively, the “Share Conditions”), Vellar would be entitled to receive such number of shares equal to 225% of the Maturity Shares (the “Penalty Shares”); provided that if the Share Conditions are satisfied within 120 days of the Maturity Date, Vellar shall return to us the number of Penalty Shares that are valued in excess of the Maturity Consideration based on the 10-day VWAP ending on such date that the Maturity Shares satisfied the Share Conditions. At Vellar’s option, we will pay the Maturity Consideration on a net basis such that Vellar retains a number of shares due to us upon the Maturity Date equal to the number of Maturity Shares payable to Vellar, only to the extent the number of shares due to us is at least equal to the number of Maturity Shares payable to Vellar, with any remaining Maturity Consideration to be paid in newly issued shares. The Maturity Date may be accelerated upon occurrences described in the Forward Purchase Agreement.

10X II has agreed to file, upon the request of Vellar, a registration statement with the SEC registering the resale of the Subject Shares and the Share Consideration Shares under the Securities Act of 1933, as amended, within 30 days following such request. Entities and funds managed by Cohen own equity interests in the Sponsor.

A break-up fee equal to $500,000 shall be payable, jointly and severally, by 10X II and AFRAG to Vellar in the event the Forward Purchase Agreement is terminated by either 10X II or AFRAG, subject to certain exceptions. 10X II and AFRAG may terminate the Forward Purchase Agreement, without penalty, if the number of shares tendered by public shareholders for redemption in connection with the shareholder vote to approve the Business Combination represent less than 75% of the total outstanding Class A ordinary shares subject to redemption. The Forward Purchase Agreement contains additional representations, warranties, indemnities, agreements and termination rights of the parties thereto.

The Forward Purchase Agreement is intended to reduce redemption-related risks and generally facilitate the consummation of the Business Combination. However, if Vellar purchases any shares pursuant to the Forward Purchase Agreement, immediately following the closing of the Business Combination, AFRAG PubCo will need to pay to Vellar the Prepayment Amount and the Share Consideration, and, as a result, AFRAG PubCo’s cash reserves would be reduced significantly. 10X II may benefit from the transactions contemplated by the Forward Purchase Agreement in the short-term but the Forward Purchase Agreement may impose cash constraints on AFRAG PubCo and significantly reduce the amount of shares outstanding in the long-term. If the conditions for the funding of the Forward Purchase Agreement are not satisfied, or if Vellar is unable to provide the funding pursuant to the Forward Purchase Agreement or is otherwise in breach of the Forward Purchase Agreement, then it is possible that the Business Combination may not be consummated. In addition, purchases pursuant to the Forward Purchase Agreement may reduce the public “float” of AFRAG PubCo Common Stock and the number of beneficial holders of AFRAG PubCo’s securities, possibly making it difficult to obtain or maintain the quotation, listing or trading of AFRAG PubCo’s securities on a national securities exchange.

Assuming Vellar purchases the maximum shares, and does not sell such shares prior to the Maturity Date, the Maturity Consideration would be equal to $2.1 million and $4.2 million under the 50% and 100% redemption scenarios, respectively. For illustrative purposes, assuming 1,000,000 shares are tendered for redemption by the public shareholders, the Forward Purchase Agreement would work as follows:

	No shares purchased under the Forward Purchase Agreement	FPA Scenario 1(1)		FPA Scenario 2(2)		FPA Scenario 3(3)		FPA Scenario 4(4)
Number of shares initially tendered for redemption	1,000,000	1,000,000		1,000,000		1,000,000		1,000,000
Number of shares actually tendered for redemption	1,000,000	—		—		—		—
Cash paid by Company to redeeming public shareholders(5)	$10,470,000	—		—		—		—
Prepayment Shortfall	N/A	No		Yes		No		Yes
Prepayment Amount(6)	N/A	$10,470,000		$9,423,000		$10,470,000		$9,423,000
Share Consideration	N/A	200,000	(7)	400,000	(8)	200,000	(7)	400,000	(8)
Terminated Shares	N/A	500,000		395,300	(9)	—		—
Cash paid by Vellar to AFRAG PubCo for Terminated Shares	N/A	$3,000,000	(10)	$2,371,800	(10)	—		—
Maturity Consideration(11)	N/A	$1,000,000		$1,000,000		$2,000,000		$2,000,000
Shares to be returned to AFRAG PubCo on the Maturity Date	N/A	500,000		500,000		1,000,000		1,000,000

____________

(1)      FPA Scenario 1 assumes that (i) all available shares tendered for redemption by the public shareholders are purchased under the Forward Purchase Agreement, (ii) no Prepayment Shortfall and (iii) 500,000 shares purchased by Vellar under the Forward Purchase Agreement are held by Vellar at the Maturity Date.

(2)      FPA Scenario 2 assumes that (i) all available shares tendered for redemption by the public shareholders are purchased under the Forward Purchase Agreement, (ii) the Company elects to receive the Prepayment Shortfall and (iii) 500,000 shares purchased by Vellar under the Forward Purchase Agreement are held by Vellar at the Maturity Date.

(3)      FPA Scenario 3 assumes that (i) all available shares tendered for redemption by the public shareholders are purchased under the Forward Purchase Agreement, (ii) no Prepayment Shortfall and (iii) 1,000,000 shares purchased by Vellar under the Forward Purchase Agreement are held by Vellar at the Maturity Date.

(4)      FPA Scenario 4 assumes that (i) all available shares tendered for redemption by the public shareholders are purchased under the Forward Purchase Agreement, (ii) the Company elects to receive the Prepayment Shortfall and (iii) 1,000,000 shares purchased by Vellar under the Forward Purchase Agreement are held by Vellar at the Maturity Date.

(5)      Assumes a $10.47 per share redemption price. Does not reflect any payments made by Vellar to those public shareholders who tendered their shares for redemption.

(6)      Assumes the price per share paid by Vellar to those shareholders who initially elected to redeem their shares is $10.47 per share.

(7)      Assumes (1) the greater of (a) 5% of the Maximum Number of Shares and (b) 200,000 is 200,000, and (2) an Initial Price of $10.47. The table reflects the number of shares of AFRAG PubCo Common Stock to be transferred to Vellar assuming a a price per share of $10.47.

(8)      Assumes (1) the greater of (a) 10% of the Maximum Number of Shares and (b) 400,000 is 400,000, and (2) an Initial Price of $10.47. The table reflects the number of shares of AFRAG PubCo Common Stock to be transferred to Vellar assuming a a price per share of $10.47.

(9)      Assumes (i) 104,700 shares of AFRAG PubCo Common Stock were sold by Vellar prior to the Maturity Date and were used by Vellar to repay the Prepayment Shortfall and therefore would not constitute Terminated Shares for the purposes of requiring Vellar to pay AFRAG PubCo the Reset Price on each of the 104,700 shares sold and (ii) each of the 104,700 shares were sold by Vellar for $10.00 per share.

(10)    Assumes a Reset Price of $6.00 per share

(11)    Assumes the Maturity Consideration is paid in cash.

The Business Combination

10X Capital Venture Acquisition Corp. II., a Cayman Islands exempted company (“10X”), is a blank check company formed on February 10, 2021, under the Cayman Islands Companies Act (As Revised). AFRAG is developing commercial farming in northern Senegal focusing on the production and sale of alfalfa for cattle feed and nutrition purposes.

On November 2, 2022, 10X II entered into an agreement and plan of merger, by and among 10X II, Merger Sub, and AFRAG, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of January 3, 2023 (as further amended from time to time the “Merger Agreement”).

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, Merger Sub will merge with and into AFRAG, with AFRAG surviving the merger as a wholly owned subsidiary AFRAG PubCo.

At least one day prior to the Merger, subject to satisfaction or waiver of the conditions of the Merger Agreement, 10X II will migrate and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL, as amended, and the Cayman Islands Companies Act (As Revised) (the “Domestication”). In connection with the Domestication, 10X II will change its name to “African Agriculture Holdings Inc.” (“AFRAG PubCo”).

Under the Merger Agreement, the AFRAG stockholders and option holders will receive an aggregate of 45,000,000 shares of AFRAG PubCo Common Stock in exchange for the acquisition of all of AFRAG’s outstanding equity interests.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Class A ordinary shares:

•        Assuming No Additional Redemptions (Scenario 1):    This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares.

•        Assuming 50% Redemptions and no shares are purchased under the Forward Purchase Agreement (Scenario 2):    This presentation assumes that 1,059,777 public shares are redeemed for aggregate redemption payments of $11.1 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023 and there are no shares purchased under the Forward Purchase Agreement.

•        Assuming 50% Redemptions and all redemption shares are purchased under the Forward Purchase Agreement (Scenario 2a):    This presentation assumes that 1,059,777 public shares are presented for redemption and then purchased by Vellar under the Forward Purchase Agreement prior to being redeemed for aggregate payments of $11.1 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023.

•        Assuming Maximum Redemptions and no shares are purchased under the Forward Purchase Agreement (Scenario 3):    This presentation assumes that all 2,119,553 public shares are redeemed for aggregate redemption payments of $22.2 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023 and there are no shares purchased under the Forward Purchase Agreement.

•        Assuming Maximum Redemptions and all redemption shares are purchased under the Forward Purchase Agreement (Scenario 3a):    This presentation assumes that 2,119,553 public shares are presented for redemption and then purchased by Vellar under the Forward Purchase Agreement prior to being redeemed for aggregate payments of $22.2 million assuming a $10.47 per share redemption price and based on funds in the Trust Account as of June 30, 2023.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

There can be no assurance regarding which scenario will be closest to the actual results.

	Scenario 1		Scenario 2		Scenario 2a		Scenario 3		Scenario 3a
	Shares		Shares		Shares		Shares		Shares
10X II public stockholders(e)	2,119,553	3.4%	1,059,777	1.7%	1,059,777	1.7%	—	0.0%	—	0.0%
Cantor(c)	200,000	0.3%	200,000	0.3%	200,000	0.3%	200,000	0.3%	200,000	0.3%
Sponsor(a)	5,787,328	9.2%	5,787,328	9.4%	5,787,328	9.2%	5,787,328	9.6%	5,787,328	9.2%
Anchor Investors and other Class B stockholders(b)	1,334,339	2.1%	1,334,339	2.2%	1,334,339	2.1%	1,334,339	2.2%	1,334,339	2.1%
AFRAG stockholders(f)	45,000,000	71.7%	45,000,000	72.9%	45,000,000	71.7%	45,000,000	74.2%	45,000,000	71.7%
Vellar Opportunity Fund SPV LLC	200,000	0.3%	200,000	0.3%	1,259,777	2.0%	200,000	0.3%	2,319,553	3.7%
Yorkville(d)	100,000	0.2%	100,000	0.2%	100,000	0.2%	100,000	0.2%	100,000	0.2%
Sponsor shares due from AFRAG note(g)	1,107,716	1.8%	1,107,716	1.8%	1,107,716	1.8%	1,107,716	1.8%	1,107,716	1.8%
Private placement warrants	218,333	0.3%	218,333	0.4%	218,333	0.3%	218,333	0.4%	218,333	0.3%
Public warrants	6,666,575	10.6%	6,666,575	10.8%	6,666,575	10.6%	6,666,575	11.0%	6,666,575	10.6%
Total	62,733,844	100.0%	61,674,068	100.0%	62,733,844	100.0%	60,614,291	100.0%	62,733,844	100.0%

____________

(a)      The Sponsor owns 455,000 private placement units. Each private placement unit consists of one private placement share and one-third of one private placement warrant. The Sponsor owns 4,332,328 Class B ordinary shares. Pursuant to the certain non-redemption agreements entered into by and among 10X II, the Sponsor, the Anchor Investors and certain other shareholders of 10X II, the Sponsor agreed to transfer an aggregate of 794,088 of its Class B ordinary shares in connection with the First Extension Meeting and up to 564,530 of its Class B ordinary shares in connection with the Second Extension Meeting, in each case, to the Anchor Investors and those certain shareholders of 10X II following the approval of the Business Combination at the extraordinary general meeting of shareholders.

(b)      The Anchor Investors, in the aggregate, own 1,334,339 Class B ordinary shares as of the date of this proxy statement/prospectus. Pursuant to the several Non-Redemption Agreements entered into by and among 10X II, the Sponsor, the Anchor Investors and certain other shareholders of 10X II, the Sponsor has agreed to transfer an aggregate of 794,088 Class B ordinary shares in connection with the First Extension Meeting and up to 564,530 of its Class B ordinary shares in connection with the Second Extension Meeting, in each case, to the Anchor Investors and those certain shareholders following the approval of the Business Combination at the extraordinary general meeting of shareholders. As of the date hereof, 313,628 Class B ordinary shares are due to be transferred from Sponsor to the Anchor Investors and those certain shareholders in connection with the Second Extension Meeting.

(c)      Cantor Fitzgerald & Co. owns 200,000 private placement units. Each private placement unit consists of one private placement share and one-third of one private placement warrant.

(d)      Pursuant to the SEPA, AFRAG PubCo will pay to Yorkville a commitment fee of $1.0 million, which is to be paid on the SEPA Effective Date. AFRAG PubCo can elect to pay the commitment fee by issuing AFRAG PubCo Common Stock in an amount equal to the commitment fee divided by the average daily VWAP for the five consecutive trading days prior to the SEPA Effective Date.

(e)      Includes Class A ordinary shares owned by the Anchor Investors.

(f)      Includes shares issued to existing holders of RSUs.

(g)      Pursuant to a promissory note entered into by and between AFRAG and Sponsor, AFRAG agreed, among other things, to reimburse Sponsor on a one for one basis for the Class B ordinary shares to be transferred by Sponsor in connection with the First Extension Meeting and Second Extension Meeting in the form of newly-issued shares of AFRAG PubCo Common Stock in connection with the Closing. Up to 1,358,618 shares of AFRAG PubCo Common Stock may be issued by AFRAG PubCo to Sponsor pursuant to the promissory note, of which 1,107,716 shares have accrued as of the date hereof.

The Business Combination Agreement includes one condition to the Closing that is directly impacted by the redemption scenarios set forth above: 10X II must have cash and cash commitments, including funds remaining in the Trust Account (after giving effect to the completion and payment of any redemptions) of $10,000,000 at the Closing. The table below includes the computations:

	Scenarios (in thousands)
	1	2	2a	3	3a
Cash on pro forma balance	$12,648	$1,171	$1,171	$—	$—
Cash commitment under Yorkville SEPA	100,000	100,000	100,000	100,000	100,000
Cash and cash commitments	112,648	101,171	101,171	100,000	100,000
Cash and cash commitments greater than $10,000,000	YES	YES	YES	YES	YES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2023
(in thousands)

	AFRAG (Historical)	10X II (Historical)	Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming 50% Redemptions into Cash			Scenario 2a Assuming 50% Redemptions into Cash			Scenario 3 Assuming 100% Redemptions into Cash			Scenario 3a Assuming 100% Redemptions into Cash
			Pro Forma			Shares not purchased under Forward Purchase Agreement			Shares purchased under Forward Purchase Agreement			Shares not purchased under Forward Purchase Agreement			Shares purchased under Forward Purchase Agreement
						Pro Forma			Pro Forma			Pro Forma			Pro Forma
			Adjustments		Balance Sheet	Adjustments		Balance Sheet	Adjustments		Balance Sheet	Adjustments		Balance Sheet	Adjustments		Balance Sheet
Current assets:
Cash and cash equivalents	$4	12	$22,182	A	$12,262	(11,091)	H (i)	1,171	(11,091)	H (ii)	1,171	(22,182)	H (iii)	—	(22,182)	H (iv)	—
			(7,000)	B								9,920	E		9,920	E
			(2,300)	C
			(636)	F
Accounts receivable	89				89			89			89			89			89
Other receivables	37				37			37			37			37			37
Inventory	266				266			266			266			266			266
Prepaid expenses and other current assets	952	92			1,044			1,044			1,044			1,044			1,044
Total current assets	1,348	104	12,246		13,698	(11,091)		2,607	(11,091)		2,607	(12,262)		1,436	(12,262)		1,436

Non-current assets:
Long term inventory	169				169			169			169			169			169
Cash and marketable securities held in Trust Account		22,182	(22,182)	A	—			—			—			—			—
Intangibles, net	4,486				4,486			4,486			4,486			4,486			4,486
Operating lease right-of-use asset	2,309				2,309			2,309			2,309			2,309			2,309
Deposits	12				12			12			12			12			12
Property and equipment, net	2,156				2,156			2,156			2,156			2,156			2,156
Total non-current assets	9,132	22,182	(22,182)		9,132	—		9,132	—		9,132	—		9,132	—		9,132
TOTAL ASSETS	10,480	22,286	(9,936)		22,830	(11,091)		11,739	(11,091)		11,739	(12,262)		10,568	(12,262)		10,568

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	6,990	11,046			18,036			18,036			18,036	9,920	E	27,956	9,920	E	27,956
Operating lease – liabilities	16				16			16			16			16			16
Other payables	106				106			106			106			106			106
Short term convertible notes	1,969		(1,969)	I	—			—			—			—			—
Short term debt	636		(636)	F	—			—			—			—			—
Seller note payable	1,913	1,518			3,431			3,431			3,431			3,431			3,431
Non redemptions agreements liabilities		64			64			64			64			64			64
Total current liabilities	11,630	12,628	(2,605)		21,653	—		21,653	—		21,653	9,920		31,573	9,920		31,573

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2023 — (Continued)
(in thousands)

	AFRAG (Historical)	10X II (Historical)	Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming 50% Redemptions into Cash			Scenario 2a Assuming 50% Redemptions into Cash			Scenario 3 Assuming 100% Redemptions into Cash			Scenario 3a Assuming 100% Redemptions into Cash
			Pro Forma			Shares not purchased under Forward Purchase Agreement			Shares purchased under Forward Purchase Agreement			Shares not purchased under Forward Purchase Agreement			Shares purchased under Forward Purchase Agreement
						Pro Forma			Pro Forma			Pro Forma			Pro Forma
			Adjustments		Balance Sheet	Adjustments		Balance Sheet	Adjustments		Balance Sheet	Adjustments		Balance Sheet	Adjustments		Balance Sheet
Non-current liabilities:																	—
Contingent liabilities	2,312				2,312			2,312			2,312			2,312			2,312
Operating lease – liabilities	2,408				2,408			2,408			2,408			2,408			2,408
Related party payables	628				628			628			628			628			628
Long term debt	300				300			300			300			300			300
Forward purchase agreement liability		177			177			177	2,120	H (ii)	2,296	(177)		—	4,239	H (iv)	4,239
Deferred underwriting fee payable		7,000	(7,000)	B	—			—			—			—			—
Total non-current liabilities	5,648	7,177	(7,000)		5,825	—		5,825	2,120		7,945	(177)		5,648	4,239		9,887
TOTAL LIABILITIES	17,278	19,805	(9,605)		27,478	—		27,478	2,120		29,598	9,743		37,221	14,159		41,460

COMMITMENTS AND CONTINGENCIES
Temporary equity:
Common stock subject to possible redemption		22,082	(22,082)	D	—			—			—
Stockholders’ equity (deficit):
Class A common stock	4	—			4			4			4			4			4
Class B common stock		1			1			1			1			1			1
Additional paid-in capital	52,940		22,082	D	57,389	(11,091)	H (i)	46,298	(11,091)	H (ii)	46,298	(22,182)	H (iii)	35,207	(22,182)	H (iv)	35,207
			(19,602)	G													—
			1,969	I													—
Accumulated deficit	(59,644)	(19,602)	19,602	G	(61,944)			(61,944)	(2,120)	H (ii)	(64,064)	177		(61,767)	(4,239)	H (iv)	(66,006)
			(2,300)	C													—
Accumulated other comprehensive loss	(98)				(98)			(98)			(98)			(98)			(98)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(6,798)	(19,601)	21,751		(4,648)	(11,091)		(15,739)	(13,211)		(17,859)	(22,005)		(26,653)	(26,421)		(30,892)
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	10,480	22,286	(9,936)		22,830	(11,091)		11,739	(11,091)		11,739	(12,262)		10,568	(12,262)		10,568

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR SIX MONTHS ENDED JUNE 30, 2023
(in thousands, except share and per share data)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming 50% Redemptions into Cash			Scenario 2b Assuming 50% Redemptions into Cash			Scenario 3 Assuming 100% Redemptions into Cash			Scenario 3a Assuming 100% Redemptions into Cash
						Shares not purchased under Forward Purchase Agreement			Shares purchased under Forward Purchase Agreement			Shares not purchased under Forward Purchase Agreement			Shares purchased under Forward Purchase Agreement
			Pro Forma			Pro Forma			Pro Forma			Pro Forma			Pro Forma
	AFRAG (Historical)	10X II (Historical)	Adjustments		Statement of Operations	Adjustments		Statement of Operations	Adjustments		Statement of Operations	Adjustments		Statement of Operations	Adjustments		Statement of Operations
Revenues	$968	$—	$—		$968	—		968			968	—		968			968
Cost of revenue	669	—	—		669	—		669			669	—		669			669
Gross profit	299		—		299	—		299			299	—		299			299

Operating costs and expenses:
Selling, general and administrative expenses	18,486	2,176			20,662	—		20,662	—		20,662	—		20,662	—		20,662
Administrative expenses – related party	—	120	(120)	bb		(120)	bb	—	(120)	bb	—	(120)	bb	—	(120)	bb	—
Operating lease expense	110				110			110			110			110			110
Depreciation and amortization	176				176			176			176			176			176
Other operating expenses	155				155			155			155			155			155
Total operating costs and expenses	18,927	2,296	(120)		21,103	(120)		21,103	(120)		21,103	(120)		21,103	(120)		21,103
Income (Loss) from operations	(18,628)	(2,296)	120		(20,804)	120		(20,804)	120		(20,804)	120		(20,804)	120		(20,804)

Other income (expense):
Income from investments held in Trust Account		941	(941)	aa	—	(941)	aa	—	(941)	aa	—	(941)	aa	—	(941)	aa	—
Change in fair value of forward purchase agreement		155			155			155	(2,120)	cc	(2,120)			—	(4,239)	cc	(4,239)
Change in fair value of non redemption agreements liabilities		23
Loss in connection with non redemption agreements		(130)
Foreign currency exchange gain	(39)				(39)			(39)			(39)			(39)			(39)
Gain on sale of assets	—				—			—			—			—			—
Interest expense – related party	(17)		17	dd	—	17	dd	—	17	dd	—	17	dd	—	17	dd	—
Interest expense – other	(408)		(91)	ee	(499)	(91)	ee	(499)	(91)	ee	(499)	(91)	ee	(499)	(91)	ee	(499)
Other income (expense)	7				7			7			7			7			7
Total other income (expense)	(457)	989	(1,015)		(376)	(1,015)		(376)	(3,135)		(2,651)	(1,015)		(531)	(5,254)		(4,770)
Net income (loss) before income tax provision	(19,085)	(1,307)	(895)		(21,180)	(895)		(21,180)	(3,015)		(23,455)	(895)		(21,335)	(5,134)		(25,574)
Income tax provision	—	—			—			—			—			—			—
Net income (loss)	(19,085)	(1,307)	(895)		(21,180)	(895)		(21,180)	(3,015)		(23,455)	(895)		(21,335)	(5,134)		(25,574)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR SIX MONTHS ENDED JUNE 30, 2023 — (Continued)
(in thousands, except share and per share data)

			Scenario 1 Assuming No Redemptions into Cash	Scenario 2 Assuming 50% Redemptions into Cash	Scenario 2a Assuming 50% Redemptions into Cash	Scenario 3 Assuming 100% Redemptions into Cash	Scenario 3a Assuming 100% Redemptions into Cash
	AFRAG (Historical)	10XII (Historical)		Shares not purchased under Forward Purchase Agreement	Shares purchased under Forward Purchase Agreement	Shares not purchased under Forward Purchase Agreement	Shares purchased under Forward Purchase Agreement
Weighted average shares outstanding – Common stock	39,141,705	—	55,848,936	54,789,160	55,848,936	53,729,383	55,848,936
Basic and diluted net income per share – Common stock	(0.50)	—	(0.38)	(0.39)	(0.42)	(0.40)	(0.46)
Weighted average shares outstanding – Class A and Class B common stock subject to redemption	—	4,840,421
Basic and diluted net income per share – Class A and Class B common stock subject to redemption	—	(0.12)
Weighted average shares outstanding – Class A and Class B non-redeemable common stock	—	6,412,523	—	—	—	—	—
Basic and diluted net income per share – Class A and Class B non-redeemable common stock	—	(0.12)	—	—	—	—	—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share data)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming 50% Redemptions into Cash			Scenario 2a Assuming 50% Redemptions into Cash			Scenario 3 Assuming 100% Redemptions into Cash			Scenario 3a Assuming 100% Redemptions into Cash
						Shares not purchased under Forward Purchase Agreement			Shares purchased under Forward Purchase Agreement			Shares not purchased under Forward Purchase Agreement			Shares purchased under Forward Purchase Agreement
	AFRAG (Historical)	10X II (Historical)	Pro Forma			Pro Forma			Pro Forma			Pro Forma			Pro Forma
			Adjustments		Statement of Operations	Adjustments		Statement of Operations	Adjustments		Statement of Operations	Adjustments		Statement of Operations	Adjustments		Statement of Operations
Revenues	$679	$—	$—		$679	—		679			679	—		679			679
Cost of revenue	784	—	—		784	—		784			784	—		784			784
Gross profit	(105)		—		(105)	—		(105)			(105)	—		(105)			(105)

Operating costs and expenses:
Selling, general and administrative expenses	24,427	10,273	13,241	cc	47,941	13,241	cc	47,941	13,241	cc	47,941	13,241	cc	47,941	13,241	cc	47,941
Administrative expenses – related party	—	240	(240)	bb		(240)	bb	—	(240)	bb	—	(240)	bb	—	(240)	bb	—
Operating lease expense	346				346			346			346			346			346
Depreciation and amortization	369				369			369			369			369			369
Other operating expenses	419				419			419			419			419			419
Total operating costs and expenses	25,561	10,513	13,001		49,180	13,001		49,180	13,001		49,180	13,001		49,180	13,001		49,180
Income (Loss) from operations	(25,666)	(10,513)	(13,001)		(49,075)	(13,001)		(49,075)	(13,001)		(49,075)	(13,001)		(49,075)	(13,001)		(49,075)

Other income (expense):
Change in fair value of derivative liability		(36)	—		(36)	—		(36)			(36)	—		(36)			(36)
Income from investments held in Trust Account		2,165	(2,165)	aa	—	(2,165)	aa	—	(2,165)	aa	—	(2,165)	aa	—	(2,165)	aa	—
Loss on Forward Purchase Agreement		(295)			(295)			(295)	(1,825)	dd	(2,120)			(295)	(3,944)	ee	(4,239)
Foreign currency exchange gain	(171)				(171)			(171)			(171)			(171)			(171)
Gain on sale of assets	(154)				(154)			(154)			(154)			(154)			(154)
Interest expense – related party	519		(519)	ee	—	(519)	ee	—	(519)	ee	—	(519)	ee	—	(519)	ee	—
Interest expense – other	436		(221)	ff	215	(221)	ff	215	(221)	ff	215	(221)	ff	215	(221)	ff	215
Other income (expense)	(43)				(43)			(43)			(43)			(43)			(43)
Total other income (expense)	587	1,834	(2,905)		(484)	(2,905)		(484)	(4,730)		(2,309)	(2,905)		(484)	(6,849)		(4,428)
Net income (loss) before income tax provision	(26,253)	(8,679)	(15,906)		(49,664)	(15,906)		(49,664)	(17,731)		(51,489)	(15,906)		(49,664)	(19,850)		(53,608)
Income tax provision	—	—			—			—			—			—			—
Net income (loss)	(26,253)	(8,679)	(15,906)		(49,664)	(15,906)		(49,664)	(17,731)		(51,485)	(15,906)		(49,664)	(19,850)		(53,608)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR YEAR ENDED DECEMBER 31, 2022 — (Continued)
(in thousands, except share and per share data)

			Scenario 1 Assuming No Redemptions into Cash	Scenario 2 Assuming 50% Redemptions into Cash	Scenario 2a Assuming 50% Redemptions into Cash	Scenario 3 Assuming 100% Redemptions into Cash	Scenario 3a Assuming 100% Redemptions into Cash
	AFRAG (Historical)	10X II (Historical)		Shares not purchased under Forward Purchase Agreement	Shares purchased under Forward Purchase Agreement	Shares not purchased under Forward Purchase Agreement	Shares purchased under Forward Purchase Agreement
Weighted average shares outstanding – Common stock	39,141,705	—	55,848,936	54,789,160	55,848,936	53,729,383	55,848,936
Basic and diluted net income per share – Common stock	(0.72)	—	(0.89)	(0.91)	(0.92)	(0.92)	(0.96)
Weighted average shares outstanding – Class A and Class B common stock subject to redemption	—	18,677,398
Basic and diluted net income per share – Class A and Class B common stock subject to redemption	—	(0.34)
Weighted average shares outstanding – Class A and Class B non-redeemable common stock	—	6,666,667	—	—	—	—	—
Basic and diluted net income per share – Class A and Class B non-redeemable common stock	—	(0.34)	—	—	—	—	—

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, 10X II, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and AFRAG will be treated as the accounting acquirer. This determination was primarily based on the following facts and circumstances:

•        AFRAG’s existing stockholders will have between 80.8% and 83.9% of the voting interest of AFRAG PubCo under the scenarios presented;

•        AFRAG’s senior management will comprise the senior management of AFRAG PubCo;

•        the directors nominated by AFRAG will represent the majority of the board of directors of AFRAG PubCo;

•        AFRAG is the larger entity, in terms of substantive operations and employee base;

•        the executive officers of AFRAG will become the initial executive officers of AFRAG PubCo; and

•        AFRAG’s operations will comprise the ongoing operations of AFRAG PubCo.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a reverse recapitalization transaction in which AFRAG is issuing stock for the net assets of 10X II. The net assets of 10X II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of AFRAG. The unaudited pro forma condensed combined balance sheet as of June 30, 2023, assumes the Business Combination occurred on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022, present the pro forma effect of the Business Combination as if it had been completed on January 1, 2022, the beginning of the earliest period presented. These periods are presented on the basis of AFRAG as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 has been prepared using, and should be read in conjunction with, the following:

•        10X II’s unaudited balance sheet as of June 30, 2023, and the related notes thereto, included elsewhere in this proxy statement/prospectus; and

•        AFRAG’s unaudited balance sheet as of June 30, 2023, and the related notes thereto, included elsewhere in this proxy statement/prospectus;

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 has been prepared using, and should be read in conjunction with, the following:

•        10X II’s unaudited statement of operations for the six months ended June 30, 2023, and the related notes thereto, included elsewhere in this proxy statement/prospectus; and

•        AFRAG’s unaudited statement of operations for the six months ended June 30, 2023, and the related notes thereto, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain available information as of the date of these unaudited pro forma combined financial statements and certain assumptions and methodologies that 10X II and AFRAG believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in Note 2, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. 10X II and AFRAG believe that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of AFRAG PubCo. They should be read in conjunction with the historical financial statements and notes thereto of each of 10X II and AFRAG.

Note 2 — Adjustments to Unaudited Pro Forma Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are directly attributable to the Business Combination. AFRAG and 10X II have not had any historical relationship prior to the AA Merger Agreement. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had AFRAG PubCo filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of AFRAG PubCo’s shares outstanding, assuming the Business Combination had been completed on January 1, 2022, the beginning of the earliest period presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023

(A)    Reflects the release of $22.2 million of cash currently held in the Trust Account.

(B)    Reflects the payment of $7.0 million of deferred underwriters’ fees. The fees will be paid at the Closing out of the trust account.

(C)    Represents estimated direct and incremental transaction costs incurred by 10X II after the balance sheet date and paid in cash. This estimated cost includes advisory fees, legal fees, accounting fees, and registration fees.

(D)    Reflects the reclassification of approximately $22.2 million of Class A ordinary shares subject to possible redemption to permanent equity.

(E)    Reflects the amount of negative cash reclassified to accounts payable. AFRAG PubCo expects to negotiate with vendors to defer or pay these balances shortly after closing with funds under the SEPA or from additional capital raises. The table shows the share impact at various per share prices if the accounts payable of $9,920,000 is settled in shares.

Accounts payable
9,920,000
Price per share	Shares to settle accounts payable
10.00	992,000
9.00	1,102,222
8.00	1,240,000
7.00	1,417,143
6.00	1,653,333
5.00	1,984,000

(F)    Represents the payoff of the AFRAG short-term notes of $0.6 million prior to the closing of the Business Combination.

(G)    Reflects the elimination of the historical accumulated deficit of 10X II.

(H)    Reflects the amount of redemptions and funding and liability incurred from the Forward Purchase Agreement under each of the redemption scenarios. There is no guarantee that Vellar will purchase any shares or sell such shares in the marketplace. 10X II will deliver cash to Vellar or to an escrow account with respect to Vellar at closing and incur a liability to potentially pay an additional sum up to three years following the Closing to the extent Vellar holds such shares purchased pursuant to the Forward Purchase Agreement at the Maturity Date. By the Maturity Date, AFRAG PubCo will pay to Vellar an amount equal to the product of (x) (a) the maximum number of shares under the Forward Purchase Agreement, less (b) the shares terminated by Vellar pursuant to its optional early termination and (y) $2.00.

(i)     Reflects 50% redemption of 1.1 million shares for $11.1 million. No shares purchased by Vellar. Cash has been reduced by $11.1 million to reflect redemption payments to shareholders. Outstanding shares have been reduced for the redeemed shares.

(ii)    Reflects 50% redemption of 1.1 million shares for $11.1 million. All redemption shares have been purchased by Vellar. Cash has been reduced by $11.1 million to reflect the Prepayment Amount paid to Vellar for the purchased shares. Outstanding shares are unchanged as the shares are held by Vellar. Reflects forward purchase liability for unsold shares at maturity of the Forward Purchase Agreement is $2.1 million (i.e. 1.1 million shares unsold at the reporting date multiplied by $2.00). As the shares acquired pursuant to the Forward Purchase Agreement are assumed to be unsold by Vellar at closing, the Company does not receive any cash at closing under the Forward Purchase Agreement.

(iii)   Reflects 100% redemption of 2.2 million shares for $22.2 million. No shares purchased by Vellar. Cash has been reduced by $22.2 million to reflect redemption payments to shareholders. Outstanding shares have been reduced for the redeemed shares.

(iv)   Reflects 100% redemption of 2.2 million shares for $22.2 million. Reflects forward purchase liability for unsold shares at maturity of the Forward Purchase Agreement is $4.4 million (i.e. 2.2 million shares unsold at the reporting date multiplied by $2.00). All redemption shares have been purchased by Vellar. Cash has been reduced by $22.2 million to reflect the Prepayment Amount paid to Vellar for the purchased shares. Outstanding shares are unchanged as the shares are held by Vellar. As the shares acquired pursuant to the Forward Purchase Agreement are assumed to be unsold by Vellar at closing, the Company does not receive any cash at closing under the Forward Purchase Agreement.

The Forward Purchase Agreement includes the Share Consideration as an upfront fee as well as compensation for unsold shares at maturity. The unaudited pro forma condensed combined financial information reflects the Share Consideration as paid in shares, which are included in the outstanding shares and the fair value of the shares is included in transaction costs. The Maturity Consideration is reflected in the unaudited pro forma condensed combined financial information as a liability.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations For the Six Months Ended June 30, 2023 (in thousands, except share and per share data)

(aa)   Represents the elimination of historical interest income earned on the Trust Account.

(bb)  Represents the elimination of related party administrative expenses that will not continue after the completion of the Merger.

(cc)   Represents the change in the FPA liability as a result of recording the FPA liability under certain of the 50% and 100% redemption scenarios.

(dd)  Reflects the elimination of interest expense for related party loans.

(ee)   Reflects the elimination of interest expense for converted loans.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2022 (in thousands, except share and per share data)

(aa)   Represents the elimination of historical interest income earned on the Trust Account.

(bb)  Represents the elimination of related party administrative expenses that will not continue after the completion of the Merger.

(cc)   Represents post December 31, 2022 transaction costs.

10X transaction costs (legal, accounting and advisors)	2,300
Fair value of shares transferred to the anchor and other investors as consideration of agreeing not to redeem their shares ($10.00 per share)	7,941
Fair value of shares issued to Yorkville for the commitment fee ($10.00 per share)	1,000
Fair value of shares issued for the FPA commitment fee ($10.00 per share)	2,000
Total post December 31, 2022 transaction costs	13,241

(dd)  Represents the change in the FPA liability as a result of recording the FPA liability under certain of the 50% and 100% redemption scenarios.

(ee)   Reflects the elimination of interest expense for related party loans.

(ff)    Reflects the elimination of interest expense for converted loans.

Note 3 — Share Information

The following table presents a reconciliation of the 10X II average shares for the six months ended June 30, 2023 to the pro forma shares outstanding.

	Shares subject to redemption	Shares not subject to redemption
Six Months ended June 30, 2023 historical average shares	4,840,421	6,412,523
Adjust shares to assume outstanding for the full period	(2,720,868)	909,144
Adjusted shares	2,119,553	7,321,667
Convert Sponsor and Underwriter shares to Public shares upon business combination	7,321,667	(7,321,667)
Adjusted shares	9,441,220	—
AFRAG shares	45,000,000
Yorkville shares	100,000
Sponsor shares due from AFRAG note	1,107,716
Vellar Opportunity Fund SPV LLC shares (FPA)	200,000
Total shares outstanding – no redemptions (Scenario 1)	55,848,936

Adjust for 50% redemptions and no purchases under the FPA (Scenario 2)
Shares redeemed	(1,059,777)
Total shares outstanding – 50% redemptions and no shares purchased under the FPA (Scenario 2)	54,789,159

Adjust for 50% redemptions and all shares purchased under the FPA (Scenario 2a)
Shares purchased	1,059,777
Total shares outstanding – 50% redemptions and all shares purchased under the FPA (Scenario 2a)	55,848,936

Adjust for 100% redemptions and no purchases under the FPA (Scenario 3)
Shares redeemed	(2,119,553)
Total shares outstanding – 100% redemptions and no shares purchased under the FPA (Scenario 3)	53,729,383

Adjust for 100% redemptions and all shares purchased under the FPA (Scenario 3a)
Shares purchased	2,119,553
Total shares outstanding – 10% redemptions and all shares purchased under the FPA (Scenario 3a)	55,848,936

The following common stock equivalents have been excluded from per share calculations as their inclusion would be anti-dilutive.

10X II Public warrants	6,666,667
10X II Private warrants	218,333
Proposed 2023 incentive plan(1)
Total	66,885,000

____________

(1)      The 2023 Plan provides for an aggregate number of shares of up to 10% of the outstanding shares of AFRAG PubCo Common Stock following the Closing, on a fully diluted basis, to be delivered.

Presented below is information regarding earnings per share.

For the six months ended June 30, 2023.

			Scenario 1 Assuming No Additional Redemptions into Cash	Scenario 2 Assuming 50% Additional Redemptions into Cash	Scenario 2b Assuming 50% Additional Redemptions into Cash	Scenario 3 Assuming 100% Additional Redemptions into Cash	Scenario 3a Assuming 100% Additional Redemptions into Cash
	AFRAG (Historical)	10X II (Historical)		Shares not purchased under Forward Purchase Agreement	Shares purchased under Forward Purchase Agreement	Shares not purchased under Forward Purchase Agreement	Shares purchased under Forward Purchase Agreement
Weighted average shares outstanding – Common stock	39,141,705	—	55,848,936	54,789,160	55,848,936	53,729,383	55,848,936
Basic and diluted net income per share – Common stock	(0.50)	—	(0.38)	(0.39)	(0.42)	(0.40)	(0.46)
Weighted average shares outstanding – Class A and Class B common stock subject to redemption	—	4,840,421
Basic and diluted net income per share – Class A and Class B common stock subject to redemption	—	(0.12)
Weighted average shares outstanding – Class A and Class B non-redeemable common stock	—	6,412,523	—	—	—	—	—
Basic and diluted net income per share – Class A and Class B non-redeemable common stock	—	(0.12)	—	—	—	—	—

For the year ended December 31, 2022.

			Scenario 1 Assuming No Additional Redemptions into Cash	Scenario 2 Assuming 50% Additional Redemptions into Cash	Scenario 2b Assuming 50% Additional Redemptions into Cash	Scenario 3 Assuming 100% Additional Redemptions into Cash	Scenario 3a Assuming 100% Additional Redemptions into Cash
	AFRAG (Historical)	10X II (Historical)		Shares not purchased under Forward Purchase Agreement	Shares purchased under Forward Purchase Agreement	Shares not purchased under Forward Purchase Agreement	Shares purchased under Forward Purchase Agreement
Weighted average shares outstanding – Common stock	39,141,705	—	55,848,936	54,789,160	55,848,936	55,729,383	55,848,936
Basic and diluted net income per share – Common stock	(0.72)	—	(0.89)	(0.91)	(0.92)	(0.92)	(0.96)
Weighted average shares outstanding – Class A and Class B common stock subject to redemption	—	18,677,398
Basic and diluted net income per share – Class A and Class B common stock subject to redemption	—	(0.34)
Weighted average shares outstanding – Class A and Class B non-redeemable common stock	—	6,666,667	—	—	—	—	—
Basic and diluted net income per share – Class A and Class B non-redeemable common stock	—	(0.34)	—	—	—	—	—

INFORMATION ABOUT 10X II

We are a blank check company incorporated on February 10, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and we entered into the Merger Agreement on November 2, 2022. We intend to finance the Business Combination through the issuance of AFRAG PubCo Common Stock plus the remaining cash in the Trust Account following redemptions and payment of transaction expenses.

Our Sponsor is an affiliate of 10X Capital, a New York City-based investment firm which connects Wall Street with Silicon Valley, aligning institutional capital with high growth ventures. Founded in 2004 by serial entrepreneur Hans Thomas, 10X Capital invests alongside leading technology investors, with a focus on consumer-oriented software and technology companies disrupting major industries, including finance, healthcare, transportation and real estate, by leveraging advances in automation, artificial intelligence and data science.

10X Capital and its subsidiary, San Francisco-based venture capital firm Growth Technology Partners (“GTP”) are investors in over 100 high growth venture-backed companies such as Robinhood Markets, Inc. (“Robinhood”), Circle Internet Financial (“Circle”), Ripple, 23andMe, Headspace, Udemy and Pipefy. 23andMe closed its business combination with a SPAC in June 2021. 10X Capital has invested in these and other venture-backed companies alongside well-known venture capital funds such as Sequoia Capital (“Sequoia”), New Enterprise Associates (“NEA”), Ribbit Capital (“Ribbit”), General Catalyst Partners, Google Ventures (“GV”), Founders Fund and Fidelity Investments Inc. (“Fidelity”), Andreesen Horowitz, DST Global, Kleiner Perkins, Thiel Capital, Khosla Ventures, Norwest Venture Partners, Insight Partners, Bessemer Venture Partners, Social Capital, 8VC, DCM, TCV and Wellington.

10X Capital utilizes data science to identify and evaluate investments, as well as support portfolio companies’ strategic growth, and through its network of relationships with founders, executives and venture capitalists, routinely meets with a variety of high growth technology companies seeking investment or financing.

10X Capital has been an early and active investor in companies that have gone public or are reported to be in the process of going public, including biotech firm Compass Therapeutics, which completed a reverse merger transaction with a public shell company in June 2020. 10X Capital was also an investor in Palantir Technologies (“Palantir”), which completed a direct listing on the New York Stock Exchange in September 2020. 10X Capital was also an early investor in DraftKings Inc. (Nasdaq: DKNG), which completed a business combination with a SPAC in April 2020. 10X Capital was also an investor in Wish, which completed an Initial Public Offering on the New York Stock Exchange in December 2020.

On August 13, 2021, 10X II completed its initial public offering of 20,000,000 units at a price of $10.00 per unit generating gross proceeds of $200,000,000 before underwriting discounts and expenses. Each unit consists of one Class A ordinary share and one-third of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of its initial public offering, 10X II completed the private sale of an aggregate of 655,000 private placement units to the Sponsor and Cantor at a purchase price of $10.00 per private placement unit, generating gross proceeds of $6,550,000. 455,000 of the private placement units were sold to the Sponsor and 200,000 of the private placement units were sold to Cantor. The private placement units are identical to the units issued in 10X II’s initial public offering, except that the private placement units (including the underlying securities) are subject to certain transfer restrictions and the holders thereof are entitled to certain registration rights, and, if held by the original holder or their permitted assigns, the underlying warrants (i) may be exercised on a cashless basis, (ii) are not subject to redemption and (iii) with respect to such warrants held by Cantor, will not be exercisable more than five years from the commencement of sales in 10X II’s initial public offering. Prior to the consummation of 10X II’s initial public offering, neither 10X II, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving 10X II.

Following the closing of 10X II’s initial public offering, an amount equal to $200,000,000 of the net proceeds from its initial public offering and the sale of the private placement units was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. On November 9, 2022, 10X II held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend 10X II’s Existing Governing Documents to extend the date by which 10X II must consummate an initial business combination. In connection with the Initial Extension Meeting and subsequent redemption, a total of 212 10X II shareholders elected to redeem an aggregate of 15,357,970 public shares. In connection with the Second Extension Meeting and subsequent redemption, a total of 96 10X II shareholders elected to redeem an aggregate of 2,522,477 public shares. Following the Extension Redemptions, 10X II had approximately $21.9 million left in its Trust Account, all of which was held in U.S. treasury securities. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of 10X II’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if 10X II does not complete a business combination by February 13, 2024, or (iii) the redemption of all of the public shares if 10X II is unable to complete the Business Combination or any other initial business combination by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

10X II’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “VCXAU,” “VCXA,” and “VCXAW,” respectively.

Financial Position

As of June 30, 2023, in the Trust Account, we had approximately $22.3 million, not taking into account payment of $7.0 million of deferred underwriting commissions. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using 10X II’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

The Nasdaq Listing Rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. The 10X II Board determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•        subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•        cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the Trust Account was approximately $10.57 per public share as of September 15, 2022. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. Our sponsor, other initial shareholders, and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of the Business Combination and (ii) a shareholder vote to approve an amendment to our Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 15 months from the closing of our initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. The Anchor Investors will not be entitled to redemption rights with respect to any founder shares held by them in connection with the completion of our business combination. The redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.

Redemption of Public Shares and Liquidation if No Business Combination

We have until February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents) to complete a business combination. If we are unable to consummate an initial business combination by February 13, 2024, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the 10X II Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands Companies Law to provide for claims of creditors and in all cases subject to other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents). The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands Companies Law.

Our Sponsor and our other Initial Shareholders and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares or private placement units they hold if we fail to consummate an initial business combination by February 13, 2024 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination by February 13, 2024).

Our Sponsor, other Initial Shareholders, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by August  13, 2023 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, our other initial shareholders, any executive officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $1,200,000 of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriter of our initial public offering and our independent registered public accounting firm have not executed agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor does it apply to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor is also not liable as to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,200,000 from the proceeds of our initial public offering with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors. Since our initial public offering expenses were less than our estimate of $1,350,000, the amount of funds held outside the Trust Account increased by a corresponding amount.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, the 10X II Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

See “Risk Factors — Risks Related to the Business Combination and 10X II — In the event 10X II distributes the proceeds in the Trust Account to its public shareholders and subsequently files a bankruptcy petition or an involuntary bankruptcy petition is filed against 10X II that is not dismissed, a bankruptcy court may seek to recover such proceeds, and 10X II and the 10X II Board may be exposed to claims of punitive damages.”

Our public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our public shares if we do not complete our initial business combination by February 13, 2024 (unless such date is extended in accordance with the Existing Governing Documents), (ii) in connection with a shareholder vote to amend our Existing Governing Documents to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by February 13, 2024 or with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our Existing Governing Documents, like all provisions of our Existing Governing Documents, may be amended with a shareholder vote.

Employees

We currently have four executive officers: Hans Thomas, David Weisburd, Guhan Kandasamy and Oliver Wriedt. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our executive officers and directors are as follows:

Name	Age	Position
Hans Thomas	45	Chairman and Chief Executive Officer
David Weisburd	37	Chief Operating Officer, Head of Origination and Director
Guhan Kandasamy	42	Chief Financial Officer
Oliver Wriedt	51	President and Head of Capital Markets
Christopher Jurasek	57	Director
Woodrow H. Levin	44	Director
Mike Brown	53	Director

Hans Thomas, 45, has served as our Chief Executive Officer since February 2021. Mr. Thomas founded 10X Capital in January 2004, and since its founding, he has served as chief executive officer of 10X Capital. Since July 2019, he has served chairman of 10X Capital subsidiary Growth Technology Partners. As an entrepreneur, Mr. Thomas was on the founding teams of venture-backed FinTech startup InternetCash (1999), online mortgage firm RefinanceOne (2004) and data science firm TheNumber (2015). Mr. Thomas is regarded as a top technology sector investor, financier and visionary because of his track record of identifying and investing in promising early stage opportunities and connecting them with institutional capital to help accelerate their growth. Notable portfolio companies and personal investments include Robinhood, AlphaFlow, Inc., Milo Credit, Better and Climb, whose equity investors include Sequoia, Kleiner Perkins, Point72 Ventures, Social Capital, and QED Investors, and whom have obtained significant financing from leading institutional investors and investment banks, such as The Blackstone Group, Inc. (NYSE: BX), The Goldman Sachs Group, Inc. (NYSE: GS) and Jefferies Group LLC. Mr. Thomas was also involved with 10X Capital’s role as an early investor in DraftKings Inc. (Nasdaq: DKNG), which completed a business combination with Diamond Eagle Acquisition Corp., a SPAC, in April 2020. Mr. Thomas also currently serves as Chairman and Chief Executive Officer of 10X III and as a director of REE Automotive. Mr. Thomas attended New York University. We believe Mr. Thomas is qualified to serve on our board of directors because of his experience in providing financing solutions for businesses, including with respect to business combinations and SPACs.

David Weisburd, 37, has been our Chief Operating Officer, Head of Origination and a Director since February 2021. Mr. Weisburd founded the venture capital firm Growth Technology Partners in May, 2015 and served as general partner until December 2019, when the firm was acquired by 10X Capital. The portfolio companies of Growth Technology Partners include 23andMe, CaaStle, Circle, Palantir, Pipefy, Punchh, Ripple, Tonal, Vicarious and Wish. Mr. Weisburd now serves as General Partner and co-head of venture capital at 10X Capital, where he has led the firm’s investments into Robinhood, Compass Therapeutics, HeadSpace and DraftKings Inc. (Nasdaq: DKNG). Mr. Weisburd also serves as a partner of Flight VC, an investment syndicate with over 2700 members across Silicon Valley and other tech hubs including Boston, Los Angeles, and New York, and whose members range from angel investors to entrepreneurs and venture capitalists. Flight VC has a prolific track record investing in companies including Betterment, Carta, Cruise Automotive, Discord, Dollar Shave Club, Fastly, Inc. (NYSE: FSLY), LinkedIn, Paypal, Inc. (Nasdaq: PYPL), Rent the Runway, and many others. In addition to his direct investment activity, Mr. Weisburd has also conducted a substantial amount of secondary market investment into companies such as Lyft, Inc. (Nasdaq: LYFT), One Medical Group (Nasdaq: ONEM), Space X, and Spotify (NYSE: SPOT). Prior to his venture capital career, Mr. Weisburd was on the founding teams of two venture-backed technology startups, isocket (acquired by Magnite (Nasdaq: MGNI)) and RoomHunt (acquired by RentLingo). Mr. Weisburd also currently serves as Chief Operating Officer and a member of the board of directors of 10X III. Mr. Weisburd received a BS in management and entrepreneurship from Indiana University — Kelley School of Business, an MBA from Dartmouth — Tuck School of Business, and is currently pursuing a masters in psychology from Harvard University. We believe Mr. Weisburd is qualified to serve on our board of directors because of his track record of founding and investing in technology companies and his network of venture-backed founders, companies and venture capitalist co-investors throughout Silicon Valley.

Guhan Kandasamy, 42, has been our Chief Financial Officer since February 2021. Since April, 2018, Mr. Kandasamy has served as the chief credit and data officer and a member of the board of directors of 10X Capital, where he also served as a member of the investment committee and oversaw the firm’s credit policy. In 2015, Mr. Kandasamy co-founded TheNumber, which provides credit market analytics and intelligence to leading credit hedge funds, Bulge Bracket Banks and Retail Banks. At TheNumber, he first served as the founding product manager, and as chief executive officer from January 2016 to March 2018. From October, 2010 to January 2015, Mr. Kandasamy served as global head of product and data analytics at Opera Solutions, LLC (now ElectrifAi), where he co-founded the company’s financial services vertical while helping the founders raise its first private capital from Silver Lake Partners, KKR & Co. Inc. and Wipro Limited (NYSE: WIT). Mr. Kandasamy has also previously served as Vice President of US Structured Finance for the global credit ratings agency DBRS, Inc. and as analyst for the private secondary market firm SecondMarket, Inc., which was later acquired by Nasdaq. Prior to that, as its first product employee, he served as the founding product manager at CoreLogic, Inc. (NYSE: CLGX) from January 2004 to June 2007, and there he led development of CoreLogic’s product suite including Loansafe, the credit risk product used by a large portion of the mortgage market, as well as CoreLogic’s initial Automated Value Models (“AVMs”) and AVM cascade models for real estate assets, which remain the industry standard. During his tenure, he provided key evaluation and assistance to CoreLogic through several major corporate acquisitions, including First American Corporation. The company now produces over $1.7B in annual revenue and has an enterprise value of $5.3B. Mr. Kandasamy began his career in 2003 at the Federal National Mortgage Association (“Fannie Mae”) as a credit risk policy analyst, where he developed the agency’s still-operational and patented Consumer Credit Risk Assessment Model (FMCA), along with several capital allocation, collateral risk and property valuation models. Mr. Kandasamy also currently serves as Chief Financial Officer of 10X III. Mr. Kandasamy received an MBA with a concentration in Finance from Oxford University in 2010 and a received a double BA from Johns Hopkins University in 2003.

Oliver Wriedt, 51, has served as our President and Head of Capital Markets since February 2021. Mr. Wriedt has twenty-seven years of experience in lending, structuring, portfolio management and business development. He has been an investor in early stage FinTech companies since 2014. Mr. Wriedt most recently served as chief executive officer of Vibrant Capital Partners (formerly DFG Investment Advisers) (“Vibrant”) from April 2019 to July 2020. Vibrant is a structured credit asset manager focused on collateralized loan obligations (“CLOs”) and leveraged loans, with $8 billion of assets under management (“AUM”). Prior to Vibrant, Mr. Wriedt spent six years at CIFC Asset Management from March 2012 to May 2018, where he most recently served as co-chief executive officer. During his tenure at CIFC, Mr. Wriedt took the company private in a $333 million strategic sale. CIFC’s AUM have grown to $26 billion. Mr. Wriedt was responsible for business development at the credit arm of Providence Equity Partners from 2010 to 2012. Later renamed Benefit Street, the asset manager grew to $26 billion and was acquired by Franklin Templeton (NYSE: BEN). Mr. Wriedt was previously a partner at Sciens Capital Management from 2008-2009 and was a partner at Golden Tree Asset Management from 2004 to 2008. Mr. Wriedt was originally trained as a banker at Deutsche Bank (NYSE: DB) and NORD/LB in Hannover, Singapore, London and New York. Since February 2020, Mr. Wriedt has served on the board of directors of Cadence Group, Inc., a New York-based digital securitization and investment platform for private credit. He is a seed investor in FinTech lenders Milo Credit and Pollen VC and payment platforms EMQ and QRails. In addition, he serves on the Board of Directors of The River Fund, a non-profit organization dedicated to eradicating hunger, homelessness and poverty in New York City. Mr. Wriedt also currently serves as President and Head of Capital Markets of 10X III. Mr. Wriedt graduated from Duke University in 1993 with an AB in History and Economics.

Christopher Jurasek, 57, has served on our board of directors since August 2021. Mr. Jurasek has been an operating executive for Clearlake Capital Group, L.P. (“Clearlake”) since 2014. Clearlake is a Los Angeles-based private equity investor with $24 billion of AUM. Clearlake’s core target sectors include software and technology-enabled services, industrials and consumer. Since June 2020, Mr. Jurasek has also served as the chief executive officer of EagleView, a leading technology provider of aerial imagery, data analytics and GIS solutions with more than 200 patents, backed by Clearlake and Vista Equity Partners. Prior to EagleView, Mr. Jurasek served as president of JetSmarter, a private aviation software company acquired by Vista Global, from August 2018 to December 2019. Between February 2013 and January 2020, Mr. Jurasek also held the roles of president, chief executive officer and vice chairman of Calero Software, LLC, which merged with technology expense management software firm MDSL in a 2019 deal backed by Oak Hill Capital and Riverside Partners. From August 2017 to January 2019, he served as a member of the board of directors of ConvergeOne Holdings, Inc., a leading IT services provider of collaboration and technology solutions for large and medium enterprises, which went public through a business combination with a SPAC, Forum Merger Corp., in February 2018 at an enterprise value of $1.2 billion, and was subsequently acquired by CVC for $1.8 billion ($12.50 per common share). Mr. Jurasek also currently serves as a member of the board of directors of 10X III. Christopher earned his MBA from the Kellogg School of Management at Northwestern University and holds a bachelor’s degree from Bowling Green State University. We believe Mr. Jurasek is qualified to serve on our board of directors because of his decades of experience leading global software and industrial technology companies and a track record of driving innovation to generate long-term value, customer engagement and sustainable growth.

Woodrow H. Levin, 44, has served on our board of directors since August 2021. Mr. Levin has served on the board of directors of DraftKings Inc. (Nasdaq: DKNG) since December 2013 and has helped the company navigate numerous regulatory and strategic challenges throughout his tenure, culminating in the recent merger with a SPAC, Diamond Eagle Acquisition Corp., in April 2020. Since February 2019, Woody has been the founder and chief executive officer of Extend, Inc., a venture-backed technology company offering an application programming interface-first solution for merchants to offer extended warranties and protection plans. From February 2018 to February 2019, Mr. Levin was the founder and chief executive officer of 3.0 Capital, a multi-strategy crypto asset hedge fund. From August 2015 to February 2018, Mr. Levin was vice president of growth at DocuSign, Inc. (Nasdaq: DOCU) (“DocuSign”), which allows organizations to digitally prepare, sign and manage agreements. Mr. Levin founded Estate Assist, Inc. in February 2014, and has served as its chief executive officer until September 2015, when it was acquired by DocuSign. Mr. Levin also currently serves as a member of the board of directors of 10X III. Mr. Levin received a BA in business from the University of Wisconsin and a JD from the Chicago-Kent School of Law, Illinois Institute of Technology. We believe that Mr. Levin is qualified to serve on our board of directors because of his experience with special purpose acquisition companies.

Mike Brown, 53, has served on our board of directors since December 2022. Mr. Brown currently serves as a director of LAMF Global Ventures Corp. I, a position he has held since September 2021. Mr. Brown is an American basketball coach who is the head coach for the Sacramento Kings and the head coach of the Nigerian National Basketball Team. He previously served as the associate head coach of the Golden State Warriors from 2016 to 2022 and the head coach of the Cleveland Cavaliers from 2005 to 2010. After a 2009 season where the Cavaliers went 66-16, he won NBA Coach of the Year. In his second season in 2010, the Cavaliers made it to the NBA Finals for the first time in franchise history. Mr. Brown has coached for the Los Angeles Lakers from 2011 to 2012. Mr. Brown has also been an assistant coach for the Washington Wizards from 1997 to 1999, the San Antonio Spurs from 2000 to 2003 and the Indiana Pacers from 2003 to 2005, and played collegiately at Mesa Community College and the University of San Diego from 1988 to 1992 where he also earned a Bachelor of Business Administration degree. We believe Mr. Brown is qualified to serve on our board because of his proven track record of success and leadership and unique perspective and network.

Number and Terms of Office of Officers and Directors

The 10X II Board consists of five members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Jurasek, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Messrs. Levin and Brown, will expire at the second annual meeting of shareholders. The term of office of the third class of directors, consisting of Messrs. Thomas and Weisburd, will expire at the third annual meeting of shareholders.

Only holders of Class B ordinary shares will have the right to vote on the election of directors prior to or in connection with the completion of our initial business combination. Holders of our public shares will not be entitled to vote on the election of directors during such time. These provisions of our Existing Governing Documents relating to the rights of holders of Class B ordinary shares to elect directors may be amended by a special resolution passed by a majority of at least 90% of our ordinary shares voting in a general meeting.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The 10X II Board is authorized to appoint officers as it deems appropriate pursuant to our Existing Governing Documents.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. The 10X II Board has determined that each of Messrs. Jurasek, Levin and Brown are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Compensation and Director Compensation and Other Interests

Our Sponsor, executive officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting or management fees from AFRAG PubCo. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by AFRAG PubCo to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the 10X II Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

The 10X II Board has two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by the 10X II Board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

We established an audit committee of the board of directors. Messrs. Jurasek, Levin and Brown serve as members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent, subject to the exception described below. Each of Messrs. Jurasek, Levin and Brown are independent.

Mr. Jurasek serves as the chairman of the audit committee. Each member of the audit committee is financially literate and the 10X II Board has determined that Mr. Jurasek qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•        meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•        monitoring compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of this offering; and

•        reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by the 10X II Board, with the interested director or directors abstaining from such review and approval.

Compensation Committee

We established a compensation committee of the 10X II Board. The members of our compensation committee are Messrs. Jurasek and Levin, and Mr. Levin serves as chairman of the compensation committee.

We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other Section 16 executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. The 10X II Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Messrs. Jurasek and Levin. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our Existing Governing Documents.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the 10X II Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the 10X II Board.

Observers to the Board of Directors

We have appointed Gil Penchina as an observer of our board of directors. Mr. Penchina assists our management team with sourcing and evaluating business opportunities and devising plans and strategies to optimize any business that we acquire. Board observers are neither paid nor reimbursed for any out-of-pocket expenses in connection with the search of acquisition targets before or after the consummation of our initial business combination. We have not currently entered into any formal arrangements or agreements with board advisors to provide services to us and they will have no fiduciary obligations to present business opportunities to us.

Gil Penchina is a serial entrepreneur and accomplished venture investor, whose portfolio companies include PayPal, LinkedIn, Fastly, Cruise, Rent the Runway, PagerDuty (NYSE: PD), Discord, Dollar Shave Club, Carta and Wealthfront. Mr. Penchina is a co-founder of Fastly (NYSE: FSLY), an edge cloud computing services provider. Previously, he was the chief executive officer of Wikia (now re-branded Fandom.com), whose investors include TPG, Amazon.com, Inc. (Nasdaq: AMZN), Bessemer Venture Partners and Institutional Venture Partners. Mr. Penchina was a member of the pre-IPO team at eBay (Nasdaq: EBAY) beginning in 1998, where he held various senior management positions including director, mergers & acquisitions from 1999-2000 and vice president and general manager of eBay International 2002-2006. Before eBay, Gil worked at General Electric (NYSE: GE) and Bain & Company. Mr. Penchina received a Bachelors in Engineering from the University of Massachusetts, Amherst in 1991 and an MBA from the Kellogg School of Management at Northwestern University in 1997.

Code of Business Conduct and Ethics

We adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”). A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.

Conflicts of Interest

Under Cayman Islands Companies Law, directors and officers owe the following fiduciary duties:

(i)     duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)    duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)   directors should not improperly fetter the exercise of future discretion;

(iv)   duty to exercise powers fairly as between different sections of shareholders;

(v)    duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)   duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands Companies Law. Our Existing Governing Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Hans Thomas	10X Capital Venture Acquisition Corp. III	Special purpose acquisition company	Chairman and Chief Executive Officer
	10X Capital	Investment Firm	Founder & Chief Executive Officer
	TheNumber, LLC	Data Science & Analytics	Co-Founder
	Gaingels 10X Capital Fund	Investment Firm	General Partner
	Gaingels 10X Capital Fund I, LP	Investment Firm	General Partner
	Growth Technology Partners	Investment Firm	Chairman
David Weisburd	10X Capital Venture Acquisition Corp. III	Special purpose acquisition company	Chief Operating Officer, Head or Origination and Director
	10X Capital	Investment Firm	General Partner and Co-Head of Venture Capital
	Gaingels 10X Capital Fund	Investment Firm	General Partner
	Gaingels 10X Capital Fund I, LP	Investment Firm	General Partner
	Growth Technology Partners	Investment Firm	Founder and General Partner
	Flight VC	Investment Syndicate	Partner
Guhan Kandasamy	10X Capital Venture Acquisition Corp. III	Special purpose acquisition company	Chief Financial Officer
	10X Capital	Investment Firm	Chief Credit and Data Officer and Director
	Gaingels 10X Capital Fund I, LP	Investment Firm	Investment Committee Member
Oliver Wriedt	10X Capital Venture Acquisition Corp. III	Special purpose acquisition company	President
Christopher Jurasek	10X Capital Venture Acquisition Corp. III	Special purpose acquisition company	Director
	Eagle View	Technology	Executive Chairman
	Chelsea FC	Sports	Chief Executive Officer
Woodrow H. Levin	10X Capital Venture Acquisition Corp. III	Special purpose acquisition company	Director
	DraftKings Inc.	Sports Entertainment and Gaming	Director
	Extend, Inc.	Technology	Founder and Chief Executive Officer
Mike Brown	LAMF Global Ventures Corp. I	Special purpose acquisition company	Director
	Sacramento Kings	Sports	Head Coach
	Nigerian National Basketball Team	Sports	Head Coach

Potential investors should also be aware of the following other potential conflicts of interest:

•        Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•        Our Sponsor and other initial shareholders purchased founder shares prior to the date of our initial public offering and our Sponsor purchased private placement units in a transaction that closed simultaneously with the closing of our initial public offering. Our Sponsor and other initial shareholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of our initial business combination. The other members of our management team have entered into agreements similar to the one entered into by our Sponsor and other initial shareholders with respect to any public shares acquired by them in or after this offering. Additionally, our Sponsor and other initial shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete our initial business combination within the prescribed time frame or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our Existing Governing Documents. If we do not complete our initial business combination within the prescribed time frame, the private placement units will expire worthless. Furthermore, our Sponsor and other initial shareholders have agreed not to transfer, assign or sell any of their founder shares until consummation of our initial business combination. Subject to certain limited exceptions, the private placement units, private placement shares and private placement warrants, and the Class A ordinary shares underlying such warrants, will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors may own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our sponsor, officers or directors or completing the business combination through a joint venture or other form of shared ownership with our sponsor, officers or directors. In the event we seek to complete our initial business combination with an business combination target that is affiliated with our sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment bank which is a member of FINRA or a valuation or appraisal firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, we will pay our sponsor $20,000 per month for office space, secretarial and administrative services provided to members of our management team.

Our Initial Shareholders and Anchor Investors have agreed to vote their founder shares, and our Initial Shareholders and the other members of our management team have agreed to vote any founder shares they hold and any shares purchased in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Facilities

We currently utilize office space at 1 World Trade Center, 85th Floor, New York, New York 10007. The cost for our use of this space is included in the $20,000 per month fee we pay to our Sponsor for office space and secretarial and administrative services. Upon consummation of the Business Combination, the principal executive offices of AFRAG PubCo will be located at 445 Park Avenue, Ninth Floor, New York, NY 10022.

Competition

If we succeed in effecting the Business Combination with AFRAG, there will be, in all likelihood, significant competition from AFRAG’s competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively. Information regarding AFRAG’s competition is set forth in the section entitled “Information about AFRAG — Competition.”

Periodic Reporting and Audited Financial Statements

10X II has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, 10X II’s annual reports contain financial statements audited and reported on by 10X II’s independent registered public accounting firm.

We will provide shareholders with audited financial statements of the prospective target business as part of the proxy solicitation materials or tender offer documents sent to shareholders to assist them in assessing the target business. In all likelihood, these financial statements will need to be prepared in accordance with, or reconciled to, GAAP, or IFRS, depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses we may conduct an initial business combination with because some targets may be unable to provide such statements in time for us to disclose such statements in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame. We cannot assure you that any particular target business identified by us as a potential business combination candidate will have financial statements prepared in accordance with the requirements outlined above, or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that these requirements cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential business combination candidates, we do not believe that this limitation will be material.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2022. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

10X II’s MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “10X II,” “we,” “us” or “our” refer to 10X II prior to the consummation of the Business Combination. The following discussion and analysis of 10X II’s financial condition and results of operations should be read in conjunction with 10X II’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

We are a blank check company incorporated on February 10, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

On August 13, 2021, we consummated our initial public offering of 20,000,000 units, at $10.00 per unit (the “units”), generating gross proceeds of $200 million. Each Unit consists of one Class A ordinary share, par value $0.0001 per share, and one-third of one redeemable warrant (such Class A ordinary shares, the “public shares” and such warrants, the “public warrants”).

Simultaneously with the closing of the initial public offering, 10X Capital SPAC Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”), and Cantor Fitzgerald & Co. (“Cantor”) purchased an aggregate of 655,000 private placement units (the “private placement units”), each private placement unit consisting of one Class A ordinary share (the “private placement shares”) and one-third of one redeemable warrant (the “private placement warrants”), at a price of $10.00 per private placement unit, for an aggregate purchase price of $6,550,000, in a private placement.

Upon the closing of the initial public offering on August 13, 2021, a total of $200.0 million ($10.00 per Unit), comprised of $196.0 million from the proceeds of the initial public offering and $4.0 million from the proceeds of the sale of the private placement units, was placed in a trust account (the “Trust Account”).

As of October 1, 2021, our Class A ordinary shares and our public warrants began separately trading on Nasdaq.

The Merger Agreement

On November 2, 2022, we entered into an Agreement and Plan of Merger, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of January 3, 2023 (as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of January 3, 2023 (the “First Amendment”), and as may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) with 10X AA Merger Sub, Inc., a Delaware corporation and our wholly owned subsidiary (the “AA Merger Sub”) and African Agriculture, Inc., a Delaware corporation (“AFRAG”). The Merger Agreement and the transactions contemplated thereby were approved by our board of directors and the board of directors of AFRAG.

Pursuant to the Merger Agreement, we will, subject to obtaining the required shareholder approvals and at least one day prior to the Effective Time (as defined in the Merger Agreement), change our jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware at least one day prior to the Closing (the “Domestication”). Following the Domestication, Merger Sub will merge with and into AFRAG (the “Merger”), with AFRAG surviving the Merger as our wholly owned subsidiary. In connection with the Domestication, we will change our name to “African Agriculture Holdings Inc.” The Domestication, the Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

In accordance with the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock of AFRAG issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable common stock of African Agriculture Holdings Inc. (“AFRAG PubCo Common Stock”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the sum of (1) $450,000,000 and (2) the aggregate amount of any Company Pre-Closing Financing (as defined in the Merger

Agreement) by (ii) ten dollars ($10.00) by (y) the sum, without duplication, of the aggregate number of shares of AFRAG common stock that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon the exercise or settlement of options or restricted stock units of AFRAG (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, or (iii) issuable upon conversion of any AFRAG convertible note issued prior to the date of the Merger Agreement and outstanding at the Effective Time.

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Business Combination, including, but not limited to, (i) by our or AFRAG’s mutual written consent, (ii) by us, subject to certain exceptions, if any of the representations and warranties of AFRAG are not true and correct or if AFRAG fails to perform any of its respective covenants or agreements set forth in the Merger Agreement such that certain conditions to our obligations cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods, (iii) by AFRAG, subject to certain exceptions, if any of the representations and warranties made by us are not true and correct or if we fail to perform any of its covenants or agreements set forth in the Merger Agreement such that the condition to the obligations of AFRAG cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods, (iv) by either us or AFRAG if the Closing has not occurred on or before February 13, 2024 (the “Termination Date”), (v) by either AFRAG or us if the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law; (vi) by either us or AFRAG if the Extension Proposal (as defined below) is not duly approved on or before November 13, 2022, (vii) prior to obtaining the required approvals by our shareholders, by AFRAG if our board of directors changes its recommendation that our shareholders approve the proposals included in the proxy statement/prospectus or fails to include such recommendation in the proxy statement/prospectus, (viii) by AFRAG if certain required approvals are not obtained by our shareholders after the conclusion of a meeting of our shareholders held for the purpose of voting on such approvals, and (ix) by us if the required approvals by AFRAG stockholders have not been obtained within ten (10) business days following the date that the Registration Statement is disseminated by AFRAG to its stockholders.

AFRAG will be obligated to pay us a termination fee equal to 2.0% of the aggregate Merger Consideration if the Merger Agreement is terminated pursuant to clauses (ii) or (iv) of the preceding paragraph; provided that in the case of a termination under clause (iv) above, AFRAG will only be required to pay the termination fee if the transactions contemplated by the Merger Agreement were not consummated prior to the Termination Date primarily due to failure of AFRAG to provide information required to obtain SEC clearance of the Registration Statement (as defined in the Merger Agreement). We will be obligated to pay AFRAG a termination fee equal to 2.0% of the Merger Consideration if the Merger Agreement is terminated pursuant to clause (iii) of the preceding paragraph.

On January 3, 2023, the parties to the Merger Agreement entered into the First Amendment, pursuant to which AFRAG has agreed to provide all necessary assistance and cooperation in connection with a shareholder vote to amend the Charter to further extend the term of the Company, if necessary, including paying all reasonable out-of-pocket fees and expenses of AFRAG, the Company and AA Merger Sub (including, but not limited to, fees and expenses of outside counsel and any other agents, advisors, consultants, experts and financial advisors, employed by or on behalf of African Agriculture, the Company or AA Merger Sub) related to such extension.

Acquiror Support Agreement

Concurrently with the execution of the Merger Agreement, we entered into the Acquiror Support Agreement (the “Acquiror Support Agreement”) with AFRAG, and the Sponsor and our directors and officers (collectively, the “Class B Holders”) pursuant to which the Class B Holders agreed to, among other things, (i) vote at any meeting or pursuant to any action of written resolution of our shareholders all of their Class B ordinary shares, par value $0.001 per share, held of record or thereafter acquired in favor of the Business Combination, the Domestication and the other Proposals (as defined in the Merger Agreement) and (ii) be bound by certain other covenants and agreements related to the Business Combination, in each case, on the terms and subject to the conditions set forth in the Acquiror Support Agreement. Additionally, for a period ending six months after Closing (the “First Lock-up Period”), the Class B Holders will be subject to a lock-up with respect to one-third of the Lock-Up Shares (as defined in the Acquiror Support Agreement), and for a period beginning six months after Closing and ending twelve months after Closing (the “Second Lock-up Period”) the Class B Holders will be subject to a lock-up with respect to the remaining two-thirds of the Lock-Up Shares; provided that the lock-up shall expire upon the date on which the last reported sale price of the shares of AFRAG PubCo Common Stock exceeds $12.00 per share for any twenty (20) trading days within any consecutive thirty (30) trading day period during the Second Lock-up Period.

AFRAG Support Agreements

In connection with the execution of the Merger Agreement, we entered into a support agreement (the “African Agriculture Support Agreements”) with AFRAG’s majority stockholder, Global Commodities & Investments Ltd., and AFRAG pursuant to which Global Commodities & Investments Ltd. agreed to (i) vote at any meeting of the stockholders of AFRAG all shares of common stock of AFRAG held of record or thereafter acquired in favor of the Business Combination, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities prior to the Closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the African Agriculture Support Agreements.

The Standby Equity Purchase Agreement

Concurrently with the execution of the Merger Agreement, we entered into a Standby Equity Purchase Agreement (“SEPA”) with YA II PN, Ltd. (“Yorkville”) pursuant to which, subject to the consummation of the Business Combination, AFRAG PubCo has the option, but not the obligation, to issue, and Yorkville shall subscribe for, an aggregate amount of up to $100 million of AFRAG PubCo Common Stock at the time of AFRAG PubCo’s choosing during the term of the agreement, subject to certain limitations, including caps on issuance and subscriptions based on trading volumes. Each advance under the SEPA (an “Advance”) may be for an aggregate amount of AFRAG PubCo Common Stock purchased at 96% of the Market Price during a one-day pricing period or 97% of the Market Price during a three-day pricing period elected by AFRAG PubCo. The “Market Price” is defined in the SEPA as the VWAP (as defined below) during the trading day, in the case of a one day pricing period, or the lowest daily VWAP of the three consecutive trading days, in the case of a three day pricing period, commencing on the trading day on which AFRAG PubCo submits an Advance notice to Yorkville. “VWAP” means, for any trading day, the daily volume weighted average price of AFRAG PubCo Common Stock for such date on Nasdaq as reported by Bloomberg L.P. during regular trading hours or such other period in the case of a one-day trading period. The SEPA will continue for a term of three years commencing from the sixth trading day following the closing of the Business Combination (the “SEPA Effective Date”).

Pursuant to the SEPA, AFRAG PubCo will pay to Yorkville a commitment fee of $1.0 million, which is to be paid on the SEPA Effective Date. AFRAG PubCo can elect to pay the commitment fee by issuing AFRAG PubCo Common Stock to Yorkville in an amount equal to the commitment fee divided by the average daily VWAP for the five consecutive trading days prior to the SEPA Effective Date.

The Forward Purchase Agreement

Simultaneously with the execution of the Merger Agreement, 10X II and AFRAG entered into an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with Vellar Opportunity Fund SPV LLC — Series 8 (“Vellar”), a client of Cohen & Company Financial Management, LLC (“Cohen”). Pursuant to the Forward Purchase Agreement, Vellar intends, but is not obligated, to purchase through a broker in the open market 10X II’s Class A ordinary shares, including from public shareholders who elect to redeem their shares (such purchased shares, the “Recycled Shares”) in connection with the extraordinary general meeting to vote to approve the Business Combination. Vellar may also purchase additional Shares in an issuance from 10X II (such shares, the “Additional Shares” and, together with the Recycled Shares, the “Subject Shares”). Pursuant to the Forward Purchase Agreement, Vellar may purchase up to 4,000,000 shares, subject to automatic reduction to equal the amount of 10X II ordinary shares outstanding as of the redemption deadline and subject to increase to up to 10,000,000 shares upon mutual agreement of 10X II and Vellar (the “Maximum Number of Shares”). Vellar has agreed to waive any redemption rights with respect to any Subject Shares in connection with the Business Combination.

The Forward Purchase Agreement provides that on the earlier of (i) one business day after the closing of the Business Combination and (ii) the date any assets from the trust account are disbursed in connection with the Business Combination (the “Prepayment Date”), 10X II will pay to Vellar, out of funds held in its trust account, an amount (the “Prepayment Amount”) equal to (x) the price per-share paid to public shareholders who elect to redeem their shares in connection with the extraordinary general meeting (the “Initial Price”) multiplied by (y) the number of Recycled Shares on the Prepayment Date. On the Prepayment Date, 10X II shall also pay to Vellar, out of funds held in its trust account, an amount equal to the product of (x) the greater of (a) 5% of the Maximum Number of Shares and (b) 200,000 and (y) the Initial Price (the “Share Consideration”), and Vellar shall use such Share Consideration to purchase shares of AFRAG PubCo (the “Share Consideration Shares”). 10X II shall also reimburse Vellar up to $0.05 per Share for expenses actually incurred in connection with Vellar’s acquisition of the Shares. Any cash liquidity benefit provided by the Forward Purchase Agreement related to mitigating redemption withdrawals from the Trust Account prior to the Business Combination will be short lived because 10X II will be required to pay the Prepayment Amount no later than one business day after the Closing.

No later than two days prior to the Prepayment Date,10X II may request that Vellar provide it an amount in cash of up to 10% of the product of (a) all shares purchased by Vellar pursuant to the Forward Purchase Agreement and (b) the Initial Price (the “Prepayment Shortfall”) and Vellar shall pay the Prepayment Shortfall either (i) on the Prepayment Date, in which case such amount shall be deducted from the Prepayment Amount, or (ii) if Vellar submits a request to register the resale of the shares it holds prior to the Prepayment Date, one business day following the effective date of the resale registration statement. If 10X II elects to receive the Prepayment Shortfall the Share Consideration shall be increased to the product of (x) the greater of (a) 10% of the Maximum Number of Shares and (b) 400,000 and (y) the Initial Price.

From time to time following the Closing but prior to the Maturity Date (as defined below), Vellar, in its discretion,

•        may declare an early termination (an “Optional Early Termination”) of the Forward Purchase Agreement with regard to all or a portion of the Subject Shares (such shares “Terminated Shares”) and remit to AFRAG PubCo an amount equal to the number of Terminated Shares multiplied by a price (the “Reset Price”) that adjusts on the first scheduled trading day of each month to be the lowest of (a) the then-current Reset Price, (b) $10.00 and (c) the VWAP for the last ten trading days of the prior month, but in no case less than $6.00; and

•        may sell the Subject Shares, at any time and at any sales price, and, by notice to us, apply the proceeds of such sales to offset the Prepayment Shortfall, until such time as the Prepayment Shortfall has been fully repaid, to the extent 10X II elects to receive the Prepayment Shortfall;

provided, that Vellar may not declare an Optional Early Termination in respect of any Subject Shares sold to repay the Prepayment Shortfall. In addition, Vellar would not declare an Optional Early Termination in respect of Share Consideration Shares, nor would it make payments to AFRAG PubCo in respect of any Share Consideration Shares it subsequently sells. Vellar may, in its discretion, declare an Optional Early Termination as early as the day after the Closing and sell its shares at such time, which would provide cash to AFRAG PubCo in an amount equal to the number of Terminated Shares multiplied by the Reset Price.

To the extent AFRAG PubCo, following the closing of the Business Combination, sells, enters into any agreement to sell or grants any right to reprice, or otherwise dispose of or issues any Shares or any securities of AFRAG PubCo or any of its subsidiaries which would entitle the holder thereof to acquire at any time Shares at an effective price per Share less than the then existing Reset Price then the Reset Price shall be modified to equal such reduced price.

The Forward Purchase Agreement matures on the earlier to occur of (a) three years after the closing of the Business Combination Agreement and (b) the date specified by Vellar in a written notice delivered at Vellar’s discretion if either (i) the VWAP of the shares during 20 out of 30 consecutive trading days is less than $3.00 per share, (ii) we fail to register the Backstop Shares as required by the Backstop Agreement, or (iii) the shares cease to be listed on a national securities exchange (such date, the “Maturity Date”). Upon the occurrence of the Maturity Date, 10X II is obligated to pay to Vellar an amount equal to the product of (a) (x) the Maximum Number of Shares, less (y) the number of Terminated Shares, multiplied by (b) $2.00 (the “Maturity Consideration”) payable either in cash or in shares at the option of AFRAG PubCo. On the Maturity Date, Vellar shall return to AFRAG PubCo a number of shares of AFRAG PubCo Common Stock equal to the number of Recycled Shares less the number of Terminated Shares. In the event that the Maturity Shares are not (i) (a) registered for resale under an effective registration statement or (b) eligible to be transferred by Vellar without any restrictions and (ii) bear a restrictive legend (collectively, the “Share Conditions”), Vellar would be entitled to receive such number of shares equal to 225% of the Maturity Shares (the “Penalty Shares”); provided that if the Share Conditions are satisfied within 120 days of the Maturity Date, Vellar shall return to us the number of Penalty Shares that are valued in excess of the Maturity Consideration based on the 10-day VWAP ending on such date that the Maturity Shares satisfied the Share Conditions. At Vellar’s option, we will pay the Maturity Consideration on a net basis such that Vellar retains a number of shares due to us upon the Maturity Date equal to the number of Maturity Shares payable to Vellar, only to the extent the number of shares due to us is at least equal to the number of Maturity Shares payable to Vellar, with any remaining Maturity Consideration to be paid in newly issued shares. The Maturity Date may be accelerated upon occurrences described in the Forward Purchase Agreement.

A break-up fee equal to $500,000 shall be payable, jointly and severally, by 10X II and AFRAG to Vellar in the event the Forward Purchase Agreement is terminated by either 10X II or AFRAG, subject to certain exceptions. 10X II and AFRAG may terminate the Forward Purchase Agreement, without penalty, if the number of shares tendered by public shareholders for redemption in connection with the shareholder vote to approve the Business Combination represent less than 75% of the total outstanding Class A ordinary shares subject to redemption.

10X II has agreed to file, upon the request of Vellar, a registration statement with the SEC registering the resale of the Subject Shares and the Share Consideration Shares under the Securities Act of 1933, within 30 days following such request.

Non-Redemption Agreements

On November 2, 2022, concurrently with the execution of the Merger Agreement, on November 4, 2022, and on November 8, 2022, certain of our initial public offering anchor investors (the “Anchor Investors”) and certain other shareholders of 10X II entered into non-redemption agreements (the “Non-Redemption Agreements”) with us and our Sponsor. Pursuant to the Non-Redemption Agreements, such Anchor Investors and certain other shareholders of 10X II agreed for our benefit to (i) vote certain of our ordinary shares now owned or hereafter acquired (the “Subject 10X II Equity Securities”), representing 3,705,743 of our ordinary shares in the aggregate, in favor of the proposal to amend our organizational documents to extend the time we are permitted to close a business combination and (ii) not redeem the Subject 10X II Equity Securities in connection with such proposal. In connection with these commitments from the Anchor Investors certain other shareholders of 10X II, our Sponsor has agreed to transfer to each Anchor Investor and certain other shareholders of 10X II an amount of our Class B ordinary shares on or promptly after the consummation of the Business Combination.

On May 2, 2023 and May 5, 2023, certain investors of the Company (the “Second Extension 10X II Investors”) entered into non-redemption agreements (the “Second Extension Non-Redemption Agreements”) with the Company and the Sponsor. Pursuant to the Second Extension Non-Redemption Agreements, the Second Extension 10X II Investors agreed for the benefit of the Company to (i) vote certain Public Shares owned or acquired (the “Second Extension Subject 10X II Equity Securities”) in favor of the Second Extension Proposal (as defined below) and (ii) not redeem the Second Extension Subject 10X II Equity Securities in connection with the Second Extension Proposal. In exchange for these commitments from the Second Extension 10X II Investors, the Sponsor agreed to transfer to the Second Extension 10X II Investors (a) an aggregate of 188,177 founder shares in connection with the extension to August 13, 2023 and (b) to the extent the Company’s board of directors agrees to further extend the date to consummate a Business Combination to February 13, 2024, an aggregate amount of up to 564,530 founder shares, which includes the founder shares referred to in clause (a), on or promptly after the consummation of the Business Combination.

First Extension

On November 9, 2022, we held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”), to vote on an amendment to our Amended and Restated Memorandum and Articles of Association to, among other things, extend the date by which we must (1) consummate an initial business combination, (2) cease our operations except for the purpose of winding up if we fail to complete such initial business combination, and (3) redeem all of our Class A ordinary shares included as part of the units sold in our initial public offering (such proposal, the “First Extension Proposal”). At the meeting our shareholders voted to amend our Amended and Restated Memorandum and Articles of Association by special resolution, extending the date by which we must consummate our initial business combination from November 13, 2022 to May 13, 2023. On November 9, 2022, the Company filed the Special Resolution and the Company’s Second Amended and Restated Memorandum and Articles of Association with the Cayman Islands Registrar of Companies.

In connection with our solicitation of proxies in connection with the First Extension Proposal, we were required to permit our public shareholders to redeem their public shares. Of the public shares outstanding with redemption rights, a total of 212 of our shareholders elected to redeem 15,357,970 public shares at a per share redemption price of $10.09. As a result of such redemptions, approximately $154.9 million was removed from the

Trust Account to pay such holders, and approximately $47.8 million remained in the Trust Account as of March 31, 2023. Following the redemptions and as of March 31, 2023, we had a total of 4,642,030 public shares, including the public shares underlying the Units outstanding, with redemption rights outstanding.

See the Definitive Proxy Statement on Schedule 14A filed by the Company with the SEC on October 19, 2022 and the Current Report on Form 8-K filed by the Company with the SEC on November 9, 2022 for additional information.

Second Extension

On May 2, 2023 and May 5, 2023, certain investors of the Company (the “Second Extension 10X II Investors”) entered into non-redemption agreements (the “Second Extension Non-Redemption Agreements”) with the Company and the Sponsor. Pursuant to the Second Extension Non-Redemption Agreements, the Second Extension 10X II Investors agreed for the benefit of the Company to (i) vote certain Public Shares owned or acquired (the “Second Extension Subject 10X II Equity Securities”) in favor of the Second Extension Proposal (as defined below) and (ii) not redeem the Second Extension Subject 10X II Equity Securities in connection with the Second Extension Proposal. In exchange for these commitments from the Second Extension 10X II Investors, the Sponsor agreed to transfer to the Second Extension 10X II Investors (a) an aggregate of 188,177 Founder Shares in connection with the Second Extended Date, (as defined below) and (b) to the extent the Company’s board of directors agrees to further extend the date to consummate a Business Combination to the Additional Extension Date, (as defined below), an aggregate amount of up to 564,530 Founder Shares, which includes the Founder Shares referred to in clause (a), on or promptly after the consummation of the Business Combination.

We estimated the fair value of the investor interests attributable to the Founder Shares to be $103,231 or $0.13 per share as of November 4, 2022 and $43,473 or $0.23 per share as of May 5, 2023. The fair value for November 4, 2022 was determined using a discount for the probability of liquidation approach with a discount of 1.3% for the probability of liquidation and the value per shares as of the valuation date of $9.91. The fair value for May 5, 2023 was determined using a discount for the probability of liquidation approach with a discount of 2.2% for the probability of liquidation and the value per shares as of the valuation date of $10.25. Each Non-Redeeming Stockholder acquired from our Sponsor an indirect economic interest in such Founder Shares. The indirect economic interests were evaluated under ASC 480 and ASC 815. The value of the shares in the Initial Extension, and the shares eligible to be earned in the Additional Extension will be treated as an expense. The shares that have been earned in connection with the approval of the Second Extension Proposal with a fixed-for-fixed value will be credited to additional paid-in-capital. The remaining shares affiliated with any monthly extensions up to the Additional Extension Date will be treated as a derivative liability as a result of the variability in the value of shares due to the amount of shares held by the Investor (3.5% of the number of non-redeemed Class A ordinary shares). As the shares affiliated with any monthly extensions up to the Additional Extension Date become determinable and therefore fixed-for-fixed, the value of those shares will be transferred from a liability to equity. Any changes in the fair value of the shares will be recognized as an expense in the period of remeasurement.

On May 10, 2023, we held an extraordinary general meeting at which our shareholders voted to, among other things, approve an amendment to our Amended and Restated Memorandum and Articles of Association to further extend the date by which we must (1) consummate our Business Combination, (2) cease our operations except for the purpose of winding up if we fail to complete such Business Combination, and (3) redeem all of the Class A ordinary shares included as part of the Units sold in the Initial Public Offering, from May 13, 2023 to August 13, 2023 (the “Second Extended Date”), with optional additional extensions of up to six times by an additional month each time, at the option of our Board, until February 13, 2024 (the “Additional Extension Date” and such proposal, the “Second Extension Proposal”).

Additionally, on May 15, 2023, pursuant to the terms of the Charter, the Sponsor elected to convert 1,000,000 Class B Ordinary Shares held by it on a one-for-one basis into Class A Ordinary Shares, with immediate effect (such shares, the “Converted Shares”). The Sponsor will not have any redemption rights in connection with the Converted Shares, and the Converted Shares will be subject to the restrictions on transfer included in the letter agreement entered into by the Sponsor in connection with the IPO. Following such conversion, and as a result of the redemptions described above, as of June 30, 2023 there are an aggregate of 3,774,553 Class A Ordinary Shares issued and outstanding and 5,666,667 Class B Ordinary Shares issued and outstanding.

On August 8, 2023, the 10X II Board approved an additional one-month extension of the date by which the Company must complete its Business Combination, until September 13, 2023.

On August 8, 2023, we instructed Continental Stock Transfer & Trust Company to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at Morgan Stanley, with Continental Stock Transfer & Trust Company continuing to act as trustee, until the earlier of the consummation of our initial business combination or our liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the initial public offering and private placement are no longer invested in U.S. government securities or money market funds.

On September 11, 2023, the 10X II Board approved an extension of the date by which 10X II is required to complete an initial business combination from September 13, 2023 until October 13, 2023.

Liquidity and Going Concern

As of June 30, 2023, we had $12,449 held outside of the Trust Account and a working capital deficit of approximately $12.5 million.

Our liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from our Sponsor to cover certain expenses on behalf of the Company in exchange for issuance of Founder Shares, and loan proceeds from our Sponsor of approximately $87,000 under an unsecured promissory note. We fully repaid the amounts borrowed under the unsecured promissory note upon closing of the Initial Public Offering on August 13, 2021. Subsequent to the consummation of the Initial Public Offering, our liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor, members of our founding team or any of their affiliates provided us with $1,517,652 in Working Capital Loans (of which up to $1.5 million may be converted at the lender’s option into warrants to purchase the Company’s Class A ordinary shares at an exercise price of $11.50 per share).

In connection with our assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after February 13, 2024. The unaudited condensed consolidated financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern. We intend to complete an initial Business Combination before the Combination Period. Over this time period, we will be using the funds outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating a Business Combination.

Results of Operations

Our entire activity since inception up to June 30, 2023 related to our formation, the preparation for the Initial Public Offering, and since the closing of the Initial Public Offering, the search for a prospective initial business combination and expenses related to consummating an initial business combination. We will not generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of investment income from the Trust Account. We will continue to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence and transaction expenses.

For the three months ended June 30, 2023, we incurred a net loss of $400,782, which consisted of $1,077,750 in general and administrative expense, $60,000 in administrative expenses-related party, and loss in connection with non redemptions agreements of $130,418, partially offset by $439,819 in income from investments held in the Trust Account, change in fair value of non redemption agreement liabilities of $22,681, and $344,886 of change in fair value of forward purchase options liabilities.

For the three months ended June 30, 2022, we incurred a net loss of approximately $3,739,000, which consisted of approximately $3,949,000 in general and administrative expense and $60,000 in administrative expenses-related party, partially offset by approximately $270,000 in income from investments held in Trust Account.

For the six months ended June 30, 2023, we incurred a net loss of $1,307,238, which consisted of $2,295,598 in general and administrative expense, $60,000 in administrative expenses-related party, and loss in connection with non redemptions agreements of $130,418, partly offset by $941,320 in income from investments held in Trust Account, change in fair value of non redemption agreement liabilities of $22,681, and $154,777 of change in the fair value of forward purchase options liabilities.

For the six months ended June 30, 2022, we incurred a net loss of approximately $5,645,000, which consisted of approximately $5,815,000 in general and administrative expense and $120,000 in administrative expenses-related party, offset by approximately $290,000 in income from investments held in Trust Account.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2023 or December 31, 2022.

Commitments and Contingencies

Registration and Shareholder Rights

Pursuant to a registration rights agreement entered into on August 10, 2021, the holders of Class B ordinary shares, private placement units, private placement shares and private placement warrants and the Class A ordinary shares underlying the Working Capital Warrants and Working Capital Units that may be issued upon conversion of any Working Capital Loans will have registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We granted the underwriter a 45-day option from August 10, 2021 to purchase up to 3,000,000 additional units at the initial public offering price less the underwriting discounts and commissions. On September 25, 2021, the over-allotment option expired.

The underwriter was entitled to an underwriting discount of approximately $4.0 million, paid upon the closing of the initial public offering. In addition, approximately $7.0 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies and Estimates

The preparation of these unaudited condensed consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. We have identified the following as our critical accounting policies:

Class A Ordinary Shares Subject to Possible Redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to possible redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, all outstanding Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our consolidated balance sheet.

Under ASC 480, we have elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.

Immediately upon the closing of the initial public offering, we recognized the accretion from initial book value to redemption amount value. The change in the carrying value of the redeemable Class A ordinary shares resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average shares of ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) per ordinary shares does not consider the effect of the public warrants, the private placement warrants and the rights to purchase an aggregate of 20,000,000 Class A ordinary shares since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and six months ended June 30, 2023 and 2022. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Forward Purchase Agreement

The Forward Purchase Agreement is recognized as a derivative liability in accordance with ASC 815. Accordingly, we recognize the instrument as an asset or liability at fair value and with changes in fair value recognized in our consolidated statements of operations. The estimated fair value of the Forward Purchase Agreement is measured at fair value using a Monte Carlo simulation model, which was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. Any changes in these assumptions can change the valuation significantly.

Working Capital Loan-Related Party

The Company notes that the Working Capital Loans (as defined below in Note 5) include a conversion option. The conversion option was evaluated under ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). In accordance with ASC 815-10-15-74, the conversion feature is not required to be bifurcated from the note. The conversion feature was considered to be immaterial and considering the other terms of the Working Capital Loans, management believes the fair value of the Working Capital Loans is approximately equal to the carrying value.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The public warrants and the private placement warrants are classified in accordance with ASC Topic 480, “Distinguishing Liabilities and Equity” (“ASC 480”) and ASC 815, which provides that the warrants are not precluded from equity classification. Equity-classified contracts were initially measured at fair value (or allocated value). Subsequent changes in fair value will not be recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

The Forward Purchase Agreement (defined in Note 1) is recognized as a derivative liability in accordance with ASC 815. Accordingly, the Company recognizes the instrument as an asset or liability at fair value and with changes in fair value recognized in the Company’s condensed consolidated statements of operations. The estimated fair value of the Forward Purchase Agreement is measured at fair value using a Monte Carlo simulation model.

The transfer to the Second Extension 10X II Investors of Founder Shares in connection with the approval of the Second Extension Proposal are classified in accordance with ASC 480 and ASC 815, which provides that the Founder Shares are not precluded from equity classification. Equity-classified contracts were initially measured at fair value (or allocated value). Subsequent changes in fair value will not be recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

The transfer to the Second Extension 10X II Investors of Founder Shares to the extent the Company’s board of directors agrees to further extend the date to consummate a Business Combination to the Additional Extension Date is recognized as a derivative liability in accordance with ASC 815. Accordingly, the Company recognizes the instrument as an asset or liability at fair value and with changes in fair value recognized in the Company’s condensed consolidated statements of operations. The estimated fair value of the Forward Purchase Agreement is measured at fair value using a discount for the probability of liquidation approach.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), which simplifies the accounting for convertible instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 allows for a modified or full retrospective method of transition. For smaller reporting companies, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, and should be applied on a full or modified retrospective basis, with early adoption permitted for fiscal years beginning after December 15, 2020. The Company adopted ASU 2020-06 on January 1, 2023. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and, as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our condensed consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the independent registered public accounting firm’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT AFRAG

Company Overview

AFRAG is a holding company that operates principally through its wholly owned subsidiary, Les Fermes de la Teranga SA (“LFT”). LFT is developing AFRAG’s initial commercial farming business based in northern Senegal focusing on the production and sale of alfalfa for cattle feed and nutrition purposes. Alfalfa is a vegetation based protein primarily used in dairy cattle for milk and beef production.

We will sell alfalfa to owners and suppliers of cattle for feed and nutritional purposes, locally, regionally and for export. Over the next 2-3 years we expect to largely develop 25,000 hectares, or 62,000 acres, of land located at LFT. We further aim to expand the growing footprint within Senegal, Niger and potentially to other African countries.

Predecessor Company

Our predecessor company acquired LFT during the first quarter of 2018. Since that time considerable effort has been expended on preparing the farm for commercial operations, including ensuring the integrity of the water channels and other water assets, conducting soil analysis and feasibility studies, and beginning to clear and prepare the farm pivots for commercial operations. As such, prior to 2022, there has been no commercial revenue and related contribution. The growing activity to that point has been on a small pilot scale with the resultant produce of rice and sweet potato largely being donated to the local communities. In addition, the intended strategy of the prior owners was to focus on farming a crop significantly different than alfalfa and as such various assets that had been acquired by the prior owners and taken over by our company were not suitable for farming of alfalfa.

Current Company

During the third quarter of 2021, we began preparing the soil, land, pivots, irrigation and infrastructure to begin planting our pilot program. We began planting alfalfa in January 2022 across 305 hectares. We began our initial harvest in April 2022, and we have continued harvesting the crop to date which resulted in an average of approximately 2.4 tons of alfalfa per hectare, excluding the initial cuts, and a 15% to 24% protein yield. Initial cuts are typically lower yield in an alfalfa system due to the establishment of the root systems, and therefore the result of our initial planting is in line with global averages and our expectations. After the initial period of root establishment, it is our expectation, based on global historical experience and published scientific data, that the crop rotation cycle will occur every four-six weeks, allowing up to ten harvests during an annual period. From a seasonality perspective, it is our expectation that after the initial crops have been planted, other than potentially during a short rainy season, little seasonality should impact the rotation. Based on the yield and protein outcome results of the pilot, we expect to expand the pilot program to further test input and conditions to maximize yield before we begin the program of incremental planting expansion that we anticipate will grow to 10,000 hectares within 12-18 months and ultimately to occupy as much of the 25,000 hectares as is practical. At 10,000 hectares, we would expect our annualized run-rate yield to be approximately 250,000 tons. Our initial expectations are that we will yield approximately 25 tons of alfalfa per hectare per year, based on 10 cuts per year and 2.5 tons per cut. Warmer climate experiences in geographies such as California, and colder climates such as Romania and Canada, give credence to these historical yield expectations. While the results of our pilot program enhanced our confidence in our potential alfalfa crop yields, we are a relatively new company with a history of losses and there is no guarantee that our production estimates will be sustained in a larger commercial practice. Our independent auditors have expressed substantial doubt about our ability to continue as a going concern. For the fiscal year ended December 31, 2022 AFRAG incurred a net loss of approximately $26.3 million. and used cash in continuing operations of $2.7 million. AFRAG also incurred a net loss of approximately $19.1 million and used cash in continuing operations of $0.9 million for the six months ended June 30, 2023. Our operations have historically been financed principally by our majority shareholder, Global Commodities and Investments Limited and its affiliated entities, and there is no guarantee that we will generate enough sales or obtain additional financing necessary to support our continuation as a going concern. Further, any expansion of our operations beyond our 305 hectare pilot program will be dependent on the amount of proceeds received by AFRAG in the Business Combination, our ability to generate future revenue from operations and sourcing additional outside investment into AFRAG, none of which are guaranteed.

For our initial production, we took the added step of complementing our deeply experienced team with the services of FGM International, a leader in agricultural project implementation, particularly in Africa. In addition, we engaged ICS, a leading agronomist specialist in crops, soil, water, agricultural machinery and more. ICS has been a successful supplier of efficient machines and high-quality seeds to farms in the Middle East and Africa for approximately 30 years.

Our Business Strategy

AFRAG has three primary business strategies: Agriculture, Aquaculture and Environmental Carbon Offsets.

In agriculture, AFRAG’s primary asset is the 25,000-hectares in Senegal. After its 305-hectare pilot, AFRAG’s focus will be on the development of the additional acreage in a methodical fashion at the LFT Farm, optimized on a non-dormant alfalfa variety. While the market for cattle feed is expected to develop locally and regionally, the immediate customer base will likely be Saudi Arabia and the United Arab Emirates. In those markets, the production of forage crops is banned and a large quantity of the 14 million tons per year necessary is imported from the United States. This supply conduit’s sustainability is challenged for water supply related reasons. AFRAG anticipates growing identical crops in a similar fashion outside of Senegal, in the Niger River Valley and Mauritania. AFRAG expects to ultimately supply approximately a third of the current market with these three locations. The advantage of alfalfa, which AFRAG expects to produce ten cuts per year, is that it is a profitable and relatively fast production crop that can be produced efficiently in the environment where AFRAG will operate.

In aquaculture, AFRAG anticipates growing tilapia in its water channels as part of its fertigation program in conjunction with Willing Hands. It generally takes between seven and nine months for a tilapia to grow to maturity and AFRAG anticipates harvesting them then at approximately 1.25 pounds, which yields two four-ounce fillets. The fish achieve optimal growth potential at 73°F regardless of environment, which make AFRAG’s channels at the LFT Farm an optimal environment. The system will contribute to the sustainable fertilizer nature of the AFRAG approach, by using the fish’s waste as a natural fertilizer saving 95% of the water used in traditional agriculture. Leaf surface fertilization with liquid fertilizer produced from amino acids constitutes a potentially important source of nitrogen and is important for plant production. Fish emulsion is a fertilizer that is a half-decomposed mixture of finely ground up fish. It is then dried to kill micro-organisms. Fish emulsion contains up to 5% nitrogen with several trace elements that help improve soil microbes, resulting in more plant building blocks. AFRAG intends to participate in both marine and freshwater aquaculture when refrigeration facilities are established. AFRAG also intends to manage the wholesale purchase of fish from local fisherman, initially in Senegal and secondarily in East Africa, and in conjunction with processing, refrigeration, financing and logistics locally, ultimately adding sales and distribution to wholesalers in consumption markets in Europe and the Middle East.

AFRAG intends to deploy certain of its cash flow from operations into the creation of a carbon sequestration and reforestation program. AFRAG anticipates that its carbon offset production will generate carbon credits to be sold on a global carbon emission market via a reforestation program in areas adjacent to the LFT Farm initially, specifically from the Aleppo pine species, typically indigenous to semi-arid conditions. The markets for these credits increased substantially due to both corporate and government awareness and acceleration in terms of timing and magnitude. Typically, each metric ton of reduced emissions is represented by a financial instrument known as a carbon offset. In Niger, AFRAG has entered into agreements with the mayor and local governments of Ingall and Aderbissinatt under a 49-year lease term for the development of agricultural and carbon credit projects on the periphery of the Sahara desert. The project will involve the planting of a minimum of one million (1,000,000) hectares of trees in each area, for an aggregate of 2 million hectares to optimize the production of carbon credits in an area to be mutually agreed upon by the Parties with access to an underground aquifer for irrigation purposes for the sale of carbon footprints as well as water and usage rights. Each Municipality has also allocated an additional one hundred thousand (100,000) hectares of land in favorable areas for commercial production for local and industrial consumption of alfalfa (or other biomass products) on a large scale following hydrogeological and soil studies.

On May 14, 2022, AFRAG signed an agreement with the Directorate General of Water and Forests (“DGEF”) of Niger who manages forest reserves for a total area of 624,568 hectare to be reforested and developed by AFRAG for the identification and development of carbon credit projects in Niger. The agreement tenure is for 25 years duration, renewable after project assessment. After the start of the project, its duration may be extended for 20 years upon agreement between the parties. Pursuant to the DGEF agreement, AFRAG will provide logistical support and up to approximately $80,000 in funding to identify and develop carbon-absorbing activities. Following the first sale of carbon credits pursuant to the terms of the agreement, AFRAG will work with DGEF to support the project through training and provision of scholarships to Nigerian executives.

On July 25, 2023 AFRAG formed African Agriculture Mauritania LLC SARL as a wholly owned subsidiary. Following the formation of the Mauritanian subsidiary, AFRAG entered into a Partnership Contract the community of Gie Dynn and the Government of Mauritania effective as of September 27, 2023. The Partnership Contract provides AFRAG with a lease covering approximately 2,033 hectares of land in Mauritania. Approximately 80%, or 1,626 hectares, of land subject to the lease will be used by AFRAG for farming alfalfa with the balance being farmed, at AFRAG’s cost, at the direction of the Gie Dynn community. The Partnership Contract provides that AFRAG will to invest $30 million into this project during the 20-year term of the lease. The timing and use of such $30 million investment will be at AFRAG’s sole discretion. The Partnership Contract stipulates that AFRAG will pay an annual royalty of $300 per hectare for the 1,626 hectares managed by AFRAG, subject to an annual increase consistent with the household consumption index (a proxy for local inflation). In addition, AFRAG will pay 5% of annual net profits earned on the 1,626 hectares to the Gie Dynn community, with a minimum annual payment of $122,000. Gie Dynn will also receive representation on the Mauritanian subsidiary’s board of directors. The Partnership Contract also stipulates that AFRAG will provide training in agricultural techniques to the local community, development of local technical vocational schools, with no cost to the local communities. Pursuant to the terms of the Partnership Contract, AFRAG intends to begin work on the Gie Dynn project and make a $975,600 cash deposit guaranteeing the lease’s annual rent payments within three months of the Partnership Contract’s effective date.

Given its access to large customers with a variety of nutritional needs, the potential for by-products, logistics and technology applications, scalable land and water assets, AFRAG anticipates additional business lines and revenue opportunities may emerge over time. This may include the production of additional breadth of crops, the management of cattle, opportunities in dairy, more expansive fish breeding, and ammonia and fertilizer production.

Current operations

AFRAG sells alfalfa to owners and suppliers of cattle for feed and nutritional purposes, primarily in Senegal and the surrounding regions in Africa (including the Economic Community of West African States (ECOWAS) region) and the Middle East. Forage crops, such as Alfalfa have been banned from production in Saudi Arabia and the United Arab Emirates. In August 2021, AFRAG began preparing the pivots, irrigation and infrastructure to begin planting its pilot program. Center-pivot irrigation, also called water-wheel and circle irrigation, is a method of crop irrigation in which equipment rotates around a pivot and crops are watered with sprinklers, resulting in a circular area centered on each pivot that is irrigated. AFRAG began its pilot alfalfa program late in the fourth quarter of 2021 across 305 hectares. The initial harvesting of the pilot program crop began in the second quarter of 2022. To date, certain of the individual center pivot farm sections have been harvested between twelve to thirteen times with yields to date averaging approximately 2.4 tons per hectare, excluding the first cut. Studies have suggested that it takes three to four harvests of the alfalfa crop before consistent yields are achieved. with yields increasing from the first harvest as the alfalfa root system is established. Therefore, certain of the results to date are in line with AFRAG’s expectations of being able to achieve 2.5 tons per hectare in later harvests.

Pursuant to a Presidential Decree in Senegal, dated March 20, 2012, AFRAG can utilize 20,000 hectares, of land in conjunction with an additional 5,000 hectares of land leased from the local community in Fass Ngom. As of December 31, 2022, more than $30 million had been invested by previous owners of the LFT Farm, including AFRAG’s majority shareholder, Global Commodities & Investments Ltd., which is controlled by Mr. Frank Timis. Beginning in March 2022, AFRAG initiated its business operations in Niger, with business incorporation and performing initial survey work regarding land and soil fertility. Water evaluation and hydrogeological studies are ongoing, along with preliminary recruiting of farming operators and development.

As part of its initial strategy, AFRAG has initiated commercial shipments of alfalfa to Arab States of the Gulf (Cooperation Council for the Arab States of the Gulf) customers and anticipates potential expansion to Europe and Asia as the market for exports grows in conjunction with global population growth. Beyond that AFRAG is actively selling to Senegalese owners and suppliers of cattle.

Because of the fragmented nature of the agriculture industry, AFRAG must make a commercial decision between selling its product to larger volume purchasers at lower price points with higher consistency and certainty of longer-term contracts versus the local less-developed market for alfalfa in the ECOWAS region, where a large amount of cattle exist and are malnourished. According to AFRAG’s estimates, based on a world average for meat pricing of $10 per kg, cattle bred for meat purposes will imply a potential five times return on an alfalfa nutrition regimen and potentially up to seven times for dairy purposes, given enhanced productivity driven by alfalfa. Additionally, the measured dairy productivity in Sahelian regions of 8 liters per day, compares to European and North American averages in excess of 30 liters per cow per day.

The local customer base is expected to develop rapidly. Based on an increasing cohesion as a community, farmers in the region are progressively replacing their indigenous cattle that produce only 1 – 2 liters of milk a day with exotic cattle that can produce between 20 and 40 liters a day, substantially increasing both productivity and income. Over 1,200 milking cows including Holstein variety have recently been imported under government initiatives to begin expanding the dairy production in an effort to begin addressing food security concerns. Various cooperatives partnered with the USAID’s West Africa Trade and Investment Hub, including the Association for the Promotion of the Livestock in the Sahel and the Savanna that cover 12 African countries involving about 15,000 members, and the West Africa’s regional livestock association, which works with national federations across the region. Additionally, in 2020 the World Bank approved a US$150 million credit from the International Development Association (IDA) to support Senegal in strengthening agricultural productivity and helping build resilient, climate-smart and competitive food systems. AFRAG believes vertical integration into livestock management may be justified given the material revenue potential.

Livestock production involves at least 20 million people across West Africa, where vertically integrated distributor chains connect producers in the Sahel with consumption basins in urban areas and the coast. Estimated heads of cattle in ECOWAS alone is 100 million according to the World Bank, which given archaic measurement techniques may be conservative. Livestock production, marketing, and processing generate income for participants along the value chain and provide food and nutrition security in the region. Intraregional livestock trade is highly informal, and it appears revenue derived from such commerce is not measured officially. Livestock, consisting mostly of cattle and small ruminants, are traded live and lead the intraregional food trade. The African feed industry is predominantly driven by the poultry market. In most countries, poultry is the main source of animal protein, accounting for 80% of the commercial feed locally produced. With a current population of 1.2 billion inhabitants, a level expected to reach 2 billion by 2050 according to the Economist, Africa faces a major challenge to supply animal protein to its people, with a consumption of two to five kilograms of animal protein consumption anticipated per year.

Projected Business Operations

AFRAG expects to expand alfalfa sales into the cattle market in the ECOWAS region that incorporates Senegal, recently tabulated by the Organisation for Economic Co-operation and Development estimating that there are 60 million head of cattle, 160 million small ruminants and 400 million poultry in West Africa and the Sahel, translating to about 44% of the agricultural GDP in the region. Given a large number of artisanal cattle rearing, and minimal auditing and measurement, AFRAG believes this estimate may be conservative. According to the African Union, about 40% of the African landmass is used for pastoralism, though this differs between countries, with a pastoralist population estimated at 268 million. The market for alfalfa is expected to expand substantially in Africa as protein incorporated in diets grows to mirror the estimate of 25% of that of western consumption. While the cattle market reflects an evident need for alfalfa, due to the relatively small amount of heads of cattle per owner in Senegal, and a minimal amount of dairy or milking herds, and AFRAG’s limited experience in the Senegalese market thus far, AFRAG anticipates that the local Senegalese market will take some time to develop.

Over the next three to four planting seasons, AFRAG plans to develop 25,000 hectares, or 62,000 acres, of land in the Saint Louis region of northern Senegal (the “LFT Farm”) that will be capable of producing up to 625,000 tons of alfalfa per year in conjunction with a crop yield of approximately 25 tons per hectare per year. AFRAG expects that the crop harvest cycle will occur every four to six weeks, allowing up to approximately ten turns during an annual period. From a seasonality perspective, it is AFRAG’s expectation that after the initial crops have been planted before the rainy season little seasonality should impact the rotation. AFRAG expects that this will begin the program of incremental planting expansion that it anticipates will grow to 10,000 hectares within 12-18 months and ultimately to the predominance of the 25,000 hectares. The fulfilment of these growth goals is largely dependent on access to capital necessary for growth. Based on the foregoing, and by way of example, at 10,000 hectares AFRAG expects its annualized yield to be approximately 250,000 metric tons, and at 25,000 hectares, AFRAG expects its annualized yield to be approximately 625,000 tons. AFRAG’s initial expectations are that it will yield approximately 25 tons of alfalfa per hectare per year. Such expectations are based on global averages that vary in regions which have lower yielding crops per year given winter or dormancy environments to those in more optimal growth conditions such as those in Senegal and Niger that have both sun, year-round conditions and water prevalence. This assumption is predicated on 10 cuts per year and two and a half tons per cut. Colder climates such as Romania and Canada give credence to these lower yield expectations by virtue of their temperatures. On expansion in Niger, using the same metrics, AFRAG expects its production to be approximately 5,000,000 tons per year. If a commercial strategy of solely forage crop development is pursued, AFRAG’s farming operations in Niger are expected to develop in sequence with its further commercialization of its Senegalese properties. However, there are risks and uncertainties associated with completing AFRAG’s developments on schedule, which include access to capital, global supply chain issues and issues related to shipping logistics. While the results of our pilot program enhanced our confidence in our potential alfalfa crop yields, we are a relatively new company with a history of losses and there is no guarantee that our production estimates will be sustained in a larger commercial practice or result in enough sales to support our continuation as a going concern. Any expansion of our operations beyond our 305 hectare pilot program will be dependent on the amount of proceeds received by AFRAG in the Business Combination, our ability to generate future revenue from operations and sourcing additional outside investment into AFRAG, none of which are guaranteed. In addition, while AFRAG’s pilot program enhanced its confidence in its potential alfalfa crop yields, there is no guarantee that AFRAG’s production estimates will be sustained in a larger commercial practice.

Relative Crop Yields

AFRAG’s pilot yields in both sweet potato and rice point towards crop yields approximately 67% and 30% higher, respectively than other global environments due to soil quality, sun index and water abundance. AFRAG’s alfalfa pilot study produced plant growth and yield characteristics that exceed global averages, similar to its rice program. While AFRAG cannot guarantee that its future alfalfa yields will continue to exceed global averages, the results of the initial pilot program for alfalfa that began to be harvested in the second quarter of 2022 depicted a similar result of exceeding global averages and AFRAG believes is predictive of the yield and resultant of future operations.

Alfalfa

Alfalfa plays a significant role as a type of livestock forage for animal feed, due to its high protein and digestible fiber content. The crop is mainly used for feeding dairy cows, cattle, horses, sheep, and goats. The crop is highly adapted to hot and arid conditions, typical of the Sahara desert in which we operate, which allows for particular sun-cured alfalfa hay (dehydrated) to grow in a favorable environment. Abundant and regular irrigation by pivots allows high yields and, under optimum conditions, approximately a harvest every 28-30 days, when not impacted by the wet, rainy season, which based on the last 30 year history typically occurs 45-50 days per year. An alfalfa crop is usually planted for four or five years, with on average a cut each month in a country with the same heat and humidity as Senegal, such as the Imperial Valley of California where data is available. In North America, despite its seasons, the average total yield is 20 to 35 tons per hectare (or 8 to 14 tons per acre) per year (distributed in five or six cuts). Top yields (intensive farming) can exceed 40 tons per hectare or 16 tons per acre per year, and have been recorded in the Imperial Valley in California and Minais Gerias in Brazil. The alfalfa plant is highly adaptable to varying cultivation and weather conditions, showing great tolerance to drought. This can be achieved due to its root system, that can penetrate up to 15 to 30 feet. (4.5 to 9 meters), searching for water and nutrients. The average length of the root is four to five feet (1.2 – 1.5 m). The upper part of the plant is shorter compared to the root system. The plant’s height ranges from two to four feet (60 to 120 cm). The alfalfa plant thrives in well drained soils, as moist water laden soils promote the development of various diseases.

Furthermore, alfalfa has a high impact on carbon sequestration, and AFRAG believes alfalfa can generate over 4 tons per hectare per year of carbon credits, an additional commercial strategy to which Afrag aspires. Alfalfa is effective at sequestering carbon for a number of reasons, including its status as a perennial and a deeply rooting plant. While crops like corn and soy often have a net neutral or negative impact on carbon sequestration, carbon levels in the soil are elevated when alfalfa is included as part of the rotation. The root system of the alfalfa plant also lends itself to decreased amount of erosion potential with minimal amounts of soil leaving a field under alfalfa cultivation providing an additional key positive. Alfalfa is a nitrogen fixer that invests resources into its roots, keeping the soil dry thereby reducing decomposition, even in degraded soils.

Alfalfa is a high-protein roughage which is usually about 15 – 25% crude protein, over 50% total organic nitrogen and high in fiber and calcium. Alfalfa and corn generally complement each other, and in concert can form the basis for cattle diets. Grass hays are frequently low in protein and some alfalfa can raise the protein level for beef cattle or dairy purposes at the time of feeding. Low quality grass hay also spends more time in the rumen during digestion than alfalfa hay (70 compared to 36 hours). Therefore, animals fed some alfalfa hay can generally eat more, gain weight faster, produce more milk and maintain themselves in better condition. Alfalfa has an initial rate of ruminal digestion that is five to ten times greater than that of most grasses. The rapid microbial colonization and digestion of alfalfa reduces particle size and increases the passage of digesta from the rumen, enabling the animal to consume greater quantities of forage. Alfalfa is an excellent forage for high-producing cows. Cows efficiently use the high levels of protein, calcium and high-quality fiber in alfalfa for producing milk. Alfalfa has the potential to double the weight of livestock in as few as seven weeks, based on the U.S. experience.

According to the USDA, livestock requires the following amounts of protein per day:

Crude Protein (lbs per day)
Required	1.80
Supplied by Forage	0.88
Supplemental Need	0.92

In general, consumption of the original forage resource declines when cattle are fed concentrate feeds at the rate of 0.5 percent of body weight (six pounds for 1,200 — pound cows) or more. Substitute feeding is more frequently used for growing cattle than it is for mature beef cows. A lactating dairy cow can consume 14 to 16 lbs/day of alfalfa hay as a part of a mixed ration, or higher amounts on a more forage-intensive diet.

There are over 200 known varieties of alfalfa, but only six to eight are used commercially in scale. AFRAG chose three varieties to refine its strategy in Saint Louis, Senegal derived from semi-arid conditions in Australia in its pilot studies, and anticipate purchases for its expansion to be derived from TopNotch Seeds, Inc., a seed producer in California. Further study and dynamic refinement of optimal culture will be conducted simultaneously with additional harvests of the pilot, and during additional phases of the commercialization. Generally, different alfalfa varieties perform differently in various growing regions. The preparation for the cultivation of alfalfa starts during the summer of the previous year. Most farmers initiate preparation by fixing soil pH and gypsum levels. Many farmers add lime, through deep tillage, at a quantity of three to four tons per hectare. Lime is believed to increase the activity of nitrogen-fixing Rhizobium bacteria, while functioning as a soil conditioner. It is typical to add two to three tons of fertilizer per hectare before applying any nutrition or tillage method. Specific soil bacteria, called rhizobia, can infect the roots of legumes, like alfalfa. Unlike the response to pathogenic bacteria, legumes produce specialized root structures called nodules, into which the rhizobia grow. There they are fed and protected by the plant, they multiply, and they capture Nitrogen gas from the air and convert it to amino acids that the plant uses for growth.

Harvest of alfalfa normally takes place just before the flowering season in North America, in contrast to Africa and Senegal where seasons are less distinct. The machines used to harvest alfalfa typically cut the alfalfa as low as possible, without damaging the crown of the plant. The most common alfalfa harvesting technique is to use a harvest machine to chop the plants, arrange them in rows and allowing them to dry in the field. In this case, an unexpected rain will make the plants incur mold and may result in the decrease of the production’s quality. Following this step, a machine passes and turns two rows of harvested plants into one. After ensuring that the plants have dried, a tractor pulling a baler arranges the hay into bales that weigh from 100 to 2800 lbs. (50 to 1300 kg). The typical customer purchase for destination Saudi Arabia is 1,000kg bales, while Korea and certain markets in Asia prefer smaller bale sizes (below 100kg). While some of the global industry utilizes dehydration units to reduce water content for export, which facilitates an ability to transport large quantities, AFRAG’s customer base reflected a large intent to purchase a sun-dried variety which commands a price premium.

Due to its climate, and year-round heat, AFRAG will be using a non-dormant variety of seed for its pilot and its additional follow-up commercial program. Due to the nature of the shipping distances, and supply chain delays, the distance from Australia and California, AFRAG will investigate and compare yields in the initial stages of its planning, and may experience small variability in outcome.

Alfalfa in the United States and Global Markets

The alfalfa market in the United States is expected to grow at a compound annual growth rate of 5.89% over the forecast period to reach a market size of $20.5 billion in 2025 from $14.6 billion in 2019, according to industry analysis Marketwatch. Marketwatch also indicated that the global alfalfa hay market size was valued at USD $30 billion in 2022 and is forecast to a readjusted size of USD $36.4 billion by 2029 with a compound annual growth rate of 2.6% during the review period. As a component of the projected global growth, overall meat consumption is expected to account for 82% of the needs of the growth of alfalfa supply. The Asia-Pacific region led by China and the Latin American countries, with Brazil leading the region, are estimated to contribute to most of the global supply expansion of alfalfa. Growth in demand will be led by Organization for Economic Cooperation and Development (OECD) countries in the next decade. Capacity building, improved agriculture, increasing integration of modernized, and intensive production technologies are expected to increase the growth in supply in these countries.

The United States production of alfalfa accounts for 51.7% globally. In addition, the United States is also the world’s largest exporter of alfalfa. Over the past 10 years, as water shortages have become more common, the shrinkage in alfalfa acreage has become a driver to increased pricing. According to the National Agricultural Statistics Service, of the United States Department of Agriculture (USDA), California farmers in 2020 harvested just 515,000 acres of alfalfa, down from more than 1 million acres in 2010. Alfalfa plays a central role in the United States as a feed crop that complements high energy feed sources and substitutes, to some extent, for other sources of protein and roughage. For these reasons, the market for alfalfa is closely linked with markets for other feeds and grain and oilseed markets more broadly. Alfalfa is used in livestock rations, and especially dairy rations in the west. For this reason, alfalfa markets are closely linked to the commercial market for milk. The market for grains and oilseeds is global, as are the markets for meat, processed dairy products and, to an increasing extent, alfalfa hay. Fluid milk and high moisture content roughages have relatively low prices per unit of weight and are expensive to ship long distances. The USDA’s Foreign Agricultural Service (FAS) estimated 2020 total alfalfa and other hay (mostly grass) exports from the United States at almost 4.1 million MT, from non-existent production in 1980.

The USDA National Agricultural Statistics Service (NASS) estimates the value of alfalfa hay and hay products produced in the United States at $8.8 billion per year. Alfalfa is the fourth most widely grown crop in the country behind only corn, soybeans, and wheat Approximately 40% of the alfalfa produced in the United States is located in 11 western states. This region also supplies the vast majority of the seed for the nation’s alfalfa plantings, and it contributes significantly to exports of alfalfa hay and seed to Asia and the Middle East. Western states played a crucial historical role during the development of alfalfa in the United States, with production developing nationally the latter half of the 19th Century. A recent survey of western states showed a wide variety of production practices, ranging from 2 to 10 cuts per year, from very dormant to non-dormant varieties grown on soils from heavy clays to beach sands. While alfalfa is a relatively non-complex crop to grow, water, relative logistics and irrigation management are considered key limiting factors to large scale development.

All global agriculture markets have been impacted by supply chain disruptions directly attributed to the COVID-19 pandemic. The agricultural supply chain connects livestock and crop producers to processing and packing firms who in turn supply wholesalers, who then supply commercial, institutional, and retail customers who ultimately deliver agriculture products directly to individuals and households. Traditionally, disruptions to the supply chain resulted from regional disasters like fire, seasonal impacts like drought, or industry-specific disturbances such as labor disputes or regulatory challenges. However, disruptions stemming from COVID-19 have been global rather than regional, occurring with uncertainty of resolution rather than seasonal, and impact all sectors along the supply chain including producers, transportation, processors, points-of-purchase, and consumers. The health and economic fallout felt globally from this pandemic is impacting world trade. Global markets have been reduced since the outset of the pandemic, including those for agricultural products. Beef trade was hit by both a reluctance to allow shipments into some countries and the economic impacts of the pandemic. The same general health and economic forces that impacted the meat sector also disrupted the dairy sector. Processing was curtailed by workers contracting the virus in milk processing plants. Demand has been hampered by constraints to consumption, particularly from closures at restaurants and institutions such as schools, but also by loss of income. With reduced bottling and processing, prices fell sharply to historically recorded levels. There has been recent recovery in processing and prices. Additionally, by virtue of U.S.-China trade tensions, shipments to China have fallen appreciably during the same period.

Saudi Arabia is unable to grow alfalfa because previous cultivation of these crops drained the country’s ancient aquifer. In 2015, the Saudi Arabian government banned the local production of green forage for animals, for which groundwater would be used, on farms over 120 acres. Saudi Arabia, with 10 million tons per year of imports of forage crops, and the United Arab Emirates (UAE) with 2.5 million tons per year of imports, and large growing populations and regional distribution systems are globally reliant on consistent foreign alfalfa supply chains. For that reason Almarai, Saudi Arabia’s largest dairy, and the UAE’s Al Dahra started a trend of acquiring farmland in the southwest of the United States. Over the past 20 years, foreign companies have purchased more than 250,000 acres in six southwestern states for agricultural use. In addition to the Gulf countries, China, South Korea and Japan are substantial importers of alfalfa hay from the United States. Due to banning on local production of forage crops in many high demand countries, AFRAG believes that the demand dynamic for alfalfa will be impervious related to dynamics concerning the COVID-19 pandemic and future similar occurrences. Furthermore, the scrutiny on water administration in the Western United States is further expected to reduce supply and subsequently increase pricing for the commodity.

Additional applications of Alfalfa

Furthermore, alfalfa has considerable potential as a feedstock for production of biofuels and other industrial materials because of its high biomass production, perennial nature, ability to provide its own nitrogen fertilizer, and valuable co-products. Utilization of alfalfa as a biomass crop has numerous environmental advantages. There is an urgent need to increase the use of perennials in agricultural systems to decrease erosion and water contamination. Annual row crop production is a major source of sediment, nutrient (nitrogen and phosphorus), and pesticide contamination of surface and ground water. Perennial crops such as alfalfa can reduce nitrate concentrations in soil and drainage water and prevent soil erosion. Alfalfa cultivation also increases soil fertility through nitrogen fixation, improves soil quality, increases soil organic matter and promotes water penetration into soil. Alfalfa leaves and stems can be easily separated. The stem fraction is high in cellulose, the substrate needed for ethanol production. The leaves of alfalfa constitute approximately 45% of the total harvested crop and can be used as a valuable co-product. The leaf fraction contains 26 to 30% protein. Cutting frequency and pasture age are strategic variables in defining alfalfa crop management aimed at increasing biomass yield.

The concept of value-added agriculture is a portfolio of agricultural practices that enable farmers to align with consumer preferences for agricultural or food products with form, space, time, identity, and quality characteristics that are not present in conventionally-produced raw agricultural commodities. As defined by the U.S. Department of Agriculture, value-added products are (i) a change in the physical state or form of the product, (ii) the production of a product in a manner that enhances its value, as demonstrated through a business plan (such as organically produced products), and (iii) the physical segregation of an agricultural commodity or product in a manner that results in the enhancement of the value of that commodity or product (such as an identity preserved marketing system). As a result of the change in physical state or the manner in which the agricultural commodity or product is produced and segregated, the customer base for the commodity or product is expanded and a greater portion of revenue derived from the marketing, processing or physical segregation is made available to the producer of the commodity or product. We believe that this approach has not been magnified on the African continent, and is integral to AFRAG’s long term strategy.

Alfalfa undergoes various stages of processing to attain final customized product form such as pellets and cubes. The chain of processes includes harvesting, drying and densification of alfalfa. The goals of harvesting or to cut alfalfa at the growth stage provides the optimum combination of yield and quality and to maintain quality and minimize losses through proper preservation. The main difference between the alfalfa products is moisture content. Pelletizing may have a precipitous impact on the selling price of a ton of Alfalfa. However, only some markets have a preference for this form of feed and due to the generation of bicarbonates during the chewing and rumination process by cattle enabling digestion, not all markets and customers are focused on pellet form delivery. AFRAG intends to commercialize cubing units for up to 50 percent of its production capacity in Senegal for markets such as the United Arab Emirates and China that prefer delivery in this form. This will require additional capital expenditure and management focus.

Alfalfa grown at our LFT facility in Senegal is expected to have a competitive advantage versus that of United States origin. For decades, a significant portion of alfalfa grown in the western United States, as much as 17 percent in 2017, has been loaded onto trucks, driven substantial distances to ports on the west coast, and shipped to global destinations, primarily to China, Japan, Korea, Taiwan, the United Arab Emirates, and Saudi Arabia. The nautical distance from Dakar to the Persian Gulf is exactly half versus to the western United States, or 7,346 nautical miles vs 14,602 nautical miles. While port congestion and supply chain disruptions are temporary based on pandemic related aberrations, transportation distance and logistics are anticipated to be a major differentiator of AFRAG’s business operations. Additionally, because of the relative one-sided nature of cargo towards destinations in West Africa, with relative trade imbalance and lower export at present, there are vast resources, including empty containers available.

Corporate farms, researchers and policymakers warn drained aquifers threaten access to water for drinking and future crop production. The export of crops and the water used to grow them, known as virtual water, has been accelerating despite concerns that in drought-stricken areas such as the southwest of the United States, this system is unsustainable in the long term. Although virtual water itself is not inherently problematic — and can even reduce water usage in some cases — its extraction from water-stressed communities is sounding the alarm as water crises become more acute. Even as the Colorado River Basin enters its 21st year of sustained drought and climate change threatens to further exacerbate water scarcity, virtual water trading is expected to triple globally by 2100, with a large share moving from the United States to other countries. With scant rainfall, the southwestern aquifers, as well as the Colorado River, provide the main sources of irrigation water in the region, and both are threatened by drought and over drafting. Agriculture uses about 80 percent of the water in the Colorado River basin. In August 2021, the Federal government officially declared the first-ever water shortage in the Colorado River basin, which are expected to lead to mandatory water cuts in some states and Mexico in 2022. The shortage was triggered because water levels in Lake Mead on the Nevada-Arizona border, the largest reservoir in the United States, are projected to drop to a level where it can’t meet the water and energy demands of communities in the western United States.

Water policy advocates have long criticized the practice of growing water-intensive crops for export in water-scarce areas, focusing mainly on American companies and farmers. Now, though, foreign companies buying land to export those same crops are starting to receive more scrutiny under recent drought initiative acts of Congress. According to the USDA, as of 2019, 35 million acres of land are held directly by foreign investors, a number that doubled between 2004 and 2014. In January 2023, the states belonging to the Colorado River Compact of 1922 missed a federal deadline to resolve an agreement to make water use meet the Colorado River’s declining capacity, leaving the decision in the hands of the federal Bureau of Reclamation. On May 23, 2023 representatives from the seven Colorado River Basin states agreed to the submission of a Lower Basin, consensus-based system conservation proposal. The three Lower Basin states of California, Arizona and Nevada committed to measures to conserve at least 3 million-acre-feet (maf) of system water through the end of 2026, when the current operating guidelines under the compact are set to expire. Of those system conservation savings, 2.3 maf will be compensated through funding from the Inflation Reduction Act. Once officially approved by the Bureau of Reclamation, which operates the dams on Lake Mead and Lake Powell, the new agreement would be in place through 2026. We are aware of numerous federal, state and municipal considerations in the Western United States that will affect water usage for purposes of Alfalfa for export that are currently under revision given the water crisis.

Of vital concern to Chinese national interests, the Ministry of Agriculture, Government of China reportedly issued the “National Alfalfa Industry Development Plan (2016 – 2020)” with the aim to boost the production of alfalfa. The objective was to achieve production capacity of 5.4 million tons by 2020. The plan is reportedly a part of the recent changes in agricultural policies of China which is to promote planting of fodder among others, given the population growth. The growth of the organic segment of the alfalfa market is also expected during the next few years. This is particularly due to the cognizance of high-quality feed that results in the production of quality and safe products of animal origin. Further, in the European Union, Regulation (EU) No 2018/848 came into force on January 1, 2021 with the rationale of ensuring the integrity of organic production at all stages of the production and processing and distribution processes of animal feed, among others.

The United States, at 61% of global value, is the world’s leading hay exporting country, followed by Australia, Spain, Canada and Italy. While some forage is exported from other countries such as Argentina, Sudan, Morocco, France, Germany, Mongolia and Romania, these countries make up less than 11% of the world trade according to the International Trade Center. An important development in the past decade has been the emergence of China and Middle Eastern markets. These markets rose from negligible amounts in 2007 to millions of MT per year in 2017 for alfalfa. This increase was driven primarily by rapid expansion of modern dairy farms in China and Korea, and limitations of water resources in Saudi Arabia and the UAE. Water limitations and distance to markets are also major limitations in China. In 2007, about 85% of United States exports went to Japan and Korea. Over the past decade, China has become the largest importer of alfalfa from the United States, accounting for over 40 percent of total U.S. alfalfa exports. Shipments to Japan and Korea have grown as well, but Korea has been surpassed by Saudi Arabia and the UAE. The Middle East is second to Asia as the most important market for exported United States alfalfa. Water resource availability in many parts of the world plays a key part in the demand, as well as the supply, for international trade in forage crops. UAE and Saudi Arabia, both water-poor countries, have made domestic policy decisions which aim to stop the utilization of groundwater for forages.

With an effective rooting zone of four to six feet and the potential to reach 20 feet, alfalfa is capable of extracting nearly 70% of the available water in the soil. Growing demand for water-intensive products like meat and dairy are expected to spur even more virtual water exports. In a 2020 study in the journal Nature Communications, researchers estimated that virtual water exports around the world could triple by the end of the century, from 961 billion cubic meters in 2010 to 3,370 billion in 2100. The trade in non-renewable groundwater is expected to form a significant share of that increase, growing fivefold by 2050 and doubling its 2010 value by 2100. The United States is expected to be the biggest exporter of non-renewable groundwater according to the study, with exports going to the Middle East, South Asia, and Africa.

Because to this date, the Western United States commands such a material part of the world’s Alfalfa exports, AFRAG is watching the development of land use and expense in the Colorado River Basin which is a primary source for farm and rangeland irrigation across 5.5 million acres of land and is also used for municipal and industrial purposes by the region’s 40 million-plus residents. The region’s hydroelectric infrastructure provides up to 42 gigawatts of electrical power annually to area customers. As a result of the Colorado River Compact of 1922, the basin was split into two separate water apportionment regions, the Upper Basin, which covers Colorado, New Mexico, Utah, Wyoming and a small section of Arizona, and the Lower Basin, which covers the majority of Arizona and provides water to populated sections of Southern California and Nevada. Under the compact, each basin is allocated 7.5 million acre-feet (maf) yearly, with an additional 1.5 maf dedicated to Mexico. As the 100-year anniversary of the Compact lapses, 29 Native American tribes are renegotiating water allocations, along with other environmental issues. The tribes hold as much as 20% of the Basin’s water rights, equating to 2.9 million acre feet.

The State of California historically profited from other states not using their full water allocations. California has traditionally been diverting unused water apportioned to other states. Although allocated 4.4 maf of Colorado River water, California was using about 5.2 maf approximately 75 years after the compact was signed, 25% more than its allocation. In response to a directive from the Secretary of the Interior, California is working on a plan to limit its use of Colorado River water to 4. 4 maf per year, its legally apportioned amount. Nevada is seeking to obtain additional Colorado River water for the rapidly growing Las Vegas area, and Arizona is devising plans to use its entire entitlement, by banking or recharging water not presently needed. Further state-wide disputes are expected to contribute further to the water use efficiency, and to help AFRAG’s competitive positioning.

The Department of the Interior declared the first-ever Colorado River Basin water shortage on August 16, 2021. Arizona and Nevada, which combined generate nearly $6 billion in agricultural receipts, are expected to be directly impacted by additional cuts to water allocation. Continued drought conditions risk additional cuts across the Colorado River Basin, jeopardizing thousands more farm and ranch operations’ access to vital water resources. Agriculture is not expected to eliminated, just materially curtailed and more expensive, experiencing a jump thus far of over 40% in the cost of water per acre foot in 2021. It is expected that unavoidable reductions in farm water supplies and hydropower generation, ecosystem degradation, and urban areas will be needed to conserve water. In October 2022, U.S. Rep. Ruben Gallego (Phoenix, Democrat) filed the Domestic Water Protection Act of 2022, attempting to impose an excise tax of up to 300% on foreign entities exporting crops from dry parts of the country, an issue faced by Arizona, but certainly encompassed by other states that are governed by the Colorado River Compact.

Agriculture is a major component of the Colorado River Basin’s economy. This acreage provides economic inputs to both the U.S. and Mexico. As an example, in 2012, the seven U.S. states located in the Colorado River Basin produced roughly $37 billion in crops and $24 billion in livestock (USDA 2014). In Colorado, 85% of the water goes toward agriculture. A substantial portion of this is alfalfa. It is largely expected that these highly sensitive federal water issues will continue to undermine the cost structure of AFRAG’s competitors, and act as a major competitive edge for AFRAG’s operations and expansion.

AFRAG believes that access to an abundant and inexpensive water will remain an uncompromising barrier to entry for its competitors. The LFT Farm is surrounded by the Senegal River and the Lac du Guiers, and is 60km from the Atlantic Ocean, providing surface water access. Such access provides AFRAG’s water at approximately 1/100th of the cost of its foreign competitors, which also dramatically decreases AFRAG’s logistical challenges. Furthermore, the Senegal river is emptying to the Atlantic Ocean at the point where water is being extracted for irrigation, thereby not impacting other areas of commerce or environment.

AFRAG believes that alfalfa farming represents a sustainable agriculture product that can reconcile high productivity with preservation of the environment, and at the same time allow AFRAG to compete in a global market. Alfalfa can help to meet the challenges of climate change and pollution reduction, by favoring crop rotations capable of better preserving the soil and controlling weeds. The utilization of alfalfa through grazing may also reduce risks of pollution and production costs. Alfalfa will keep an important place in European agriculture, because it sustainably supports high quality dairy productions. These unique features can be further improved through technical and varietal innovation.

In addition, approximately half of the world’s farmers utilize livestock as a source of organic fertilizer enabling them to respond to the growing demand for organically produced food products. Alfalfa is a three-to-five-year cycle crop, and every year 20% of the alfalfa is pulled out and replanted as a part of the crop’s normal cycle. Additionally, Alfalfa is used to make biochar, a super charcoal made by heating any biomass oxygen. All of the cellulose, lignin and other, non-carbon materials gasify and are burned away. What remains is pure carbon — 40% of the carbon originally contained in the biomass, with an ability to create organic content in the soil.

AFRAG anticipates that its LFT Farm will deploy recent scientific and technical advances available throughout its development, and the processing and distribution processes to maximize its alfalfa output. AFRAG will incorporate U.S.-style good agricultural practices, or GAP, into its operations and will seek to integrate AFRAG’s customer’s agricultural and other practices into its processes and procedures so that buyers will have confidence that the product they purchase from AFRAG satisfies their standards. AFRAG believes that AFRAG will be among the only independent alfalfa manufacturers in Africa to employ these practices in its operations as they seek the highest quality products to sell in their home countries.

Biofuels Market

Because of alfalfa’s protein as well as its energy content, the relevance of alfalfa as a biofuel promises another area of AFRAG’s evaluation. Alfalfa leaves constitute approximately 45% of the total harvested alfalfa crop and can be used as a valuable co-product. The leaf fraction contains 26% to 30% protein. Cutting frequency and pasture age are strategic variables in defining alfalfa crop management aimed at increasing biomass yield. Alfalfa is a high-protein roughage which is usually about 15% to 25% crude protein, over 50% total organic nitrogen and high in calcium. By virtue of AFRAG’s access to by-products, its sun exposure and water access, AFRAG believes it will be able to participate in the global biofuels market. Replacing fossil fuels with biofuels has the potential to generate a number of benefits. In contrast to fossil fuels, which are exhaustible resources, biofuels are produced from renewable feedstocks, with substantially lower emissions. Thus, their production and use could, in theory, be sustained indefinitely. Bioenergy, derived from plants that use sunlight and CO2 to assimilate carbon into biomass, has emerged as a potentially sustainable energy source with low climate impact. Biomass quality depends on the plant composition, as cellulosic biomass is primarily comprised of cellulose, hemicellulose, lignin, and lesser amounts of other extractable components such as pectins and proteins that make up the plant cell wall. As the world transitions to sustainable energy systems, AFRAG is confident that it can agronomically select alfalfa for increased biomass should the needs of its customer base transition over time to simple supply of cattle feed, by selecting alfalfa that is left for longer duration with longer growth, which is typically deemed more appropriate for biofuel.

Livestock, which consume alfalfa, produce significant amounts of methane as part of their normal digestive processes. Direct livestock emissions account for about 70% of greenhouse gas emissions by the agricultural sector and approximately 10% of total greenhouse gas emissions, the third largest source of greenhouse gas emissions after the energy and transport sectors, according to the Environmental and Protection Agency (EPA). AFRAG is evaluating technology that will integrate additives for digestion with its alfalfa product and reduce methane emissions, that is derived from the use of algae as a probiotic.

Research suggests that reduced lignin alfalfa genotypes, currently in early commercial development for improved forage quality for dairy cows, will also have a higher ethanol yield compared to standard alfalfa types given experiences in recent studies that showed a more than 50% increase in sugar yield. (Current Opinion in Biotechnology; Volume 56, April 2019, Pages 49 – 55; Development and commercialization of reduced lignin alfalfa; Jaime Barros; Stephen Temple; Richard Dixon.) New transgenes conferring increased drought tolerance, increased biomass and improved protein quality are also being evaluated and will also likely have applications for both dairy and biofuels uses. Recent technological breakthroughs in harvesting technology and lignin modification further enhance the potential of alfalfa as a key biofuel feedstock. While AFRAG believes it will be able to compete in the biofuels market, and that its participation in such market can be a key part of its growth strategy, AFRAG has not incorporated any anticipated biofuel revenues into its forecasts and does not intend to do so until its specific strains and varieties have been identified.

Road transportation, flights, and shipping are heavily dependent on fossil fuels, generating 29% of greenhouse gas emissions during 2019 and approximately 7.3 billion metric tons of carbon dioxide annually, the last year of relevance prior to the outset of the pandemic. Biofuel replaces traditional fuels with those made from plant material or other renewable feedstocks. The two most common types of biofuels in use today are ethanol and biodiesel, both of which represent the first generation of biofuel technology. The International Energy Agency’s in a report from November 2021 on transport biofuels stated biofuel demand needs to increase form the 5% growth per year on average from 2010 – 2019 to average growth of 14% per year to 2030 to reach net-zero emissions by 2050, hence boosting targets for sustainable growth. The biofuel market has been hampered by lack of commercial scale, as well as the need for conversion technologies. The integration of AFRAG’s downstream ability to feeds animals, and derive animal fats as byproducts, coupled with optimal conditions for vegetable oils give AFRAG confidence in its aspiration to participate in the biodiesel space.

As AFRAG’s ability to work with dairy customers is established, a relatively nascent industry in Senegal, AFRAG anticipates the ability to capture naturally produced methane gas, which capture methane gases from cow waste, are the most efficient way to mitigate dairy emissions. The state of California has thus far spent over $300mm developing this technology. Typically, manure is flushed from cow stalls into an anaerobic digester, a sealed dam-like structure. Microbes that develop without oxygen break down the manure, thus releasing biogas, that is trapped under the cover, ultimately transported via pipeline to a facility that converts it into electricity or renewable natural gas for transportation fuel. This is an aspirational example of a new industry that could be derived from AFRAG’s alfalfa production.

Alternatives to diesel fuel include biodiesel and renewable diesel. Biodiesel, derived from fats such as vegetable oil, animal fat, and recycled cooking grease, can be blended with petroleum-based diesel. Some buses, trucks, and military vehicles in the U.S. run on fuel blends with up to 20% biodiesel, but pure biodiesel can be compromised by cold weather and may cause problems in older vehicles. Renewable diesel, a chemically different product that can be derived from fats or plant-based waste, is considered a “drop-in” fuel that does not need to be blended with conventional diesel. Other types of plant-based fuel have been created for aviation and shipping. More than 150,000 flights have used biofuel, but the amount of aviation biofuel produced in 2018 accounted for less than 0.1% of total consumption. An industry clearly in transition, in March 2022, Airbus conducted the first ever flight of its giant A380 jumbo jet using 100 percent biofuel, aspiring to bring the world’s first zero-emission aircraft to market by 2035. Adoption of biofuel by the shipping industry is also at levels far below the 2030 targets set by the International Energy Agency.

Renewable natural gas, or biomethane, is another fuel that could be used for transportation as well as heat and electricity generation. Gas can be captured from dairy operations, landfills, livestock operations, wastewater, or other sources. This captured biogas is then refined further to remove water, carbon dioxide, and other elements so that it meets the standard needed to fuel natural-gas-powered vehicles. A variety of feedstocks are currently under investigation for use as a source of biogas, all of which AFRAG believes it is well positioned to commercialize. Transitioning to biofuel only requires a modest reconfiguration, and not a full replacement, of existing infrastructure such as buses, gas stations, airplanes, refineries, automobiles and trucking fleets. For that reason, AFRAG believes the utilization of carbon mitigation strategies such as those provided by biofuel will act as an additional tool for climate change strategies.

Vegetable oils and animal fats are converted into biodiesel via a chemical process called transesterification, after which they are blended with diesel and used in trucks. Today, biodiesel accounts for about 3% of the diesel fuel sold globally. For comparison, 10% ethanol is blended into most of the gasoline sold today. Today, more than 78% of diesel vehicles coming off production lines are approved for up to B20 (a blend of 6% to 20% biodiesel) use. Biodiesel has several environmental benefits when compared to petroleum-based diesel fuel: it reduces lifecycle greenhouse gases by 86%; lowers particulate matter by 47%, reduces smog and makes air healthier to breathe; and reduces hydrocarbon emissions by 67%. Because of a livestock population in abundance in the ECOWAS region, AFRAG believes it is well positioned to participate in the growth of the commercial scale of this industry, via growth and production of the most cost effective and efficacious product varieties. While AFRAG has access in both geographic environments of Senegal and Niger ample scale to generate all of these products, and despite alfalfa being the foundation of its approach, AFRAG recognizes there are significant challenges to enter this aspirational business, including barriers to entry, heightened competition, and significant time lags from return on investment.

In conjunction with our academic partners, AFRAG intends to conduct a feasibility study later in 2023 on the growth of algae and its viability of use both as a pro-biotic to reduce emissions from cattle, as a biofuel with absorptive carbon properties, and additionally as a protein source for cattle feed and human nutrition purposes. Algae, being the fastest growing plant in the world, have potential of producing 23,000 liters of biofuel per acre which is an improvement compared to crop-based feedstocks, according to EIA International energy: outlook. Energy Information Administration, Office of Integrated Analysis and Forecasting US Department of Energy, Washington, DOE/EIA- 0484, 2006) Algae-based biofuels are also known as “third-generation biofuel” which do not compete for agricultural land, water and food. Although algae-based biofuels have a better potential than crop-based biofuels, algae do not accumulate significant quantities of storage lipids or triacylglycerols unless they are subjected to stress conditions. Thermal degradation of algae biomass produces hydrocarbon gas and oil. The bio-oil may not only be used as a fuel but also for the production of useful chemicals such as resins, fertilizers, solvents, and alcohols. A feasibility would entail an analysis to (I) extract the lipids of the selected algae variety for biodiesel production through transesterification and analyze the FAME (Fatty Acid Methyl Ester) necessary for biodiesel production, (II) conduct degradation of the remaining algae biomass for fuel production and test its quality, (III) assess the energy efficiency of such approach, and (IV) assess the integration of algae as a probiotic for methane degradation in conjunction with AFRAG’s alfalfa production and its impact on protein content. However, this study is aspirational in nature and will require further clarification of AFRAG’s current protein and fiber content.

Relative Logistics

AFRAG believes that the infrastructure at its LFT facility will be a driving factor behind its quality and consistency in reliably providing products for export. The LFT Farm currently approximately 235 km on paved roads from the Dakar port where freight passage to Dammam port in Saudi Arabia or Dubai in the United Arab Emirates is easily managed. The Blaise Diagne International Airport, 43 km east of the capital city of Dakar and 275km from the LFT Farm, commenced operations in December 2017. Furthermore, the current port cargo traffic supports an abundance of empty containers, that will be necessary to forward cargo onwards to its customers in the Gulf region.

AFRAG anticipates building a 20MW solar power plant on the facility of the farm, with expansion potential for up to an additional 40MW should it be necessary and grid derived power prove inadequate. The absence of consistent and inexpensive power is a large reason for large scale commercial farming not having been pursued on the African continent with successful results thus far, and AFRAG expects having its independent power plant to be a major competitive advantage when it is commissioned, due to consistency and long term economic benefit. The solar photovoltaic power plant developer is MPS Infrastructure Inc, (“MPS”) which will commission the design and will finance, build and operate the solar plant. The design for the plant has been provided by ABB (Switzerland) which concluded analysis of power needs with respect to 53% of power to be provided directly by the solar power generation and 42% of power to be provided by battery storage. An analysis by ABB has shown that no more than 5% of total power annually would be drawn from the national grid. AFRAG entered into a Framework Agreement with MPS on July 16, 2021 related to such power plant, and which AFRAG anticipates will be superseded by a 25 year Power Purchase Agreement which AFRAG believes will be executed prior to the commissioning of the project. AFRAG intends to advance the project when we have obtained commitments for sufficient capital to fund this initiative. There is no current commitment by any third party to fund such capital, and there is no guarantee that AFRAG will be able to obtain such capital in the future. Until and if we are able to commission such a power plant, we will continue to rely on Senegal’s national power grid and the use of diesel generators. AFRAG believes that such existing power sources do and will provide sufficient electricity to support AFRAG’s business and contemplated expansion for the next eighteen months. Should AFRAG’s planned expansion beyond eighteen months take place, and sufficient capital is raised to finance such further expansion, it is management’s expectation that the solar plant development will be viable. While there is sufficient grid power available, the solar plant provides the potential for lower power costs that are not grid dependent. ABB, which is part of AFRAG’s proposed development team, has extensive experience developing solar power programs in Africa in considerably less time than eighteen months. Furthermore, the current telecommunications provider to the farm has developed a solar installation with grid connectivity adjacent to the Senegal farm. This provides advantages for the feasibility of AFRAG’s intended solar development.

AFRAG provided MPS with substantive information required to complete the engineering and design for the power plant. AFRAG is in the process of working with MPS to determine the final location for the power plant and the future placement of the photovoltaic solar panels for expansion to 40MW. It is MPS’s obligation to design, finance, build and operate the power plant and determine the cost of building the plant. To expand the plant, MPS must verify that the location for the expansion is suitable both for providing power for irrigation and other needs and determining whether any outbuildings or service/administrative buildings are required or whether the Phase 1 administrative structure is sufficient.

Upon execution of the definitive agreements relating to the power plant, AFRAG expects MPS will have the following responsibilities: to contract, finance, build, commission and deliver a Solar PV Plant with a minimum power output of 40MW during peak hours with battery storage capacity to provide determined capacity at during non-peak hours; provide appropriate transformers in order to deliver power based on requirements and technical specifications; provide metering at the power generation source; provide management for the Solar PV Plant operations, as well as personnel to conduct maintenance and repairs; conduct operations in an environmentally friendly fashion. Upon execution of such definitive agreements, AFRAG expects to have the following responsibilities: negotiate and enter into a concession agreement with MPS and arrange for all agreements, consents and approvals by the local or federal government needed to operate the Solar PV Plant and to generate and deliver power; negotiate and enter into a 25-year power purchase agreement incorporating a take or pay provision with MPS; provide an interconnection point to receive the power generated; provide a workforce comprised of local residents to be available for all site preparation and for training and operation of the Solar PV Plant under supervision by MPS personnel; prepare the site for the Solar PV panels and other equipment to be delivered and installed per specifications provided by MPS; arrange for ground transport of the Solar PV Plant elements from the port of delivery to the site and for security during transport; assist MPS with local requirements and information regarding environmental; impact study (EIS), health and safety and other local requirements; and arrange for security at the site.

The terms of the power purchase agreement will specify delivery dates and penalties for delays. The power purchase agreement will include a tariff to be paid by AFRAG per kwhr and will stipulate that AFRAG must satisfy MPS as to its ability to pay the tariff during the term of the power purchase agreement. The tariff will be calculated once the pre-engineering and engineering are completed and the costs of the equipment plus the cost of operations will be agreed and determined in final definitive agreements.

The main challenges to the delivery of power per the schedule agreed by AFRAG and MPS are the delivery of long lead time items, including solar panels and battery storage units. These are not unique to this project but are global related to supply chain and logistics. ABB will secure commitments for delivery of these items within the time frame that will enable MPS to deliver power to the LFT farm within the contracted time frame, and will include non-performance penalties. ABB is a contractor working under and for MPS with regard to the technical design of the power plant. AFRAG has no direct contractual relationship with ABB.

The power plant is privately owned, located on the LFT premises, and there will be no sale of power to third parties. Therefore, no licenses, certifications or permissions are required.

The road system, access to an in-country oil refinery and pending further infrastructure development such as roads, port access and telecommunications systems will all contribute to AFRAG’s elevated logistics capability.

Further Expansion

In 2007, the African Union and the UN Convention to Combat Desertification mutually launched the Great Green Wall initiative (the “Great Green Wall of Africa”), spanning 11 countries west to east from Senegal to Djibouti, across the expanse of the Sahara desert. The initiative aims to restore degraded soil by creating a mosaic of different land uses, including sustainable farming, biodiversity, and restored patches of natural habitat. AFRAG intends to expand throughout the ECOWAS region and Africa, commensurate with the sustainability of its corporate margins and the ability of local agricultural conditions to facilitate its growth in a sustainable and economically meaningful fashion. This pertains to all aspects of its business including Agriculture, Aquaculture and Environmental offsets. As of June 2023, approximately 20 million hectares of land have been restored, of the 100 million hectares targeted.

AFRAG’s expansion plans include a multiplication of its agricultural farmland in Niger and Mauritania. AFRAG has entered into definitive agreements with the mayor and local governments of Ingall and Aderbissinat under a 49-year lease term for the development of agricultural and carbon credit projects. The project will involve the planting of a minimum of one million (1,000,000) hectares of trees in each area, for an aggregate of 2 million hectares to optimize the production of carbon credits in an area to be mutually agreed upon by the parties with access to an underground aquifer for irrigation purposes for the sale of carbon footprints as well as water and usage rights. Each Municipality will also allocate an additional one hundred thousand (100,000) hectares of land in favorable areas for commercial production for local and industrial consumption of alfalfa (or other biomass products) on a large scale following hydrological and soil studies. The program would be a component of the Great Green Wall. AFRAG has also been granted exclusive rights over the land for agricultural projects involving alfalfa (or any other biomass products) and environmental projects involving the sale of carbon credits, as well as rights to use the subsurface water for forty-nine (49) years over and under the areas of land allocated as to be confirmed post geological surveillance. This positions AFRAG, by virtue of its land and water footprint, to have substantial market share in global Alfalfa production as a single producer. The project in Niger brings fertility characteristics very similar to the soil, sun and water access of its property in Saint Louis, Senegal. To its detriment, Niger’s logistics are still under development but are expected to improve imminently with the completion of the Niger-Nigeria railroad system and other infrastructure initiatives of the current Presidential administration. It is expected that the majority of the production that will be derived from Niger will be made available to local and regional demand in Northern Nigeria and the ECOWAS region.

A large part of AFRAG’s Niger production is anticipated to be used for local and regional consumption. Livestock meat and products are jointly the largest source of animal protein in the Nigerien diet. Niger is a landlocked, import-dependent, Sahelian country with very strong commercial ties to neighboring Nigeria, Benin, and Burkina Faso, among others. Niger relies on the port of Cotonou (Benin) for the majority of international imports. Livestock rearing of cattle, sheep, and goats is practiced by over 80% of the population. Livestock export earnings are also essential for the national economy, contributing to 21% of total export earnings. Over 95% of livestock exports are destined for Nigeria at this time. Approximately three-quarters of the national territory is desert with minimal and erratic rainfall. In the more humid areas located in the southern part of the country, average annual rainfall ranges between 300 – 850 mm. Approximately 98% of the arable land is located in this southern area.

As noted above, effective September 27, 2023 AFRAG entered into a Partnership Contract with the Government of Mauritania, which has oversight of a land bank, and the local community of Gie Dynn, a contributor of the land to the land bank. AFRAG feels that this tripartite agreement is an attractive model for future growth as it emphasizes the importance of government support together with an active partnership with the local communities to drive food security, employment and socio-economic improvement for such communities. The contracted land in Mauritania is across the river from AFRAG’s Senegal operations and therefore shares the same favorable growing conditions as AFRAG’s Senegal farm and also benefits from favorable logistics considering its relatively easy access to the ports in Mauritania.

AFRAG is exploring the potential for additional crop work in conjunction with some of its potential offtake customers, This may include crops that have utility in the field of livestock and cattle feed such as cottonseed, as well as additional forage crops such as Sudan grass or Rhodes grass, that may be used to prepare for and alternate with alfalfa crops, and to promote fertility in cycles where the biological activity of the alfalfa crop may be paused. Additionally, AFRAG is also investigating the configuration of a tract of land for fish feed, to further feed the fish varieties that are growing in AFRAG’s water channels, as well as for algae-based biofuel. AFRAG is evaluating, via feasibility studies in Niger, the optimal crops and revenue maximization potential relative to the environment, as well as evaluation of water quality and quantity relative to AFRAG’s business strategy.

Fishery Business

Aquaculture is the breeding, rearing, and harvesting of fish, shellfish, algae, and other organisms in all types of water environments. There are two main types of aquaculture, marine and freshwater. Most of the growth in global fish production comes from aquaculture, as global wild catches have levelled off since 1990. Although production from African fisheries mirrors the global trend, growth of aquaculture in Africa has not significantly contributed to the global share. Aquaculture production in Africa only accounted for 2.5% of the production share in 2016, of which Egypt accounted for about two-thirds and Nigeria for one-sixth. That number grew to a 2.7% share by 2019. Compared to Asia, which represented 89% of global aquaculture share, aquaculture development in Africa has lagged far behind. Nevertheless, African aquaculture output has doubled in the past seven years and experienced accelerated growth at 10.1% annually for the last decade. By contrast, the U.S. National Oceanic and Atmospheric Administration (NOAA) efforts primarily focus on marine aquaculture, which refers to farming species that live in the ocean and estuaries. AFRAG intends to participate in both marine and freshwater aquaculture when its refrigeration facilities are established. AFRAG also intends to manage the wholesale purchase of fish from local fisherman, initially in Senegal and secondarily in East Africa, which AFRAG deems as another substantive growth region beyond ECOWAS in conjunction with processing, refrigeration, financing and logistics locally, ultimately adding sales and distribution to wholesalers in consumption markets in Europe and the Middle East. AFRAG expects the market for responsibly sourced fish for export to grow substantially in conjunction with global population growth and increase focus on sustainability by virtue of its increase in dietary protein.

AFRAG also conducted an aquaculture feasibility study, which concluded in January 2022, covering several issues, including evaluation of the biophysical attributes and topography of the proposed site, bathymetry of the water body, water quantity and water quality (temperature, alkalinity, dissolved oxygen, hardness, salinity, ammonia, PH, turbidity and water current/flow). Based on the findings of the study, AFRAG produced a design of the hatchery, the fish farm and the processing plant with bills of quantities, and a range of financial sensitivities. The study evaluated the site and the surrounding areas with regards to the needed infrastructure such as access to electricity, roads, fish landing, shipping, processing facilities, and accommodation for training. Additionally, the study evaluated buyers, comprised of both industries and individuals who purchase fish farm products and suppliers whose product and inputs are needed by the fish farm, such as hatcheries with ready-to-purchase fingerlings. The study compared proposed site attributes with the needs of cultured organisms and proper functioning of an aquaculture farm, considered biosecurity upon which allowable fish and farm density will be based, identified the required distance between farm sites, the distance between farm sites and other activities, the presence of critical infrastructure (i.e., roads, power facilities, feed mills, processing facilities, fish landing, shipping, input and output markets), issues and risks associated with the proposed site (such as those related to climate, water contamination, waste management, electricity supply, personal and physical security), the existence of any indigenous/artisanal fishing community rights, adjacent industries and housing, and other logistics. species based on the site analysis. Additionally, the study evaluated supporting industries for the aquaculture production process and choice of species based on the site analysis.

Commercial aspects of the aquaculture study included a review of potential buyers of the product(s), which included an analysis of the local market, regional market and international market, a review of capacity of the buyers to inform the production-capacity, review of the market requirements (i.e., live, iced, frozen, whole, headed and gutted or fillet), review of seasonal prices and seasonal demand for each product form, review of market options for excess and undersized production and review of the possibility of using any of the waste products resulting from the entire production cycle. Finally, there was an evaluation of the value-chain, which involved engaging quantity surveyors, civil engineers, architects, and land surveyors, to evaluate the viability of installing the hatcheries, fish farm, fish processing factory, and production facilities for fish oils and/or fish meal and other processed fish products. The conceptual planning determined what kind of buildings to include and where they should be located on the land AFRAG provided. Additionally, there was a structural planning analysis of the proposed facilities, planning of the design and layout of the hatchery, fish farm, and processing factory, and evaluation of altitude and the land elevation of the water bodies and surrounding areas. Lastly, there was a water quality assessment of neighboring water to determine its suitability for fish farming, including confirming that all of the requisite parameters are within acceptable and recommended ranges. This same assessment will also determine the type and quantity of phytoplankton and zooplankton species that are good natural food prey items for the tilapia in AFRAG’s water channels. It is expected that capital expenditure will enable this program, with the byproducts of the fish ecosystem, as well as the commercial opportunity attached to the fish itself to drive the value creation from this program.

With a 530 km coastline, fishing is the principal livelihood for the population of Senegal. Primary challenges for the industry include the low value creation of the fish at local wholesale versus the end user retail, and the need to modernize processes through investment. The sector contributes only 4% to gross domestic product but employs 17% of the working population. Directly and indirectly, it creates about 600,000 jobs in a country where full-time employment remains scarce. Fish also accounts for half of Senegalese people’s animal protein intake according to the World Bank. The country’s national dish, “ceebu jen” in the Wolof language or “thieboudienne” in French, has marinated fish as a main ingredient and is served with flavored rice and vegetables.

The dominance of artisanal fishermen who work in teams in canoes or as individuals using net or line to catch sardine or grouper creates several problems. Such fishing has expanded six-fold in 30 years, according to the World Wide Fund for Nature, and accounts for 80%, or 400,000 tons, of total local annual catch, most of it for Senegalese consumption. However, that practice is hard to monitor and regulate. Licenses are required by the Senegalese government, but this requirement is rarely enforced. The situation contributes to the depletion of fish stocks caused mainly by high volume trawlers operating, legally and illegally, in Senegal’s waters. Illegal fishing is a problem all along the west African coast. The most damage is caused by large trawlers, mostly foreign, operating under flags of convenience or acting in violation of national maritime sovereignty. Such trawlers scoop up huge catches in poorly monitored coastal waters. To date, Senegal is one of only a few African countries to have adopted a national strategy to combat illegal fishing, but national efforts are curbed due to the issue transcending national and regional borders.

Little processing, packaging or cold storage takes place in Senegal, at extreme heat, so the country is deprived of the revenues such activities could provide. Investments in infrastructure and storage facilities for the fishing industry are part of the government’s Plan for an Emerging Senegal (Plan du Sénégal Emergent, or PSE). According to “Western Africa’s missing fish: the impacts of illegal, unreported and unregulated fishing and under-reporting catches by foreign fleets”, a study published by the Overseas Development Institute in June 2016, Senegal loses over $300 million in revenue per year, or 2% of GDP, to illegal fishing. West Africa as a whole is estimated to lose $2.3 billion in revenues to illegal and illicit fisheries every year. Most of the large fishing vessels operating illegally are from the EU, China and Russia, according to researchers at Greenpeace and Oceana, the environmental campaign groups. Additionally, erosion as part of rising sea levels due to global warming has destroyed part of the sea wall and fishing infrastructure.

AFRAG anticipates growing tilapia in its water channels and infrastructure as part of its fertigation program. It generally takes between seven and nine months for a tilapia to grow to maturity and AFRAG anticipates harvesting them then at approximately 1.25 pounds, which yields two four-ounce fillets. Tilapia are considered a fresh water, warm water fish. The plants grown in aquaponics systems grow faster in a warm environment, which requires warm water flowing through the systems. Plants achieve optimal growth potential at 73°F regardless of environment, which make the channels at AFRAG’s LFT Farm an optimal environment. The system is a closed circle, by using the fish’s waste as a natural fertilizer saving 95% of the water used in traditional agriculture. Leaf surface fertilization with liquid fertilizer produced from amino acids constitutes a potentially important source of nitrogen and is important for plant production. Fish emulsion is a fertilizer that is a half-decomposed mixture of finely ground up fish. It is then dried to kill micro-organisms. Fish emulsion contains up to 5% nitrogen with several trace elements that help improve soil microbes, resulting in more plant building blocks. AFRAG intends to participate in both of marine and freshwater aquaculture when its refrigeration facilities are established.

Key challenges observed in Africa’s fish sector include fish supply deficit, low per capita fish consumption, and low contribution of aquaculture to total fish output produced in Sub-Saharan Africa. With a potential for similar consumptions characteristics driving demand for Alfalfa, in local, regional and export markets, demand for seafood products in the Middle East and Africa has been rising steadily, a trend that is likely to persist through the next decade. The value of the seafood market in the Middle East and Africa regions is projected to grow from $9.3 billion in 2019 to $10.7 billion in the next six years. Rising seafood per capita consumption, increasing demand for imported seafood products, and the emergence of specialty seafood restaurants are some of the factors anticipated to drive market growth in the region. An anticipated continued growth of seafood consumption will be the primary expansion driver. Africa’s economic growth is estimated at 3.4% for 2019 and 2020, according to the African Development Bank, with growth increasing to 3.6% in 2022, according to the World Bank. The growth is expected to expand the continent’s middle class, giving them more disposable income, which may accelerate that income group’s increasing preference for premium seafood products.

Growing urbanization is an additional factor of growth of the seafood market in both the Middle East and Africa, with demand surpassing supply, requiring a surge in imported products to plug the deficit, according to the Food and Agriculture Organization (FAO) and the OECD, which point to urbanization as a key driver shaping consumption trends, especially in Africa. The OECD estimates Africa’s urban population rose to 567 million in 2015 from 27 million in 1950, giving the continent one of the fastest urban growth rates in the world. The OECD further predicts Africa’s population will double by 2050, with 75 percent of the growth absorbed by urban areas. Growth in urbanization has shaped the nature and extent of fish consumption in many countries, according to the FAO in the 2020 edition of The State of World Fisheries and Aquaculture.

Urban inhabitants typically have more disposable income to spend in animal protein such as fish, and they eat away from home more often, according to FAO. Furthermore, infrastructure in urban areas allow for more efficient storage, distribution, and marketing of fish and fish products. The rising number of households with discretionary spending in Africa could underpin faster growth of the region’s consumer market according to Deloitte. The business advisory firm estimated the number of Africans with a capacity for discretionary spending on seafood at 375 million, or 34% of the continent’s population.

The African population is increasingly looking toward imported product to meet its demand. Africa imports up to 35% of the fish consumed in the continent, which AFRAG deems as a substantial opportunity given the abundance of coastline and ocean access. African fish imports, mainly affordable small pelagic varieties and tilapia, present an important source of protein and nutrition, especially for populations that are otherwise dependent on a narrow range of staple foods. The WHO (World Health Organization) Technical Report on protein and amino acid requirements in human nutrition states that the best estimate for a population average requirement is 105 mg nitrogen/kg body weight per day, or 0·66 g protein/kg body weight per day. More than two thirds of low-income countries’ burden of disease is related to communicable diseases, maternal and perinatal conditions and nutritional deﬁciencies, in contrast to developed countries where non-communicable diseases, such as cardiovascular disease, diabetes and hypertension, often related to over nutrition, contribute to nearly 80% of the burden of disease. Based on these reports, AFRAG believes there is a need to increase animal production and consumption in Africa to increase the intake of good quality protein along with other essential nutrients. Animal foods, as sources of protein, are likely to play a continued role in human diets. The global consumption of total protein in 2005/7, based on disappearance values of food, was estimated to be 85g protein per person, per day. This is more than the WHO recommendation of 75 g protein required by a 90 kg adult male per day. Africa has a daily per capita value of 62g per person per day.

AFRAG’s commercial strategy in the management of fish involves a multi-pronged approach to corporate, community and customer priorities. Access to a consistent power supply acts as a unique competitive advantage as AFRAG intends to have an ability to refrigerate and manage logistics and storage in tandem with global competitors, with an ability to optimize yields. AFRAG aspires to work with local fisherman to optimize the selling point of their daily catch, and with Willing Hands to grow and manage tilapia in its irrigation channels, which will enhance its ability to combine irrigation with fertilizer, or fertigate. AFRAG will work with local communities to provide fish for local consumption and with foreign off takers for export and global nutrition. Additionally, a byproduct of the tilapia growth, the bones, scales and oils will be processed for creation of additional fertilizer additives. AFRAG engaged Willing Hands AS to pursue a feasibility study on its water quality, its ability to develop a commercial strategy around tilapia growth, its ability to generate revenue from the sale of fish, and the generation of excreta for enhanced crop fertility in its water channels, and intends to develop its relationship into commercial operations.

Carbon Credit Business

AFRAG anticipates that its carbon offset production will generate carbon credits to be sold on a global carbon emission market via a reforestation program in areas in Niger designated for tree growth, specifically from the Aleppo pine species, typically indigenous to semi-arid conditions. AFRAG aspires to conduct a feasibility study on its environmental program to assess the viability of carbon credits as a revenue source, relative to the tree species that are indigenous to the Sahara. Third party verification of such credits is essential to the commercial aspects of this business, and the ability to meet the legal and performance standards established in such a protocol is mandatory to its success.

The market for these credits has increased substantially due to both corporate and government awareness, and acceleration in terms of timing and magnitude. Typically, each metric ton of reduced emissions is represented by an instrument known as a carbon offset. Businesses buy the offsets, with proceeds from the sale of credits accruing to the landowners and The Nature Conservancy. Buyers then use those credits to subtract an equivalent amount of emissions from their own ledgers. The urgency of the planet’s climate crisis is scientifically well appreciated, leading scientific bodies to warn that global emissions must be cut by half by 2030. Private sector participation has dramatically increased, but much of that corporate emissions-cutting is accomplished through buying offsets. There are four major online registries where companies buy offsets. These registries create methodologies outlining rules that offset projects have to follow. Once a project is set up, a third-party verifier must confirm that it follows these rules. Offsets can be sold only when the verifier has signed off.

There are numerous examples supporting this. A number of recent examples of recent corporate activity reducing their carbon footprints include:

•        J.P. Morgan Chase & Co., Inc. which paid almost $1 million to preserve forestland in eastern Pennsylvania.

•        The Walt Disney Company spent hundreds of thousands of dollars to keep the city of Bethlehem, Pennsylvania from aggressively harvesting a forest that surrounds its reservoirs.

•        BlackRock Inc. paid the city of Albany, New York to refrain from cutting trees around its reservoirs;

•        In 2020, Delta Air Lines Inc. vowed to allocate $1 billion over the next decade, much of it on carbon offsets, aiming to become the first carton neutral airline globally.

•        In 2019, Royal Dutch Shell plc announced plans to spend $300 million over three years on reforestation projects that will eventually generate offsets by increasing the amount of carbon trees and soil absorb.

•        Microsoft Corp. announced a goal to be carbon negative by 2030 and to remove its historical carbon emission by 2050.

•        Google LLC has announced it has eliminated its legacy carbon emissions since 1998 and will become carbon free by 2030, which will require them to buy millions of offsets.

In October 2022, Business-software provider Salesforce Inc. launched a marketplace for carbon credits that will tackle transparency and quality issues called Net Zero Marketplace, with close to 90 projects selling carbon credits that support programs such as forestry, soil health and renewable-energy in the developing world.

AFRAG believes that the future of the world’s energy supply will include a substantive mix of low emission energy supply, as well as offsets to existing carbon utilization. For decades scientists, companies, and lawmakers searching for inexpensive ways to ratchet down emissions have viewed carbon offsets with great promise. By allowing companies or governments to pay, and take credit for, cheaper emissions reductions beyond their fence lines, the cost of addressing climate change becomes less formidable. It also allows industries with little flexibility, such as airlines, where cleaner biofuels are not yet widely available to power fleets, to start taking action to reduce their net emissions. Offsets will need to grow by at least fifteen times current production amount if the world is to eliminate carbon emissions by 2050, as estimated by Mark Carney, special envoy on climate action and finance to the United Nations and former governor of the Bank of Canada and the Bank of England, who started a task force, Taskforce on Scaling Voluntary Carbon Markets (TSVCM), to help boost the credibility and supply of offsets. The carbon offset market, originally introduced after the Kyoto Protocol took effect in 2005, required wealthy countries via the international climate treaty to reduce their greenhouse gas emissions and created a market for buying and selling carbon offsets to lower the cost of hitting these targets. However, about two-thirds of offset projects allowed into this market did not represent true emissions reductions, per analysis.

The trading of carbon credits can help companies, and the world, meet ambitious goals for reducing greenhouse-gas emissions. The TSVCM, sponsored by the Institute of International Finance (IIF) with knowledge support from McKinsey, estimates that demand for carbon credits could increase by a factor of 15 or more by

2030 and by a factor of up to 100 by 2050. Overall, the market for carbon credits could be worth upward of $50 billion in 2030. The market for carbon credits purchased voluntarily, rather than for compliance purposes, is important for other reasons. Voluntary carbon credits direct private financing to climate-action projects that would not otherwise get off the ground. These projects can have additional benefits such as biodiversity protection, pollution prevention, public-health improvements, and job creation. Carbon credits also support investment into the innovation required to lower the cost of emerging climate technologies. Scaled-up voluntary carbon markets would facilitate the mobilization of capital to the “Global South”, where there is the most potential for economical nature-based emissions-reduction projects. Given the demand for carbon credits that could ensue from global efforts to reduce greenhouse-gas emissions, it’s apparent that the world will need a voluntary carbon market that is large, transparent, verifiable, and environmentally robust.

Today’s market, though, is fragmented and complex. Some credits have turned out to represent emissions reductions with questionable origin. Limited pricing data make it challenging for buyers to know whether they are paying a fair price, and for suppliers to manage the risk they take on by financing and working on carbon-reduction projects without knowing how much buyers will ultimately pay for carbon credits. The evolution of EU Emissions Trading System (EU ETS) acts as a cornerstone of the EU’s policy to combat climate change and its key tool for reducing greenhouse gas emissions cost-effectively. It is the world’s first major carbon market and has served to streamline the consistency of supply and payment, and the creation of a commercial market. Because AFRAG’s program is not expected to generate credits prior to 2024, the commercialization risk and capital expenditure to finance the project is largely expected to be funded by ongoing business operations.

Carbon credits can help companies to meet their climate-change goals. Under the 2015 Paris Agreement, nearly 200 countries have endorsed the global goal of limiting the rise in average temperatures to 2.0 degrees Celsius above preindustrial levels, and ideally to no more than 1.5 degrees. Reaching the 1.5-degree target would require that reduction of global greenhouse gas emissions by 50% from current levels by 2030 and reduced to net zero by 2050. Carbon credits are anticipated to be integral to meet these goals, especially in hard-to-abate sectors such as oil, aviation, steel and cement. At the COP26 conference in Glasgow in November 2021, adding to the momentum, financial services firms with around $130 trillion in assets pledged to align their business with the net-zero goal. Specifically, The Net Zero Asset Managers initiative, which includes BlackRock, Vanguard and 126 others managing US$43 trillion of assets, are targeting net-zero emissions by 2050 across all their holdings. According to BlackRock, climate change is the #1 ESG issue for asset managers in the United States. AFRAG believes climate-related disclosures will encourage the purchase of carbon credits for those emissions that cannot yet be eliminated so companies can avoid reputational risk. The number of S&P 500 companies publishing sustainability reports in 2011 were 20%, by 2019 that number had grown to 90%. In 2019, 500 companies held net-zero targets; and by 2020 that number had grown to 1,565 companies. The number of companies with net-zero targets in May 2023 was over 1,800 according to the Net Zero Stocktake report.

To meet the worldwide net-zero target, companies will need to reduce their own emissions as much as possible while also measuring and reporting on their progress, to achieve the transparency and accountability that investors and other stakeholders increasingly want. For some companies, however, it is prohibitively expensive to reduce emissions using today’s technologies, though the costs of those technologies might go down in time. Moreover, at some businesses, certain sources of emissions cannot be eliminated. For example, making cement at industrial scale typically involves a chemical reaction, calcination, which accounts for a large share of the cement sector’s carbon emissions. Because of these limitations, the emissions-reduction pathway to a 1.5-degree warming target effectively requires negative emissions, which are achieved by removing greenhouse gases from the atmosphere.

Purchasing carbon credits is a mechanism for a company to address emissions it is unable to eliminate. Carbon credits are certificates representing quantities of greenhouse gases that have been kept out of the air or removed from it. While carbon credits have been in use for decades, the voluntary market for carbon credits has grown significantly in recent years. McKinsey estimates that in 2020, buyers retired carbon credits for some 95 million tons of carbon-dioxide equivalent (MtCO2e), which would be more than twice as much as in 2017. African Agriculture believes that the future of the world’s energy supply will include a substantive mix of low emission energy supply, as well as offsets to existing carbon utilization. Under the 2015 Paris Agreement, nearly 200 countries have endorsed the global goal of limiting the rise in average temperatures to 2.0 degrees Celsius above preindustrial levels, and ideally to no more than 1.5 degrees. Reaching the 1.5-degree target would require that reduction of global greenhouse gas emissions by 50% from current levels by 2030 and reduced to net zero by 2050. Carbon credits are anticipated to be integral to meet these goals, especially in hard-to-abate sectors such as oil, aviation, steel and cement. At the COP26 conference in Glasgow in November 2021, adding to the momentum, financial services firms with around $130 trillion in assets pledged to align their business with the net-zero goal.

As efforts to decarbonize the global economy increase, demand for voluntary carbon credits could continue to rise. Based on stated demand for carbon credits, demand projections from experts surveyed by the TSVCM, and the volume of negative emissions needed to reduce emissions in line with the 1.5-degree warming goal, McKinsey estimates that annual global demand for carbon credits could reach up to 1.5 to 2.0 gigatons of carbon dioxide (GtCO2) by 2030 and up to 7 to 13 GtCO2 by 2050. Depending on different price scenarios and their underlying drivers, the market size in 2030 could be between $5 billion and $30 billion at the low end and more than $50 billion at the high end. While the increase in demand for carbon credits is significant, analysis by McKinsey indicates that demand in 2030 could be matched by the potential annual supply of carbon credits of 8 to 12 GtCO2 per year. These carbon credits would come from four categories, avoided nature loss including deforestation, nature-based sequestration such as reforestation, avoidance or reduction of emissions such as methane from landfills, and technology-based removal of carbon dioxide from the atmosphere.

However, several factors could make it challenging to mobilize the entire potential supply and bring it to market. The development of projects would have to ramp up at an unprecedented rate. Most of the potential supply of avoided nature loss and of nature-based sequestration is concentrated in a small number of countries. All projects come with risks, and many types could struggle to attract financing because of the long lag times between the initial investment and the eventual sale of credits. Once these challenges are accounted for, the estimated supply of carbon credits drops to 1 to 5 GtCO2 per year by 2030.

On 18 January 2023, the British newspaper the Guardian published an article that included claims about the value of carbon credits issued by Verra, Verra registers REDD projects that meet its Verified Carbon Standard and issues carbon credits for projects that have successfully implemented and achieved emission reductions by reducing deforestation or forest degradation The premise of the claims challenged emission reductions that are typically calculated by comparing the difference between: (a) baseline emissions (i.e., the emissions that would have occurred without the REDD project); and (b) actual emissions (i.e., the emissions that occurred with the REDD project).The claims refuted the measurement from baseline, used insufficient data sampling, and cited peer reviewed literature, one of the three scientific studies never having been published. While the technical review published by Verra refuted these claims, it is conceded and anticipated that as the industry matures, the validity of standards, techniques will be challenged, measured and subsequently upgraded.

High-quality carbon credits are scarce because accounting and verification methodologies vary and because credits’ co-benefits such as community economic development and biodiversity protection are seldom well defined. When verifying the quality of new credits, an important step in maintaining the market’s integrity, suppliers tend to endure long lead times. When selling those credits, suppliers face unpredictable demand and can seldom fetch economical prices. Overall, the market is characterized by low liquidity, scarce financing, inadequate risk-management services, and limited data availability. These challenges will require verification methodologies to be strengthened, and verification processes streamlined. Clearer demand signals would help give suppliers more confidence in their project plans and encourage investors and lenders to provide with financing. All these requirements could be met through the careful development of an effective, large-scale voluntary carbon market. Because of the disjointed nature of the market AFRAG believes a significant opportunity exists for it on the African continent. Today’s voluntary carbon market lacks the liquidity necessary for efficient trading, in part because carbon credits are highly heterogeneous. Overall, the inconsistency among credits, from aspect such as derivation, quality, or from volumes too small to generate reliable daily price signals means that matching an individual buyer with a corresponding supplier is a time-consuming, inefficient process transacted over the counter.

To streamline efficiency, a typical strategy would be for a company to establish its need for carbon credits by disclosing its greenhouse-gas emissions from all operations, along with its targets and plans for reducing emissions over time. To compensate for emissions from sources that it can eventually eliminate, AFRAG might purchase and “retire” carbon credits, claiming the reductions as their own and taking the credits off the market, so that another organization is not able to claim the same reductions. It could also use carbon credits to neutralize the so-called residual emissions that it would not be able to eliminate in the future. The establishment of a digital and efficient reporting process would enable the transparency for the development of the market.

Limiting the rise of global temperatures to 1.5 degrees Celsius will require a rapid, drastic reduction in net greenhouse-gas emissions. While companies and other organizations can achieve much of the necessary reduction by adopting new technologies, energy sources, and operating practices, many will need to use carbon credits to supplement their own abatement efforts to achieve net-zero emissions. A robust, effective voluntary market for carbon credits would make it easier for companies to locate trustworthy sources of carbon credits and complete the transactions for them. Just as important, such a market would be able to transmit signals of buyers’ demand, which would in turn encourage sellers to increase supplies of credits. By enabling more carbon offsetting to take place, a voluntary carbon market would support progress toward a low-carbon future.

Limiting global warming to 1.5 degrees Celsius requires that global annual greenhouse-gas emissions be cut by 50% of current levels by 2030 and reduced to net zero by 2050. To achieve these goals, deep, broad-ranging, and rapid action to lower emissions must begin immediately across all sectors of the economy. As more companies commit to reaching net-zero emissions, they will be expected to show how they plan to meet these targets with an appropriate mix of direct emissions reductions and emissions offsets using carbon credits.

The world’s largest recorded reforestation project to date, the “Great Green Wall of Africa”, has covered only 4% of its target area but is more than halfway towards its 2030 completion date. The Great Green Wall was conceived in 2007 by the African Union as a 7,000km, or 4,350-mile, cross-continental barrier stretching from Senegal to Djibouti that would hold back the deserts of the Sahara and Sahel. Its supporters said it would improve livelihoods in one of the world’s poorest regions, capture carbon dioxide and reduce conflict, terrorism and migration.

To achieve the 2030 target for the Great Green Wall, it is estimated more than twice that area will need to be restored every year at an annual cost of $4.3 billion. By 2030, the initiative intends to restore 100 million hectares of currently degraded land, sequester 250 million tons of carbon and create 10 million green jobs. The results varied enormously from country to country. Ethiopia, which started reforesting earlier than other nations in the region, is a frontrunner, having reportedly planted 5.5 billion seedlings on 151,000 hectares of new forest and 792,000 of new terraces. Once complete, the Ethiopian initiative, which they named the “Great Green Wall,” will be the largest living structure on the planet, an 8,000 km natural wonder of the world stretching across the entire width of the continent. The initiative brings together African countries and international partners, under the leadership of the African Union Commission and Pan-African Agency of the Great Green Wall. The 11 countries selected as intervention zones for the Great Green Wall are Burkina Faso, Chad, Djibouti, Eritrea, Ethiopia, Mali, Mauritania, Niger, Nigeria, Senegal, and Sudan.

Other countries have lagged due to different geographies, levels of governance and economic development. Burkina Faso planted 16.6 million plants and seedlings and Chad 1.1 million, though both nations received more financial support for the project. A major problem is monitoring. Individual nations provide their own estimates, but there are doubts as to how many of the 12 million trees planted in Senegal, for example, have survived. Some scientists have expressed skepticism about creating walls of trees when grasslands can be more effective in certain regions. Shifting climate patterns have also slowed or reversed the expansion of some deserts. There is also greater political support for investing in soil restoration and water management of productive areas rather than planting trees in remote, sparsely inhabited areas. This has affected the objectives, if not the enthusiasm and effectiveness, of the project. Monitoring and evaluation are arguably the greatest of the obstacles.

AFRAG’s reforestation commercialization program is expected to take longer than the balance of the agriculture and aquaculture programs to mature in terms of revenue generation. The initial phases will involve the initiation of a feasibility study on the Aleppo Pine species, a review of the applicability Conditions of Verified Carbon Standard (VCS), CCBS, and Relevant Methodologies, examination of risks including policy risks, market risks and project-level risks, and identification of Local Biologists and Local Community Specialists outline of approved VCS Auditors. Further steps to commercialization will include the project potential, Including co-Benefits and registration of project with VCS-Approved Registry. A First Verification Event is expected within approximately the next 24 months, which will initiate AFRAG’s ability to make commercial sales.

Expansion in Niger

AFRAG’s expansion plans include a multiplication of its agricultural farmland in Niger. AFRAG’s definitive agreements with the mayor and local governments of Ingall and Aderbissinat — for the development of agricultural and carbon credit projects will involve the planting of a minimum of one million (1,000,000) hectares of trees in each area, for an aggregate of 2 million hectares to optimize the production of carbon credits in an area to be mutually agreed upon by the parties with access to an underground aquifer for irrigation purposes for the sale of carbon footprints as well as water and usage rights. Each municipality will also allocate an additional one hundred thousand (100,000) hectares of land in favorable areas for commercial production for local and industrial consumption of alfalfa (or other biomass products) on a large scale following hydrological and soil studies. The program would be a component of the Great Green Wall. AFRAG will be granted exclusive rights over the land for agricultural projects involving alfalfa (or any other biomass products) and environmental projects involving the sale of carbon credits, as well as rights to use the subsurface water for forty-nine (49) years over and under the areas of land allocated as to be confirmed post geological surveillance. In addition, in May 2022, AFRAG signed an agreement with the Directorate General of Water and Forests of Niger who manages forest reserves for a total area of 624,568 hectare to be reforested and developed by AFRAG. The agreement tenure is for 25 years duration, renewable after project assessment. After the start of the project, its duration may be extended for 20 years upon agreement between the parties.

Niger, which is located in the heart of the Sahel, has a concentrated economy with agriculture accounting for approximately 40% of its GDP. Foreign direct investment in Niger reached US$8.2 billion in 2020. The mining sector, in particular uranium, has traditionally constituted the largest share of foreign direct investment in Niger. Niger is ranked 132 (out of 190 countries) in the 2020 Doing Business report published by the World Bank. This represents an increase of 11 positions compared to the previous ranking. Niger improved access to credit information by expanding the activities of the credit bureau and starting to provide data on utility companies. The government of Niger adopted various measures to attract more investment. These include revising the process of obtaining building permits, strengthening the system for settling disputes relating to the execution of contracts, improving the performance of the electricity sector and improving the registration and transfer of title deeds. Adopting a new investment code, reducing the minimum capital required to start a business and improving access to water are all efforts to encourage investment, mainly in the resource sector the main asset of the country. The government also improved its anti-corruption system and has asked to reinstate the Extractive Industries Transparency Initiative.

Mohamed Bazoum was elected president in elections held in December 2020 and February 2021, marking the first democratic transfer of power in the country’s history. It is largely expected that agriculture will benefit from the reopening of the border with Nigeria while the industrial sector will benefit from the increase in the global demand for, and boom in, oil production. Real GDP is projected to reach 6.2% in 2022 and approximately 10% as of 2023 with the initiation of oil exports post construction of an export crude pipeline.

In September 2017, Niger adopted a new Economic and Social Development Plan (PDES), which the World Bank used to prepare its Country Partnership Framework (CPF) with Niger for the 2018 to 2022 period. The World Bank’s strategy in Niger is based on three basic pillars that include boosting productivity and income in rural areas, developing human capital and social protection and strengthening governance. The goal is to accelerate economic and social development in Niger by tackling the obstacles that impede growth and poverty reduction efforts. On September 20, 2021, the World Bank was financing 19 national projects and 13 regional projects valued at $3.19 billion, including grants and loans. These projects support the development of several sectors including energy and extractive industries (15.1%), water and sanitation (13.5%), agriculture (10.2%), transport and infrastructure (9.9%), social protection and employment (9.1%), assistance with reforms (7.8%), health and nutrition (7.5%), education (7.4%), urban development, disaster management and resilience (6.4%), social sustainability and inclusion (5%), governance (4.4%), digital development (3.1%) and poverty and equitable growth (0.6%).

While fertility levels have declined rapidly in most parts of the world, many countries in the sub-Saharan African region of the Sahel have seen acceleration, leading to rapid population growth. The average woman in Niger, for example, has 7.2 children according to the Population Reference Bureau 2018 World Population Data Sheet. The average in developing countries is 2.6 children per woman.

With an annual growth rate of 3.8%, the world’s highest, Niger could see its population of 22.2 million nearly triple to 63.1 million by 2050. Half of the population of Niger is under the age of 15, representing a higher proportion than any other country.

Niger has one of the lowest electrification rates in the world at 10% of the population, or less than 1% in rural areas, according to the state-controlled electric power generator and transmission company, Société Nigérienne d’Electricité (Nigelec). The country is also ranked 189 out of 189 on UNDP’s Human Development Index and 3rd to last on the World Bank Human Capital index. Extreme poverty is an estimated 41.5% in 2019, affecting more than nine million people. It also faces many challenges to increase access to sanitation and potable water, particularly in rural areas where access to water is 44.2% and 7% for sanitation. 42% of children are stunted in Niger, and at risk of cognitive and physical limitations that can endure a lifetime. According to the Food and Agriculture Organization, 51.7% of the population, or 11.1 million people, suffered from severe food insecurity during the period from 2016 to 2018, whereas the average for Sub-Saharan Africa is 25.1%.

The agricultural resources in Niger offer significant potential. Freshwater rivers and lakes are subject to seasonal floods and droughts that can limit their availability for people and for agriculture. At present only 5% of arable land is irrigated. A study, the results of which were published by the International Atomic Agency, has quantified the water that is hidden under the surface in aquifers. Due to changes in climate that turned the Sahara into a desert over centuries, many of the aquifers underneath were last filled with water over 5,000 years ago. The scientists conducting the study collated their information from existing hydro-geological maps from national governments as well as 283 aquifer studies. The studies depict the total volume of water in aquifers underground, at 100 to 250 meters below ground level, is 100 times the amount found on the surface and the continent of Africa is sitting on a vast reservoir of groundwater. This correlates to the footprint of AFRAG’s land grant at Ingall and Aderbissinat. The team produced the most detailed map yet of the scale and potential of this hidden resource. Demand for water is set to grow markedly in coming decades due to population growth and the need for irrigation to grow crops. A study by the United Nations Environment Program (UNEP) and the World Agroforestry Centre found there is enough water falling as rain over Africa to supply the needs of approximately nine billion people.

AFRAG intends to explore numerous crops in its commercialization efforts in Niger, including the continuation of its alfalfa program, in the identical fashion, both duration, crop variety and sale process as AFRAG is pursuing in Senegal. Due to the inland nature of the operations in Niger, AFRAG anticipates the timing of the regional market development for alfalfa will coincide with commercial activities, and will mitigate the need for export and sea borne trade. Additionally, AFRAG intends to explore an additional variety of alfalfa configured for biomass, and its potential for use as a power source.

The Niger River, with a total length of about 4100 km, is the third-longest river in Africa after the Nile, Congo and Zaire Rivers, and the longest and largest river in West Africa. The irrigation potential has been estimated at 556,000 hectares, of which about 200,000 hectares fully controlled and the rest for partially controlled schemes. At present about 187,000 hectares are equipped in the Niger basin, but of this 57,000 hectares are already abandoned and of the remaining 130,000 hectares irrigated more than 60% need to be rehabilitated.

Through a technical cooperation (TC) regional project carried out from 2012 to 2017, the International Atomic Energy Agency (IAEA) initiated a study of confirmation of the British Geologic Survey of 2012. These studies had confirmed African subterranean water resources, identifying a substantial water reserve of up to 300 billion liters underneath Niger. The water is estimated to measure at two thirds of a million cubic kilometers. The water that’s available for human extraction measures at 100 times the total surface water on the entire continent, at a water of depth of 20m – 600m.

The Lullemeden sedimentary basin is located in Mali, Niger and Nigeria, with minor areas in Algeria and Benin. The study included location, overall topography, climatology, land use and vegetation types, exploitation and water supply, geology and hydrogeology of the Lullemeden Aquifer System. The Lullemeden Aquifer System provided water balance equipment and trained local scientists from 13 Member States — Algeria, Benin, Burkina Faso, Cameroon, Central African Republic, Chad, Ghana, Mali, Mauritania, Niger, Nigeria, Senegal, and Togo — to help manage joint water resources in support of sustainable socioeconomic development. Five main cross-border aquifer systems were studied and mapped during the initial phase: the Lullemeden aquifer system, the Liptako-Gourma-Upper Volta system, and the Senegal-Mauritania, Chad and Taoudeni basins.

The Lullemeden sedimentary basin covers a region of approximately 525,000 square kilometers with about 31,000 square kilometers in Mali, 434,000 square kilometers in Niger and 60,000 square kilometers in Nigeria. The current population in this area is approximately 15 million, with 65% in Niger and 34% in Nigeria. The Lullemeden basin is being utilized by wells from 40m to 100m deep, with a few deeper exploratory and production boreholes up to 600m depth, with flow rates generally between 20 and 100 cubic meters per hour (m3/hr). AFRAG’s area of land allocated covers the basin.

The Kandadji Dam, is a large multipurpose dam under construction on the Niger River, and is a site of potential further expansion. The site is situated near the small town of Kandadji, Tillabéri Department, Tillabéri Region, Niger, 180 km northwest of the capital Niamey. It is being built by the Haut Commissariat à l’Aménagement de la Vallée du Niger (High Commission for Niger Valley), a public body under the Prime Minister’s Office. The dam will generate hydropower and is control the flow of the Niger River, holding water during the dry season to maintain a minimum flow and making downstream irrigation possible. It is this historically fertile area where AFRAG’s land and business operations are located.

According to the World Bank, the Kandadji Program will be implemented in three phases: Phase I, which started in 2009, comprises the Kandadji dam and its reservoir, the hydro-mechanical equipment for the 18 gates, economic and local community development, and implementation of environmental and social mitigation measures for resettled people; Phase II comprises construction of the hydropower plant, transmission lines, road, irrigated agricultural development, and expanded local and community development in the reservoir area and downstream, and Phase III focuses on the development of irrigated agriculture and the scaling-up of the economy and local community development of the region (including fisheries, livestock, agribusiness and trade).

In April 2021, the members of the National Assembly of Niger approved a bill authorizing the ratification of a financing agreement for the Kandadji dam. Other than the construction of the dam, the Kandadji dam project also includes building new access roads, the rebuilding of the town of Ayorou, and construction of a dozen new resettlement villages along the shores of the future reservoir.

Upon completion, the project especially the dam and reservoir will support irrigation of up to 45,000 hectares of land, which will increase agricultural production, boost food security, and improve living conditions downstream. It will also strengthen the country’s energy security through the production of electricity from the hydropower plant, supply clean and safe drinking water to those living nearby, and create jobs by providing opportunities for people to learn and develop new skills and supporting livelihoods.

Our reforestation program would be a component of The Great Green Wall project. AFRAG intends to explore the growth of both species such as the Aleppo Pine or Acacia Gum for their sequestration potential, as well as other species native to semi-arid conditions that have the potential to generate VCUs, as well as to generate concurrent revenue via their existing product. As a business model, AFRAG intends over time to replicate and build upon successes in Senegal and Niger in order to scale its impact and profitability. AFRAG expects to use a plant species named Portulacaria afra that will enhance its ability to enhance carbon sequestration. This succulent shrub, more commonly known as “Spekboom”, has small, round leaves and is indigenous to the desert areas of Southern Africa. Spekboom, also called the dwarf jade plant or porkbush, doesn’t need to be cultivated in a nursery before planting, which requires capital and time resources. The intentional result is that one ton of CO2 can be captured for approximately less than a tenth of the cost of sinking the equivalent carbon by planting trees in temperate or tropical forests. Spekboom’s resilience is also driven by its ability to switch between daytime and night-time photosynthesis for the additional resilience it affords. The maximum recorded rate of carbon sequestration in a spekboom thicket is 15.4 tons of CO2 per hectare per year.

Expansion in Mauritania

Mauritania spreads across 1,030,700 km2 of West Africa, more than two thirds of which is desert. Its 4 million people are rapidly urbanizing, but half of the population derive their livelihoods from raising crops and livestock and fishing, according to World Bank 2013 data. However, domestic cereal production in this arid country only meets about one-third of the national food needs, forcing reliance on imports, especially for sorghum, millet, and wheat. Although it is a large country, most of Mauritania is desert. Arable land in a traditional context is scarce, with crop production is limited to a narrow band along the southern borders with Senegal and Mali on the Senegal river. Because of our agronomy and soil understanding of our Senegal project, we anticipate expansion into Mauritania to expand our footprint. On December 19, 2022 African Agriculture agreed to a public-private partnership with the Government of Mauritania and the communities of Boghé, (18 agricultural cooperative societies incorporating approximately 6,000 farmers, organized under GIE DYNN), on the Senegal River Valley for a phased commercial farming buildout. The initial program will launch with approximately 2,000 hectares to further the farming of Alfalfa for the purpose of providing superior quality feed for dairy cattle and providing increased agricultural production for the community, in parallel to the Senegal project located on the opposite side of the River valley.

The agreement was signed in conjunction with the visit of His Excellency President Mohamed Cheikh Ghazouani’s visit to Washington, DC as part of the US — Africa Leaders’ Summit hosted by the United States Government and President Biden, and became effective in July following the establishment of a Mauritanian entity. After full development, the program is expected to have substantial impact on the Gross Domestic Product (GDP) of Mauritania and permanent job creation. The private sector investment is anticipated to contribute to employment and economic development directly, and will include a Corporate Social Responsibility (CSR) program that will enhance the agricultural and agronomy tertiary education at ENFVA (Ecole Nationale de Formation et de Vulgarisation Agricole), an established agricultural education center in the city of Kaédi, and a women’s reinsertion program in Mauritania. On February 13, 2023 Michigan State University (MSU) College of Agriculture and Natural Resources (CANR) signed a letter of intent to explore collaboration opportunities with AFRAG, whereby MSU will explore training, research and technology transfer opportunities with farmers and students in Mauritania, West Africa. Michigan State University was recognized as the first land-grant college in the United States and the model for the nation’s land-grant system, leading advancements in agricultural and natural resources research, education and outreach. In 1855, the Agricultural College of the State of Michigan, was founded to provide a practical education to all citizens regardless of social class. It was the first institution of higher learning in the United States to teach scientific agriculture and has educated students to become farmers, engineers, educators, scientists, entrepreneurs and agricultural leaders.

Market Overview

Commercial Farming

Senegal is one of the most stable countries in Africa, with S&P Global Ratings maintaining a B+ with a stable outlook for the country. Senegal is a strong regional performer with respect to measures of perceptions of corruption. This positive result is the result of long-term development processes by the local government, principally traditions of respect for the rule of law and competitive democratic government. Senegal’s positive ranking relative to neighboring countries in West Africa on international corruption indices owes much to its history of respect for the rule of law, democratic government, and openness to civil society and a free press. Senegal’s score is 57.7 on a scale of 0 to 100 and ranks 103th out of 180 countries measured on Transparency International’s Corruption Perceptions Index for 2023. For comparison, the top index score is Singapore and Switzerland, with 84 points. North Korea comes last, with 3 points. Senegal’s favorable geographic position, strong and sustained growth, and generally open economy offer attractive opportunities for foreign investment. Additionally, the Government of Senegal welcomes foreign investment. According to UNCTAD’s 2022 World Investment Report, in 2021 Senegal foreign direct investment (FDI) inflows increased to $2.23 billion, from $1.85 billion in 2020, an increase of 21%. The country registered a 27% rise in announced greenfield projects. The total stock of FDI stood at $10.5 billion at the end of 2021.

On June 7, 2021, the International Monetary Fund (IMF) approved a US$650 million Stand-By Arrangement (SBA) for Senegal. Fitch Ratings Inc. predicts Senegal’s gross domestic product (GDP) will grow by 5.2 percent in 2021, which surpasses estimates for the broader Sub-Saharan African region. The President of Senegal, Macky Sall, estimates the growth in GDP to reach 7.2% in 2022 and 13.7% in 2023. President Sall said that this double-digit GDP growth expected in 2023 will be the result of the first year of exploitation of oil and gas resources. On May 12, 2020, the World Bank approved a US$150 million loan from the International Development Association, a member of the World Bank Group that makes loans to eligible countries on a concessional basis, to support Senegal in strengthening agricultural productivity and helping build resilient, climate-smart and competitive food systems. On December 10, 2018, the U.S. Government’s Millennium Challenge Corporation (MCC) and the government of Senegal signed the new five-year $550 million MCC Senegal Power Compact. On April 23, 2021, during the government meeting, President Sall reinforced his support for agriculture with the objective of developing the country’s food security and to produce and consume locally. President Sall decided to renew the financial subsidies support of 60 billion CFA francs ($110.8 million) for the 2021/2022 agricultural campaign. Senegal also holds a bilateral trade agreement with the United States, that has been in place since 1990.

The cattle market in the ECOWAS region, that incorporates Senegal and Niger, was tabulated at 100 million heads of cattle by the World Bank in 2020, but for various reasons these estimates are deemed conservative by AFRAG management. The market in Senegal for alfalfa and cattle feed related products significantly exceeds the global price point, a number that correlates with the price point for fertilizers and other agricultural equipment such as tractors. This is partly due to logistical challenges and the high prices of imports that may incorporate items that attract duties and taxes as high as 200%. The market is expected to expand substantially in Africa as protein incorporated in diets grows from an estimate of 25% of that of western consumption. While the necessity for alfalfa is transparently evident, due to the relatively small amount of heads of cattle per owner, the market will take some time to develop. AFRAG is expecting access to animal fats by-products, as AFRAG expands commercially into biofuels, to be an additional major competitive advantage for that sphere of market participation.

United States Interests in Africa

In November 2021, Secretary of State Antony Blinken affirmed that “Africa will shape the future — and not just the future of the African people but of the world.” Economic development initiatives in Africa are beneficial to the United States for numerous reasons, according to the George W. Bush Institute at Southern Methodist University. They include, amongst others:

•        The United States’ interests are served when it gains access to consumers of goods and services in hypergrowth economies. For example, the African Growth and Opportunity Act (AGOA), which Congress passed in 2000, targeted Sub-Saharan Africa. The program fosters market-based economic growth and develops trade relationships by providing eligible nations duty-free access to the U.S. for certain products. AGOA ensures African entrepreneurs can take advantage of access to the U.S. market at no cost to U.S. taxpayers.

•        Strong economic growth in Sub-Saharan Africa, where average GDP growth in the region was two points higher than the world average from 2001 – 2013, has the potential to consume large amounts of goods and services. The first phase of agricultural development at AFRAG’s LFT Farm contemplates the use of U.S. irrigation, channeling, research, feasibility studies, tractors, machinery and agronomy material, all derived from U.S. sources.

•        The opportunity in Africa is substantial. With 200 million people between the ages of 15 and 24, a figure anticipated to double by 2045, Africa has the youngest population in the world, with the continent standing at the early stages of a demographic explosion.

•        There are more women entrepreneurs across the continent of Africa than anywhere else in the world. In places like Ghana, Nigeria, and Zambia, women business owners outnumber their male counterparts. When women have equal access to the economy, their children are healthier and more educated, their communities more prosperous, and their countries more stable. Global economic integration in Africa, especially for women, creates a ripple effect, breaking poverty cycles and ensuring stability at local, national, and global levels.

•        In 2019, prior to the COVID-19 crisis, there were 64 countries globally with public debt over a threshold of 60% of GDP. Only a third of these were African. However, 100% of the 12 countries from the 64-country grouping that were classified by the IMF and World Bank as high-risk or in debt distress were African.

An August 2022 White House white paper outlined four initiatives, all of which the operations of AFRAG deem to be compatible with:

1.      Foster Openness and Open Societies

2.      Deliver Democratic and Security Dividends

3.      Advance Pandemic Recovery and Economic Opportunity

4.      Support Conservation, Climate Adaptation, and a Just Energy Transition

In December 2022, President Biden also hosted leaders from across the African continent for the U.S.-Africa Leaders Summit, and numerous U.S. state department representatives have visited the African continent over the course of 2023.

Fishery and Aquaculture

Aquaculture, the breeding, rearing, and harvesting of fish, shellfish, algae, and other organisms in all types of water environments, was introduced in the early 1980s but grew slowly until 2010. Following the establishment of the National Aquaculture Agency, Global production increased significantly. The fisheries sector represents 3.2% of Senegal’s gross domestic product (GDP), accounts for 10.2% of Senegal’s exports, and generated $400 million in value in 2022. There is a growing demand for high quality fish and seafood products because overfishing and illegal, unreported, and unregulated (IUU) fishing have led to depleted fish stocks.

Aquaculture involves interventions in aquatic rearing process to enhance production, such as regular stocking, feeding, and protection from predators. Aquaculture farming involves 580 species that are currently farmed all over the world, representing a wealth of genetic diversity both within and among species. The growth of the aquaculture market can be attributed to changes in the food consumption pattern of people all around the world. The expansion of retail market and easy availability of the product through various sales channels make it convenient for consumers to purchase packaged aquaculture, which drive the sales figures. The aquaculture industry provides high-quality and disease-free fish by rearing fish in an environment that meets hygiene standards. Aquaculture activity is also utilized by industries to conserve species that are on the verge of extinction.

Senegal has good potential for rice-fish culture development in irrigated areas. Fish and seafood contributed to about 43 percent of the intake of animal proteins in 2013, with a yearly consumption of 23.9 kg per person. Many production farms have closed, with the most common reasons being the lack of access to fry and quality fish feed. Such access is hampered by costs and obstacles to financing. The Senegalese aquaculture sector to this point has lacked organized professionals capable of improving the sector’s access to resources and of defending its stakeholders’ interests.

Roughly 90 percent of Senegal could be considered appropriate for commercial production of Nile tilapia and African catfish. The majority of the country sits on sedimentary-unconsolidated and consolidated-intergranular/fracture flow aquifers with high to very high productivity. Annual precipitation totals range from in excess of 140 cm in the southernmost region to less than 40 cm in the north. At the present time there are several programs in Senegal involved with aquaculture and training. These include:

•        PRIAS:    Projet de Résilience au Changement Climatique (Project for Climate Change Resilience);

•        PROVAL:    Programme de Valorisation des Eaux et Chaînes de Valeurs (Waters and value Chains Promotion Program);

•        AGRI JEUNE:    Agricultural Project for Youth;

•        PPDC:    Projet de Pôle de Développement de la Casamance (Casamance Development Pole Project);

•        PUMA:    Programme d’Urgence pour la Modernisation des Axes Frontaliers (Urgency Project for Border Sites Modernization);

•        FAO programs in country; and

•        ANA Agence Nationale de l’Aquaculture (Aquaculture National Agency) programs.

The dairy protein market in Africa attained a value of US$0.7 billion in the year 2020 and is expected to reach US$1 billion by 2026, growing at a CAGR of 6.2% in the forecast period 2021 to 2026. The dairy protein market in Africa is driven by the rapidly rising adoption of a healthy lifestyle by the consumers, coupled with growing awareness about the dairy protein benefits. The protein supply is dominated by the vegetal sources of protein, followed by meat, dairy, fish, and shellfish, and other products.

Global Average Protein Consumption (grams per person per day)

	Year
	1990 – 92	1995 – 97	2000 – 02	2005 – 07
World	76	80	82	85
Developing countries	69	74	76	80
Africa	57	58	59	62
United States of America	109	111	113	114

Source: Dietary protein requirements, British Nutrition Journal, Cambridge University Press: August 1, 2012

Carbon Offset

A carbon offset broadly refers to a reduction in greenhouse gas emissions or an increase in carbon storage, for example through land restoration or the planting of trees, that is utilized to compensate for emissions that occur elsewhere. A carbon offset credit is a transferrable instrument certified by governments or independent certification bodies to represent an emission reduction of one metric ton of carbon dioxide, or an equivalent amount of other greenhouse gasses. The purchaser of an offset credit can retire it to claim the underlying reduction towards their own greenhouse gas reduction goals. Offset credits are used to convey a net climate benefit from one entity to another. The rationalization behind the carbon offset program is that because greenhouse gasses mix globally in the atmosphere, it does not matter where exactly they are reduced. From a climate change perspective, the effects are the same if an organization ceases an emission-causing activity or enables an equivalent emission-reducing activity somewhere else in the world. Carbon offsets are intended to make it easier and more cost-effective for organizations to pursue the second option.

The original credits were traded on the Clean Development Mechanism established via the Kyoto Protocol in 1997, but shortly thereafter the carbon markets experienced a large correction in carbon prices due to the unreliability and non-standardization of projects. With improvement in baseline and monitoring methodologies, the market has dramatically expanded. Over eight billion carbon allowances changed hands in the EU ETS in 2020, almost 20% more than in 2019, according to a report by Refinitiv, with the value of the global carbon market increasing by 20% in 2020 to $272 billion. Global growth factors include a 2030 climate target for Europe, the Western Climate Initiative and the Regional Greenhouse Gas Initiative. CORSIA, or the United Nation’s effort to mandate carbon offsetting by airlines for their emissions growth, and well as new IMO standards in shipping are additionally expected to substantially boost demand. On December. 8, 2020, seven U.S. senators introduced the 45Q Carbon Capture, Utilization, and Storage Tax Credit Amendments Act of 2020 to optimize the 45Q tax credit that supports carbon capture and storage deployment as a critical means for achieving a net-zero emissions in the U.S. economy by mid-century. On December 11, 2020, exactly one year after the European Commission proposed to strengthen the bloc’s climate ambition as part of its Green Deal, European leaders solidified a target to bring emissions down by at least 55% compared with 1990 levels from a previous 40% reduction target. On February 1, 2021, the China national carbon market rules were adopted. The value of traded global markets for carbon dioxide (CO2) permits reached a record $909 billion in 2023, according to analysts at Refinitiv.

Carbon markets exist under both mandatory (compliance) schemes and voluntary programs. Compliance markets are created and regulated by mandatory national, regional, or international carbon reduction regimes. Voluntary markets function outside of compliance markets and enable companies and individuals to purchase carbon offsets on a voluntary basis with no intended use for compliance purposes. Compliance offset market credits may in some instances be purchased by voluntary, non-regulated entities, but voluntary offset market credits, unless explicitly accepted into the compliance regime, are not allowed to fulfil compliance market demand. The Taskforce on Scaling Voluntary Carbon Markets, sponsored by the Institute of International Finance, estimates that demand for carbon credits could increase by a factor of 15 or more by 2030 and by a factor of up to 100 by 2050.

The worldwide power related biomass market is projected to be worth US$108.64 billion by 2027, registering a CAGR of 10.5% during the forecast period of 2021 to 2027, The biomass market was valued at US$54.1 billion in 2020. Technologies such as green ammonia, where hydrogen derived from water electrolysis powered by alternative energy replaces hydrocarbon-based hydrogen, making ammonia production virtually carbon dioxide — free, biodiesel as a renewable, biodegradable fuel manufactured from vegetable oils, animal fats renewable diesel fuel or R50 made from used cooking oil, non-consumable food waste and 50% diesel fuel, and bio-aviation fuel will have its future in lignocellulosic biomass, of which alfalfa holds the largest caloric content, in the most available commercial quantities (Cheng and Brewer, 2017), all form the major constituents of this market growth and substantiation. These products are chemically identical to petroleum gasoline, diesel, or jet fuel. Since they meet the same ASTM fuel quality standards as the petroleum fuels they replace, these biofuels can be used in existing engines and infrastructure. The opportunities associated with the use of renewable biomass, plants that take in sunlight and carbon dioxide and make solid materials, will be represented by AFRAG’s operations. Biomass has many benefits, primarily that it cannot be depleted like fossil fuels. With an abundance of plants in Africa, biomass could be a primary source of renewable energy that’s used as a sustainable alternative to fossil fuels.

Our Competitive Advantages

AFRAG believes that it has a number of competitive advantages in the management of its operations in Senegal that should be applicable to its enduring growth strategy elsewhere in the continent. These competitive advantages include the following:

Scalable Business Strategy

According to current World Bank data, approximately 60% of the world’s arable land is in Africa, with approximately 30,500 km (18,950 miles) of coastline, creating a scalable business strategy. Africa is composed of 54 sovereign countries, and three autonomous territories, with the world’s youngest and fastest growing population of any continent. The Sahara desert covers 3.6 million square miles (9.4 million square kilometers), nearly a third of the African continent, which is approximately the size of the United States (including Alaska and Hawaii). AFRAG believe that after a successful commercialization strategy in Senegal AFRAG will be in a position to replicate its desert agriculture model in numerous territories.

Potential For Significant Economies of Scale of Farming Operations

The Senegal operations are located on 25,000 hectares, or approximately 62,000 acres of land. Due to economies of scale efficiencies, larger farming properties are believed to be of higher value than smaller properties, given the ability to improve yields, maximize revenue, and minimize costs. As a reference point, the average farm size in the United States is approximately 435 acres. While there is no guarantee that AFRAG will expand its operations to the extent necessary to take advantage of large scale farming operations, and any such expansion would be dependent on the amount of proceeds received in by AFRAG in the Business Combination, our ability to generate future revenue from operations and sourcing additional outside investment into AFRAG, if AFRAG is able to expand its farm operations to the available 25,000 hectares of land AFRAG believes it has the potential to leverage such scale in order to lower its cost structure to be cost advantageous as opposed to smaller scale operators. The advantages of potential large-scale operations may be evidenced in bulk purchasing and scale efficiencies in numerous categories including water irrigation and channels, farming equipment, labor resources, power access and corporate overhead. AFRAG’s land arrangement in Niger, 200,000 hectares for agricultural purposes and approximately 2,700,000 hectares for trees for purposes of carbon credits, and its recent expansion opportunity in Mauritania further contribute to this potential scale efficiency.

Water Operations

The LFT Farm has sufficient water for irrigation. It is located between the Atlantic Ocean, the Lac de Guiers and the Senegal River. The Lac de Guiers, adjacent to LFT, is approximately 43,000 acres and is directly connected to the Senegal River through a channel. The price of water in Senegal is substnatially lower than the cost of water on an acre-foot basis compared to Europe or the United States. The LFT Farm has over 110 km of water channels that have been developed and integrate with pivot systems. Because of the heightened drought and water shortfall in the western United States, which account for approximately 53% of the world’s exports of alfalfa, the cost and supply dynamics globally are expected to be sustainably disrupted, increasing the competitive profile of the LFT operations. In Niger, access to the underground water aquifer is an unique aspect of AFRAG’s operations, given the historically arid environment.

Natural Resources

Africa holds superior sun exposure, soil fertility, air quality, lower density of population, and the potential for higher cuts per crop versus other continents, yet due to inaccessibility to fertilizer and tractor technology and deprivation of modern farming techniques, reports one-seventh of the farming productivity yields of North America and Europe. The LFT Farm engaged AGQ Labs, a leading agronomy company, specializing in agricultural chemistry, to perform an extensive and comprehensive soil and water analysis. AGQ Labs combines its focus in agricultural chemistry and specialized chemical engineering to monitoring plant-soil-water systems.

Operations and Experience

AFRAG’s management and Board of Directors collectively have over 200 years of experience on the African continent, in all spheres of agronomy, financing, management, auditing and systems management, farming management, farming operations, agriculture, aquaculture, commercial operations, export and diplomacy, making the team well suited to execute on AFRAG’s corporate strategy. AFRAG believes that in-country experience, local knowledge and operational reputation has a dramatic impact relative to hiring and retention of employees and government relations. Technical knowledge and skills transfer can further drive its competitive advantage.

Logistics

Expanded port access within reach of the farm greatly expands AFRAG’s ability to export product, and converges the pricing of its alfalfa products to global pricing, especially in the area of the Arab States of the Gulf (Cooperation Council for the Arab States of the Gulf) where the price of alfalfa is at a considerable premium. The LFT Farm is located less than 85 km from the city of Saint Louis in Senegal, which is situated on the Atlantic coast of the country and includes port facilities, and approximately 300 km from the Port of Dakar and the new Blaise Diagne International Airport serving the country’s capital, Dakar. The new port in Saint Louis is anticipated to be completed later in 2023, and is located approximately 60km from AFRAG’s farming operations. The new infrastructure will include a fishing port, a marina and a trade port. On December 2, 2020, local and state officials of Senegal held the inauguration ceremony for the Port of Saint Louis dredging and beacon project, with construction by China Harbour Engineering Company. Nouakchott, the capital of Mauritania and a regional transportation hub, is only 230 kilometers from the LFT Farm and is accessible through well-maintained road infrastructure. Dakar Port is managed by Dubai Ports World. The Blaise Diagne International Airport, completed in 2017, is operated by an international consortium formed to operate the airport for a 25-year period. AFRAG has business relationships in place with Maersk, which, as the world’s largest shipping container company, provides shipping services from 300 ports globally, delivering over 12 million containers globally per year. This will cover both the current port of Dakar, the newly constructed port of Dakar at Port du Futur, and Saint Louis which is in the late stages of construction.

Access to Power and Electricity

AFRAG anticipates building a 20MW solar power plant on the facility of the farm, with expansion potential for up to an additional 40MW, with expansion potential pending its power necessity and corporate growth trajectory. Access to its own independent consistent power source, given the dearth of consistent power generation in West Africa, is seen as a differentiating feature of AFRAG’s energy intensive corporate strategy.

Cost of Financing

Central bank policy rates in most countries in Africa are in excess of 10 percent per year and, in some extreme circumstances, around 30 percent. This makes access to financing for basic farming equipment such as tractors and farmers, and yield enhancing supplies such as fertilizer difficult to the average farmer in the United States. Additionally foreign exchange is typically inaccessible, and expensive to access should this be available. When coupled with long lead times to rotate crops, high financing costs negatively impact a farmer’s ability to optimize crops relative to sale price or end user demand. Additionally, short-term credit and borrowing facilities are relatively scarce compared with the abundance of financing sources available in the United States. This offers AFRAG a distinct competitive advantage in its ability to access liquidity in both equity and debt capital markets.

Material Contracts

AFRAG has collaborations and contracts in place with various suppliers, customers, academic, third-party management and government institutions. These relationships vary from exclusive to semi-exclusive to preferred based on the contract, and create the efficiency of AFRAG’s business operations, access to training, and access to capital resources. Below is a summary of the material terms of the material contracts AFRAG has in place.

FGM International. In July 2021, AFRAG entered into a service contract with FGM International, a leader in agricultural project implementation, to provide independent advice to secure the first year of alfalfa production for the 25,000 hectare project AFRAG is developing in the St. Louis region of Senegal. Pursuant to the service contract, FGM International began providing consulting services, agricultural advice, agronomy optimization, pre-feasibility and farm planning based on their similar template experiences to LFT, from July 2021 and AFRAG will continue to use their services for the foreseeable future. Both AFRAG and FGM International have the right to terminate the agreement upon 30 days’ prior written notice if, as a result of force majeure, either party was unable to perform a substantial part of the services for a period of at least 30 days or if either party did not fulfil its obligations pursuant to the agreement. The total price for the services paid to FGM International was €14,500.

Willing Hands AS. In December 2021, AFRAG entered into an agreement with Willing Hands AS, a non-profit organization seeking to reduce food waste to develop a commercial fish farming and capture fisheries project in Senegal. Pursuant to the agreement, AFRAG has paid Willing Hands AS a total of $100,000. The agreement will remain in effect until the completion of the services or the earlier termination of the agreement by either party. Either party has the right to terminate the agreement if the other party is in material breach of the agreement and has not remedied the situation within 60 days after written notification despite being requested to do so by the other party.

Dr. Putnam. In September 2021, AFRAG entered into an Engagement and Advisory Agreement with Dr. Daniel H. Putnam, a global expert on forage quality and water use efficiency under irrigation and on mitigation strategies for sub-optimal conditions who has significant expertise in alfalfa production and comparative alfalfa yields to consult to AFRAG and bring worldwide best practices to Senegal. The initial term of the agreement commenced on September 13, 2021 and is subject to mutual renewal or non-renewal on 30 days’ prior written notice. As compensation for Dr. Putnam’s services performed pursuant to the agreement, AFRAG agreed to pay Dr. Putnam a monthly retainer of $7,000/month and on-site visit consulting fees to be determined at a later date. Dr. Putnam’s scope of responsibilities entail agronomy advice, commercial advice, comparative yield assessment, and general technical and research support.

Relationship with U.S. Government and Academic Institutions

AFRAG has been approved to be a member of the U.S. Agency for International Development’s Finance and Investment Network, an international development agency. USAID is an independent agency of the United States federal government that is primarily responsible for administering civilian foreign aid and development assistance. This will enable AFRAG to apply for United States grants, as well as give it access to United States government resources on a selective basis. AFRAG signed a non-binding collaborative agreement with The Louisiana State University AgCenter to train, develop and transfer educational skills to local Senegal communities and technically enhance knowledge in the fields of cattle nutrition, carbon absorption and offsets, and management of fish resources and sustainability. AFRAG is working with LSU to finalize the terms of the training and developmental project under the collaborative agreement.

First mover advantage

While the crop itself has two millennia history, and even in the United States traces its history to George Washington and Thomas Jefferson, we are to our knowledge, the only producer ofn scale of cattle feed in West Africa. While the time and start-up cost to develop, and certainly the scale to do so will act as a deterrent, we would not expect to be the only market participant over time. We would certainly consider the potential market growth and pricing improvements to offset potential competition.

Environmental, Sustainable and Governance (ESG) aspects of Corporate Behavior

AFRAG is committed to promote all aspects of environmental, social and governance issues in its conduct and business. Doing Business 2020 Senegal of World Bank Group has measured the strength of minority shareholder protections against misuse of corporate assets by directors for their personal gain as well as shareholders rights, governance safeguards and corporate transparency requirements that reduce the risk of abuse. The Doing Business project’s 2020 Protecting Minority Investors Score for Senegal is 44.0, which is above the 38.5 regional average for Sub-Saharan Africa.

Carbon offset production will generate verifiable carbon units (VCUs) via a reforestation program in areas adjacent to AFRAG’s commercial farming properties, specifically from the Aleppo pine species for sale to the growing global carbon emission market. Furthermore, the program will further act to prevent desertification of the Sahara desert, and the encroaching elimination of arable land, fertile topsoil and water reservoirs. Global adherence to Kyoto Protocol and COP26 strategies for global emission offsets is expected to grow substantially at both at private sector and government level globally as both public and private sector companies adopt and accelerate environmentally aware corporate strategies.

The Sustainable Development Goals (“SDGs”), also known as the Global Goals, were adopted by the United Nations in 2015 as a universal approach to end poverty, protect the planet, and ensure that by 2030 all people enjoy peace and prosperity. The seventeen SDGs are integrated, and recognize that action in one area will affect outcomes in others, and that development must balance social, economic and environmental sustainability. AFRAG believes that the intent and goals of its current and potential future operations are aligned with the SDGs. These goals include elimination of poverty, zero hunger, health and well-being, quality education, gender equality, clean water and sanitation, affordable and clean energy, economic growth, industry, innovation and infrastructure, reduced inequalities, sustainable cities and communities, responsible consumption and production, climate action, life below water, life on land, peace, justice and strong institutions. AFRAG hopes its business will address the 17 SDGs as follows:

1.      Elimination of Poverty.    AFRAG is creating employment in a region with 22.6% unemployment as of the first quarter of 2021.

2.      Zero Hunger.    AFRAG will create protein for animals, thereby feeding dairy cattle for milk production and cattle for beef production on the African continent. The global consumption of total protein in 2005 through 2007, based on disappearance values of food, was estimated to be 85g protein per person, per day. Africa has a daily per capita value of 62g per person per day, per the WHO. Alfalfa is a high-protein roughage which is usually about 15% to 25% crude protein, over 50% total organic nitrogen and high in calcium. Alfalfa and corn generally complement each other and can form the basis for cattle diets.

3.      Health and Well-Being.    By providing economic development and job creation, AFRAG aspires to enhance lives, as the injection of spending may increase the average income in local communities and regions in which AFRAG will operate. Directly, AFRAG also provides a maternal health program for a regular sonograms, as well as a dental health program.

4.      Quality Education.    AFRAG is working with leading academic institutions such as the non-binding Master Research and Training Agreement AFRAG entered into with LSU in Senegal to transfer skills and broaden education access through training and educational curriculum. In the case of Michigan State University, genetic understanding of cattle types and skills transfer will further be enhanced in Mauritania.

5.      Gender Equality.    AFRAG compensates all its employees and consultants predicated on skill and meritocracy, agnostic to gender, and is committed to equality and promotion.

6.      Clean Water and Sanitation.    AFRAG is utilizing water filtration and pumping technology to enhance the cleanliness and availability of the water supply for the local populations in the regions where AFRAG operates.

7.      Affordable and Clean Energy.    AFRAG is working to commission an 100% fully solar renewable power plant on its LFT Farm.

8.      Decent Work and Economic Growth.    AFRAG hopes to create employment in each environment where it operates, having already created direct employment for over 80 individuals.

9.      Industry, Innovation and Infrastructure.    As the cost of alfalfa production continues to rise in the United States, which accounted for 53% of the world’s alfalfa exports in 2019 (Source NAFA National Alfalfa and Forage Association), AFRAG is creating a large scale alfalfa farm increasing alfalfa production in an emerging market country. In addition, AFRAG is applying recent scientific and technical practices available to enhance productivity, mitigate emissions and open up a new industry in the Senegalese region.

10.    Reduced Inequalities.    AFRAG is deeply committed not only to philanthropy, but to employment and promotional practices related to gender equality.

11.    Sustainable Cities and Communities.    From energy to water to food production and consumption, to its fertilizer use to promote growth, to its byproduct management of nitrogen and animal fats, AFRAG aspires to have a closed-loop sustainable system and community.

12.    Responsible Consumption and Production.    AFRAG allocated part of its land to the community as part of its philanthropy and community service and has no by-products or emissions, while striving to absorb carbon. Alfalfa plays a significant role as a type of livestock forage for animal feed, due to its high protein and digestible fiber content.

13.    Climate Action.    To build its reforestation program, AFRAG has binding agreements with local governments in the Ingall and Aderbissinat to plant a minimum of one million hectares of trees in each area, for an aggregate of 2 million hectares. This also allows AFRAG to create a carbon sequestration program destined to lower carbon emissions and encourage Western companies to do the same. Additional Alfalfa’s root system creates anchorage to prevent desert encroachment.

14.    Life Below Water.    AFRAG anticipates its aquaculture program will manage the wholesale purchase of fish from local fisherman, initially in Senegal and secondarily in East Africa and in conjunction with processing, much needed refrigeration, financing and logistics locally helping them to open up new markets in Europe and the Middle East. The commercial strategy for AFRAG’s aquaculture initiatives will be created in a sustainable manner by not overfishing in regions where bycatch is of great concern. In fact AFRAG aspires to be challenging the trawler business in those environments.

15.    Life on Land.    AFRAG expects its ability to grow alfalfa, which has the highest source of vegetation-based protein, will drive nutrition, local job creation and community development. In Niger, 60% of the entire economy involves cattle and livestock.

16.    Peace, Justice and Strong Institutions.    AFRAG is working with communities, philanthropy, and academia, such as Louisiana State University (LSU), Michigan State University (MSU), UNICEF and the U.S. Agency for International Development (USAID). AFRAG is committed to sustainability, economic growth, education, and increasing jobs locally. AFRAG is working with local municipalities such as Fass Nagom in Senegal, and Aderbissinat and Ingall in Niger. In Senegal, AFRAG has a commercial dialogue with ANPIL, the local livestock association for local needs, specifications and requirements.

17.    Partnerships to Achieve the Goal.    AFRAG uses local partners, municipalities and communities to further its development aspirations.

Government Regulation

The United States is responsible for 53% of the world’s alfalfa exports, the majority of which is located in the western states. 80% of the Colorado river usage is for agriculture, half of which is for alfalfa. While the primary demand drivers of global nutrition had created investor optimism, the supply side contracting is anticipated to create upward price pressure for the commodity pricing and demand. On August 16, 2021 the United States federal government declared the first-ever shortage of water on the Colorado River, triggering cutbacks in several states. The large-scale production of alfalfa during a megadrought is, in a large part, possible because the Imperial Valley is the single biggest controller of rights to Colorado River water. Given the two biggest reservoirs along the river, Lake Mead and Lake Powell, that work to provide power and water to over 40 million Americans in 7 states, are each close to hitting inoperable levels such that the Colorado River could stop flowing entirely, it is highly anticipated that the expiration of the river compact governing usage which lapsed at the end of 2022, will precipitate government scrutiny, heightened taxation and eventually in a curb in United States exports. In January 2023, the states belonging to the compact missed a federal deadline to resolve an agreement to make water use meet the river’s declining capacity, leaving the decision in the hands of the federal Bureau of Reclamation. On May 23, 2023 representatives from the seven Colorado River Basin states agreed to the submission of a Lower Basin, consensus-based system conservation proposal. The three Lower Basin states of California, Arizona and Nevada committed to measures to conserve at least 3 million-acre-feet (maf) of system water through the end of 2026, when the current operating guidelines are set to expire. Of those system conservation savings, 2.3 maf will be compensated through funding from the Inflation Reduction Act. Once officially approved by the Bureau of Reclamation, which operates the dams on Lake Mead and Lake Powell, the new agreement would be in place through 2026.

In terms of customs regulations, Senegal is a member of the West African Economic and Monetary Union (WAEMU) as well as the Economic Community of West African States (ECOWAS). Through these organizations, Senegal has adopted broad economic, import, customs, tariffs, and export regulations. Senegal abides by the ECOWAS Common External Tariff (CET) with a special import tax (TCI) on selected food products. The following documents are typically required for importing goods into Senegal: the supplier’s commercial invoice and the freight bill; the certificate of origin issued by the Chamber of Commerce of the country of origin; the packing list (document listing all parcels and their characteristics); authorization to import goods subject to quota (if applicable); the insurance certificate; the preliminary declaration of import (DPI) on values higher than or equal to CFA 1 000 000 (USD 2000). This declaration must be domiciled in a local bank. Agricultural related machinery and phytosanitary products generally operate without tax or duties. Senegalese Customs, “les douanes Sénégalaises”, clears all traded goods at the Port of Dakar, the Blaise Diagne International Airport, and road borders, and uses an online system called Gaïndé that covers all customs operations. According to the Investment Climate Facility for Africa, customs clearance in Senegal generally takes one day. At the Port of Dakar, imports are generally transported from the port facility in two days; the average truck turnaround time is about 23 minutes according to the United States Department of Agriculture.

In 2006, the Government of Abu Dhabi decided to gradually ban growing alfalfa and other animal feed grass to conserve the underground water reserves. To augment the shortfall in local production, the government entered the global hay importers market, awarding 600 thousand metric tons of hay to importers to be sourced globally. Over the years, the scheme has been extended to benefit farmers across the UAE, and importation of hay reached 2.5 million metric tons per year in 2016. On November 5, 2018, the Saudi government’s ban on cultivating green fodder became effective. The ban aims to reduce the pressure on the country’s already exhausted renewable water resources. According to an estimate by United National Development Programme (UNDP), 89% of freshwater in Saudi Arabia is spent in agriculture sector, and 57% of it is from non-renewable aquifers. The plan to phase out the local cultivation of green fodder by 2019 was issued by the Saudi Ministry of Water, Energy and Agriculture (MEWA) in December 2015.

Competition

The agriculture industry is highly competitive and subject to rapid and significant technological change. While AFRAG has agricultural and farming experience and related scientific knowledge, AFRAG will face competition from both large and small agricultural companies in multiple countries, including Senegal and the United States.

The alfalfa market in which AFRAG operates is competitive and rapidly evolving. The market is largely dependent on cattle for dairy cattle nutrition and meat production, with many new brands and product offerings emerging in the marketplace. In the field of agriculture, AFRAG faces competition from both established, well-known legacy alfalfa suppliers and emerging competitors in areas such as eastern Europe and central Asia and competes with both alfalfa producers and producers of alternate sources of cattle feed and protein. AFRAG competes based on various product attributes including protein content, fiber content, moisture, logistics, long term availability and price. AFRAG believes that it competes favorably across these factors taken as a whole. Select competitors include Anderson Hay, ACX Global, Bailey Farms, Aldahra, Grupo Oses, Gruppo Carli, Border valley Trading, Barr-Ag, Alfa tec, Standlee Hay, Sacate Pellet Mills, Oxbow Animal Health, M&C Hay, Accomazzo, Hiushan Dairy, Qiushi Grass Industry, Beijing HDR trading, Modern Grasslands and Inner Mongolia Dachen Agriculture, and numerous other small scale and local producers.

In the fisheries and aquaculture business, AFRAG will have numerous, local, regional, national and global competitors, both at the wholesale purchase level in Senegal, and African east coast and at the wholesale sale level in Europe, the Middle East and the United States.

In the carbon offset and reforestation business, there are numerous groups operating under the Verified Carbon Standard (VCS), the Climate, Community & Biodiversity Standards (CCBS), and the American Carbon Registry (ACR). Numerous global companies are self-generating offsets, and carbon trading markets have been established in the European Union, Norway and the United States.

Partnerships

AFRAG is a partner and member of the USAID Finance and Investment Network. The United States Agency for International Development (USAID) is an independent agency of the United States federal government that is primarily responsible for administering civilian foreign aid and development assistance. USAID’s programs are authorized by Congress in the Foreign Assistance Act, which Congress supplements through directions in annual funding appropriation acts and other legislation. As an official component of U.S. foreign policy, USAID operates subject to the guidance of the President, Secretary of State, and the National Security Council. Congress passed the Foreign Assistance Act on September 4, 1961, which reorganized U.S. foreign assistance programs and mandated the creation of an agency to administer economic aid. USAID was subsequently established by the executive order of President John F. Kennedy, who sought to unite several existing foreign assistance organizations and programs under one agency. USAID became the first U.S. foreign assistance organization whose primary focus was long-term socioeconomic development.

In June 2021, AFRAG entered into a non-binding understanding with LSU to provide for a mutually beneficial research project. The final terms of the project and total amount to be paid to LSU have not yet been determined, but the intent of the partnership will be to train, develop and transfer educational skills to local Senegal communities and technically enhance knowledge in the fields of cattle nutrition, carbon absorption and offsets, and management of fish resources and sustainability. AFRAG is working to finalize the terms of the training and development project under the collaborative agreement.

AFRAG is working with A.P. Moller-Maersk, a large Danish multinational on the transportation, logistics and cold-chain implementation on an invoice basis, and a formal agreement is in process.

For its aquaculture development, AFRAG has an agreement in place with Willing Hands AS, a Norwegian company. The focus of Willing Hands AS is on the scoping, design, financing, building, operating and transferring of complete value chains, especially in industries where Norway is globally competitive. They enable industrial and sustainable development that catalyzes the creation of a competitive labor force, especially targeting emerging African markets. Willing Hands has active programs in Nigeria, Kenya and Uganda, amongst others. Willing Hands intends to build in collaboration with us, first in Senegal and then in Niger, a dedicated aquaculture facility for the breeding, nurture, commercialization and production of Tilapia for human consumption. In December 2021 AFRAG entered into an agreement with Willing Hands AS. Pursuant to the agreement, AFRAG has paid Willing Hands AS a total of $100,000. The agreement will remain in effect until the completion of the services or the earlier termination of the agreement by either party. Either party has the right to terminate the agreement if the other party is in material breach of the agreement and has not remedied the situation within 60 days after written notification despite being requested to do so by the other party. Under the terms of the agreement, Willing Hands will provide technology and knowledge transfer and provision of training. AFRAG will provide land and water resources.

The economics of the agreement are expected to be included in a detailed matrix of responsibilities and profit and cost allocations in a definitive agreement, be executed by all parties, at or around the time of conclusion of the feasibility study.

Employees

As of August 2023, AFRAG had 80 full-time employees. AFRAG also utilizes independent contractors for various agricultural related services. Sixteen employees of AFRAG belong to a labor union. AFRAG has never experienced a labor-related work stoppage. AFRAG treats its employees with respect and dignity and considers its relations with its employees to be very good.

Community Relations

AFRAG has numerous community and social development initiatives in place and intends to grow these with the progression of large-scale commercial activities. AFRAG hopes to become a source of over 1,000 created jobs for the community. Additionally, AFRAG already utilized over 1,000 hectares over local land for rice and sweet potato from those pilots for the local community. Additionally, alfalfa for the benefit of local livestock and dairy cattle will be donated as part of a community program to the local community, and AFRAG has further allocated irrigated land to the local community. AFRAG also funded a local school for elementary education and a clinic which provides healthcare services free of charge to the local community. AFRAG also intends to directly support numerous local and international charities in Senegal and the ECOWAS region, including those causes focused on historical preservation. AFRAG has funded and created a dental health program, a sports program and a maternal health program.

In Senegal, AFRAG is building a museum dedicated to African Art and History. AFRAG is supporting a non-governmental organization (NGO) dedicated to abused women and children, and is supporting protein nutrition in diets. AFRAG will also host a bi-annual farm day in conjunction with harvests for the benefit of local communities. Additionally, AFRAG is funding and developing women dedicated schooling regionally. AFRAG is evaluating additional community service-related programs including soccer stadiums, Malaria vaccines and environmental protection for the bird community in Saint Louis. Additionally, AFRAG has initiated maternal health programs for the community.

Legal Proceedings

AFRAG may be subject to various legal proceedings and claims that arise in the ordinary course of its business. Although the outcome of these and other claims cannot be predicted with certainty, AFRAG does not believe the ultimate resolution of the current matters will have a material adverse effect on its business, financial condition, results of operations or cash flows.

Frank Timis is the majority shareholder of Global Commodities, AFRAG’s ultimate shareholder as well as the majority owner of Timiscorp. On June 13, 2019, an investigation was launched by the Dean of the Investigating Judges of the General High Court of Dakar in Senegal over the sale of gas contracts to British energy multinational BP. The contracts had been acquired by Timiscorp, a company of which Mr. Timis is the controlling shareholder. The 19-month investigation involved two other publicly traded companies in the United States, BP and Kosmos. The BBC reported BP bought the Timiscorp stake in certain Senegalese gas fields for a cash consideration in 2017, in addition to a royalty payout. The examining magistrate heard evidence regarding allegations from numerous sources per court transcripts over 18 months and found all allegations unproven. On December 29, 2020, the High Court’s conclusion was that there were no grounds to pursue any persons for any offenses related to the allegations contained in the BBC report. The judge dismissed the case in its entirety, citing lack of evidence, on all counts.

AFRAG’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, references in this “AFRAG’S Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “our”, “us” and “the Company” refer to the business and operations of AFRAG prior to the Business Combination and to AFRAG PubCo following the consummation of the Business Combination.

Overview

Our wholly owned subsidiary, LFT, is developing a commercial farming business based in Northern Senegal initially focusing on the production and sale of alfalfa for cattle feed and nutrition purposes. We will sell alfalfa to owners and suppliers of cattle for feed and nutritional purposes. Over the next 2-3 years we expect to raise sufficient capital to enable the development of 25,000 hectares, or 62,000 acres, of land located at LFT. We further aim to expand the growing footprint within Senegal, Niger and potentially to other West African countries.

Our predecessor company acquired LFT during the first quarter of 2018. Since that time considerable effort has been expended on preparing the farm for commercial operations, including ensuring the integrity of the water channels and other water assets, conducting soil analysis and feasibility studies, and beginning to clear and prepare the farm pivots for commercial operations. As such, prior to 2022, there has been no commercial revenue and related contribution. The growing activity to that point has been on a small pilot scale with the resultant produce of rice and sweet potato largely being donated to the local communities. In addition, the intended strategy of the prior owners was to focus on farming a crop significantly different than alfalfa and as such various assets that had been acquired by the prior owners and taken over by our company were not suitable for farming of alfalfa.

During the third quarter of 2021, we began preparing the soil, land, pivots, irrigation and infrastructure to begin planting our pilot program. We began planting alfalfa in January 2022 across 305 hectares. Since our initial harvest in April 2022, we have experienced harvests on average of approximately two tons of alfalfa per hectare, including the initial cuts, and a 15% to 24% protein yield. Initial cuts are typically lower yield in an alfalfa system due to the establishment of the root systems, and therefore the result of our initial planting is in line with global averages and our expectations. After the initial period of root establishment, it is our expectation, based on global historical experience and published scientific data, that the crop rotation cycle will occur approximately every four to six weeks, allowing up to ten turns during an annual period. From a seasonality perspective, it is our expectation that after the initial crops have been planted, other than potentially during a short rainy season, little seasonality should impact the rotation. Based on the yield and protein outcome results of the pilot, we expect to expand the pilot program to further test input and conditions to maximize yield before we begin the program of incremental planting expansion that we anticipate will grow to 10,000 hectares within 12-18 months and ultimately to occupy as much of the 25,000 hectares as is practical. At 10,000 hectares, we would expect our annualized run-rate yield to be approximately 250,000 tons. Our initial expectations are that we will yield approximately 25 tons of alfalfa per hectare per year, based on 10 cuts per year and 2.5 tons per cut. Warmer climate experiences in geographies such as California, and colder climates such as Romania and Canada, give credence to these historical yield expectations. While the results of our pilot program enhanced our confidence in our potential alfalfa crop yields, there is no guarantee that our production estimates will be sustained in a larger commercial practice. Further, any expansion of our operations beyond our 305 hectare pilot program will be dependent on the amount of proceeds received by AFRAG in the Business Combination, our ability to generate future revenue from operations and sourcing additional outside investment into AFRAG, none of which are guaranteed.

For our initial production, we took the added step of complementing our deeply experienced team with the services of FGM International, a leader in agricultural project implementation, particularly in Africa. In addition, we engaged ICS, a leading agronomist specialist in crops, soil, water, agricultural machinery and more. ICS has been a successful supplier of efficient machines and high-quality seeds to farms in the Middle East and Africa for approximately 30 years. We have an invoiced relationship with ICS for equipment provided and services rendered. Through June 30, 2023, we have paid ICS $834,934. We also have an invoiced relationship with Valley Irrigation, a worldwide leader in precision irrigation for the development of our pivots. Through June 30, 2023, we have paid Valley Irrigation $674,000 for equipment. We also have an agreement with Dr. Daniel Putnam, a global expert on forage quality and water use efficiency under irrigation and on mitigation strategies for sub-optimal conditions, who has significant expertise in alfalfa production, to consult to the Company and bring worldwide best practices to Senegal.

We targeted alfalfa as a strategic crop. Alfalfa delivers high protein content as a cattle feed, which can deliver meaningful weight gain for cattle. The demand for global consumption of protein is expected to grow at 6.8% per year over the next 10 years and the United Nations projected that global agricultural output will need to grow by 70% to meet the growing population by 2050. West Africa is home to as many as 100 million head of cattle offering a vibrant domestic market for our product. In addition, the Gulf region is currently hamstrung by legislation preventing the growth of forage crops, its scarce water and limited arable land, and hence the region imports approximately 85 percent of total food consumed, according to the 2022 GCC Food Report.

The strength of the demand for our products is evidenced by the increasing spot prices in various domestic and international markets based on the weekly Hoyt report and the USDA Kansas City alfalfa weekly pricing reports, as well as considerable interest from a number of strong credit worthy potential customers seeking to enter into long-term offtake/supply agreements. While the prices for the offtake are attractive, they are often at a discount to the spot markets. We are contemplating if this is a favorable risk mitigation strategy to begin our entry into the market to the extent we are able to agree to a dedicated offtake with one or more of these potential counterparties. The production volume dedicated to these offtake agreements only represents a small portion of our potential capacity hence does not prohibit our ability to benefit from stronger local prices once we establish production and begin to ramp up capacity.

We are also committed to advancing the interests of the communities where we operate by providing long-term career opportunities to the local workforce, partnering with educational institutions, such as Louisiana State University (LSU) and Michigan State University (MSU), to create programs that mutually benefit students, researchers and our own operations and to lay the foundation for our ambition for our LFT operations to become the agricultural technology capital of West Africa. Our partnership with LSU will also be focused on studying and benefiting from research comparing U.S. and world leading crop yields, fertigation processes and other leading edge industry leading practices and research. We recently signed a letter of intent with the College of Agriculture and Natural Resources at MSU College of Agriculture and Natural Resources (CANR), to further develop the fields of soil science, agronomy, cattle nutrition, emissions, and animal genetics in Mauritania.

Factors Affecting Our Financial Condition and Results of Operations

We expect to expend substantial resources as we:

•        complete the development of LFT to full capacity production covering the majority of the 62,000 acres available;

•        implement a world class technology driven scalable operation that will result in high yields, and low costs driven by scale, technology, unique access to water and AI driven processes that can be expanded to other locations;

•        enhance all aspects of our supply chain, distribution systems and logistics;

•        develop and operate an owned renewable power supply program with adequate generation capability to, at a minimum, provide LFT with a reliable continuous and cheap source of power to operate;

•        conduct further feasibility programs and develop the aquaculture program locally with a view for expansion across other coastal areas on the continent;

•        conduct feasibility programs and develop the reforestation carbon credit program locally with a view for expansion across suitable areas on the continent; and

•        incur additional general administration expenses, including increased finance, legal and accounting expenses, associated with being a public company and growing operations.

Business Combination and Public Company Costs

On June 24, 2021, the Company entered into a Contribution Agreement with Global Commodities & Investments, Ltd, (“Global Commodities”), the shareholders of Agro Industries Corp., a limited company organized under the law of the Cayman Islands as an exempted company (“Agro Industries”), pursuant to which all the shareholders of Agro Industries agreed to contribute their shares of Agro Industries to the Company in exchange for shares of the Company. Following the closing of the transactions contemplated in the Contribution Agreement, the shareholders of Agro Industries became the 100% shareholders of the Company and Agro Industries became a wholly owned subsidiary of the Company. LFT, remains a 100% owned subsidiary of Agro Industries. The Company was deemed the accounting predecessor and will be the successor registrant for SEC reporting purposes, meaning that Agro Industries’ financial statements for previous periods will be disclosed in our future periodic reports filed with the SEC.

While the legal acquirer in the Contribution Agreement is the Company, for financial accounting and reporting purposes the consolidated financial statements of the combined entity represent the consolidated financial statements of Agro Industries prior to the formation of the Company in May 2021 and the Contribution Agreement. For all results post the effectiveness of the Contribution Agreement the consolidated financial statements of the Company will reflect the consolidation of the Company and its subsidiaries in accordance with US GAAP. Accordingly, the consolidated assets, liabilities and results of operations of Agro Industries became the historical consolidated financial statements of the combined company, and the Company’s assets, liabilities and results of operations were consolidated with Agro Industries beginning on the effective date of the Contribution Agreement. Operations prior to the Contribution Agreement are presented as those of the Company and Agro Industries in future reports. There were negligible net assets of the Company prior to the Contribution Agreement, with no goodwill or other intangible assets recorded as part of the Contribution Agreement.

Upon the conclusion of a Business Combination with 10X II, we will become an SEC-registered and Nasdaq-listed company, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees, media, market data, public and investor relations.

Our future results of consolidated operations and financial position may not be comparable to historical results as a result of the expanded business operations of the Company.

Critical Accounting Policies and Use of Estimates

Accounting policies are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. Management believes that the critical accounting policies and estimates discussed below involve the most difficult management judgments, due to the sensitivity of the methods and assumptions used. Our significant accounting policies are described in Note 2 to our consolidated financial statements included elsewhere in this report.

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other accounting standards setting bodies that we adopt as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued accounting standards that are not yet effective will not have a material impact on our consolidated financial position or consolidated results of operations under adoption.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States, or GAAP, requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amount of assets, liabilities and provisions, income and expenses and the disclosure of contingent assets and liabilities at the date of these financial statements. Estimates are used for, but not limited to, the selection of the useful lives of fixed assets, allowance for doubtful debt associated with accounts receivable, fair values, revenue recognition, and taxes. Management believes that the most material areas involving the use of estimates are the determination of the intangible asset relating to the land use right provided by the Senegal Presidential Decree, the most likely outcome of the claims incorporated in the contingent liability, the imputed interest rate related to the related party payable and the discount rates used for leases.

Intangible Asset — The intangible asset consists of a land use right of 20,000 hectares provided by way of a Senegal Presidential decree. The value of the intangible was established based on the allocation of the purchase price for LFT to the fair value of the assets, including this intangible asset, at the time of the acquisition of LFT by Agro Industries in 2018. Amortization of the intangible asset is calculated on a straight-line basis over the remaining term of the decree, which at the time of the acquisition had 44 years of a 50-year term remaining. Refer to Note 6 and Note 7 of the consolidated audited financial statements for further discussion.

Contingent Liability — The Company has created a contingent liability representing, in the Company’s opinion, based on our outside counsel’s review, probable loss outcome for legal claims. As of March 31, 2023, and December 31, 2022, the contingent liability provision is approximately $2.3 million. Refer to Note 14 in the audited consolidated financial statements for December 31, 2022 for further discussion.

Imputed interest in related party payable — As the related party payables have no stated interest rate, an imputed interest rate has been applied against such loan to represent an arms-length arrangement between the Company and the related party. Refer to Note 9 of the audited consolidated financial statements for December 31, 2022 and Note 7 in the unaudited financial statements for the six months ended June 30, 2023 for further discussion.

Interest rate in right-of-use lease assets and the associated lease liabilities — The present value of our lease liability and the right-of-use lease asset is determined using an incremental borrowing rate, which we estimate to be the rate of interest that we would have to pay to borrow on a collateralized basis over a similar lease term an amount equal to the lease payments in a similar economic environment.

Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results could differ from those estimates and assumptions.

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other accounting standards setting bodies that we adopt as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued accounting standards that are not yet effective will not have a material impact on our consolidated financial position or consolidated results of operations under adoption.

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars (“$”), which is the reporting currency of the Company. The functional currency of the Company is the United States dollar. The functional currency of the Company’s subsidiaries located in Senegal and Niger is the West African Franc (“CFA”). CFA is the official currency of eight countries in West Africa and is issued by the Central Bank of West African States. The CFA is pegged to the euro. For the entities whose functional currencies are the CFA, results of operations and cash flows are translated at average exchange rates during the period, per the table below. Assets and liabilities are translated at the current exchange rate at the end of the period as per the table below, and equity is translated at historical exchange rates. The resulting translation adjustments are included in determining other comprehensive loss. Transaction gains and losses are reflected in the consolidated statements of operations.

1 CFA:$	Period Average	Period End
December 31, 2022	$0.001604	$0.001628
December 31, 2021	$0.001795	$0.001720
Six months ended June 30, 2023	$0.001650	$0.001660
Six months ended June 30, 2022	$0.001659	$0.001559

Key Components of Statement of Operations

Basis of Presentation

Currently, we conduct business through one operating segment. Our activities to date were conducted in the United States and locally in Senegal at LFT. For more information about our basis of presentation, refer to Note 2 in our accompanying audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021 included in this proxy statement/prospectus.

The consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern within one year from the date of issuance of these consolidated financial statements.

Our audited consolidated financial statements for the years ended December 31, 2022 and 2021, contained herein, include a summary of our significant accounting policies and should be read in conjunction with the discussion below.

Revenue

The Company began generating sales from its pilot program during the second quarter of 2022. The Company recognizes revenue for its products based upon purchase orders, contracts or other persuasive evidence of an arrangement with the customer that include fixed or determinable prices and that do not include right of return or other similar provisions or other post-delivery obligations. Revenue for products is recognized upon delivery, customer acceptance and when collectability is reasonably assured.

Cost of Sales

The costs for establishing the pivots including seeds, land preparation and various phytosanitary products that are applied prior to and in conjunction with the initial seeding, but which will not be reapplied during the growing and harvesting stages are allocated quarterly to the cost of production over the seed cycle, which we estimate will be three years. The remaining direct costs related to the growth and harvesting of alfalfa, including additional fertilizer and phytosanitary products, direct labor, power, water, crop maintenance costs, depreciation of machinery cost, among others are included in the cost of sales based on the number of bales harvested and sold in that period calculated using a first in first out methodology.

Results of Operations

Our operating results for the six months ended June 30, 2023 and 2022 are compared below:

	For the Six Months Ended June 30,		Increase/ (Decrease)
	2023	2022
Revenue	$968,257	$140,027	828,230
Cost of goods sold	669,330	145,992	523,338
Gross profit	298,927	(5,965)	304,892
General and administrative expenses:
Employee compensation	16,020,162	360,789	15,659,373
Professional fees	2,339,798	1,928,769	411,029
Equipment rental	14,158	69,068	(54,910)
Operating lease expense	109,581	214,851	(105,270)
Amortization	58,006	58,006	—
Depreciation	117,738	127,209	(9,471)
Utilities and fuel	39,644	56,389	(16,745)
Travel and Entertainment	72,928	111,333	(38,405)
Program development and design	—	101,892	(101,892)
Other operating expenses	155,055	265,924	(110,869)
Total G&A expense	18,927,070	3,294,230	15,632,840
Loss from operations	(18,628,143)	(3,300,195)	(15,327,948)

Other expenses/(Income):
Foreign currency exchange gain	39,494	(183,040)	222,534
Interest expense – related party	17,133	289,536	(272,403)
Interest expense – other	407,804	164,180	243,624
Other income	(7,450)	—	(7,450)
Total other expense (income)	456,981	270,676	186,305
Loss before provision for income tax	(19,085,124)	(3,570,871)	(15,514,253)
Provision for income tax	—	—	—
Net loss	$(19,085,124)	$(3,570,871)	$(15,514,253)

General and administrative expenses

Total general and administrative expenses for the six months ended June 30, 2023 increased by $15.6 million or 474.6%, over the six months ended June 30, 2022. The primary reason for the increase were higher employee compensation, and professional fees incurred in connection with the pilot program and expanding commercial operations in earnest. These higher costs reflect approximately $16 million of share-based compensation relating to the amortization of the RSU awards made by the Company in November 2022, as described in detail in Note 12 of the unaudited financial statements for the six months ended June 30, 2023.

Other Income/Expense

Other expense increased by $186,305 in the six months ended June 30, 2023 compared to the prior year period due to higher interest accrued on the short term debt issued during 2022, and a foreign exchange loss, offset by significantly reduced related party interest compared to the prior period as a result of the conversion of the related party loan to equity that took place in November 2022.

Net Loss

Net loss for the six months ended June 30, 2023 increased by $15.5 million, or 434.5%, compared to the prior year period. The principal reasons, as described above, relate to the recognition of the share-based compensation expense compared to the prior period that had no impact of these charges.

There was no income tax expense from continuing operations for the six months ended June 30, 2023 or 2022.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity include funds generated by operations, the availability of credit facilities, levels of accounts receivable and accounts payable, and capital expenditures.

Since the acquisition by Agro Industries of LFT during the first quarter of 2018, we financed our operations primarily from loans from shareholders, sales of alfalfa production, and through the sale of non-usable equipment and inventory. During 2022 the Company also raised capital from the issuance of short-term convertible debt and non-convertible debt.

During the second quarter of 2022 we began generating revenue from sales of alfalfa from our initial pilot program, which we commenced late in 2021.

We are seeking to implement our expansion plans, and for these we will require additional capital to expand production, over time, to as much of the full available capacity of LFT’s 25,000 hectares as is practical, to implement all the systems and processes for production, recording and reporting and to initiate wider scale marketing efforts.

Over time, it is our intention to acquire control of additional farmland in Senegal and elsewhere in Africa, as well as implement two additional growth programs, aquaculture and creating carbon offset credits. We believe that we will require significant additional capital to achieve these short and medium-term objectives. We have developed a detailed business plan for covering the period 2023 through 2025 that sets forth expected costs, expenses and sales under normal growing conditions and in the current business and regulatory climate and our assumptions regarding our broader strategic initiatives. We began commercial farming operations at LFT during 2022. While LFT was not cash flow positive for the six months ended June 30, 2023, for the six months ended June 30, 2022 or for the year ended December 31, 2022, we have made considerable progress in developing the local market for selling alfalfa, generating considerable interest in our product locally, regionally and in various international markets, and we have gained considerable knowledge and confidence with respect to the farming yields and potential for expansion by being able to replicate and expand our existing footprint. The speed and scale of our expansion will depend on the amount of capital available following closing of the Business Combination. We intend to allocate the majority of the net proceeds from the Business Combination, if any, to the development of the alfalfa growth at LFT. If we receive less funds following the Business Combination, we will not be able to develop our farm as quickly as our business plan anticipates unless we are able to raise the funds from different sources. If we do not receive sufficient funds from the Business Combination, we may seek to raise the additional required funds by way of equity or debt financings as well as potential grants, if available. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities. We might not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to develop our farm as quickly as anticipated, or at all, and to respond to business challenges could be significantly limited. To date, our majority stockholder funded the business through loans and may continue to loan money to us in the future, though the majority shareholder is under no obligation to do so. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

During our first five years of operation we expect that our principal costs and expenses will include labor for agricultural processes, agricultural supplies (seeds, fertilizer and pesticides), farming and laboratory equipment, facilities construction, utilities and fuel costs, fees for technical consulting services and general administrative expenses, including rent, management salaries, implementation and maintenance of agricultural infrastructure and attestation, marketing and internal controls monitoring. In addition, we may incur rent, costs in connection with the acquisition of new leasehold interests in land. We expect that all net revenue generated from the sale of alfalfa will be reinvested into business for the foreseeable future.

At June 30, 2023 we had a working capital deficit of $5.8 million compared with a deficit of $4.2 million at December 31, 2022. Our working capital has decreased primarily due to an increase in payables and accrued expenses, offset by a small decrease in prepaid expenses and receivables. At June 30, 2023, we had $3,672 in cash. The net cash losses and expenses of the business during the first half of 2023 have largely been funded by short term debt issued, short term payables and accruals and from related parties.

Cash Flows

The following table presents summary cash flow information for the periods indicated.

	For the Six Months Ended June 30,
	2023	2022
Net Cash Produced From/(Used)
Operating Activities	$(885,968)	$(1,851,796)
Investing Activities	(7,608)	(188,841)
Financing Activities	869,298	2,111,021
Effects of Exchange Rate Changes	17,892	(68,800)
Net Increase/(Decrease) in Cash	$(6,386)	$1,584

Cash Flows Used in Operating Activities

Cash flows used in operating activities for the six months ended June 30, 2023, totaled approximately $0.9 million during which we incurred a net loss of $19.1 million. The net loss included the non-cash impacts of share-based compensation, depreciation, amortization, non-cash interest, and non-cash lease expenses. The cash flows for operating activities also reflected the decrease in working capital compared to the prior year period.

Cash Flows from Investing Activities

For the six months ended June 30, 2023, total cash used in investing activities was $7,608 used for the acquisition of small equipment at the farm. For the six months ended June 30, 2022, cash used in investing activities was $188,841 for equipment acquired for use in the pilot program.

Cash Flow from Financing Activities

For the six months ended June 30, 2023, the cash from financing activities reflects the proceeds from short debt that the Company raised during the first half and principal loan amounts received from various related parties. The related party payable with the majority shareholder is non-interest bearing and has no fixed repayment terms. The short term debt includes convertible debt with a 18-month duration and a 2.5% monthly coupon. Additional short-term debt issued bears a simple interest rate of 16% per annum and has a four-month maturity, with an option of the Company to extend the maturity an additional four months. In addition, the Company issued to a related party a Promissory Note bearing no interest. This Note maturity is the earlier of (i) the receipt of funds by Borrower from an equity, equity-linked, or debt financing and (ii) the Closing of the VCXA Merger Agreement. For the six months ended June 30, 2022, the cash generated from financing activities reflected Convertible Promissory Notes issued during that period and loans from the majority shareholder. The convertible notes bear a simple interest rate of twelve percent (12%) per annum based on a 365-day year, and have a one-year maturity. These convertible notes will automatically convert upon the closing of the Business Combination Agreement at a 20% discount to the transaction price per share.

Off Balance Sheet Arrangements

As of June 30, 2023 and December 31, 2022, we had no off-balance sheet financing arrangements.

Our operating results for the years ended December 31, 2022 and 2021 are compared below:

	For the Year Ended December 31,		Increase/ (Decrease)
	2022	2021
Revenue	$679,196	$—	$679,196
Gross profit	(105,155)	—	(105,155)
General and administrative expenses:
Employee compensation	5,933,664	344,943	5,588,721
Professional fees	18,059,427	2,146,057	15,913,370
Equipment rental	89,875	95,207	(5,332)
Operating lease expense	346,436	—	346,436
Amortization	116,012	116,012	—
Depreciation	252,603	187,711	64,892
Utilities and fuel	107,024	112,092	(5,068)
Travel and Entertainment	134,364	20,551	113,813
Program development and design	101,893	—	101,893
Other operating expenses	419,134	490,450	(71,316)
Total G&A expense	25,560,432	3,513,023	22,047,409
Loss from operations	(25,665,587)	(3,513,023)	(22,152,564)

Other expenses/(Income):
Foreign currency exchange gain	(170,530)	(397,895)	227,365
Gain on sale of assets	(153,978)	(79,517)	(74,461)
Interest expense – related party	518,582	310,522	208,060
Interest expense – other	436,186	183,360	252,826
Other income	(42,350)	(45,351)	3,001
Total other expense (income)	587,910	(28,881)	616,791
Loss before provision for income tax	(26,253,497)	(3,484,142)	(22,769,355)
Taxation	—	—	—
Net loss	(26,253,497)	(3,484,142)	(22,769,355)
Less: Net loss attributable to non-controlling interests	—	75,750	(75,750)
Net loss attributable to controlling interests	$(26,253,497)	$(3,408,392)	$(22,845,105)

Revenue and gross margin

We began harvesting our initial crop in the second quarter of 2022. The majority of the production was sold to local buyers but we also sent various samples and promotions to prospect regional and international customers. We experienced a gross loss on our revenue for 2022 due to various factors including: sales of the first cut, which is typically low quality alfalfa at highly discounted prices, lower selling prices initially as we introduced the local market to the product, which proved to be a successful strategy to engage the local market; sales at low prices of rain damaged product, as well as the cost of promotional, sample and community provided product all of which had no associated revenue. Notwithstanding the negative gross margin during this initial year, we are encouraged by our results from this initial period with respect to yield, quality and the unit economics of our alfalfa and expect to achieve positive margins as we reach steady state with our initial pilot program.

General and administrative expenses

Total general and administrative expenses for the year ended December 31, 2022 increased by $22.0 million over the year ended December 31, 2021 total of $3.5 million. Of this increase $19.1 million was share compensation expense. In 2022, the Company’s Board of Directors approved the adoption of the African Agriculture, Inc. 2022 Incentive Plan (the “Plan”). The Plan, as amended by the Board of Directors, permits the Company to grant up to 2,885,640 shares (at December 31, 2022) of the Company’s common stock as well as a separate award to African Discovery Group, Inc. of 2,700,000 RSUs. The Plan provides for the granting of incentive and nonqualified stock options, share appreciation rights (SARs), restricted stock, and restricted stock units to employees, non-employee directors, and consultants of the Company. Instruments granted under the Plan generally become exercisable ratably over the stated vesting terms in each award agreement following the date of grant and expire ten years from the date of grant. All stock awards are exercisable only to the extent vested. Approximately $5.3 million was the cost related to recognizing the fair value of restricted stock awards granted by the Company on a straight-line basis over the requisite service period. In addition, we recognized an expense of approximately $13.7 million with respect to an additional grant of shares to Global Commodities & Investments Ltd, the Company’s majority shareholder, which was made during the year as a reward for services provided to the Company since its formation. In addition to these share compensation expenses, professional fees increased over 2021 as a result of expanding commercial operations in earnest, increased legal and audit expenses incurred preparing the Company for an initial public offering which has now transitioned to completing the Combination, expenditure on various program development and design primarily related to aquaculture programs and increased costs relating to operating lease expense increased in connection with expenses relating to the land use agreements in Niger and the impact of the adoption of ASC 842.

Other Income/Expense

Other expense increased by $616,791 in the year ended December 31, 2022 compared to the prior year due to higher related party interest resulting from higher average related party loan balances, interest accrued on the convertible short term debt issued during 2022, lower exchange rate gains offset by higher gains on sale of non-usable equipment compared to the prior year.

Net Loss

Net loss for the year ended December 31, 2022 increased by $22.8 million, or 670.3%, compared to the prior year. The principal reasons, as described in above relate to the share compensation expense, and the commencement of our commercial alfalfa business in 2022, including supplementing the management team and the preparation for the public existence of the Company and the allocation of resources to these various initiatives.

There was no income tax expense from continuing operations for the year ended December 31, 2022 or 2021.

Liquidity and Capital Resources

At December 31, 2022 we had a working capital deficit of $4.2 million compared with $0.45 million at December 31, 2021. Our working capital has decreased primarily due to an increase in payables and accrued expenses and a small decrease in inventory, offset by an increase in prepaid expenses, reflecting the increase in expanding commercial farming operations and preparing for the Combination. At December 31, 2022, we had $10,058 in cash. The net cash losses and expenses of the business have largely been funded by shareholder loans from the majority shareholder and short term debt issued during 2022.

During the year ended December 31, 2022, the Company issued Convertible Promissory Notes (“Notes”) the proceeds of which would be used to fund general corporate purposes. The Notes bear a simple interest rate of twelve percent (12%) per annum based on a 365-day year. The Notes will automatically convert in the event of the SPAC combination or upon the occurrence of another Qualified Financing at a 20% discount to the transaction price. In addition, the Company issued Promissory Notes (“Short Term Notes”) the proceeds of which would be used to fund general corporate purposes. The Notes bear a simple interest rate of sixteen percent (16%) per annum based on a 365-day year. There were no Short-Term Notes outstanding as of December 31, 2021.

The Company entered into a Payoff, Waiver and Release Agreement in October 2022 with Global Commodities & Investments Ltd, the Company’s majority shareholder, whereby $16,130,522 of the related party payable was converted into equity.

Cash Flows

The following table presents summary cash flow information for the periods indicated.

	For the Year Ended December 31,
	2022	2021
Net Cash Produced From/(Used)
Operating Activities	$(2,700,347)	$(3,539,647)
Investing Activities	(163,912)	(874,986)
Financing Activities	2,948,779	4,145,634
Effects of Exchange Rate Changes	(93,555)	199,605
Net Increase/(Decrease) in Cash	$(9,035)	$(69,394)

Cash Flows Used in Operating Activities

Cash flows used in operating activities for the year ended December 31, 2022, totaled approximately $2.7 million during which we incurred a net loss of $26.3 million. The net loss included the non-cash impacts of the share compensation expenses, depreciation, amortization, non-cash interest, and non-cash lease expenses. The cash flows for operating activities also reflected the decrease in working capital compared to the prior year period.

Cash Flows from Investing Activities

For the year ended December 31, 2022, total cash used in investing activities was $163,912. For the year ended December 31, 2021, cash used in investing activities was $874,986. The cash used in investing activities during the year ended December 31, 2022 and 2021 reflected equipment acquired for use in the pilot program offset by the proceeds of sales of older equipment not useful in alfalfa production.

Cash Flow from Financing Activities

For the year ended December 31, 2022, the cash from financing activities of approximately $3.0 million reflects the principal loan amounts received from our majority shareholder as well as the proceeds from the short debt that the Company raised during 2022 offset by payments made for the repayment of the seller note. The related party payable is non-interest bearing and has no fixed repayment terms. The short term debt includes convertible debt with a 12% coupon. The debt is immediately convertible into equity upon the closing of a public offering (including the Business Combination Proposal with 10X II) at a 20% discount to the Combination price. The short-term debt bears a simple interest rate of 16% per annum and has a four-month maturity, with an option of the Company to extend the maturity an additional four months. For the year ended December 31, 2021, the cash generated from financing activities reflected loans from the majority shareholder offset by the amount paid on the seller note payable relating to the original LFT acquisition.

Off Balance Sheet Arrangements

As of December 31, 2022 and December 31, 2021, we had no off balance sheet financing arrangements.

Contractual Commitments

Our contractual obligations as of June 30, 2023, consist primarily of the seller note payable relating to the original LFT acquisition, the agreement with the Fass Ngom community in Senegal that provides for the right to use 5,000 hectares, and an obligation to begin supporting the local municipalities with whom we have partnered for significant land in Niger in accordance with agreements signed in December 2021. These contractual obligations impact our short-term and long-term liquidity and capital needs.

The balance of the seller note payable was $2,015,544 as of June 30, 2023 and $1,976,050 as of December 31, 2022. In November 2022, Tampieri Financial Group agreed to a delayed payment of the balance of the seller note payable. The resultant amendment fee is being amortized monthly over the remaining period of the seller note payable. A portion of the payment was due on March 31, 2023. The parties subsequently agreed to delay this payment to be made concurrently with the balance of the amount due on October 31, 2023. Interest of 6.3% will be payable on the delayed portion only. Other than the interest related to the delayed payment on March 31, 2023, the seller note payable does not bear an interest rate. As a result, the fair value of the seller note payable was less than face value when issued in the LFT asset acquisition. The seller note payable is presented net of unamortized discount and the unamortized amendment fee as reflected in the table below.

	June 30, 2023	December 31, 2022
Seller note payable	$2,015,544	$1,976,050
Less: unamortized discount	—	—
Less: unamortized amendment fee	124,568	311,419
Add: interest on delayed instalment	22,493	—
Total	$1,913,469	$1,664,631

Land use agreement, Camp Lease and Niger land use agreements

As of June 30, 2023, future minimum rental payments under the operating leases are approximately as follows:

2023 (remaining)	$171,961
2024	215,757
2025	216,633
2026	217,526
2027	218,438
Thereafter	7,885,064
$8,925,379

The table above does not include any obligations related to the 20,000 hectares land use right obtained by way of a Senegal Presidential Decree. The Senegal Presidential Decree provides for the use by LFT of the land until 2062. There are no annual payments required in accordance with the Senegal Presidential Decree. This land use right was recognized as an intangible asset in connection with the asset purchase of LFT and is being amortized over the remaining term of the decree.

The table does however include obligations relating to the recent agreements signed with the mayor and local governments of Aderbissinat and Ingall, respectively, in Niger each under a 49-year term for the right to use and development 2.2 million hectares of their land. While there is no binding obligation under these agreements to plant a minimum number of hectares of trees, we agreed to pay approximately $86,000 per year under each agreement during the construction of the greenhouses and plantation. Once the sale of carbon credits commences the annual payment amount will increase to approximately $1.1 million. In addition, during the first year of the sale of carbon credits we are required to pay an additional $129,000 for each agreement for budgetary support to each region. As the timing of the sale of carbon credits is uncertain, we have reflected only the known and required, as of today, payments for the duration of these agreements.

The Company maintains cash in banks in the United States as well as in Senegal. The aggregate cash balances shown on the consolidated balance sheets as of June 30, 2023 and December 31, 2022 were held at JPMorgan Chase Bank, N.A. as well as in various banks in Senegal and Niger. There is no insurance securing these deposits, other than FDIC insurance that governs all commercial banks in the United States. The Company has not experienced any losses in such deposits. There are no excess cash balances, beyond those required for short term operations, held in Senegal or Niger bank accounts.

MANAGEMENT OF AFRAG PUBCO FOLLOWING THE BUSINESS COMBINATION

Board of Directors and Management

The following is a list of the persons who are anticipated to be AFRAG PubCo’s directors and executive officers following the Business Combination and their ages and anticipated positions following the Business Combination.

Name	Age	Position
Executive Officers:
Alan Kessler	47	Chief Executive Officer and Chairman
Harry Green	54	Chief Financial Officer
Non-Employee Directors:
Orim Graves	63	Director
Ambassador Modest Jonathan Mero	63	Director
Russell Read	59	Director
Daphne Michelle Titus	66	Director
Ambassador Bisa Williams	69	Director
Osman Ahmed	37	Director

Board of Directors

Alan Kessler, Chairman and Chief Executive Officer.    For the past decade, Mr. Kessler has been focused solely on the development of the African continent, integrating growth businesses in Africa with access to US based capital. Mr. Kessler has over 20 years of experience on Wall Street, starting his career in investment banking at Morgan Stanley, and subsequently investment research at Goldman Sachs. On the principal side, he has worked for various firms, including Oracle Partners and Frontpoint Partners, an investment vehicle owned by Morgan Stanley focused on emerging markets. Mr. Kessler has served as the Founder, Director and Chief Executive Officer of African Discovery Group, Inc. (“AFDG”), a publicly held, dedicated African business development company since its founding in 2017, and Mr. Kessler had been responsible for numerous advisory and capital raise for the benefit of Africa. Prior to founding AFDG, he served from 2014-17 as Managing Director at Ladenburg Thalmann, an investment bank that was one of the original founders of the New York Stock Exchange in 1876. Mr. Kessler serves as a board member of Ogelle, a Nigerian-based social media company. Mr. Kessler is the Founder of African Discovery Foundation, a philanthropic organization focused on charitable contributions for education and health care resources in Africa. Mr. Kessler holds a Bachelor of Arts degree in Economics from the University of Pennsylvania (cum laude) and a Master of Business Administration (MBA) degree from Columbia Business School. Mr. Kessler’s global financial and operational experience, and value creation history on the African continent, coupled with his management role as Chief Executive Officer, acted as testimony to his value to serve as a non-independent director of AFRAG PubCo.

Harry Green, Chief Financial Officer.    Mr. Green has decades of experience on the buy-side on both private equity and hedge fund platforms, where he has focused primarily on control investments across multiple industries. Since October 2020, he has served as the Chief Financial Officer of African Discovery Group, Inc. (“OTC: AFDG”). Mr. Green also acts as a consultant to a fund which was raised to invest in minority depository institutions that primarily lend or facilitate lending to small businesses in low-and moderate-income areas or to low-and moderate-income individuals in order to promote community development, generate job growth and economic development. He assists the fund in establishing its back office operational and financial controls. Beginning in March of 2018, Mr. Green worked with Onset Capital Partners, an opportunistic merchant bank platform focused on advising and investing in companies, from startups to established companies, within various industries. From 2012 until February 2018, he served as a Senior Member of Houlihan Lokey’s Illiquid Financial Assets practice, where he focused on providing strategic advice for Fund Mergers and Acquisitions, non-core asset disposition and strategic fund raising. Prior to that, Mr. Green worked on various hedge fund and private equity platforms including Plainfield Asset Management (a $5.5 billion hedge fund platform), ArcherPoint Capital Management (a partnership-based private equity platform he co-founded) and Doughty Hanson & Co. (a multi-billion international private equity sponsor). He currently serves on the board of Choice Payment Solutions, a privately owned fintech SAAS business focused on providing point of service financing solutions. He has previously served on the boards of Skylink

Aviation Limited, a privately-held air logistics business; MTI Holdings, Inc., a high mix, low volume contract manufacturer; North American Membership Group, the world’s largest lifestyle affinity membership organization; Dunlop Standard Aerospace Group, an integrated supplier of aftermarket parts and services to the aerospace and defense industry; PQS Acquisition Corp, North American business of FL Group, the largest independent blender and distributor of automotive lubricants; Knowles Electronics Holdings, Inc., a leading international manufacturer of technologically advanced products in micro-acoustics; and Tumi Inc., a leading, high-end luggage and business accessory brand amongst others. Mr. Green holds a Bachelor of Commerce and a postgraduate honors degree in Financial Accounting from the University of Witwatersrand in Johannesburg, South Africa, and an MBA from The Wharton School at the University of Pennsylvania.

Orim Graves.    Prior to joining the Board of AFRAG in August 2021, Mr. Graves served as the Executive Director of the National Association of Securities Professionals (“NASP”) for more than ten years ending in 2020. NASP, founded in 1987, remains a trade organization advocating for diverse professionals and women within the financial services industry with more than 150 firms represented as members across the globe. Currently, Mr. Graves operates an independent consultancy to provide strategic and tactical investment advisory services, ESG integration, market strategy, and diversity equity and inclusion consulting to diverse clients across the global investment sector.

Mr. Graves previously served as a senior partner in a leading investment firm, as a senior consultant with a global investment consulting firm and as Chief Investment Officer for the City of Philadelphia Board of Pensions and Retirement where he provided expertise in investment performance attribution and evaluation, as well as asset allocation strategies specializing in non-traditional asset categories. Mr. Graves serves on numerous boards, including as investment committee chair of Dillard University, a historically black university in New Orleans, Louisiana. Mr. Graves earned his Bachelor of Science in Finance from Hampton University and an MBA in Finance from the University of Wisconsin. He is a CFA charter holder. Mr. Grave’s breadth of corporate finance experience and deep knowledge of managing institutional US investment assets into the African continent, as well as operational experiences in growth businesses, acted as testimony to his value to serve as an independent director of AFRAG PubCo.

Ambassador Modest Jonathan Mero.    Mr. Mero has been a member of AFRAG’s Board since August, 2021. From 2016 to 2019, Mr. Mero served as Ambassador of the United Republic of Tanzania to the United Nations. Following his resignation from the United Nations in 2019, he co-founded and acted as Director of Independent Planners Ltd., focused on land use planning, land surveys, real estate, consulting and advisory services in Tanzania. Mr. Mero also consults on business strategies, international trade and risk management. Until his appointment on December 3, 2016, Mr. Mero was his country’s Permanent Representative to the United Nations, World Trade Organization and all international organizations in Geneva. Holding that position until May 2013, he was accredited simultaneously to the International Atomic Energy Agency, United Nations Industrial Organization, Comprehensive Nuclear-Test-Ban Treaty Organization and the United Nations system in Austria. Between 2007 and 2013 Mr. Mero was stationed at his country’s Permanent Mission to the United Nations in New York, where he served as Minster Plenipotentiary, Economic Adviser and Head of Chancery. From 2005 to 2006, he served as Head of Policy in the Ministry of Foreign Affairs and International Cooperation. Previously, Mr. Mero was a senior economist at the Ministry of Industry and Trade, from 1987 to 2004, and a trade policy adviser to the Executive Secretary of the Southern African Development Community from 2004 to 2005. Mr. Mero holds a Bachelor of Science degree from the University of Dar es Salaam in the United Republic of Tanzania, as well as a master’s degree in finance from the University of Strathclyde in the United Kingdom. Ambassador Mero’s breadth of political experience on the African continent, and established knowledge of East Africa, a vital part of our corporate expansion strategy, acted as testimony to his value to serve as an independent director of AFRAG PubCo.

Russell Read.    Russell Read, CFA, Ph.D. has been a member of AFRAG’s Board since August, 2021. In November 2022, Dr. Read joined 10X Capital as its Chief Investment Officer. Since January 2020, Dr. Read founded and led as Manager Partner, the C Change Group LLC (a Delaware Statutory Public Benefit Limited Liability Company), dedicated to developing transformative and sustainable infrastructure and related private equity, capable of materially improving the world’s utilization of natural resources, with a geographic focus on the Arctic/near-Arctic and the MEASA Region (Middle East, Africa, Southern Asia). From September 2018 through 2019, he served as Senior Advisor and Member of the Executive Committee for MSCI, engaging major international institutional investors for MSCI’s analytics and index product solutions. From May 2016 through August 2018, he served as Chief Investment Officer of the Alaska Permanent Fund Corporation, responsible for asset allocation and the investment class programs for America’s largest state sovereign fund. Previously, Dr. Read served the Chief Investment Officer for the California Public Employees’ Retirement System (CalPERS, America’s largest pension system) and Chief Investment Officer and Deputy Chief Executive Officer for the Gulf Investment Corporation (“GIC-Kuwait”, the development investor for the six GCC countries of the Arabian Peninsula). At CalPERS he launched its infrastructure program along with new initiatives in timberland, commodities, infrastructure, and environmentally-sensitive investing. He developed the first commodities-based mutual fund and related institutional products while at Oppenheimer Funds during the 1990’s. Dr. Read received his undergraduate degree in Statistics and graduate degree in Finance (MBA) from the University of Chicago and his master’s degree in Economics and doctorate in Political Economy from Stanford University (MA, PhD). He is a member of the Investment Funds Committee (IFC) for the US State of Wyoming and its sovereign wealth funds, and he formerly served as Chairman of the Investor’s Committee for the President’s Working Group on Financial Markets under Treasury Secretary Paulson. Dr. Read’s breadth of global financial and operational experience, coupled with his fiduciary background, and investment management history on behalf of Sovereign and government entities acted as testimony to his value to serve as an independent director of AFRAG PubCo.

Daphne Michelle Titus.    Ms. Titus has been a member of AFRAG’s Board since August 2021. Ms. Titus is an alumna of the United States Department of State (DOS) Senior Foreign Service and a member of the United Nations Senior Women’s Talent Pipeline. Ms. Titus founded Mapasa Strategies, a renowned international consultant that assists both domestic and international clients in the realm of foreign affairs, with a special focus on Africa, Asia and the Americas, where she has worked since 2017. Prior to that, as one of the Department of State’s premier Africanists, senior consular officers and public diplomacy professionals, she was most recently detailed to the United States Agency for International Development (USAID) to serve as its Senior Advisor for the Addis Ababa Peace, Security and Cooperation Framework for the Great Lakes Region, based at USAID in Kinshasa, DRC. Ms. Titus’ most recent assignments before her detail were as the Counselor for Consular Affairs for U.S. Mission Nigeria, as the Senior Director/Diplomat in Residence for the National Capitol Region (DC, MD, DE, WV, NOVA, based at Howard University) and as the Foreign Policy Advisor (POLAD) for the Combined Joint Task Force — Horn of Africa in Djibouti. Diplomats in Residence are detailed from the Department of State to universities throughout the country to assist the Department with recruitment, build awareness of Foreign Affairs as a career path for candidates from all realms of endeavor and to assist universities and other entities in their assigned region with creating/enhancing Foreign Affairs-related programming and curricula. Foreign Policy Advisors are detailed from the Department of State to the Department of Defense (DOD) to assist selected commanders and their staff with identifying and addressing the foreign policy aspects of their military duties. Her previous positions include service as Embassy Nairobi’s Somalia Political Advisor in Djibouti, Regional Affairs Director/Senior Public Diplomacy Advisor/Policy and Coordination Officer in the Department’s Bureau of African Affairs Office of Public Diplomacy and Public Affairs, Deputy Chief of Mission/Charge d’Affaires in Banjul, The Gambia and at the U.S. Mission to the African Union, Addis Ababa, Ethiopia and as Senior Advisor/Domestic Operations Supervisor in the Bureau of Consular Affairs Office of Visa Services. Ms. Titus has also served overseas in Haiti, Cameroon, Kenya and Congo-Kinshasa (twice, both times as the Regional Consular Officer that provided daily support/personal service to consular offices throughout sub-Saharan Africa) as well as in Washington as a member of the Department’s Foreign Service Board of Examiners, its tenure/promotion/selection-out boards and as its Bilateral Western Hemisphere Affairs Officer in the Bureau of Democracy, Human Rights and Labor. She has traveled throughout Africa (including many visits to Sierra Leone) and Europe as well as to Saudi Arabia, Canada, Russia, Mexico, the Canary Islands, Guatemala, Turkey, Nicaragua, Honduras, Costa Rica, Martinique, Jamaica, the United Arab Emirates, Qatar, India, Burma, Cambodia, Japan, Korea, Hong Kong, the Dominican Republic and China. The recipient of numerous DOS, USAID and DOD performance awards, she is most notably an alumna of the London School of Economics and Political Science, the original International Career Advancement Program Fellowship cohort, The New College of California and the Industrial College of the Armed Forces (ICAF, now the Eisenhower School) at the National Defense University.

A member of the ICAF Class of 2005, she also received a diploma in Strategic Communications as well as ICAF’s Antonelli Award. Ms. Titus’s strong understanding of public and private sector interaction of the African continent, and breadth of political experience on the African continent, acted as testimony to her value to serve as an independent director of AFRAG PubCo.

Ambassador (ret) Bisa Williams.    Ms. Williams has been a member of AFRAG’s Board since August, 2021. Ambassador (ret) Bisa Williams co-founded Williams Strategy Advisors, LLC (WSA) with her brother, Paul T. Williams, Jr., in 2016. As managing director, she led WSA’s efforts to identify international and domestic clients seeking problem-solving advisory services. She also began providing pro-bono advisory services to the University of Chicago-affiliated NigerHeritage project to build a state-of-the-art dinosaur museum and cultural resource center in Niger. In 2017, Amb. Williams was contracted as Special Advisor on Mali by The Carter Center and charged with leading The Carter Center’s efforts as Independent Observer of Implementation of the Peace Agreement in Mali. She continues in that capacity to this day. She joined Yale University’s Jackson Institute for Global Affairs as Senior Fellow and Lecturer in 2020 teaching a graduate course on peacebuilding and continues in that capacity, as well. In addition, in 2021, the U.S. Department of State contracted Amb. Williams to serve as Senior Advisor on Africa for the U.S. Mission to the United Nations. She chairs the Board of Directors of Health & Development International (HDI), a not-for-profit development NGO which works in Africa, and is a Trustee on the Board of World Learning, a not-for-profit NGO focused on education, development, and international exchange. For most of her career, Ambassador Williams was a career member of the Foreign Service of the U.S. Department of State, serving tours in Guinea, Panama, Mauritius, Niger, France, the US Mission to the UN (NY), and Washington, DC, including two years at the National Security Council of The White House. As Acting Deputy Assistant Secretary of State for Western Hemisphere Affairs, she led the U.S. delegation to talks in Havana, Cuba, ending a seven-year hiatus of high level direct discussions. Her accomplishments were recognized in LeoGrande/Kornbluh book “Back Channel to Cuba.” Appointed by President Barack Obama in 2010 as Ambassador to Niger, Ambassador Williams holds the distinction of being the first Department of State officer to be awarded the “Agency Seal Medal” from the Director of the Central Intelligence Agency for exceptional contributions to U.S. national security while serving as Ambassador. Immediately after her tour in Niger, she served as Deputy Assistant Secretary in the Bureau of African Affairs. Ambassador Williams retired from the Foreign Service in 2015, having received numerous Superior and Meritorious Honor Awards from the Department of State. Ambassador Williams has authored or co-authored articles for Foreign Affairs Magazine, Al Jazeera, and Air Mauritius Magazine and appeared on various TV, radio, podcast, and webinar programs. She holds a Master of Science degree in National Security Strategy from the National War College of the National Defense University in Washington, DC and a Master of Arts degree in Comparative Literature from the University of California, Los Angeles. She received her Bachelor of Arts degree cum laude from Yale University. Ambassador William’s deep political experience on the African continent, and life-time history of foreign service, philanthropy and commitment to social responsibility acted as testimony to her value to serve as an independent director of AFRAG PubCo.

Osman Ahmed.    Mr. Ahmed is a Managing Director and Head of Private Equity at 10X Capital. He has over 12 years of principal investment, advisory, and operating experience. Prior to joining 10X Capital, Mr. Ahmed was the CEO of Founder SPAC, a $321M special purpose acquisition company focused on digital transformation. Founder SPAC successfully completed its merger with Rubicon Technologies (NYSE: RBT) in August 2022. Previously, Mr. Ahmed was an investor at KCK Group, a private markets investor. He also served as CFO of Beehive Industries, a KCK Group Portfolio company. Mr. Ahmed previously has held roles at Volition Capital, Scale Venture Partners, and Stifel Financial (NYSE: SF). Throughout his career, Mr. Ahmed has executed leveraged buyout, special situations, and growth equity investments in technology, business services, industrials, and healthcare. Prior closed deals include: Harvest Food Distributors, Sherwood Food Distributors, Hibernia Networks (acquired by GTT), RingCentral (NYSE: RNG), TraceLink, Al Fakher Tobacco, Better.com (NASDAQ: BETR), and others. Mr. Ahmed holds a B.S. in Computer Science from the University of Southern California and an M.B.A. from the University of Chicago Booth School of Business. He currently sits on the board of directors of Rubicon Technologies (NYSE: RBT) and serves as the company’s lead independent director.

Executive Officers

Alan Kessler, Chief Executive Officer.    Please see “Board of Directors — Alan Kessler, Chairman and Chief Executive Officer” in this proxy statement/prospectus.

Harry Green, Chief Financial Officer.    Please see “Board of Directors — Harry Green, Chief Financial Officer” in this proxy statement/prospectus.

Other Officers

The following are brief biographies describing the backgrounds of certain non-executive officers that we believe provide key services to our business.

Kiran Peethambaran Shylaja, Chief Technical Officer,    Mr. Shylaja has over 15 years of experience in the field of plant tissue culture, specializing in horticulture and floriculture crops. Most recently, he has built and managed commercial high-tech tissue culture labs with the capacity to produce 7 to 10 million plants seedlings annually with 150 to 200 professional staff and has experience in large-scale farming, greenhouse production, and research and development. He has worked extensively in India and Africa serving as the former technical advisor at the Mekkele Institute of Technology, Ethiopia in the plant tissue culture and greenhouse division, where he played a vital role in producing 22 million sugar cane tissue culture plantlets to the Ethiopian sugar corporation in Addis Ababa. He has also held leading positions with well-known agriculture biotech companies in India and the Netherlands. His last 5-year tenure was with the subsidiary company of C Change Group LLC, USA where he served as the Chief Operating Officer of FAIM Africa LTD, Rwanda starting from January 2016 and then he served as the Chief Executive Officer of C Change Africa, Mauritius (a subsidiary company of C Change Group LLC) with agriculture operations in Rwanda, DR Congo, Burundi, etc. starting from May 2018 until February 2021. He earned a Master of Science (MSc) degree in Biotechnology from Bharathidasan University, India, and his MBA is in international business from Annamalai University in India.

Edward Meiring, Chief Operating Officer.    Mr. Meiring holds over 30 years of experience in the farming sector and as an Agricultural Specialist. He has produced numerous crops including tobacco, wheat and maize, serving previously as chairperson of a tobacco farmers study group of South Africa. For 14 years, he ran farming operations for Woolworths South Africa, supplying multinational conglomerates, including Woolworths South Africa, Marks and Spencer and Sainsbury’s with fresh produce. In 1996, Mr. Meiring introduced iceberg lettuce into the South African market. His agricultural projects on the African continent include the South African Government Department Rural Development and Land Reform; planning phase for sugarcane production in the Lavumisa area, Swaziland; feasibility studies in conjunction with the Dutch government on the agricultural opportunity in 4 countries (Botswana, Zambia, Kenya and Angola); in the Solwezi area in Zambia to production of bamboo sugarcane and pongamia (diesel tree); in Congo-Brazzaville, the identification of 50,000 hectares of arable land in the Niara valley close to Dolisi; in Sierra Leone the identification and mapping of 70,000 hectares over several kingdoms in the Mayomba district earmarked for agriculture development. He also acted as Project Director for the development of 124,000 hectare in Nigeria exclusively for agricultural use. In cattle farming and game breeding, he has been involved in the farming of cattle (beef) and game breeding since 1998 consulting South African farmers. Mr. Meiring holds a Bachelor of Science (BSc) degree in Agriculture and a Plant Production degree from the University of Pretoria, having studied courses on Sustainable and Biological Farming under Doctor Graham Said (Australia). He holds numerous international accreditations (Hazard Analysis and Critical Control Point, EurepGAP and GLOBALG.A.P.) on sustainable farming and manufacturing of high-quality compost from University of Stellenbosch.

Elad Harzahav, Head of Logistics, and Technology Integration.    Mr. Har-Zahav has more than 20 years of military experience and expertise, in the last 20 year holding service at the highest levels of Israel’s security and intelligence and responsible for safeguarding both internal and external state security. In the last 10 years he served in key roles in the Israeli Government at the Prime Minister Office, In operational and staff positions, as the Head Of Projects at the forefront of Israel’s security and intelligence, and was responsible for driving complex technological projects integrating, innovating, developing, implementing and managing comprehensive technological and operational solutions, systems, platforms, and capabilities.

Technical Advisor

Dr. Daniel Putnam, Forage extension specialist,    Department of Plant Sciences, College of Agricultural and Environmental Sciences, UC Davis. In his 27 years at the university, he has developed an outstanding applied research and outreach program in alfalfa — the largest acreage crop in California — and in other forage crops. He is a global expert on forage quality and water use efficiency under irrigation and on mitigation strategies for sub-optimal conditions, with a focus on the critical issue of salinity. He has developed a network of collaborators across the University of California and in industry, and he helped found the California Alfalfa and Forage Association, National Alfalfa Alliance, and the Western Alfalfa and Forage Symposium. He serves as the Chair, UC California Alfalfa Workgroup, Chair, California Hay Testing Consortium, Chair, California Alfalfa Symposium and the President, National Forage Testing Association.

Corporate Governance

AFRAG PubCo will structure its corporate governance in a manner that it believes will closely align AFRAG PubCo’s interests with those of its stockholders following the Business Combination.

AFRAG PubCo will have independent director representation on its audit committee immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors.

At least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC.

Role of Board in Risk Oversight

The AFRAG PubCo Board will have extensive involvement in the oversight of risk management related to AFRAG PubCo and its business and will accomplish this oversight through the regular reporting to the AFRAG PubCo Board by the audit committee. The audit committee will represent the AFRAG PubCo Board by periodically reviewing AFRAG PubCo’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of AFRAG PubCo business and summarize for the AFRAG PubCo Board all areas of risk and the appropriate mitigating factors. In addition, the AFRAG PubCo Board will receive periodic detailed operating performance reviews from management.

Composition of the AFRAG PubCo Board of Directors After the Business Combination

AFRAG PubCo’s business and affairs will be managed under the direction of the AFRAG PubCo Board. Following the Business Combination, the AFRAG PubCo Board (other than those directors elected by the holders of any series of Preferred Stock) will be classified designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. Each class will serve for a term of three years.

Independence of the Board of Directors

In connection with the Business Combination, the AFRAG PubCo Common Stock will be listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of Nasdaq.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (a) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (b) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of Nasdaq the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(i)     the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and

(ii)    whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The 10X II Board has undertaken a review of the independence of each director and considered whether each director of AFRAG has a material relationship with AFRAG that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, 10X II anticipates that Orim Graves, Modest Mero, Russell Read, Osman Ahmed and Daphne Titus will be considered “independent directors” as defined under the listing requirements and rules of Nasdaq and the applicable rules of the Exchange Act.

Board Committees

After the completion of the Business Combination, the standing committees of AFRAG PubCo’s Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The AFRAG PubCo Board may, from time to time, establish other committees.

AFRAG PubCo’s president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of AFRAG PubCo’s Board will provide appropriate risk oversight.

Audit Committee

Upon the completion of the Business Combination, we expect AFRAG PubCo to have an audit committee, consisting of Orim Graves, who will be serving as the chairperson, Russell Read and Daphne Titus. Each of the members of AFRAG PubCo’s audit committee will satisfy the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and rules of Nasdaq.

Following the Business Combination, AFRAG PubCo’s Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in AFRAG PubCo’s proxy statement and to assist the AFRAG PubCo Board to (A) oversee: (i) audits of the financial statements of AFRAG PubCo; (ii) the integrity of AFRAG PubCo’s financial statements; (iii) AFRAG PubCo’s processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures; (iv) the qualifications, engagement, compensation, independence and performance of AFRAG PubCo’s independent auditor, and the auditor’s conduct of the annual audit of AFRAG PubCo’sfinancial statements and any other services provided to AFRAG PubCo; and (v) the performance of AFRAG PubCo’s internal audit function, if any; and (B) produce the annual report of the Committee required by the rules of the SEC.

The AFRAG PubCo Board will adopt a written charter for the audit committee which will be available AFRAG PubCo’s website upon the completion of the Business Combination.

Compensation Committee

Upon the completion of the Business Combination, we expect AFRAG PubCo to have a compensation committee, consisting of Osman Ahmed, who will be serving as the chairperson, Modest Mero and Daphne Titus. Each of the members of AFRAG PubCo’s compensation committee will meet the requirements for independence under the under the applicable rules and regulations of the SEC and rules of Nasdaq.

The purpose of the compensation committee is to assist the AFRAG PubCo Board to (A) carry out the Board’s overall responsibility relating to organizational strength and executive compensation; (B) assist the Board in overseeing AFRAG PubCo’s employee compensation policies and practices, including (i) determining and approving the compensation of AFRAG PubCo’s Chief Executive Officer (“CEO”) and other executive officers, and (ii) reviewing and approving incentive compensation and equity compensation policies and programs, and exercising discretion in the administration of such programs; and (C) produce the annual report of the Committee required by the rules of the SEC.

The AFRAG PubCo Board will adopt a written charter for the compensation committee which will be available on AFRAG PubCo’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, we expect AFRAG PubCo to have a nominating and corporate governance committee, consisting of Russell Read, who will be serving as the chairperson, Bisa Williams and Orim Graves. Each of the members of AFRAG PubCo’s nominating and corporate governance committee will meet the requirements for independence under the applicable rules and regulations of the SEC and rules of Nasdaq.

The purpose of the nominating and corporate governance committee will be to assist the AFRAG PubCo Board to (i) identify and screen individuals qualified to serve as directors and recommend to the Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies; (ii) develop, recommend to the Board and review AFRAG PubCo’s Corporate Governance Guidelines; (iii) coordinate and oversee self-evaluations of the Board, its committees, individual directors and management in the governance of AFRAG PubCo; (iv) review and approve, if appropriate, any related person transactions and other potential significant conflicts of interest; and (v) review on a regular basis the overall corporate governance of AFRAG PubCo and recommend improvements for approval by the Board where appropriate.

The AFRAG PubCo Board will adopt a written charter for the nominating and corporate governance committee which will be available on AFRAG PubCo’s website upon completion of the Business Combination.

Code of Business Conduct

AFRAG PubCo will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on AFRAG PubCo’s website upon the completion of the Business Combination. AFRAG PubCo’s code of business conduct is a “code of ethics”, as defined in Item 406(b) of Regulation S-K. Please note that AFRAG PubCo’s Internet website address is provided as an inactive textual reference only. AFRAG PubCo will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during fiscal year 2022, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our Board or member of our compensation committee.

AFRAG EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Throughout this sub-section, unless otherwise noted, “we”, “us”, “our”, “the Company” and similar terms refer to AFRAG prior to the Closing, and to AFRAG PubCo and its subsidiaries after the business combination.

In 2022, our “named executive officers” and their positions were as follows:

•        Alan Kessler, Chief Executive Officer; and

•        Harry Green, Chief Financial Officer.

Summary Compensation Table

The following table sets forth the information concerning the compensation of our named executive officers for our fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Other Compensation ($)		Total ($)
Alan Kessler – Chief Executive Officer	2022	—	(2)	27,000,000	(3)	27,500	(4)	$27,027,500
Harry Green – Chief Financial Officer	2022	—		9,000,000		20,000	(5)	$9,020,000

____________

(1)      The amounts reported in this column represent the aggregate grant date fair value of RSUs awarded to the named executive officers in 2022, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not reflect the actual economic value that may be realized from such awards.

(2)      Mr. Kessler serves as the Company’s Chief Executive Officer and Executive Chairman pursuant to the terms of that certain Amended and Restated Advisor Agreement, dated May 21, 2022 (the “Advisor Agreement”), by and between AFRAG and African Discovery Group, Inc. (“AFDG”). Mr. Kessler is not an employee of AFRAG and does not receive any direct compensatory payments or equity issuances from AFRAG. Mr. Kessler is the Chief Executive Officer and majority stockholder of AFDG and, as such, has an indirect interest in any payments or equity issuances made by AFRAG to AFDG. Pursuant to that certain Transaction Bonus and Release Agreement, dated November 1, 2022, by and between AFDG and AFRAG, AFDG agreed to permanently waive all claims to any unpaid wages, bonuses, commissions or other compensation arising prior to the consummation of the Business Transaction in consideration for the right to receive a one-time transaction bonus of $300,000 upon consummation of the Business Transaction, subject to AFDG’s continued services with AFRAG through such date.

(3)      Represents RSUs awarded to AFDG pursuant to the terms of the Advisor Agreement.

(4)      In 2022, AFDG received aggregate fees of $27,500 pursuant to the terms of the Advisor Agreement, and prior to the parties’ mutual agreement to waive unpaid fees.

(5)      In 2022, AFRAG determined to compensate Mr. Green as a contractor as he was not expected to devote his full working time to AFRAG. Mr. Green agreed to permanently waive all claims to any unpaid wages, bonuses, commissions or other compensation arising prior to the consummation of the Business Transaction in consideration for the right to receive a one-time transaction bonus of $400,000 upon consummation of the Business Transaction, subject to Mr. Green’s continued employment with AFRAG. As a contractor, Mr. Green received $20,000 in cash compensation during 2022 prior to his release of claims.

Narrative Disclosure to the Summary Compensation Table

2022 Base Salary

Mr. Kessler serves as the Company’s Chief Executive Officer and Executive Chairman pursuant to the terms of the Advisor Agreement. Mr. Kessler is not an employee of AFRAG and does not receive any direct compensatory payments or equity issuances from AFRAG. Mr. Kessler is the Chief Executive Officer and majority stockholder of AFDG and, as such, has an indirect interest in any payments or equity issuances made by AFRAG to AFDG. Pursuant to that certain Transaction Bonus and Release Agreement, dated November 1, 2022, by and between AFDG and AFRAG (the “Kessler Release Agreement”), AFDG agreed to permanently waive all claims to any unpaid wages, bonuses, commissions or other compensation arising prior to the consummation of the Business Transaction, subject to the consummation of the Business Transaction, in consideration for the right to receive a one-time transaction bonus of $300,000 upon consummation of the Business Transaction, subject to AFDG’s continued services with AFRAG through such date. In 2022, AFDG received $27,500 in fees related to the provision of Mr. Kessler’s services pursuant to the terms of the Advisor Agreement and prior to the signing of the Kessler Release Agreement.

We entered into an Amended and Restated Employment Agreement with Mr. Green, effective as of May 21, 2022 (the “Employment Agreement”). Pursuant to terms of the Employment Agreement, Mr. Green is entitled to a base salary of $240,000. However, we subsequently determined that Mr. Green would be more appropriately classified as an independent contractor based on the nature of his services and the fact that he was not expected to devote his full working time to AFRAG for the remainder of 2022. Pursuant to that certain Transaction Bonus and Release Agreement, dated November 1, 2022, by and between Mr. Green and AFRAG (the “Green Release Agreement”), Mr. Green agreed to permanently waive all claims to any unpaid wages, bonuses, commissions or other compensation arising prior to the consummation of the Business Transaction, subject to the consummation of the Business Transaction, in consideration for the right to receive a one-time transaction bonus of $400,000 upon consummation of the Business Transaction, subject to Mr. Green’s continued employment with AFRAG through such date. In 2022, Mr. Green received $20,000 in fees for his services as an independent contractor.

2022 Bonuses

We entered into the Kessler Release Agreement with AFDG pursuant to which AFDG is entitled to receive a $300,000 cash bonus upon the consummation of the Business Combination, subject to its continued provision of services through the consummation of the Business Combination. Mr. Kessler is the majority shareholder of AFDG, and will therefore benefit indirectly from any bonus paid to AFDG.

We also entered into the Green Release Agreement pursuant to which Mr. Green is entitled to receive a $400,000 cash bonus upon the consummation of the Business Combination, subject to his continued employment through the consummation of the Business Combination.

No bonuses were otherwise paid to our named executive officers in 2022.

2022 Equity Grants

The African Agriculture, Inc. 2022 Incentive Plan (the “2022 Plan”) became effective on November 1, 2022 and will expire upon termination by the AFRAG board of directors or after ten years from the effective date. The 2022 Plan permits the grant of non-qualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), other stock-based awards, other cash-based awards and dividend equivalents to eligible participants. The maximum number of shares of AFRAG common stock available for issuance under the 2022 Plan is 2,881,727 shares. Shares of AFRAG common stock underlying an award that is (i) withheld in connection with the exercise of such award, (ii) withheld to satisfy tax or deduction liabilities arising from the award or (iii) forfeited, cancelled, expire unexercised or settled in cash will again become available for issuance under the 2022 Plan. Our board of directors has the authority to amend, alter, suspend, discontinue or terminate the 2022 Plan or any portion thereof, provided that no such action may be taken without stockholder approval if the approval is necessary to comply with a tax or regulatory requirement or other applicable law for which the administrator of the 2022 Plan deems it necessary or desirable to comply. Any amendment that would adversely and materially affect a participant’s rights under any award shall not be effective without such participant’s consent.

On November 1, 2022, we awarded AFDG 2,700,000 RSUs outside of the 2022 Incentive Plan, which will fully vest on March 1, 2024. The award was in full satisfaction and in lieu of the equity compensation terms in the Advisor Agreement. AFRAG obtained a release of claims in connection with the granting of RSUs instead of restricted stock. Pursuant to the terms of the restricted stock unit agreement, if AFDG is terminated without “cause” or resigns for “good reason” (each as defined in the restricted stock unit agreement) prior to March 1, 2024, the RSUs will immediately vest upon termination. In addition, if AFDG’s service is terminated due to Mr. Kessler’s death or “disability” (as defined in the restricted stock unit agreement), the RSUs will immediately vest upon termination. If AFDG is terminated prior to March 1, 2024 for any other reason, the RSUs will be immediately forfeited and cancelled upon such termination. Mr. Kessler is the majority shareholder of AFDG, and will therefore benefit indirectly from the grant of RSUs to AFDG and any proceeds realised from the sale of shares received upon vesting thereof.

On November 1, 2022, we also awarded Harry Green 900,000 RSUs under the 2022 Plan, which will vest as to 25% on January 2, 2024 and 75% on May 16, 2024. The award was in full satisfaction and in lieu of the equity compensation terms in Mr. Green’s amended and restated employment agreement. AFRAG obtained a release of claims in connection with the granting of RSUs instead of restricted stock. Pursuant to the terms of the restricted stock unit agreement, if Mr. Green is terminated by reason of death or “disability” or without “cause” or resigns for “good reason” (each as defined in the restricted stock unit agreement), any unvested RSUs will immediately vest upon termination. If Mr. Green is terminated for any other reason, the unvested RSUs will be immediately forfeited and cancelled upon such termination.

2022 Other Compensation

Alan Kessler serves as the Company’s Chief Executive Officer and Executive Chairman pursuant to the terms of the Advisor Agreement. Mr. Kessler is not an employee of AFRAG and does not receive any direct compensatory payments or equity issuances from AFRAG. Mr. Kessler is the Chief Executive Officer and majority stockholder of AFDG and, as such, has an indirect interest in any payments or equity issuances made by AFRAG to AFDG. In 2022, AFDG received aggregate fees of $27,500 pursuant to the terms of the Advisor Agreement, and prior to its waiver of any unpaid fees under the Kessler Release Agreement.

We determined that Mr. Green would be more appropriately classified as an independent contractor based on the nature of his services and the fact that he was not expected to devote his full working time to AFRAG for the remainder of 2022. In 2022, Mr. Green received $20,000 in fees for his services as an independent contractor prior to his execution of the Green Release Agreement.

Outstanding Equity Awards at Fiscal Year End

	Stock Awards
Name	Number of Shares or Units of Stock That Have not Vested		Market Value of Shares or Units of Stock that Have Not Vested(3)
Alan Kessler	2,700,000	(1)	$27,000,000
Harry Green	900,000	(2)	$900,000

____________

(1)      The RSUs fully vest on March 1, 2024, subject to AFDG’s continued services to AFRAG.

(2)      The RSUs vest as to 25% on January 2, 2024 and 75% on May 16, 2024, subject to Mr. Green’s continued employment.

(3)      Based on $10.00 per share, which is the value assigned to our common stock as of March 31, 2023 based upon a good faith valuation as determined by our Board of Directors.

Employment and Advisor Agreements with Named Executive Officers

Alan Kessler

AFRAG the Advisor Agreement pursuant to which Alan Kessler serves as the Chief Executive Officer and chairman of the Board of Directors of AFRAG. The Advisor Agreement contains a five-year term and automatically extends for consecutive one-year periods, subject to a 60-day notice of non-renewal by either party. Pursuant to the terms of the Advisor Agreement, AFDG has an annual base salary of $300,000 and is eligible to receive an annual discretionary cash bonus.

AFDG is also eligible to participate in two bonus programs, whereby AFRAG will fund a (i) $25 million bonus pool in the event that it achieves a $2.5 billion average market capitalization during any 30-day period following the Advisor Agreement effective date and (ii) $50 million bonus pool in the event that it achieves a $5.0 billion average market capitalization during any 60-day period following the Advisor Agreement effective date. Any bonuses payable under the bonus pools will be paid within 30 days of each bonus pool being achieved, subject to AFDG’s continuous engagement with the Company on the applicable bonus payment dates.

AFDG was granted 2,700,000 restricted stock units (“RSUs”) on November 1, 2022, in full satisfaction and in lieu of the equity compensation terms in the Advisor Agreement. In turn, the terms of the equity compensation in the Advisor Agreement are no longer in effect. In addition, the Advisor Agreement provides that AFRAG will grant restricted stock to AFDG. AFRAG obtained a release of claims in connection with the granting of RSUs instead of restricted stock.

Upon a termination of employment for any reason, AFDG is entitled to receive (i) any base salary earned but unpaid prior to the termination date, (ii) any earned but unpaid prior year annual bonus, and (iii) any authorized but unreimbursed business expenses. In addition, is AFDG is terminated other than for “cause” or by AFDG for “good reason” (as defined in the Advisor Agreement), AFDG will also be entitled to (x) the remaining balance of the advisor fee for the current term of the agreement, and, if (y) termination occurs before the additional one-percent (1%) equity grant (described above) has been made, AFDG will be entitled to receive such additional equity grant if the requisite market capitalization occurs within three years of AFDG’s termination; however, as noted above, ADFG has already received an RSU grant in satisfaction of the additional one-percent (1%) equity grant, and so would not receive any additional equity grant under clause (y).

As the majority shareholder of AFDG, Mr. Kessler will benefit indirectly in connection with any salary, bonus or severance payments AFDG receives pursuant to the Advisor Agreement.

Mr. Kessler and AFDG are subject to a perpetual confidentiality and non-disparagement provisions.

Harry Green

AFRAG entered into the Employment Agreement, pursuant to which Mr. Green serves as our Chief Financial Officer. The employment agreement contains a two-year term that automatically extends for up to two consecutive two-year periods (with the last automatic renewal expiring immediately prior to the sixth anniversary of the effective date), subject to a 60-day notice of non-renewal by either party. Mr. Green has an annual base salary of $240,000 and is eligible to receive an annual discretionary cash bonus.

Mr. Green is also eligible to participate in two bonus programs, whereby AFRAG will fund a (i) $25 million bonus pool in the event that it achieves a $2.5 billion average market capitalization during any 30-day period following the employment agreement effective date and (ii) $50 million bonus pool in the event that it achieves a $5.0 billion average market capitalization during any 60-day period following the employment agreement effective date. The Chief Executive Officer and majority shareholder will determine Mr. Green’s portion of such bonus pools, with payment of any such bonus subject to Mr. Green’s continuous employment on the bonus payment date.

Mr. Green was granted 900,000 RSUs on November 1, 2022, under the 2022 Plan, in full satisfaction and in lieu of the equity compensation terms in his Employment Agreement. In turn, the terms of the equity compensation in the Employment Agreement are no longer applicable. In addition, the Employment Agreement provides that the Company will grant restricted stock to Mr. Green. AFRAG obtained a release of claims in connection with the granting of RSUs instead of restricted stock.

Upon a termination of employment for any reason, Mr. Green is entitled to receive (i) any base salary earned but unpaid prior to the termination date, (ii) any earned but unpaid prior year annual bonus, and (iii) any authorized but unreimbursed business expenses; provided, that if he is terminated for “cause” (as defined in his Employment Agreement), he will not be eligible to receive the bonus payment in (ii). If Mr. Green resigns for “good reason” (as defined in his Employment Agreement) or is terminated without “cause”, he is also eligible to receive severance equal to twelve months of base salary continuation and COBRA continuation payments.

Mr. Green is subject to a perpetual confidentiality provision, and one-year post-termination of employment restrictions against competing with AFRAG and soliciting customers and employees of AFRAG.

Director Compensation Table

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Russell Read	60,000	1,155,380	1,215,380
Orim Graves	60,000	1,155,380	1,215,380
Daphne Michelle Titus	60,000	1,155,380	1,215,380
Ambassador Modest Jonathan Mero	60,000	1,155,380	1,215,380
Ambassador Bisa Williams	60,000	1,155,380	1,215,380

____________

(1)      Stock awards consist solely of RSUs. All such awards vest as to 25% on January 2, 2024, 25% on May 16, 2024, 25% on May 16, 2025 and 25% on May 16, 2026. The amounts reported in this column represent the aggregate grant date fair value of the RSUs awarded to the non-employee directors in 2022, calculated in accordance with FASB ASC Topic 718.

Fee Arrangements

Each non-executive director is entitled to receive a monthly fee of $5,000 in consideration for their service on our Board of Directors. There is no written agreement with respect to such fees, and each director elected to defer payment of such fees.

Equity Grants

AFRAG awarded each of Orim Graves, Ambassador Jonathan Modest Mero, Russell Read, Ambassador Bisa Williams, and Daphne Michelle Titus (“RSU Grantees”) 115,538 RSUs under the 2022 Plan. Pursuant to the RSU Grantees’ respective restrictive stock unit agreements, the RSUs vest as to 25% on January 2, 2024, 25% on May 16, 2024, 25% on May 16, 2025 and 25% on May 16, 2026. If an RSU Grantee is terminated by reason of death or “disability” or without “cause” or resigns for “good reason” (each as defined in the respective restricted stock unit agreement), any unvested RSUs of such RSU Grantee will immediately vest upon such termination. If an RSU Grantee is terminated for any other reason, such RSU Grantee’s respective unvested RSUs will be immediately forfeited and cancelled upon such termination.

Post-Closing Compensation of Directors and Executive Officers

Overview

Following the Closing, we expect AFRAG PubCo’s executive compensation program to be consistent with AFRAG’s existing compensation policies and philosophies, which are designed to:

•        attract, retain and motivate senior management leaders who are capable of advancing AFRAG’s mission and strategy and, ultimately, creating and maintaining its long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute its business strategy in an industry characterized by competitiveness and growth;

•        reward senior management in a manner aligned with AFRAG’s financial performance; and

•        align senior management’s interests with AFRAG’s equity owners’ long-term interests through equity participation and ownership.

Following the Closing, decisions with respect to the compensation of AFRAG PubCo’s executive officers, including its named executive officers, will be made by the compensation committee of the AFRAG PubCo Board. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that compensation for AFRAG PubCo’s executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. AFRAG PubCo intends to also use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.

Base Salary

We expect that the base salaries of AFRAG PubCo’s named executive officers in effect prior to the Business Combination as described under “Management of AFRAG PubCo after the Business Combination — Compensation of Directors and Executive Officers” will be subject to increases made in connection with reviews by the compensation committee.

Annual Bonuses

We expect that AFRAG PubCo will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment and service arrangements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

We expect AFRAG PubCo to use stock-based awards in future years to promote its interests by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of AFRAG PubCo’s equity holders. Stock-based awards for our directors and named executive officers will be awarded in future years under the 2023 Plan, referred to below as the 2023 Plan, which will be adopted by our Board in connection with the Business Combination and is being submitted to AFRAG PubCo’s stockholders for approval at the Special Meeting. For a description of the 2023 Plan, please see “Equity Incentive Plan Proposal.”

Other Compensation

We expect AFRAG PubCo to continue to maintain various employee benefit plans currently maintained by AFRAG and to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by AFRAG that are not generally available to all employees.

Director Compensation

Following the Business Combination, AFRAG PubCo intends to adopt a director compensation policy under which non-employee directors of AFRAG PubCo will receive varying levels of compensation for their services as directors and members of committees of the AFRAG PubCo Board. AFRAG PubCo anticipates determining director compensation in accordance with industry practice and standards.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of 10X II ordinary shares as of October 10, 2023 and (ii) the expected beneficial ownership of AFRAG PubCo Common Stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below) by:

•        each person known by 10X II to be the beneficial owner of more than 5% of 10X II’s outstanding ordinary shares on December 1, 2022;

•        each person known by 10X II who may become the beneficial owner of more than 5% of AFRAG PubCo’s outstanding common stock immediately following the Business Combination;

•        each of 10X II’s current executive officers and directors;

•        each person who will become an executive officer or a director of AFRAG PubCo upon consummation of the Business Combination;

•        all of 10X II’s current executive officers and directors as a group; and

•        all of AFRAG PubCo’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of October 10, 2023. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of October 10, 2023 or subject to restricted stock units that vest within 60 days of October 10, 2023 are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares issuable pursuant to AFRAG Common Stock or underlying warrants and options of AFRAG listed in the table below are represented in shares of AFRAG PubCo Common Stock, after giving effect to the Business Combination, including application of the Exchange Ratio (as defined in the Merger Agreement). Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to 10X II, 10X II believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The beneficial ownership of 10X II ordinary shares prior to the Business Combination is based on 9,441,220 ordinary shares issued and outstanding as of October 10, 2023, which includes (i) 3,119,553 Class A ordinary shares, (ii) 655,000 Class A ordinary shares underlying the private placement units and (iii) an aggregate of 5,666,667 Class B ordinary shares outstanding as of such date.

The expected beneficial ownership of shares of AFRAG PubCo Common Stock immediately following consummation of the Business Combination assumes two scenarios:

•        a “no redemption” scenario where no 10X II Class A ordinary shares are redeemed in connection with the Business Combination; and

•        a “maximum redemption” scenario where 2,119,553 public shares are redeemed in connection with the Business Combination and Vellar will purchase 2,119,553 shares pursuant to the Forward Purchase Agreement, assuming 10X II will only proceed with the Business Combination if the requisite amount of the shares voted at the extraordinary general meeting are voted in favor of the Business Combination.

Based on the foregoing assumptions, we estimate that there would be 55,723,485 shares of AFRAG PubCo Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 55,723,485 shares of AFRAG PubCo Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

The following table does not reflect record of beneficial ownership of any shares of AFRAG PubCo Common Stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of October 10, 2023.

Unless otherwise indicated, 10X II believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

				Pre-Business Combination		Post-Business Combination (Assuming no redemptions)		Post-Business Combination (Assuming maximum redemptions)
Name and Address of Beneficial Owner(1)	Number of Class A Shares Beneficially Owned	Number of Class B Shares Beneficially Owned(2)	% of Class A Ordinary Shares(3)	% of Class B Ordinary Shares(3)	% of Total Outstanding Ordinary Shares(3)	Number of Shares of AFRAG PubCo Common Stock	%	Number of Shares of AFRAG PubCo Common Stock	%
Five Percent Holders:
10X Capital SPAC Sponsor II LLC (our Sponsor)(4)	1,455,000	4,332,328	38.5%	76.5%	48.4%	5,787,328	10.14%	5,787,328	10.14%
P. Schoenfeld Asset Management LP(5)	350,061	—	9.3%	—	2.9%	350,061	* %	350,061	* %
Polar Multi-Strategy Master Fund(6)	350,000	133,333	9.3%	2.4%	4.0%	483,333	* %	483,333	* %
Radcliffe Capital Management, L.P.(7)	350,000	—	9.3%	—	2.9%	350,000	* %	350,000	* %
Sculptor Capital LP(8)	350,180	133,333	9.3%	2.4%	4.0%	483,513	* %	483,513	* %
Spring Creek Capital, LLC(9)	350,000	—	9.3%	—	2.9%	350,000	* %	350,000	* %

Directors and Executive Officers Pre-Business Combination
Hans Thomas(4)	1,455,000	4,332,328	38.5%	76.5%	48.4%	5,787,328	10.14%	5,787,328	10.14%
David Weisburd(4)	1,455,000	4,332,328	38.5%	76.5%	48.4%	5,787,328	10.14%	5,787,328	10.14%
Guhan Kandasamy				—	—	—	—	—	—
Oliver Wriedt				—	—	—	—	—	—
Christopher Jurasek				—	—	—	—	—	—
Woodrow H. Levin				—	—	—	—	—	—
Michael Brown				—	—	—	—	—	—
All 10X directors and executive officers as a group (7 individuals)	1,455,000	4,332,328	38.5%	76.5%	48.4%	5,787,328	10.14%	5,787,328	10.14%
Directors and Executive Officers Post-Business Combination
Alan Kessler	—	—	—	—	—	—	—	—	—
Harry Green	—	—	—	—	—	—	—	—	—
Russell Read	—	—	—	—	—	—	—	—	—
Orim Graves	—	—	—	—	—	—	—	—	—
Daphne Michelle Titus	—	—	—	—	—	—	—	—	—
Ambassador Modest Jonathan Mero	—	—	—	—	—	—	—	—	—
Ambassador Bisa Williams	—	—	—	—	—	—	—	—	—
All directors and executive officers of Holdings as a group (7 individuals)				—	—	—	—	—	—
Other 5% Beneficial Owners
Global Commodities & Investments Ltd.(10)	—	—	—	—	—	32,061,640	57.5%	32,061,640	57.5%
Gora Seck(11)	—	—	—	—	—	3,194,089	5.67%	3,194,089	5.67%

____________

*        Less than 1%

(1)     Unless otherwise noted, the business address of each of the entities, directors and executives in this table is 1 World Trade Center, 85th Floor, New York, New York 10007, with respect to the directors and officers of 10X II, and 445 Park Avenue, Ninth Floor New York, NY 10022, with respect to the directors and officers of AFRAG.

(2)      Class B ordinary shares will automatically convert into AFRAG PubCo Class B Common Stock concurrently with or immediately following the consummation of the Domestication and will then convert into AFRAG PubCo Common Stock concurrently with the closing of the Business Combination, in each case, on a one-for-one basis, subject to adjustment.

(3)      Percentage ownership of Class A Ordinary shares is based on 3,774,553 Class A ordinary shares, including 455,000 Class A ordinary shares underlying the private placement units outstanding as of October 10, 2023. Percentage ownership of Class B ordinary shares is based on 5,666,667 Class B ordinary shares outstanding as of October 10, 2023. Percentage ownership of Total Outstanding Ordinary Shares is based on 9,441,220 ordinary shares, comprising 3,774,553 Class A ordinary shares and 5,666,667 Class B ordinary shares.

(4)      Represents the interest directly held by 10X Capital SPAC Sponsor II LLC (the “Sponsor”). The Sponsor is controlled by its manager, 10X Capital Advisors, LLC (the “Manager”). The Sponsor owns 455,000 private placement units. Each private placement unit consists of one Class A ordinary share and one-third of one redeemable warrant. The Manager has the sole voting and dispositive power of the securities held by the Sponsor. Hans Thomas and David Weisburd are the managing members of the Manager and accordingly may be deemed to have beneficial ownership of securities reported herein. Each of Mr. Thomas and Mr. Weisburd disclaims any ownership of securities reported herein other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Represents 1,107,716 Class B ordinary shares subject to transfer prior to closing of the Business Combination.

(5)      Based on a Schedule 13G filed with the SEC on February 14, 2023 by P. Schoenfeld Asset Management LP, a Delaware limited partnership (“PSAM”), and Peter M. Schoenfeld. Represents 350,061 Class A ordinary shares directly held by the PSAM Funds (as defined below). PSAM is the investment adviser to certain funds and accounts (the “PSAM Funds”) with respect to the Class A ordinary shares directly held by the PSAM Funds. Mr. Schoenfeld is the managing member of P. Schoenfeld Asset Management GP, LLC, a Delaware limited liability company that serves as the general partner of PSAM, with respect to the Class A ordinary directly held by the PSAM Funds. The business address of each reporting person is 1350 Avenue of the Americas, 21st Floor, New York, NY 10019.

(6)      Based on a Schedule 13G/A filed with the SEC on February 13, 2023 by Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada (“PAMPI”). Represents 350,000 Class A ordinary shares directly held by Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) and 133,333 Class B ordinary shares, which are automatically convertible into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination on a one-to-one basis, subject to certain adjustments. PMSMF is under management by PAMPI. PAMPI serves as investment advisor of PMSMF and has control and discretion over the shares held by PMSMF. As such, PAMPI may be deemed the beneficial owner of the shares held by PMSMF. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of PMSMF is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, ON M5J 0E6.

(7)      Based on a Schedule 13G filed with the SEC on November 21, 2022 by Radcliffe Capital Management, L.P., a Delaware limited partnership (“Radcliffe”), RGC Management Company, LLC, a Delaware limited liability company (“RGC”), Steven B. Katznelson, Christopher Hinkel, Radcliffe SPAC Master Fund, L.P., a Cayman Islands limited partnership (“Radcliffe Master Fund”), and Radcliffe SPAC GP, LLC, a Delaware limited liability company (“Radcliffe GP”). Radcliffe, RGC, Mr. Katznelson, Mr. Hinkel, Radcliffe Master Fund and Radcliffe GP reported shared voting and dispositive power with respect to 350,000 Class A ordinary shares. Radcliffe is the relevant entity for which RGC, Mr. Katznelson, and Mr. Hinkel may be considered control persons. Radcliffe Master Fund is the relevant entity for which Radcliffe GP, Mr. Katznelson and Mr. Hinkel may be considered control persons. The principal address for each of these entities is 50 Monument Road, Suite 300, Bala Cynwyd, PA 19004.

(8)      Based on a Schedule 13G/A filed with the SEC on February 14, 2023 by Sculptor Capital LP, a Delaware limited partnership (“Sculptor”), Sculptor Capital II LP, a Delaware limited partnership (“Sculptor-II”), Sculptor Capital Holding Corporation, a Delaware corporation (“SCHC”), Sculptor Capital Holding II LLC, a Delaware limited liability company (“SCHC-II”), Sculptor Capital Management, Inc., a Delaware limited liability company (“SCU”), Sculptor Master Fund, Ltd., a Cayman Islands company (“SCMF”), Sculptor Special Funding, LP, a Cayman Islands exempted limited partnership (“NRMD”), Sculptor Credit Opportunities Master Fund, Ltd., a Cayman Islands company (“SCCO”), Sculptor SC II LP, a Delaware limited partnership (“NJGC”), and Sculptor Enhanced Master Fund, Ltd., a Cayman Islands company (“SCEN”). Represents (a) 192,617 Class A ordinary shares directly held by SCMF, (b) 52,527 Class A ordinary shares directly held by SCCO, (c) 105,036 Class A ordinary shares directly held by NJGC, (f) 20,000 Class B ordinary shares directly held by SCCO, (g) 73,333 Class B ordinary shares directly held by SCMF and (h) 40,000 Class B ordinary shares directly held by NJGC. Sculptor is the principal investment manager to a number of private funds and discretionary accounts (collectively, the “Accounts”). Sculptor-II is wholly owned by Sculptor and serves as the investment manager to certain of the Accounts. The Accounts hold the Class A ordinary shares directly held by SCMF, SCCO, NJGC and SCEN. SCHC serves as the general partner of Sculptor. SCHC-II is wholly owned by Sculptor and serves as the general partner of Sculptor-II. SCU is a holding company that is the sole shareholder of SCHC and the ultimate parent company of Sculptor and Sculptor-II. Sculptor is the investment adviser to SCMF. NRMD is a Cayman Islands exempted limited partnership that is wholly owned by SCMF. Sculptor is the investment adviser to SCCO. Sculptor-II is the investment adviser to NJGC. Sculptor is the investment adviser to SCEN. Sculptor and Sculptor-II serve as the principal investment managers to the Accounts and thus may be deemed beneficial owners of the 350,180 Class A ordinary shares held in the Accounts. SCHC-II serves as the sole general partner of Sculptor-II and is wholly owned by Sculptor. SCHC serves as the sole general partner of Sculptor. As such, SCHC and SCHC-II may be deemed to control Sculptor as well as Sculptor-II and, therefore, may be deemed to be the beneficial owners of the 350,180 Class A ordinary shares held in the Accounts managed by Sculptor and Sculptor II. SCU is the sole shareholder of SCHC, and as such, may be deemed a beneficial owner of 350,180 Class A ordinary shares. The business address of each of Sculptor, Sculptor-II, SCHC, SCHC-II, and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019. The business address of each of SCMF, SCEN, and SCCO is c/o State Street (Cayman) Trust, Limited, 1 Nexus Way — Suite #5203, PO Box 896, Helicona Courtyard, Camana Bay, Grand Cayman, KYI-1103, Cayman. The business address of NRMD is c/o MaplesFS Limited, P.O. Box 1093, Queensgate House, Grand Cayman, KYI-1102, Cayman Islands. The business address of NJGC is c/o The Corporation Trust Company 1209 Orange Street, Wilmington DE 19801.

(9)      Based on a Schedule 13G filed with the SEC on February 10, 2023 by Spring Creek Capital, LLC (“Spring Creek”), SCC Holdings, LLC (“SCC”), KIM, LLC (“KIM”), Koch Investments Group, LLC (“KIG”), Koch Investments Group Holdings, LLC (“KIGH”) and Koch Industries, Inc. (“Koch Industries”). Represents 350,000 Class A ordinary shares held by Spring Creek. Spring Creek is beneficially owned by SCC, SCC is beneficially owned by KIM, KIM is beneficially owned by KIG, KIG is beneficially owned by KIGH, and KIGH is beneficially owned by Koch Industries, in each case by means of ownership of all voting equity instruments. Koch Industries, SCC, KIM, KIG, and KIGH may be deemed to beneficially own the Class A ordinary shares held by Spring Creek by virtue of (i) Koch Industries’ beneficial ownership of KIGH, (ii) KIGH’s beneficial ownership of KIG, (iii) KIG’s beneficial ownership of KIM, (iv) KIM’s beneficial ownership of SCC and (v) SCC’s beneficial ownership of Spring Creek. The principal address for each of these reporting persons is 4111 E. 37th Street North, Wichita, KS 67220.

(10)    Vasile Frank Timis is the majority owner of Global Commodities & Investments Ltd., and has voting and dispositive power with respect to the shares hold by Global Commodities & Investments Ltd. The address of Mr. Timis and each of the above referenced entities is Second floor, Strathvale House, 90 North Church Street, George Town, Grand Cayman. Mr. Timis disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(11)    Mr. Seck’s address is Liberty 6 Extension, Cité des Jeunes Cadres Lébou, Villa N*25, Dakar, Senegal.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — 10X II

Founder Shares

On February 18, 2021, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of 10X II in exchange for issuance of an aggregate of 7,666,667 Class B ordinary shares, par value $0.0001 per share, of which 5,666,667 remain outstanding. On October 19, 2021, the Sponsor forfeited at no cost 1,000,000 Class B ordinary shares in connection with the election by the underwriters of 10X II’s initial public offering not to exercise an option granted to the underwriters to cover over-allotments. Following the closing of the initial public offering, the Sponsor agreed to transfer an aggregate of 1,334,339 founder shares to the Anchor Investors for the same price originally paid for such shares. In connection with the Extension Meetings, 10X II, the Sponsor, the Anchor Investors and certain other shareholders of 10X II entered into non-redemption agreements whereby the Anchor Investors and those certain shareholders agreed for the benefit of 10X II to (i) vote the Subject 10X II Equity Securities in favor of amending 10X II’s amended and restated memorandum and articles of association to extend the date by which 10X II must consummate a business combination, cease its operations and wind-up its business and redeem the issued and outstanding public shares, until May 13, 2023. In connection with these commitments from the Anchor Investors and those certain shareholders, the Sponsor agreed to transfer an aggregate of 1,358,618 Class B ordinary shares prior to the consummation of the Business Combination. The founder shares will automatically convert into AFRAG PubCo Class B Common Stock upon consummation of the Domestication and then into AFRAG PubCo Common Stock upon consummation of the Business Combination, in each case, on a one-for-one basis, subject to adjustment. Our Sponsor, the Anchor Investors and certain other shareholders of 10X II have agreed not to transfer, assign or sell any of their Class B ordinary shares until after the consummation of the Business Combination. All shares and associated amounts have been retroactively restated to reflect the share surrender. The Class B ordinary shares currently represent 55.7% of 10X II’s issued and outstanding ordinary shares.

Related Party Loans

On February 18, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the initial public offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and payable on the earlier to occur of (i) December 31, 2021 or (ii) the completion of the our initial public offering. Upon the closing of our initial public offering, 10X II repaid $87,369 under the Note and the Note is no longer available to 10X II.

In addition, in order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete the initial business combination, we would repay the Working Capital Loans. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1.5 million of such Working Capital Loans may be convertible into private placement-equivalent units of the post business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the private placement units. On November 14, 2022, we issued an unsecured promissory note (as amended and restated on November 14, 2022, the “2022 Note”) to the Sponsor for an aggregate principal amount of up to $800,000 for working capital purposes (“Working Capital Loan”). The 2022 Note bears no interest and is repayable in full upon the earlier of the consummation of our initial business combination and the day prior to the date we elect to liquidate and dissolve in accordance with the provisions of our Charter (such earlier date, the “Maturity Date”). The 2022 Note may also be converted into additional private placement-equivalent units (the “Working Capital Units”), at a price of $10.00 per unit, at the option of the holder of the 2022 Note at any time on or prior to the Maturity Date. The Working Capital Units are identical to our private placement units, with each Working Capital Unit consisting of one Class A ordinary share and one-third of one redeemable warrant (the “Working Capital Warrants”). As of March 31, 2023 and December 31, 2022, 10X II had $1,162,002 and $600,000 outstanding under the Working Capital Loans, respectively. On May 17, 2023, the Sponsor agreed amend and restate the 2022 Note to loan 10X II up to an additional $2,500,000.

Administrative Support Agreement

10X II entered into an agreement that provides that from August 10, 2021 through the earlier of consummation of an initial business combination and the liquidation, 10X II will pay the Sponsor $20,000 per month for office space and secretarial and administrative services provided to 10X II. 10X II will cease paying these monthly fees upon the consummation of a business combination.

In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on 10X II’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. 10X II’s audit committee reviews on a quarterly basis all payments that are made by 10X II to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account.

Private Placement Units

Simultaneously with the closing of the initial public offering, the Sponsor and Cantor purchased an aggregate of 655,000 private placement units at a price of $10.00 per private placement unit in a private placement, generating gross proceeds of $6.55 million. 455,000 of the private placement units were sold to the Sponsor and 200,000 private placement units were sold to Cantor. No underwriting discounts or commissions were paid with respect to sale of the private placement units. The issuance of the private placement units was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. The proceeds from the private placement units were added to the proceeds from the initial public offering held in the Trust Account.

The private placement units are identical to the units sold in our initial public offering, except that the private placement units (including the underlying securities) are subject to certain transfer restrictions and the holders thereof are entitled to certain registration rights, and, if held by the original holder or their permitted assigns, the underlying warrants (i) may be exercised on a cashless basis, (ii) are not subject to redemption and (iii) with respect to such warrants held by Cantor will not be exercisable more than five years from the commencement of sales in our initial public offering. If the private placement units are held by holders other than the initial purchasers or their permitted transferees, then the warrants included in the private placement units will be redeemable by 10X II and exercisable by the holders on the same basis as the warrants included in the units sold in our initial public offering.

10X II Amended and Restated Registration Rights Agreement

On August 10, 2021, 10X II entered into a registration rights agreement pursuant to which the Sponsor, Cantor and Anchor Investors and their permitted transferees, if any, are entitled to certain registration rights with respect to the private placement units, the securities issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares. At the Closing, AFRAG, the Sponsor and other holders of AFRAG Common Stock will enter into the Amended and Restated Registration Rights Agreement, which will supersede the registration rights agreement, and pursuant to which, among other things, the Sponsor and such holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of AFRAG PubCo Common Stock. For additional information, see “Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”

Certain Relationships and Related Person Transactions — AFRAG

Gora Seck

AFRAG entered into an agreement with AN IMMOBILIER SARL, of which Gora Seck, AFRAG’s minority shareholder and the President of LFT, one of its wholly owned subsidiaries, is a sole shareholder, to lease a camp for residential purposes for a 12-month period for the semi-permanent staff on the LFT Farm from August 16, 2021. The camp is located in Yetti Yone Colon at Richard Toll, which is a locality in the region of St Louis, in the north-west of Senegal, adjacent to the LFT Farm. The total area of the field where the camp is located is 5 hectares including 2 hectares unfenced, the camp is located on the watercourse which connects the Lac de Guiers to the Senegal river. AFRAG agreed to rent the camp at €10,000 per month for the term of the rental, for a total payment of €120,000. The agreement was not renewed upon its expiration but may be renewed in the future, if needed.

Monitor Power Systems

African Discovery Group, Inc. or AFDG, a company of which AFRAG’s Chairman and CEO is a majority shareholder, has an agreement in place with Monitor Power Systems (“MPS”), for a 5-year term from May 2019 to provide power generation projects. MPS agreed to pay AFDG a fee of $0.002 per kilowatt hour for power that is actually generated and for which MPS actually receives revenue for the duration of the project. MPS is expected to build an independent power project using solar generation at LFT at a material discount to current tariff paid to Senelec, that is expected to boost consistency of power supply necessary for water irrigation, operations and processing.

Global Commodities

AFRAG entered into two unsecured, related party loans with its majority shareholder, Global Commodities. As of September, 2022, the total obligations under such related party loans were $16,130,513, all of which was converted into AFRAG equity on November 1, 2022. The first loan agreement dated May 2021 did not contemplate any interest rate and had a 60-month rolling term following the creation of payables within each year. The second loan dated June 2021 had an interest rate of 0% and matured 12 months from the date of the agreement.

In February 2018 AFRAG issued a note in the principal amount for the Euro equivalent of $5,919,915 payable in connection with its acquisition of LFT. Global Commodities provided a payment guarantee to the selling stockholders in the LFT acquisition for the entire outstanding amount of the note payable. The note payable does not contemplate an interest rate. As of November 30, 2022 the euro equivalent of $1,474,992 remains outstanding.

On October 31, 2022 we issued 380 shares of our common stock, or 1,373,647 shares following the 1-to-3,614.8601 split effective November 1, 2022, to Global Commodities in consideration for approximately $13.7 million of strategic services provided by Global Commodities. The services arrangement was not documented, but contemplated advice to our Board of Directors and executive officers, assistance with operational consulting, investor and strategic customer introductions and assistance with structuring and negotiating our agreement with the mayor and local governments of Ingall and Aderbissinat.

Alan Kessler

AFRAG entered into an amended and restated advisor agreement, as of May 21, 2022, with AFDG which governs the terms pursuant to which Alan Kessler serves as AFRAG’s Chief Executive Officer and Executive Chairman. The terms of the advisor agreement are detailed above in “Employment Agreements with Named Executive Officers.”

AFRAG Support Agreement

AFRAG’s majority stockholder, Global Commodities & Investments Ltd., has entered into a support agreement, dated as of November 3, 2022 (the “AFRAG Support Agreement”) with 10X II and AFRAG, pursuant to which Global Commodities & Investments Ltd. agreed to (i) vote at any meeting of the stockholders of AFRAG all shares of common stock of AFRAG held of record or thereafter acquired in favor of the Proposals, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, prior to the Closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the AFRAG Support Agreement.

Certain relationships and related-party transactions — AFRAG PubCo

Policies and procedures for related-person transactions

Effective upon the consummation of the Business Combination, the board of directors of AFRAG PubCo expects to adopt a written related-party transactions policy that conforms with the requirements for issuers having securities listed on the Nasdaq stock exchange. Under the policy, AFRAG PubCo’s audit committee will serve as the approval authority for related party transactions, provided that, if the related party is, or is associated with, a member of the audit committee, AFRAG PubCo’s nominating and governance committee will serve as the approval authority for such transaction. AFRAG PubCo’s legal department will compile and maintain a master list of related parties, disseminate the master list to function and department leaders, the Chief Financial officer and individuals responsible for accounts payable and accounts receivable, and contracting personnel in the legal department. Any transaction that AFRAG PubCo intends to undertake with a related party will be submitted to the compliance officer for determination of what approvals are required under the related party transactions policy, and the compliance officer will refer to the approval authority any related party transaction he or she determines should be considered for evaluation by the approval authority consistent with the policy. If the compliance officer becomes aware of a transaction with a related party that has not been previously approved or previously ratified under the policy that required such approval, the transaction will be submitted promptly to the approval authority for review.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

10X II is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law, Cayman Islands Companies Law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Law and Cayman Islands Companies Law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of AFRAG PubCo, your rights will differ in some regards as compared to when you were a shareholder of 10X II.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of 10X II and AFRAG PubCo according to applicable law and/or the organizational documents of 10X II and AFRAG PubCo. You also should review the Proposed Charter and the Proposed Bylaws of AFRAG PubCo attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to 10X II and AFRAG PubCo.

	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware.	Cayman Islands Companies Act (as revised)
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers under the Cayman Islands Companies Law require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder in connection with a tender offer/contractual acquisition of equity (i.e. not a statutory merger under Cayman Islands Companies Law) has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by a majority in number representing 75% in value of shareholders in attendance and voting at a general meeting.

Stockholder/Shareholder Votes for Routine Matters

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Under the Cayman Islands Companies Law and the Existing Governing Documents, routine corporate matters, requiring shareholder approval, may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

	Delaware	Cayman Islands
Requirement for Quorum

Except as otherwise provided by applicable law, AFRAG PubCo’s Certificate of Incorporation, or AFRAG PubCo’s By Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the AFRAG PubCo representing a majority of the voting power of all outstanding shares of capital stock of the AFRAG PubCo entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Quorum is set in the company’s memorandum and articles of association.
Stockholder/Shareholder Consent to Action Without Meeting

AFRAG PubCo’s Certificate of Incorporation provides that, subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

Shareholder action by unanimous written resolutions is permitted by the articles of association.
Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger except in certain circumstances.	Minority shareholders that dissent from a merger are entitled to be paid the fair value of their shares, which if necessary, may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

	Delaware	Cayman Islands
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise powers for the purposes conferred, exercise independent judgment, not make secret profits, avoid conflicts of interest and act in good faith in the best interests of the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and. with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

A Cayman Islands exempted company generally may indemnify its directors or officers except with regard to fraud, willful neglect or willful default.
Limited Liability of Directors

AFRAG PubCo’s charter provides that, to the full extent permitted by the DGCL and any other applicable law currently or hereafter in effect, a director of AFRAG PubCo shall not be personally liable to AFRAG PubCo or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of AFRAG PubCo hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Liability of directors may be eliminated except with regard to their own fraud or willful default.

	Delaware	Cayman Islands
Removal of Directors

AFRAG PubCo’s charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of AFRAG PubCo entitled to vote generally in the election of directors.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors

The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.

Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

DESCRIPTION OF THE AFRAG PUBCO SECURITIES

As a result of the Business Combination, 10X II shareholders who receive shares of AFRAG PubCo Common Stock in the transactions will become AFRAG PubCo stockholders. Your rights as AFRAG PubCo stockholders will be governed by Delaware law, the Proposed Charter and the Proposed Bylaws. The following description of the material terms of AFRAG PubCo’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

In connection with the reorganization as part of the Business Combination, 10X II will amend and restate its charter and bylaws. The following summary of the material terms of AFRAG PubCo’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and Proposed Bylaws are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of the AFRAG PubCo securities following the Business Combination.

Authorized and Outstanding Capital Stock

The Proposed Charter authorizes the issuance 350,000,000 shares of capital stock, consisting of (i) 300,000,000 shares of AFRAG PubCo Common Stock and (ii) 50,000,000 shares of AFRAG PubCo Preferred Stock.

As of            , 2023, the record date, 10X II had approximately            Class A ordinary shares outstanding and            Class B ordinary shares outstanding. 10X II also has issued            warrants consisting of            public warrants and            private placement warrants. After giving effect to the Business Combination, AFRAG PubCo will have approximately            shares of AFRAG PubCo Common Stock outstanding (assuming no redemptions).

AFRAG PubCo Common Stock

Voting Rights

Holders of AFRAG PubCo Common Stock will be entitled to cast one vote per share of AFRAG PubCo Common Stock. Generally, holders of all classes of AFRAG PubCo Common Stock vote together as a single class, and an action is approved by AFRAG PubCo stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of AFRAG PubCo Common Stock will not be entitled to cumulate their votes in the election of directors.

Dividend rights

Subject to the rights of the holders of AFRAG PubCo Preferred Stock and any other provisions of the Proposed Charter, as it may be amended from time to time, holders of AFRAG PubCo Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of AFRAG PubCo when, as and if declared thereon by the AFRAG PubCo Board, in its discretion, from time to time out of assets or funds of AFRAG PubCo legally available therefor. See “— Preferred Stock,” below for more information regarding the dividend rights of the holders of AFRAG PubCo Preferred Stock.

Preferred Stock

The Proposed Charter provides that the AFRAG PubCo Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of AFRAG PubCo’s assets, which rights may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately upon consummation of the Business Combination.

The purpose of authorizing the AFRAG PubCo Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of AFRAG PubCo outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of AFRAG PubCo Common Stock by restricting dividends on the AFRAG PubCo Common Stock, diluting the voting power of the AFRAG PubCo Common Stock or subordinating the dividend or liquidation rights of the AFRAG PubCo Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of AFRAG PubCo Common Stock.

Warrants

Public Shareholders’ Warrants

There are currently outstanding an aggregate of 6,666,575 public warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire 6,666,575 shares of AFRAG PubCo Common Stock.

Each whole public warrant entitles the registered holder to purchase one share of AFRAG PubCo Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, provided that AFRAG PubCo has an effective registration statement under the Securities Act covering the AFRAG PubCo Common Stock issuable upon exercise of the public warrants and a current prospectus relating to them is available (or AFRAG PubCo permits holders to exercise their public warrants on a cashless basis under the circumstances specified in the 10X II warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the 10X II warrant agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of AFRAG PubCo Common Stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. The public warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

AFRAG PubCo will not be obligated to deliver any shares pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares underlying the public warrants is then effective and a prospectus relating thereto is current, subject to AFRAG PubCo satisfying its obligations described below with respect to registration. No public warrant will be exercisable and AFRAG PubCo will not be obligated to issue a share upon exercise of a public warrant unless the share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant.

10X II is registering the shares of AFRAG PubCo Common Stock issuable upon the exercise of the public warrants in the registration statement of which this proxy statement/prospectus forms a part. Pursuant to the 10X II warrant agreement, AFRAG PubCo will be required to maintain a current prospectus relating to the shares issuable upon exercise of the public warrants until the expiration of the public warrants in accordance with the provisions of the 10X II warrant agreement. If a registration statement covering the shares of AFRAG PubCo Common Stock issuable upon exercise of the public warrants is not effective or the prospectus therein is not current by the sixtieth (60th) business day after the Closing, public warrant holders may, until such time as there is an effective registration statement and during any period when AFRAG PubCo will have failed to maintain an effective registration statement, exercise public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of AFRAG PubCo Common Stock are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, AFRAG PubCo may, at its option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, AFRAG PubCo will not be required to file or maintain in effect a registration statement, and in the event it does not so elect, AFRAG PubCo will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash

Once the public warrants become exercisable, AFRAG PubCo may call the public warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per public warrant;

•        upon not less than 30 days’ prior written notice of redemption to each public warrant holder; and

•        if, and only if, the closing price of the AFRAG PubCo Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the public warrant holders.

If and when the public warrants become redeemable by us for cash, AFRAG PubCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

AFRAG PubCo have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and AFRAG PubCo issues a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the AFRAG PubCo Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 public warrant exercise price after the redemption notice is issued.

Redemption procedures and cashless exercise

If we call the public warrants for redemption as described above, AFRAG PubCo will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” AFRAG PubCo will consider, among other factors, its cash position, the number of public warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of shares of AFRAG PubCo Common Stock issuable upon the exercise of the public warrants. If AFRAG PubCo takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of AFRAG PubCo Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of AFRAG PubCo Common Stock underlying the public warrants, multiplied by the excess of the “fair market value” of the AFRAG PubCo Common Stock over the exercise price of the public warrants by (y) the fair market value. The “fair market value” will mean the average closing price of a share of the AFRAG PubCo Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If AFRAG PubCo takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of AFRAG PubCo Common Stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. AFRAG PubCo believes this feature is an attractive option if it does not need the cash from the exercise of the public warrants after the Business Combination. If AFRAG PubCo calls the public warrants for redemption and it does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other public warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a public warrant may notify AFRAG PubCo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of AFRAG PubCo Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of AFRAG PubCo Common Stock is increased by a share capitalization payable in AFRAG PubCo Common Stock, or by a split-up of AFRAG PubCo Common Stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of AFRAG PubCo Common Stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding AFRAG PubCo Common Stock. A rights offering to holders of AFRAG PubCo Common Stock entitling holders to purchase AFRAG PubCo Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of AFRAG PubCo Common Stock equal to the product of (i) the number of shares of AFRAG PubCo Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for AFRAG PubCo Common Stock) and (ii) the quotient of (x) the price per share of AFRAG PubCo Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of AFRAG PubCo Common Stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of AFRAG PubCo Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of AFRAG PubCo Common Stock on account of such common stock (or other securities into which the public warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of AFRAG PubCo Common Stock in respect of such event.

If the number of outstanding shares of AFRAG PubCo Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding share of AFRAG PubCo Common Stock.

Whenever the number of shares of AFRAG PubCo Common Stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of AFRAG PubCo Common Stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of AFRAG PubCo Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding AFRAG PubCo Common Stock (other than those described above or that solely affects the par value of such AFRAG PubCo Common Stock), or in the case of any merger or consolidation of AFRAG PubCo with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding AFRAG PubCo Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of AFRAG PubCo as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of AFRAG PubCo Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the 10X II warrant agreement based on the Black-Scholes Warrant Value (as defined in the 10X II warrant agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.

The public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and 10X II. The 10X II warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of warrants we may issue in connection with the Business Combination or any other business combination, or Post-IPO warrants (as defined in the 10X II warrant agreement), at least 50% of the then outstanding Post-IPO Warrants. You should review a copy of the 10X II warrant agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of AFRAG PubCo Common Stock and any voting rights until they exercise their public warrants and receive common stock. After the issuance of AFRAG PubCo Common Stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, AFRAG PubCo will, upon exercise, round down to the nearest whole number the number of shares of AFRAG PubCo Common Stock to be issued to the public warrant holder.

AFRAG PubCo has agreed that, subject to applicable law, any action, proceeding or claim against AFRAG PubCo arising out of or relating in any way to the 10X II warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and AFRAG PubCo irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — 10X II’s warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of its warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with 10X II.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The private placement warrants (including the AFRAG PubCo Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions, to 10X II officers and directors and other persons or entities affiliated with the Sponsor and Cantor) The private placement warrants have terms and provisions that are identical to those of the public warrants, as described above.

Quorum; Voting

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson or holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the AFRAG PubCo Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Except as otherwise provided by statute or by applicable stock exchange rules, or by the Proposed Charter or the Proposed Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter will be the act of the stockholders. Except as otherwise provided by statute, the Proposed Charter or the Proposed Bylaws, directors will be elected by a plurality of the votes cast by shareholders present in person, by remote communication, if applicable, or represented by proxy at the meeting.

Registration Rights

At the Closing, AFRAG PubCo, the Sponsor and certain other holders of AFRAG PubCo (the “AFRAG PubCo Holders”) will enter into the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor, the AFRAG PubCo Holders and the other parties thereto will be granted certain registration rights, on the terms and subject to the conditions therein. See “Related Agreements — Amended and Restated Registration Rights Agreement.”

Exclusive Forum

The Proposed Charter provides that, to the fullest extent permitted by law, unless AFRAG PubCo otherwise consents in writing, the Court of Chancery shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of AFRAG PubCo, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of AFRAG PubCo to AFRAG PubCo or AFRAG PubCo’s stockholders, (c) any action asserting a claim against AFRAG PubCo, its directors, officers or employees arising pursuant to any provision of the DGCL, the Proposed Charter or the Bylaws, (d) any action to interpret, apply, enforce or determine the validity of any provisions of the Proposed Charter or the Proposed Bylaws or (e) any action asserting a claim against AFRAG PubCo, its directors, officers or employees governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act.

Anti-Takeover Effects of Provisions of the Proposed Charter, the Proposed Bylaws and Applicable Law

Certain provisions of the Proposed Charter, the Proposed Bylaws, and laws of the State of Delaware, where AFRAG PubCo will be incorporated following the Domestication, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the AFRAG PubCo Common Stock. 10X II believes that the benefits of increased protection give AFRAG PubCo the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure AFRAG PubCo and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the AFRAG PubCo Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to exceeding 20% of the then outstanding voting power or then outstanding number of shares of AFRAG PubCo Common Stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of AFRAG PubCo by means of a proxy contest, tender offer, merger, or otherwise.

Number of Directors

The Proposed Charter and the Proposed Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of the Proposed Charter (the “Classification Effective Time”); Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Proposed Charter authorizes the AFRAG PubCo Board to assign members of the AFRAG PubCo Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Classification Effective Time. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the AFRAG PubCo Board or a committee of the AFRAG PubCo Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide AFRAG PubCo with certain information. Generally, to be timely, a stockholder’s notice must be received at AFRAG PubCo’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Proposed Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of AFRAG PubCo.

Limitations on Stockholder Action by Written Consent

The Proposed Charter provides that, subject to the terms of any series of AFRAG PubCo Preferred Stock, any action required or permitted to be taken by the stockholders of AFRAG PubCo must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Amendment of the Proposed Charter and Proposed Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s charter, unless the charter requires a greater percentage. The Proposed Charter provides that it may be amended by AFRAG PubCo in the manners provided therein or prescribed by statute. Generally, under the DGCL, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of AFRAG PubCo entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Charter; provided that certain provisions that require a supermajority vote under the Proposed Charter. The Proposed Charter provides that that the affirmative vote of the holders of at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of AFRAG PubCo is required for amendments of certain provisions of the Proposed Charter relating to: (i) actions taken by the stockholders of AFRAG PubCo, (ii) exculpation of personal liability of a director of AFRAG PubCo and indemnification of persons serving as directors or officers of AFRAG PubCo, (iii) forum for certain legal actions, (iv) renunciation of certain corporate opportunities, and (v) amendments to the Proposed Charter and the Proposed Bylaws.

The Proposed Charter also provides that the AFRAG PubCo Board shall have the power to make, repeal, alter, amend and rescind, in whole or in part, the Proposed Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Proposed Charter. The holders of at least

66⅔% of the voting power of the outstanding shares of AFRAG PubCo Common Stock entitled to vote at an election of directors, voting together as a single class shall also have the power to alter, amend or repeal, in whole or in part, any provision of the Proposed Bylaws or to adopt any provision inconsistent therewith.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)    prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)    at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of AFRAG PubCo’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Certificate of Incorporation, AFRAG PubCo opted out of Section 203 of the DGCL, but will provide other similar restrictions regarding takeovers by interested stockholders.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of AFRAG PubCo or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The Proposed Bylaws provide that AFRAG PubCo must indemnify and advance expenses to AFRAG PubCo’s directors and officers to the fullest extent authorized by the DGCL. AFRAG PubCo also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for AFRAG PubCo directors, officers, and certain employees for some liabilities. AFRAG PubCo believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Charter and Proposed Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit AFRAG PubCo and its stockholders. In addition, your investment may be adversely affected to the extent AFRAG PubCo pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of AFRAG PubCo’s directors, officers, or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, AFRAG PubCo’s stockholders will have appraisal rights in connection with a merger or consolidation of AFRAG PubCo. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of AFRAG PubCo’s stockholders may bring an action in AFRAG PubCo’s name to procure a judgment in AFRAG PubCo’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of AFRAG PubCo’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar; Warrant Agent

The transfer agent and registrar for AFRAG PubCo capital stock, and the warrant agent for AFRAG PubCo warrants, will be Continental Stock Transfer & Trust Company.

Listing of common stock

Application will be made for the shares of AFRAG PubCo Common Stock and AFRAG PubCo warrants to be approved for listing on Nasdaq under the symbols “AAGR” and “AAGRW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF AFRAG PUBCO’S COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted AFRAG PubCo Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of AFRAG PubCo at the time of, or at any time during the three months preceding, a sale and (ii) AFRAG PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as AFRAG PubCo was required to file reports) preceding the sale.

Persons who have beneficially owned restricted AFRAG PubCo Common Stock shares for at least six months but who are affiliates of AFRAG PubCo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of AFRAG PubCo Common Stock then outstanding; or

•        the average weekly reported trading volume of the AFRAG PubCo Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of AFRAG PubCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about AFRAG PubCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, AFRAG PubCo will no longer be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As a result, it is anticipated that the Sponsor will be able to sell its Class B ordinary shares and shares and the warrants underlying the private placement units, and any shares of AFRAG PubCo Common Stock received as a result of exercise of the warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. AFRAG PubCo’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto), (ii) by or at the direction of the AFRAG PubCo’s Board or the chairperson of the meeting, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record at the time of giving of the notice and at the time of the annual meeting, is a stockholder of record who is entitled to vote at such meeting who has complied with the notice procedures specified in AFRAG PubCo’s Proposed Bylaws. To be timely for AFRAG PubCo’s annual meeting of stockholders, AFRAG PubCo’s secretary must receive the written notice at AFRAG PubCo’s principal executive offices:

•        not later than close of business on the 90th day; and

•        not earlier than the close of business on the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for AFRAG PubCo’s 2022 annual meeting) or AFRAG PubCo holds its annual meeting of stockholders more than 30 days before or 70 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The AFRAG PubCo Board or a designated committee thereof will have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these procedures. If neither the AFRAG PubCo Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of the Proposed Bylaws, the presiding officer at the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting. If any proposed nomination or business is not in compliance, the Board or a designated committee thereof or the presiding officer, as applicable, may declare that such defective proposal or nomination can be disregarded.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before AFRAG PubCo begins to print and send out its proxy materials for such 2022 annual meeting.

Stockholder Director Nominees

AFRAG PubCo’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by AFRAG PubCo’s Proposed Bylaws. In addition, the stockholder must give timely notice to AFRAG PubCo’s secretary in accordance with AFRAG PubCo’s Proposed Bylaws, which, in general, require that the notice be received by AFRAG PubCo’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the 10X II Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of 10X Capital Venture Acquisition Corp. II, 1 World Trade Center, 85th Floor, New York, New York 10007. Following the Business Combination, such communications should be sent in care of African Agriculture Holdings Inc., 445 Park Avenue, 9th Floor, New York, New York 10022. Each communication will be forwarded, depending on the subject matter, to the 10X II Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Latham & Watkins LLP has passed upon the validity of the securities of AFRAG PubCo offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of 10X Capital Venture Acquisition Corp. II as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from February 10, 2021 through December 31, 2021, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon (which contains explanatory paragraphs relating to the substantial doubt about the ability of 10X Capital Venture Acquisition Corp. II to continue as a going concern), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of African Agriculture, Inc. as of December 31, 2022 and 2021, and for the years then ended, included in this prospectus and in the registration statement have been so included in reliance on the report of Whitley Penn LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, 10X II and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of 10X II’s annual report to shareholders and 10X II’s proxy statement. Upon written or oral request, 10X II will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that 10X II delivers single copies of such documents in the future. Shareholders may notify 10X II of their requests by calling or writing 10X II at its principal executive offices at 1 World Trade Center, 85th Floor, New York, New York 10007 or (212) 257-0069.

ENFORCEABILITY OF CIVIL LIABILITY

10X II is a Cayman Islands exempted company. If 10X II does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon 10X II. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against 10X II in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, 10X II may be served with process in the United States with respect to actions against 10X II arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of 10X II’s securities by serving 10X II’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for 10X II’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

10X II has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

10X II files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on 10X II at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to 10X II has been supplied by 10X II, and all information relating to AFRAG has been supplied by AFRAG. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call: (203) 658-9400)

Email: VCXA.info@investor.morrowsodali.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than            , 2023.

INDEX TO FINANCIAL STATEMENTS

10X CAPITAL VENTURE ACQUISITION CORP. II UNAUDITED FINANCIAL STATEMENTS AS OF JUNE 30, 2023 AND DECEMBER 31, 2022 AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 AND 2022

10X CAPITAL VENTURE ACQUISITION CORP. II AUDITED FINANCIAL STATEMENTS AS DECEMBER 31, 2022 AND 2021 AND FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM FEBRUARY 10, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Report of Independent Registered Public Accounting Firm	F-29
Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021	F-30
Consolidated Statements of Operations for the year ended December 31, 2022 and for the period from February 10, 2021 (Inception) through December 31, 2021	F-31
Consolidated Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022 and for the period from February 10, 2021 (Inception) through December 31, 2021	F-32
Consolidated Statements of Cash Flows for the year ended December 31, 2022 and for the period from February 10, 2021 (Inception) through December 31, 2021	F-33
Notes to Consolidated Financial Statements	F-34

AFRICAN AGRICULTURE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2023 AND DECEMBER 31, 2022 AND FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

AFRICAN AGRICULTURE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2022 AND 2021 AND FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2022 AND 2021

10X CAPITAL VENTURE ACQUISITION CORP. II
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets:
Current assets:
Cash	$12,449	$36,675
Prepaid expenses	91,228	137,073
Total current assets	103,677	173,748
Investments held in Trust Account	22,181,952	47,264,548
Total Assets	$22,285,629	$47,438,296

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$2,971,910	$2,969,033
Accrued expenses	8,073,918	6,768,920
Promissory note – related party	1,517,652	600,000
Non redemptions agreement liabilities	64,264	—
Total current liabilities	12,627,744	10,337,953
Forward purchase options liabilities	177,000	331,777
Deferred underwriting fee payable	7,000,000	7,000,000
Total Liabilities	19,804,744	17,669,730

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 2,119,553 and 4,642,030 shares issued and outstanding at redemption value of approximately $10.42 and $10.16 per share as of June 30, 2023 and December 31, 2022, respectively	22,081,952	47,164,548

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of June 30, 2023 and December 31, 2022	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,655,000 and 655,000 shares issued and outstanding (excluding 2,119,553 and 4,642,030 shares subject to possible redemption) as of June 30, 2023 and December 31, 2022, respectively	166	66
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,666,667 and 6,666,667 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	567	667
Additional paid-in capital	—	—
Accumulated deficit	(19,601,800)	(17,396,715)
Total shareholders’ deficit	(19,601,067)	(17,395,982)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$22,285,629	$47,438,296

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
General and administrative expenses	$1,017,750	$3,948,741	$2,175,598	$5,814,923
Administrative expenses – related party	60,000	60,000	120,000	120,000
Loss from operations	(1,077,750)	(4,008,741)	(2,295,598)	(5,934,923)
Change in fair value of forward purchase options liabilities	344,886	—	154,777	—
Change in fair value of non redemption agreements liabilities	22,681	—	22,681	—
Loss in connection with non redemption agreements	(130,418)	—	(130,418)	—
Income from investments held in Trust Account	439,819	270,074	941,320	290,215
Net loss	$(400,782)	$(3,738,667)	$(1,307,238)	$(5,644,708)

Basic and diluted weighted average shares outstanding, Class A ordinary shares	4,388,829	20,655,000	4,840,421	20,655,000
Basic and diluted net loss per share, Class A ordinary shares	$(0.04)	$(0.14)	$(0.12)	$(0.21)
Basic and diluted weighted average shares outstanding, Class B ordinary shares	6,161,172	6,666,667	6,412,523	6,666,667
Basic and diluted net loss per share, Class B ordinary shares	$(0.04)	$(0.14)	$(0.12)	$(0.21)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
For the Three and Six Months Ended June 30, 2023

	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	655,000	$66	6,666,667	$667	$—	$(17,396,715)	$(17,395,982)
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(501,501)	(501,501)
Net loss	—	—	—	—	—	(906,456)	(906,456)
Balance – March 31, 2023 (Unaudited)	655,000	$66	6,666,667	$667	$—	(18,804,672)	(18,803,939)
Shareholder non-redemption agreement	—	—	—	—	43,473	—	43,473
Conversion of Class B ordinary shares to Class A ordinary shares	1,000,000	100	(1,000,000)	(100)	—	—	—
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	(43,473)	(396,346)	(439,819)
Net loss	—	—	—	—	—	(400,782)	(400,782)
Balance – June 30, 2023 (Unaudited)	1,655,000	$166	5,666,667	$567	$—	$(19,601,800)	$(19,601,067)

For the Three and Six Months Ended June 30, 2022

	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	655,000	$66	6,666,667	$667	$—	$(6,646,356)	$(6,645,623)
Net loss	—	—	—	—	—	(1,906,041)	(1,906,041)
Balance – March 31, 2022 (Unaudited)	655,000	66	6,666,667	667	—	(8,552,397)	(8,551,664)
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(195,699)	(195,699)
Net loss	—	—	—	—	—	(3,738,667)	(3,738,667)
Balance – June 30, 2022 (Unaudited)	655,000	$66	6,666,667	$667	$—	$(12,486,763)	$(12,486,030)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Cash Flows from Operating Activities:
Net loss	$(1,307,238)	$(5,644,708)
Adjustments to reconcile net loss to net cash used in operating activities:
Income from investments held in Trust Account	(941,320)	(290,215)
Change in fair value of forward purchase options liabilities	(154,777)	—
Change in fair value of non redemption agreements liabilities	(22,681)	—
Loss in connection with non redemption agreements	130,418	—
Changes in operating assets and liabilities:
Prepaid expenses	45,845	87,618
Accounts payable	2,877	1,873,555
Accrued expenses	1,304,998	3,234,413
Net cash used in operating activities	(941,878)	(739,337)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account for payment to redeeming shareholders	26,023,916	—
Net cash provided by investing activities	26,023,916	—

Cash Flows from Financing Activities:
Payment to redeeming shareholders	(26,023,916)	—
Proceeds from promissory note – related party	917,652	—
Net cash used in financing activities	(25,106,264)	—

Net Change in Cash	(24,226)	(739,337)
Cash – Beginning of period	36,675	1,358,622
Cash – End of period	$12,449	$619,285

Supplemental disclosure of noncash investing and financing activities:
Conversion of Class B ordinary shares to Class A ordinary shares	$100	$—
Shareholder non redemption agreement	$43,473	$—
Subsequent accretion of Class A ordinary shares subject to possible redemption to redemption amount as of June 30, 2023	$941,320	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

10X Capital Venture Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on February 10, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

As of June 30, 2023, the Company had not commenced any operations. All activity for the period from February 10, 2021 (inception) through June 30, 2023 relates to the Company’s formation and the Initial Public Offering (as defined below), and, since the closing of the Initial Public Offering, the search for and efforts toward completing an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of investment income from the proceeds held in the Trust Account (as defined below).

The Company’s Sponsor is 10X Capital SPAC Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 10, 2021. On August 13, 2021, the Company consummated its initial public offering (the “Initial Public Offering”) of 20,000,000 units (the “Units”) at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $21.7 million, of which $7.0 million was for deferred underwriting commissions (see Note 6). Each Unit is comprised of one Class A ordinary share, par value $0.0001 per share (the “Public Shares”) and one-third of one redeemable warrant (the “Public Warrants”), each whole warrant entitling the holder to purchase one Public Share.

Simultaneously with the consummation of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 655,000 Units (the “Private Units”) to the Sponsor and Cantor Fitzgerald & Co. (“Cantor”), at a price of $10.00 per Private Unit, generating gross proceeds of approximately $6.6 million. Each Private Unit is comprised of one Class A ordinary share (a “private placement share”) and one-third of one redeemable warrant (each whole warrant, a “private placement warrant”), with each whole warrant entitling the holder to purchase one private placement share at an exercise price of $11.50 per share.

Following the closing of the Initial Public Offering on August 13, 2021, $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units and $12,515 overfunded by Sponsor, which was returned to the Sponsor on August 17, 2021, was placed in a Trust Account (“Trust Account”) and is being invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, up to $100,000 to pay dissolution expenses, the proceeds from the Initial Public Offering and the sale of the Private Units will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the Public Shares if the Company is unable to complete the initial Business Combination within 21 months from the closing of the Initial Public Offering, subject to applicable law, and (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of the Public Shares if the Company has not consummated the initial Business Combination within 21 months from the closing of the Initial Public Offering or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the public shareholders.

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account at June 30, 2023 was $10.42 per Public Share.

The Class A ordinary shares subject to possible redemption is recorded at a redemption value and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) In such case, the Company will proceed with a Business Combination if the Company seeks shareholder approval, and a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the second amended and restated memorandum and articles of association which the Company adopted upon the consummation of the Initial Public Offering (as amended on May 10, 2023, the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares, the private placement shares underlying the Private Units and Public Shares in connection with the completion of a Business Combination. The Sponsor will not have any redemption rights in connection with the Converted Shares (as defined below), and the Converted Shares will be subject to the restrictions on transfer included in the letter agreement entered into by the Sponsor in connection with the Initial Public Offering.

The Company has until September 13, 2023 with the option to extend up to five times, by an additional month each time, upon approval by the Company’s board of directors, up until February 13, 2024 (the “Combination Period”) (see discussion below), to complete the Business Combination. On August 8, 2023, the Board approved the extension of the date by which the Company is required to complete an initial business combination until September 13, 2023 (the “Optional Extension”). If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption,

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to any Founder Shares, the private placement shares underlying the Private Units, and Public Shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with a shareholder vote to approve an amendment to the Amended and Restated Memorandum and Articles of Association, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period or any extended period of time that the Company may have to consummate the Business Combination as a result of an amendment to the Amended and Restated Memorandum and Articles of Association (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the Business Combination within the Combination Period). The Sponsor will not have any redemption rights in connection with the Converted Shares (as defined below), and the Converted Shares will be subject to the restrictions on transfer included in the letter agreement entered into by the Sponsor in connection with the Initial Public Offering.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the assets in the Trust Account, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

Proposed Business Combination

On November 2, 2022, the Company entered into an Agreement and Plan of Merger (as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of January 3, 2023, and as may be further amended, supplemented or otherwise modified from time to time, the “AA Merger Agreement”), by and among the Company, 10X AA Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and African Agriculture, Inc., a Delaware corporation (“African Agriculture”). The AA Merger Agreement and the transactions contemplated thereby were approved by the Company’s board of directors (the “Board”) and the board of directors of African Agriculture.

Pursuant to the AA Merger Agreement, the Company will, subject to obtaining the required shareholder approvals and at least one day prior to the Effective Time (as defined in the AA Merger Agreement), change the Company’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware at least one day prior to the Closing (the “Domestication”). Following the Domestication, AA Merger Sub will merge with and into African Agriculture (the “Merger”), with African Agriculture surviving the Merger as the Company’s wholly-owned subsidiary. In connection with the Domestication, the Company will change their name to “African Agriculture Holdings Inc.” (“New African Agriculture”). The Domestication, the Merger and the other transactions contemplated by the AA Merger Agreement are hereinafter referred to as the “Business Combination.”

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In accordance with the terms and subject to the conditions of the AA Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock of African Agriculture issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable common stock of New African Agriculture (“New African Agriculture Common Stock”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the sum of (1) $450,000,000 and (2) the aggregate amount of any Company Pre-Closing Financing (as defined in the AA Merger Agreement) by (ii) ten dollars ($10.00) by (y) the sum, without duplication, of the aggregate number of shares of common stock of African Agriculture that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon the exercise or settlement of options or restricted stock units of African Agriculture (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, or (iii) issuable upon conversion of any African Agriculture convertible note issued prior to the date of the AA Merger Agreement and outstanding at the Effective Time (the “Merger Consideration”).

The AA Merger Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Business Combination, including, but not limited to, (i) by the Company’s or African Agriculture’s mutual written consent, (ii) by us, subject to certain exceptions, if any of the representations and warranties of African Agriculture are not true and correct or if African Agriculture fails to perform any of its respective covenants or agreements set forth in the AA Merger Agreement such that certain conditions to the Company’s obligations cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods, (iii) by African Agriculture, subject to certain exceptions, if any of the representations and warranties made by the Company are not true and correct or if the Company fails to perform any of its covenants or agreements set forth in the AA Merger Agreement such that the condition to the obligations of African Agriculture cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods, (iv) by either the Company or African Agriculture if the closing of the Merger (the “Closing”) has not occurred on or before September 13, 2023 (the “Termination Date”); provided that the Termination Date may be extended at the Company’s discretion up to February 13, 2024 provided further that such date is prior to the deadline by which the Company must complete the Company’s initial business combination under the Company’s organizational documents, (v) by either African Agriculture or the Company if the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law; (vi) by either the Company or African Agriculture if the Extension Proposal (as defined below) is not duly approved on or before November 13, 2022, (vii) prior to obtaining the required approvals by the Company’s shareholders, by African Agriculture if the Company’s Board changes its recommendation that the Company’s shareholders approve the proposals included in the proxy statement/prospectus or fails to include such recommendation in the proxy statement/prospectus, (viii) by African Agriculture if certain required shareholders approvals are not obtained after the conclusion of a meeting of the Company’s shareholders held for the purpose of voting on such approvals, and (ix) by the Company if the required approvals by African Agriculture stockholders have not been obtained within ten (10) business days following the date that the Registration Statement (as defined in the AA Merger Agreement) is disseminated by African Agriculture to its stockholders.

African Agriculture will be obligated to pay the Company a termination fee equal to 2.0% of the aggregate Merger Consideration if the AA Merger Agreement is terminated pursuant to clauses (ii) or (iv) of the preceding paragraph; provided that in the case of a termination under clause (iv) above, African Agriculture will only be required to pay the termination fee if the transactions contemplated by the AA Merger Agreement were not consummated prior to the Termination Date primarily due to failure of African Agriculture to provide information required to obtain SEC clearance of the Registration Statement (as defined in the AA Merger Agreement). The Company will be obligated to pay African Agriculture a termination fee equal to 2.0% of the Merger Consideration if the AA Merger Agreement is terminated pursuant to clause (iii) of the preceding paragraph.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On January 3, 2023, the parties to the AA Merger Agreement entered into the First Amendment, pursuant to which African Agriculture has agreed to provide all necessary assistance and cooperation in connection with a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association to further extend the term of the Company, if necessary, including paying all reasonable out-of-pocket fees and expenses of African Agriculture, the Company and AA Merger Sub (including, but not limited to, fees and expenses of outside counsel and any other agents, advisors, consultants, experts and financial advisors, employed by or on behalf of African Agriculture, the Company or AA Merger Sub) related to such extension.

Acquiror Support Agreement

Concurrently with the execution of the AA Merger Agreement, the Company entered into the Acquiror Support Agreement (the “Acquiror Support Agreement”) with African Agriculture, and the sponsor and the Company’s directors and officers (collectively, the “Class B Holders”), pursuant to which the Class B Holders agreed to, among other things, (i) vote at any shareholder meeting or pursuant to any action of written resolution of the Company’s shareholders all of their Class B ordinary shares, par value $0.001 per share, held of record or thereafter acquired in favor of the Business Combination, the Domestication and the other Proposals (as defined in the AA Merger Agreement) and (ii) be bound by certain other covenants and agreements related to the Business Combination, in each case, on the terms and subject to the conditions set forth in the Acquiror Support Agreement. Additionally, for a period ending six months after the Closing (the “First Lock-up Period”), the Class B Holders will be subject to a lock-up with respect to one-third of the Lock-Up Shares (as defined in the Acquiror Support Agreement), and for a period beginning six months after the Closing and ending twelve months after the Closing (the “Second Lock-up Period”), the Class B Holders will be subject to a lock-up with respect to the remaining two-thirds of the Lock-Up Shares; provided that the lock-up shall expire upon the date on which the last reported sale price of the shares of New African Agriculture Common Stock exceeds $12.00 per share for any twenty (20) trading days within any consecutive thirty (30) trading day period during the Second Lock-up Period.

African Agriculture Support Agreements

In connection with the execution of the AA Merger Agreement, the Company entered into a support agreement (the “African Agriculture Support Agreements”) with African Agriculture’s majority stockholder, Global Commodities & Investments Ltd., and African Agriculture pursuant to which Global Commodities & Investments Ltd. agreed to (i) vote at any meeting of the stockholders of African Agriculture all shares of common stock of African Agriculture held of record or thereafter acquired in favor of the Business Combination, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities prior to the Closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the African Agriculture Support Agreements.

Standby Equity Purchase Agreement

Concurrently with the execution of the AA Merger Agreement, the Company entered into the Standby Equity Purchase Agreement (“SEPA”) with Yorkville Advisors Global, LP (“Yorkville”), pursuant to which, subject to the consummation of the Business Combination, African Agriculture Holdings, Inc., a Delaware corporation (“New African Agriculture”) has the option, but not the obligation, to issue, and Yorkville shall subscribe for, an aggregate amount of up to $100 million of New African Agriculture Common Stock at the time of New African Agriculture’s choosing during the term of the agreement, subject to certain limitations, including caps on issuance and subscriptions based on trading volumes. Each advance under the SEPA (an “Advance”) may be for an aggregate amount of New African Agriculture Common Stock purchased at 96% of the Market Price during a one-day pricing period or 97% of the Market Price during a three-day pricing period elected by New African Agriculture. The “Market Price” is defined in the SEPA as the VWAP (as defined below) during the trading day, in the case of

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

a one day pricing period, or the lowest daily VWAP of the three consecutive trading days, in the case of a three day pricing period, commencing on the trading day on which New African Agriculture submits an Advance notice to Yorkville. “VWAP” means, for any trading day, the daily volume weighted average price of New African Agriculture Common Stock for such date on Nasdaq as reported by Bloomberg L.P. during regular trading hours or such other period in the case of a one-day trading period. The SEPA will continue for a term of three years commencing from the sixth trading day following the closing of the Business Combination (the “SEPA Effective Date”).

Pursuant to the SEPA, New African Agriculture will pay to Yorkville a commitment fee of $1.0 million, which is to be paid on the SEPA Effective Date. New African Agriculture can elect to pay the commitment fee by issuing New African Agriculture Common Stock to Yorkville in an amount equal to the commitment fee divided by the average daily VWAP for the five consecutive trading days prior to the SEPA Effective Date.

Forward Purchase Agreement

Simultaneously with the execution of the AA Merger Agreement, the Company and African Agriculture entered into an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with Vellar Opportunity Fund SPV LLC — Series 8 (“Vellar”), a client of Cohen & Company Financial Management, LLC (“Cohen”). Pursuant to the Forward Purchase Agreement, Vellar intends, but is not obligated, to purchase through a broker in the open market (a) the Company’s Class A ordinary shares, par value $0.0001 per share, including from public shareholders who elect to redeem their shares (such purchased shares, the “Recycled Shares”) in connection with the extraordinary general meeting to vote to approve the Business Combination. Vellar may also purchase additional Shares in an issuance from the Company (such shares, the “Additional Shares” and, together with the Recycled Shares, the “Subject Shares”). Pursuant to the Forward Purchase Agreement, Vellar may purchase up to 4,000,000 shares, subject to automatic reduction to equal the amount of the Company’s ordinary shares outstanding as of the redemption deadline and subject to increase to up to 10,000,000 shares upon mutual agreement of the Company and Vellar (the “Maximum Number of Shares”). Vellar has agreed to waive any redemption rights with respect to any Subject Shares in connection with the Business Combination.

The Forward Purchase Agreement provides that on the earlier of (i) one business day after the closing of the Business Combination and (ii) the date any assets from the Trust Account are disbursed in connection with the Business Combination (the “Prepayment Date”), the Company will pay to Vellar, out of funds held in its trust account, an amount (the “Prepayment Amount”) equal to (x) the price per-share paid to public shareholders who elect to redeem their shares in connection with the extraordinary general meeting (the “Initial Price”) multiplied by (y) the number of Recycled Shares on the Prepayment Date. On the Prepayment Date, the Company shall also pay to Vellar, out of funds held in its trust account, an amount equal to the product of (x) the greater of (a) 5% of the Maximum Number of Shares and (b) 200,000 and (y) the Initial Price (the “Share Consideration”), and Vellar shall use such Share Consideration to purchase shares of New African Agriculture (the “Share Consideration Shares”). The Company shall also reimburse Vellar up to $0.05 per Share for expenses actually incurred in connection with Vellar’s acquisition of the shares.

No later than two days prior to the Prepayment Date, the Company may request that Vellar provide it an amount in cash of up to 10% of the product of (a) all shares purchased by Vellar pursuant to the Forward Purchase Agreement and (b) the Initial Price (the “Prepayment Shortfall”) and Vellar shall pay the Prepayment Shortfall either (i) on the Prepayment Date, in which case such amount shall be deducted from the Prepayment Amount, or (ii) if Vellar submits a request to register the resale of the shares it holds prior to the Prepayment Date, one business day following the effective date of the resale registration statement. If the Company elects to receive the Prepayment Shortfall the Share Consideration shall be increased to the product of (x) the greater of (a) 10% of the Maximum Number of Shares and (b) 400,000 and (y) the Initial Price.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

From time to time following the Closing but prior to the Maturity Date (as defined below), Vellar, in its discretion,

•        may declare an early termination (an “Optional Early Termination”) of the Forward Purchase Agreement with regard to all or a portion of the Subject Shares (such shares “Terminated Shares”) and remit to New African Agriculture an amount equal to the number of Terminated Shares multiplied by a price (the “Reset Price”) that adjusts on the first scheduled trading day of each month to be the lowest of (a) the then-current Reset Price, (b) $10.00 and (c) the VWAP for the last ten trading days of the prior month, but in no case less than $6.00; and

•        may sell the Subject Shares, at any time and at any sales price, and, by notice to us, apply the proceeds of such sales to offset the Prepayment Shortfall, until such time as the Prepayment Shortfall has been fully repaid, to the extent the Company elects to receive the Prepayment Shortfall;

provided, that Vellar may not declare an Optional Early Termination in respect of any Subject Shares sold to repay the Prepayment Shortfall. In addition, Vellar would not declare an Optional Early Termination in respect of Share Consideration Shares, nor would it make payments to New African Agriculture in respect of any Share Consideration Shares it subsequently sells.

To the extent New African Agriculture, following the closing of the Business Combination, sells, enters into any agreement to sell or grants any right to reprice, or otherwise dispose of or issues any shares or any securities of New African Agriculture or any of its subsidiaries which would entitle the holder thereof to acquire at any time shares at an effective price per share less than the then existing Reset Price then the Reset Price shall be modified to equal such reduced price.

The Forward Purchase Agreement matures on the earlier to occur of (a) three years after the closing of the Business Combination Agreement and (b) the date specified by Vellar in a written notice delivered at Vellar’s discretion if either (i) the VWAP of the shares during 20 out of 30 consecutive trading days is less than $3.00 per share, (ii) we fail to register the Backstop Shares as required by the Backstop Agreement, or (iii) the shares cease to be listed on a national securities exchange (such date, the “Maturity Date”). Upon the occurrence of the Maturity Date, the Company is obligated to pay to Vellar an amount equal to the product of (a) (x) the Maximum Number of Shares, less (y) the number of Terminated Shares, multiplied by (b) $2.00 (the “Maturity Consideration”) payable either in cash or in shares at the option of New African Agriculture. On the Maturity Date, Vellar shall return to New African Agriculture a number of shares of New African Agriculture Common Stock equal to the number of Recycled Shares less the number of Terminated Shares. In the event that the Maturity Shares are not (i) (a) registered for resale under an effective registration statement or (b) eligible to be transferred by Vellar without any restrictions and (ii) bear a restrictive legend (collectively, the “Share Conditions”), Vellar would be entitled to receive such number of shares equal to 225% of the Maturity Shares (the “Penalty Shares”); provided that if the Share Conditions are satisfied within 120 days of the Maturity Date, Vellar shall return to us the number of Penalty Shares that are valued in excess of the Maturity Consideration based on the 10-day VWAP ending on such date that the Maturity Shares satisfied the Share Conditions. At Vellar’s option, we will pay the Maturity Consideration on a net basis such that Vellar retains a number of shares due to us upon the Maturity Date equal to the number of Maturity Shares payable to Vellar, only to the extent the number of shares due to us is at least equal to the number of Maturity Shares payable to Vellar, with any remaining Maturity Consideration to be paid in newly issued shares. The Maturity Date may be accelerated upon occurrences described in the Forward Purchase Agreement.

A break-up fee equal to $500,000 shall be payable, jointly and severally, by the Company and African Agriculture to Vellar in the event the Forward Purchase Agreement is terminated by either the Company or African Agriculture, subject to certain exceptions. the Company and African Agriculture may terminate the Forward Purchase Agreement, without penalty, if the number of shares tendered by public shareholders for redemption in connection with the shareholder vote to approve the Business Combination represent less than 75% of the total outstanding Class A ordinary shares subject to redemption.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company has agreed to file, upon the request of Vellar, a registration statement with the SEC registering the resale of the Subject Shares and the Share Consideration Shares under the Securities Act, within 30 days following such request. The Forward Purchase Agreement contains additional representations, warranties, indemnities, agreements and termination rights of the parties thereto.

If the Company has not completed the initial business combination within such time period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case, to the Company’s obligations under Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law.

Extensions

Concurrently with the execution of the AA Merger Agreement, certain Initial Public Offering anchor investors of the Company (the “Initial 10X II Anchor Investors”) entered into non-redemption agreements (the “Initial Non-Redemption Agreements”) with the Company and the Sponsor.

On November 4, 2022, additional IPO anchor investors of 10X II (the “Additional 10X II Anchor Investors” and together with the Initial 10X II Anchor Investors, the “10X II Anchor Investors”) entered into non-redemption agreements (collectively, the “Additional Non-Redemption Agreements” and together with the Initial Non-Redemption Agreements, the “Non-Redemption Agreements”) with the Company and the Sponsor.

Pursuant to the Non-Redemption Agreements, such 10X II Anchor Investors agreed for the benefit of the Company to (i) vote certain Public Shares now owned or hereafter acquired (the “Subject 10X II Equity Securities”), representing 3,355,743 Public Shares in the aggregate, in favor of the proposal to amend the Company’s organizational documents to extend the time the Company is permitted to close a Business Combination and (ii) not redeem the Subject 10X II Equity Securities in connection with such proposal. In connection with these commitments from the 10X II Anchor Investors, the Sponsor has agreed to transfer to each 10X II Anchor Investor an amount of its Founder Shares following the Closing of the Merger.

On November 9, 2022, the Company’s shareholders approved, by special resolution, the proposal to amend and restate the Company’s amended and restated memorandum and articles of association, to extend the date by which the Company must (1) consummate a Business Combination, (2) cease its operations except for the purpose of winding up if it fails to complete such Business Combination, and (3) redeem all of the Public Shares included as part of the Units sold in the Initial Public Offering, from November 13, 2022 to May 13, 2023 (the “First Extension,” and such proposal, the “First Extension Proposal”). In connection with the Company’s solicitation of proxies in connection with the Extension Proposal, the Company was required to permit the public shareholders to redeem their Public Shares. Of the Public Shares outstanding with redemption rights, a total of 212 of the Company’s shareholders elected to redeem an aggregate total of 15,357,970 Public Shares at a per share redemption price of $10.09. As a result of such redemptions, approximately $154.9 million was removed from the Trust Account to pay such holders.

On May 2, 2023, and May 5, 2023, certain investors of the Company (the “Second Extension 10X II Investors”) entered into non-redemption agreements (the “Second Extension Non-Redemption Agreements”) with the Company and the Sponsor. Pursuant to the Second Extension Non-Redemption Agreements, the Second Extension 10X II Investors agreed for the benefit of the Company to (i) vote certain Public Shares owned or acquired (the “Second Extension Subject 10X II Equity Securities”) in favor of the Second Extension Proposal (as defined below) and

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

(ii) not redeem the Second Extension Subject 10X II Equity Securities in connection with the Second Extension Proposal. In exchange for these commitments from the Second Extension 10X II Investors, the Sponsor agreed to transfer to the Second Extension 10X II Investors (a) an aggregate of 189,011 Founder Shares (as defined in Note 5) in connection with the Second Extended Date (as defined below) and (b) to the extent the Company’s board of directors agrees to further extend the date to consummate a Business Combination to the Additional Extension Date (as defined below), an aggregate amount of up to 567,032 Founder Shares, which includes the Founder Shares referred to in clause (a), on or promptly after the consummation of the Business Combination.

The Company estimated the fair value of the investor interests attributable to the Founder Shares to be $103,231 or $0.13 per share as of November 4, 2022 and $130,418 or $0.23 per share as of May 5, 2023. The fair value for November 4, 2022 was determined using a discount for the probability of liquidation approach with a discount of 1.3% for the probability of liquidation and the value per shares as of the valuation date of $9.91. The fair value for May 5, 2023 was determined using a discount for the probability of liquidation approach with a discount of 2.2% for the probability of liquidation and the value per shares as of the valuation date of $10.25. Each Non-Redeeming Stockholder acquired from the Sponsor an indirect economic interest in such Founder Shares. The indirect economic interests were evaluated under ASC 480 and ASC 815. The value of the shares in the Initial Extension, and the shares eligible to be earned in the Additional Extension will be treated as an expense. The shares that have been earned in connection with the approval of the Second Extension Proposal with a fixed-for-fixed value will be credited to additional paid-in-capital. The remaining shares affiliated with any monthly extensions up to the Additional Extension Date will be treated as a derivative liability as a result of the variability in the value of shares due to the amount of shares held by the Investor (3.5% of the number of non-redeemed Class A ordinary shares). As the shares affiliated with any monthly extensions up to the Additional Extension Date become determinable and therefore fixed-for-fixed, the value of those shares will be transferred from a liability to equity. Any changes in the fair value of the shares will be recognized as an expense in the period of remeasurement.

On May 10, 2023, in connection with the extraordinary general meeting of shareholders, shareholders agreed to, among other things, amend the Company’s second amended and restated memorandum and articles of association to further extend the date by which the Company has to consummate a Business Combination (the “Second Extension Proposal”) from May 13, 2023 to August 13, 2023 (the “Second Extended Date”) and to allow the board of directors of the Company, without shareholder approval, to elect to further extend the date to consummate a Business Combination after the Second Extended Date up to six times, by an additional month each time, up to February 13, 2024 (the “Additional Extension Date”). On August 8, 2023, the Board approved the Optional Extension. In connection with the Company’s solicitation of proxies in connection with the Extension Proposal, the Company was required to permit the public shareholders to redeem their Public Shares. Of the Public Shares outstanding with redemption rights, the Company’s shareholders elected to redeem an aggregate total of 2,522,477 Public Shares at a per share redemption price of $10.32. As a result of such redemptions, approximately $26 million was removed from the Trust Account to pay such holders, and approximately $22.2 million remained in the Trust Account as of June 30, 2023. Following the redemptions and as of June 30, 2023, the Company had 2,119,553 Public Shares, including the Public Shares underlying the Units outstanding, with redemption rights outstanding. Additionally, on May 15, 2023, pursuant to the terms of the Charter, the Sponsor elected to convert 1,000,000 Class B Ordinary Shares held by it on a one-for-one basis into Class A Ordinary Shares, with immediate effect (such shares, the “Converted Shares”). The Sponsor will not have any redemption rights in connection with the Converted Shares, and the Converted Shares will be subject to the restrictions on transfer included in the letter agreement entered into by the Sponsor in connection with the IPO. Following such conversion, and as a result of the redemptions described above, as of June 30, 2023 there are an aggregate of 3,774,553 Class A Ordinary Shares issued and outstanding and 5,666,667 Class B Ordinary Shares issued and outstanding.

On August 8, 2023, the Board approved an additional one-month extension of the date by which the Company must complete its Business Combination, until September 13, 2023.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Liquidity and Going Concern

As of June 30, 2023, the Company had approximately $12,449 in cash and a working capital deficit of approximately $12.5 million.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for issuance of Founder Shares (as defined in Note 5), and loan proceeds from the Sponsor of approximately $87,000 under an unsecured promissory note. The Company fully repaid the amounts borrowed under the unsecured promissory note upon closing of the Initial Public Offering on August 13, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates provided the Company with $1,517,652 in Working Capital Loans (as defined in Note 5) (of which up to $1.5 million may be converted at the lender’s option into warrants to purchase the Company’s Class A ordinary shares at an exercise price of $11.50 per share).

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 13, 2023 with the option to extend up to five times, by an additional month each time, upon approval by the Company’s board of directors, up until February 13, 2024. The unaudited condensed consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete an initial Business Combination before the Combination Period. Over this time period, the Company will be using the funds outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating a Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on April 17, 2023. The interim results for the three and six months ended June 30, 2023, are not necessarily indicative of the results to be expected for the year ending December 31, 2023, or for any future periods.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2023 and December 31, 2022.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Working Capital Loan — Related Party

The Company notes that the Working Capital Loans (as defined below in Note 5) include a conversion option. The conversion option was evaluated under ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). In accordance with ASC 815-10-15-74, the conversion feature is not required to be bifurcated from the note. The conversion feature was considered to be immaterial and considering the other terms of the Working Capital Loans, management believes the fair value of the Working Capital Loans is approximately equal to the carrying value.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Public Warrants and the Private Placement Warrants are classified in accordance with ASC Topic 480, “Distinguishing Liabilities and Equity” (“ASC 480”) and ASC 815, which provides that the warrants are not precluded from equity classification. Equity-classified contracts were initially measured at fair value (or allocated value). Subsequent changes in fair value will not be recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

The Forward Purchase Agreement (described in Note 1) is recognized as a derivative liability in accordance with ASC 815. Accordingly, the Company recognizes the instrument as an asset or liability at fair value and with changes in fair value recognized in the Company’s condensed consolidated statements of operations. The estimated fair value of the Forward Purchase Agreement is measured at fair value using a Monte Carlo simulation model.

The transfer to the Second Extension 10X II Investors of Founder Shares in connection with the approval of the Second Extension Proposal are classified in accordance with ASC 480 and ASC 815, which provides that the Founder Shares are not precluded from equity classification. Equity-classified contracts were initially measured at fair value (or allocated value). Subsequent changes in fair value will not be recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

The transfer to the Second Extension 10X II Investors of Founder Shares to the extent the Company’s board of directors agrees to further extend the date to consummate a Business Combination to the Additional Extension Date is recognized as a derivative liability in accordance with ASC 815. Accordingly, the Company recognizes the instrument as an asset or liability at fair value and with changes in fair value recognized in the Company’s condensed consolidated statements of operations. The estimated fair value of the Forward Purchase Agreement is measured at fair value using a discount for the probability of liquidation approach.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with Public Warrants are recognized net in equity. Offering costs associated with the Class A ordinary shares were charged against the carrying value of Class A ordinary shares upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to possible redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, all outstanding Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets.

Under ASC 480, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of the redeemable Class A ordinary shares resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net loss per ordinary share is calculated by dividing the net loss by the weighted average ordinary shares outstanding for the respective period.

The calculation of diluted net loss per ordinary shares does not consider the effect of the Public Warrants, the Private Placement Warrants and any warrants underlying any potential Working Capital Units, (as defined in Note 5) issued to the Sponsor, officers or directors upon future conversions of Working Capital Loans, if any, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net loss per share is the same as basic net loss per share for the three and six months ended June 30, 2023 and 2022. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of ordinary shares:
	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2023		2022		2023		2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Net loss	$(166,726)	$(234,056)	$(2,826,408)	$(912,259)	$(562,305)	$(744,933)	$(4,267,362)	$(1,377,346)
Denominator:
Basic and diluted weighted average shares outstanding	4,388,829	6,161,172	20,655,000	6,666,667	4,840,421	6,412,523	20,655,000	6,666,667
Basic and diluted net loss per share	$(0.04)	$(0.04)	$(0.14)	$(0.14)	$(0.12)	$(0.12)	$(0.21)	$(0.21)

Income Taxes

The Company follows the guidance of accounting for income taxes under ASC 740, Income Taxes, which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), which simplifies the accounting for convertible instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 allows for a modified or full retrospective method of transition. For smaller reporting companies, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, and should be applied on a full or modified retrospective basis, with early adoption permitted for fiscal years beginning after December 15, 2020. The Company adopted ASU 2020-06 on January 1, 2023. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On August 13, 2021, the Company consummated its Initial Public Offering of 20,000,000 Units at a purchase price of $10.00 per Unit, generating gross proceeds of $200,000,000. Of the 20,000,000 Units sold, 19,780,000 Units were purchased by qualified institutional buyers not affiliated with the Sponsor or any member of the management team (the “Anchor Investors”).

Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the Business Combination, or earlier upon redemption or liquidation.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of 655,000 Private Units, at a price of $10.00 per Unit, for an aggregate purchase price of $6,550,000, in a private placement.

If the Company does not complete a Business Combination within the Combination Period, the Private Units will expire worthless. The Private Units, including the private placement shares and private placement warrants each underlying the Private Units are subject to the transfer restrictions. The Private Units have terms and provisions that are identical to those of the Units sold in the Initial Public Offering.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In February 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of the offering and formation costs in exchange for an aggregate of 7,666,667 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”), 1,000,000 of which were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option was exercised. The option expired on September 25, 2021, and subsequently, the Sponsor forfeited 1,000,000 Class B ordinary shares. Additionally, contingent upon the consummation of the Business Combination, the Sponsor has agreed to transfer an aggregate of 1,334,339 Class B ordinary shares to the Anchor Investor for the same price originally paid for such shares. The Class B ordinary shares will automatically convert into Class A ordinary shares upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 8. The Company determined that the fair value of these Class B ordinary shares was approximately $10.0 million (or approximately $7.50 per share) using

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

a Monte Carlo simulation. The Company recognized the excess fair value of these Class B ordinary shares, over the price sold to the Anchor Investors, as an expense of the Initial Public Offering resulting in a charge against the carrying value of Class A ordinary shares subject to possible redemption. On May 15, 2023, the Sponsor converted 1,000,000 Class B ordinary shares into 1,000,000 Class A ordinary shares.

The initial shareholders and the Anchor Investors have agreed not to transfer, assign or sell any of their Class B ordinary shares until after, or concurrently with, the consummation of the initial Business Combination.

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into additional units of the Company (“Working Capital Units”) at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Units. On November 14, 2022, the Sponsor agreed to loan the Company up to $800,000 pursuant to a promissory note (as amended and restated on November 14, 2022, the “New Note”). The New Note is non-interest bearing, unsecured and due at the earlier of the consummation of the Business Combination and the day prior to the date the Company liquidates and dissolves in accordance with the provisions of the Amended and Restated Memorandum and Articles of Association. On May 17, 2023, the Sponsor agreed to loan the Company up to an additional $2,500,000 pursuant to the second amended and restated promissory note. Management considers the conversion option within the Working Capital Loans to be immaterial. As of June 30, 2023, and December 31, 2022, the Company had $1,517,652 and $600,000 outstanding under the Working Capital Loans, respectively. As the conversion option was considered to be immaterial and considering other terms of the Working Capital Loans, management believes the fair value of the Working Capital Loans is approximately equal to the carrying value.

Administrative Support Agreement

The Company pays an affiliate of the Sponsor $20,000 per month for office space and secretarial and administrative services. Upon the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will cease paying these monthly fees. For the three months ended June 30, 2023 and 2022, the Company incurred and paid approximately $60,000 and $60,000 of administrative support expense, respectively. For the six months ended June 30, 2023 and 2022, the Company incurred and paid approximately $120,000 and $120,000 of administrative support expense, respectively. As of June 30, 2023 and December 31, 2022, there were no administrative support fees outstanding.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Class B ordinary shares, private placement units, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares and warrants issuable upon the exercise of the private placement units and units that may be issued upon conversion of Working Capital Loans and upon conversion of the Class B ordinary shares) are entitled to registration rights pursuant to a registration rights agreement dated August 10, 2021 requiring the Company to register such securities for resale (in the case of the Class B ordinary shares, only after conversion to Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of effectiveness to purchase up to an additional 3,000,000 Units at the Initial Public Offering price less the underwriting discounts and commissions. The option expired on September 25, 2021.

The underwriter was entitled to an underwriting discount of approximately $4.0 million, paid upon the closing of the Initial Public Offering. In addition, $7.0 million was recorded as payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Contingent Fee Arrangements

On October 21, 2022 the Company entered into an arrangement with Canaccord Genuity LLC (“Canaccord”) to obtain certain financial advisory and equity capital market advisory services. Canaccord would be entitled to an aggregate fee of up to $1,500,000. In addition, Canaccord would also be eligible for a discretionary incentive fee of $250,000. Per the arrangement, a portion of the fee is payable upon execution of the letter agreement with Canaccord, a portion is payable upon delivery of a fairness opinion by Canaccord and the remainder of the fee (plus any discretionary incentive fee for these services) is contingent upon the closing of a Business Combination and therefore are not included as liabilities on the accompanying condensed consolidated balance sheets. Under the arrangement, the Company will also reimburse Canaccord for reasonable expenses. As of June 30, 2023, no expenses have been claimed.

Pursuant to the SEPA, New African Agriculture will pay to Yorkville a commitment fee of $1.0 million, which is to be paid on the SEPA Effective Date. New African Agriculture can elect to pay the commitment fee by issuing New African Agriculture Common Stock to Yorkville in an amount equal to the commitment fee divided by the average daily VWAP for the five consecutive trading days prior to the SEPA Effective Date. Per the arrangement, the Yorkville commitment fee is contingent upon the closing of a Business Combination and therefore is not included as a liability on the accompanying condensed consolidated balance sheets.

NOTE 7. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A ordinary shares contain certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Company’s Class A ordinary shares are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 2,119,553 and 4,642,030 Class A ordinary shares outstanding which were subject to possible redemption, respectively.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 7. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION (cont.)

The Class A ordinary shares subject to possible redemption reflected on the accompanying condensed consolidated balance sheets as of June 30, 2023 and December 31, 2022 are reconciled in the following table:

Gross proceeds	$200,000,000
Less:
Redemption of Class A ordinary share subject to possible redemption	(154,906,130)
Plus:
Increase in redemption value of Class A ordinary shares subject to possible redemption	2,070,678
Class A ordinary shares subject to possible redemption at December 31, 2022	$47,164,548
Increase in redemption value of Class A ordinary shares subject to possible redemption	501,501
Class A ordinary shares subject to possible redemption at March 31, 2023	$47,666,049
Increase in redemption value of Class A ordinary shares subject to possible redemption	439,819
Redemptions of Class A ordinary shares	(26,023,916)
Class A ordinary shares subject to possible redemption at June 30, 2023	$22,081,952

NOTE 8. SHAREHOLDERS’ DEFICIT

Preference shares — The Company is authorized to issue 1,000,000 preference shares at par value of $0.0001 each. As of June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 1,655,000 and 655,000 Class A ordinary shares issued and outstanding, excluding 2,119,553 and 4,666,667 Class A ordinary shares subject to possible redemption, respectively, classified outside of permanent equity on the condensed consolidated balance sheets.

Class B ordinary shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022 there were 5,666,667 and 6,666,667 Class B ordinary shares issued and outstanding, respectively (see Note 5).

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with the consummation of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the Business Combination in excess of the number of Class A ordinary shares or equity-linked securities issued in the Company’s Initial Public Offering, the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 25% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders and not including the Class A ordinary shares underlying the Private Units), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the Business Combination and any Working Capital Units issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Holders of record of the Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders.

On May 15, 2023, the Sponsor converted 1,000,000 Class B ordinary shares into 1,000,000 Class A ordinary shares.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 8. SHAREHOLDERS’ DEFICIT (cont.)

Warrants — As of June 30, 2023 and December 31, 2022, there were 6,885,000 warrants (6,666,667 Public Warrants and 218,333 Private Warrants included in the Private Units) outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustments as described herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any founder shares or private placement shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day after the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustments as described herein.

The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at five p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the Class A ordinary share underlying such Unit.

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A ordinary shares and equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 8. SHAREHOLDERS’ DEFICIT (cont.)

If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The private placement warrants underlying the Private Units, as well as any warrants underlying Working Capital Units the Company issues to the Sponsor, officers, directors, initial shareholders or their affiliates in payment of Working Capital Loans made to the Company, are identical to the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value at each respective date.

Description	Amount at Fair Value	Level 1	Level 2	Level 3
June 30, 2023
Assets
Funds that invest in U.S. Treasury Securities	$22,181,952	$22,181,952	$—	$—
Liabilities
Derivative liabilities – Forward Purchase Agreement	$177,000	$—	$—	$177,000
Derivative liabilities – Non Redemption Agreement	$64,264	$—	$—	$64,264

December 31, 2022
Assets
Funds that invest in U.S. Treasury Securities	$47,264,548	$47,264,548	$—	$—
Liabilities
Derivative liabilities – Forward Purchase Agreement	$331,777	$—	$—	$331,777

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 during the for the three and six months ended June 30, 2023 and 2022.

Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The estimated fair value of the Forward Purchase Agreement was measured at fair value using a Monte Carlo simulation model, which was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. Any changes in these assumptions can change the valuation significantly.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of June 30, 2023	As of December 31, 2022
Expected redemption price	$10.46	$10.48
Stock price	$10.24	$9.89
Volatility	57.5%	65.0%
Term (years)	3.40	3.50
Risk-free rate	4.40%	4.49%
Cost of debt	13.66%	14.80%

The Company estimated the fair value of the investor interests attributable to the Founder Shares in connection with the Non-Redemption Agreements (see Note 1) using a discount for the probability of liquidation approach. The discount for the probability of liquidation approach was determined based on Level 3 inputs. The Company estimated the fair value of the investor interests attributable to the Founder Shares to be $130,418 or $0.23 per share as of May 5, 2023. The fair value for May 5, 2023 was determined using a discount for the probability of liquidation approach with a discount of 2.2% for the probability of liquidation and the value per shares as of the valuation date of $10.25. The fair value was estimated to be $64,264 or $0.17 per share as of June 30, 2023. The fair value for June 30, 2023 was determined using a discount of 1.6% for the probability of liquidation and the value per shares as of the valuation date of $10.24.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of June 30, 2023	As of May 5, 2022
Expected redemption price	$11.5	$11.5
Stock price	$10.24	$10.25
Volatility	54%	57%
Term (years)	5.29	5.44
Risk-free rate	4.02%	3.35%
Cost of debt	1.6%	2.2%

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The change in the fair value of the assets and liabilities, measured with Level 3 inputs, for the six months ended June 30, 2023 is summarized as follows:

Derivative liabilities at January 1, 2022	$—
Loss on entry into forward purchase agreement	295,330
Change in fair value of derivative liabilities	36,447
Derivative liabilities at December 31, 2022	$331,777
Change in fair value of derivative liabilities	190,109
Derivative liabilities at March 31, 2023	$521,886
Loss on entry into non redemption agreement	86,945
Change in fair value of derivative liabilities	(367,567)
Derivative liabilities at June 30, 2023	$241,264

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the unaudited condensed consolidated balance sheets date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, other than as disclosed below, the Company did not identify any subsequent events that required adjustment or disclosure in the unaudited condensed consolidated financial statements.

On August 8, 2023, the Board approved the Optional Extension.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of
10X Capital Venture Acquisition Corp. II

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of 10X Capital Venture Acquisition Corp. II (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from February 10, 2021 through December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from February 10, 2021 through December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by May 13, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

April 17, 2023

PCAOB Number 100

10X CAPITAL VENTURE ACQUISITION CORP. II
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
Assets
Current assets:
Cash	$36,675	$1,358,622
Prepaid expenses	137,073	183,695
Total current assets	173,748	1,542,317
Investments held in Trust Account	47,264,548	200,005,484
Total Assets	$47,438,296	$201,547,801

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$2,969,033	$130,384
Accrued expenses	6,768,920	1,063,040
Promissory note – related party	600,000	—
Total current liabilities	10,337,953	1,193,424
Derivative liabilities	331,777	—
Deferred underwriting commissions	7,000,000	7,000,000
Total Liabilities	17,669,730	8,193,424

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, $0.0001 par value; 4,642,030 and 20,000,000 shares issued and outstanding at redemption value of approximately $10.16 and $10.00 per share as of December 31, 2022 and 2021, respectively	47,164,548	200,000,000

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of December 31, 2022 and 2021	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 655,000 shares issued and outstanding (excluding 4,642,030 and 20,000,000 shares subject to possible redemption) as of December 31, 2022 and 2021	66	66
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,666,667 shares issued and outstanding as of December 31, 2022 and 2021	667	667
Accumulated deficit	(17,396,715)	(6,646,356)
Total shareholders’ deficit	(17,395,982)	(6,645,623)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$47,438,296	$201,547,801

The accompanying notes are an integral part of these consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. II
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period From February 10, 2021 (inception) Through December 31, 2021
General and administrative expenses	$10,273,098	$1,459,011
Administrative expenses – related party	240,000	86,667
Loss from operations	(10,513,098)	(1,545,678)
Other income (expenses):
Change in fair value of derivative liabilities	(36,447)	—
Income from investments held in Trust Account	2,165,194	5,484
Loss on Forward Purchase Agreement	(295,330)	—
Total other income	1,833,417	5,484
Net loss	$(8,679,681)	$(1,540,194)

Weighted average shares outstanding, Class A ordinary shares	18,677,398	8,961,092
Basic and diluted net loss per share, Class A ordinary shares	$(0.34)	$(0.10)
Weighted average shares outstanding, Class B ordinary shares	6,666,667	6,482,052
Basic and diluted net loss per share, Class B ordinary shares	$(0.34)	$(0.10)

The accompanying notes are an integral part of these consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. II
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM FEBRUARY 10, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – February 10, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	7,666,667	767	24,233	—	25,000
Fair value of Public Warrants included in the Units sold in the Initial Public Offering	—	—	—	—	4,733,334	—	4,733,334
Sales of Private Placement Units	655,000	66	—	—	6,549,934	—	6,550,000
Contribution from Sponsor upon sale of Founder Shares to Anchor Investors	—	—	—	—	10,341,127	—	10,341,127
Forfeiture of Class B ordinary shares	—	—	(1,000,000)	(100)	100	—	—
Accretion of Class A ordinary shares subject to possible redemption	—	—	—	—	(21,648,728)	(5,106,162)	(26,754,890)
Net loss	—	—	—	—	—	(1,540,194)	(1,540,194)
Balance – December 31, 2021	655,000	66	6,666,667	667	—	(6,646,356)	(6,645,623)
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(2,070,678)	(2,070,678)
Net loss	—	—	—	—	—	(8,679,681)	(8,679,681)
Balance – December 31, 2022	655,000	$66	6,666,667	$667	$—	$(17,396,715)	$(17,395,982)

The accompanying notes are an integral part of these consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. II
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period From February 10, 2021 (inception) Through December 31, 2021
Cash Flows from Operating Activities:
Net loss	$(8,679,681)	$(1,540,194)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party in exchange for issuance of Class B ordinary shares	—	11,697
General and administrative expenses paid by Sponsor under promissory note	—	34
Change in fair value of derivative liabilities	36,447	—
Loss on Forward Purchase Agreement	295,330	—
Income from investments held in Trust Account	(2,165,194)	(5,484)
Changes in operating assets and liabilities:
Prepaid expenses	46,622	(183,695)
Accounts payable	2,838,649	98,384
Accrued expenses	5,705,880	993,040
Net cash used in operating activities	(1,921,947)	(626,218)

Cash Flows from Investing Activities:
Principal deposited in Trust Account	—	(200,000,000)
Withdrawal for redemption payment	154,906,130	—
Net cash provided by (used in) investing activities	154,906,130	(200,000,000)

Cash Flows from Financing Activities:
Advances from related party	—	1,650
Proceeds received from initial public offering, gross	—	200,000,000
Proceeds received from private placement	—	6,550,000
Redemption payment of Class A ordinary shares subject to possible redemption	(154,906,130)	—
Proceeds from promissory note	600,000	—
Repayment of promissory note	—	(87,369)
Offering costs paid	—	(4,479,441)
Net cash provided by (used in) financing activities	(154,306,130)	201,984,840

Net change in cash	(1,321,947)	1,358,622

Cash – beginning of the period	1,358,622	—
Cash – end of the period	$36,675	$1,358,622

Supplemental disclosure of noncash investing and financing activities:
Offering costs paid by related party in exchange for Founder Shares	$—	$13,303
Offering costs included in accounts payable	$—	$32,000
Offering costs included in accrued expenses	$—	$70,000
Offering costs paid by related party under promissory note	$—	$85,685
Value of Class B ordinary shares transferred to Anchor Investors	$—	$10,341,127
Forfeiture of Class B ordinary shares	$—	$100
Deferred underwriting fee	$—	$7,000,000

The accompanying notes are an integral part of these consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Organization and General

10X Capital Venture Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on February 10, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from February 10, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the Initial Public Offering (as defined below), and, since the closing of the Initial Public Offering, the search for and efforts toward completing an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s Sponsor is 10X Capital SPAC Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 10, 2021. On August 13, 2021, the Company consummated its initial public offering (the “Initial Public Offering”) of 20,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units offered, the “Public Shares” and with respect to the warrants included in the Units offered, the “Public Warrants”) at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $21.7 million, of which $7.0 million was for deferred underwriting commissions (Note 7).

Simultaneously with the consummation of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 655,000 Units (the “Private Units”) to the Sponsor and Cantor Fitzgerald & Co. (“Cantor”), at a price of $10.00 per Private Unit, generating gross proceeds of approximately $6.6 million.

Following the closing of the Initial Public Offering on August 13, 2021, $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units and $12,515 overfunded by Sponsor, which was returned to the Sponsor on August 17, 2021, was placed in a Trust Account (“Trust Account”) and is being invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Initial Public Offering and the sale of the Private Units will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the Public Shares if the Company is unable to complete the initial Business Combination within 21 months from the closing of the Initial Public Offering, subject to applicable law, and (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of the Public Shares if the Company has not consummated the initial Business Combination within 21 months from the closing of the Initial Public Offering or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the public shareholders.

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940. There is no assurance that the Company will be able to successfully effect a Business Combination.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

The Company will provide the public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account at December 31, 2022 was $10.16 per Public Share.

The Class A ordinary shares subject to redemption is recorded at a redemption value and classified as temporary equity, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company adopted upon the consummation of the Initial Public Offering (as amended and restated on November 9, 2022, the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of a Business Combination.

The Company has only 21 months from the closing of the Initial Public Offering (the “Combination Period”), or May 13, 2023 (see discussion below), to complete the initial Business Combination. If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders, Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the initial Business Combination within the

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

Combination Period or any extended period of time that the Company may have to consummate the initial Business Combination as a result of an amendment to the Company’s amended and restated memorandum and articles of association (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Combination Period).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the assets in the Trust Account, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

Proposed Business Combination

On November 2, 2022, the Company entered into an Agreement and Plan of Merger (as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of January 3, 2023, and as may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, 10X AA Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and African Agriculture, Inc., a Delaware corporation (“African Agriculture”).

Concurrently with the execution of the Merger Agreement and on November 4, 2022, certain Initial Public Offering anchor investors of the Company (the “Initial 10X II Anchor Investors”) entered into non-redemption agreements (the “Initial Non-Redemption Agreements”) with the Company and the Sponsor.

On November 8, 2022, an additional investor of the Company (together with the Initial 10X II Anchor Investors, the “10X II Investors”) entered into a non-redemption agreement (together with the Initial Non-Redemption Agreements, the “Non-Redemption Agreements”) with the Company and the Sponsor.

Pursuant to the Non-Redemption Agreements, such 10X II Investors agreed for the benefit of the Company to (i) vote certain of the Company’s ordinary shares now owned or acquired (the “Subject 10X II Equity Securities”), representing 3,705,743 ordinary shares of the Company in the aggregate, in favor of the proposal to amend the Company’s organizational documents to extend the time the Company is permitted to close a Business Combination and (ii) not redeem the Subject 10X II Equity Securities in connection with such proposal. In connection with these commitments from the 10X II Investors, Sponsor has agreed to transfer to each 10X II Investor an amount of its Class B ordinary shares on or promptly after the consummation of the Business Combination.

Standby Equity Purchase Agreement

Concurrently with the execution of the AA Merger Agreement, the Company entered into the Standby Equity Purchase Agreement (“SEPA”) with Yorkville, pursuant to which, subject to the consummation of the Business Combination, New African Agriculture has the option, but not the obligation, to issue, and Yorkville shall subscribe for, an aggregate amount of up to $100 million of New African Agriculture Common Stock at the time of New African Agriculture’s choosing during the term of the agreement, subject to certain limitations, including caps on issuance and subscriptions based on trading volumes. Each advance under the SEPA (an “Advance”) may be for an aggregate

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

amount of New African Agriculture Common Stock purchased at 96% of the Market Price during a one-day pricing period or 97% of the Market Price during a three-day pricing period elected by New African Agriculture. The “Market Price” is defined in the SEPA as the VWAP (as defined below) during the trading day, in the case of a one day pricing period, or the lowest daily VWAP of the three consecutive trading days, in the case of a three day pricing period, commencing on the trading day on which New African Agriculture submits an Advance notice to Yorkville. “VWAP” means, for any trading day, the daily volume weighted average price of New African Agriculture Common Stock for such date on Nasdaq as reported by Bloomberg L.P. during regular trading hours or such other period in the case of a one-day trading period. The SEPA will continue for a term of three years commencing from the sixth trading day following the closing of the Business Combination (the “SEPA Effective Date”).

Pursuant to the SEPA, New African Agriculture will pay to Yorkville a commitment fee of $1.0 million, which is to be paid on the SEPA Effective Date. New African Agriculture can elect to pay the commitment fee by issuing New African Agriculture Common Stock to Yorkville in an amount equal to the commitment fee divided by the average daily VWAP for the five consecutive trading days prior to the SEPA Effective Date.

Forward Purchase Agreement

Simultaneously with the execution of the Merger Agreement, the Company and African Agriculture entered into an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with Vellar Opportunity Fund SPV LLC — Series 8 (“Seller”), a client of Cohen & Company Financial Management, LLC (“Cohen”). Pursuant to the Forward Purchase Agreement, Seller intends, but is not obligated, to purchase through a broker in the open market (a) the Company’s Class A ordinary shares, par value $0.0001 per share (the “Shares”), after the date of the Company’s redemption deadline from holders of Shares, including those who have elected to redeem Shares (such purchased Shares, the “Recycled Shares”) pursuant to the redemption rights set forth in the Company’s amended and restated memorandum and articles of association in connection with the Business Combination and (b) additional Shares in an issuance from the Company (such Shares, the “Additional Shares” and, together with the Recycled Shares, the “Subject Shares”). The aggregate total Subject Shares will be 4,000,000, subject to automatic reduction to equal the amount of the Company’s ordinary shares outstanding as of the redemption deadline and subject to increase to up to 10,000,000 upon mutual agreement of the Company and Seller (the “Maximum Number of Shares”). Seller has agreed to waive any redemption rights with respect to any Subject Shares in connection with the Business Combination.

Extension

On November 9, 2022, the Shareholders approved, by special resolution, the proposal to amend and restate the Company’s Amended and Restated Memorandum and Articles of Association (as amended and restated, the “Second A&R Charter”), to extend the date by which the Company must (1) consummate an initial Business Combination, (2) cease its operations except for the purpose of winding up if it fails to complete such initial Business Combination, and (3) redeem all of the Class A ordinary shares included as part of the Units sold in the Company’s Initial Public Offering, from November 13, 2022 to May 13, 2023 (the “Extension,” and such proposal, the “Extension Proposal”). In connection with the Company’s solicitation of proxies in connection with the Extension Proposal, the Company was required to permit the public shareholders to redeem their Public Shares. Of the Public Shares outstanding with redemption rights, a total of 212 of the Company’s shareholders elected to redeem 15,357,970 Public Shares at a per share redemption price of $10.09. As a result of such redemptions, approximately $154.9 million was removed from the Trust Account to pay such holders, and approximately $47.3 million remained in the Trust Account as of December 31, 2022. Following the redemptions and as of December 31, 2022, the Company had 4,642,030 public shares, including the public shares underlying the Units outstanding, with redemption rights outstanding.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

Liquidity and Going Concern

As of December 31, 2022, the Company had approximately $37,000 in cash and a working capital deficit of approximately $10.2 million.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for issuance of Founder Shares (as defined in Note 6), and loan proceeds from the Sponsor of approximately $87,000 under the Note (as defined in Note 6). The Company fully repaid the amounts borrowed under the unsecured promissory note upon closing of the Initial Public Offering on August 13, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates provided the Company with $600,000 in Working Capital Loans (as defined in Note 6) (of which up to $1.5 million may be converted at the lender’s option into warrants to purchase the Company’s Class A ordinary shares at an exercise price of $11.50 per share).

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 13, 2023. The consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete an initial Business Combination before the mandatory liquidation date. Over this time period, the Company will be using the funds outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating an initial Business Combination.

Risks and Uncertainties

In February 2022, the Russian Federation commenced a military action against Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation, Belarus and other territories and individuals. Further, the impact of this military action and related sanctions on the world economy are not determinable as of the date of these consolidated financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these consolidated financial statements.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statement is presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, regularly exceeds the Federal Deposit Insurance Corporation limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on investments held in the Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Working Capital Loan — Related Party

The Company accounts for its New Note (as defined below in Note 5) under ASC Topic 815, Derivatives and Hedging (“ASC 815”). Under ASC 815-15-25, the election can be made at the inception of a financial instrument to account for the instrument under the fair value option under ASC Topic 825, Financial Instruments (“ASC 825”). The primary reason for electing the fair value option is to provide better information on the financial liability amount given current market and economic conditions of the Company. As a result of applying the fair value option, the Company records each draw at fair value with a gain or loss recognized at issuance, and subsequent changes in fair value recorded as change in the fair value of convertible note — related party on the accompanying consolidated statements of operations. The fair value are classified on a combined basis with the loan in promissory note — related party in the accompanying consolidated balance sheets.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Public Warrants and the Private Placement Warrants are classified in accordance with ASC 480 and ASC 815, which provides that the warrants are not precluded from equity classification. Equity-classified contracts were initially measured at fair value (or allocated value). Subsequent changes in fair value will not be recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

The Forward Purchase Agreement (defined in Note 1) is recognized as a derivative liability in accordance with ASC 815. Accordingly, the Company recognizes the instrument as an asset or liability at fair value and with changes in fair value recognized in the Company’s consolidated statements of operations. The estimated fair value of the Forward Purchase Agreement is measured at fair value using a Monte Carlo simulation model.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with Public Warrants are recognized net in equity. Offering costs associated with the Class A ordinary shares were charged against the carrying value of Class A ordinary shares upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, all outstanding Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s consolidated balance sheets.

Under ASC 480, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of the redeemable Class A ordinary shares resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

The calculation of diluted net income (loss) per ordinary shares does not consider the effect of the Public Warrants, the Private Placement Warrants and the Rights to purchase an aggregate of 20,000,000 Class A ordinary shares since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:
	For the Year Ended December 31, 2022		For the Period From February 10, 2021 (inception) Through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss	$(6,396,522)	$(2,283,159)	$(893,718)	$(646,476)

Denominator:
Basic and diluted weighted average ordinary shares outstanding	18,677,398	6,666,667	8,961,092	6,482,052
Basic and diluted net loss per ordinary share	$(0.34)	$(0.34)	$(0.10)	$(0.10)

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), which simplifies the accounting for convertible instruments. The guidance removes certain accounting models that separate the embedded conversion features from the host contract for convertible instruments. ASU 2020-06 allows for a modified or full retrospective method of transition. This update is effective for fiscal years beginning after January 1, 2024, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact this change will have on its consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3 — Initial Public Offering

On August 13, 2021, the Company consummated its Initial Public Offering of 20,000,000 Units at a purchase price of $10.00 per Unit, generating gross proceeds of $200,000,000. Of the 20,000,000 Units sold, 19,780,000 Units were purchased by qualified institutional buyers not affiliated with the Sponsor or any member of the management team (the “Anchor Investors”).

Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of 655,000 Private Units, at a price of $10.00 per Unit, for an aggregate purchase price of $6,550,000, in a private placement.

If the Company does not complete the initial Business Combination within the Combination Period, the Private Units will expire worthless. The Private Units, including the private placement shares and private placement warrants each underlying the Private Units are subject to the transfer restrictions. The Private Units have terms and provisions that are identical to those of the Units sold in the Initial Public Offering.

Note 5 — Related Party Transactions

Founder Shares

In February 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of the offering and formation costs in exchange for an aggregate of 7,666,667 Class B ordinary shares, par value $0.0001 per share, 1,000,000 of which were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option was exercised. The option expired on September 25, 2021, and subsequently, the Sponsor forfeited 1,000,000 Class B ordinary shares. Additionally, upon consummation of the Business Combination, the Sponsor agreed to transfer an aggregate of 1,334,339 Class B ordinary shares to the Anchor Investor for the same price originally paid for such shares. The Class B ordinary shares will automatically convert into Class A ordinary shares upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 8. The Company determined that the fair value of these Class B ordinary shares was approximately $10.0 million (or approximately $7.50 per share) using a Monte Carlo simulation. The Company recognized the excess fair value of these Class B ordinary shares, over the price sold to the Anchor Investors, as an expense of the Initial Public Offering resulting in a charge against the carrying value of Class A ordinary shares subject to possible redemption.

The initial shareholders and the Anchor Investors have agreed not to transfer, assign or sell any of their Class B ordinary shares until after, or concurrently with, the consummation of the initial Business Combination.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Promissory Note-Related Party

The Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and due at the earlier of December 31, 2021 or the closing of the IPO. The Company fully repaid the promissory note in the amount of $87,369 upon the closing of IPO. As of December 31, 2022 and 2021, there was no outstanding balance under the promissory note. Subsequent to the repayment, the promissory note is no longer available to the Company.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Units. At December 31, 2022 and 2021, no such Working Capital Loans were outstanding. On November 14, 2022, the Sponsor agreed to loan the Company up to $800,000 pursuant to a promissory note (as amended and restated on November 14, 2022, the “New Note”). The New Note is non-interest bearing, unsecured and due at the earlier of the consummation of the Company’s initial business combination and the day prior to the date the Company must elect to liquidate and dissolve in accordance with the provisions of the Second A&R Charter. As of December 31, 2022 and 2021, the Company had $600,000 and $0 outstanding under the Working Capital Loans.

Administrative Support Agreement

The Company pays an affiliate of the Sponsor $20,000 per month for office space and secretarial and administrative services. Upon the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021, the Company incurred and paid approximately $240,000 and $87,000 of administrative support expense, respectively. As of December 31, 2022 and 2021, there were no outstanding balances under this agreement.

The executive officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the officers or directors. For the year ended December 31, 2022 and 2021, the Company incurred approximately $240,000 and $3,500, respectively in such costs and there were no outstanding amounts as of December 31, 2022 and 2021, respectively, payable to the executive officers and directors as reflected in the accounts payable on the accompanying balance sheets.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Class B ordinary shares, private placement units, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares and warrants issuable upon the exercise of the private placement units and units that may be issued upon conversion of Working Capital Loans and upon conversion of the Class B ordinary shares) are entitled to registration rights pursuant to a registration rights agreement dated August 10, 2021 requiring the Company to register such securities for resale (in the case of the Class B ordinary shares, only after conversion to Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities.

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of effectiveness to purchase up to an additional 3,000,000 Units at the Initial Public Offering price less the underwriting discounts and commissions. The option expired on September 25, 2021.

The underwriter was entitled to an underwriting discount of approximately $4.0 million, paid upon the closing of the Initial Public Offering. In addition, approximately $7.0 million was recorded as payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Contingent Fee Arrangement

On October 21, 2022 the Company entered into an arrangement with Canaccord Genuity LLC (“Canaccord”) to obtain financial advisory and equity capital market advisory services and to act as the Company’s placement agent in connection with raising capital with a specific target in its search for a Business Combination. Canaccord would be entitled to a capital markets advisory fee of $1.0 million. In addition, Canaccord would also be entitled to a discretionary incentive fee of $250,000. Per the arrangement, the capital markets advisory fee and discretionary incentive fee for these services is contingent upon the closing of a Business Combination and therefore are not included as liabilities on the accompanying consolidated balance sheets. Under the arrangement, the Company will also reimburse Canaccord for reasonable expenses. As of December 31, 2022, no expenses have been claimed.

Note 7 — Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares contain certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021, there were 20,000,000 Class A ordinary shares outstanding which were subject to possible redemption. As of December 31, 2022, there were 4,642,030 Class A ordinary shares outstanding which were subject to possible redemption.

The Class A ordinary shares subject to possible redemption reflected on the accompanying consolidated balance sheet is reconciled in the following table:

Gross proceeds	$200,000,000
Less:
Proceeds allocated to Public Warrants	(4,733,334)
Class A ordinary share issuance costs	(22,021,556)
Plus:
Accretion of carrying value to redemption value	26,754,890
Class A ordinary share subject to possible redemption as of December 31, 2021	200,000,000
Redemption of Class A ordinary shares subject to possible redemption	(154,906,130)
Increase in redemption value of Class A ordinary shares subject to possible redemption	2,070,678
Class A ordinary share subject to possible redemption as of December 31, 2022	$47,164,548

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Shareholders’ Deficit

Preference Shares — The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 655,000 Class A ordinary shares issued and outstanding, excluding 4,642,030 and 20,000,000 Class A shares subject to possible redemption and classified outside of permanent equity on the consolidated balance sheets, respectively.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 6,666,667 Class B ordinary shares issued and outstanding (see Note 5).

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination in excess of the number of Class A ordinary shares or equity-linked securities issued in our Initial Public Offering, the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 25% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders and not including the Class A ordinary shares underlying the Private Units), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Units issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Holders of record of the Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders.

Warrants — As of December 31, 2022, there were 6,885,000 warrants (6,666,667 Public Warrants and 218,333 Private Warrants included in the Private Placement Units) outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustments as described herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any founder shares or private placement shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. No warrants are currently outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustments as described herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Shareholders’ Deficit (cont.)

of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any founder shares or private placement shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at five p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations described below with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the Class A ordinary share underlying such Unit.

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A ordinary shares and equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Shareholders’ Deficit (cont.)

equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The private placement warrants underlying the Private Units, as well as any warrants underlying additional Units the Company issues to the Sponsor, officers, directors, initial shareholders or their affiliates in payment of Working Capital Loans made to the Company, are identical to the Public Warrants.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value at each respective date.

December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Funds that invest in U.S. Treasury Securities	$47,264,548	$—	$—
Liabilities:
Derivative liabilities – Forward Purchase Agreement	$—	$—	$331,777

December 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Funds that invest in U.S. Treasury Securities	$200,005,484	$—	$—
Liabilities:
Derivative liabilities – Forward Purchase Agreement	$—	$—	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 during the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021.

Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The estimated fair value of the Forward Purchase Agreement was measured at fair value using a Monte Carlo simulation model, which was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity

10X CAPITAL VENTURE ACQUISITION CORP. II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. Any changes in these assumptions can change the valuation significantly.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	At initial issuance date	As of December 31, 2022
Expected redemption price	$10.33	$10.48
Stock price	$10.04	$9.89
Volatility	65.0%	65.0%
Term (years)	3.50	5.67
Risk-free rate	4.49%	4.18%
Cost of debt	14.8%	12.4%

The change in the fair value of the forward purchase agreement assets and liabilities, measured with Level 3 inputs, for year ended December 31, 2022 is summarized as follows:

Derivative liabilities at January 1, 2022	$—
Loss on entry into Forward Purchase Agreement	295,330
Change in fair value of derivative liabilities	36,447
Derivative liabilities at December 31, 2022	$331,777

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date consolidated financial statements were available to be issued. Based upon this review, the Company determined that, except for the below, there have been no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements.

Subsequent to December 31, 2022, the Company borrowed an additional $200,000 under the New Note. As a result, as of the date of the financial statements, the Company had $800,000 outstanding as promissory note — related party.

AFRICAN AGRICULTURE, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	Unaudited
ASSETS
Current assets
Cash and cash equivalents	$3,672	$10,058
Inventory – current	266,050	314,849
Prepaid expenses	951,556	989,703
Accounts receivable	36,942	87,755
Other receivable	88,924	103,115
Total current assets	1,347,144	1,505,480

Long-term inventory	169,289	276,581
Property, plant, and equipment, net	2,156,448	2,222,521
Operating lease right-of-use asset	2,309,013	2,318,959
Intangible asset, net	4,485,812	4,543,818
Deposits	12,222	11,977
Total assets	$10,479,928	$10,879,336

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$5,664,620	$4,703,191
Accrued expenses	1,325,128	832,346
Seller note payable – current	1,913,469	1,664,631
Operating lease liabilities – current	15,657	14,514
Other payables	105,785	123,237
Short term convertible notes	1,969,321	1,969,321
Short term debt	636,425	586,425
Total current liabilities	11,630,405	9,893,665

Non-current liabilities
Accrual for contingent liabilities	2,311,919	2,271,181
Operating lease liabilities, net of current	2,408,200	2,352,645
Related party payables	627,575	108,277
Long term debt	300,000	—
Total liabilities	$17,278,099	$14,625,768

Commitments and Contingencies
Shareholders’ deficit:
Common stock; par value $0.0001, 70,000,000 shares authorized, 39,141,705 issued and outstanding at June 30, 2023 and December 31, 2022	3,914	3,914
Additional paid-in-capital	52,939,434	36,867,572
Accumulated deficit	(59,643,750)	(40,558,626)
Accumulated other comprehensive loss	(97,769)	(59,292)
Total shareholders’ deficit	(6,798,171)	(3,746,432)
Total liabilities and shareholders’ deficit	$10,479,928	$10,879,336

See accompanying notes to unaudited consolidated financial statements

AFRICAN AGRICULTURE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the six months ended June 30,
	2023	2022
Revenue
Sales	$968,257	$140,027
Cost of goods sold	669,330	145,992
Gross profit	298,927	(5,965)

Operating expenses:
Employee compensation	16,020,162	360,789
Professional fees	2,339,798	1,928,769
Equipment rental	14,158	69,068
Operating lease expense	109,581	214,851
Amortization	58,006	58,006
Depreciation	117,738	127,209
Utilities and fuel	39,644	56,389
Travel and entertainment	72,928	111,333
Program development and design	—	101,892
Other operating expenses	155,055	265,924
Total operating expenses	18,927,070	3,294,230
Loss from operations	(18,628,143)	(3,300,195)

Other expenses (income):
Foreign currency exchange loss/(gain)	39,494	(183,040)
Interest expense – related party	17,133	289,536
Interest expense – other	407,804	164,180
Other income	(7,450)	—
Total other expense	456,981	270,676
Loss before provision for income tax	(19,085,124)	(3,570,871)
Provision for income tax	—	—
Net loss	$(19,085,124)	$(3,570,871)
Loss per share	$(0.50)	$(0.10)

See accompanying notes to unaudited consolidated financial statements

AFRICAN AGRICULTURE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(UNAUDITED)

	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Comprehensive loss
Net loss	$(19,085,124)	$(3,570,871)
Foreign currency translation adjustment	(38,477)	303,500
Total comprehensive loss	$(19,123,601)	$(3,267,371)

See accompanying notes to unaudited consolidated financial statements

AFRICAN AGRICULTURE, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total
	Shares	Amount
Balance, January 1, 2022	36,148,601	$3,615	$1,160,297	$(14,305,129)	$(655,675)	$(13,796,892)
Foreign currency translation	—	—	—	—	303,500	303,500
Imputed interest expense on shareholder loan	—	—	289,536	—	—	289,536
Net loss	—	—	—	(3,570,871)	—	(3,570,871)
Balance, June 30, 2022	36,148,601	3,615	1,449,833	(17,876,000)	(352,175)	$(16,774,727)

Balance, January 1, 2023	39,141,705	3,914	36,867,572	(40,558,626)	(59,292)	(3,746,432)
Foreign currency translation	—	—	—	—	(38,477)	(38,477)
Imputed interest expense on shareholder loan	—	—	17,133	—	—	17,133
Share based compensation	—	—	16,054,729	—	—	16,054,729
Net loss	—	—	—	(19,085,124)	—	(19,085,124)
Balance, June 30, 2023	39,141,705	$3,914	$52,939,434	$(59,643,750)	$(97,769)	$(6,798,171)

See accompanying notes to unaudited consolidated financial statements

AFRICAN AGRICULTURE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the six months ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(19,085,124)	$(3,570,871)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	117,738	127,209
Amortization	58,006	58,006
Share based compensation	16,054,729	—
Foreign currency exchange loss/(gain)	39,494	(183,040)
Non-cash interest expense	424,937	453,716
Non-cash lease expense	109,581	151,262
Changes in operating assets and liabilities:
Inventory	166,960	(286,359)
Prepaid expenses	38,147	(212,852)
Accounts receivable	52,255	—
Other receivable	16,166	(29,207)
Accounts payable	941,215	1,626,411
Accrued expenses	204,690	93,933
Accrual for contingent liabilities	(4,951)	(80,004)
Other payables	(19,811)	—
Net cash used in operating activities	(885,968)	(1,851,796)

Cash flows from investing activities:
Property, plant, and equipment purchases	(7,608)	(188,841)
Net cash used in investing activities	(7,608)	(188,841)

Cash flows from financing activities:
Proceeds from related party payables	519,298	1,694,250
Principal repayments on seller note payable	—	(1,076,350)
Proceeds of debt issuance	350,000	1,493,121
Net cash provided by financing activities	869,298	2,111,021
Effect of exchange rate changes on cash	17,892	(68,800)
Net (decrease) increase in cash and cash equivalents	(6,386)	1,584
Cash and cash equivalents at beginning of period	10,058	19,093
Cash and cash equivalents at end of period	$3,672	$20,677

Supplemental Cash Flow Information:
Income taxes paid	$—	$—
Interest paid	$—	$—

Non-cash items
Operating lease right-of-use asset assumed through operating lease obligation	$—	$2,336,336
Accounts payable relieved to convertible debt	$—	$369,500

See accompanying notes to unaudited consolidated financial statements

AFRICAN AGRICULTURE, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

NOTE 1 — ORGANIZATION

African Agriculture, Inc. (the “Company”), is focused on commercial farming, fishery logistics and management, and carbon offset production. The Company was incorporated in the State of Delaware on May 7, 2021. Under a Contribution Agreement dated June 24, 2021, by and between the shareholders of Agro Industries Corp and African Agriculture, Inc., Agro Industries Corp agreed to transfer all of its right, title and interest into the Company in exchange for common shares in the Company, with the shareholders of Agro Industries Corp becoming the shareholders of African Agriculture, Inc. pro rata to their existing ownership. Effective for this transaction, the Company owns 100% of Agro Industries Corp, formerly Agro Industries Corp Sub One, a company that was incorporated in the Cayman Islands on January 15, 2018 (“Agro Industries”). The Company is deemed the accounting predecessor and will be the successor for reporting purposes, meaning that prior to formation of the Company, the financials of the Company are the financials of Agro Industries for such previous periods.

Agro Industries has a wholly owned subsidiary, Les Fermes De La Teranga (“LFT”), which is a Senegalese Company formed in Dakar, Senegal. On February 28, 2018, Agro Industries, purchased approximately 91% of the outstanding equity of LFT. During 2021, the shareholders of LFT completed a share swap to enable Agro Industries shareholders to contribute their shares in exchange for shares of African Agriculture resulting in Agro Industries, the 100% owner of LFT, becoming a wholly owned subsidiary of African Agriculture. In March 2022, the Company formed a 100% owned subsidiary named African Agriculture Niger SA for purposes of developing operations in Niger.

In November 2022, the Company entered into a definitive Business Combination Agreement with 10X Capital Venture Acquisition Corp. II (Nasdaq: VCXA). If the Company and VCXA successfully complete the business combination, the Company will merge with and into a subsidiary of VCXA in exchange for VCXA shares being issued to existing shareholders of the Company, with the result being that the Company will become a wholly owned subsidiary of VCXA and the Company’s existing shareholders will become the majority shareholders of VCXA. The potential business combination is still subject to various closing conditions including a shareholders vote.

On November 1, 2022, the Company approved a 3,614.8601-for-1 common stock split and increased the total number of shares authorized to be issued to 70,000,000 common shares. Unless noted otherwise, all previously reported shares have been retroactively adjusted to reflect this stock split.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such SEC rules and regulations and accounting principles applicable for interim periods. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The information included in the quarterly financial information should be read in connection with the audited consolidated financial statements and accompanying notes as of and for the years ended December 31, 2022 and 2021, which are included in this filing.

In the opinion of management, the consolidated financial statements as of June 30, 2023, and for the six months ended June 30, 2023, reflect all adjustments, which are normal recurring adjustments, necessary to present a fair statement of financial position, results of operations and cash flows. The results of operations for the six months ended June 30, 2023 are not necessarily indicative of the operating results for the full year or any future periods.

AFRICAN AGRICULTURE, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Uses and Sources of Liquidity

The consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern within one year from the date of issuance of these consolidated financial statements.

For the six months ended June 30, 2023 and 2022, the Company incurred a net loss of approximately $19.1 million and $3.6 million, respectively, and used cash in continuing operations of $0.9 million and $1.9 million, respectively. The Company’s operations have historically been financed principally by loans from its majority shareholder, Global Commodities and Investments Limited, a Cayman Islands registered limited liability company (“Global Commodities”) and its affiliated entities. The Company’s primary sources of liquidity to date are loans from Global Commodities, sales of unneeded fixed assets from the prior ownership, various convertible and short-term debt instruments issued by the Company as well as the sale of alfalfa, which began during the second quarter of 2022. The Company does not have sufficient cash on hand or available liquidity to meet its obligations through the twelve months following the date the consolidated financial statements are issued. This condition raises substantial doubt about the Company’s ability to continue as a going concern should capital not be introduced.

On a go-forward basis the primary sources of liquidity are expected to be cash from operations, potential capital raises, grants and debt financing if available and deemed in the best interests of the Company and its shareholders. The Company’s liquidity requirements are to expand development of alfalfa production, finance current operations, meet financial commitments, fund organic growth and/or acquisitions, if any, and service debt, if outside debt financing is obtained. The liquidity requirements will fluctuate with the level and pace of expansion of the acreage being planted, harvested and sold, the effects of the timing between the settlement of payables and receivables, and our general working capital needs for ongoing operations. Estimating liquidity requirements is highly dependent on farming yields, then-current market conditions, including selling prices, costs of all farming inputs, market volatility and our then existing capital structure and requirements. It is anticipated that once the Company has fully developed the Senegal property it will have sufficient resources to fund the ongoing operations of the Company.

In connection with this Business Combination Agreement VCXA and the Company have secured a $100 million equity line of credit facility from an affiliate of Yorkville Advisors. In addition, VCXA and the Company have secured an up to $100 million backstop commitment to help offset the impact of potential shareholder redemptions from a client of Cohen & Company Financial Management, LLC. The liquidity from these agreements will be available to the Company only following a successful closing of the business combination agreement and a resulting merger with VCXA.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation. The portion of a subsidiary owned by other investors is shown as non-controlling interest on the consolidated financial statements. After taking into account the impact of the Contribution Agreement discussed in Note 1, the Company now owns 100% of Agro Industries Corp and therefore the Company no longer records any non-controlling interest.

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars (“$”), which is the reporting currency of the Company. The functional currency of the Company is the United States dollar. The functional currency of the Company’s subsidiaries located in Senegal and Niger is the West African Franc (“CFA”).

AFRICAN AGRICULTURE, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For the entities whose functional currencies are the CFA, results of operations and cash flows are translated at average exchange rates during the period (1 CFA=$0.001650 for the six-months ended June 30, 2023 and 1 CFA=$0.001659 for the six-months ended June 30, 2022), assets and liabilities are translated at the current exchange rate at the end of the period (1 CFA=$0.001660 at June 30, 2023, and 1 CFA=$0.001628 at December 31, 2022), and equity is translated at blended historical exchange rates. The resulting translation adjustments are included in determining other comprehensive income. Transaction gains and losses are reflected in the consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and judgments on historical experience and on various other assumptions and information that are believed to be reasonable under the circumstances. Estimates and assumptions of future events and their effects cannot be perceived with certainty and, accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Significant estimates and assumptions by management include, among others, useful lives and impairment of long-lived assets, contingent liabilities, imputed interest expense and income taxes including the valuation allowance for deferred tax assets. While the Company believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from those estimates. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash in bank accounts, cash in time deposits, certificates of deposit and all highly liquid instruments with original maturities of three months or less. As of June 30, 2023 and December 31, 2022 cash balances were held at JP Morgan Chase and in various banks in Senegal and Niger. There were no cash equivalents at June 30, 2023 or December 31, 2022.

Property, plant, and equipment

Property, plant, and equipment consist of farming and farming support equipment, and office equipment. All property, plant and equipment are stated at historical cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Property, plant and equipment are depreciated on a straight-line basis over the following periods:

Buildings	40 years
Irrigation equipment	20 years
Industrial equipment	6 – 10 years
Office furniture and equipment	5 years
Motor vehicle and transportation equipment	10 years
Other equipment	3 years

Leases

The Company determines if an arrangement is a lease at inception. To the extent an arrangement represents a lease, the Company classifies that lease as an operating lease or a finance lease under Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) and its related ASUs (“ASC 842”).

AFRICAN AGRICULTURE, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company capitalizes operating leases on its Consolidated Balance Sheets through a Right-of-Use (“ROU”) asset and a corresponding lease liability. ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the operating lease. Operating lease ROU assets and obligations are recognized at the commencement date of an arrangement based on the present value of lease payments over the lease term utilizing an interest rate that the Company would have incurred to borrow over a similar term the funds necessary to purchase the leased asset. Operating leases are included in “Operating lease right-of-use assets, net,” “Current portion of operating lease liabilities,” and “Non-current operating lease liabilities” in the Company’s Consolidated Balance Sheets as of June 30, 2023, and December 31, 2022. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

For additional information regarding the Company’s leases, see Note 4 — Leases.

Inventory

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the basis of the first-in, first-out method; market is based upon estimated replacement costs. Costs included in inventory primarily include the following: cost of seeds, farming inputs such as fertilizer, gypsum, water and fuel as well as inbound freight cost. Each pivot is cleared, treated with fertilizer and various phytosanitary products and seeded ahead of the life cycle of alfalfa, which we currently estimate to be approximately three years. These initial costs are amortized using a straight-line method over that life cycle. The portion of these costs expected to amortize after twelve months is included in long-term inventory.

Intangible Asset

The intangible asset consists of a land use right of 20,000 hectares provided by way of a Senegal Presidential decree. The value of the intangible was established based on its estimated fair value at the time of the asset purchase of LFT by Agro Industries in 2018. Amortization of the intangible asset is calculated on a straight-line basis over the remaining term of the decree, which at the time of the purchase had 44 years of a 50-year term remaining. As of June 30, 2023, approximately 39 years remain under this decree. Refer to Note 5 for further discussion.

Impairment of Long-Lived Assets

The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Impairment evaluations involve management’s estimates on asset useful lives and future cash flows. Actual useful lives and cash flows could be different from those estimated by management which could have a material effect on our reporting results and financial position. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. There was no impairment charge for the six-months ended June 30, 2023 or 2022.

Fair Value of Financial Instruments

The Company adopted ASC 820 “Fair Value Measurements,” which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures.

AFRICAN AGRICULTURE, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The three levels are defined as follows:

Level 1 —	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 —

inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 —	inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments include cash and cash equivalents, receivables, accounts payable and accrued expenses, advances from prospective customers/distributors, amounts due to related parties, notes payable and contingent liabilities. The carrying values of these financial instruments approximate their fair values due to the short-term maturities of these instruments.

For the periods presented, there were no financial assets or liabilities measured at fair value.

Income Taxes

The Company follows the liability method in accounting for income taxes in accordance with ASC topic 740 (“ASC 740”), Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

The Company applies the provisions of ASC 740 to account for uncertainty in income taxes. ASC 740 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the consolidated financial statements.

The Company will classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of operations.

Revenue Recognition

The Company’s revenue is derived from the sale of agricultural products. The Company recognizes revenue in accordance with ASC 606. To achieve that core principle, the Company applies the following steps:

1.      Identify the contract(s) with a customer;

2.      Identify the performance obligations in the contract;

3.      Determine the transaction price;

4.      Allocate the transaction price to the performance obligations in the contract;

5.      Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company recognizes its revenue at a point in time when it satisfies a performance obligation and transfers control of the product, primarily bales of alfalfa, to the respective customer. For domestic product sales, the Company meets its performance obligation upon the shipment of the products from its facilities to its customer. For international product sales, the Company meets its performance obligation upon delivery of the products to the customer’s international carrier. The Company does not provide any services to its customers currently.

AFRICAN AGRICULTURE, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The amount of revenue recognized is based on the fixed transaction price. Contracts for the Company’s products are negotiated on a per-contract basis at a regional level. Contracts vary in volume and price but typically have a single performance obligation, the delivery of bales of alfalfa.

The Company’s payment terms vary by the type and location of its customers and type of product. The Company receives cash equal to the invoice amount for its product sales, and payment terms typically range from 30 to 90 days from the date the Company invoices a customer. Since the period between the delivery of the Company’s products and the Company’s receipt of customer payment for these products and services is not expected to exceed one year, the Company has elected not to calculate or disclose a financing component for its customer contracts. The Company excludes sales taxes, value added taxes, and other taxes it collects concurrent with revenue producing activities from revenue. The Company’s contract assets at June 30, 2023 and December 31, 2022 consisted of accounts receivable, which totaled $36,942 and $87,755, respectively.

Share-based compensation

The Company measures compensation expense for all stock-based awards in accordance with ASC Topic 718, Compensation — Stock Compensation. Share-based compensation is measured at fair value on grant date and recognized as compensation expense ratably over the course of the requisite service period. The fair value of restricted stock units (“RSUs”) is typically determined based on the fair value of the related shares on the date of grant. The Company has elected to record forfeitures of employee awards as they occur.

Comprehensive Loss

Comprehensive loss is defined as the decrease in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive loss is reported in the consolidated statements of comprehensive loss, including net loss and foreign currency translation adjustments, presented net of tax.

Earnings per Share

Earnings per share are computed by dividing net income/(loss) applicable to the weighted number of shares outstanding during the period. The Company completed a share split on November 1, 2022 in the ratio of 3,614.8601:1.There were 39,141,705 shares outstanding at both June 30, 2023 and December 31, 2022. Neither the RSUs granted during the year ended December 31, 2022 nor the 284,465 shares that would be issued if the Company’s Convertible Promissory Notes that were issued during 2022 were converted by their terms as of June 30, 2023 were included in the calculations of earnings per share as these instruments are anti-dilutive.

Accounting Changes

Leases — ASC 842

On January 1, 2022, and effective January 1, 2022, the Company adopted ASU 2016-02, “Leases (Topic 842)” using the modified retrospective transition method allowing it to apply the new standard at the adoption date and to recognize a cumulative-effect adjustment to the opening balance of retained earnings on the date of adoption. Under this transition method, the prior comparative period continues to be reported under the accounting standards in effect for that period.

The Company elected to use the package of practical expedients permitted which allows (i) an entity not to reassess whether any expired or existing contracts are or contain leases; (ii) an entity need not reassess the lease classification for any expired or existing leases; and (iii) an entity need not reassess any initial direct costs for any existing leases. The Company made an accounting policy election to adopt the short-term lease exception which allows the Company to not recognize on the balance sheet those leases with terms of 12 months or less resulting in

AFRICAN AGRICULTURE, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

short-term lease payments being recognized in the condensed consolidated statements of income on a straight-line basis over the lease term. All of the Company’s leases were previously classified as operating and are similarly classified as operating lease under the new standard.

Adoption of the new standard resulted in recognition of right-of-use assets and related lease liabilities of $2,336,336 as of January 1, 2022. There was no cumulative effect on retained earnings upon adoption.

Revenue from Contracts with Customers — ASC 606

The Company adopted ASC 606 — Revenue from Contracts with Customers, effective January 1, 2022. Prior to 2022, the Company had no revenue from contracts with customers.

Upon adoption of ASC 606, the Company recognizes revenue when the product is received by the customer for domestic transactions or by the customer’s international carrier for its international transactions. The Company believes this better reflects the point at which the customer has control of the product as required by ASC 606. The adoption of ASC 606 did not have a material impact on the Company’s consolidated financial statements.

NOTE 3 — Property Plant and Equipment

Property plant and equipment, net consists of the following:

	June 30, 2023	December 31, 2022
Buildings	$96,733	$94,825
Office furniture and equipment	108,617	105,172
Irrigation and industrial equipment	4,381,357	4,291,465
Motor vehicle and transportation equipment	23,911	20,672
Other equipment	376,402	368,973
Total	4,987,020	4,881,107
Less: accumulated depreciation	(2,830,572)	(2,658,586)
Property, plant, and equipment, net	$2,156,448	$2,222,521

NOTE 4 — LEASEs

On January 1, 2022, and effective January 1, 2022, the Company adopted ASC 842. Under ASC 842, the Company determines if an arrangement is a lease at inception. Leases with an initial term of 12 months or less are not recorded in the Company’s Consolidated Balance Sheets. Leases with an initial term greater than 12 months are recognized in the Company’s Consolidated Balance Sheets based on lease classification as either operating or financing. The Company may enter into lease agreements that include lease and non-lease components for which the Company has elected to not separate for all classes of underlying assets. The Company’s current lease agreements do not contain any material residual value guarantees or material restrictive covenants. The Company may also sublease its ROU assets to third parties in the future.

As a lessee, the Company’s current operating lease portfolio consists of three operating leases for farmland. Operating lease ROU assets and operating lease obligations are recognized based on the present value of the future minimum lease payments at commencement date. As the Company’s leases do not provide an implicit borrowing rate, the Company uses its incremental borrowing rate based on the lease information available at the commencement date in determining the present value of future payments. The initial incremental borrowing rate utilized was based upon the interest rate associated with the Company’s analysis of borrowing rates relating to

AFRICAN AGRICULTURE, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

NOTE 4 — LEASEs (cont.)

“Senegal, 6.25% 2033, USD International Bonds” adjusted for credit and political risks. The Company believes this rate is a proxy for its incremental borrowing rate that would be utilized if it were to acquire assets or fund its working capital needs in Senegal and Niger.

The Company’s current three leases are under long-term (greater than one year) non-cancellable term leases. The Company had one short-term lease and may also enter into other short-term or month-to-month operating leases in the future as required by its operations.

Operating leases are included in “Operating lease right-of-use assets, net,” “Current portion of operating lease liabilities,” and “Non-current operating lease liabilities” in the Company’s Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022.

Operating Leases

The Company has a non-cancellable convention agreement with the Fass Ngom community in Senegal (“Fass Lease”) that provides for the right to use 5,000 hectares. The original agreement was signed in 2018, but revised in 2021, largely on the same terms, for a 15-year term.

On November 27, 2021 and December 5, 2021, the Company and Agro Industries signed binding definitive agreements with the mayor and local governments of Aderbissinat and Ingall, respectively, in Niger each under a 49-year term for the right to use and development the land (“Niger Land Right”). The project will involve the planting of up to 1.1 million hectares of trees in each of Aderbissinat and Ingall, for an aggregate of 2.2 million hectares, to optimize the production of carbon credits and commercial production of alfalfa in areas to be mutually agreed upon by the parties, as well as water and usage rights. Pursuant to the Aderbissinat and Ingall agreements, the Company agreed to pay for each agreement approximately $86,000 per year. Once the sale of carbon credits commences the annual payment amount will increase to approximately $1.1 million for each of the Aderbissinat and Ingall leases. In addition, during the first year of the sale of carbon credits, we are required to pay an additional $129,000 for each agreement for budgetary support to each region. To date no carbon credits have been sold.

The Fass Lease and the Niger Land Right are operating leases under ASC 842.

Short-term Lease

In August 2021, the Company entered into a one-year lease agreement with a company that its wholly-owned by Gora Seck for residential accommodations (“Seck Lease”) for use by employees. The monthly lease rate for this lease was approximately $11,200 per month. As this lease was not longer than 12 months, the lease expense was recognized on a straight-line basis over the lease term. This lease was not renewed in 2022.

The associated lease costs have been recognized in our consolidated statement of operations as follows:

	For the six months ended June 30,
	2023	2022
Operating lease cost	$109,581	$151,262
Short-term lease cost	$—	$63,589

Other information about the lease amounts recognized in our consolidated financial statements is as follows:

June 30, 2023
Weighted-average remaining lease term – operating leases	41.6 years
Weighted-average incremental borrowing rate – operating leases	8.68%

AFRICAN AGRICULTURE, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

NOTE 4 — LEASEs (cont.)

Our lease liabilities as reported on the accompanying consolidated balance sheet consists of the following:

June 30, 2023
Gross lease liabilities	$8,925,379
Less: Imputed interest	6,501,522
Present value of lease liabilities	$2,423,857
Less: current portion of lease liabilities	15,657
Total long-term lease liabilities	$2,408,200

The following summarizes our rent payments for the Fass Lease and the Niger Land Right operating leases as of June 30, 2023:

2023 (remaining)	$171,961
2024	215,757
2025	216,633
2026	217,526
2027	218,438
Thereafter	7,885,064
$8,925,379

NOTE 5 — Intangible Asset

The Company recognized an intangible asset in connection with the purchase of LFT related to the 50-year land use right of 20,000 hectares provided by way of a Republic of Senegal Presidential Decree.

The intangible asset, net consists of the following:

	June 30, 2023	December 31, 2022
Land use right	$5,104,546	$5,104,546
Less: Accumulated amortization	(618,734)	(560,728)
Intangible asset, net	$4,485,812	$4,543,818

Scheduled amortization of the land use right at March 31, 2023 are as follows:

2023 (remaining)	$58,008
2024	116,012
2025	116,012
2026	116,012
2027	116,012
2028 and thereafter	3,963,756
$4,485,812

At June 30, 2023, management looked primarily at the undiscounted future cash flows of the Company, based on management’s estimates, in its assessment of whether or not this intangible asset was impaired. There were no impairments with respect to this intangible asset during the six-months ended June 30, 2023 or 2022.

AFRICAN AGRICULTURE, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

NOTE 6 — INVENTORY

The costs for establishing the seeded pivots including seeds, land preparation and various phytosanitary products that are applied prior to and in conjunction with the initial seeding, but which will not be reapplied during the growing and harvesting stages are allocated quarterly to the cost of production over the seed cycle, which we estimate will be three years. The remaining unallocated costs are included in inventory. In addition, all other ongoing costs associated with the continued growing and harvesting of each pivot are included in inventory. The allocated quarterly costs together with a harvested cost of the sold bales are allocated to cost of sales based on a first in first out method. The assessment of the recoverability of inventories and the amounts of any write-downs are based on currently available information and assumptions about future demand and market conditions. There is no contemplation of any write down of our current inventory.

	June 30, 2023	December 31, 2022
Seed costs, fertilizer and other direct costs to be allocated over cycle – current	$225,719	$221,264
Inventory available for sale	912	61,067
Seed inventory	25,942	28,387
Fertilizer and other phytosanitary materials	13,477	4,131
Inventory – current	$266,050	$314,849
Long term inventory	169,289	276,581
Total inventory	$435,339	$591,430

NOTE 7 — Related Party Payables and Transactions

During the normal course of business, the Company may enter into transactions with significant shareholders, directors and principal officers and their affiliates.

The Company has an unsecured payable due to a related party, the majority shareholder, Global Commodities & Investments Ltd. (“Global Commodities”). The related party payable does not have a stated interest rate. The payable between Global Commodities, and the Company has a 60-month rolling term following the creation of payables within each year. These payables are West African CFA Franc denominated and translated at year end spot rates. Since the time of the acquisition of LFT by Agro Industries, the majority shareholder has continued to provide funding to support the working capital needs of the business. Each new funding has been added to the principal of the related party payable. The balance of the related party loan, $16,130,522, was converted into equity during 2022. Global Commodities continued to provide funds to the Company as a related party payable after this conversion. The Company entered into a Payoff, Waiver and Release Agreement (the “GCIL Payoff Agreement”) in October 2022 with Global Commodities. The GCIL Payoff Agreement called for, among other things, the issuance of Company shares in repayment of $16,130,522. The GCIL Payoff Agreement calls for the termination of all outstanding principal amount of loans and all unpaid interest through the date of such payoff.

In January 2023, the Company issued to a related party, 10X Capital SPAC Sponsor II LLC an additional $225,000 Promissory Note bearing no interest. This Note maturity is the earlier of (i) the receipt of funds by Borrower from an equity, equity-linked, or debt financing and (ii) the Closing of the VCXA Merger Agreement. In May 2023, the $225,000 Promissory Note issued to the related party was amended and an additional $62,000 was issued pursuant to this note. The amendment further provided that the Note can be drawn on up to $750,000 in the aggregate. As part of this amendment, the Company agreed to issue to the Promissory Note holder a number of shares of the Company’s Common Stock, par value $0.0001 per share (the “Extension Shares”), equal to the number of Class B ordinary shares, par value $0.0001 per share, of 10X Capital Venture Acquisition

AFRICAN AGRICULTURE, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

NOTE 7 — Related Party Payables and Transactions (cont.)

Corp. II transferred to investors in connection with any past or future extensions of the deadline by which VCXA must consummate an initial business combination. In June an additional $112,606 was issued pursuant to this Promissory Note.

The Company previously had a related party loan with a minority shareholder, which also had no stated interest rate or maturity. The related party payable to the minority shareholder, was converted into equity in LFT during 2021.

The related party obligations of the Company are comprised of the following:

	June 30, 2023	December 31, 2022
Global Commodities	$227,969	$108,277
10X Capital SPAC Sponsor II LLC	399,606	—
Total	$627,575	$108,277

As of June 30, 2023, the related party payable has the following maturity schedule:

2023 (remaining)	$399,606
2024	—
2025	—
2026	—
2027	108,277
2028	119,692
$627,575

In addition, to the shareholder loans, Global Commodities provided a loan repayment guarantee to the sellers of the LFT shares in the 2018 transaction. Refer Note 8 — Seller Note Payable.

As the related party payables have no stated interest rate, an imputed interest rate has been applied against such loan to represent an arms-length arrangement between the Company and the related party. The Company estimates comparable debt as of the date of the origination would incur interest of one-month SOFR plus 2.5% on an annual basis. Historically LIBOR was used as a reference rate, however as LIBOR is phased out, the Company began using SOFR. The following table summarizes imputed interest to related parties during the six months ended June 30, 2023 and 2022. As this interest has not been paid on an annual basis it has been recorded as additional paid in capital.

	June 30, 2023	June 30, 2022
Imputed interest rate (SOFR + 2.5%)	7.59%	4.29%
Imputed interest – additional paid-in-capital	$17,133	$289,536

During the six-months ended June 31, 2023 and 2022, Gora Seck who serves on the board of LFT and is a minority shareholder of the Company received consulting payments for work conducted in Senegal of approximately $56,365 and $45,000, respectively. In addition, in August 2021, the Company entered into a one-year lease agreement with a company that is majority owned by Gora Seck. The monthly lease rate for this lease was approximately $11,200 per month. This lease expired in 2022 and was not renewed.

AFRICAN AGRICULTURE, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

NOTE 8 — Seller Note Payable

The Company issued a note payable to Tampieri Financial Group in connection with the LFT asset acquisition in February 2018. In November 2022, Tampieri Financial Group agreed to a delayed payment of the balance of the seller note payable. The amendment fee, which is due at the maturity of the seller note payable, is being amortized monthly over the remaining period of the seller note payable. In May 2023, the Company and Tampieri Financial Group agreed to extend the payment date of approximately $544,000 that was due on March 31, 2023 until October 31, 2023. In consideration of Tampieri Financial Group’s agreement to amend the payment schedule the Company agreed to pay interest of 6.3% per annum on this delayed portion only. The interest is due at the date of final payment.

Other than the interest related to the delayed payment on March 31, 2023, the seller note payable does not bear an interest rate. As a result, the fair value of the seller note payable was less than face value when issued in the LFT asset acquisition. The seller note payable is presented net of unamortized discount and the unamortized amendment fee.

	June 30, 2023	December 31, 2022
Seller note payable	$2,015,544	$1,976,050
Less: unamortized discount	—	—
Less: unamortized amendment fee	124,568	311,419
Add: interest on delayed instalment	22,493	—
Total	$1,913,469	$1,664,631

The remaining balance is due on October 31, 2023.

Global Commodities has provided a loan repayment guarantee to Tampieri Financial Group for the amount of the outstanding seller note payable.

NOTE 9 — DEBT

During the year ended December 31, 2022, the Company issued Convertible Promissory Notes (“Notes”) the proceeds of which would be used to fund general corporate purposes. The Notes bear a simple interest rate of twelve percent (12%) per annum based on a 365-day year. The Notes have a one-year maturity. The Notes will automatically convert into common stock in the event of an IPO or upon the occurrence of another Qualified Financing or merger and acquisition transactions at a 20% discount to the IPO, another Qualified Financing offering or transaction price. There were $1,969,321 of convertible promissory notes outstanding as of both June 30, 2023 and December 31, 2022. Approximately $263,000 of the notes were with related parties of the Company.

In addition, the Company issued Promissory Notes (“Short Term Notes”) the proceeds of which would be used to fund general corporate purposes. The Notes bear a simple interest rate of sixteen percent (16%) per annum based on a 365-day year. The Notes have a four-month maturity, with an option of the Company to extend the maturity an additional four months. There were $636,425 and $586,425 of Short Term Notes outstanding as of June 30, 2023 and December 31, 2022, respectively, of which $91,425 and $41,425 were with related parties of the Company, respectively.

In February 2023, the Company issued an additional $300,000 Promissory Note. The Promissory Note bears a simple interest rate of two and a half percent (2.5%) per month based on a 30-day month. The Promissory Note has an eighteen-month maturity. In connection with this loan, the Promissory Note holder received warrants to acquire 30,000 shares in the Company at $11.50 per share.

AFRICAN AGRICULTURE, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

NOTE 10 — Commitments

In June 2021, we entered into a non-binding understanding with Louisiana State University (“LSU”) to provide for a mutually-beneficial research project in which LSU will provide training, research and academic support. We continue to work with LSU to finalize the terms of the training and development project under the collaborative agreement. The term of the agreement is expected to run through June 30, 2026. The total amount to be paid by the Company to LSU has not yet been determined. Either party may terminate the agreement on 30 days’ prior written notice.

On May 14, 2022, the Company signed an agreement with the Directorate General of Water and Forests (“DGEF”) of Niger who manages forest reserves for a total area of 624,568 hectares to be reforested and developed by the Company. Under the terms of the agreement, African Agriculture will provide all necessary funds to carry out the programmed activities. The Company further agreed to distribute 10 percent of the profit from the sale of carbon credits, when they occur, to the State of Niger and to the social and development program in the concerned municipalities. Furthermore, until the sale of carbon credits, African Agriculture will allocate an amount of approximately $80,000 to the DGEF. The agreement tenure is for 25 years duration, renewable after project assessment. After the start of the project, its duration may be extended for 20 years upon agreement between the parties. We have determined that this agreement does not meet the definition of a lease.

NOTE 11 — Contingent Liabilities

Various creditors and ex-employees in Senegal commenced some form of legal action for claims relating to the period prior to our acquisition of LFT. The Company has, as a result, several legal cases that are in various stages of resolution. The contingent liability includes various legal cases and other claims. The Company recorded a contingent liability representing, in the Company’s opinion, based on our outside counsel’s review, probable loss outcome for legal claims. At June 30, 2023 and December 31, 2022, the amount of the provision for the contingent liability, is $2,311,919 and $2,271,181, respectively. While there is a possibility that additional claims relating to pre-acquisition periods might arise such an amount is unknowable and hence cannot be estimated.

NOTE 12 — EMPLOYEE AND NON-EMPLOYEE SHARE BASED COMPENSATION

In 2022, the Company’s Board of Directors approved the adoption of the African Agriculture, Inc. 2022 Incentive Plan (the “Plan”). The Plan, as amended by the Board of Directors, permits the Company to grant up to 2,885,640 shares (at December 31, 2022) of the Company’s common stock.

The Plan provides for the granting of incentive and nonqualified stock options, share appreciation rights (SARs), restricted stock, and restricted stock units to employees, non-employee directors, and consultants of the Company. Instruments granted under the Plan generally become exercisable ratably over the stated vesting terms in each award agreement following the date of grant and expire ten years from the date of grant. All stock awards are exercisable only to the extent vested. The exercise price of incentive stock awards must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors.

In addition, and as a separate award outside of the plan the Board approved an award of 2,700,000 RSUs to African Discovery Group, Inc., a corporation majority owned by the CEO of the Company.

AFRICAN AGRICULTURE, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

NOTE 12 — EMPLOYEE AND NON-EMPLOYEE SHARE BASED COMPENSATION (cont.)

A summary of stock award activity and related information is as follows:

	Number of RSUs	Weighted Average Remaining Vesting Term	Grant Date Fair Value
		(in years)
Plan Awards:
Employees:
Nonvested at January 1, 2023	2,437,496	2.56	24,374,960
Awarded during the period	—	—	—
Vested during the period	—	—	—
Forfeited, canceled, or expired	—	—	—
Nonvested – June 30, 2023	2,437,496	2.01	$24,374,960
Non-employees:
Nonvested at January 1, 2023	352,194	3.38	3,521,940
Awarded during the period	—	—	—
Vested during the period	—	—	—
Forfeited, canceled, or expired	—	—	—
Nonvested – June 30, 2023	352,194	2.88	$3,521,940

Awards outside of the Plan:
Employees:
Nonvested – at January 1, 2023	2,700,000	1.17	27,000,000
Awarded during the period	—	—	—
Vested during the period	—	—	—
Forfeited, canceled, or expired	—	—	—
Nonvested – June 30, 2023	2,700,000	0.7	$27,000,000

As all 2022 stock awards were granted contemporaneously with the Business Combination Agreement with VCXA, the Board of Directors determined the grant date fair value of the stock awards to be $10 per share, which is based on the per share merger consideration of the pending business combination. There were no new grants during the six months ended June 30, 2023. As of June 30, 2023, there was approximately $35,500,000 of unamortized share-based compensation cost related to unvested stock awards. The unamortized share-based compensation is expected to be recognized over a weighted average period of approximately 1.4 years, and as the stock awards vest, the Company will record compensation and non-employee expense with the offset to additional paid-in capital.

In May 2023, the Board approved a resolution amending various RSU grants to extend the first vesting period of various RSU grants awarded in 2022 to January 2024. This change did not amend any subsequent vesting dates and hence the time to final vesting for the RSUs did not change.

The table below shows share-based compensation expense recognized in the statement of operations for the six months ended June 30:

	2023	2022
Share based compensation expense:
Employee compensation	$15,561,330	$—
Professional fees	493,399	—
Total	$16,054,729	$—

AFRICAN AGRICULTURE, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

NOTE 13 — Subsequent Events

In preparing the consolidated financial statements, the Company has evaluated all subsequent events and transactions for potential recognition of disclosure through September 19, 2023, the date the consolidated unaudited financial statements were issued.

On July 25, 2023, the Company formed a wholly owned subsidiary African Agriculture Mauritania LLC SARL. Upon this Mauritanian subsidiary being formed a lease signed between the Company, the community of Gie Dynn and the Government of Mauritania became effective. This lease is for 20 years and covers 2,033 hectares of land. Of this land, 80%, or 1,626 hectares will be used by the Company for farming alfalfa with the balance being farmed, at the Company’s cost, at the direction of the community. The Company has agreed to invest up to $30 million into this project over the next 20 years. The annual cost of the 1,626 hectares will be $300 per hectare per annum, subject to an annual increase consistent with the household consumption index (a proxy for local inflation). In addition, the Company will pay 5% of annual net profits earned on the 1,626 hectares to the community subject to an annual minimum payment of approximately $122,000.

In August 2023, the Company borrowed from a related party, 10X Capital SPAC Sponsor II LLC, an additional $166,273 covered under the existing Promissory Note.

In July and August 2023, the Company issued to a related party $17,000 Short Term Notes. The Notes bear a simple interest rate of sixteen percent (16%) per annum based on a 365-day year. The Notes have a four-month maturity, with an option of the Company to extend the maturity an additional four months.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

African Agriculture, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of African Agriculture, Inc. and subsidiaries (the “Company”) as of December 31, 2022 and 2021 and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of 2021 Consolidated Financial Statements

As discussed in Note 3 to the consolidated financial statements, the accompanying consolidated financial statements as of December 31, 2021, and for the year then ended have been restated to correct misstatements.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred significant losses, negative cash flows from operations, and is in a deficit working capital position all of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

/s/ Whitley Penn LLP

Houston, Texas

June 30, 2023

AFRICAN AGRICULTURE, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
		(Restated)
ASSETS
Current assets
Cash and cash equivalents	$10,058	$19,093
Inventory – current	314,849	549,739
Prepaid expenses	989,703	128,996
Accounts receivable	87,755	—
Other receivable	103,115	1,807
Total current assets	1,505,480	699,635

Long-term inventory	276,581	—
Property, plant, and equipment, net	2,222,521	2,277,979
Operating lease right-of-use asset	2,318,959	—
Intangible asset, net	4,543,818	4,659,830
Deposits	11,977	12,657
Total assets	$10,879,336	$7,650,101

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$4,703,191	$929,540
Accrued expenses	832,346	134,733
Seller note payable – current, net	1,664,631	2,696,428
Operating lease – liabilities – current	14,514	—
Other payables	123,237	62,685
Short term convertible notes	1,969,321	—
Short term debt	586,425	—
Total current liabilities	9,893,665	3,823,386

Non-current liabilities
Accrual for contingent liabilities	2,271,181	2,584,918
Operating lease – liabilities, net of current	2,352,645	—
Related party payables	108,277	15,038,689
Total liabilities	$14,625,768	$21,446,993

Commitments and Contingencies
Shareholders’ deficit:
Common stock; par value $0.0001, 70,000,000 shares authorized, 39,141,705 issued and outstanding at December 31, 2022, 36,148,601 shares authorized, issued and outstanding at December 31, 2021(1)	3,914	3,615
Additional paid-in-capital	36,867,572	1,160,297
Accumulated deficit	(40,558,626)	(14,305,129)
Accumulated other comprehensive loss	(59,292)	(655,675)
Total controlling interest shareholders’ deficit	(3,746,432)	(13,796,892)
Total non-controlling interest	—	—
Total shareholders’ deficit	(3,746,432)	(13,796,892)
Total liabilities and shareholders’ deficit	$10,879,336	$7,650,101

____________

(1)      The number of shares have been retroactively adjusted to reflect the 3,614.8601stock split, effective on November 1, 2022.

See accompanying notes to consolidated financial statements.

AFRICAN AGRICULTURE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2022	2021
		(Restated)
Revenue
Sales	$679,196	$—
Cost of goods sold	784,351	—
Gross loss	(105,155)	—

Operating expenses:
Employee compensation	5,933,664	344,943
Professional fees	18,059,427	2,146,057
Equipment rental	89,875	95,207
Operating lease expense	346,436	—
Amortization	116,012	116,012
Depreciation	252,603	187,711
Utilities and fuel	107,024	112,092
Travel and entertainment	134,364	20,551
Program development and design	101,893	—
Other operating expenses	419,134	490,450
Total operating expenses	25,560,432	3,513,023
Loss from operations	(25,665,587)	(3,513,023)

Other (income) expenses:
Foreign currency exchange gain	(170,530)	(397,895)
Gain on sale of assets	(153,978)	(79,517)
Interest expense – related party	518,582	310,522
Interest expense – other	436,186	183,360
Other income	(42,350)	(45,351)
Total other (income) expense	587,910)	(28,881)
Loss before provision for income tax	(26,253,497)	(3,484,142)
Provision for income tax	—	—
Net loss	(26,253,497)	(3,484,142)
Less: Net loss attributable to non-controlling interests	—	75,750
Net loss attributable to controlling interests	$(26,253,497)	$(3,408,392)
Loss per share(1)	$(0.72)	$(0.10)

____________

(1)      The number of shares have been retroactively adjusted to reflect the 3,614.8601stock split, effective on November 1, 2022

See accompanying notes to consolidated financial statements.

AFRICAN AGRICULTURE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the year ended December 31,
	2022	2021
		(Restated)
Comprehensive loss
Net loss	$(26,253,497)	$(3,484,142)
Foreign currency translation adjustment	596,383	493,554
Total comprehensive loss	$(25,657,114)	$(2,990,588)

Comprehensive loss attributable to controlling interests
Net loss attributable to controlling interests	$(26,253,497)	$(3,408,392)
Foreign currency translation adjustment attributable to controlling interests	596,383	392,012
Total comprehensive loss attributable to controlling interests	$(25,657,114)	$(3,016,380)

Comprehensive loss attributable to non-controlling interests
Net loss attributable to non-controlling interests	$—	$(75,750)
Foreign currency translation adjustment attributable to non-controlling interests	—	101,542
Total comprehensive loss attributable to non-controlling interests	$—	$25,792

See accompanying notes to consolidated financial statements.

AFRICAN AGRICULTURE, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Non-controlling Interest	Total
	Shares	Amount
Balance January 1, 2021 (Restated)(1)	36,148,601	$3,615	$849,775	$(9,762,505)	$(1,047,687)	$(1,160,024)	$(11,116,826)
Transfer of non-controlling interest to controlling interest (Restated)	—	—	—	(1,134,232)	—	1,134,232	—
Foreign currency translation (Restated)	—	—	—	—	392,012	101,542	493,554
Imputed interest expense on shareholder loan (Restated)	—	—	310,522	—	—	—	310,522
Net loss (Restated)	—	—	—	(3,408,392)	—	(75,750)	(3,484,142)
Balance, December 31, 2021 (Restated)(1)	36,148,601	$3,615	$1,160,297	$(14,305,129)	$(655,675)	$—	$(13,796,892)

Foreign currency translation	—	—	—	—	596,383	—	596,383
Imputed interest expense on shareholder loan	—	—	518,582	—	—	—	518,582
Related party loan conversion to equity	1,619,457	162	16,130,351	—	—	—	16,130,513
Share based compensation	1,373,647	137	19,058,342	—	—	—	19,058,479
Net loss	—	—	—	(26,253,497)	—	—	(26,253,497)
Balance, December 31, 2022	39,141,705	$3,914	$36,867,572	$(40,558,626)	$(59,292)	$—	$(3,746,432)

____________

(1)      The number of shares have been retroactively adjusted to reflect the 3,614.8601stock split, effective on November 1, 2022.

See accompanying notes to consolidated financial statements.

AFRICAN AGRICULTURE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2022	2021
		(Restated)
Cash flows from operating activities:
Net loss	$(26,253,497)	$(3,484,142)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	252,603	187,711
Amortization	116,012	116,012
Gain on sale of equipment	(153,978)	(79,517)
Share based compensation	19,058,479	—
Foreign currency exchange gain	(170,530)	(397,895)
Non-cash interest expense	954,768	493,882
Non-cash lease expense	262,257	—

Changes in operating assets and liabilities:
Inventory	(70,031)	(573,828)
Prepaid expenses	(862,958)	(132,307)
Accounts receivable	(86,482)	—
Other receivable	(99,933)	(1,164)
Deposits	—	(11,774)
Accounts payable	4,193,854	561,734
Accrued expenses	269,199	(177,207)
Accrual for contingent liabilities	(173,084)	—
Other payables	62,974	(41,152)
Net cash used in operating activities	(2,700,347)	(3,539,647)

Cash flows from investing activities:
Proceeds from sales of equipment	202,119	79,517
Property, plant, and equipment purchases	(366,031)	(954,503)
Net cash used in investing activities	(163,912)	(874,986)

Cash flows from financing activities:
Proceeds from related party payables	1,863,883	6,691,300
Principal repayments on seller note payable	(1,076,350)	(2,545,666)
Proceeds of debt issuance	2,161,246	—
Net cash provided by financing activities	2,948,779	4,145,634

Effect of exchange rate changes on cash	(93,555)	199,605

Net decrease in cash and cash equivalents	(9,035)	(69,394)
Cash and cash equivalents at beginning of year	19,093	88,487
Cash and cash equivalents at end of year	$10,058	$19,093
Supplemental Cash Flow Information:
Income taxes paid	$—	$—
Interest paid	$—	$—

Non-cash items
Operating lease right-of-use asset assumed through operating lease obligation	$2,336,336	$—
Accounts payable relieved to convertible debt	$394,500	$—
Conversion of related party loan to equity	$16,130,513	$—

See accompanying notes to consolidated financial statements.

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 1 — ORGANIZATION

African Agriculture, Inc. (the “Company”), is focused on commercial farming, fishery logistics and management, and carbon offset production. The Company was incorporated in the State of Delaware on May 7, 2021. Under a Contribution Agreement dated June 24, 2021, by and between the shareholders of Agro Industries Corp and African Agriculture, Inc., Agro Industries Corp agreed to transfer all of its right, title and interest into the Company in exchange for common shares in the Company, with the shareholders of Agro Industries Corp becoming the shareholders of African Agriculture, Inc. pro rata to their existing ownership. Effective for this transaction, the Company owns 100% of Agro Industries Corp, formerly Agro Industries Corp Sub One, a company that was incorporated in the Cayman Islands on January 15, 2018 (“Agro Industries”). The Company is deemed the accounting predecessor and will be the successor for reporting purposes, meaning that prior to formation of the Company, the financials of the Company are the financials of Agro Industries for such previous periods.

Agro Industries has a wholly owned subsidiary, Les Fermes De La Teranga (“LFT”), which is a Senegalese Company formed in Dakar, Senegal. On February 28, 2018, Agro Industries, purchased approximately 91% of the outstanding equity of LFT. During 2021, the shareholders of LFT completed a share swap to enable Agro Industries shareholders to contribute their shares in exchange for shares of African Agriculture resulting in Agro Industries, the 100% owner of LFT, becoming a wholly owned subsidiary of African Agriculture. In March 2022, the Company formed a 100% owned subsidiary named African Agriculture Niger SA for purposes of developing operations in Niger.

In November 2022, the Company entered into a definitive Business Combination Agreement with 10X Capital Venture Acquisition Corp. II (Nasdaq: VCXA). If the Company and VCXA successfully complete the business combination, the Company will merge with and into a subsidiary of VCXA in exchange for VCXA shares being issued to existing shareholders of the Company, with the result being that the Company will become a wholly owned subsidiary of VCXA and the Company’s existing shareholders will become the majority shareholders of VCXA. The potential business combination is still subject to various closing conditions including a shareholders vote.

On November 1, 2022, the Company approved a 3,614.8601-for-1 common stock split and increased the total number of shares authorized to be issued to 70,000,000 common shares. Unless noted otherwise, all previously reported shares have been retroactively adjusted to reflect this stock split.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Uses and Sources of Liquidity

The consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern within one year from the date of issuance of these consolidated financial statements.

For the years ended December 31, 2022 and 2021, the Company incurred a net loss of approximately $26.3 million and $3.5 million, respectively, and used cash in continuing operations of $2.7 million and $3.5 million, respectively. The Company’s operations have historically been financed principally by loans from its majority shareholder, Global Commodities and Investments Limited, a Cayman Islands registered limited liability company (“Global Commodities”) and its affiliated entities. The Company’s primary sources of liquidity to date are

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

loans from Global Commodities, sales of unneeded fixed assets from the prior ownership, various convertible and short-term debt instruments issued by the Company as well as the sale of alfalfa, which began during the second quarter of 2022. The Company does not have sufficient cash on hand or available liquidity to meet its obligations through the twelve months following the date the consolidated financial statements are issued. This condition raises substantial doubt about the Company’s ability to continue as a going concern.

On a go-forward basis the primary sources of liquidity are expected to be cash from operations, potential capital raises, grants and debt financing if available and prudent. The Company’s liquidity requirements are to finance current operations, meet financial commitments, fund organic growth and/or acquisitions, if any, and service debt, if outside debt financing is obtained. The liquidity requirements will fluctuate with the level and pace of expansion of the acreage being planted, harvested and sold, the effects of the timing between the settlement of payables and receivables, and our general working capital needs for ongoing operations. Estimating liquidity requirements is highly dependent on farming yields, then-current market conditions, including selling prices, costs of all farming inputs, market volatility and our then existing capital structure and requirements. It is anticipated that once the Company has fully developed the Senegal property it will have sufficient resources to fund the ongoing operations of the Company.

In connection with this Business Combination Agreement VCXA and the Company have secured a $100 million equity line of credit facility from an affiliate of Yorkville Advisors. In addition, VCXA and the Company have secured an up to $100 million backstop commitment to help offset the impact of potential shareholder redemptions from a client of Cohen & Company Financial Management, LLC. The liquidity from these agreements will be available to the Company only following a successful closing of the business combination agreement and a resulting merger with VCXA.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation. The portion of a subsidiary owned by other investors is shown as non-controlling interest on the consolidated financial statements. After taking into account the impact of the Contribution Agreement discussed in Note 1, the Company now owns 100% of Agro Industries Corp and therefore the Company no longer records any non-controlling interest.

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars (“$”), which is the reporting currency of the Company. The functional currency of the Company is the United States dollar. The functional currency of the Company’s subsidiaries located in Senegal and Niger is the West African Franc (“CFA”). For the entities whose functional currencies are the CFA, results of operations and cash flows are translated at average exchange rates during the period (1 CFA=$0.001604 for the year ended December 31, 2022 and 1 CFA=$=$0.001795 for the year ended December 31, 2021), assets and liabilities are translated at the current exchange rate at the end of the period (1 CFA=$0.001628 at December 31, 2022, and 1 CFA=$0.001720 at December 31, 2021), and equity is translated at blended historical exchange rates. The resulting translation adjustments are included in determining other comprehensive loss. Transaction gains and losses are reflected in the consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

the reporting period. The Company bases its estimates and judgments on historical experience and on various other assumptions and information that are believed to be reasonable under the circumstances. Estimates and assumptions of future events and their effects cannot be perceived with certainty and, accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Significant estimates and assumptions by management include, among others, useful lives and impairment of long-lived assets, contingent liabilities, imputed interest expense and income taxes including the valuation allowance for deferred tax assets. While the Company believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from those estimates. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash in bank accounts, cash in time deposits, certificates of deposit and all highly liquid instruments with original maturities of three months or less. The Company maintains cash in banks in the United States as well as in Senegal and Niger. As of December 31, 2022 cash balances were held at JP Morgan Chase and in various banks in Senegal and Niger. As of December 31, 2021, cash balances were held at JP Morgan Chase and in various banks in Senegal. There were no cash equivalents at December 31, 2022 or 2021.

Property, plant, and equipment

Property, plant, and equipment consist of farming and farming support equipment, and office equipment. All property, plant and equipment are stated at historical cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Property, plant and equipment are depreciated on a straight-line basis over the following periods:

Buildings	40 years
Irrigation equipment	20 years
Industrial equipment	6 – 10 years
Office furniture and equipment	5 years
Motor vehicle and transportation equipment	10 years
Other equipment	4 years

Leases

The Company determines if an arrangement is a lease at inception. To the extent an arrangement represents a lease, the Company classifies that lease as an operating lease or a finance lease under Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) and its related ASUs (“ASC 842”).

The Company capitalizes operating leases on its Consolidated Balance Sheets through a Right of Use (“ROU”) asset and a corresponding lease liability. ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the operating lease. Operating lease ROU assets and obligations are recognized at the commencement date of an arrangement based on the present value of lease payments over the lease term utilizing an interest rate that the Company would have incurred to borrow over a similar term the funds necessary to purchase the leased asset. Operating leases are included in “Operating lease right-of-use assets, net,” “Current portion of operating lease liabilities,” and “Non-current operating lease liabilities” in the Company’s Consolidated Balance Sheets as of December 31, 2022, and December 31, 2021. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounting for finance leases under ASC 842 remained unchanged from previous accounting guidance. As of December 31, 2022, the Company had no finance leases.

For additional information regarding the Company’s leases, see Note 5 — Leases.

Inventory

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the basis of the first-in, first-out method; market is based upon estimated replacement costs. Costs included in inventory primarily include the following: cost of seeds, farming inputs such as fertilizer, gypsum, water and fuel as well as inbound freight cost. Each pivot is cleared, treated with fertilizer and various phytosanitary products and seeded ahead of the life cycle of alfalfa, which we currently estimate to be approximately three years. These initial costs are amortized using a straight-line method over that life cycle. The portion of these costs expected to amortize after twelve months is included in long-term inventory.

Intangible Asset

The intangible asset consists of a land use right of 20,000 hectares provided by way of a Senegal Presidential decree. The value of the intangible was established based on its estimated fair value at the time of the asset purchase of LFT by Agro Industries in 2018. Amortization of the intangible asset is calculated on a straight-line basis over the remaining term of the decree, which at the time of the purchase had 44 years of a 50-year term remaining. As of December 31, 2022, approximately 39 years remain under this decree. Refer to Note 6 and Note 7 for further discussion.

Impairment of Long-Lived Assets

The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Impairment evaluations involve management’s estimates on asset useful lives and future cash flows. Actual useful lives and cash flows could be different from those estimated by management which could have a material effect on our reporting results and financial position. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. There was no impairment charge for the years ended December 31, 2022 or 2021.

Fair Value of Financial Instruments

The Company adopted ASC 820 “Fair Value Measurements,” which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures.

The three levels are defined as follows:

Level 1	—	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	—

inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	—	inputs to the valuation methodology are unobservable and significant to the fair value.

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial instruments include cash, receivables, accounts payable and accrued expenses, advances from prospective customers/distributors, amounts due to related parties, notes payable and contingent liabilities. The carrying values of these financial instruments approximate their fair values due to the short-term maturities of these instruments.

For the periods presented, there were no financial assets or liabilities measured at fair value.

Income Taxes

The Company follows the liability method in accounting for income taxes in accordance with ASC topic 740 (“ASC 740”), Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

The Company applies the provisions of ASC 740 to account for uncertainty in income taxes. ASC 740 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the consolidated financial statements.

The Company will classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of operations.

Revenue Recognition

The Company’s revenue is derived from the sale of agricultural products. The Company recognizes revenue in accordance with ASC 606. To achieve that core principle, the Company applies the following steps:

1.      Identify the contract(s) with a customer;

2.      Identify the performance obligations in the contract;

3.      Determine the transaction price;

4.      Allocate the transaction price to the performance obligations in the contract;

5.      Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company recognizes its revenue at a point in time when it satisfies a performance obligation and transfers control of the product, primarily bales of alfalfa, to the respective customer. For domestic product sales, the Company meets its performance obligation upon the shipment of the products from its facilities to its customer. For international product sales, the Company meets its performance obligation upon delivery of the products to the customer’s international carrier. The Company does not provide any services to its customers currently.

The amount of revenue recognized is based on the fixed transaction price. Contracts for the Company’s products are negotiated on a per-contract basis at a regional level. Contracts vary in volume and price but typically have a single performance obligation, the delivery of bales of alfalfa.

The Company’s payment terms vary by the type and location of its customers and type of product. The Company receives cash equal to the invoice amount for its product sales, and payment terms typically range from 30 to 90 days from the date the Company invoices a customer. Since the period between the delivery of the Company’s products and the Company’s receipt of customer payment for these products and services is not

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

expected to exceed one year, the Company has elected not to calculate or disclose a financing component for its customer contracts. The Company excludes sales taxes, value added taxes, and other taxes it collects concurrent with revenue-producing activities from revenue. The Company’s contract assets at December 31, 2022 consisted of accounts receivable, which totaled $87,755. The Company did not have any contract assets at December 31, 2021.

Share-based compensation

The Company measures compensation expense for all stock-based awards in accordance with ASC Topic 718, Compensation — Stock Compensation. Share-based compensation is measured at fair value on grant date and recognized as compensation expense ratably over the course of the requisite service period. The fair value of restricted stock units (“RSUs”) is typically determined based on the fair value of the related shares on the date of grant. The Company has elected to record forfeitures of employee awards as they occur.

Comprehensive Loss

Comprehensive loss is defined as the decrease in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive loss is reported in the consolidated statements of comprehensive loss, including net loss and foreign currency translation adjustments, presented net of tax.

Earnings per Share

Earnings per share are computed by dividing net income/(loss) applicable to the weighted number of shares outstanding during the period. The Company completed a share split on November 1, 2022 in the ratio of 3,614.8601:1. At December 31, 2022 and 2021, there were 39,141,705 and 36,148,601 shares outstanding respectively, after taking effect of the stock split. Neither the 5,489,690 RSUs granted during the year, as discussed in detail in Note 15, nor the 269,817 shares that would be issued if the Company’s Convertible Promissory Notes that were issued during 2022, as discussed in detail in Note 12, were converted by their terms as of December 31, 2022 were included in the calculations of earnings per share as these instruments are anti-dilutive.

Business Combinations and Acquisitions

The Company accounts for acquisitions in which it obtains control of one or more businesses as a business combination. The purchase price of the acquired businesses is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recognized as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments, in the period in which they are determined, to the assets acquired and liabilities assumed with the corresponding offset to goodwill. If the assets acquired are not a business, the Company accounts for the transaction or other event as an asset acquisition. Under both methods, the Company recognizes the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase.

Accounting Changes

Leases — ASC 842

On January 1, 2022, and effective January 1, 2022, the Company adopted ASU 2016-02, “Leases (Topic 842)” using the modified retrospective transition method allowing it to apply the new standard at the adoption date and to recognize a cumulative-effect adjustment to the opening balance of retained earnings on the date of adoption. Under this transition method, the prior comparative period continues to be reported under the accounting standards in effect for that period.

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company elected to use the package of practical expedients permitted which allows (i) an entity not to reassess whether any expired or existing contracts are or contain leases; (ii) an entity need not reassess the lease classification for any expired or existing leases; and (iii) an entity need not reassess any initial direct costs for any existing leases. The Company made an accounting policy election to adopt the short-term lease exception which allows the Company to not recognize on the balance sheet those leases with terms of 12 months or less resulting in short-term lease payments being recognized in the condensed consolidated statements of income on a straight-line basis over the lease term. All of the Company’s leases were previously classified as operating and are similarly classified as operating lease under the new standard.

Adoption of the new standard resulted in recognition of right-of-use assets and related lease liabilities of $2,336,336 as of January 1, 2022. There was no cumulative effect on retained earnings upon adoption.

Revenue from Contracts with Customers — ASC 606

The Company adopted ASC 606 — Revenue from Contracts with Customers, effective January 1, 2022. Prior to 2022, the Company had no revenue from contracts with customers.

Upon adoption of ASC 606, the Company recognizes revenue when the product is received by the customer for domestic transactions or by the customer’s international carrier for its international transactions. The Company believes this better reflects the point at which the customer has control of the product as required by ASC 606. The adoption of ASC 606 did not have a material impact on the Company’s consolidated financial statements.

NOTE 3 — RESTATEMENT

The Company restated its consolidated financial statements for the year ended December 31, 2021 herein for the correction of the following errors.

•        The Company has determined that its acquisition of its wholly owned subsidiary, LFT, in 2018 should have been accounted for as an asset acquisition instead of a business combination. As a result, in 2018 the Company overstated its land use right intangible asset and should not have recognized a bargain purchase gain.

•        The Company has determined that a related party payable owed to the prior owner of LFT was relinquished in the acquisition of LFT and, as a result, the Company should not have recognized this related party payable in 2018. As a result, the Company should not have accrued an operating expense for this related party payable in 2018.

•        As a direct result of the above two error corrections imputed interest on the related party payable and amortization of the land use right asset were overstated. The reduction in the related party payable also impacted the calculation of the foreign currency translation adjustment and the allocation to the non-controlling interest.

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 3 — RESTATEMENT (cont.)

The restatement of the Company’s consolidated financial statements reduced the Company’s net loss for the year ended December 31, 2021 from $4.3 million to $3.5 million. The restatement affected the following line items in the Company’s consolidated financial statements.

	December 31, 2021
	As Reported	Adjustment	As Adjusted
Consolidated Balance Sheets
Prepaid expenses	$123,996	$5,000	$128,996
Total current assets	694,635	5,000	699,635
Intangible asset, net	18,563,640	(13,903,810)	4,659,830
Total assets	21,548,911	(13,898,810)	7,650,101
Related party payables	29,656,371	(14,617,682)	15,038,689
Total liabilities	36,064,675	(14,617,682)	21,446,993
Additional paid-in-capital	3,337,560	(2,177,263)	1,160,297
Accumulated deficit	(18,541,381)	4,236,252	(14,305,129)
Accumulated other comprehensive income (loss)	688,052	(1,343,727)	(655,675)
Total controlling interest shareholders’ deficit	(14,515,764)	210,635	(14,305,129)
Total non-controlling interest	—	—	—
Total shareholders’ deficit	(14,515,764)	718,872	(13,796,892)
Total liabilities and shareholders’ deficit	21,548,911	(13,898,810)	7,650,101
	Year Ended December 31, 2021
	As Reported	Adjustment	As Adjusted
Consolidated Statements of Operations
Professional fees	$2,151,057	$(5,000)	$2,146,057
Amortization	462,165	(346,153)	116,012
Total operating expenses	3,864,176	(351,153)	3,513,023
Loss from operations	(3,864,176)	351,153	(3,513,023)
Foreign currency exchange (gain)/loss	(331,853)	(66,042)	(397,895)
Interest expense – related party	702,520	(391,998)	310,522
Total other expense (income)	429,159	(458,040)	(28,881)
Loss before provision for income tax	(4,293,335)	809,193	(3,484,142)
Net loss	(4,293,335)	809,193	(3,484,142)
Less: Net loss attributable to non-controlling interest	229,368	(153,618)	75,750
Net loss attributable to controlling interest	(4,063,967)	655,575	(3,408,392)
Net loss per share, basic(1)	$(85.87)	$85.77	$(0.10)
Net loss per share, diluted(1)	$(85.87)	$85.77	$(0.10)

____________

(1)      The “As Reported” Net loss per share, basic and diluted have not been retroactively adjusted to reflect the 3,614.8601 stock split, effective on November 1, 2022, whereas the “As Adjusted” net loss per share basic and diluted have been retroactively adjusted to reflect this stock split.

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 3 — RESTATEMENT (cont.)

	Year Ended December 31, 2021
	As Reported	Adjustment	As Adjusted
Consolidated Statements of Comprehensive Income (Loss)
Comprehensive loss
Net loss	$(4,293,335)	$809,193	$(3,484,142)
Foreign currency translation adjustment	1,860,051	(1,366,497)	493,554
Total comprehensive loss	$(2,433,284)	$(557,304)	$(2,990,588)

Comprehensive loss attributable to controlling interest
Net loss attributable to controlling interests	$(4,063,967)	$655,575	$(3,408,392)
Foreign currency translation adjustment	1,756,497	(1,364,485)	392,012
Total comprehensive loss attributable to controlling interests	$(2,307,470)	$(708,910)	$(3,016,380)

Comprehensive loss attributable to non-controlling interests
Net loss attributable to non-controlling interests	$(229,368)	$153,618	$(75,750)
Foreign currency translation adjustment	103,554	(2,012)	101,542
Total comprehensive income (loss) attributable to non-controlling interests	$(125,814)	$151,606	$25,792
	Year Ended December 31, 2021
	As Reported	Adjustment	As Adjusted
Consolidated Statements of Changes in Shareholders’ Deficit
Additional paid-in-capital
Balance, beginning of year	$2,635,040	$(1,785,265)	$849,775
Imputed interest expense on shareholder loan	702,520	(391,998)	310,522
Balance end of year	$3,337,560	$(2,177,263)	$1,160,297

Accumulated deficit
Balance, beginning of year	$(12,569,647)	$2,807,142	$(9,762,505)
Transfer of non-controlling interest to controlling interest	(1,907,767)	773,535	(1,134,232)
Net loss	(4,063,967)	655,575	(3,408,392)
Balance end of year	$(18,541,381)	$4,236,252	$(14,305,129)

Accumulated other comprehensive (loss) income
Balance, beginning of year	$(1,068,445)	$20,758	$(1,047,687)
Foreign currency translation	1,756,497	(1,364,485)	392,012
Balance end of year	$688,052	$(1,343,727)	$(655,675)

Non-controlling interest
Balance, beginning of year	$(1,781,953)	$621,929	$(1,160,024)
Transfer of non-controlling interest to controlling interest	1,907,767	(773,535)	1,134,232
Foreign currency translation	103,554	(2,012)	101,542
Net loss	(229,368)	153,618	(75,750)
Balance end of year	$—	$—	$—

Total Shareholders’ Deficit
Balance, beginning of year	$(12,785,000)	$1,668,174	$(11,116,826)
Transfer of non-controlling interest to controlling interest	—	—	—
Foreign currency translation	1,860,051	(1,366,497)	493,554
Imputed interest expense on shareholder loan	702,520	(391,998)	310,522
Net loss	(4,293,335)	809,193	(3,484,142)
Balance end of year	$(14,515,764)	$718,872	$(13,796,892)

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 3 — RESTATEMENT (cont.)

	Year Ended December 31, 2021
	As Reported	Adjustment	As Adjusted
Consolidated Statements of Cash Flows
Cash flows from operating activities
Net loss	$(4,293,335)	$809,193	$(3,484,142)
Amortization	462,165	(346,153)	116,012
Foreign currency exchange (gain) loss	(331,853)	(66,042)	(397,895)
Non-cash interest expense	885,880	(391,998)	493,882
Changes in operating assets and liabilities:
Prepaid expenses	(127,307)	(5,000)	(132,307)
Net cash used in operating activities	(3,539,647)	—	(3,539,647)

The cumulative effect of the restatement of the Company’s consolidated financial statements as of January 1, 2021 on net assets, accumulated deficit and the other components of shareholders’ deficit is as follows.

	January 1, 2021
	As Reported	Adjustment	As Adjusted
Net assets	$(12,785,000)	$1,668,174	$(11,116,826)
Shareholders’ deficit
Additional paid-in-capital	2,635,040	(1,785,265)	849,775
Accumulated deficit	(12,569,647)	2,807,142	(9,762,505)
Accumulated other comprehensive income (loss)	(1,068,445)	20,758	(1,047,687)
Total controlling interest shareholders’ deficit	(11,003,047)	1,046,245	(9,956,802)
Total non-controlling interest	(1,781,953)	621,929	(1,160,024)
Total shareholders’ deficit	$(12,785,000)	$1,668,174	$(11,116,826)

NOTE 4 — Property, Plant, and Equipment

Property, plant, and equipment, net consists of the following:

	December 31, 2022	December 31, 2021
Buildings	$94,825	$100,177
Office furniture and equipment	105,172	108,873
Irrigation and industrial equipment	4,291,465	4,812,915
Motor vehicle and transportation equipment	20,672	18,917
Other equipment	368,973	389,799
Total	4,881,107	5,430,681
Less: accumulated depreciation	(2,658,586)	(3,152,702)
Property, plant, and equipment, net	$2,222,521	$2,277,979

NOTE 5 — LEASES

On January 1, 2022, and effective January 1, 2022, the Company adopted ASC 842. Under ASC 842, the Company determines if an arrangement is a lease at inception. Leases with an initial term of 12 months or less are not recorded in the Company’s Consolidated Balance Sheets. Leases with an initial term greater than 12 months are recognized in the Company’s Consolidated Balance Sheets based on lease classification as either operating or financing. The Company may enter into lease agreements that include lease and non-lease components for which the Company has elected to not separate for all classes of underlying assets. The Company’s current lease agreements do not contain any material residual value guarantees or material restrictive covenants. The Company may also sublease its ROU assets to third parties in the future.

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 5 — LEASES (cont.)

As a lessee, the Company’s current operating lease portfolio consists of three operating leases for farmland. Operating lease ROU assets and operating lease obligations are recognized based on the present value of the future minimum lease payments at commencement date. As the Company’s leases do not provide an implicit borrowing rate, the Company uses its incremental borrowing rate based on the lease information available at the commencement date in determining the present value of future payments. The initial incremental borrowing rate utilized was based upon the interest rate associated with the Company’s analysis of borrowing rates relating to “Senegal, 6.25% 2033, USD International Bonds” adjusted for credit and political risks. The Company believes this rate is a proxy for its incremental borrowing rate that would be utilized if it were to acquire assets or fund its working capital needs in Senegal and Niger.

The Company’s current three leases are under long-term (greater than one year) non-cancellable term leases. The Company had one short-term lease and may also enter into other short-term or month-to-month operating leases in the future as required by its operations.

Operating leases are included in “Operating lease right-of-use assets, net,” “Current portion of operating lease liabilities,” and “Non-current operating lease liabilities” in the Company’s Consolidated Balance Sheets as of December 31, 2022.

Operating Leases

The Company has a non-cancellable convention agreement with the Fass Ngom community (“Fass Lease”) that provides for the right to use 5,000 hectares. The original agreement was signed in 2018, but revised in 2021, largely on the same terms, for a 15-year term.

On November 27, 2021 and December 5, 2021, the Company and Agro Industries signed binding definitive agreements with the mayor and local governments of Aderbissinat and Ingall, respectively, in Niger each under a 49-year term for the right to use and development the land (“Niger Land Right”). The project will involve the planting of up to 1.1 million hectares of trees in each of Aderbissinat and Ingall, for an aggregate of 2.2 million hectares, to optimize the production of carbon credits and commercial production of alfalfa in areas to be mutually agreed upon by the parties, as well as water and usage rights. Pursuant to the Aderbissinat and Ingall agreements, the Company agreed to pay for each agreement approximately $86,000 per year. Once the sale of carbon credits commences the annual payment amount will increase to approximately $1.1 million for each of the Aderbissinat and Ingall leases. In addition, during the first year of the sale of carbon credits, we are required to pay an additional $129,000 for each agreement for budgetary support to each region. To date no carbon credits have been sold.

The Fass Lease and the Niger Land Right are operating leases under ASC 842.

Short-term Lease

In August 2021, the Company entered into a one-year lease agreement with a company that its wholly-owned by Gora Seck for residential accommodations (“Seck Lease”) for use by employees. The monthly lease rate for this lease is approximately $11,200 per month. As this lease is not longer than 12 months, the lease expense is recognized on a straight-line basis over the lease term. This lease was not renewed in 2022.

The associated lease costs have been recognized in our consolidated statement of operations as follows:

	For the years ended December 31,
	2022	2021
Operating lease cost	$262,257	$43,079
Short-term lease cost	$84,179	$47,098

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 5 — LEASES (cont.)

Other information about the lease amounts recognized in our consolidated financial statements is as follows:

December 31, 2022
Weighted-average remaining lease term – operating leases	41.9 years
Weighted-average incremental borrowing rate – operating leases	8.68%

Our lease liabilities as reported on the accompanying consolidated balance sheet consists of the following:

December 31, 2022
Gross lease liabilities	$8,968,316
Less: Imputed interest	6,601,157
Present value of lease liabilities	$2,367,159
Less: current portion of lease liabilities	14,514
Total long-term lease liabilities	$2,352,645

The following summarizes our rent payments for the Fass Lease and the Niger Land Right operating leases as of December 31, 2022:

2023	$214,898
2024	215,757
2025	216,633
2026	217,526
2027	218,438
Thereafter	7,885,064
$8,968,316

NOTE 6 — BUSINESS COMBINATIONS AND AcquisitionS

On February 28, 2018 our wholly owned subsidiary, Agro Industries, purchased approximately 91% of the outstanding equity of LFT from Tampieri Financial Group pursuant to the terms of a share purchase agreement for approximately $7.2 million. The consideration consisted of cash and a note payable issued to the seller. The balance of the amounts due to the seller, Tampieri Financial Group, are reflected in detail in Note 10.

The Company evaluated the acquisition of the purchased assets under ASC 805 and concluded that the transaction did not meet the requirements to be accounted for as a business combination and therefore was accounted for as an asset purchase. Accordingly, the Company allocated the purchase consideration, including transaction costs, to the fair value of the assets acquired and liabilities assumed.

NOTE 7 — Intangible Asset

In connection with the purchase of LFT as discussed in Note 6, the Company recognized an intangible asset related to the land use right of 20,000 hectares provided by way of a Republic of Senegal Presidential Decree. The useful life for the land use right was determined based upon the remaining term of the decree totalling approximately 44 years as of the date of the acquisition.

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 7 — Intangible Asset (cont.)

The intangible asset, net consists of the following:

	December 31, 2022	December 31, 2021 (restated)
Land use right	$5,104,546	$5,104,546
Less: Accumulated amortization	(560,728)	(444,716)
Intangible asset, net	$4,543,818	$4,659,830

Scheduled amortization of the land use right at December 31, 2022 are as follows:

2023	$116,012
2024	116,012
2025	116,012
2026	116,012
2027	116,012
2028 and thereafter	3,963,758
$4,543,818

At December 31, 2022, management reviewed the undiscounted future cash flows of the Company, based on management’s estimates, in its assessment of whether or not this intangible asset was impaired. There were no impairments with respect to this intangible asset during the years ended December 31, 2022 or 2021.

NOTE 8 — INVENTORY

The costs for establishing the seeded pivots including seeds, land preparation and various phytosanitary products that are applied prior to and in conjunction with the initial seeding, but which will not be reapplied during the growing and harvesting stages are allocated quarterly to the cost of production over the seed cycle, which we estimate will be three years. The remaining unallocated costs are included in inventory. In addition, all other ongoing costs associated with the continued growing and harvesting of each pivot are included in inventory. The allocated quarterly costs together with a harvested cost of the sold bales are allocated to cost of sales based on a first in first out method. The assessment of the recoverability of inventories and the amounts of any write-downs are based on currently available information and assumptions about future demand and market conditions. There is no contemplation of any write down of our current inventory.

	December 31, 2022	December 31, 2021
Seed costs, fertilizer and other direct costs to be allocated over cycle – current	$221,264	$549,739
Inventory available for sale	61,067	—
Seed inventory	28,387	—
Fertilizer and other phytosanitary materials	4,131	—
Inventory – current	$314,849	$549,739
Long term inventory	276,581	—
Total inventory	$591,430	$549,739

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 9 — Related Party Payables and Transactions

During the normal course of business, the Company may enter into transactions with significant shareholders, directors and principal officers and their affiliates.

The Company has an unsecured payable due to a related party, the majority shareholder, Global Commodities & Investments Ltd. (“Global Commodities”). The related party payable does not have a stated interest rate. The payable between Global Commodities, and the Company has a 60-month rolling term following the creation of payables within each year. These payables are West African CFA Franc denominated and translated at year end spot rates. Since the time of the acquisition of LFT by Agro Industries, the majority shareholder has continued to provide funding to support the working capital needs of the business. Each new funding has been added to the principal of the related party payable. The balance of the related party loan, $16,130,522, was converted into equity during 2022. Global Commodities continued to provide funds to the Company as a related party payable after this conversion. The Company entered into a Payoff, Waiver and Release Agreement (the “GCIL Payoff Agreement”) in October 2022 with Global Commodities. The GCIL Payoff Agreement called for, among other things, the issuance of Company shares in repayment of $16,130,522. The GCIL Payoff Agreement calls for the termination of all outstanding principal amounts of loans and all unpaid interest through the date of such payoff.

The Company previously had a related party loan with a minority shareholder, which also had no stated interest rate or maturity. The related party payable to the minority shareholder, was converted into equity in LFT during 2021.

The related party obligations of the Company are comprised of the following:

	December 31, 2022	December 31, 2021
Global Commodities Limited	$108,277	$15,038,689
Total	$108,277	$15,038,689

As of December 31, 2022, the related party payable has the following maturity schedule:

2023	$—
2024	—
2025	—
2026	—
2027	108,277
$108,277

In addition, to the shareholder loans, Global Commodities provided a loan repayment guarantee to the sellers of the LFT shares in the 2018 transaction. Refer Note 10 — Seller Note Payable.

As the related party payables have no stated interest rate, an imputed interest rate has been applied against such loan to represent an arms-length arrangement between the Company and the related party. The Company estimates comparable debt as of the date of the origination would incur interest of one-month LIBOR plus 2.5% on an annual basis. The following table summarizes imputed interest to related parties during the years ended December 31, 2022 and 2021. As this interest has not been paid on an annual basis it has been recorded as additional paid in capital.

	December 31, 2022	December 31, 2021
Imputed interest rate (LIBOR + 2.5%)	6.89%	2.60%
Imputed interest – additional paid-in-capital	$518,582	$310,522

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 9 — Related Party Payables and Transactions (cont.)

During the years ended December 2022 and 2021, Gora Seck who serves on the board of LFT and is a minority shareholder of the Company received consulting payments for work conducted in Senegal of approximately $204,000 and $162,000, respectively. In addition, in August 2021, the Company entered into a one-year lease agreement with a company that is majority owned by Gora Seck. The monthly lease rate for this lease is $10,677 per month. This lease was not renewed See Note 5.

NOTE 10 — Seller Note Payable

The Company issued a note payable to Tampieri Financial Group in connection with the LFT asset acquisition in February 2018. In November 2022, Tampieri Financial Group agreed to a delayed payment of the balance of the seller note payable. The amendment fee, which is due at the maturity of the seller note payable, is being amortized monthly over the remaining period of the seller note payable.

The seller note payable does not bear an interest rate. As a result, the fair value of the seller note payable was less than face value when issued in the LFT asset acquisition. The seller note payable is presented net of unamortized discount and the unamortized amendment fee.

	December 31, 2022	December 31, 2021
Seller note payable	$1,976,050	$2,849,228
Less: unamortized discount	—	152,800
Less: unamortized amendment fee	311,419	—
Total	$1,664,631	$2,696,428

Of the balance, $533,860 is due by March 31, 2023 and the remaining balance is due on October 31, 2023.Global Commodities has provided a loan repayment guarantee to Tampieri Financial Group for the amount of the outstanding seller note payable.

NOTE 11 — Income Tax

There was no income tax expense from continuing operations for the years ended December 31, 2022 or 2021.

The difference between tax expense and the amount computed by applying the statutory federal income tax rate of 21% to loss before income taxes is as follows:

	For the Years Ended December 31,
	2022	2021
Statutory rate applied to pre-tax loss	$(5,513,234)	$(745,539)
Foreign exchange rate	19,863	(27,742)
State taxes	(1,021,618)	(65,323)
Permanent adjustment	3,028,628	65,210
Other foreign deferred permanent adjustment	2,060,520	728,347
Change in valuation allowance	1,425,841	45,047
Provision for income taxes	$—	$—

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 11 — Income Tax (cont.)

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	For the Years Ended December 31,
	2022	2021
Deferred tax assets (liabilities):
Research and development	$31,384	$—
Share based compensation	1,477,283	—
Net operating loss carryforwards – finite-lived	2,321,121	3,301,683
Net operating loss carryforwards – indefinite-lived	2,659,026	1,764,939
Unrealized gain on foreign currency exchange	22,636	18,987
Valuation allowance	(6,511,450)	(5,085,609)
Deferred tax assets, net of valuation allowance	$—	$—

The Company has evaluated the need for a valuation allowance on a jurisdiction-by-jurisdiction basis. The Company has considered all available evidence, both positive and negative, and based upon the weight of the available evidence, a valuation allowance has been recorded against the net deferred tax assets since the Company cannot be assured that, more likely than not, such amounts will be realized. In addition, utilization of these net operating losses is dependent upon achieving taxable results. The change in valuation allowance for deferred taxes was an increase of approximately $1.4 million, and increase of approximately $0.05 million for the years ended December 31, 2022 and December 31, 2021 respectively, primarily due to the changes in net operating loss carryforwards and share based compensation.

At December 31, 2022 and December 31, 2021, the Company has Federal net operating loss carryforwards of approximately $5.2 million and $1.1 million, which do not expire. The Company has foreign net operating loss carryforwards of approximately $11.1 million and $15.9 million at December 31, 2022 and 2021, respectively. Of the total foreign net operating loss carryforwards approximately $5.2 million do not expire, and the remaining carryforwards begin to expire in 2023.

The Company classifies interest and penalties related to unrecognized tax benefits in income tax expense. The Company has not accrued any interest or penalties as of December 31, 2022 or 2021.

NOTE 12 — DEBT

During the year ended December 31, 2022, the Company issued Convertible Promissory Notes (“Notes”) the proceeds of which would be used to fund general corporate purposes. The Notes bear a simple interest rate of twelve percent (12%) per annum based on a 365-day year. The Notes have a one-year maturity. The Notes will automatically convert in the event of an IPO or upon the occurrence of another Qualified Financing or merger and acquisition transactions at a 20% discount to the IPO, another Qualified Financing offering or transaction price. There were $1,969,321 of convertible promissory notes outstanding as of December 31, 2022, of which $263,321 were with related parties of the Company. There were no Notes outstanding as of December 31, 2021.

In addition, the Company issued Promissory Notes (“Short Term Notes”) the proceeds of which would be used to fund general corporate purposes. The Notes bear a simple interest rate of sixteen percent (16%) per annum based on a 365-day year. The Notes have a four-month maturity, with an option of the Company to extend the maturity an additional four months. There were $586,425 of Short Term Notes outstanding as of December 31, 2022, of which $41,425 were with related parties of the Company. There were no Short Term Notes outstanding as of December 31, 2021.

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

Note 13 — Commitments

In June 2021, we entered into a non-binding understanding with Louisiana State University (“LSU”) to provide for a mutually-beneficial research project in which LSU will provide training, research and academic support. We continue to work with LSU to finalize the terms of the training and development project under the collaborative agreement. The term of the agreement is expected to run through June 30, 2026. The total amount to be paid by the Company to LSU has not yet been determined. Either party may terminate the agreement on 30 days’ prior written notice.

On May 14 2022, the Company signed an agreement with the Directorate General of Water and Forests (“DGEF”) of Niger who manages forest reserves for a total area of 624,568 hectares to be reforested and developed by the Company. Under the terms of the agreement, African Agriculture will provide all necessary funds to carry out the programmed activities. The Company further agreed to distribute 10 percent of the profit from the sale of carbon credits, when they occur, to the State of Niger and to the social and development program in the concerned municipalities. Furthermore, until the sale of carbon credits, African Agriculture will allocate an amount of approximately $80,000 to the DGEF. The agreement tenure is for 25 years duration, renewable after project assessment. After the start of the project, its duration may be extended for 20 years upon agreement between the parties. We have determined that this agreement does not meet the definition of a lease.

NOTE 14 — Contingent Liabilities

Various creditors and ex-employees in Senegal commenced some form of legal action for claims relating to the period prior to our acquisition of LFT. The Company has, as a result, several legal cases that are in various stages of resolution. The contingent liability includes various legal cases and other claims. The Company recorded a contingent liability representing, in the Company’s opinion, based on our outside counsel’s review, probable loss outcome for legal claims. At December 31, 2022 and December 31, 2021, the amount of the provision for the contingent liability, is $2,271,181 and $2,584,918, respectively. While there is a possibility that additional claims relating to pre-acquisition periods might arise such an amount is unknowable and hence cannot be estimated.

NOTE 15 — EMPLOYEE AND NON-EMPLOYEE SHARE BASED COMPENSATION

In 2022, the Company’s Board of Directors approved the adoption of the African Agriculture, Inc. 2022 Incentive Plan (the “Plan”). The Plan, as amended by the Board of Directors, permits the Company to grant up to 2,885,640 shares (at December 31, 2022) of the Company’s common stock.

The Plan provides for the granting of incentive and nonqualified stock options, share appreciation rights (SARs), restricted stock, and restricted stock units to employees, non-employee directors, and consultants of the Company. Instruments granted under the Plan generally become exercisable ratably over the stated vesting terms in each award agreement following the date of grant and expire ten years from the date of grant. All stock awards are exercisable only to the extent vested. The exercise price of incentive stock awards must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors.

In addition, and as a separate award outside of the Plan, during 2022 the Board approved an award of 2,700,000 RSUs to African Discovery Group, Inc., a corporation majority owned by the CEO of the Company. Similarly, on November 1, 2022, the Company granted 1,373,647 shares of common stock to Global Commodities (the “GCI Grant”) as compensation for certain services provided to the Company since its formation.

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 15 — EMPLOYEE AND NON-EMPLOYEE SHARE BASED COMPENSATION (cont.)

A summary of stock award activity and related information is as follows:

	Number of RSUs	Weighted Average Remaining Vesting Term	Grant Date Fair Value
		(in years)
Plan Awards:
Employees:
Nonvested at beginning of year	—	—	—
Awarded during the year	2,437,496	2.72	24,374,960
Vested during the year	—	—	—
Forfeited, canceled, or expired	—	—	—
Nonvested at end of year	2,437,496	2.56	$24,374,960
Non-employees:
Nonvested at beginning of year	—	—	—
Awarded during the year	352,194	3.54	3,521,940
Vested during the year	—	—	—
Forfeited, canceled, or expired	—	—	—
Nonvested at end of year	352,194	3.38	$3,521,940

Awards outside of the Plan:
Employees:
Nonvested at beginning of year	—	—	—
Awarded during the year	2,700,000	1.33	27,000,000
Vested during the year	—	—	—
Forfeited, canceled, or expired	—	—	—
Nonvested at end of year	2,700,000	1.17	$27,000,000

Non-employees:
Awarded and vested during the year	1,373,647	—	$13,736,470

As all 2022 stock awards were granted contemporaneously with the Business Combination Agreement with VCXA, the Board of Directors determined the grant date fair value of the stock awards to be $10 per share, which is based on the per share merger consideration of the pending business combination. The grant date fair value of stock awards awarded during the years ended December 31, 2022 and 2021 totaled $68,633,370 and $0, respectively. As of December 31, 2022, there was approximately $49,575,000 of unamortized share based compensation cost related to unvested stock awards which is expected to be recognized over a weighted average period of approximately 1.9 years, and as the stock awards vest, the Company will record compensation and non-employee expense with the offset to additional paid-in capital.

The table below shows share-based compensation expense recognized in the statement of operations for the years ended December 31:

	2022	2021
Share based compensation expense:
Employee compensation	$5,158,452	$—
Professional fees	13,900,027	—
Total	$19,058,479	$—

AFRICAN AGRICULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 16 — Subsequent Events

In preparing the consolidated financial statements, the Company has evaluated all subsequent events and transactions for potential recognition of disclosure through June 30, 2023, the date the consolidated restated financial statements were issued.

In January 2023, the Company issued to a related party an additional $225,000 Promissory Note bearing no interest. In May, 2023, this note was amended and an additional $62,000 was issued pursuant to this note. The amendment further provided that the Note can be drawn on up to $750,000 in the aggregate. This Note maturity is the earlier of (i) the receipt of funds by Borrower from an equity, equity-linked, or debt financing and (ii) the Closing of the SPAC Merger Agreement. As part of this amendment, the Company agreed to issue to the Promissory Note holder a number of shares of the Company’s Common Stock, par value $0.0001 per share (the “Extension Shares”), equal to the number of Class B ordinary shares, par value $0.0001 per share, of 10X Capital Venture Acquisition Corp. II transferred to investors in connection with any past or future extensions of the deadline by which the SPAC must consummate an initial business combination.

In February, 2023, Company issued to a related party an additional $50,000 Short Term Notes. The Notes bear a simple interest rate of sixteen percent (16%) per annum based on a 365-day year. The Notes have a four-month maturity, with an option of the Company to extend the maturity an additional four months.

In February, 2023, Company issued an additional $300,000 Promissory Note. The Note bears a simple interest rate of two and a half percent (2.5%) per month based on a 30-day month. The Notes have an eighteen-month maturity. In connection with this loan, the Promissory Note holder received warrants to acquire 30,000 shares in the Company at $11.50 per share.

In May 2023, the Board approved a resolution amending various RSU grants to extend the first vesting period of various RSU grants awarded in 2022 to January 2023. This change did not amend any subsequent vesting dates and hence the time to final vesting for the RSUs did not change.

In May 2023, the Company and Tampieri Financial Group agreed to extend the payment date of approximately $544,000 that was due on March 31, 2023 until October 31, 2023. In consideration of Tampieri Financial Group’s agreement to amend the payment schedule the Company agreed to pay interest of 6.3% per annum on this delayed payment. The interest is due at the date of final payment.

Annex A-1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

November 2, 2022

by and among

10X CAPITAL VENTURE ACQUISITION CORP. II,

10X AA MERGER SUB, INC.,

and

AFRICAN AGRICULTURE, INC.

Annex A-1 Page
ARTICLE I
CERTAIN DEFINITIONS
1.01	Definitions	A-1-2
1.02	Construction	A-1-15

ARTICLE II
THE MERGER; CLOSING
2.01	The Merger	A-1-15
2.02	Effects of the Merger	A-1-15
2.03	Closing	A-1-15
2.04	Organizational Documents of the Company and Acquiror	A-1-16
2.05	Directors and Officers of the Companies	A-1-16

ARTICLE III
EFFECTS OF THE MERGER
3.01	Effect on Capital Stock	A-1-16
3.02	Equitable Adjustments	A-1-17
3.03	Exchange of Company Certificates and Company Book-Entry Shares	A-1-17
3.04	Withholding	A-1-18
3.05	No Fractional Shares	A-1-18
3.06	Payment of Expenses	A-1-18
3.07	Dissenting Shares	A-1-18
3.08	Treatment of Company Options	A-1-19
3.09	Treatment of Company RSUs	A-1-19
3.10	Treatment of Company Convertible Notes	A-1-19

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
4.01	Organization, Standing and Corporate Power	A-1-19
4.02	Corporate Authority; Approval; Non-Contravention	A-1-20
4.03	Governmental Approvals	A-1-20
4.04	Capitalization	A-1-20
4.05	Subsidiaries	A-1-21
4.06	Financial Statements; Internal Controls	A-1-21
4.07	Compliance with Laws	A-1-21
4.08	Absence of Certain Changes or Events	A-1-22
4.09	No Undisclosed Liabilities	A-1-22
4.10	Information Supplied	A-1-22
4.11	Litigation	A-1-22
4.12	Contracts	A-1-23
4.13	Employment Matters	A-1-24
4.14	Taxes	A-1-26
4.15	Intellectual Property	A-1-27
4.16	Data Protection	A-1-28
4.17	Information Technology	A-1-28
4.18	Real Property	A-1-29
4.19	Corrupt Practices; Sanctions	A-1-30
4.20	Competition and Trade Regulation	A-1-31
4.21	Environmental Matters	A-1-31

Annex A-1-i

Annex A-1 Page
4.22	Brokers	A-1-31
4.23	Affiliate Agreements	A-1-31
4.24	COVID – 19	A-1-32
4.25	No Other Representations or Warranties	A-1-32

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
5.01	Organization, Standing and Corporate Power	A-1-32
5.02	Corporate Authority; Approval; Non-Contravention	A-1-32
5.03	Litigation	A-1-33
5.04	Compliance with Laws	A-1-33
5.05	Employee Benefit Plans	A-1-34
5.06	Financial Ability; Trust Account	A-1-34
5.07	Taxes	A-1-34
5.08	Brokers	A-1-35
5.09	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	A-1-35
5.10	Business Activities; Absence of Changes	A-1-36
5.11	Registration Statement	A-1-37
5.12	No Outside Reliance	A-1-38
5.13	Capitalization	A-1-38
5.14	Nasdaq Stock Market Quotation	A-1-39
5.15	Contracts; No Defaults	A-1-39
5.16	Title to Property	A-1-40
5.17	Investment Company Act	A-1-40
5.18	Affiliate Agreements	A-1-40
5.19	Corrupt Practices	A-1-40
5.20	Takeover Statutes and Charter Provisions	A-1-40
5.21	No Other Representations or Warranties	A-1-41

ARTICLE VI
COVENANTS OF THE COMPANY
6.01	Conduct of Business	A-1-41
6.02	Inspection	A-1-43
6.03	HSR Act and Regulatory Approvals	A-1-44
6.04	No Claim Against the Trust Account	A-1-45
6.05	Proxy Solicitation; Other Actions	A-1-45
6.06	Non-Solicitation; Acquisition Proposals	A-1-46
6.07	Company Lock-up	A-1-47
6.08	Litigation	A-1-47
6.09	Company Support Agreement	A-1-47
6.10	Financial Statements	A-1-47
6.11	Offtake Agreement	A-1-48
6.12	Insurance	A-1-48

ARTICLE VII
COVENANTS OF ACQUIROR
7.01	HSR Act and Regulatory Approvals	A-1-48
7.02	Indemnification and Insurance	A-1-49
7.03	Conduct of Acquiror During the Interim Period	A-1-50
7.04	Trust Account	A-1-51
7.05	Inspection	A-1-51

Annex A-1-ii

Annex A-1 Page
7.06	Acquiror Nasdaq Listing	A-1-52
7.07	Acquiror Public Filings	A-1-52
7.08	Additional Insurance Matters	A-1-52
7.09	Section 16 Matters	A-1-52
7.10	Director and Officer Appointments	A-1-52
7.11	Exclusivity	A-1-53
7.12	Redomicile	A-1-53
7.13	Management Incentive Package	A-1-54
7.14	Stockholder Litigation	A-1-54
7.15	Extension of Time to Consummate a Business Combination	A-1-54

ARTICLE VIII
JOINT COVENANTS
8.01	Support of Transaction	A-1-55
8.02	Preparation of Registration Statement; Extraordinary General Meeting; Solicitation of Company Stockholder Approvals	A-1-55
8.03	Tax Matters	A-1-57
8.04	Confidentiality; Publicity	A-1-58
8.05	Ratification of Covenants	A-1-59
8.06	Post-Closing Cooperation; Further Assurances	A-1-59
8.07	Financing Cooperation	A-1-59

ARTICLE IX
CONDITIONS TO OBLIGATIONS
9.01	Conditions to Obligations of All Parties	A-1-59
9.02	Additional Conditions to Obligations of Acquiror	A-1-60
9.03	Additional Conditions to the Obligations of the Company	A-1-60

ARTICLE X
TERMINATION/EFFECTIVENESS
10.01	Termination	A-1-61
10.02	Effect of Termination	A-1-62

ARTICLE XI
MISCELLANEOUS
11.01	Waiver	A-1-63
11.02	Notices	A-1-63
11.03	Assignment	A-1-64
11.04	Rights of Third Parties	A-1-64
11.05	Expenses	A-1-64
11.06	Governing Law	A-1-64
11.07	Captions; Counterparts	A-1-64
11.08	Schedules and Exhibits	A-1-65
11.09	Entire Agreement	A-1-65
11.10	Amendments	A-1-65
11.11	Severability	A-1-65
11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	A-1-65
11.13	Enforcement	A-1-66
11.14	Non-Recourse	A-1-66
11.15	Non-survival of Representations, Warranties and Covenants	A-1-66
11.16	Acknowledgements	A-1-66

Annex A-1-iii

Exhibits

Exhibit A — Form of Company Support Agreement
Exhibit B — Form of Acquiror Support Agreement
Exhibit C — Form of Registration Rights Agreement
Exhibit D — Form of Certificate of Incorporation of Acquiror
Exhibit E — Form of Bylaws of Acquiror
Exhibit F — Form of Company Lock-Up Agreement
Exhibit G — Form of FIRTPA Certificate
Exhibit H — Post-Closing Directors and Officers

Annex A-1-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 2, 2022, is entered into by and among 10x Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror”), 10X AA Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and African Agriculture, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated for the purpose of acquiring one or more operating businesses through a Business Combination;

WHEREAS, prior to the date hereof, Acquiror has filed with the SEC the Extension Proxy Statement in connection with a proposal to amend the Acquiror Organizational Documents to extend the period of time Acquiror is afforded under the Acquiror Organizational Documents to consummate an initial Business Combination for an additional six months, from November 13, 2022 to May 13, 2023;

WHEREAS, the Merger Sub is a newly formed, wholly owned, direct Subsidiary of Acquiror that was formed for the sole purpose of the Merger;

WHEREAS, in accordance with the terms and subject to the conditions set forth herein, at the Closing, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of the Acquiror (the Company, in its capacity as the surviving corporation of the Merger, is referred to as the “Surviving Corporation”);

WHEREAS, the Company Board has (a) determined that the Transactions, including the Merger, are advisable, fair to, and in the best interests of the Company and its stockholders, in each case on the terms and subject to the conditions set forth in this Agreement, (b) authorized and approved this Agreement and the Ancillary Agreements to which the Company is a party, and (c) directed that the adoption and approval of this Agreement be submitted to the Company Stockholders for consideration and recommended that the Company Stockholders adopt and approve this Agreement;

WHEREAS, each of the Acquiror Board and the board of directors of Merger Sub has (a) determined that the Transactions, including the Merger, are advisable, fair to and in the best interests of each of Acquiror and Merger Sub and their respective stockholders, as applicable, in each case on the terms and subject to the conditions set forth in this Agreement, (b) authorized and approved this Agreement and the Ancillary Agreements to which Acquiror and Merger Sub are a party, as applicable, (c) directed that the adoption and approval of this Agreement be submitted to the Acquiror Shareholders and the sole stockholder of Merger Sub, as applicable, and (d) approved the recommendation to the Acquiror Shareholders and the sole stockholder of Merger Sub, as applicable, that each approve this Agreement;

WHEREAS, in connection with the Transactions, certain Company Stockholders will enter into certain Support Agreements (the “Company Support Agreements”) with Acquiror and the Company, in the form set forth on Exhibit A, pursuant to which, among other things, such Company Stockholders will agree to execute and deliver a consent constituting the Company Stockholder Approvals;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor, certain directors and officers of Acquiror, Acquiror and the Company have entered into a Support Agreement, dated as of the date hereof (the “Acquiror Support Agreement” and together with the Company Support Agreements, the “Support Agreements”), with the Company, in the form set forth on Exhibit B, pursuant to which, among other things, (i) the Sponsor and such directors and officers have agreed to vote in favor of this Agreement and the Transactions, and (ii) the Sponsor and such directors and officers have agreed to certain transfer restrictions with respect to their Acquiror Common Stock;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror, the Company, certain Acquiror Shareholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article III, will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit C to be effective upon the Closing;

Annex A-1-1

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Public Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, at least one day prior to the consummation of the Merger, Acquiror shall, subject to obtaining the Acquiror Shareholder Approvals, domesticate and transfer by way of continuation as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the CACI (the “Redomicile”), pursuant to which, among other things, (i) the Acquiror will adopt the certificate of incorporation in the form set forth on Exhibit D (the “Acquiror Charter”), which shall be the certificate of incorporation of Acquiror until thereafter supplemented or amended in accordance with its terms and the DGCL and (ii) each Acquiror Class B Ordinary Share shall convert into a share of Class B common stock, par value $0.0001 per share, of Acquiror, and each Acquiror Class A Ordinary Share shall convert into a share of Class A common stock, par value $0.0001 per share, of Acquiror;

WHEREAS, as part of the consummation of the Transactions and immediately following the Redomicile, each share of Class B common stock of the Acquiror and each share of Class A common stock of the Acquiror that is then issued and outstanding shall convert automatically, on a one-for-one basis, into one share of Acquiror Common Stock (the “Sponsor Share Conversion”);

WHEREAS, prior to the consummation of the Merger, and immediately following the Redomicile, Acquiror shall adopt the bylaws in the form set forth on Exhibit E, which shall be the bylaws of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, one day prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Majority Acquiror Shareholder Approval, adopt the 2023 Equity Incentive Plan (the “Acquiror Equity Incentive Plan”), substantially in the form agreed to by the Acquiror and the Company;

WHEREAS, Acquiror shall be renamed “African Agriculture Holdings Inc.” (the “Name Change”) and shall trade publicly on Nasdaq under a new ticker symbol selected by the Company;

WHEREAS, the parties intend that, for United States federal income tax purposes, (i) the Redomicile qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (ii) the Sponsor Share Conversion qualifies as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, (iii) the Name Change qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (iv) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the Code and the Treasury Regulations, and (v) this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.18.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

Annex A-1-2

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Change in Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Ordinary Share” means a Class A ordinary share, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Ordinary Share” means a Class B ordinary share, par value $0.0001 per share, of Acquiror.

“Acquiror Closing Cash” means an amount equal to, without duplication: (i) the amount of cash available in the Trust Account as of 12:01 a.m. (New York time) on the Closing Date (after deducting therefrom (x) the amount required to satisfy in full the Acquiror Share Redemption and (y) the aggregate amount of deferred underwriting commissions payable in cash by Acquiror in connection with its initial public offering); plus (ii) the sum total of all cash and cash commitments from any Pre-Closing Financing, including without limitation, equity financing facilities, forward purchase agreements, committed equity facilities, equity lines of credit, issuance of convertible securities, PIPE Investments, standby equity purchase agreements or non-redemption agreements, in each case, to be funded prior to, upon, or as soon as reasonably practicable following the Closing, as applicable to each, or to the extent the terms of the financing facility specify funding only upon the effectiveness of a registration statement with respect to such facility, promptly following such effectiveness; minus (iii) the aggregate amount required to repay any outstanding Working Capital Loans (other than any Working Capital Loans that have been converted into equity as of the Closing); minus (iv) the aggregate amount of unpaid Outstanding Company Expenses as of the Closing; minus (v) the aggregate amount of unpaid Outstanding Acquiror Expenses as of the Closing.

“Acquiror Common Stock” means the shares of common stock of Acquiror, par value $0.0001 per share, from and after the Redomicile.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Equity Incentive Plan” has the meaning specified in the Recitals hereto.

“Acquiror Equity Plan Proposal” has the meaning specified in Section 8.02(c).

“Acquiror Material Contracts” has the meaning specified in Section 5.15(a).

“Acquiror Ordinary Shares” means prior to the Redomicile, collectively, the Acquiror Class A Ordinary Shares and the Acquiror Class B Ordinary Shares.

“Acquiror Organizational Documents” means (a) prior to the Redomicile, the Articles of Association and Acquiror’s memorandum of association, in each case as may be amended from time to time in accordance with their terms, and (b) after the Redomicile, the Acquiror Charter and the bylaws of Acquiror.

“Acquiror Pre-Closing Financing” means (a) the incurrence of any Indebtedness by the Acquiror, (b) the issuance by the Acquiror of any shares of capital stock or equity-linked securities or rights exercisable for or convertible into shares of capital stock (including any PIPE Investment) or (c) equity financing facilities or non-redemption pools entered into by the Acquiror, in each case with respect to clauses (a)-(c), on or after August 25, 2022 and prior to or simultaneously with the Closing.

“Acquiror Public Shares” means the Acquiror Class A Ordinary Shares initially included in the units sold by Acquiror in its initial public offering (or, after the Redomicile, the shares of Class A common stock, par value $0.0001 per share, of Acquiror into which such Acquiror Class A Ordinary Shares shall have been converted).

“Acquiror RSU” has the meaning specified in Section 3.10.

“Acquiror SEC Reports” has the meaning specified in Section 5.09(a).

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“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Organizational Documents) holder of Acquiror Public Shares to redeem all or a portion of the Acquiror Public Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) calculated as of two (2) Business Days prior to Closing (as determined in accordance with the Acquiror Organizational Documents) in connection with the Proposals.

“Acquiror Shareholder” means (a) prior to the Redomicile, a holder of Acquiror Ordinary Shares and (b) after the Redomicile, a holder of Acquiror Common Stock.

“Acquiror Shareholder Approvals” means the Majority Acquiror Shareholder Approval and the Supermajority Acquiror Shareholder Approval.

“Acquiror Support Agreement” has the meaning specified in the Recitals hereto.

“Acquiror Warrants” means (a) prior to the Redomicile, the Existing Acquiror Public Warrants and the Existing Acquiror Private Placement Warrants, and (b) from and after the Redomicile, the Domesticated Acquiror Public Warrants and the Domesticated Acquiror Private Placement Warrants.

“Acquisition Proposal” has the meaning specified in Section 6.06(b)(i).

“Action” means any claim, action, suit, assessment, audit, investigation, examination, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.02(c).

“Advisory Amendment Proposal” has the meaning specified in Section 8.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Fully Diluted Company Shares” means the sum, without duplication, of the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon the exercise or settlement of Company Options or Company RSUs (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, or (iii) issuable upon conversion of any Company Convertible Note outstanding at the Effective Time.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section 8.02(c).

“Ancillary Agreements” means the Support Agreements, the Registration Rights Agreement, the Trust Agreement and any other agreement related to the Transactions.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Association” means the Amended and Restated Articles of Association of Acquiror, adopted by special resolution and effective on August 10, 2021, and as may be amended from time to time in accordance with this Agreement and the CACI.

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“Balance Sheet Date” means December 31, 2021.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, vacation, fringe or other benefits or remuneration plan, program, policy, agreement or arrangement of any kind.

“Business Combination” has the meaning ascribed to such term in the Articles of Association.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Grand Cayman, Cayman Islands are authorized or required by Law to close.

“CACI” means the Companies Act (As Revised) of the Cayman Islands.

“Cancelled Shares” has the meaning specified in Section 3.01(b).

“Capitalized Lease Obligations” means obligations pursuant to a lease that is, or is required in accordance with GAAP to be, classified as a finance lease (specifically excluding any obligations pursuant to operating leases that, prior to adoption of the Financial Accounting Standards Board’s Accounting Standard Codification Topic 842, would not have been required to be recognized on a balance sheet prepared in accordance with GAAP).

“CBA” has the meaning specified in Section 4.12(a)(xii).

“Certificate of Merger” has the meaning specified in Section 2.01.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” means each Benefit Plan, sponsored, maintained or contributed to (or obligated to be contributed to) by the Company or any of its Subsidiaries, (A) in which any current or former employee or other service provider to the Company participates or has any rights or benefits, whether absolute or contingent, or (B) with respect to which the Company has or could have any Obligation, other than any plan sponsored or maintained by a Governmental Authority.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.02(f).

“Company Certificates” has the meaning specified in Section 3.03(a).

“Company Change in Recommendation” has the meaning specified in Section 8.02(f).

“Company Common Stock” means a share of the Company’s common stock, par value $0.0001 per share.

“Company Convertible Note” means each Convertible Promissory Note, by and among the Company and the applicable investor party thereto, issued by the Company prior to the date hereof.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Intellectual Property” means all Owned Intellectual Property and all other Intellectual Property used in the business of the Company or any of its Subsidiaries, as currently conducted.

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“Company Lock-up Parties” means each director and executive officer of the Company and each Company Stockholder receiving more than 1.0% of the outstanding Acquiror Common Stock upon Closing.

“Company Options” shall mean each option to purchase Company Stock granted and that remains outstanding.

“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Permits” has the meaning specified in Section 4.07(d).

“Company Pre-Closing Financing” means the issuance by the Company of any shares of capital stock or equity-linked securities or Indebtedness or other rights exercisable for or convertible into shares of capital stock, in each case, on or after August 25, 2022 and prior to or simultaneously with the Closing, and in each case, in an aggregate amount of up to (x) $15,000,000 or (y) if the Termination Date is extended past May 13, 2023, $20,000,000.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company RSU” means the grant of the right to receive shares of Company Stock that is an obligation of the Company and is outstanding immediately prior to the Effective Time.

“Company Software” means all Software used in the business of the Company or any of its Subsidiaries, as currently conducted.

“Company Stock” means the Company Common Stock and any other equity securities issued by the Company.

“Company Stockholder” means the holder of a share of Company Stock.

“Company Stockholder Approvals” has the meaning specified in Section 8.02(f).

“Company Support Agreements” has the meaning specified in the Recitals hereto.

“Competing Proposal” has the meaning specified in Section 7.11(c).

“Confidentiality Agreement” means that certain Confidentiality Agreement (as may be amended or supplement), dated as of July 18, 2022, between Acquiror and the Company.

“Contract” means any legally binding contract, agreement, subcontract, lease, and purchase order.

“Converted Option” has the meaning specified in Section 3.08.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 or any mutation of the same, including any resulting epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, isolation, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Deferred Payroll Taxes” means any Taxes for which the Company is liable that (i) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, or any similar or analogous provisions of any state, local or non-U.S. Law (together with all regulations and guidance related thereto issued by a Governmental Authority), calculated after giving effect to any tax credits afforded under the CARES Act and the Families First Coronavirus Response Act to reduce the amount of any Taxes payable or owed, to the extent such tax credits are accrued prior to the Closing.

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“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning specified in Section 3.07.

“Domesticated Acquiror Private Placement Warrants” means the Existing Acquiror Private Placement Warrants after giving effect to the Redomicile, as a result of which each shall automatically become a warrant to acquire one share of Acquiror Common Stock.

“Domesticated Acquiror Public Warrant” means the Existing Acquiror Public Warrants after giving effect to the Redomicile, as a result of which each shall automatically become a warrant to acquire one share of Acquiror Common Stock.

“Effective Time” has the meaning specified in Section 2.01.

“Enforceability Exceptions” has the meaning specified in Section 4.02(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), public and worker health and safety (to the extent relating to exposure to Hazardous Materials), or the investigation, cleanup, use, generation, storage, emission, treatment, transportation, disposal or Release of or exposure to Hazardous Materials.

“Equity Incentive Plan” means the African Agriculture, Inc. 2022 Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity (whether or not incorporated) which is or was, together with the Company, that currently is, or has been within the last six (6) years treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

“Ex-Im Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” has the meaning specified in Section 3.01(c).

“Excluded Shares” has the meaning specified in Section 8.02(a).

“Existing Acquiror Private Placement Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven dollars fifty cents ($11.50), that was included in the Private Placement Units.

“Existing Acquiror Public Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven dollars fifty cents ($11.50), that was included in the units sold as part of Acquiror’s initial public offering.

“Extraordinary General Meeting” means a meeting of the holders of Acquiror Ordinary Shares to be held for the purpose of approving the Proposals.

“Extension” means an extension, in accordance with the Acquiror Organizational Documents and the Trust Agreement, of the deadline by which Acquiror must complete its Business Combination, as contemplated by any Extension Proposal.

“Extension Meeting” means the special meeting of Acquiror shareholders to approve the Extension Proposal.

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“Extension Proposal” means the proposal to amend the Acquiror Organizational Documents to extend the period of time Acquiror is afforded under the Acquiror Organizational Documents to consummate an initial Business Combination, or any additional proposal to further extend such period of time.

“Extension Proxy Statement” means the definitive proxy statement filed by Acquiror with the SEC on October 19, 2022, as amended, or any other definitive proxy statement related to any Extension Proposal.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 6.10(a)

“Fraud” means actual and intentional fraud under Delaware common law with a specific intent to deceive brought against a party hereto based on a representation or warranty of such party hereto contained in this Agreement; provided, that at the time such representation was made (i) such representation was inaccurate, (ii) such party hereto had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation, (iii) such party hereto had the specific intent to deceive another party hereto, and (iv) the other party hereto acted in reliance on such inaccurate representation and suffered losses as a result of such inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), or otherwise subject to liability or standards of care under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, toxic mold or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such

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payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) Capitalized Lease Obligations, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (i) the aggregate amount of any underfunded or unfunded pension or retiree health or welfare liabilities (calculated on a termination basis, where applicable), (j) the amount of any accrued and unpaid base salary, annual or other bonuses, commissions or similar payments earned in respect of any period prior to the Closing, and any unpaid severance, termination pay or similar amounts payable or to become payable to any employee or other service provider whose employment or engagement terminated at or prior to the Closing, (k) the value of all earned or accrued but unused paid time off or vacation/sick benefits of the employee or other service provider, (l) all 401(k) plan employer matching, profit sharing, true-up or other contributions or allocations in respect of the period prior to the Closing (including any partial payroll period) (whether or not accrued) that have not been contributed or otherwise remain unpaid or unallocated, (m) payroll, social security, unemployment and similar Taxes payable by such Person in respect of any payments or benefits described in subsections (i) through (l) as if paid on the Closing Date without regard for any ability to defer Taxes under the CARES Act, (n) any Deferred Payroll Taxes, (o) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (n) above, and (p) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights and other proprietary rights of any kind, as they exist anywhere in the world, whether registered or unregistered, including all: (i) patents and patent applications (including any renewals, extensions, divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof, substitutions and foreign counterparts relating to any such patents and patent applications, and industrial property rights); (ii) trademarks, service marks, trade dress, trade and brand names and logos and social media designations, together with all goodwill associated therewith and any registrations and applications for registration therefor; (iii) rights associated with works of authorship, including exclusive exploitation rights, copyrights, mask works and designs and related moral rights, and any registrations and applications for registration therefor; (iv) internet domain names; (v) trade secrets and other intellectual property rights in know-how, inventions, processes, procedures and other confidential and proprietary information rights; (vi) rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vii) intellectual property rights in Software; and (viii) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Interim Period” has the meaning specified in Section 6.01.

“Intervening Event” means an event, fact, development, circumstance or occurrence, that materially and negatively affects the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Acquiror or the Acquiror Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Acquiror Board as of the date hereof), and that becomes known to the Acquiror Board after the date of this Agreement (but specifically excluding (i) a Competing Proposal, and (ii) any event, fact, development, circumstance or occurrence described in clauses (a), (b), (d), (f) and (g) of the definition of Material Adverse Effect). For the avoidance of doubt the Acquiror Share Redemption shall not be deemed to be an Intervening Event.

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“Intervening Event Notice Period” has the meaning specified in Section 8.02(d).

“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with the foregoing), data processing systems, Software, and all other information technology equipment owned or controlled by the Company and its Subsidiaries and used in the operation of its business.

“Knowledge” shall mean the actual knowledge of (i) in the case of the Company, its Chief Executive Officer and Chief Financial Officer, and (ii) in the case of Acquiror, its Chief Executive Officer and Chief Financial Officer.

“Law” means any statute, law (including common law), constitution, act, treaty, convention, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lease Documents” has the meaning specified in Section 4.18(c).

“Leased Company Properties” has the meaning specified in Section 4.18(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract from the value of the underlying asset or interfere with the use of, or in the case of real property, occupancy of, the asset.

“Listing Application” has the meaning specified in Section 7.06(b).

“Majority Acquiror Shareholder Approval” means, with respect to any Proposal other than the Redomicile Proposal, the Name Change Proposal and the Amendment Proposal, the affirmative vote of at least a majority of the votes cast by holders of Acquiror Ordinary Shares voting in person or by proxy at the Extraordinary General Meeting.

“Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following (or any event, change, circumstance or development to the extent primarily arising out of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (i) above: (a) any actual or proposed change or development in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (b) any change or development in interest rates, exchange rates, or economic, political, legislative, regulatory, business, financial, commodity (including agricultural products), currency or market conditions generally affecting the economy or the industry in which the Company or its Subsidiaries operate, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees, or contractors, (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action, or failure to take action, required or contemplated by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any (x) armed hostilities or the escalation thereof, whether or not pursuant to the declaration of any national emergency or war, or (y) military or terrorist attack, or escalation thereof, and (h) any failure of the Company and its Subsidiaries, taken as a whole to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably

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be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Consideration” has the meaning specified in Section 3.01(c).

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Name Change Proposal” has the meaning specified in Section 8.02(c).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Proposal” has the meaning specified in Section 8.02(c).

“Obligations” means any duties, debts, guarantees, responsibilities, liabilities, assurances, commitments and obligations, costs and expenses of whatever kind and nature, whether legal or equitable, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, patent or latent, and whether based in common law or statute or arising under Contract or by action of any Governmental Authority or otherwise.

“Offer” has the meaning specified in the Recitals hereto.

“Offtake Agreement” means a fully executed and binding agreement for the sale and delivery of products by the Company or a Subsidiary thereof to the counterparty thereto, with material terms substantially consistent with those disclosed to Acquiror prior to the date hereof (with such modifications thereto as may be consented to by Acquiror, such consent not to be unreasonably withheld, conditioned or delayed).

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.06(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.06(a).

“Owned Company Software” means all Software owned by the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries purport to own.

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries purport to own.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes (A) not yet delinquent or (B) which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses or occupancy of such real property, or which do not materially detract from the value of the underlying asset, (v) non-exclusive licenses of Intellectual Property, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements (which such Liens are referenced or the existence of which such Liens is referred to in the notes to the balance sheet included in the Financial Statements), (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with

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municipalities, which do not materially interfere with the current use or occupancy of any real property leased by the Company, or which do not materially detract from the value of the underlying asset, and (viii) Liens described on Schedule 101(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any information controlled or in the possession of the Company, that identifies any natural Person, including names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers, as applicable.

“PIPE Investment” means the purchase and sale of shares of Acquiror Common Stock pursuant to Subscription Agreements.

“PIPE Investment Amount” means the aggregate purchase price to be received by Acquiror upon the closing of all PIPE Investments (after they payment of all associated commissions and expenses).

“Pre-Closing Financing” means any Acquiror Pre-Closing Financing or Company Pre-Closing Financing, as applicable.

“Privacy Laws” means any and all Laws and binding guidelines and industry standards, in each case, as applicable to the Company or any of its Subsidiaries relating to the Processing of Personal Information.

“Private Placement Units” means the private placement units sold to Sponsor and Cantor Fitzgerald & Co. simultaneously with the closing of Acquiror’s initial public offering, each consisting of one Acquiror Class A Ordinary Share and one-third of one Existing Acquiror Private Placement Warrant.

“Processing” means any operation or set of operations performed on Personal Information, including storing, use, disclosure, collection, transferring or otherwise interacting with the Personal Information.

“Proposals” has the meaning specified in Section 8.02(c).

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Extraordinary General Meeting for the purpose of soliciting proxies from Acquiror Shareholders to approve the Proposals (which shall also provide the Acquiror Shareholders with the opportunity to redeem their Acquiror Public Shares in conjunction with a shareholder vote on the Business Combination).

“Redeeming Shareholder” means an Acquiror Shareholder who demands that Acquiror redeem its Acquiror Public Shares for cash in connection with the transactions contemplated hereby or otherwise in accordance with the Acquiror Organizational Documents.

“Redomicile” has the meaning specified in the Recitals hereto.

“Redomicile Proposal” has the meaning specified in Section 8.02(c).

“Registered IP” has the meaning specified in Section 4.15(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.02(a).

“Regulatory Approvals” has the meaning specified in Section 9.01(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Related Party” means, with respect to any party hereto, any Subsidiary or Affiliate thereof, or any business, entity or Person that any of the foregoing controls, is controlled by or is under common control with.

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“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into or through the indoor or outdoor environment.

“Required Acquiror Shareholder Approvals” means the Transaction Proposal, Redomicile Proposal, Name Change Proposal, Amendment Proposal, Nasdaq Proposal, and the Acquiror Equity Plan Proposal.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“Schedules” means the disclosure schedules of the Company or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Sponsor” means 10X Capital SPAC Sponsor II LLC.

“Sponsor Share Conversion” has the meaning specified in the Recitals hereto.

“Subscription Agreement” means any agreement entered into by the Acquiror and any purchaser, following the date hereof and prior to the Closing Date, relating to a private placement of Acquiror Common Stock, such private placement to be consummated immediately prior to the consummation of the Merger, which agreement shall be reasonably acceptable to the Company.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

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“Supermajority Acquiror Shareholder Approval” means, with respect to the Redomicile Proposal, the Name Change Proposal and the Amendment Proposal, the affirmative vote of two-thirds (2/3) of the votes eligible to be cast by the holders of the outstanding Acquiror Ordinary Shares who, being present in person or by proxy and entitled to vote at the Extraordinary General Meeting, actually vote at the Extraordinary General Meeting, with, in respect of the Redomicile Proposal only, each holder of Acquiror Class B Ordinary Shares having 10 votes for every Acquiror Class B Ordinary Share held and each holder of Acquiror Class A Ordinary Shares having one vote for every Acquiror Class A Ordinary Share held.

“Support Agreements” has the meaning specified in the Recitals hereto.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 10.02(a).

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use, or other tax, governmental fee or other like assessment, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Termination Fee” means an amount of cash equal to one percent (1.0%) of the Merger Consideration.

“Transaction Proposal” has the meaning specified in Section 8.02(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Redomicile, the Merger and any PIPE Investment.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Warrant Agreement” means that certain Warrant Agreement, dated as of August 10, 2021, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
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“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

ARTICLE II
THE MERGER; CLOSING

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, following the Redomicile, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the Surviving Corporation. Following the Merger the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger (the “Certificate of Merger”), such Merger to be consummated upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree

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in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, (i) the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL, (ii) by virtue of the Merger, the Name Change will occur, and (iii) Acquiror shall have been approved to trade publicly on Nasdaq under a new ticker symbol selected by the Company.

2.04 Organizational Documents of the Company and Acquiror. At the Effective Time, the certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter supplemented or amended in accordance with its terms and the DGCL.

2.05 Directors and Officers of the Companies.

(a) Persons constituting the officers of the Company prior to the Effective Time shall be appointed as the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(b) Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Acquiror shall take all necessary action prior to the Effective Time such that (i) each director of Acquiror in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time), (ii) immediately after the Effective Time, the Acquiror Board shall consist of seven (7) members, and (iii) the initial members of the Acquiror Board shall be the individuals set forth on Exhibit I, each to serve in the applicable class of directors identified therein. If necessary to effect the foregoing, the Acquiror Board shall adopt resolutions prior to the Effective Time that expand or decrease the size of the Acquiror Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Acquiror Board. Each person appointed as a director of Acquiror pursuant to this Section 2.05(b) shall remain in office as a director of Acquiror until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If any of the directors set forth on Exhibit H shall be unable or unwilling to serve at the Closing, the party entitled to nominate such individual’s replacement (as so designated on Exhibit H), shall promptly designate a replacement director and provide any relevant information about such appointee as the other party may reasonably request.

(c) Acquiror shall take all necessary action prior to the Effective Time such that (i) each officer of Acquiror in office immediately prior to the Effective Time shall cease to be an officer immediately following the Effective Time and (ii) the persons constituting the officers of the Company prior to the Effective Time shall, as of immediately following the Effective Time, be appointed the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

ARTICLE III
EFFECTS OF THE MERGER

3.01 Effect on Capital Stock. By virtue of the Merger and without any action on the part of the Company, Acquiror, Merger Sub or the holder of any Company Stock:

(a) Conversion of Merger Sub Common Stock. Each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.0001 per share, and such shares will constitute the only outstanding equity interests of the Surviving Corporation following the Merger.

(b) Cancellation of Certain Company Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time that is held by the Company in treasury or owned by Acquiror or by Merger Sub shall no longer be outstanding and shall be automatically cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

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(c) Conversion of All Other Company Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and Dissenting Shares, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Acquiror Common Stock (deemed to have a value of ten dollars ($10) per share) (the “Merger Consideration”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the sum of (1) $450,000,000 and (2) the aggregate amount of any Company Pre-Closing Financing by (ii) ten dollars ($10) by (y) the Aggregate Fully Diluted Company Shares (the “Exchange Ratio”).

3.02 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Stock or Acquiror Ordinary Shares shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock or Acquiror Ordinary Shares will be appropriately adjusted to provide to the holders of Company Stock and the holders of Acquiror Ordinary Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.03 Exchange of Company Certificates and Company Book-Entry Shares.

(a) Exchange Procedures. At the Closing, the Company Stockholders holding Company Common Stock shall deliver the certificates or book entry statements evidencing their right to shares of Company Common Stock (collectively, the “Company Certificates”), other than Cancelled Shares and Dissenting Shares, to Acquiror for cancellation, or in the case of a lost, stolen or destroyed Company Certificate, will deliver to Acquiror an affidavit (and indemnity if required) in the manner provided in Section 3.03(e) below, and, in exchange therefor, Acquiror shall instruct its transfer agent to issue the Merger Consideration in book-entry form, and Company Certificates shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration as prescribed by this Agreement.

(b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the Merger Consideration to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates. Subject to applicable law, following surrender of any such Company Certificates, Acquiror shall promptly deliver to the record holders thereof, without interest, the Merger Consideration issued in exchange therefor in book-entry form and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect thereto.

(c) Transfers of Ownership. If Merger Consideration is to be issued in book-entry form in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of the Merger Consideration in any name other than that of the registered holder of the Company Certificates surrendered, or established to the reasonable satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

(d) No Further Ownership Rights in Company Common Stock. All shares of Acquiror Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 3.03.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Merger Consideration into which the shares of Company Common Stock formerly represented by such Company Certificates was converted into and any dividends or distributions payable pursuant to Section 3.03(b); provided, however, that, as a condition precedent to

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the delivery of such Merger Consideration, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Acquiror against any claim that may be made against Acquiror or the Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

3.04 Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Corporation and their respective Affiliates and agents (each, a “Payor”) shall be entitled to deduct and withhold from any consideration or amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided that the Payor shall use reasonable best efforts to provide the relevant payee with at least five (5) days’ notice of the applicability of any withholding Tax and Payor and the payee shall work together during such five (5) day period to reduce or eliminate any such withholding Tax, to the extent possible under applicable Laws. The parties shall reasonably consult and cooperate in good faith to determine any withholding required in respect of any consideration or amounts deliverable or payable under this Agreement. To the extent that a Payor withholds or deducts such amounts with respect to any Person, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding.

3.05 No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall pay to each former Company Stockholder who otherwise would be entitled to receive such fractional share, after aggregating all fractional shares that otherwise would be paid to such person, one (1) share of Acquiror Common Stock.

3.06 Payment of Expenses.

(a) On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all documented out-of-pocket fees and disbursements of the Company for outside counsel incurred in connection with the Transactions and fees and expenses of the Company for any other agents, advisors, consultants, experts and financial advisors employed by the Company incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”).

(b) On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all reasonable, documented out-of-pocket fees and disbursements of Acquiror and Merger Sub for outside counsel incurred in connection with the Transactions and fees and expenses of Acquiror and Merger Sub for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror or Merger Sub incurred in connection with the Transactions (collectively, the “Outstanding Acquiror Expenses”).

3.07 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder entitled to vote in respect of such shares of Company Stock who has not voted in favor of the Merger or consented thereto in writing or by electronic transmissions and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (i) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (ii) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall only represent the right to receive the Merger Consideration upon the surrender of such shares in accordance with this Article III. The Company shall give Acquiror reasonably prompt notice of any demands received by the Company for appraisal of shares of Company

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Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

3.08 Treatment of Company Options. Effective as of the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not then vested or exercisable, shall by virtue of the Merger and without any action on the part of Acquiror or the Company, be assumed by Acquiror and shall be converted into a stock option (a “Converted Option”) to acquire shares of Acquiror Common Stock. Each such Converted Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions (including vesting) as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Equity Incentive Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Converted Option as so assumed and converted shall be exercisable for that number of shares of Acquiror Common Stock determined by multiplying the number of shares of the Company Stock subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded up to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent; provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of Converted Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 3.08. The Company shall take all necessary or desirable actions to effect the treatment of Company Options pursuant to this Section 3.08 in accordance with the applicable Equity Incentive Plan and the applicable award agreements.

3.09 Treatment of Company RSUs. As of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company RSU that is then outstanding shall be assumed and converted into an award of restricted stock units (an “Acquiror RSU”) covering a number of Acquiror Common Stock equal to the product of (A) the total number of shares of Company Stock subject to such Company RSU and (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole share. Each such Acquiror RSU as so assumed and converted shall be subject to the same terms and conditions as applied to the Company RSU immediately prior to the Effective Time (including vesting conditions) except to the extent such terms or conditions are rendered inoperative by the Transactions.

3.10 Treatment of Company Convertible Notes. At the Effective Time, each outstanding Company Convertible Note that was not optionally converted by its holder immediately prior to the Effective Time, will remain outstanding and convertible into shares of Acquiror Common Stock in accordance with the terms of such Company Convertible Note.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.01 Organization, Standing and Corporate Power. The Company is an entity duly organized, validly existing and in good standing under the DGCL, and has all requisite legal entity power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to

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prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Material Adverse Effect. The Company Organizational Documents that have been made available to Acquiror are true, correct and complete and are in effect as of the date of the Agreement and the Company is not in default under or in violation of any provision thereunder.

4.02 Corporate Authority; Approval; Non-Contravention.

(a) Except for the Company Stockholder Approvals, the Company has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company or any of its Subsidiaries are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (the “Enforceability Exceptions”)).

(b) The execution, delivery and, subject to receipt of the Company Stockholder Approvals, performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents or the organizational documents of any of the Company’s Subsidiaries and (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien (other than a Permitted Lien) on any of the assets of the Company or any of its Subsidiaries and Affiliates pursuant to, any Material Contract to which the Company or any of its Subsidiaries and Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which the Company or any of its Affiliates is subject (except Laws that are applicable due to the Company’s business, or the Contracts or licenses of the Company), except (in the case of clause (ii) above) for such violations, breaches, defaults or changes of control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Company Support Agreements will have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the other parties, will be a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the Company Stockholders party thereto, enforceable against the Company and the Company Stockholders in accordance with their terms (subject to the Enforceability Exceptions). The Company Stockholders that will be party to the Company Support Agreements will hold Company Stock representing the voting power sufficient as of the date of this Agreement to obtain the Company Stockholder Approvals.

4.03 Governmental Approvals. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act, (ii) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.04 Capitalization.

(a) As of the close of business on September 30, 2022, the authorized capital stock of the Company consisted of 50,000 shares of Company Common Stock, of which 10,000 shares of Company Common Stock were outstanding. All of the issued Company Stock has been duly authorized and are validly issued, fully paid

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and nonassessable. Set forth on Schedule 4.04 is a true, correct and complete list of each holder of issued and outstanding capital stock or other equity securities (including any securities convertible into equity securities) of the Company and the number of shares or other equity interests held by each such holder as of the date hereof. Each of the outstanding shares of capital stock of the Company (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) was issued in compliance in all material respects with applicable Laws, (iii) was not issued in breach or violation of any preemptive rights or Contract to which the Company is a party, and (iv) is owned free and clear of any Lien imposed by or resulting from any Contract to which the Company is party (other than the Company Organizational Documents and Contracts that have been provided to Acquiror that set forth the Company Stockholders’ obligations to the Company).

(b) Except as set forth on Schedule 4.04, there are no other outstanding equity interest in the Company, including any warrants, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Company is obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any equity securities of the Company.

(c) Other than set forth on Schedule 4.05, the Company has no equity interest in, nor has it agreed to acquire, any share capital or other equity security of any other company (wherever incorporated).

4.05 Subsidiaries. The Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.05, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the record owners of all securities and other equity interests in each of the Company’s Subsidiaries. Each of the Company’s Subsidiaries has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The outstanding shares of capital stock and other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in compliance with all applicable Laws. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock and other equity interests of such Subsidiaries free and clear of any Liens other than transfer restrictions under applicable Laws and such Subsidiaries’ organizational documents.

4.06 Financial Statements; Internal Controls. The Company maintains a system of accounting and internal controls designed to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of the financial statements of the Company in accordance in all material respects with GAAP. Since its inception, the Company (including the Company’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company) have not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management of the Company or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing.

4.07 Compliance with Laws.

(a) The Company and its Subsidiaries are conducting and, over the past three (3) years have conducted, their respective businesses in material compliance with all Laws applicable to them and the Company’s and its Subsidiaries’ business, properties or other assets.

(b) There is no, and in the past three (3) years there has been no, Action by or against the Company or any of its Subsidiaries pending or threatened in writing, nor has any Governmental Authority indicated in writing to the Company or any of its Subsidiaries an intention to initiate or conduct the same.

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(c) Over the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice or other communication (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring the Company or any of its Subsidiaries to take or omit any action to ensure compliance with any such applicable Law.

(d) The Company and its Subsidiaries possess all material governmental permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions or waivers of, or filings or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company and its Subsidiaries and the operation of the Company’s and its Subsidiaries’ business as currently conducted (the “Company Permits”). All such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending or threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse material modification thereof. Neither the Company nor any of its Subsidiaries is in default in any material respect of, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a material default, under the Company Permits.

4.08 Absence of Certain Changes or Events. (a) Since the Balance Sheet Date and except as expressly required by this Agreement, (i) the Company and its Subsidiaries have conducted its business in all material respects in the ordinary course of business and (ii) no action has been taken by the Company or its Subsidiaries that would require consent under Section 6.01 if such action were taken after signing of this Agreement and prior to Closing (other than for any such actions for which such consent has been received in accordance with Section 6.01) and (b) as of the date hereof, there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.09 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Financial Statements, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 4.09, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any of its Subsidiaries have any liabilities of any nature, whether accrued, contingent or otherwise, of the type required by GAAP to be disclosed or reserved for on a consolidated balance sheet of the Company and its Subsidiaries.

4.10 Information Supplied. The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Shareholders and at the time of any meeting of the Acquiror Shareholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (x) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Acquiror for inclusion therein or (y) any projections or forecasts or forward looking statements included in the Registration Statement or Proxy Statement.

4.11 Litigation.

(a) Except as disclosed, reflected or reserved against in the Financial Statements, neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their officers, directors, agents or employees, in their capacities as such, is the subject of or engaged in any material Action or other dispute resolution process before a third party, whether as claimant, defendant or otherwise, and no such Action or dispute resolution process is pending or threatened in writing on the date hereof. As of the date hereof, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company is any of its officers, directors, agents or employees, in their capacities as such, is subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material Actions.

(b) Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any outstanding Governmental Order (except if generally applicable without the Company or any of its Subsidiaries being named therein).

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4.12 Contracts.

(a) Schedule 4.12(a) sets forth a true and complete list as of the date hereof, of the following Contracts that are effective as of the date hereof and to which the Company or any of its Subsidiaries is a party or is bound (all such Contracts set forth on Schedule 4.12(a), or which are required to be so disclosed, the “Material Contracts”):

(i) all such Contracts with a supplier of the Company or any of its Subsidiaries with a total annual payment or financial commitment exceeding $1,000,000 on an annual basis;

(ii) all such Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $2,500,000 on an annual basis;

(iii) all such Contracts with (or with obligations of the Company or any of its Subsidiaries to) a Related Party;

(iv) all such Contracts that contain any covenant materially limiting or prohibiting the right of the Company or any of its Subsidiaries (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing or (D) to employ, hire or enter into a consultancy agreement with any person or entity, in each case other than provisions of non-solicitation in the ordinary course in agreements with suppliers and customers;

(v) all such Contracts in which the aggregate outstanding expenditure or payment obligations of the Company or any of its Subsidiaries exceeds $2,500,000, excluding obligations that are contingent liabilities in respect of a breach or indemnification obligation or similar contingent obligation as a result of a breach or default;

(vi) all Contracts with the ten (10) largest customers of the Company and its Subsidiaries (based on revenue per customer) during the fiscal years ending December 31, 2021 and December 31, 2020;

(vii) any Contract for the use by Company or its Subsidiaries of any tangible property where the annual lease payments are greater than $500,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business)

(viii) any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture with a third party to which the Company or any of its Subsidiaries is a party, other than bona fide customer-supplier relationships or a trade association;

(ix) all such Contracts providing for the acquisition or disposition of any business, equity interests or material assets (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company or any of its Subsidiaries has any ongoing obligation (including for deferred purchase price obligations, earn-out obligations, indemnification obligations and other contingent liabilities (including payment obligations in respect of the future utilization of any net operating losses));

(x) all such Contracts that obligate the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees for business expenses in the ordinary course of business consistent with past practice);

(xi) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $1,000,000, or any guarantee of third party obligations in excess of $1,000,000, or any letters of credit, performance bonds or other credit support for the Company;

(xii) any Contract that creates guarantees or liens of any nature on the Company’s or its Subsidiaries’ assets not in the ordinary course of business and in an amount equal to or greater than $1,000,000;

(xiii) any Contract that is related to the governance or operation of any material joint venture, partnership or similar arrangement;

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(xiv) any collective bargaining agreement or other Contract with any labor or trade union, works council, or other labor organization (each a “CBA”);

(xv) all such contracts or agreements with any employee, officer, director or other individual service provider that (A) provide for annual compensation in excess of $250,000 or (B) are not terminable by the Company on no more than thirty (30) days’ notice and without liability or financial obligation to the Company;

(xvi) all such Contracts providing for the development of any Intellectual Property, independently or jointly, by or for the Company or any of its Subsidiaries, other than Contracts entered into pursuant to a form employee invention assignment agreement between the Company or such Subsidiary and an employee of the Company or such Subsidiary, as applicable, regarding the development of Intellectual Property by such employee; and

(xvii) all such material Contracts pursuant to which the Company or any of its Subsidiaries grants or is granted a license to, or other rights under, any Intellectual Property, excluding any (A) “shrink-wrap”, “click-through” and “off-the-shelf” agreements involving an annual payment of less than $1,000,000, (B) open source licenses and (C) agreements with customers/clients entered into in the ordinary course of business.

(b) Neither the Company nor any of its Subsidiaries (i) is, nor has it received written notice that any other party to any Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties or other assets is subject. No Material Contract is the subject of a notice to terminate, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company or the applicable Subsidiary, and, to the Knowledge of the Company, each other party thereto, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole. There is no default under any such Material Contracts by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, in each case, except as would be material and adverse to the Company and its Subsidiaries, taken as a whole.

4.13 Employment Matters.

(a) Except as set forth on Schedule 4.13(a), (i) neither the Company nor any of its Subsidiaries is a party to or bound by any CBA (including agreements with works councils and trade unions and side letters), or is negotiating or required to negotiate a CBA; (ii) no employees of the Company or any of its Subsidiaries are represented by any labor or trade union, works council, or other labor organization with respect to their employment; (iii) in the past three (3) years, no labor or trade union, works council, other labor organization, or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) in the past three (3) years, there have been no actual or threatened organizing activities with respect to any employees of the Company or any of its Subsidiaries, and no such activities are currently pending or threatened; (v) in the past three (3) years, there has been no actual or threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting the Company or any of its Subsidiaries, and no such dispute is currently pending or threatened; and (vi) with respect to the Transactions, the Company and its Subsidiaries have satisfied all notice, bargaining, consent, consultation or other obligations to its employees and employees’ representatives under applicable Law and any CBA.

(b) Except as set forth on Schedule 4.13(b) or as required by applicable Law in any non-US jurisdictions where the Company or its Subsidiaries have operations or employees, there are no material Company Benefit Plans. The Company has provided to Acquiror with respect to each Company Benefit Plan: (i) true, correct and complete copies of such Company Benefit Plan, or with respect to any unwritten Company Benefit Plan, a written description of all material terms thereof, and any award documentation thereunder, (ii) the most recent determination, option or advisory letter received from the Internal Revenue Service, if any, (iii) the Form 5500 annual report and the financial statements and actuarial summary or other valuation reports prepared with respect thereto in the past three (3) years, (iv) each trust, insurance, annuity, stop-loss or other funding Contract

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or arrangement related thereto, (v) the most recent summary plan description and any summaries of material modification with respect thereto, (vi) discrimination or similar testing (and evidence of corrective action related thereto) for the past three (3) years, and (vii) all material non-routine correspondence or communications relating thereto with any Governmental Authority or participant within the past three (3) years.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and with the requirements of applicable Law, including the Code and ERISA, (ii) all contributions or payments due to date have been made timely and in compliance with the terms of such Company Benefit Plan and applicable Law, or if not yet due, properly accrued (to the extent required or appropriate to be accrued in accordance with GAAP or otherwise in the ordinary course of business), (iii) no failure to pay premiums due or payable with respect to insurance policies relating to such Company Benefit Plan has resulted in default under any such policies, and (iv) there are no proceedings pending or, to the Knowledge of the Company, threatened against or involving such Company Benefit Plan brought by or on behalf of any current or former employee or other service provider of the Company (or dependent or beneficiary thereof) or Governmental Authority (other than routine claims for benefits made in the ordinary course of business), in each case, except as could not reasonably be expected to result in material liability to the Company. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service or, with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, as to its qualification and to the effect that the plan’s related trust is exempt from federal income taxes under Section 501(a) of the Code, and nothing has occurred that could reasonably be expected to result in the revocation of such favorable determination.

(d) Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to or been obligated to contribute to (or has ever maintained, sponsored or contributed to or been obligated to contribute to) or has any Obligation with respect to, (i) any employee benefit plan that is subject to Title IV of ERISA, (ii) any Multiemployer Plan, (iii) any multiple employer plan (as defined in Section 413(c) of the Code), (iv) any voluntary employees’ beneficiary association described under Section 501(c)(9) of the Code or any “funded welfare plan” within the meaning of Section 419 of the Code, or (v) any multiple employer welfare arrangement (as defined under Section 3(40) of ERISA).

(e) Each Company Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies, in form and operation, the requirements of Section 409 of the Code and the guidance thereunder. No current or former employee or other service provider of the Company is entitled to receive any gross-up or additional payment in connection with any Tax (including those imposed under Section 409A or Section 4999 of the Code).

(f) No Company Benefit Plan, fiduciary of such plan or administrator of such plan has taken any action, or failed to take any action, which action or failure could subject Acquiror or any of its Affiliates, or any current or former employee or other service provider of the Company, to any Tax, fine, lien, penalty or other Obligation imposed by ERISA, the Code or other applicable Laws (including any Obligation for breach of any fiduciary duty or any prohibited transaction as defined in Section 4975 of the Code, any Obligation pursuant to Section 502 of ERISA or any Tax imposed pursuant to Section 4976 of the Code), with respect to or in connection with any Company Benefit Plan. The Company is not bound by or otherwise subject to any agreement or Contract related to any Obligation under Section 4204 of ERISA.

(g) The Company does not provide (or has not at any time provided) or have any obligation to provide post-employment health, life or other welfare benefits, other than as required under Section 4980B of the Code (the full cost of which is borne by the applicable recipient of such benefits).

(h) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with the occurrence of any other event, would be reasonably likely to result in (i) any material payment or benefit becoming due to, or a material increase in, or acceleration of the timing of payment, funding or vesting of, the compensation or benefits of, any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries; or (ii) the receipt (whether in cash, property or the vesting of property) by any “disqualified individual” or any “parachute payment” (as such terms are defined in Section 280G of the Code).

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(i) Except as would not result in material liability for the Company or any of its Subsidiaries, the Company and its Subsidiaries are not subject to any fines, Taxes, interest, or other penalties levied by any Governmental Authority for any failure to pay or delinquency in paying any wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and other service providers under applicable Laws, Contract or Company policy.

(j) Over the past three (3) years (i) no employee of the Company or its Subsidiaries has made allegations of sexual harassment, sexual misconduct or other harassment against any officer or director of the Company or its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to sexual harassment, sexual misconduct or other harassment by any current or former employee, independent contractor, director or officer of the Company or its Subsidiaries.

(k) The Company has provided Acquiror a complete and accurate list of each employee employed by the Company or any of its Subsidiaries as of the date hereof and each such employee’s job title.

(l) Except as set forth on Schedule 4.13(l), neither the Company nor any of its Subsidiaries is a party to or threatened with any Action involving any applicant, any former or current employee, any former or current individual or sole proprietor independent contractor, or otherwise relating to any labor or employment matters of the Company or any of its Subsidiaries that would reasonably be expected to result in a material liability to the Company.

(m) The Company and its Subsidiaries are, and for the past (3) three years have been, in compliance in all material respects with all Laws relating to labor and/or employment, including Laws regarding hiring, background checks, employee trainings and notices, immigration, authorization to work, notice, health and safety, wages and hours, classification of exempt employees, classification of independent contractors, harassment, discrimination, retaliation, accommodations, disability rights or benefits, plant closings and mass layoffs, workers’ compensation, labor relations, leaves of absences, time off, COVID-19, affirmative action, unemployment insurance, and/or termination of employment, except where such failure would not reasonably be expected to result in a material liability.

(n) The Company and its Subsidiaries have not, in the past three (3) years, experienced or implemented a “plant closing” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local law (each a “WARN Act”) or other event requiring notice under a WARN Act. In the six (6) month period immediately prior to the date hereof, the Company and its Subsidiaries have not carried out any temporary layoffs, furloughs, or material reductions in hours of work that, if continued for six (6) months, alone or in the aggregate with any other “employment loss” (as defined under any WARN Act) could reasonably be expected to constitute a “plant closing” or “mass layoff” under any WARN Act.

4.14 Taxes.

(a) Each of the Company and its Subsidiaries has filed with the appropriate Tax Authority, or has caused to be filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. Each of the Company and its Subsidiaries has paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return).

(b) Each of the Company and its Subsidiaries has (i) withheld all Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Tax Authority, except where such failure would not reasonably be expected to result in a material liability.

(c) No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed by any Tax Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP, except where such claim, assessment, deficiency or proposed adjustment would not reasonably expected to result in material liability. There is no material Tax audit

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or other examination of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group for income tax purposes (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(e) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (other than any such Tax group the common parent of which is the Company) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, by operation of Law, by Contract or otherwise.

(f) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(g) Neither the Company nor any of its Subsidiaries has taken any action, nor to the Knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent (i) the Redomicile from qualifying as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (ii) the Sponsor Share Conversion from qualifying as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, (iii) the Name Change from qualifying as a “reorganization” pursuant to Section 368(a)(1)(F) or (iv) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(h) The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws and regulations.

(i) Except as set forth in Schedule 4.14(h), neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country of its formation.

(j) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past 5 years.

(k) There are no Liens with respect to Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens described in clause (iii) of the definition of such term.

(l) The Company has complied in all material respects with all escheat and unclaimed property Laws.

4.15 Intellectual Property.

(a) Schedule 4.15(a) contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and (iv) internet domain names, in each case that are owned by the Company or its Subsidiaries or that the Company or its Subsidiaries purport to own (collectively, “Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance and, with respect to domain names, the applicable domain name registrar. To the Knowledge of the Company, the Registered IP is subsisting and, excluding any Registered IP which is the subject of an application for registration or issuance, is valid and enforceable, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

(b) To the Knowledge of the Company: (i) the operation of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and since December 31, 2019, has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property and (ii) no third party is infringing, misappropriating, diluting or otherwise violating on the date of this Agreement, and no third party has infringed, misappropriated, diluted or otherwise violated since December 31, 2019, any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

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(c) As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened (including “cease and desist” letters or invitations to take a license) against the Company or any of its Subsidiaries (i) challenging the ownership, validity, registrability, patentability, or enforceability of the Intellectual Property owned by the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries purport to own (excluding office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (ii) asserting that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property since December 31, 2019, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

(d) To the Knowledge of the Company, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company and its Subsidiaries, who have contributed to or participated in the conception and development of material Intellectual Property for the Company or its Subsidiaries have entered into valid and binding proprietary rights agreements vesting ownership of such Intellectual Property in the Company or one of its Subsidiaries.

4.16 Data Protection.

(a) In the three (3) years prior to the date of this Agreement, the Company and its Subsidiaries (i) have been in compliance in all material respects with all Privacy Laws and the Company’s and its Subsidiaries’ applicable contractual requirements relating to the Company’s and Subsidiaries’ Processing of Personal Information, and (ii) have not been subject to any regulatory audits or investigations by any Governmental Authority relating to Privacy Laws. The Company and its Subsidiaries have taken commercially reasonable steps to ensure that all Personal Information is protected in all material respects against loss or unauthorized Processing. To the Knowledge of the Company, in the three (3) years prior to the date of this Agreement, there has been no loss, theft or unauthorized access to or misuse of any Personal Information, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries has received any written requests, complaints or objections to its collection or use of Personal Information from any data protection authority or third party (including data subjects) that remains unresolved. To the Knowledge of the Company, no individual has been awarded compensation from the Company or any of its Subsidiaries under any Privacy Laws, and no written claim for such compensation is outstanding.

(c) Neither the Company nor any of its Subsidiaries sells, rents or otherwise makes available to any Person any Personal Information, except in a manner that complies in all material respects with all applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transaction contemplated herein comply, and will comply, in all material respects, with all Privacy Laws and other contractual commitments related to the privacy and security of Personal Information to which the Company and any of its Subsidiaries are bound.

4.17 Information Technology.

(a) The IT Systems used in the conduct of the Company’s and its Subsidiaries’ businesses: (i) operate and perform in material accordance with their documentation and functional specifications and (ii) to the Knowledge of the Company, are free from bugs and other defects, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

(b) The Company and its Subsidiaries have implemented with respect to the IT Systems used in their business commercially reasonable backup, security and disaster recovery technology consistent with industry practices.

(c) To the Knowledge of the Company, since December 31, 2019, there has been no security breach or unauthorized access to the IT Systems used in the conduct of the Company’s and its Subsidiaries’ businesses, which resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company and its Subsidiaries, taken as a whole.

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4.18 Real Property.

(a) None of the Company or any of its Subsidiaries owns in fee simple (or its local equivalent) any real property.

(b) Schedule 4.18(b) contains a complete and accurate list by property, city, state and country, of all land and real property leasehold or subleasehold estates and other rights to use or occupy any interest in land or real property held by the Company or any of its Subsidiaries as of the date of this Agreement (the “Leased Company Properties”). The Leased Company Properties are the only real property used by the Company or any of its Subsidiaries in, or otherwise related to, the Company’s or any of its Subsidiaries’ business as of the date of this Agreement, and subject to any permitted action pursuant to Section 6.01, as of the Closing Date. The Company or any of its Subsidiaries has a legal, valid, and binding leasehold interest in, or a right to use or occupy, the Leased Company Properties, free and clear of all Liens (other than Permitted Liens). Except as set forth on Schedule 4.18(b), or as provided in the Lease Documents, neither the Company nor its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy any Leased Company Properties or any portion thereof.

(c) Schedule 4.18(c) contains a complete and accurate list and description of all leases, subleases, licenses, concessions, and other contracts, agreements and leasehold or land use arrangements and all related supplemental or ancillary documents pursuant to which the Company or any of its Subsidiaries leases, licenses, subleases or otherwise occupies any Leased Company Property on the date hereof, except for any leases or licenses which arrange for a temporary occupancy arrangement of less than six months (collectively, the “Lease Documents”). The Company has delivered to Acquiror a true and complete copy of each such Lease Document. Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any other party to any Lease Document is in material breach or material default under such Lease Document, nor has any event occurred which with notice or the passage of time or both would constitute a breach or default under any Lease Document.

(d) Each Lease Document is a written agreement in full force and effect, is valid, binding and enforceable, subject to proper authorization and execution of each Lease Document by the other parties thereto. The Company and its Subsidiaries has paid the rent and all other sums that are due and payable under such Lease Documents and there are no material arrears nor any sums which have been waived, deferred or accelerated, and no rent reviews are outstanding, in progress nor have been deferred. All consents, permits and approvals required to be obtained by the Company or its Subsidiaries for the grant of each Lease Document have been obtained and complied with by the Company or its Subsidiaries in all material respects.

(e) Schedule 4.18(e) contains a complete and accurate list and description of all leases, subleases, licenses, concessions, and other contracts, agreements and leasehold or land use arrangements and all related supplemental or ancillary documents pursuant to which the Company or any of its Subsidiaries have granted third parties the right to occupy parts of the Leased Company Properties (“Occupational Documents”). Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any other party to any Occupational Document is in material breach or material default under such Occupational Document, nor has any event occurred which with notice or the passage of time or both would constitute a breach or default under any Occupational Document. Except as would not be material to the Company or as would not impact the use or operation or detract from the value of the relevant Leased Company Property other than, in each case, to an immaterial extent, all consents, permits and approvals required for the grant of any Occupational Documents and the occupation by third parties of the Leased Company Properties have been obtained and complied with by the Company or its Subsidiaries, and to the Knowledge of the Company, any other party to such Occupational Documents, in all material respects.

(f) To the Knowledge of the Company, except as set forth on Schedule 4.18(e), there exists no restrictions, covenants or encumbrances which prevent any of the Leased Company Properties from being used now or in the future for their current use in accordance with the applicable Lease Documents or require consent from a third party as a result of the transactions contemplated by this Agreement or would be material and adverse to the Company or its Subsidiaries. Where title to any Leased Company Properties is required to be registered, such title has been registered in the name of the Company or its Subsidiaries.

(g) There are no outstanding options, rights of first offer or rights of first refusal to purchase any Leased Company Properties or any portion thereof or interest therein (which are binding on or in favor of the Company or a Subsidiary). Except as set forth in the applicable Lease Documents, there are no contracts relating

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to the right to receive any portion of the income or profits from the sale, operation or development of any Leased Company Properties or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any land or real property or interest therein, nor is in the process of negotiating any such agreement or option to purchase as at the date of this Agreement.

(h) As of the date hereof, each Leased Company Property and any structures built on them comply in all material respects with all applicable Laws, the current use of each Leased Company Property by the Company or its Subsidiaries complies in all material respects with all applicable Laws, and there are no material outstanding or threatened disputes, actions, claims, demands, adverse notices or complaints to which the Company or its Subsidiaries has received notice or is a party in respect of any of the Leased Company Properties.

(i) As of the date hereof, there are no pending, or, to the Knowledge of the Company, threatened, material appropriation, condemnation, eminent domain, compulsory purchase or like proceedings relating to the whole or any part of any Leased Company Properties.

(j) To the Knowledge of the Company, for the past three (3) years, no casualty event, major subsidence or major infestation has occurred with respect to the Leased Company Property that has not been fully remedied.

(k) Neither the Company nor any Subsidiaries have any ongoing liabilities (whether actual or contingent) in relation to previously owned, leased, licensed, used or occupied land or buildings.

(l) Each Leased Company Property benefits from all rights of access necessary for their current use and enjoyment without payment of material fees or charges to third parties.

4.19 Corrupt Practices; Sanctions.

(a) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its Representatives have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation of any Anti-Corruption Laws. The Company (x) has instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company operates and (y) has maintained such policies and procedures in force. To the Knowledge of the Company, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of the Company or its Subsidiaries.

(b) Neither the Company or its Subsidiaries nor, to the Knowledge of the Company, any of its Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates any applicable Anti-Corruption Laws.

(c) Neither the Company nor any of its Subsidiaries is conducting and has not conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Law.

(d) Neither the Company nor any of its directors, officers, employees, or to the Knowledge of the Company, any other Persons acting for or on behalf of any of the foregoing, is or has been, a Sanctioned Person.

(e) There is no current investigation, allegation, request for information, or any other inquiry by any Governmental Authority regarding the actual or possible violation of Sanctions by the Company, and over the past five years, and the Company has not received any notice that there is any investigation, allegation, request for information, or any other inquiry by any Governmental Authority regarding an actual or possible violation of sanctions.

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4.20 Competition and Trade Regulation.

(a) The Company and its Subsidiaries have been and currently are in compliance with relevant Sanctions and Ex-Im Laws and regulations in jurisdictions in which the Company and its Subsidiaries do business or to which the Company and its Subsidiaries are otherwise subject, including the United States International Traffic in Arms Regulations, the Export Administration Regulations and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control. The Company also has policies and procedures in place designed to ensure compliance with the applicable Sanctions and Ex-Im Laws and are following such policies and procedures.

(b) The Company and its Subsidiaries are in compliance with all applicable Antitrust Laws in all material respects. Neither the Company nor its Subsidiaries is not nor has been a party to or is or has been concerned in any agreement or arrangement with a Governmental Authority under any anti-trust, competition or similar legislation in any jurisdiction in which the Company or its Subsidiaries has assets or carries or intends to carry on business or where its activities may have an effect.

4.21 Environmental Matters.

(a) The Company and its Subsidiaries are and, over the past three (3) years have been, in compliance in all material respects with all Environmental Laws and, without limiting the foregoing, all Company Permits required under Environmental Laws in connection with the operation of the Company’s business or the Leased Company Properties, which Company Permits have been obtained by the Company and its Subsidiaries and are current and valid;

(b) there are no Actions pending, or to the Knowledge of the Company, threatened, against the Company nor its Subsidiaries, and neither the Company nor its Subsidiaries has received any written notification of, nor, to the Knowledge of the Company, is the Company or its Subsidiaries otherwise responsible for any material violation of or material liability under, Environmental Laws, including for the contamination by or manufacture, generation, storage, treatment, use, transportation, disposal, Release or threatened Release at any location of, or exposure of any Person to, any Hazardous Material, and, to the Knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such an Action;

(c) there have been no Releases of any Hazardous Material at, on, under, or from the current or former Leased Company Properties, or to the Knowledge of the Company, any third-party property in quantities that have triggered or could trigger the need for investigation, remediation, removal, cleanup or monitoring of Hazardous Material pursuant to Environmental Laws;

(d) no material Liens pursuant to Environmental Laws have been imposed on the Leased Company Properties, and to the Knowledge of the Company, no such Liens have been threatened;

(e) neither the Company nor any of its Subsidiaries has entered into any Contract or other binding agreement pursuant to which it has retained or assumed any material liabilities or material obligations of any other Person arising under Environmental Laws; and

(f) the Company has furnished to Acquiror copies of all material environmental reports, assessments, audits, inspections and any communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of its Subsidiaries with, or material liability of the Company or any of its Subsidiaries under, Environmental Law or any Company Permits required under Environmental Law in its possession relating to the past or current operations or facilities of the Company or any of its Affiliates.

4.22 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 4.22, the fees and expenses of which will be paid by the Company or any of its Subsidiaries pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

4.23 Affiliate Agreements. Except as set forth on Schedule 4.23, neither the Company nor its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the

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Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror, Merger Sub or the Company or any of its Subsidiaries or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

4.24 COVID-19. Neither the Company nor any of its Subsidiaries have participated in the federal Paycheck Protection Program or sought material benefits or relief thereunder.

4.25 No Other Representations or Warranties. The representations and warranties made by the Company in this ARTICLE IV are the exclusive representations and warranties made by the Company, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this ARTICLE IV, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. For the avoidance of doubt, the Company, its Affiliate and each of their respective Representative has not made and does not make any express or implied representation or warranty, either written or oral, with respect to the Company. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or (b) any oral or, except for the representations and warranties expressly made by the Company in this ARTICLE IV, written information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or after February 10, 2021 (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Reports will be deemed to modify or qualify the representations and warranties set forth (i) in Section 5.01, Section 5.02, Section 5.06, Section 5.07 and Section 5.13, or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

5.01 Organization, Standing and Corporate Power.

(a) Acquiror is an entity duly incorporated, validly existing and in good standing under the CACI (and following the Redomicile, shall be an entity duly incorporated, validly existing and in good standing under the DGCL), and has all requisite legal entity power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the Transactions or be material and adverse to Acquiror.

(b) Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than the Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.02 Corporate Authority; Approval; Non-Contravention.

(a) Each of Acquiror and Merger Sub has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction

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of the conditions to Closing contemplated hereby and the adoption of this Agreement by Acquiror as the sole stockholder of Merger Sub, to consummate the Transactions. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate or other consent and authorizations on the part of Acquiror and Merger Sub, and no other corporate or other actions on the part of Acquiror or Merger Sub are necessary to authorize the execution and delivery by Acquiror or Merger Sub of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Shareholder Approvals and the adoption of this Agreement by Acquiror as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

(b) The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Acquiror and/or Merger Sub is a party, and the consummation of the Transactions, and (in the case of Acquiror) subject to receipt of the Acquiror Shareholder Approvals, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or any organizational documents of Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Acquiror, Merger Sub or any of their Affiliates pursuant to, any Contract to which Acquiror, Merger Sub or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.02(a), under any Law to which Acquiror, Merger Sub or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(c) The Acquiror Support Agreement executed and delivered contemporaneously with the execution and delivery of this Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery thereof by the other parties, is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the other parties thereto, enforceable against Acquiror and the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions).

5.03 Litigation.

(a) Neither Acquiror nor, to the Knowledge of Acquiror, any of its officers, in their capacities as such, is the subject of or engaged in any material Action before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such litigation, arbitration or dispute resolution process is pending or threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. As of the date hereof, Acquiror is not, nor to the Knowledge of Acquiror is any of its officers, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material disputes or material claims.

(b) As of the date of this Agreement, neither Acquiror nor Merger Sub is a party to or subject to the provisions of any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (except if generally applicable without Acquiror or a Merger Sub being named therein) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.04 Compliance with Laws. Acquiror and Merger Sub are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror and Merger Sub, and each of Acquiror and Merger Sub is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws.

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5.05 Employee Benefit Plans. Except as may be contemplated by the Acquiror Equity Plan Proposal, neither Acquiror nor Merger Sub maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any Benefit Plan with respect to which Acquiror, Merger Sub or any of their respective Affiliates have any remaining obligations or liabilities and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of Acquiror or Merger Sub, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of Acquiror or Merger Sub to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.06 Financial Ability; Trust Account.

(a) As of the date hereof, the Investment Management Trust Agreement, dated August 10, 2021, by and between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”) (the “Trust Agreement”), in connection with the trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by the Trustee, is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except solely to the extent necessary in connection with the Extension Proxy Statement, the Extension Proposal, the Extension Meeting or the approval of the Extension Proposal, the Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated August 10, 2021, as amended. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Since August 13, 2021, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account to pay the tax obligations of the Company as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is a Redeeming Shareholder and solely to the extent receipt of any such amount is for an Acquiror Share Redemption.

(b) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness in excess of $1,000,000, excluding any Working Capital Loans.

5.07 Taxes.

(a) Each of Acquiror and Merger Sub has filed with the appropriate Tax Authority, or has caused to be filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. Each of Acquiror and Merger Sub has paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return).

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(b) Each of Acquiror and Merger Sub, as applicable, has (i) withheld all Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Tax Authority, except where such failure would not reasonably be expected to result in a material liability.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Tax Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no material Tax audit or other examination of Acquiror or Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of Acquiror or Merger Sub.

(d) Neither Acquiror nor Merger Sub is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group for income tax purposes (other than any such Tax group the common parent of which was Acquiror), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(e) Neither Acquiror nor Merger Sub has any liability for Taxes of any other Person (other than any such Tax group the common parent of which is Acquiror) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, by operation of Law, by Contract or otherwise.

(f) Neither Acquiror nor Merger Sub has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(g) Neither Acquiror nor Merger Sub has taken any action, nor to the Knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent (i) the Redomicile from qualifying as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (ii) the Sponsor Share Conversion from qualifying as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, (iii) the Name Change from qualifying as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations or (iv) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(h) Acquiror and the Merger Sub are in compliance in all material respects with all applicable transfer pricing Laws and regulations.

(i) There are no Liens with respect to Taxes on any of the assets of Acquiror or Merger Sub, other than Permitted Liens described in clause (iii) of the definition of such term.

(j) Neither Acquiror nor Merger Sub has a permanent establishment in a country other than the country in which it is organized.

(k) Acquiror has complied in all material respects with all escheat and unclaimed property Laws.

5.08 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 5.08, the fees and expenses of which will be paid by Acquiror or Merger Sub pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, Merger Sub or any of their Affiliates.

5.09 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since August 10, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). Except as set forth on Schedule 5.09(a) hereto, none of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such

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filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 5.09(a) hereto, the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) To the Knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

5.10 Business Activities; Absence of Changes.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

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(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03), (ii) as set forth on Schedule 5.10(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror in excess of $100,000 in the aggregate with respect to any individual Contract or when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03) and Contracts set forth on Schedule 5.10(c)).

(d) Except for any indebtedness incurred by Acquiror or a Merger Sub with the consent of the Company as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation against Acquiror or Merger Sub, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended September 30, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and the Merger Sub, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of December 31, 2021 in the ordinary course of the operation of business (including Working Capital Loans) of Acquiror and the Merger Sub (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and the Merger Sub, taken as a whole) or (iii) disclosed in Schedule 5.10(d).

(e) Since their organization, the Merger Sub have not conducted any business activities other than activities directed toward the accomplishment of the Merger.

(f) Except as set forth in the Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

(g) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(h) Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(i) (i) Since the date of Acquiror’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to Acquiror or Merger Sub that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions and (ii) from February 10, 2021 through the date of this Agreement, Acquiror and Merger Sub have not taken any action that would require the consent of the Company pursuant to Section 7.03 if such action had been taken after the date hereof.

5.11 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.

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5.12 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(b), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, and each of Acquiror and Merger Sub, on its own behalf and on behalf of their Affiliates and its and their directors, officers, employees, partnership, members or representatives, disclaim reliance on any representations and warranties, express or implied, other than those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(b). Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement or any certificate delivered in accordance with Section 9.02(b). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.02(b), with all faults and without any other representation or warranty of any nature whatsoever.

5.13 Capitalization.

(a) The authorized share capital of Acquiror consists of (i) 500,000,000 Acquiror Class A Ordinary Shares, of which (A) 20,655,000 Acquiror Class A Ordinary Shares are issued and outstanding as of the date of this Agreement, (B) 218,333 Acquiror Class A Ordinary Shares are reserved for issuance upon the exercise of 218,333 outstanding Existing Acquiror Private Placement Warrants as of the date of this Agreement, (C) 6,666,667 Acquiror Class A Ordinary Shares are reserved for issuance upon the exercise of 6,666,667 outstanding Existing Acquiror Public Warrants as of the date of this Agreement, and (D) 6,666,667 Acquiror Class A Ordinary Shares are reserved for issuance upon the conversion of Acquiror Class B Ordinary Shares, (ii) 50,000,000 Acquiror Class B Ordinary Shares, of which 6,666,667 Acquiror Class B Ordinary Shares are issued and outstanding and (iii) 1,000,000 preference shares of Acquiror, par value $0.0001, none of which are issued and outstanding. All of the issued and outstanding Acquiror Ordinary Shares (w) have been duly authorized and validly issued and are fully paid and nonassessable, (x) were offered, sold and issued in compliance with applicable Law and the Acquiror Organizational Documents, (y) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any applicable Law, Acquiror Organizational Document or Contract and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(b) Subject to the terms of conditions of the Warrant Agreement, as of immediately after the Closing, each Acquiror Warrant will be exercisable, after giving effect to the Merger, for one share of common stock of Acquiror at an exercise price of $11.50 per share, beginning 30 days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Acquiror Organizational Documents and (B) any other applicable Contracts governing the issuance of such securities to which Acquiror is a party or otherwise bound and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Acquiror Organizational Documents or any Contract to which Acquiror is a party or otherwise bound.

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(c) Except for this Agreement, the Acquiror Warrants, the Acquiror Class B Ordinary Shares, Working Capital Loans and any Subscription Agreement, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Ordinary Shares or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Shareholders may vote. Except as disclosed in the Acquiror SEC Reports, there are no registration rights, and Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement, rights plan, anti-takeover plan or similar agreements relating to Acquiror Ordinary Shares or any other equity interests of Acquiror. Other than the Merger Sub, Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d) As of the date hereof, (i) the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which one share is issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.

(e) Subject to approval of the Proposals, the Acquiror Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, (i) will be duly authorized, validly issued, fully paid and nonassessable, (ii) will have been issued in compliance with applicable Law and the Acquiror Organizational Documents, (iii) will not be subject to any preemptive rights of any other shareholder of Acquiror and (iv) will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

5.14 Nasdaq Stock Market Quotation. The issued and outstanding Acquiror Public Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “VCXA”. Except for the Private Placement Units, the issued and outstanding units of Acquiror, each unit consisting of one Acquiror Class A Ordinary Share and one-third of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “VCXAU”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “VCXAW”. Acquiror is in compliance in all material respects with the rules of Nasdaq and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or Acquiror Warrants or terminate the listing of Acquiror Class A Ordinary Shares or Acquiror Warrants on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Ordinary Shares or Acquiror Warrants under the Exchange Act. At the Closing, each then issued and outstanding unit of Acquiror, which consists of Acquiror Class A Ordinary Share and one-third of one Existing Acquiror Public Warrant, shall, to the extent not already split by the holder thereof, be separated and convert automatically into one share of Acquiror Common Stock and one-third of one Domesticated Acquiror Public Warrant.

5.15 Contracts; No Defaults.

(a) The Acquiror SEC Reports disclose every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Acquiror or Merger Sub is a party or by which any of their respective assets are bound (the “Acquiror Material Contracts”). True, correct and complete copies of the Acquiror Material Contracts have been delivered to or made available to the Company or its agents or representatives.

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(b) Neither Acquiror nor Merger Sub is, nor has it received written notice that any other party to any such Acquiror Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under any such Acquiror Material Contract to which it is a party or any of its properties or other assets is subject. No such Acquiror Material Contract is the subject of a notice to terminate, except for any expiration of the term of such Contract following the date of this Agreement in accordance with its terms. Each Acquiror Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on Acquiror or a Merger Sub, as applicable, and, to the Knowledge of Acquiror, each other party thereto, except as would not be material and adverse to Acquiror and Merger Sub, taken as a whole. There is no default under any such Acquiror Material Contract by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, in each case, except as would be material and adverse to Acquiror and Merger Sub, taken as a whole.

5.16 Title to Property. Except as set forth on Schedule 5.16, neither the Acquiror nor Merger Sub (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.17 Investment Company Act. Neither the Acquiror nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940.

5.18 Affiliate Agreements. Except as set forth on Schedule 5.18, neither of the Acquiror nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

5.19 Corrupt Practices.

(a) Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor Merger Sub, nor any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws. Acquiror (x) has instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Acquiror operates and (y) has maintained such policies and procedures in force. To the Knowledge of Acquiror, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of Acquiror.

(b) Since their respective dates of incorporation, neither Acquiror nor Merger Sub nor, to the Knowledge of Acquiror, any of their respective Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws.

(c) Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor Merger Sub is conducting and has not conducted, directly or knowingly indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Law.

5.20 Takeover Statutes and Charter Provisions. The Acquiror Board has, and represents that it has, and the Acquiror has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Merger Consideration. As of the date of the Redomicile and through the Effective Time, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Acquiror or Merger Sub in connection with this Agreement, the Merger, the issuance of the

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Merger Consideration or any of the other transactions contemplated hereby. As of the date of the Redomicile and through the Effective Time, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Acquiror or Merger Sub is subject, party or otherwise bound.

5.21 No Other Representations or Warranties. The representations and warranties made by Acquiror and Merger Sub in this Article V are the exclusive representations and warranties made by Acquiror, Merger Sub, their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article V, neither Acquiror nor Merger Sub, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror or Merger Sub, to the accuracy or completeness of any information regarding Acquiror or Merger Sub available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror nor Merger Sub, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror or Merger Sub or (b) any oral or, except for the representations and warranties expressly made by Acquiror or a Merger Sub in this Article V, written information made available to the other parties hereto in the course of their evaluation of Acquiror and the Merger Sub and the negotiation of this Agreement or in the course of the Transactions.

ARTICLE VI
COVENANTS OF THE COMPANY

6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), or as may be required by Law, (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, distributors and creditors of the Company and its Subsidiaries and (iii) use commercially reasonable efforts to keep available the services of its present officers; provided, that, in the case of each of the preceding clauses (i)-(iii), during any period of full or partial suspension of operations related to COVID-19, the Company may, in connection with COVID-19, take such actions in good faith as are reasonably necessary (A) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or its Subsidiaries’ or (B) to respond to third-party supply or service disruptions caused by COVID-19, including, but not limited to COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to COVID-19 shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.01 and not be considered a breach of this Section 6.01; provided, further, that following any such suspension, to the extent that the Company or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), as may be required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

(b) declare, make or pay any dividend or other distribution (whether in cash, equity or property, including any deemed distribution for Tax purposes) to stockholders of the Company or repurchase or redeem any Company Stock;

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(c) other than (x) issuances or settlements of Company RSUs, (y) any Company Pre-Closing Financing, or (z) as disclosed in Schedule 4.04, create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) of the Company, (excluding repurchases in connection with termination of employment pursuant to an existing repurchase right);

(d) enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Material Contract (or any Contract, that if existing on the date hereof, would be a Material Contract), to which the Company or any of its Subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts either (i) in the ordinary course of business consistent with past practice or (ii) involving an annual aggregate payment of less than $500,000;

(e) enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Contract, Lease Document or any document governing the occupation of real property, or other arrangement to which the Company or any of its Subsidiaries, on one hand, and a Company Stockholder or its Affiliate, on the other hand, are parties or by which they are bound or which is for the benefit of a Company Stockholder or its Affiliates, other than issuances, settlements or exercises of Company Options or Company RSUs, as the case may be, and other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts or arrangements either (i) in the ordinary course of business consistent with past practice or (ii) involving an annual aggregate payment of less than $250,000;

(f) sell, transfer, lease, abandon, cancel, let lapse or convey, surrender or dispose of any assets, properties or business of the Company or its Subsidiaries (including Company Intellectual Property and Company Software), except for (i) dispositions of obsolete or worthless assets, or equipment that does not employ the most current available technologies or is otherwise not useful for the Company’s ongoing business activities, (ii) sales of inventory in the ordinary course of business and (iii) sales, abandonment, lapses of assets or items or materials (other than Owned Intellectual Property and Owned Company Software) in an amount not in excess of $2,500,000 in the aggregate, other than (A) as set forth on Schedule 6.01(e), (B) where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew any Registered IP, (C) Permitted Liens or (D) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business consistent with past practice (including performance and warranty bonds for the benefit of customers) and that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(g) except as otherwise required pursuant to applicable Law or the terms of a Company Benefit Plan as in effect as of the date hereof, or as disclosed in Schedule 4.08, (i) grant any material increase in compensation, benefits or severance to any current or former executive officer or director of the Company or any of its Subsidiaries, (ii) except for immaterial changes to welfare benefit plans (other than severance arrangements) in connection with annual renewals in the ordinary course of business, adopt, enter into, amend, modify, or terminate any material Company Benefit Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any of its Subsidiaries is a party or by which it is bound, (iii) grant or provide any material severance or termination payments, deferred compensation, or transaction, retention or change in control payments or benefits to any current or former director, employee, officer or other individual service provider of the Company or any of its Subsidiaries, except in connection with the promotion, hiring or firing (in each case, to the extent permitted by clause (iv)) of any employee in the ordinary course of business and consistent with past practice or which is less than $250,000 in aggregate value, (iv) recognize or certify any labor union, works council, other labor organization or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries, (v) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, or other actions that could implicate any WARN Act (excluding any COVID-19 Measures), or (vi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor;

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(h) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements of the acquired business to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

(i) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $5,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror prior to the date hereof;

(j) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), or enter into any agreement in respect of the acquisition of real property, make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except (i) advances to employees or officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, (ii) extended payment terms for customers in the ordinary course of business and (iii) those that do not exceed $50,000 in the aggregate;

(k) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any material liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);

(l) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any related liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $2,500,000 in the aggregate;

(m) incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, or in any material respect, modify any Indebtedness, other than (x) intercompany Indebtedness in the ordinary course of business and not to exceed $500,000 in the aggregate and (y) Indebtedness of the type referred to in clauses (i), (j) or (k) of the definition thereof incurred in the ordinary course of business, of a nature and in amounts consistent with past practice, or (z) Company Pre-Closing Financing;

(n) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement other than natural extensions of existing lines of business;

(o) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by the SEC, by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization), or by applicable Law;

(p) voluntarily fail to maintain, cancel or materially change coverage under, in a manner detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties; and

(q) enter into any agreement or undertaking to do any action prohibited under this Section 6.01.

6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with

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prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (b) in the judgment of legal counsel (including in-house counsel) of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company is bound, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance written notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries and that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any environmental media at any of the properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.03 HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall comply promptly but in no event later than thirty (30) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to Acquiror as promptly as reasonably practicable all information required for any application or other filing required to be made by Acquiror pursuant to any Antitrust Law. The Company shall (a) substantially comply with any Information or Document Requests and (b) request early termination of any waiting period under the HSR Act. The Company shall exercise its reasonable best efforts to (x) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (y) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (z) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted. The Company shall promptly notify Acquiror of any substantive communication with any Governmental Authority or third party with respect to the transactions contemplated by this Agreement, and furnish to Acquiror upon request copies of any notices or written communications received by the Company or any of its Affiliates with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of the Company, and to remove competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to Acquiror under this Section 6.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company or any of its Affiliates to, and Acquiror, Merger Sub and Affiliates shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company or any of its Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Affiliates, or any interest therein. The Company shall bear all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

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6.04 No Claim Against the Trust Account. The Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a Business Combination, and the Company has read Acquiror’s final prospectus, dated August 10, 2021 and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror, Acquiror’s public shareholders and the underwriters of Acquiror’s initial public offering and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of Acquiror, its public shareholders and the underwriters of Acquiror’s initial public offering. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination, are not consummated by such date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its public shareholders the amounts being held in the Trust Account. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind (whether based on contract, tort, equity or otherwise) that it has or may have in the future in or to any monies or other assets in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or in connection with, this Agreement or any negotiations, Contracts or agreements or transactions with Acquiror. Notwithstanding the foregoing sentence, (a) nothing herein shall limit or prohibit the Company’s right to pursue any claim against Acquiror for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance to consummate the Closing (including any claim for Acquiror to specifically perform its obligations under this Agreement to cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemption) at the Closing to the Company in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemption or otherwise violate the Trust Agreement and (b) nothing herein shall limit or prohibit any claim that the Company may have following the Closing against Acquiror’s assets or funds that are not held in the Trust Account (including any such funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.04 shall survive the termination of this Agreement for any reason.

6.05 Proxy Solicitation; Other Actions.

(a) The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. The Company agrees to provide Acquiror as promptly as practicable following the date hereof, (i) audited financial statements, including consolidated balance sheets as of December 31, 2021 and consolidated statements of income and comprehensive income, shareholder’s equity and cash flows, of the Company and its subsidiaries for the years ended December 31, 2021 and 2020, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB including a signed audit opinion, which signed audit opinion shall be delivered upon the initial filing of the Registration Statement with the SEC, (ii) unaudited financial statements, including consolidated condensed balance sheets and consolidated condensed statements of income and comprehensive income, shareholder’s equity and cash flows, of the Company and its Subsidiaries for each fiscal quarter beginning with the fiscal quarter ending September 30, 2022 and ending at least 45 days prior to the date on which the Registration Statement is effective, in each case, prepared in accordance with GAAP and Regulation S-X and (iii) auditor’s reports and consents to use such financial statements and reports in the Registration Statement. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act until the Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances

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under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

6.06 Non-Solicitation; Acquisition Proposals.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall use cause its Subsidiaries not to, and shall use its reasonable best efforts to cause their respective Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or which is otherwise intended or is reasonably likely to result in or lead to, an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or which is otherwise intended or is reasonably likely to result in or lead to, an Acquisition Proposal;

(iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

(iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or

(v) resolve or agree to do any of the foregoing.

The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cause their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in twelve (12) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries. The Company shall promptly (and in any event within one (1) Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer. The Company shall promptly (and in any event within one (1) Business Day) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company, its Subsidiaries or their respective Representatives). Notwithstanding the foregoing, the Company may respond to any such proposal, offer or submission by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition

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Proposal for as long as that exclusivity agreement remains in effect. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.06 by any of the Company’s or the Company’s Subsidiaries’ Representatives acting on the Company’s or its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.06 by the Company.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 35% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (B) any direct or indirect acquisition of 35% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 35% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 35% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.

6.07 Company Lock-up. At the Closing, the Company shall procure that the Company Lock-up Parties shall enter into a Lock-Up Agreement with Acquiror in substantially the form attached as Exhibit F hereto (the “Company Lock-Up Agreement”).

6.08 Litigation. In the event that the Company is subject to any litigation or material Action or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, or such Action or dispute resolution process is pending or threatened in writing, in each case, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company shall promptly notify the Acquiror of any such litigation or Action and keep the Acquiror reasonably informed with respect to the status thereof.

6.09 Company Support Agreement. Within five (5) days of the date hereof, the Company shall deliver to Acquiror counterparts to Company Support Agreements duly executed by each Company Stockholder holding at least ten percent (10%) of the outstanding shares of Company Stock as of the date hereof.

6.10 Financial Statements.

(a) Within thirty (30) days of the date hereof, the Company will deliver to Acquiror true, complete and correct copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and 2021, and the related audited consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended (collectively, the “Audited Financial Statements”), together with the accompanying independent auditors’ reports.

(b) Within thirty (30) days of the date hereof, the Company will deliver to Acquiror true, complete and correct copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2021 and 2022 and the related unaudited consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the nine month periods then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(c) The Financial Statements, when delivered (i) will be derived from the books and records of the Company and its Subsidiaries, (ii) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except (x) as otherwise noted therein to the extent permitted by Regulation S-X of the SEC) and the standards of the Public Company Accounting Oversight Board and (y) in the case of Unaudited Financial Statements, subject to year-end adjustments and the absence of notes thereto, none of which would be material individually or in the aggregate, and (iii) will fairly present in all material respects the consolidated assets, liabilities, cash flow and financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein. The Financial Statements, when delivered by the Company for

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inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

6.11 Offtake Agreement. Within thirty (30) days of the date hereof, the Company shall deliver to Acquiror the Offtake Agreement duly executed by each of the parties thereto.

6.12 Insurance. The Company shall use reasonable best efforts to obtain insurance policies that cover such risks and are in such amounts as are customarily carried by companies conducting a business similar to the Company.

ARTICLE VII
COVENANTS OF ACQUIROR

7.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall comply promptly but in no event later than thirty (30) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law. Acquiror shall substantially comply with any Information or Document Requests.

(b) Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate Acquiror to take any actions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of Acquiror or the Company and its Subsidiaries; and further provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, or any portfolio company (as such this term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor or of any such investment fund or investment vehicle.

(d) Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company upon request copies of any notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR

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Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of Acquiror, and to remove competitively sensitive material; provided, that Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”

7.02 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror and the Surviving Corporation agree that they shall indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of incorporation, bylaws and indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Corporation and their respective Subsidiaries to honor, each of the covenants in this Section 7.02.

(b) For a period of six years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives); provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Corporation and all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Corporation shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.02. The obligations of Acquiror and the Surviving Corporation under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person.

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7.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, Acquiror and Merger Sub shall, subject to Section 7.11, carry on their business in the ordinary course of business and in accordance with applicable Law. During the Interim Period, except as set forth on Schedule 7.03 or as expressly contemplated by this Agreement (including as contemplated by any Subscription Agreement or any other Acquiror Pre-Closing Financing) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not and each shall not permit Merger Sub to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub; provided however; notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or restrict the Acquiror from carrying out the Extension, and no consent of any other party shall be required in connection therewith;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any Acquiror Public Shares required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby or the Extension, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);

(iv) other than as set forth on Schedule 7.03(a)(iv), enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);

(v) enter into, or amend or modify any material term of (in a manner adverse to Acquiror or Merger Sub (including the Company)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.15(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.15(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or Merger Sub is a party or by which it is bound;

(vi) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action relating to this Agreement or otherwise) or compromise or settle any material liability, other than in the ordinary course of business consistent with past practice;

(vii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests (other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

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(ix) (A) adopt or materially amend any Benefit Plan, or enter into any employment contract with any employee providing for an annual base salary in excess of $200,000 or any collective bargaining agreement other than the Acquiror Equity Incentive Plan or as otherwise contemplated by this Agreement, (B) hire any employee or any other individual to provide services to Acquiror or its Subsidiaries (other than the Company) following Closing or (C) enter into any agreement to pay compensation to any of its officers or directors;

(x) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or the Merger Sub (other than the transactions contemplated by this Agreement);

(xi) make any capital expenditures;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiii) enter into any new line of business outside of the business currently conducted by Acquiror and the Merger Sub as of the date of this Agreement;

(xiv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xv) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and Merger Sub and their assets and properties; or

(xvi) enter into any agreement or undertaking to do any action prohibited under this Section 7.03.

(b) During the Interim Period, Acquiror shall, and shall cause Merger Sub to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or Merger Sub may be a party.

7.04 Trust Account. At the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement in the following order of priority: (a) first, for the redemption of any Acquiror Public Shares in connection with the Offer; (b) second, after giving effect to the payment contemplated by clause (a), for the payment of any due and payable deferred underwriting commissions incurred by Acquiror in connection with its initial public offering; and (c) third, the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror for payment of any remaining Outstanding Company Expenses and the Outstanding Acquiror Expenses in accordance with Section 3.06 and otherwise for the benefit of the Company.

7.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or the Merger Sub by third parties that may be in Acquiror’s or the Merger Sub’s possession from time to time, and except for any information which in the opinion of legal counsel (including in-house counsel) of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or Merger Sub is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make

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alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.06 Acquiror Nasdaq Listing.

(a) From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for Acquiror Class A Ordinary Shares and Existing Acquiror Public Warrants to be listed on, Nasdaq.

(b) Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions, or otherwise reserved for issuance, and for the Domesticated Acquiror Public Warrants, to be approved for listing on Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date, including by submitting prior to the Closing an initial listing application (the “Listing Application”) with Nasdaq with respect to such Acquiror Common Stock and Domesticated Acquiror Public Warrants. Each of the Company and Acquiror shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such party and shall otherwise reasonably assist and cooperate with the other such party in connection with the preparation and filing of the Listing Application. Acquiror will use reasonable best efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application and (iii) have the Listing Application approved by Nasdaq, as promptly as practicable after such filing. Acquiror shall not submit the Listing Application or any supplement or amendment thereto, or respond to comments received from Nasdaq with respect thereto, without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon. Acquiror shall promptly notify the Company upon the receipt of any comments from Nasdaq, or any request from Nasdaq for amendments or supplements to the Listing Application and shall provide the Company with copies of all material correspondence between Acquiror or any of its Representatives, on the one hand, and Nasdaq, on the other hand, and all written comments with respect to the Listing Application received from Nasdaq, and advise the Company of any oral comments with respect to the Listing Application received from Nasdaq. Promptly after receiving notice thereof, Acquiror shall advise the Company of the time of the approval of the Listing Application and the approval for listing on the Nasdaq of the Acquiror Common Stock to be issued in connection with the transactions contemplated hereby. Acquiror shall bear all fees and expenses incurred in connection with the preparation and filing of the Listing Application.

7.07 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.08 Additional Insurance Matters. Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company).

7.09 Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.10 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Acquiror shall take all actions necessary or appropriate to

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cause (a) the individuals designated in accordance with Section 2.05(b) to be elected as members of the Acquiror Board, effective as of the Closing and (b) the individuals designated in accordance with Section 2.05(c) to be the executive officers of Acquiror effective as of the Closing. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with each of the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

7.11 Exclusivity.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, Acquiror shall not, and shall use cause its Subsidiaries not to, and shall use its reasonable best efforts to cause their respective Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes any Competing Proposal;

(ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes any Competing Proposal;

(iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Competing Proposal;

(iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Competing Proposal; or

(v) resolve or agree to do any of the foregoing.

(b) Acquiror also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cause their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Competing Proposal. Acquiror shall promptly (and in any event within one (1) Business Day) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes any Competing Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Competing Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer. Acquiror shall promptly (and in any event within one (1) Business Day) keep the Company informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Competing Proposal (including any material changes thereto and copies of any additional written materials received by Acquiror or its Representatives). Notwithstanding the foregoing, Acquiror may respond to any such proposal, offer or submission by indicating only that Acquiror is subject to an exclusivity agreement and is unable to provide any information related to Acquiror or entertain any proposals or offers or engage in any negotiations or discussions concerning a Competing Proposal for as long as that exclusivity agreement remains in effect. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 7.11 by any of Acquiror’s Representatives acting on Acquiror’s behalf, shall be deemed to be a breach of this Section 7.11 by Acquiror.

(c) For purposes of this Agreement, “Competing Proposal” means any Business Combination or any other transaction involving, directly or indirectly, any merger, share exchange, asset or equity acquisition or purchase, reorganization, consolidation or similar business combination with or involving the Acquiror with one or more businesses or entities or any inquiry or request for information that is intended to lead to, or result in, any such transaction or Business Combination.

7.12 Redomicile. Subject to the Supermajority Acquiror Shareholder Approval, Acquiror shall, at least one (1) day prior to the Effective Time, transfer by way of continuation and domesticate to the State of Delaware and become a Delaware corporation in accordance with Section 388 of the DGCL and the CACI by filing a certificate

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of corporate domestication with respect to the Redomicile and a certificate of incorporation with the Secretary of State of the State of Delaware and by making all filings with the Cayman Islands Registrar of Companies required under the CACI for the deregistration of the Acquiror in the Cayman Islands. Immediately following the Redomicile, the Sponsor Share Conversion will occur and as a result of the Sponsor Share Conversion, the Class B common stock of Acquiror shall convert into Acquiror Common Stock and Acquiror shall adopt as Acquiror’s certificate of incorporation the Acquiror Charter. Acquiror shall effect the Redomicile in such a way that the representations and warranties set forth in ARTICLE V remain true and correct.

7.13 Management Incentive Package. Acquiror shall adopt the Acquiror Equity Incentive Plan, in the form agreed to by the Acquiror and the Company.

7.14 Stockholder Litigation. In the event that any litigation or material Action related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board by any of Acquiror’s equityholders prior to the Closing, Acquiror shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the Company’s advice with respect to such Action, including with respect to this Agreement.

7.15 Extension of Time to Consummate a Business Combination.

(a) Acquiror shall cooperate in good faith with the Company and provide the Company (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to Extension Proxy Statement, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. Acquiror shall consider the comments of the Company in good faith. Acquiror will promptly respond to any SEC comments on the Extension Proxy Statement and will use reasonable best efforts to cause the Extension Proxy Statement to be cleared by the SEC as promptly as practicable. Acquiror will advise the Company promptly after: (A) in the event the Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (B) in the event the Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (C) the filing of any supplement or amendment to the Extension Proxy Statement; (D) any request by the SEC for amendment of the Extension Proxy Statement; (E) any comments from the SEC relating to the Extension Proxy Statement and responses thereto (and shall provide the Company with a copy or, in the case of oral communications, summary of such comments); (F) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (G) any other communication, whether written or oral, from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).

(b) Acquiror shall promptly correct any information in the Extension Proxy Statement if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Law.

(c) As promptly as practicable after the Extension Proxy Statement is cleared by the SEC, Acquiror shall (i) distribute the Extension Proxy Statement to the Acquiror Shareholders, (ii) subject to the other provisions of this Agreement, solicit proxies from the Acquiror Shareholders to vote in favor of the related Extension Proposal, (iii) duly convene and hold the Extension Meeting and (iv) provide the Acquiror Shareholders with the opportunity to elect to redeem their Acquiror Public Shares into a pro rata portion of the Trust Account in connection with the extension as provided for in the Acquiror Organizational Documents. Acquiror agrees that if the approval of the Extension Proposal shall not have been obtained at any such Extension Meeting, then Acquiror shall continue until November 13, 2022 to take commercially reasonable actions and hold additional Extension Meetings in order to obtain the approval of the Extension Proposal. If approval has not been obtained by November 13, 2022, Acquiror may cease seeking approval of the Extension Proposal.

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ARTICLE VIII
JOINT COVENANTS

8.01 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company or any of its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

8.02 Preparation of Registration Statement; Extraordinary General Meeting; Solicitation of Company Stockholder Approvals.

(a) As promptly as practicable following the execution and delivery of this Agreement, Acquiror and the Company shall jointly prepare, and Acquiror shall cause to be filed with the SEC, a mutually-acceptable registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein and any exhibits thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Acquiror Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Acquiror and the Company shall furnish all information concerning itself and its Subsidiaries, officers, directors, and holders of equity securities as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to shareholders of Acquiror. To the extent the issuance of Acquiror Common Stock to the Company Stockholders in accordance with Section 3.01(c) and Section 3.03(a) cannot be registered on the Registration Statement (as mutually determined by Acquiror and the Company) (such portion of the Acquiror Common Stock, the “Excluded Shares”), the parties agree that (i) the Excluded Shares will be deemed to be issued to the Company Stockholders on a private placement basis and (ii) Acquiror (a) shall (x) include such Excluded Shares in any registration statement on Form S-1 that registers the resale of the Acquiror Common Stock or (y) prepare, with the assistance of the Company, and (A) cause to be filed with the SEC within 30 days of the consummation of the Merger a resale registration statement on Form S-1, pursuant to which the resale of the Excluded Shares will be registered in accordance with the requirements of the Securities Act and (B) use best efforts to ensure that such resale registration statement is declared effective by the SEC within 60 days of the filing thereof. Acquiror shall bear all filing fees and expenses incurred in connection with the preparation and filing of the Registration Statement and Proxy Statement and the receipt of stock exchange approval in connection with the listing of Acquiror Common Stock to be issued as Merger Consideration on the Closing Date. Notwithstanding anything to the foregoing, however, for any matters relating to Taxes, Section 8.03 shall control in the event of any conflict.

(b) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply

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with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Acquiror Ordinary Shares, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination, and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Acquiror Charter and the bylaws of the Acquiror (the “Amendment Proposal”) and each change to the Acquiror Charter that is required to be separately approved (“Advisory Amendment Proposal”), (iii) approval of the issuance of the Acquiror Common Stock as Merger Consideration and pursuant to any Subscription Agreement, and the issuance of Acquiror Common Stock or securities convertible into or exchangeable for Acquiror Common Stock to be issued at the Closing in connection with any financing upon the mutual agreement of Acquiror and the Company, in accordance with the rules of Nasdaq (the “Nasdaq Proposal”), (iv) the approval and adoption of the Acquiror Equity Incentive Plan (the “Acquiror Equity Plan Proposal”), (v) adjournment of the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals, (vi) approval of the Redomicile (the “Redomicile Proposal”), (vii) approval of the Name Change (the “Name Change Proposal”), and (viii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the Advisory Amendment Proposal, the Nasdaq Proposal, the Acquiror Equity Plan Proposal, the Redomicile Proposal and the Name Change Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Shareholders at the Extraordinary General Meeting.

(d) Acquiror shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Extraordinary General Meeting in accordance with the Articles of Association and the CACI, (ii) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Ordinary Shares to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its shareholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”); provided, that if, at any time prior to obtaining the Acquiror Shareholder Approval, the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that in response to an Intervening Event, the failure to make an Acquiror Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Acquiror Board may, prior to obtaining the Acquiror Shareholder Approval, make an Acquiror Change in Recommendation; provided, however, that Acquiror shall not be entitled to make, or agree or resolve to make, an Acquiror Change in Recommendation unless (i) Acquiror delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. New York City time on the fourth Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event shall require a new notice but with an additional three Business Day (instead of four Business Day) period from the date of such notice, the “Intervening Event Notice Period”)), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure

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to make an Acquiror Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, Acquiror will, and will use its reasonable best efforts to cause its Representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Acquiror Change in Recommendation.

(e) Notwithstanding the foregoing provisions of this Section 8.02(e), if on a date for which the Extraordinary General Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of Acquiror Ordinary Shares to obtain the Required Acquiror Shareholder Approvals, as applicable, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Extraordinary General Meeting; provided, that if a quorum is present, that the proposal for the adjournment of the Extraordinary General Meeting shall have been approved by a sufficient number of Acquiror Ordinary Shares; provided, further, that the Extraordinary General Meeting, without the prior written consent of the Company, (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Extraordinary General Meeting was originally scheduled or the most recently adjourned Extraordinary General Meeting (excluding any adjournments required by applicable Law) and (y) is held no later than four (4) Business Days prior to the Termination Date.

(f) As promptly as practicable after the effectiveness of the Registration Statement, the Company shall solicit a consent in writing or by electronic transmission from the Company Stockholders entitled to vote approving and adopting this Agreement, the Merger and, to the extent required by Law, the Transactions (when executed by the Company Stockholders holding a majority in voting power of the outstanding Company Stock entitled to vote, voting together as a single class, (the “Company Stockholder Approvals”)). In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Stockholders entitled to provide such written consent and (ii) solicit written consents from such Company Stockholders to give the Company Stockholder Approvals. The Company shall, through the Company Board, recommend to the Company Stockholders entitled to vote that they adopt this Agreement (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation (such action, a “Company Change in Recommendation”). The Company will promptly provide Acquiror with copies of all stockholder consents it receives. If the Company Stockholder Approvals are obtained, then promptly following the receipt of the required consents in writing or by electronic transmission, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders entitled to vote to give the Company Stockholder Approvals in accordance with this Section 8.02(f) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or by any Company Change in Recommendation.

8.03 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be borne by Acquiror. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b) Tax Treatment. The parties intend that, for United States federal income tax purposes, (i) the Redomicile qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (ii) the Sponsor Share Conversion qualifies as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, (iii) the Name Change qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, and (iv) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the Code and the Treasury Regulations. This Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). Neither the Company nor Acquiror has any Knowledge, and none of the other parties knows, of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant parties), or has knowingly taken or will take any action not contemplated

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by this Agreement, if such fact, circumstance or action would be reasonably expected to cause (A) the Redomicile to fail to qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (B) the Sponsor Share Conversion to fail to qualify as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, (C) the Name Change to fail to qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, or (D) the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Redomicile, the Name Change and the Merger shall be reported by the parties for all applicable Tax purposes in accordance with the foregoing, unless otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) From the date hereof until the Closing, none of Acquiror, Merger Sub or the Company shall take or cause to be taken, or knowingly fail to take or knowingly fail to cause to be taken any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, (i) the Redomicile from qualifying as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (ii) the Sponsor Share Conversion from qualifying as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, (iii) the Name Change from qualifying as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations or (iv) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(d) On the Closing Date, the Company shall deliver to Acquiror (x) a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) and (y) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2), in each case, in the form set forth on Exhibit H, dated as of the Closing Date and duly signed by a responsible corporate officer of the Company.

(e) If the SEC requires that a Tax opinion be prepared and submitted with respect to the Tax treatment of the Redomicile, Sponsor Share Conversion, Name Change or the Merger, and if such a Tax opinion is being provided by a Tax counsel, each of the Company, Acquiror and their Affiliates agrees to deliver to such Tax counsel customary Tax representation letters reasonably satisfactory to such Tax counsel, dated and executed as of such date(s) as determined reasonably necessary by such Tax counsel in connection with the preparation of such Tax opinion; provided, that notwithstanding anything herein to the contrary in this Agreement, (i) if and to the extent a Tax opinion with respect to the treatment of the Redomicile, Sponsor Share Conversion or Name Change is being requested or required, the Acquiror shall use its reasonable best efforts to have counsel to the Acquiror (upon receipt of customary Tax representation letters satisfactory to such counsel) provide a Tax opinion on the application of Section 368 of the Code to the Redomicile, Sponsor Share Conversion or Name Change, as applicable, and (ii) if and to the extent a Tax opinion with respect to the treatment of the Merger is being requested or required, each of the Acquiror and the Company shall use its reasonable best efforts to have counsel to the Acquiror and counsel to the Company, respectively (upon receipt of customary Tax representation letters satisfactory to each such counsel) provide a Tax opinion on the treatment of the Merger; provided, further, that (x) any Tax opinion on the treatment of the Merger shall be at a level not greater than a “more likely than not” and addressed, if provided by counsel to the Acquiror, to the Acquiror, and if provided by counsel to the Company, to the Company. For the avoidance of doubt, the covenants in this paragraph (e) shall apply regardless of the party to which any SEC inquiry or request is made.

(f) Notwithstanding anything to the contrary in this Agreement and for avoidance of doubt, none of the opinions with respect to any Tax matters relating to the Transactions discussed in Section 8.03(e) shall be a condition for the Closing.

(g) Notwithstanding the foregoing and anything else in this Agreement, the parties hereto acknowledge and agree that, depending upon certain facts to be in existence at the time of the Closing, the Merger may qualify for a transaction governed by Section 351 of the Code. If the Merger so qualifies, the parties agree that it may be reported as such in accordance with applicable Law.

8.04 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

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(b) The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form previously agreed by the parties. None of Acquiror, Merger Sub, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) the Company may exercise its rights and communicate with third parties as contemplated by Section 6.06; and provided, further, that subject to Section 6.02 and this Section 8.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.05 Ratification of Covenants. Following the Closing, the Company and Acquiror shall cause Acquiror to ratify, confirm and approve in all respects the covenants in the Acquiror Support Agreement.

8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

8.07 Financing Cooperation. From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement, each of the Company, the Acquiror and the Merger Sub agree to use reasonable best efforts to cooperate with each other in connection with the arrangement of any Pre-Closing Financing, including by (A) reasonably cooperating with the Company’s or Acquiror’s, as applicable, preparation of definitive financing documentation and the schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive financing documentation, (B) providing to the Company or Acquiror, as applicable, and its prospective sources of Pre-Closing Financing all reasonably necessary documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (C) cooperating in satisfying the conditions precedent set forth in the definitive Pre-Closing Financing documentation to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company, the Acquiror or Merger Sub, as applicable.

ARTICLE IX
CONDITIONS TO OBLIGATIONS

9.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Antitrust Law Approval. (i) All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated, (ii) all waiting periods (and any extensions thereof) under any Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) that are required to be terminated or expired prior to the Closing shall have terminated or expired, and all approvals, clearances or authorizations under any Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) required to be obtained prior to the Closing shall have been obtained, and (iii) any agreement with any Governmental Authority not to consummate the transactions contemplated hereby shall have expired or been terminated (collectively, the “Regulatory Approvals”).

(b) No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting or enjoining consummation of the Transactions,

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including the Merger; provided that the Governmental Authority enacting, issuing, promulgating, enforcing or entering such Law, judgment, decree, executive order or award has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.

(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof, Acquiror’s Organizational Documents, and the Proxy Statement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) Required Acquiror Shareholder Approvals. The Required Acquiror Shareholder Approvals shall have been obtained.

(f) Company Stockholder Approvals. The Company Stockholder Approvals shall have been obtained.

9.02 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention) and Section 4.22 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.04 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects; provided that with respect to a covenant that specifies a time limit, such covenant shall be deemed to have been performed or complied with in all material respects, solely for the purposes of this Section 9.02, if such covenant is performed or complied with within the time limit specified in such covenant or within the Company Cure Period.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d) Ancillary Agreements. The Company shall have delivered to Acquiror executed counterparts to all of the Ancillary Agreements to which the Company, or any Company Stockholder, is party.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in Section 5.01 (Organization, Standing and Corporate Power), Section 5.02(a) (Corporate Authority; Approval; Non-Contravention) and Section 5.08 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly

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speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror and Merger Sub contained in Section 5.10(i) (Business Activities; Absence of Changes) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror and Merger Sub contained in Section 5.13 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on Acquiror.

(b) Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Nasdaq. The Acquiror Common Stock and Acquiror Warrants shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(e) Ancillary Agreements. Acquiror shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Acquiror or Sponsor is party.

(f) Resignations. The directors and executive officers of Acquiror listed on Schedule 9.03(g) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(g) Indebtedness. Neither the Acquiror nor Merger Sub shall have any outstanding Indebtedness in excess of $1,000,000, other than the Acquiror Warrants or Working Capital Loans.

(h) Redomicile. The Redomicile shall have been completed as provided in Section 7.12 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(i) Acquiror Closing Cash. The Acquiror Closing Cash shall equal or exceed $10,000,000.

(j) Financing Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, setting forth: (A) the aggregate number of Acquiror Public Shares that Redeeming Shareholders have duly elected to be subject to the Acquiror Share Redemption; (B) the number of Acquiror Public Shares that will be issued and outstanding after giving effect to the Acquiror Share Redemption; (C) the PIPE Investment Amount to be received by Acquiror at the closing of all PIPE Investments; and (D) Acquiror’s good faith calculation of Acquiror Closing Cash.

ARTICLE X
TERMINATION/EFFECTIVENESS

10.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the

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Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before May 13, 2023 (the “Termination Date”); provided that the Termination Date may be extended at the discretion of the Acquiror up to August 13, 2023; provided that such date is prior to the deadline by which Acquiror must complete its Business Combination under the Acquiror Organizational Documents, (iii) the Extension Proposal is not duly approved on or before November 13, 2022, or (iv) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) or Section 10.01(b)(iii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(b)(ii) or Section 10.01(b)(iii) shall not be available if Acquiror is in breach of this Agreement on such date, which breach could give rise to a right of the Company to terminate this Agreement;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any condition specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) an Extension Proposal is not duly approved on or before November 13, 2022, or (iv) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law or (v) there has been any Acquiror Change in Recommendation; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) or Section 10.01(c)(iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(c)(ii) or Section 10.01(c)(iii) shall not be available if the Company is in breach of this Agreement on such date, which breach could give rise to a right of Acquiror to terminate this Agreement;

(d) by written notice from the Company to Acquiror prior to obtaining the Acquiror Shareholder Approval if the Acquiror Board shall have (i) made an Acquiror Change in Recommendation or (ii) failed to include the Acquiror Board Recommendation in the Proxy Statement;

(e) by written notice from the Company to Acquiror if the Acquiror Shareholder Approval is not obtained at the Extraordinary General Meeting (subject to any adjournment or recess of the meeting in accordance with Section 8.02(e)); or

(f) by written notice from Acquiror to the Company if the Company Stockholder Approvals have not been obtained within ten (10) Business Days following the date that the Registration Statement is disseminated by the Company to the Company Stockholders pursuant to Section 8.02(f).

10.02 Effect of Termination.

(a) Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Fraud or Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 6.04, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

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(b) In the event that this Agreement is (i) validly terminated by Acquiror pursuant to Section 10.01(b)(i) or Section 10.01(b)(ii) or by the Company pursuant to Section 10.01(c)(ii), then the Company shall pay the Termination Fee to Acquiror (or one or more of its designees), promptly after the time of termination, payable by wire transfer of immediately available funds; provided that in the case of a termination under either Section 10.01(b)(ii) or Section 10.01(c)(ii) the Company shall only be required to pay the Termination Fee if the Transactions were not consummated prior to the Termination Date primarily due to failure of the Company to provide information required to obtain SEC clearance of the Registration Statement.

(c) In the event that this Agreement is validly terminated by Company pursuant to Section 10.01(b)(i), then Acquiror shall pay the Termination Fee to the Company (or one or more of its designees), promptly after the time of termination, payable by wire transfer of immediately available funds.

(d) The parties acknowledge and hereby agree that the Termination Fee, if, as and when required pursuant to this Section 10.02, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate Acquiror or Company, as applicable, in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The parties acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Each of the Company, Acquiror and Merger Sub acknowledges that the agreements contained in this Section 10.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement.

ARTICLE XI
MISCELLANEOUS

11.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror or Merger Sub, to:
10x Capital Venture Acquisition Corp. II
1 World Trade Center, 85th Floor
New York, New York 10007
	Attn:	Hans Thomas
	E-mail:	hans@10xcapital.com
with a copy (which shall not constitute notice) to:
Latham & Watkins (London) LLP
99 Bishopsgate
London, EC2M 3XF
United Kingdom
	Attn:	J. David Stewart
Ryan Maierson
	E-mail:	david.stewart@lw.com
ryan.maierson@lw.com

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(b)	If to the Company to:
African Agriculture Inc.
415 Park Avenue, 9th Floor
New York, NY 10022
	Attn:	Alan Kessler
Harry Green
	E-mail:	ak@africanagriculture.com
hg@africanagriculture.com
with a copy (which shall not constitute notice) to:
Morrison Cohen LLP
909 Third Avenue
New York, NY 10022
	Attn:	Zachary Jacobs
Jack Levy
	E-mail:	zjacobs@morrisoncohen.com
jlevy@morrisoncohen.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02 and Section 7.10 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.15.

11.05 Expenses. Except as otherwise provided herein (including Section 3.06 and Section 8.03(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants. For the avoidance of doubt, if the Closing occurs, Acquiror shall pay or cause to be paid, the Outstanding Company Expenses and the Outstanding Acquiror Expenses in accordance with Section 3.06 upon consummation of the Merger and release of proceeds from the Trust Account.

11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided that, the Redomicile shall be effected in accordance with both the DGCL and the CACI (as applicable), without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and

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AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court; provided that the courts of the Cayman Islands shall have jurisdiction over the Redomicile to the extent required by the CACI. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS

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WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.12.

11.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

11.16 Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and the Merger Sub; (iv) except for the Company Representations by the Company and the Acquiror and Merger Sub Representations by Acquiror and the Merger Sub, respectively, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective

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Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by a Person in the Support Agreements and the Registration Rights Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

10X CAPITAL VENTURE ACQUISITION CORP. II
By:	/s/ Hans Thomas
Name: Hans Thomas
Title: Chairman and Chief Executive Officer
10X AA MERGER SUB, INC.
By:	/s/ Hans Thomas
Name: Hans Thomas
Title: Chairman and Chief Executive Officer
AFRICAN AGRICULTURE INC.
By:	/s/ Alan Kessler
Name: Alan Kessler
Title: Chairman and CEO

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Exhibit A

FORM OF COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT (this “Agreement”) is entered into as of [•], 2022, by and among 10x Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“10X”), [•], a [•] (the “Stockholder”)1, and, solely with respect to Section 1(a) hereto, African Agriculture Inc., a Delaware corporation (“African Agriculture”). Each of 10X, the Stockholder and African Agriculture is sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS

WHEREAS, on [•], 2022, 10X, African Agriculture and 10X AA Merger Sub, Inc., a Delaware corporation (“Merger Sub”), entered into that certain Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), in accordance with the terms and subject to the conditions of which, among other things, Merger Sub will merge with and into African Agriculture (the “Merger”), with African Agriculture surviving the Merger as a wholly-owned Subsidiary of 10X;

WHEREAS, in accordance with the terms and subject to the conditions set forth in the Merger Agreement, by virtue of the Merger each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive Acquiror Common Stock, as provided more particularly in the Merger Agreement;

WHEREAS, the Stockholder is the record and beneficial owner of the number and type of equity securities of African Agriculture set forth on Schedule A hereto (together with any other equity securities of African Agriculture of which the Stockholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Stock”);

WHEREAS, in consideration for the benefits to be received by the Stockholder under the terms of the Merger Agreement and as a material inducement to 10X agreeing to enter into, and consummate the transactions contemplated by, the Merger Agreement, the Stockholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that 10X and Merger Sub would not have entered into, and agreed to consummate the transactions contemplated by, the Merger Agreement without the Stockholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Company Stockholder Consent and Related Matters.

(a) Subject to the earlier termination of this Agreement in accordance with its terms, (i) as promptly as reasonably practicable (and in any event within five (5) Business Days) following the time at which (x) the Registration Statement becomes effective under the Securities Act and (y) African Agriculture solicits the Company Stockholder Approvals, the Stockholder shall duly execute and deliver to African Agriculture such Company Stockholder Approvals under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 8.02(f) of the Merger Agreement (the “Approval”), including the Merger and, to the extent required by Law, any other transactions contemplated by the Merger Agreement to occur at or immediately prior to the Closing (collectively, the “Transactions”) and (ii) without limiting the generality of the foregoing, prior

____________

1        To be executed by each AA stockholder receiving more than 1% of Pubco shares.

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to the Closing, the Stockholder shall, at any meeting of the Company Stockholders (and at any adjournment or postponement thereof), however called, and in any actions by written consent of the Company Stockholders, vote (or cause to be voted) the Subject Company Stock against (x) any Acquisition Proposal or (y) any other matter, action or proposal that would reasonably be expected to result in (A) a breach of any of African Agriculture’s covenants, agreements or obligations under the Merger Agreement or (B) any of the conditions to the Closing set forth in Sections 9.01, 9.02 or 9.03 of the Merger Agreement not being satisfied; provided that in the case or either (i) or (ii), the Merger Agreement shall not have been amended or modified without the Stockholder’s consent (1) to decrease the consideration payable under the Merger Agreement, or (2) to change the form of merger consideration in a manner adverse to the Stockholder.

2. Other Covenants and Agreements.

(a) The Stockholder hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither African Agriculture nor any of its Affiliates (including from and after the Effective Time, 10X and its Affiliates) shall have any further obligations or liabilities under each such agreement. Without limiting the generality of the foregoing, the Stockholder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to achieve the purpose of the preceding sentence.

(b) The Stockholder shall be bound by and subject to (i) Section 8.04 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, and (ii) Section 6.04 (No Claim Against the Trust Account), Section 6.06 (Non-Solicitation; Acquisition Proposals) and Section 8.01(c) (Support of Transaction) of the Merger Agreement to the same extent as such provisions apply to African Agriculture, in each case, mutatis mutandis, as if the Stockholder is directly party thereto. Notwithstanding anything in this Agreement to the contrary, (x) the Stockholder shall not be responsible for the actions of African Agriculture or the African Agriculture Board (or any committee thereof) or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 2(b), (y) the Stockholder is not making any representations or warranties with respect to the actions of any of the African Agriculture Related Parties, and (z) any breach by African Agriculture of its obligations under the Merger Agreement shall not be considered a breach of this Section 2(b) (it being understood for the avoidance of doubt that the Stockholder shall remain responsible for any breach by it of this Section 2(b)).

(c) The Stockholder acknowledges and agrees that 10X and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement 10X and Merger Sub would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

3. Stockholder Representations and Warranties. The Stockholder represents and warrants to 10X as follows:

(a) The Stockholder, if an entity, is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Stockholder (i) if an entity, has the requisite corporate, limited liability company or other similar power and authority or (ii) if a natural person, has the requisite power and legal capacity to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Merger Agreement), and to consummate the transactions contemplated hereby. If the Stockholder is an entity, the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid, legal and binding agreement of the Stockholder (assuming that this Agreement is duly authorized,

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executed and delivered by 10X), enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Stockholder with respect to the Stockholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect, or which have already been obtained in advance of the Stockholder’s entry into this Agreement.

(d) None of the execution or delivery of this Agreement by the Stockholder, the performance by the Stockholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Stockholder’s organizational and governing documents (if applicable), (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Stockholder is a party, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Stockholder or any of its properties or assets are bound or (iv) other than the restrictions contemplated by this Agreement, result in the creation of any Lien upon the Subject Company Stock, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) The Stockholder is the record and beneficial owner of the Subject Company Stock and has valid, good and marketable title to the Subject Company Stock, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the African Agriculture Organizational Documents). Except for the equity securities of African Agriculture set forth on Schedule A hereto, together with any other equity securities of African Agriculture that the Stockholder acquires record or beneficial ownership of after the date hereof that is either permitted pursuant to, or acquired in accordance with, Section 6.01 of the Merger Agreement, the Stockholder does not own, beneficially or of record, any equity securities of African Agriculture. The Stockholder does not own any right to acquire any equity securities of African Agriculture (except in its capacity as a stockholder). The Stockholder has the right to vote (and provide consent in respect of, as applicable) the Subject Company Stock and, except for this Agreement and the Merger Agreement, the Stockholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer any of the Subject Company Stock or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Stock, in each case, that could reasonably be expected to (x) impair the ability of the Stockholder to perform its obligations under this Agreement or (y) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement.

(f) There is no Action pending or, to the Stockholder’s knowledge, threatened against the Stockholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Stockholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, 10X and (ii) it has been furnished with or given access to such documents and information about 10X and its respective

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businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Agreements to which it is or will be a party, the Stockholder has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Agreements to which it is or will be a party and no other representations or warranties of 10X or Merger Sub (including, for the avoidance of doubt, none of the representations or warranties of 10X set forth in the Merger Agreement or any other Ancillary Agreement), any of their respective Affiliates or any other Person, either express or implied, and the Stockholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Agreements to which it is or will be a party, none of 10X, Merger Sub, any of their respective Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements to which it is or will be a party or the transactions contemplated hereby or thereby.

4. Transfer of Subject Securities. Except as expressly contemplated by the Merger Agreement or with the prior written consent of 10X (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Stockholder agrees not to (a) Transfer any of the Subject Company Stock, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer the Subject Company Stock or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Stock, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). Notwithstanding the foregoing, the Stockholder may transfer its Subject Company Stock to (x) its Affiliates, (y) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization or pursuant to a qualified domestic relations order with prior written notice to (but without the consent of) 10X, or by virtue of laws of descent and distribution upon death of such individual, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder, or (z) another Company Stockholder that is a party to an agreement with 10X and African Agriculture in form and substance substantially similar to this Agreement.

5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the amendment or modification of the Merger Agreement without the Stockholder’s consent (1) to decrease the consideration payable under the Merger Agreement, or (2) to change the form of merger consideration in a manner adverse to the Stockholder and (d) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 2(b)(i) (solely to the extent that it relates to Section 8.04 (Confidentiality; Publicity) of the Merger Agreement) and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement and (iii) Section 2(b)(ii) (solely to the extent that it relates to Section 6.04 (No Claim Against the Trust Account) of the Merger Agreement) shall survive the termination of this Agreement pursuant to Section 5(b).

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and beneficial owner of the Subject Company Stock, and not in the Stockholder’s capacity as a director,

Annex A-1-72

officer or employee of African Agriculture or any of African Agriculture’s Subsidiaries and (b) nothing herein will be construed to limit, prevent or affect any action or inaction by the Stockholder or any representative of the Stockholder serving in its capacity as a member of the board of directors of African Agriculture or any Subsidiary thereof or as an officer, employee or fiduciary of African Agriculture, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of African Agriculture or any Subsidiary thereof.

7. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against African Agriculture, 10X or any Affiliate of 10X, and (b) none of African Agriculture, 10X or any Affiliate of 10X shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to 10X, to:
10x Capital Venture Acquisition Corp. II
1 World Trade Center, 85th Floor
New York, NY 10007
	Attn:	Hans Thomas
	E-mail:	hans@10xcapital.com
with a copy to:
Latham & Watkins LLP
99 Bishopsgate
London EC2M 3XF
United Kingdom
	Attn:	J. David Stewart
Ryan Maierson
	E-mail:	j.david.stewart@lw.com
ryan.maeirson@lw.com
(b)	If to Stockholder, to:
[•]
[•]
	Attn:	[•]
	E-mail:	[•]

Annex A-1-73

(c)	If to African Agriculture, to:
African Agriculture Inc.
415 Park Avenue, 9th Floor
New York, NY 10022
Attn: [•]
E-mail: [•]
with a copy to:
Morrison Cohen LLP
909 Third Avenue
New York, NY 10022
Attn: [•]
E-mail: [•]

or to such other address or addresses as the Parties may from time to time designate in writing.

9. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties acting as partners or participants in a joint venture.

10. Miscellaneous. Sections 1.02 (Construction), 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial by Jury), 11.13 (Enforcement) and 11.15 (Non-survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

Annex A-1-74

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Support Agreement as of the date first above written.

10X CAPITAL VENTURE ACQUISITION CORP. II
By:
Name:
Title:

[Signature Page to Company Support Agreement]

Annex A-1-75

[STOCKHOLDER]
By:
Name:
Title:

[Signature Page to Company Support Agreement]

Annex A-1-76

Solely with respect to Section 1(a) hereto,
AFRICAN AGRICULTURE INC.
By:
Name:
Title:

[Signature Page to Company Support Agreement]

Annex A-1-77

SCHEDULE A

Stockholder	Number of Shares
[•]	[•]

Annex A-1-78

[SCHEDULE B3]

____________

3        To be provided.

Annex A-1-79

Exhibit B

FORM OF ACQUIROR SUPPORT AGREEMENT

This ACQUIROR SUPPORT AGREEMENT (this “Agreement”), dated as of [•], 2022, is made by and among 10x Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“10X”), African Agriculture Inc., a Delaware corporation (“African Agriculture”), and 10X Capital SPAC Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”), and the undersigned directors and officers of 10X (collectively with the Sponsor, the “Class B Holders”). 10X, African Agriculture and the Class B Holders shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, 10X, African Agriculture and 10X AA Merger Sub, Inc., a Delaware corporation (“Merger Sub”), entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Class B Holders are the record and beneficial owners of 5,332,328 issued and outstanding Class B ordinary shares of 10X (the “10X Class B Shares”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the execution and delivery of the Merger Agreement by the parties thereto, pursuant to which, among other things, each Class B Holder will vote in favor of approval of the Proposals and agree to certain transfer restrictions with respect to such Class B Holder’s Acquiror Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. Each Class B Holder hereby irrevocably and unconditionally agrees (a) to vote at any meeting of the shareholders of 10X, and in any action by written resolution of the shareholders of 10X, all of such Class B Holder’s 10X Class B Shares (together with any other equity securities of 10X that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject 10X Equity Securities”) (i) in favor of the Proposals and (ii) against, and withhold consent with respect to, any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the 10X’s or Merger Sub’s covenants, agreements or obligations under the Merger Agreement or any Ancillary Agreement or (y) any of the conditions to the Closing set forth in Sections 9.01, 9.02 or 9.03 of the Merger Agreement not being satisfied, (b) if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of such Class B Holder’s Subject 10X Equity Securities to be counted as present thereat for purposes of establishing a quorum, (c) not to redeem, elect to redeem or tender or submit any of its Subject 10X Equity Securities for redemption in connection with such shareholder approval, the Merger or any other transactions contemplated by the Merger Agreement, (d) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes a Competing Proposal; (ii) furnish or disclose any non-public information about 10X to any Person in connection with a Competing Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Competing Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Class B Holder shall (A) notify African Agriculture promptly upon receipt of any Competing Proposal by the Class B Holder, and describe the material terms and conditions of any such offer in reasonable detail (including the identity of the Persons making such Competing Proposal) and (B) keep African Agriculture reasonably informed on a current basis of any modifications to such offer or information.

Annex A-1-80

Prior to any valid termination of the Merger Agreement, each Class B Holder shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement and on the terms and subject to the conditions set forth therein.

2. Lock-Up.

a. For purposes of this Agreement:

(i) the term “First Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date;

(ii) the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date that is one (1) year after the Closing Date; provided, that the Parties may mutually agree to shorten the duration of or otherwise waive the Lock-up Period;

(iii) the term “Lock-up Shares” means an amount of shares equal to one-half of the aggregate number of shares of Acquiror Common Stock held by the Class B Holders immediately following the Closing (excluding the (i) shares of Acquiror Common Stock underlying (a) the private placement units issued to the Sponsor in connection with its initial public offering or (b) any private placement units issued on conversion of Working Capital Loans, (ii) Acquiror Common Stock acquired after the date hereof in the public market, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted); provided that, for the avoidance of doubt, shares owned by the Class B Holders at Closing but which have been committed to be delivered following Closing to a third party shall not be considered “Lock-up Shares”;

(iv) the term “Permitted Transferees” means any Person to whom a Class B Holder is permitted to transfer Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 2(c);

(v) the term “Prospectus” means the final prospectus of 10X, filed with the United States Securities and Exchange Commission (File No. 333-253867) on August 10, 2021;

(vi) the term “Second Lock-Up Period” means the period beginning on the date that is six (6) months after the Closing Date and ending on the date that is twelve (12) months after the Closing Date; and

(vii) the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

b. The Class B Holders hereby agrees that each shall not, and shall cause any of its respective Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i) with respect to one-third of the Lock-Up Shares (the “First Tranche”) no Transfer Restrictions shall apply to the First Tranche after the expiration of the First Lock-Up Period;

(ii) during the Second Lock-Up Period, the Transfer Restriction shall expire with respect to the remaining two-thirds of the Lock-Up Shares (the “Second Tranche”), upon the date on which the last reported sale price of the Acquiror Common Stock exceeds $12.00 per share for any twenty (20) trading days within any consecutive thirty (30) trading day period that commences at least six (6) months after the Closing Date (for the avoidance of doubt no Transfer Restriction shall apply to the First Tranche or Second Tranche after the expiration of the Second Lock-Up Period); and

Annex A-1-81

(iii) on the date on which post-merger 10X completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of post-merger 10X’s stockholders having the right to exchange their shares for cash, securities or other property, the Transfer Restriction will terminate with respect to all Lock-Up Shares.

c. Notwithstanding the provisions set forth in Section 2(b), a Class B Holder or its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period to (i) to 10X’s officers or directors, (ii) to any Affiliates of the Sponsor; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (v) by virtue of the laws of the Cayman Islands or the Sponsor limited liability company agreement upon dissolution of the Sponsor, in each case, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Sponsor.

d. The per share stock prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of 10X by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

e. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and 10X shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2, 10X may impose stop-transfer instructions with respect to the Lock-Up Shares (and any Permitted Transferees and assigns thereof) until the end of the First Lock-Up Period, the Second Lock-Up Period and the Lock-Up Period, as applicable.

f. During the applicable Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

g. For the avoidance of any doubt, the Class B Holders shall retain all of their respective rights as a shareholder of 10X with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

3. Other Covenants.

a. Each Class B Holder hereby agrees to be bound by and subject to (i) Section 8.04 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, as if such Class B Holder is directly a party thereto, and (ii) Section 7.12 (Exclusivity) and Section 8.01(c) (Support of Transaction) of the Merger Agreement to the same extent as such provisions apply to 10X, as if such Class B Holder is directly party thereto.

b. Each Class B Holder acknowledges and agrees that African Agriculture is entering into the Merger Agreement in reliance upon such Class B Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Class B Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement African Agriculture would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

Annex A-1-82

4. Termination of 10X Class B Shares IPO Lock-up Period. Each Class B Holder and 10X hereby agree that effective as of the consummation of the Closing (and not before), Section 3 of that certain Letter Agreement, dated August 10, 2021, by and among 10X, the Class B Holders and certain other parties thereto (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“3. Reserved.”

Notwithstanding anything to the contrary in the Class B Holder Agreement, the restrictions set forth in Section 3 thereof shall be effective until the Closing.

The amendment and restatement set forth in this Section 4 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Merger Agreement shall be terminated for any reason in accordance with its terms.

5. Representations and Warranties.

a. Sponsor represents and warrants to African Agriculture as follows: (i) it is duly organized, validly existing and in good standing under the laws of the Cayman Islands, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s, corporate, limited liability company or organizational powers and have been duly authorized by all necessary actions on the part of Sponsor; (ii) the execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Subject 10X Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement; and (iii) there are no Actions pending against Sponsor or, to the knowledge of Sponsor, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

b. The undersigned directors and officers of 10X each represent and warrant to African Agriculture that he has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder.

c. Each Class B Holder represents and warrants to African Agriculture as follows: (i) this Agreement has been duly executed and delivered by such Class B Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Class B Holder, enforceable against such Class B Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies), (ii) such Class B Holder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Class B Holder’s obligations hereunder, and (iii) such Class B Holder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, the respective Subject 10X Equity Securities set forth on Exhibit A hereto opposite such Class B Holder’s name, and, except as disclosed in the Acquiror SEC Reports there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject 10X Equity Securities (other than transfer restrictions under the Securities Act)) or preemptive or other right or privilege for the purchase, acquisition or transfer from such Class B Holder affecting any such Subject 10X Equity Securities, other than Liens pursuant to (i) this Agreement, (ii) the 10X organizational documents, (iii) the Merger Agreement, (iv) the Class B Holder Agreement, or (v) any applicable Securities Laws.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 4, 10 (solely to the extent related to Sections 2, 4 or 10) and 11 shall each survive the termination of this Agreement pursuant to Section 6(a), and (iii) Sections 7, 8, 9 and 10 (solely to the extent related to the following Sections 7 or 9) shall survive any termination of this Agreement.

Annex A-1-83

7. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of African Agriculture or any Affiliate of 10X (other than the Class B Holders, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of African Agriculture or the Affiliates of 10X (other than the Class B Holders, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject 10X Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor in its capacity as a member of the board of directors (or other similar governing body) of 10X or any of its Affiliates or as an officer, employee or fiduciary of 10X or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of 10X or such Affiliate.

9. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10. Incorporation by Reference. Sections 1.02 (Construction) 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Jury Trial), 11.13 (Enforcement) and 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

11. Waiver of Anti-dilution Protection. The Sponsor and each Class B Holder hereby irrevocably (a) waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by law, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections in connection with the transactions contemplated by the Merger Agreement.

[signature page follows]

Annex A-1-84

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

10X CAPITAL SPAC SPONSOR II LLC
By:
Name:
Title:
10X CAPITAL VENTURE ACQUISITION CORP. II
By:
Name:
Title:

[Signature Page to Acquiror Support Agreement]

Annex A-1-85

AFRICAN AGRICULTURE INC.
By:
Name:
Title:

[Signature Page to Acquiror Support Agreement]

Annex A-1-86

OTHER CLASS B HOLDERS:

Hans Thomas

David Weisburd

Boris Silver

Woodrow H. Levin

Christopher Jurasek

[Signature Page to Acquiror Support Agreement]

Annex A-1-87

Exhibit A

Class B Holder	Subject 10X Equity Securities

Annex A-1-88

Exhibit C

FORM OF

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2022, is made and entered into by and among African Agriculture Inc. (f/k/a 10x Capital Venture Acquisition Corp. II), a Delaware corporation (the “Company”), 10X Capital SPAC Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”), Cantor Fitzgerald & Co. (“Cantor”) and each of the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor, Cantor, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, 10x Capital Venture Acquisition Corp. II (“10X”) and the Sponsor previously entered into that certain Securities Subscription Agreement, dated as of February 18, 2021, pursuant to which the Sponsor purchased an aggregate of 7,666,667 shares (the “Founder Shares”) of 10X’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), 5,332,328 of which are held by the Sponsor as of the date hereof;

WHEREAS, the Founder Shares were convertible into Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), on the terms and conditions provided in 10X’s amended and restated memorandum and articles of association;

WHEREAS, on August 10, 2021, 10X and the Sponsor entered into that certain Private Placement Units Purchase Agreement, pursuant to which the Sponsor agreed to purchase 455,000 private placement units (the “Sponsor Private Placement Units”) in a private placement transaction occurring simultaneously with the closing of 10X’s initial public offering;

WHEREAS, on August 10, 2021, 10X and Cantor entered into that certain Private Placement Units Purchase Agreement, pursuant to which Cantor agreed to purchase 200,000 private placement units (the “Underwriter Private Placement Units” and, collectively with the Sponsor Private Placement Units, the “Private Placement Units”), each Private Placement Unit consisting of one Class A Ordinary Share, par value $0.0001 per share of 10X (each share underlying a Private Placement Unit, a “Private Placement Share”) and one-third of one redeemable warrant (the “Private Placement Warrants”) in a private placement transaction occurring simultaneously with the closing of 10X’s initial public offering;

WHEREAS, on August 10, 2021, 10X, the Sponsor, Cantor and the other holders party thereto (each such party, together with the Sponsor and Cantor, the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which 10X granted the Sponsor, Cantor and the Existing Holders certain registration rights with respect to certain securities of 10X held by the Existing Holders;

[WHEREAS, in order to finance 10X’s transaction costs in connection with its search for and consummation of an initial business combination, the Sponsor or an affiliate of the Sponsor or certain of 10X’s officers and directors could loan to 10X funds as 10X required, of which up to $[1,500,000] of such loans are convertible into private placement-equivalent units (“Working Capital Units”) at a price of $10.00 per unit at the option of the lender;]1

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of [•], 2022 (the “Merger Agreement”), by and among 10X, 10X AA Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of 10X (“Merger Sub”) and African Agriculture Inc., a Delaware corporation (“African Agriculture”), African Agriculture will become a wholly-owned subsidiary of 10X (the “Merger”);

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1        NTD: Delete if no working capital units will be issued at closing

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WHEREAS, prior to the Merger, 10X domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), and in connection with the Domestication and the Merger, changed its name to [African Agriculture Holdings Inc.]. As part of the Domestication, (i) each Class B Ordinary Share converted automatically, on a one-for-one basis, into one Class A Ordinary Share on the terms and conditions provided in 10X’s amended and restated memorandum and articles of association and the Acquiror Support Agreement, (ii) immediately following the conversion described in clause (i) each Class A Ordinary Share converted, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of the Company (“Common Stock”), and (iii) by virtue of the Domestication and without any action on the part of any holder, each outstanding warrant of 10X (including the warrants issued in 10X’s initial public offering and the Private Placement Warrants) became exercisable for one share of Common Stock in lieu of one Class A Ordinary Share (the “Warrants”);

WHEREAS, pursuant to pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of 10X and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question (which majority interest must include Cantor if such amendment or modification affects in any way the rights of Cantor thereunder); and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement, in order to provide the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined in this Section 1.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective, or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“African Agriculture” shall have the meaning given in the Recitals hereto.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a coordinated or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Board” shall mean the Board of Directors of the Company.

“Class A Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Class B Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

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“Demanding Holder” shall have the meaning given in subsection 2.1.4.

“Domestication” shall have the meaning given in the Recitals hereto.

“EDGAR” shall have the meaning set forth in subsection 3.1.3.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holder” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Founder Shares” shall have the meaning given in the Recitals hereto shall be deemed to include the Common Stock issuable upon conversion thereof.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Lock-Up Period” shall mean the lock-up period specified with respect to a party in the Company Lock-up Agreement, dated [•], 2022 or the Acquiror Support Agreement, dated [•], 2022.

“Permitted Transferees” shall mean a Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-up Period pursuant to the Company Lock-up Agreement or Acquiror Support Agreement, as applicable.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Piggyback Registration Rights Holders” shall have the meaning given in subsection 2.2.1.

“Private Placement Shares” shall have the meaning given in the Recitals hereto.

“Private Placement Units” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares (including any Class A Ordinary Shares, shares of Common Stock or other equivalent equity security issued or issuable upon the conversion of any such Founder Shares or exercisable for Class A Ordinary Shares or shares of Common Stock), (b) the Private Placement Shares (including any Class A Ordinary Shares or shares of Common Stock issued or issuable upon conversion or exchange of the Private Placement Shares), (c) the Private Placement Warrants (including any Class A Ordinary

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Shares or shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (d) the Working Capital Units (including any securities underlying such Working Capital Units upon their split and any securities issued or issuable upon the exchange or conversion of the securities contained in the Working Capital Units)]2, (e) all shares of Common Stock issued to the equityholders of African Agriculture in the Merger, (f) any outstanding Class A Ordinary Shares, Class B Ordinary Shares, shares of Common Stock, Warrants, or any other equity security (including the Class A Ordinary Shares, Class B Ordinary Shares and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, but only to the extent such securities are “restricted securities” or are held by an “affiliate” (each as defined in Rule 144 under the Securities Act), and (g) any other equity security of the Company issued or issuable with respect to any such Class A Ordinary Shares, Class B Ordinary Shares or shares of Common Stock by way of a stock dividend, stock split, share capitalization or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Holder, when all such securities held by such Holder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, excluding Selling Expenses, but including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses, not to exceed $75,000, of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown (the “Selling Holder Counsel”).

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

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2        NTD: to be removed if working capital units are not issued.

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“Requesting Holders” shall have the meaning given in subsection 2.1.5.

“Rule 415” shall mean Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.2.

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with Rule 415.

“Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.

“Shelf Takedown Notice” shall have the meaning given in subsection2.1.4.

“Shelf Threshold” shall have the meaning given in subsection 2.1.4.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.2.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.4.

“Working Capital Units” shall have the meaning given in the Recitals hereto.

“Warrants” shall have the meaning given in the Recitals hereto.

“Withdrawal Notice” shall have the meaning given in subsection 2.1.6.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registrations.

2.1.1 Initial Registration. The Company shall, as promptly as reasonably practicable, but in no event later than thirty (30) calendar days after the consummation of the transactions contemplated by the Merger Agreement, use its commercially reasonable efforts to file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company as may be required by registration rights granted in favor of other stockholders or in the Company’s sole discretion) from time to time as permitted by Rule 415 (a “Shelf Registration Statement”) on the terms and conditions specified in this subsection 2.1.1 and shall use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than sixty (60) business days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Shelf Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be filed on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Shelf Registration Statement. A Shelf Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders, including the registration of the distribution
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to its shareholders, partners, members or other affiliates. The Company agrees to provide in a Shelf Registration Statement (and in any prospectus or prospectus supplement forming a part of such Shelf Registration Statement) that all assignees, successors or transferees under this Agreement shall, by virtue of such assignment, be deemed to be selling stockholders under the Shelf Registration Statement (or any such prospectus or prospectus supplement) with respect to such Registrable Securities. The Company shall use its commercially reasonable efforts to cause a Shelf Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Shelf Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Shelf Registration Statement, in the light of the circumstances under which such statement is made). As soon as practicable following the effective date of a Shelf Registration Statement filed pursuant to this subsection 2.1.1, but in any event within three (3) business days of such date, the Company shall notify the Holders named therein of the effectiveness of such Shelf Registration Statement. When effective, a Shelf Registration Statement filed pursuant to this subsection 2.1.1 will comply as to form in all material respects with all applicable requirements of the Securities Act and will not contain any Misstatement. The Company’s obligations under this subsection 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Registration Statement. If the Shelf Registration Statement required by subsection 2.1.1 ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as all such Registrable Securities included therein have ceased to be Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 (a “Form S-3 Shelf”) or any similar short-form registration statement that may be available at such time to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Conversion to Form S-3. The Company shall use its commercially reasonable efforts to convert a Form S-1 Shelf into a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligations under this subsection 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.4 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, and following any applicable Lock-up Period, any Holder (being in such case, a “Demanding Holder”) may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (an “Underwritten Shelf Takedown”), provided, that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $25,000,000 from such Underwritten Shelf Takedown or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Underwritten Shelf Takedown but in no event less than

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$10,000,000 in aggregate gross proceeds (the “Shelf Threshold”). All requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Company and shall take all such other commercially reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Underwritten Shelf Takedown contemplated by this subsection 2.1.4, subject to Section 3.3 and ARTICLE 4, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities.

2.1.5 Reduction of Underwritten Shelf Takedown. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of shares of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual arrangements with Persons other than the Piggyback Registration Rights Holders hereunder, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Shelf Takedown without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Shelf Takedown, (i) first, before including any shares of Common Stock or other equity securities proposed to be sold by the Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities, (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown. Except as provided in Section 3.2, if an Underwritten Shelf Takedown is withdrawn pursuant to such request, the Demanding Holder shall reimburse the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the

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account of stockholders of the Company (or by the Company and by the stockholders of the Company, including, without limitation, an Underwritten Shelf Takedown pursuant to subsection 2.1.4), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that related to a transaction subject to Rule 145 promulgated under the Securities Act or any successor rule thereto), (iii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a registered offering not involving a “road show” or other substantial marketing efforts or a widespread distribution of securities, such as a “registered direct” offering (whether or not underwritten), including a Block Trade, (vi) for an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, or (vii) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than five (5) business days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) business days after the sending of such written notice (such Registration a “Piggyback Registration”, and each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Piggyback Registration, the “Piggyback Registration Rights Holders”); provided, further, that if the Company has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution of the Common Stock in an Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to such Holders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.2.2. Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Piggyback Registration Rights Holders pursuant to this subsection 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Piggyback Registration Rights Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The notice periods set forth in this subsection 2.2.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with subsection 2.1.3. The Company shall have the right to terminate or withdraw any Registration Statement initiated by it under this subsection 2.2.1 before the effective date of such Registration, whether or not any Piggyback Registration Rights Holder has elected to include Registrable Securities in such Registration.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their

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rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

(c) if the Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to subsection 2.1.4 hereof, then the Company shall include in any such Underwritten Shelf Takedown securities in the priority set forth in subsection 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by subsection 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of a Piggyback Registration pursuant to a Shelf Registration, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than subsection 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Joinder of Piggyback Registration Rights Holders. If so indicated on its signature page hereto, a Holder may be designated solely as a Piggyback Registration Rights Holder hereunder, in which case such Piggyback Registration Rights Holder agrees that it shall be fully bound by, and subject to, all of the applicable

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terms, conditions, representations and warranties and other provisions of this Registration Rights Agreement as a “Piggyback Registration Rights Holder” under this Section 2.2, with all attendant rights, benefits, duties, restrictions and obligations thereunder, and shall be fully bound by, and subject to, all of the applicable terms, conditions, representations and warranties and other provisions of this Registration Rights Agreement as a “Holder” for purposes of ARTICLE III, ARTICLE IV and ARTICLE V hereto, with all attendant rights, benefits, duties, restrictions and obligations thereunder. For the avoidance of doubt, any Piggyback Registration Rights Holder designated solely as such shall not be a “Holder” for any other purpose hereunder.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), if requested by the managing Underwriter(s), each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Common Stock who is selling securities in the Underwritten Offering (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement and other than to Permitted Transferees prior to the expiration of the Lock-up Period), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriter(s)) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriter(s) otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades.

2.4.1 Notwithstanding any other provision of ARTICLE II, but subject to Section 3.4, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder or Holders wishes to engage in Block Trade with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50 million or (y) all remaining Registrable Securities held by the Demanding Holder or Holders, such Demanding Holder(s) shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As promptly as reasonably practicable, the Company shall use its commercially reasonable efforts to facilitate such Block Trade. The Demanding Holder(s) shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by one or more Demanding Holders pursuant to Section 2.4 of this Agreement.

2.4.4 A majority-in-interest of the Demanding Holders in a Block Trade shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder in the aggregate may demand no more than two (2) Block Trades pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

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ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all Registrable Securities covered by such Registration Statement have been sold in accordance with the intended plan of distribution of such Registrable Securities or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission and publicly available pursuant to the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable any Holder of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its

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commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 promptly following the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of an Underwritten Offering, a Block trade, or a sale by a broker, placement agent, or sales agent pursuant to such Registration Statement, in each of the foregoing cases solely to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority in interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that any such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter(s) may reasonably request;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, the placement agent or sales agent, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriters, placement agent or sales agent may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such Underwriters, placement agent or sales agent;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and as agreed to by the Company, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), which requirement will be deemed satisfied if the Company timely files Forms 10-Q and 10-K, as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

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3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to subsection 2.1.4 if the registration request is subsequently withdrawn at the request of the Demanding Holders (in which case the Demanding Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless if, at the time of such withdrawal, the Demanding Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known (and not reasonably available upon request from the Company or otherwise) to the Demanding Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Demanding Holders shall not be required to pay any of such expenses. It is acknowledged by the Holders that the Holders shall bear all Selling Expenses, other than as set forth in the definition of “Registration Expenses,” and all reasonable fees and expenses of Selling Holder Counsel.

3.3 Requirements for Inclusion as a Selling Stockholder. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this ARTICLE III, the Company shall use commercially reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this ARTICLE III. Further, no Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with applicable law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time (i) would require the Company to make an Adverse Disclosure, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (iii) in the good faith judgment of a majority of the Board, would be seriously detrimental to the Company and the Board concludes, as a result, that it is necessary to defer such filing, initial effectiveness, or continued use at such time, or (iv) if the majority of the Board, in its good faith judgment, determines to delay the filing or initial effectiveness of, or suspend the use of, a Registration Statement and such delay or suspension arises out of or is a result of, or is related to or is in connection with any publicly-available written guidance of the Commission, or any comments, requirements, or requests of the Commission Staff related to accounting, disclosure, or other matters, then the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentences, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

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3.4.3 Subject to Section 3.4.4, during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days (or such shorter time as the managing Underwriters may agree) after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to subsection 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.1.4 or Section 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness of a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than thirty (30) consecutive calendar days or more than sixty (60) total calendar days in each case during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, shall file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) Cantor may not exercise their demand registration rights and piggy back registration rights hereunder after five (5) and seven (7) years, respectively, after the effective date of the registration statement relating to the Company’s initial public offering and (ii) Cantor may not exercise its demand registration rights more than one time.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company agrees to indemnify, to the extent permitted by law, each such Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this subsection 4.1.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) and any other Holders of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including without limitation reasonable and documented outside attorneys’

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fees) resulting from any untrue or alleged untrue statement of material fact contained, or incorporated by reference in accordance with the requirements of Form S-1 or Form S-3, in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in light of the circumstances in which they were made), but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party’s ability to defend such action) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement includes a statement or admission of fault or culpability on the part of such indemnified party, or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or documented out-of-pocket expenses reasonably

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incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: African Agriculture Inc., 415 Park Avenue, 9th Floor, New York, NY 10022, Attention: General Counsel; and a copy (which shall not constitute notice) shall also be sent to Morrison Cohen LLP, 909 Third Avenue, New York, NY 10022, Attn: [•], email: [•], if to the Sponsor to: 10X Capital, 1 World Trade Center, 85th Floor, New York, NY 10007, Attn: Hans Thomas, with copy to: (i) Latham & Watkins LLP, 99 Bishopsgate London EC2M 3XF, United Kingdom, Attn: J. David Stewart and (ii) Latham & Watkins, 811 Main Street, Suite 3700, Houston, TX 77002, Attn: Ryan Maierson, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the applicable Lock-Up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.

5.2.3 Following the expiration of the applicable Lock-Up Period, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any transferee of Registrable Securities;

5.2.4 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.5 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.6 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

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5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. This Agreement will amend and restate the Existing Registration Rights Agreement to read as set forth herein, when it has been duly executed by parties having the right to so amend and restate the Existing Registration Rights Agreement.

5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.7 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.8 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that no consent of any Piggyback Registration Rights Holder shall be required with respect to any such waiver, amendment or modification, except with respect to any waiver, amendment or modification that adversely affects such Piggyback Registration Rights Holder, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity). No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.8 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

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5.9 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.11 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.12 Other Registration Rights. The Company represents and warrants that, no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that (1) this Agreement supersedes the Existing Registration Rights Agreement and any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.13 Term. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement and (ii) the date as of which no Registrable Securities remain outstanding; provided, that with respect to any Holder, this Agreement shall terminate on the date such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and ARTICLE IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
[•]
By:
Name:	[•]
Title:	[•]

[Signature Page to Amended and Restated Registration Rights Agreement]

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SPONSOR:
10X Capital SPAC Sponsor II LLC By: [•]
By:
Name:	[•]
Title:	[•]

[Signature Page to Amended and Restated Registration Rights Agreement]

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CANTOR:
Cantor Fitzgerald & Co.
By:
Name:	[•]
Title:	[•]

[Signature Page to Amended and Restated Registration Rights Agreement]

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HOLDER: 10X Capital SPAC Sponsor II LLC, a Cayman Islands limited liability company
By:
Name:	[•]
Title:	[•]

[Signature Page to Amended and Restated Registration Rights Agreement]

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HOLDER:
By:
Hans Thomas

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-1-111

HOLDER:

David Weisburd

[Signature Page to Amended and Restated Registration Rights Agreement]

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HOLDER:

Oliver Wriedt

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-1-113

HOLDER:

Guhan Kandasamy

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-1-114

HOLDER:

Christopher Jurasek

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-1-115

HOLDER:

Boris Silver

[Signature Page to Amended and Restated Registration Rights Agreement]

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HOLDER:

Woodrow H. Levin

[Signature Page to Amended and Restated Registration Rights Agreement]

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HOLDER:
By:
Name:	[•]
Title:	[•]

[Signature Page to Amended and Restated Registration Rights Agreement]

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Exhibit D

CERTIFICATE OF INCORPORATION
OF
AFRICAN AGRICULTURE HOLDINGS INC.

ARTICLE I
NAME

The name of the corporation is African Agriculture Holdings Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Definitions. As used herein:

(a) “Effective Time” has the meaning set forth in the Merger Agreement.

(b) “Common Stock” means (i) prior to the Effective Time, the Class A Common Stock and Class B Common Stock, and (ii) after the Effective Time, the New Common Stock.

(c) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of [•], 2022, by and among the Corporation (f/k/a 10X Capital Venture Acquisition Corp. II), 10X AA Merger Sub, Inc., and African Agriculture, Inc.

Section 4.2 Authorized Capital Stock; Automatic Reclassification.

(a) Prior to the Effective Time, the total number of shares of capital stock which the Corporation is authorized to issue is [•], of which (i) [•] shares shall be Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) [•] shares shall be Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), and (iii) [•] shares shall be Preferred Stock, par value $0.0001 per share (the “Preferred Stock”),.

(b) From and after the Effective Time, the total number of shares of capital stock which the Corporation is authorized to issue is [•], of which (i) [•] shares shall be Common Stock, par value $0.0001 per share (the “New Common Stock”), and (ii) [•] shares shall be Preferred Stock.

(c) At the Effective Time, each share of Class A Common Stock and each share of Class B Common Stock that is then issued and outstanding shall automatically and immediately be reclassified, on a one-for-one basis, into one share of New Common Stock, without any further action of any holder of the Class A Common Stock or Class B Common Stock.

Section 4.3 Preferred Stock. The Board (as defined below) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock

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Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.4 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Prior to the Effective Time, the rights attaching to the Class A Common Stock and Class B Common Stock shall rank pari passu in all respects, and the Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters.

(iii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.5 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors of the Corporation (the “Board”). In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), this Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

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(b) The Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I (“Class I Directors”), Class II (“Class II Directors”) or Class III (“Class III Directors”). The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the Effective Time, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the Effective Time, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the Effective Time. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the Effective Time, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. If the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes (and therefore such classification) at the Effective Time, in each case, in accordance with the DGCL and the terms of the Director Nomination Agreement.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6 Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Annual Meetings. Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board in its sole and absolute discretion.

Section 7.2 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.4 No Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. To the full extent permitted by the DGCL and any other applicable law currently or hereafter in effect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (any such person, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as such a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for such expenses under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2: (i) shall be contract rights; (ii) shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; and (iii) shall not be conditioned upon any prior determination that an indemnitee is entitled to indemnification under this Section 8.2 with respect to the related proceeding. Notwithstanding the foregoing

Annex A-1-122

provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL. As used herein, an “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue. Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of any Covered Person existing at the time of such amendment, repeal or modification. For purposes of this Article IX, “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person.

ARTICLE X
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding anything to the contrary contained in this Certificate or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of Article IV, Article V, Article VI, Article VIII, Article IX and this Article X (except by virtue of a filing of a Preferred Stock Designation, but subject to any vote required by law or by other provisions of this Certificate with respect to such Preferred Stock Designation) may be altered, amended or repealed in any respect, nor may any provision of this Certificate or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3 Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII
SECTION 203 OF THE DGCL

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, African Agriculture Holdings Inc. has caused this Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

African Agriculture Holdings Inc.
By:
Name:
Title:

[Signature Page to Certificate of Incorporation]

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Exhibit E

BY LAWS

OF

AFRICAN AGRICULTURE HOLDINGS INC.

(THE “CORPORATION”)

ARTICLE I.
OFFICES

Section 1.1 Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II.
STOCKHOLDERS MEETINGS

Section 2.1 Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2 Special Meetings. Subject to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3 Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4 Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these By Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business

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at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5 Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

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(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. At all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7 Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of

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the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

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(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these By Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8 Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9 Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws. Except as otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders by written consent or by electronic transmission.

ARTICLE III.
DIRECTORS

Section 3.1 Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

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Section 3.2 Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

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(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

Section 3.3 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV.
BOARD MEETINGS

Section 4.1 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3 Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4 Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

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Section 4.5 Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6 Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V.
COMMITTEES OF DIRECTORS

Section 5.1 Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By Laws.

ARTICLE VI.
OFFICERS

Section 6.1 Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Partners, Managing Directors, Senior Managing Directors, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers

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and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

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(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2 Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII.
SHARES

Section 7.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

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Section 7.4 Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6 Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

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(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8 Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII.
INDEMNIFICATION

Section 8.1 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

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Section 8.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4 Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6 Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to

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the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8 Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9 Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10 Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX.
MISCELLANEOUS

Section 9.1 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted,

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and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3 Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

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(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By Laws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5 Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Annex A-1-141

Section 9.6 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Annex A-1-142

Section 9.15 Amendments. The Board shall have the power to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws.

Annex A-1-143

Exhibit F

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [•], 2022 between [•], a [•] (the “Stockholder”)1 and 10x Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“10X”). The Stockholder and 10X are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, 10X, African Agriculture Inc., a Delaware corporation and 10X AA Merger Sub, Inc., a Delaware corporation, entered into that certain Agreement and Plan of Merger, dated as of [•], 2022 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that the Stockholder will receive [•] ([•]) shares of Acquiror Common Stock (as defined in the Merger Agreement) at Closing (the “Stockholder Shares”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement, pursuant to which the Acquiror Common Stock held by the Stockholder immediately after the Effective Time (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. For purposes of this Agreement:

(a) the term “First Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date;

(b) the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date that is one (1) year after the Closing Date; provided, that the Parties may mutually agree to shorten the duration of or otherwise waive the Lock-up Period;

(c) the term “Lock-up Shares” means the shares of Acquiror Common Stock held by the Stockholder immediately following the Closing (for the avoidance of doubt, (x) including the Stockholder Shares, and (y) excluding shares of Acquiror Common Stock acquired in the public market, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted); provided that, for the avoidance of doubt, shares not owned by the Stockholder at Closing shall not be considered “Lock-up Shares”;

(d) the term “Permitted Transferees” means any Person to whom the Stockholder is permitted to transfer Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 2(a);

(e) the term “Prospectus” means the final prospectus of 10X, filed with the United States Securities and Exchange Commission (File No. 333-253867) on August 10, 2021;

(f) the term “Second Lock-Up Period” means the period beginning on the date that is six (6) months after the Closing Date and ending on the date that is twelve (12) months after the Closing Date; and

(g) the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

____________

1         Note to Draft: To be executed by each AA director, executive officer and any post-closing pubco stockholder who owns more than 1% upon closing.

Annex A-1-144

2. Lock-Up Provisions.

(a) Notwithstanding the provisions set forth in Section 2(b), the Stockholder or its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to 10X’s officers or directors, (ii) to any Affiliates of the Stockholder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is the Stockholder, a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; or (v) by virtue of the laws of the State of Delaware or the Stockholder limited partnership agreement upon dissolution of the Stockholder, in each case, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder.

(b) The Stockholder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)     with respect to [•]2 ([•]) Lock-Up Shares (the “First Tranche”), no Transfer Restrictions shall apply to the First Tranche after the expiration of the First Lock-Up Period;

(ii)    during the Second Lock-Up Period, the Transfer Restriction shall expire with respect to an additional [•]3 ([•]) Lock-Up Shares (the “Second Tranche”), upon the date on which the last reported sale price of the Acquiror Common Stock exceeds $12.00 per share for any twenty (20) trading days within any consecutive thirty (30) trading day period that commences at least six (6) months after the Closing Date (for the avoidance of doubt no Transfer Restriction shall apply to the Lock-Up Shares after the expiration of the Second Lock-Up Period); and

(iii)   on the date on which post-merger 10X completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of post-merger 10X’s stockholders having the right to exchange their shares for cash, securities or other property, the Transfer Restriction will terminate with respect to all Lock-Up Shares.

(c) The per share stock prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of 10X by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(d) If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and 10X shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2, 10X may impose stop-transfer instructions with respect to the Lock-Up Shares (and any Permitted Transferees and assigns thereof) until the end of the First Lock-Up Period, the Second Lock-Up Period and the Lock-Up Period, as applicable.

(e) During the applicable Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

____________

2         Note to Draft: Amount to be 1/3rd of the holding company shares received in exchange for the existing equity held by the Stockholder at the time of the signing of the BCA.

3         Note to Draft: Amount to be 2/3rd of the holding company shares received in exchange for the existing equity held by the Stockholder at the time of the signing of the BCA.

Annex A-1-145

(f) For the avoidance of any doubt, the Stockholder shall retain all of its rights as a shareholder of 10X with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

3. Miscellaneous.

(a) Effective Date. Section 1 of this Agreement shall become effective at the Effective Time.

(b) Termination of the Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(c) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to 10X, to: 10X Capital Venture Acquisition Corp. II 1 World Trade Ceter 85th Floor New York, NY 10007 Attn: Hans Thomas, Chief Executive Officer E-mail: hans@10xcapital.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street
Suite 3700
Houston, TX 77002
Attn:   J. David Stewart

Ryan Maierson

E-mail: j.david.stewart@lw.com

ryan.maierson@lw.com

If to the Stockholder, to: [•] [•] [•] [•] Attn: [•] E-mail: [•]	With a copy to (which shall not constitute notice): [•] [•] [•] [•] Attn: [•] E-mail: [•]

(d) Incorporation by Reference. Sections 1.02 (Construction) 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Jury Trial), 11.13 (Enforcement) and 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex A-1-146

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDER:
[•]
By:
Name:
Title:
10X:
10X CAPITAL VENTURE ACQUISITION CORP. II
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex A-1-147

Exhibit G

AFRICAN AGRICULTURE INC.

STATEMENT UNDER TREASURY REGULATIONS SECTIONS 1.897-2(h) AND 1.1445-2(c)(3)
RELATING TO STATUS OF INTERESTS AS “UNITED STATES REAL PROPERTY INTERESTS”

Reference is made to the Agreement and Plan of Merger, dated as of [•], 2022 (the “Agreement”), by and among 10x Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror”), 10X AA Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and African Agriculture Inc., a Delaware corporation (the “Company”).

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a United States real property interest (as defined in Section 897(c) of the Code) must withhold tax if the transferor is a foreign person. This certificate is being provided pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and Section 8.03(c) of the Agreement. To inform Acquiror and Merger Sub that withholding of tax is not required under Section 1445 of the Code in connection with the transactions contemplated under the Agreement, the undersigned hereby certifies the following on behalf of the Company:

1.      The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the applicable Treasury Regulations during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

2.      Interests in the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code.

3.      The Company’s registered office is at [•].

4.      The Company’s U.S. employer identification number is [•].

5.      The Company understands that this certification may be disclosed to the U.S. Internal Revenue Service by Acquiror or Merger Sub and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, the undersigned, a responsible officer of the Company, declares (i) that the undersigned has examined this certification and, to the best of the undersigned’s knowledge and belief, it is true, correct, and complete and (ii) that the undersigned has the authority to sign this document on behalf of the Company.

African Agriculture Inc.
By:
Name:	[ ]
Title:	[ ]
Date:	[•], 2022

Annex A-1-148

[Letterhead of Company providing FIRPTA Certificate]

[Date]

CERTIFIED MAIL & RETURN RECEIPT REQUESTED

Internal Revenue Service
Ogden Service Center
P.O. Box 409101
Ogden, UT 84409

Re: NOTICE OF STATEMENT UNDER TREASURY REGULATIONS SECTIONS 1.897-2(h) AND 1.1445-2(c)(3)

Dear Sir or Madam:

At the request of 10x Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (and predecessor of African Agriculture Inc., a Delaware corporation following the consummation of the transactions contemplated under the Agreement (defined below)) (“Acquiror”) and 10X AA Merger Sub, Inc., a Delaware corporation (“Merger Sub”), in connection with the merger[s] contemplated under the Agreement and Plan of Merger dated as of [•], 2022 (the “Agreement”) by and among Acquiror, Merger Sub and African Agriculture Inc., a Delaware corporation (the “Company”), the Company provided the attached statement (the “Statement”) to Acquiror and Merger Sub on [•], 2022. The undersigned, being a duly authorized officer of the Company, hereby affirms the following:

(i)   This notice is being provided to the Internal Revenue Service pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3);

(ii)  The following information relates to the Company providing this notice:

Name:           African Agriculture Inc.

Address:        [•]

U.S. Employer Identification Number:            [•]

(iii) The attached statement was not requested by a foreign interest holder. The attached statement was voluntarily provided by the Company in response to a request from Acquiror and Merger Sub in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The following information relates to Acquiror and Merger Sub, respectively:

Name:           10x Capital Venture Acquisition Corp. II (and predecessor of African Agriculture Holdings Inc., a Delaware corporation following the consummation of the transactions contemplated under the Agreement (defined below))

Address:        [•]

U.S. Employer Identification Number:            [•]

Name:           10X AA Merger Sub, Inc.

Address:        [•]

U.S. Employer Identification Number:            [•]

(iv) The Company has provided to Acquiror and Merger Sub the attached Statement, certifying that: (A) the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Treasury Regulations during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (B) interests in the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code.

Annex A-1-149

Under penalties of perjury, the undersigned, a responsible officer of the Company declares (i) that the undersigned has examined this affidavit and the attached Statement and, to the best of the undersigned’s knowledge and belief, this affidavit and the attached Statement is true, correct and complete and (ii) that the undersigned has the authority to execute this document on behalf of the Company.

African Agriculture Inc.
By:
Name: [ ]
Title: [ ]
Date: [•], 2022

Annex A-1-150

Annex A-2

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”) is entered into as of January 3rd, 2023, by and among 10X Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror”), 10X AA Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and African Agriculture, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated as of November 2, 2022 (as may be amended, modified or supplemented from time to time, the “Agreement”);

WHEREAS, the parties hereto desire to amend the Agreement in accordance with Section 11.10 thereof as more fully set forth herein in order, among other things, to amend certain agreements and covenants of the parties.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

AGREEMENT

1.      Amendment.

(a)     A new Section 6.11 is hereby added to the Agreement as follows:

6.11 Acquiror Extension. The Company shall provide all necessary assistance and cooperation in connection with a shareholder vote to amend the Acquiror Organizational Documents to extend the term of Acquiror, including paying all reasonable out-of-pocket fees and expenses of the Company, Acquiror and Merger Sub (including, but not limited to, fees and expenses of outside counsel and any other agents, advisors, consultants, experts and financial advisors, employed by or on behalf of the Company, Acquiror or Merger Sub) related to such extension.

2.      Confirmation. Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this First Amendment.

3.      Governing Law; Jurisdiction; Waiver of Jury Trial; Enforcement. Section 11.06, Section 11.12 and Section 11.13 of the Agreement are hereby incorporated by reference into this First Amendment, mutatis mutandis.

4.      Headings. The descriptive headings contained in this First Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this First Amendment.

5.      Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this First Amendment by electronic means, including DocuSign, e-mail, or scanned pages, shall be effective as delivery of a manually executed counterpart to this First Amendment.

[Signature Pages Follow]

Annex A-2-1

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this First Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

10X CAPITAL VENTURE ACQUISITION Corp. II
By:	/s/ Hans Thomas
	Name:	Hans Thomas
	Title:	Chairman and Chief Executive Officer
10X AA Merger Sub, Inc.
By:	/s/ Hans Thomas
	Name:	Hans Thomas
	Title:	Chairman and Chief Executive Officer
AFRICAN AGRICULTURE INC.
By:	/s/ Alan Kessler
	Name:	Alan Kessler
	Title:	Chairman and CEO

Annex A-2-2

Annex B-1

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

10X CAPITAL VENTURE ACQUISITION CORP. II
(ADOPTED BY SPECIAL RESOLUTION DATED 9 NOVEMBER 2022 AND EFFECTIVE ON 9 NOVEMBER 2022)

Annex B-1-1

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

10X CAPITAL VENTURE ACQUISITION CORP. II
(ADOPTED BY SPECIAL RESOLUTION DATED 9 NOVEMBER 2022 AND EFFECTIVE ON 9 NOVEMBER 2022)

1         The name of the Company is 10X Capital Venture Acquisition Corp. II

2         The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3         The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4         The liability of each Member is limited to the amount unpaid on such Member’s shares.

5         The share capital of the Company is US$ 55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6         The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7         Capitalised terms that are not defined in this Second Amended and Restated Memorandum of Association bear the respective meanings given to them in the Second Amended and Restated Articles of Association of the Company.

Annex B-1-2

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED
ARTICLES OF ASSOCIATION

OF

10X CAPITAL VENTURE ACQUISITION CORP. II
(ADOPTED BY SPECIAL RESOLUTION DATED 9 NOVEMBER 2022 AND EFFECTIVE ON 9 NOVEMBER 2022)

1        Interpretation

1.1     In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”

in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”

means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Capital Market., must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

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“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Equity-linked Securities”

means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company, as amended or substituted from time to time.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Over-Allotment Option”

means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

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“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share, an Ordinary Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means 10X Capital SPAC Sponsor II LLC, a Cayman Islands limited liability company, and its successors or assigns.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”

means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2     In the Articles:

(a)     words importing the singular number include the plural number and vice versa;

(b)     words importing the masculine gender include the feminine gender;

(c)     words importing persons include corporations as well as any other legal or natural person;

(d)     “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)     “shall” shall be construed as imperative and “may” shall be construed as permissive;

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(f)      references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)     any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)     the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)      headings are inserted for reference only and shall be ignored in construing the Articles;

(j)      any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)     any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)      sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)    the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)     the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2        Commencement of Business

2.1     The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2     The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3        Issue of Shares and other Securities

3.1      Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2      The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3      The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the

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52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4      The Company shall not issue Shares to bearer.

4         Register of Members

4.1      The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2      The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5         Closing Register of Members or Fixing Record Date

5.1      For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2      In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3      If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6         Certificates for Shares

6.1      A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2      The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3      If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

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6.4      Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5      Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7         Transfer of Shares

7.1      Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2      The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8         Redemption, Repurchase and Surrender of Shares

8.1      Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)    Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)   Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration on a pro-rata basis to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 25 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)    Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2      Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3      The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

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8.4      The Directors may accept the surrender for no consideration of any fully paid Share.

9         Treasury Shares

9.1      The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2      The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10       Variation of Rights of Shares

10.1    Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2    For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3    The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11       Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12       Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13       Lien on Shares

13.1    The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be

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wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2    The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3    To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4    The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14       Call on Shares

14.1    Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2    A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3    The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4    If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5    An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6    The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7    The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8    No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

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15       Forfeiture of Shares

15.1    If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2    If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3    A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4    A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5    A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6    The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16       Transmission of Shares

16.1    If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2    Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3    A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred

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by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17       Class B Ordinary Share Conversion

17.1    The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2    Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) concurrently with or immediately following the consummation of a Business Combination.

17.3    Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 33 per cent of the sum of all Class A Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

17.4    Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5    The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of Shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6    Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7    References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion

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or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8    Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18       Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1    The Company may by Ordinary Resolution:

(a)     increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)    consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)     convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)    by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)     cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2    All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3    Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4. the Company may by Special Resolution:

(a)     change its name;

(b)    alter or add to the Articles;

(c)     alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)    reduce its share capital or any capital redemption reserve fund.

19       Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20       General Meetings

20.1    All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2    The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3    The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

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20.4    A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

20.5    The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.6    If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

20.7    A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20.8    Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21       Notice of General Meetings

21.1    At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)     in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)    in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2    The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22       Proceedings at General Meetings

22.1    No business shall be transacted at any general meeting unless a quorum is present. The holders of one third of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2    A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3    A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

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22.4    If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5    The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6    If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7    The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8    When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9    If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10  When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11  A resolution put to the vote of the meeting shall be decided on a poll.

22.12  A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13  A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14  In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23       Votes of Members

23.1    Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2    In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

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23.3    A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4    No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5    No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6    Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7    A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24       Proxies

24.1    The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2    The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3    The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4    The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5    Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

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25       Corporate Members

25.1    Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2    If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26       Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27       Directors

27.1    There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2    The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28       Powers of Directors

28.1    Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

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28.2    All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3    The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4    The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29       Appointment and Removal of Directors

29.1    Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2    The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3    After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4    Prior to the consummation of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a Special Resolution has been given, or by way of unanimous written resolution.

30       Vacation of Office of Director

The office of a Director shall be vacated if:

(a)     the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)    the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)     the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)    the Director is found to be or becomes of unsound mind; or

(e)     all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31       Proceedings of Directors

31.1    The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2    Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

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31.3    A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4    A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5    A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6    The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7    The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8    All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9    A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32       Presumption of Assent

           A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33       Directors’ Interests

33.1    A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2    A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

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33.3    A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4    No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5    A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34       Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35       Delegation of Directors’ Powers

35.1    The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, and the Compensation Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2    The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3    The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or

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any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee and the Compensation Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4    The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5    The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6    The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36       No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37       Remuneration of Directors

37.1    The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2    The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38       Seal

38.1    The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2    The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

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38.3    A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39       Dividends, Distributions and Reserve

39.1    Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2    Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3    The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4    The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5    Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6    The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7    Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8    No Dividend or other distribution shall bear interest against the Company.

39.9    Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.
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40       Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41       Books of Account

41.1    The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2    The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3    The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42       Audit

42.1    The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2    Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3    If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4    The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

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42.5    If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6    Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7    Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8    Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9    The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

42.10  At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43       Notices

43.1    Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2    Where a notice is sent by:

(a)     courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)     post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)     cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)     e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)     placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

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43.3    A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4    Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44       Winding Up

44.1    If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)     if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)    if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2    If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45       Indemnity and Insurance

45.1    Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2    The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person

Annex B-1-25

was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3    The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46       Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47       Transfer by Way of Continuation

47.1    If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands. For the purposes of a Special Resolution to be passed pursuant to this Article, a holder of Class B Shares shall have ten votes for every Class B Share of which he is the holder and a holder of Class A Shares shall have one vote for every Class A Share of which he is a holder.

47.2    Prior to the closing of a Business Combination, Article 47.1 may only be amended by a Special Resolution which shall include the affirmative vote of a simple majority of the Class B Shares.

48       Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49       Business Combination

49.1    Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2    Prior to the consummation of a Business Combination, the Company shall either:

(a)     submit such Business Combination to its Members for approval; or

(b)    provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3    If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

Annex B-1-26

49.4    At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5    Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, within two Business Days prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6    A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7    In the event that the Company does not consummate a Business Combination on or before 13 May 2023, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)     cease all operations except for the purpose of winding up;

(b)    as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)     as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8    A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.9    After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)     receive funds from the Trust Account; or

(b)    vote as a class with Public Shares on a Business Combination.

Annex B-1-27

49.10  A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.11  As long as the securities of the Company are listed on the Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

49.12  The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50       Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

51       Business Opportunities

51.1    To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

51.2    Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3    To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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52       Exclusive Jurisdiction and Forum

52.1    Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to:

(a)     any derivative action or proceeding brought on behalf of the Company;

(b)    any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, Officer or other employee of the Company to the Company or the Members;

(c)     any action asserting a claim arising pursuant to any provision of the Statute, the Memorandum or the Articles; or

(d)    any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

52.2    Each Member irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes.

52.3    Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

52.4    This Article 52 shall not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

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Annex B-2

Registrar of Companies
Government Administration Building
133 Elgin Avenue
George Town
Grand Cayman

10X Capital Venture Acquisition Corp. II (ROC # 371477) (the “Company”)

TAKE NOTICE that at an Extraordinary General Meeting of the shareholders of the Company held on the 10th May 2023, the following special resolutions were passed:

1.      RESOLVED, as a special resolution, that the Second Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.7 in its entirety and the insertion of the following language in its place:

“49.7 In the event that the Company does not consummate a Business Combination on or before (i) August 13, 2023 or (ii) February 14, 2024, in the event that the Directors resolve by resolutions of the Board, to extend the amount of time to complete a Business Combination for up to six (6) times for an additional one (1) month each time, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)     cease all operations except for the purpose of winding up;

(b)    as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)     as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.”

2.      RESOLVED, as a special resolution that:

(a)     the Second Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.2 in its entirety and the insertion of the following language in its place:

“Prior to the consummation of a Business Combination, the Company shall either:

(a) submit such Business Combination to its Members for approval; or

(b) provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.”

Annex B-2-1

(b)    the Second Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.4 in its entirety and the insertion of the following language in its place:

“At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.”

(c)     the Second Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.5 in its entirety and the insertion of the following language in its place:

“Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, within two Business Days prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.”

3.      RESOLVED, as a special resolution that the Second Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 17.2 in its entirety and the insertion of the following language in its place:

“Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) concurrently with or immediately following the consummation of a Business Combination; or (b) at any time and from time to time at the option of the holders thereof”.

4.      RESOLVED, as a special resolution that the Second Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.9 in its entirety and the insertion of the following language in its place:

“Except in connection with the conversion of Class B Shares into Class A Shares pursuant to Article 17 where the holders of such Shares have waived any right to receive funds from the Trust Account, after the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to (i) receive funds from the Trust Account; or (ii) vote as a class with Public Shares on a Business Combination.”

/s/ Tamaza Smith

Tamaza Smith
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 10th day of May 2023

Annex B-2-2

Annex C

CERTIFICATE OF INCORPORATION
OF
African Agriculture HOLDINGS Inc.

ARTICLE I
NAME

The name of the corporation is African Agriculture Holdings Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Definitions. As used herein:

(a) “Effective Time” has the meaning set forth in the Merger Agreement.

(b) “Common Stock” means (i) prior to the Effective Time, the Class A Common Stock and Class B Common Stock, and (ii) after the Effective Time, the New Common Stock.

(c) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of [•], 2022, by and among the Corporation (f/k/a 10X Capital Venture Acquisition Corp. II), 10X AA Merger Sub, Inc., and African Agriculture, Inc.

Section 4.2 Authorized Capital Stock; Automatic Reclassification.

(a) Prior to the Effective Time, the total number of shares of capital stock which the Corporation is authorized to issue is 350,000,000, of which (i) 150,000,000 shares shall be Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 150,000,000 shares shall be Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), and (iii) 50,000,000 shares shall be Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

(b) From and after the Effective Time, the total number of shares of capital stock which the Corporation is authorized to issue is 350,000,000, of which (i) 300,000,000 shares shall be Common Stock, par value $0.0001 per share (the “New Common Stock”), and (ii) 50,000,000 shares shall be Preferred Stock.

(c) At the Effective Time, each share of Class A Common Stock and each share of Class B Common Stock that is then issued and outstanding shall automatically and immediately be reclassified, on a one-for-one basis, into one share of New Common Stock, without any further action of any holder of the Class A Common Stock or Class B Common Stock.

Section 4.3 Preferred Stock. The Board (as defined below) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by

Annex C-1

the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.4 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Prior to the Effective Time, the rights attaching to the Class A Common Stock and Class B Common Stock shall rank pari passu in all respects, and the Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters.

(iii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.5 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors of the Corporation (the “Board”). In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), this Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Annex C-2

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) The Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I (“Class I Directors”), Class II (“Class II Directors”) or Class III (“Class III Directors”). The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the Effective Time, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the Effective Time, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the Effective Time. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the Effective Time, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. If the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes (and therefore such classification) at the Effective Time, in each case, in accordance with the DGCL and the terms of the Director Nomination Agreement.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

Section 5.5 Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6 Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation),

Annex C-3

the affirmative vote of the holders of at least 66⅔% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Annual Meetings. Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board in its sole and absolute discretion.

Section 7.2 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.4 No Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. To the full extent permitted by the DGCL and any other applicable law currently or hereafter in effect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (any such person, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as such a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be

Annex C-4

indemnified for such expenses under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2: (i) shall be contract rights; (ii) shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; and (iii) shall not be conditioned upon any prior determination that an indemnitee is entitled to indemnification under this Section 8.2 with respect to the related proceeding. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL. As used herein, an “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue. Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of any Covered Person existing at the time of such amendment, repeal or modification. For purposes of this Article IX, “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person.

ARTICLE X
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding anything to the contrary contained in this Certificate or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of Article IV, Article V, Article VI, Article VIII, Article IX and this Article X (except by virtue of a filing of a Preferred Stock Designation, but subject to any vote required by law or by other provisions of this Certificate with respect to such Preferred Stock Designation) may be altered, amended or repealed in any respect, nor may any provision of this Certificate or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved at a meeting of

Annex C-5

the stockholders called for that purpose by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3 Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII
SECTION 203 OF THE DGCL

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

[Remainder of page intentionally left blank]

Annex C-6

IN WITNESS WHEREOF, African Agriculture Holdings Inc. has caused this Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

African Agriculture Holdings Inc.
By:
Name:
Title:

[Signature Page to Certificate of Incorporation]

Annex C-7

Annex D

BY LAWS

OF

AFRICAN AGRICULTURE HOLDINGS INC.
(THE “CORPORATION”)

ARTICLE I.
OFFICES

Section 1.1 Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II.
STOCKHOLDERS MEETINGS

Section 2.1 Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2 Special Meetings. Subject to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3 Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4 Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these By Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business

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at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5 Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

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(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. At all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7 Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled

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to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

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(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these By Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8 Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9 Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws. Except as otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders by written consent or by electronic transmission.

ARTICLE III.
DIRECTORS

Section 3.1 Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2 Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

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(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

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Section 3.3 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV.
BOARD MEETINGS

Section 4.1 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3 Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4 Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5 Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6 Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of

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the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V.
COMMITTEES OF DIRECTORS

Section 5.1 Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By Laws.

ARTICLE VI.
OFFICERS

Section 6.1 Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Partners, Managing Directors, Senior Managing Directors, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not

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include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2 Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also

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be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII.
SHARES

Section 7.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4 Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

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Section 7.5 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6 Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

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Section 7.8 Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII.
INDEMNIFICATION

Section 8.1 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful

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in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4 Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6 Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8 Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

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Section 8.9 Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10 Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX.
MISCELLANEOUS

Section 9.1 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3 Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail

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address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month

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period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By Laws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5 Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief

Annex D-16

Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15 Amendments. The Board shall have the power to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws.

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Annex E

FORM OF

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ • ], 2022, is made and entered into by and among African Agriculture Inc. (f/k/a 10x Capital Venture Acquisition Corp. II), a Delaware corporation (the “Company”), 10X Capital SPAC Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”), Cantor Fitzgerald & Co. (“Cantor”) and each of the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor, Cantor, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, 10x Capital Venture Acquisition Corp. II (“10X”) and the Sponsor previously entered into that certain Securities Subscription Agreement, dated as of February 18, 2021, pursuant to which the Sponsor purchased an aggregate of 7,666,667 shares (the “Founder Shares”) of 10X’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), 5,332,328 of which are held by the Sponsor as of the date hereof;

WHEREAS, the Founder Shares were convertible into Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), on the terms and conditions provided in 10X’s amended and restated memorandum and articles of association;

WHEREAS, on August 10, 2021, 10X and the Sponsor entered into that certain Private Placement Units Purchase Agreement, pursuant to which the Sponsor agreed to purchase 455,000 private placement units (the “Sponsor Private Placement Units”) in a private placement transaction occurring simultaneously with the closing of 10X’s initial public offering;

WHEREAS, on August 10, 2021, 10X and Cantor entered into that certain Private Placement Units Purchase Agreement, pursuant to which Cantor agreed to purchase 200,000 private placement units (the “Underwriter Private Placement Units” and, collectively with the Sponsor Private Placement Units, the “Private Placement Units”), each Private Placement Unit consisting of one Class A Ordinary Share, par value $0.0001 per share of 10X (each share underlying a Private Placement Unit, a “Private Placement Share”) and one-third of one redeemable warrant (the “Private Placement Warrants”) in a private placement transaction occurring simultaneously with the closing of 10X’s initial public offering;

WHEREAS, on August 10, 2021, 10X, the Sponsor, Cantor and the other holders party thereto (each such party, together with the Sponsor and Cantor, the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which 10X granted the Sponsor, Cantor and the Existing Holders certain registration rights with respect to certain securities of 10X held by the Existing Holders;

[WHEREAS, in order to finance 10X’s transaction costs in connection with its search for and consummation of an initial business combination, the Sponsor or an affiliate of the Sponsor or certain of 10X’s officers and directors could loan to 10X funds as 10X required, of which up to $[1,500,000] of such loans are convertible into private placement-equivalent units (“Working Capital Units”) at a price of $10.00 per unit at the option of the lender;]1

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of [ • ], 2022 (the “Merger Agreement”), by and among 10X, 10X AA Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of 10X (“Merger Sub”) and African Agriculture, Inc., a Delaware corporation (“African Agriculture”), African Agriculture will become a wholly-owned subsidiary of 10X (the “Merger”);

WHEREAS, prior to the Merger, 10X domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), and in connection with the Domestication and the Merger, changed its name to

____________

1         NTD: Delete if no working capital units will be issued at closing

Annex E-1

[African Agriculture Holdings Inc.]. As part of the Domestication, (i) each Class B Ordinary Share converted automatically, on a one-for-one basis, into one Class A Ordinary Share on the terms and conditions provided in 10X’s amended and restated memorandum and articles of association and the Acquiror Support Agreement, (ii) immediately following the conversion described in clause (i) each Class A Ordinary Share converted, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of the Company (“Common Stock”), and (iii) by virtue of the Domestication and without any action on the part of any holder, each outstanding warrant of 10X (including the warrants issued in 10X’s initial public offering and the Private Placement Warrants) became exercisable for one share of Common Stock in lieu of one Class A Ordinary Share (the “Warrants”);

WHEREAS, pursuant to pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of 10X and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question (which majority interest must include Cantor if such amendment or modification affects in any way the rights of Cantor thereunder); and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement, in order to provide the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1  Definitions. Capitalized terms used but not otherwise defined in this Section 1.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective, or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“African Agriculture” shall have the meaning given in the Recitals hereto.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a coordinated or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Board” shall mean the Board of Directors of the Company.

“Class A Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Class B Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in subsection 2.1.4.

“Domestication” shall have the meaning given in the Recitals hereto.

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“EDGAR” shall have the meaning set forth in subsection 3.1.3.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holder” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Founder Shares” shall have the meaning given in the Recitals hereto shall be deemed to include the Common Stock issuable upon conversion thereof.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Lock-Up Period” shall mean the lock-up period specified with respect to a party in the Company Lock-up Agreement, dated [ • ], 2022 or the Acquiror Support Agreement, dated [ • ], 2022.

“Permitted Transferees” shall mean a Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-up Period pursuant to the Company Lock-up Agreement or Acquiror Support Agreement, as applicable.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Piggyback Registration Rights Holders” shall have the meaning given in subsection 2.2.1.

“Private Placement Shares” shall have the meaning given in the Recitals hereto.

“Private Placement Units” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares (including any Class A Ordinary Shares, shares of Common Stock or other equivalent equity security issued or issuable upon the conversion of any such Founder Shares or exercisable for Class A Ordinary Shares or shares of Common Stock), (b) the Private Placement Shares (including any Class A Ordinary Shares or shares of Common Stock issued or issuable upon conversion or exchange of the Private Placement Shares), (c) the Private Placement Warrants (including any Class A Ordinary Shares or shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (d) the Working Capital Units (including any securities underlying such Working Capital Units upon their split and any

Annex E-3

securities issued or issuable upon the exchange or conversion of the securities contained in the Working Capital Units)]2, (e) all shares of Common Stock issued to the equityholders of African Agriculture in the Merger, (f) any outstanding Class A Ordinary Shares, Class B Ordinary Shares, shares of Common Stock, Warrants, or any other equity security (including the Class A Ordinary Shares, Class B Ordinary Shares and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, but only to the extent such securities are “restricted securities” or are held by an “affiliate” (each as defined in Rule 144 under the Securities Act), and (g) any other equity security of the Company issued or issuable with respect to any such Class A Ordinary Shares, Class B Ordinary Shares or shares of Common Stock by way of a stock dividend, stock split, share capitalization or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Holder, when all such securities held by such Holder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, excluding Selling Expenses, but including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses, not to exceed $75,000, of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown (the “Selling Holder Counsel”).

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in subsection 2.1.5.

“Rule 415” shall mean Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

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2         NTD: to be removed if working capital units are not issued.

Annex E-4

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.2.

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with Rule 415.

“Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.4.

“Shelf Threshold” shall have the meaning given in subsection 2.1.4.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.2.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.4.

“Working Capital Units” shall have the meaning given in the Recitals hereto.

“Warrants” shall have the meaning given in the Recitals hereto.

“Withdrawal Notice” shall have the meaning given in subsection 2.1.6.

ARTICLE II
REGISTRATIONS

2.1         Shelf Registrations.

2.1.1      Initial Registration. The Company shall, as promptly as reasonably practicable, but in no event later than thirty (30) calendar days after the consummation of the transactions contemplated by the Merger Agreement, use its commercially reasonable efforts to file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company as may be required by registration rights granted in favor of other stockholders or in the Company’s sole discretion) from time to time as permitted by Rule 415 (a “Shelf Registration Statement”) on the terms and conditions specified in this subsection 2.1.1 and shall use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than sixty (60) business days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Shelf Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be filed on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Shelf Registration Statement. A Shelf Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders, including the registration of the distribution to its shareholders, partners, members or other affiliates. The Company agrees to provide in a Shelf Registration Statement (and in any prospectus or prospectus supplement forming a part of such Shelf Registration Statement) that all assignees, successors or transferees under this Agreement shall, by virtue of such assignment, be deemed to be selling stockholders under the Shelf Registration Statement (or any such prospectus or prospectus supplement) with respect to such Registrable Securities. The Company shall use its commercially reasonable efforts to cause a Shelf Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary

Annex E-5

to ensure that such Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Shelf Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Shelf Registration Statement, in the light of the circumstances under which such statement is made). As soon as practicable following the effective date of a Shelf Registration Statement filed pursuant to this subsection 2.1.1, but in any event within three (3) business days of such date, the Company shall notify the Holders named therein of the effectiveness of such Shelf Registration Statement. When effective, a Shelf Registration Statement filed pursuant to this subsection 2.1.1 will comply as to form in all material respects with all applicable requirements of the Securities Act and will not contain any Misstatement. The Company’s obligations under this subsection 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2      Subsequent Registration Statement. If the Shelf Registration Statement required by subsection 2.1.1 ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as all such Registrable Securities included therein have ceased to be Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 (a “Form S-3 Shelf”) or any similar short-form registration statement that may be available at such time to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3      Conversion to Form S-3. The Company shall use its commercially reasonable efforts to convert a Form S-1 Shelf into a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligations under this subsection 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.4      Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, and following any applicable Lock-up Period, any Holder (being in such case, a “Demanding Holder”) may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (an “Underwritten Shelf Takedown”), provided, that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $25,000,000 from such Underwritten Shelf Takedown or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Underwritten Shelf Takedown but in no event less than $10,000,000 in aggregate gross proceeds (the “Shelf Threshold”). All requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Company and shall take all such other commercially

Annex E-6

reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Underwritten Shelf Takedown contemplated by this subsection 2.1.4, subject to Section 3.3 and ARTICLE 4, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities.

2.1.5      Reduction of Underwritten Shelf Takedown. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of shares of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual arrangements with Persons other than the Piggyback Registration Rights Holders hereunder, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Shelf Takedown without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Shelf Takedown, (i) first, before including any shares of Common Stock or other equity securities proposed to be sold by the Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities, (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6      Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown. Except as provided in Section 3.2, if an Underwritten Shelf Takedown is withdrawn pursuant to such request, the Demanding Holder shall reimburse the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown.

2.2  Piggyback Registration.

2.2.1      Piggyback Rights. Subject to Section 2.4.3, if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company, including, without limitation, an Underwritten Shelf Takedown pursuant to subsection 2.1.4), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that related to a transaction subject to Rule 145 promulgated under the Securities Act or any successor rule thereto), (iii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a registered offering not involving a “road show” or other substantial marketing efforts or a widespread distribution of securities, such as a “registered direct” offering (whether or not underwritten), including

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a Block Trade, (vi) for an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, or (vii) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than five (5) business days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) business days after the sending of such written notice (such Registration a “Piggyback Registration”, and each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Piggyback Registration, the “Piggyback Registration Rights Holders”); provided, further, that if the Company has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution of the Common Stock in an Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to such Holders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.2.2. Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Piggyback Registration Rights Holders pursuant to this subsection 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Piggyback Registration Rights Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The notice periods set forth in this subsection 2.2.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with subsection 2.1.3. The Company shall have the right to terminate or withdraw any Registration Statement initiated by it under this subsection 2.2.1 before the effective date of such Registration, whether or not any Piggyback Registration Rights Holder has elected to include Registrable Securities in such Registration.

2.2.2      Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

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(b) If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

(c) if the Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to subsection 2.1.4 hereof, then the Company shall include in any such Underwritten Shelf Takedown securities in the priority set forth in subsection 2.1.5.

2.2.3      Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by subsection 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of a Piggyback Registration pursuant to a Shelf Registration, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than subsection 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4      Joinder of Piggyback Registration Rights Holders. If so indicated on its signature page hereto, a Holder may be designated solely as a Piggyback Registration Rights Holder hereunder, in which case such Piggyback Registration Rights Holder agrees that it shall be fully bound by, and subject to, all of the applicable terms, conditions, representations and warranties and other provisions of this Registration Rights Agreement as a “Piggyback Registration Rights Holder” under this Section 2.2, with all attendant rights, benefits, duties, restrictions and obligations thereunder, and shall be fully bound by, and subject to, all of the applicable terms, conditions, representations and warranties and other provisions of this Registration Rights Agreement as a “Holder” for purposes of ARTICLE III, ARTICLE IV and ARTICLE V hereto, with all attendant rights, benefits, duties, restrictions and obligations thereunder. For the avoidance of doubt, any Piggyback Registration Rights Holder designated solely as such shall not be a “Holder” for any other purpose hereunder.

2.3         Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), if requested by the managing Underwriter(s), each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Common Stock who is selling securities in the Underwritten Offering (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not transfer any shares of Common Stock or other equity securities of the Company (other than those included in

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such offering pursuant to this Agreement and other than to Permitted Transferees prior to the expiration of the Lock-up Period), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriter(s)) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriter(s) otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4         Block Trades.

2.4.1      Notwithstanding any other provision of ARTICLE II, but subject to Section 3.4, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder or Holders wishes to engage in Block Trade with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50 million or (y) all remaining Registrable Securities held by the Demanding Holder or Holders, such Demanding Holder(s) shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As promptly as reasonably practicable, the Company shall use its commercially reasonable efforts to facilitate such Block Trade. The Demanding Holder(s) shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

2.4.2      Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.

2.4.3      Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by one or more Demanding Holders pursuant to Section 2.4 of this Agreement.

2.4.4      A majority-in-interest of the Demanding Holders in a Block Trade shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5      A Holder in the aggregate may demand no more than two (2) Block Trades pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III
COMPANY PROCEDURES

3.1         General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1      prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all Registrable Securities covered by such Registration Statement have been sold in accordance with the intended plan of distribution of such Registrable Securities or have ceased to be Registrable Securities;

3.1.2      prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

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3.1.3      prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission and publicly available pursuant to the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”);

3.1.4      prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable any Holder of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5      use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6      provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7      advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8      promptly following the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9      notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10    in the event of an Underwritten Offering, a Block trade, or a sale by a broker, placement agent, or sales agent pursuant to such Registration Statement, in each of the foregoing cases solely to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority in interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that any such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

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3.1.11    obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter(s) may reasonably request;

3.1.12    on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, the placement agent or sales agent, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriters, placement agent or sales agent may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such Underwriters, placement agent or sales agent;

3.1.13    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and as agreed to by the Company, with the managing Underwriter of such offering;

3.1.14    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), which requirement will be deemed satisfied if the Company timely files Forms 10-Q and 10-K, as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.15    if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

3.2         Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to subsection 2.1.4 if the registration request is subsequently withdrawn at the request of the Demanding Holders (in which case the Demanding Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless if, at the time of such withdrawal, the Demanding Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known (and not reasonably available upon request from the Company or otherwise) to the Demanding Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Demanding Holders shall not be required to pay any of such expenses. It is acknowledged by the Holders that the Holders shall bear all Selling Expenses, other than as set forth in the definition of “Registration Expenses,” and all reasonable fees and expenses of Selling Holder Counsel.

3.3          Requirements for Inclusion as a Selling Stockholder. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this ARTICLE III, the Company shall use commercially reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this ARTICLE III. Further, no Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

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3.4         Suspension of Sales; Adverse Disclosure.

3.4.1      Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with applicable law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2      If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time (i) would require the Company to make an Adverse Disclosure, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (iii) in the good faith judgment of a majority of the Board, would be seriously detrimental to the Company and the Board concludes, as a result, that it is necessary to defer such filing, initial effectiveness, or continued use at such time, or (iv) if the majority of the Board, in its good faith judgment, determines to delay the filing or initial effectiveness of, or suspend the use of, a Registration Statement and such delay or suspension arises out of or is a result of, or is related to or is in connection with any publicly-available written guidance of the Commission, or any comments, requirements, or requests of the Commission Staff related to accounting, disclosure, or other matters, then the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentences, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.4.3      Subject to Section 3.4.4, during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days (or such shorter time as the managing Underwriters may agree) after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to subsection 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.1.4 or Section 2.4.

3.4.4      The right to delay or suspend any filing, initial effectiveness of a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than thirty (30) consecutive calendar days or more than sixty (60) total calendar days in each case during any twelve (12)-month period.

3.5         Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, shall file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6         Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) Cantor may not exercise their demand registration rights and piggy back registration rights hereunder after five (5) and seven (7) years, respectively, after the effective date of the registration statement relating to the Company’s initial public offering and (ii) Cantor may not exercise its demand registration rights more than one time.

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ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1         Indemnification.

4.1.1      In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company agrees to indemnify, to the extent permitted by law, each such Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this subsection 4.1.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed.

4.1.2      In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) and any other Holders of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including without limitation reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained, or incorporated by reference in accordance with the requirements of Form S-1 or Form S-3, in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in light of the circumstances in which they were made), but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3      Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party’s ability to defend such action) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such

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money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement includes a statement or admission of fault or culpability on the part of such indemnified party, or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4      The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5      If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or documented out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

5.1  Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: African Agriculture Inc., 415 Park Avenue, 9th Floor, New York, NY 10022, Attention: General Counsel; and a copy (which shall not constitute notice) shall also be sent to Morrison Cohen LLP, 909 Third Avenue, New York, NY 10022, Attn: [ • ], email: [ • ], if to the Sponsor to: 10X Capital, 1 World Trade Center, 85th Floor, New York, NY 10007, Attn: Hans Thomas, with copy to: (i) Latham & Watkins LLP, 99 Bishopsgate London EC2M 3XF, United Kingdom, Attn: J. David Stewart and (ii) Latham & Watkins, 811 Main Street, Suite 3700, Houston, TX 77002, Attn: Ryan Maierson, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

Annex E-15

5.2         Assignment; No Third Party Beneficiaries.

5.2.1      This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2      Prior to the expiration of the applicable Lock-Up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.

5.2.3      Following the expiration of the applicable Lock-Up Period, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any transferee of Registrable Securities;

5.2.4      This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.5      This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.6      No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3         Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4         Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5         Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. This Agreement will amend and restate the Existing Registration Rights Agreement to read as set forth herein, when it has been duly executed by parties having the right to so amend and restate the Existing Registration Rights Agreement.

5.6         Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.7         WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR

Annex E-16

OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.8         Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that no consent of any Piggyback Registration Rights Holder shall be required with respect to any such waiver, amendment or modification, except with respect to any waiver, amendment or modification that adversely affects such Piggyback Registration Rights Holder, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity). No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.8 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

5.9         Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10       Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.11       Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.12       Other Registration Rights. The Company represents and warrants that, no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that (1) this Agreement supersedes the Existing Registration Rights Agreement and any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.13       Term. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement and (ii) the date as of which no Registrable Securities remain outstanding; provided, that with respect to any Holder, this Agreement shall terminate on the date such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and ARTICLE IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

Annex E-17

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
[ • ]
By:
Name:	[ • ]
Title:	[ • ]

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-18

SPONSOR:
10X Capital SPAC Sponsor II LLC
By: [ • ]
By:
Name:	[ • ]
Title:	[ • ]

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-19

CANTOR:
Cantor Fitzgerald & Co.
By:
Name:	[ • ]
Title:	[ • ]

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-20

HOLDER:
10X Capital SPAC Sponsor II LLC, a Cayman Islands limited liability company
By:
Name:	[ • ]
Title:	[ • ]

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-21

HOLDER:
By:
Hans Thomas

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-22

HOLDER:

David Weisburd

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-23

HOLDER:

Oliver Wriedt

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-24

HOLDER:

Guhan Kandasamy

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-25

HOLDER:

Christopher Jurasek

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-26

HOLDER:

Boris Silver

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-27

HOLDER:

Woodrow H. Levin

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-28

HOLDER:
By:
Name:	[ • ]
Title:	[ • ]

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-29

Annex F

FORM OF COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT (this “Agreement”) is entered into as of [ • ], 2022, by and among 10x Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“10X”), [ • ], a [ • ] (the “Stockholder”)1, and, solely with respect to Section 1(a) hereto, African Agriculture Inc., a Delaware corporation (“African Agriculture”). Each of 10X, the Stockholder and African Agriculture is sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS

WHEREAS, on [ • ], 2022, 10X, African Agriculture and 10X AA Merger Sub, Inc., a Delaware corporation (“Merger Sub”), entered into that certain Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), in accordance with the terms and subject to the conditions of which, among other things, Merger Sub will merge with and into African Agriculture (the “Merger”), with African Agriculture surviving the Merger as a wholly-owned Subsidiary of 10X;

WHEREAS, in accordance with the terms and subject to the conditions set forth in the Merger Agreement, by virtue of the Merger each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive Acquiror Common Stock, as provided more particularly in the Merger Agreement;

WHEREAS, the Stockholder is the record and beneficial owner of the number and type of equity securities of African Agriculture set forth on Schedule A hereto (together with any other equity securities of African Agriculture of which the Stockholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Stock”);

WHEREAS, in consideration for the benefits to be received by the Stockholder under the terms of the Merger Agreement and as a material inducement to 10X agreeing to enter into, and consummate the transactions contemplated by, the Merger Agreement, the Stockholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that 10X and Merger Sub would not have entered into, and agreed to consummate the transactions contemplated by, the Merger Agreement without the Stockholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1.      Company Stockholder Consent and Related Matters.

(a)         Subject to the earlier termination of this Agreement in accordance with its terms, (i) as promptly as reasonably practicable (and in any event within five (5) Business Days) following the time at which (x) the Registration Statement becomes effective under the Securities Act and (y) African Agriculture solicits the Company Stockholder Approvals, the Stockholder shall duly execute and deliver to African Agriculture such Company Stockholder Approvals under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 8.02(f) of the Merger Agreement (the “Approval”), including the Merger and, to the extent required by Law, any other transactions contemplated by the Merger Agreement to occur at or immediately prior to the Closing (collectively, the “Transactions”) and (ii) without limiting the generality of the foregoing, prior to the Closing, the Stockholder shall, at any meeting of the Company Stockholders (and at any adjournment or

____________

1         To be executed by each AA stockholder receiving more than 1% of Pubco shares.

Annex F-1

postponement thereof), however called, and in any actions by written consent of the Company Stockholders, vote (or cause to be voted) the Subject Company Stock against (x) any Acquisition Proposal or (y) any other matter, action or proposal that would reasonably be expected to result in (A) a breach of any of African Agriculture’s covenants, agreements or obligations under the Merger Agreement or (B) any of the conditions to the Closing set forth in Sections 9.01, 9.02 or 9.03 of the Merger Agreement not being satisfied; provided that in the case or either (i) or (ii), the Merger Agreement shall not have been amended or modified without the Stockholder’s consent (1) to decrease the consideration payable under the Merger Agreement, or (2) to change the form of merger consideration in a manner adverse to the Stockholder.

2.      Other Covenants and Agreements.

(a)       The Stockholder hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither African Agriculture nor any of its Affiliates (including from and after the Effective Time, 10X and its Affiliates) shall have any further obligations or liabilities under each such agreement. Without limiting the generality of the foregoing, the Stockholder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to achieve the purpose of the preceding sentence.

(b)       The Stockholder shall be bound by and subject to (i) Section 8.04 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, and (ii) Section 6.04 (No Claim Against the Trust Account), Section 6.06 (Non-Solicitation; Acquisition Proposals) and Section 8.01(c) (Support of Transaction) of the Merger Agreement to the same extent as such provisions apply to African Agriculture, in each case, mutatis mutandis, as if the Stockholder is directly party thereto. Notwithstanding anything in this Agreement to the contrary, (x) the Stockholder shall not be responsible for the actions of African Agriculture or the African Agriculture Board (or any committee thereof) or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 2(b), (y) the Stockholder is not making any representations or warranties with respect to the actions of any of the African Agriculture Related Parties, and (z) any breach by African Agriculture of its obligations under the Merger Agreement shall not be considered a breach of this Section 2(b) (it being understood for the avoidance of doubt that the Stockholder shall remain responsible for any breach by it of this Section 2(b)).

(c)       The Stockholder acknowledges and agrees that 10X and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement 10X and Merger Sub would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

3.      Stockholder Representations and Warranties. The Stockholder represents and warrants to 10X as follows:

(a)       The Stockholder, if an entity, is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b)       The Stockholder (i) if an entity, has the requisite corporate, limited liability company or other similar power and authority or (ii) if a natural person, has the requisite power and legal capacity to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Merger Agreement), and to consummate the transactions contemplated hereby. If the Stockholder is an entity, the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid, legal and binding agreement of the Stockholder (assuming that this Agreement is duly authorized,

Annex F-2

executed and delivered by 10X), enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)       No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Stockholder with respect to the Stockholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect, or which have already been obtained in advance of the Stockholder’s entry into this Agreement.

(d)       None of the execution or delivery of this Agreement by the Stockholder, the performance by the Stockholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Stockholder’s organizational and governing documents (if applicable), (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Stockholder is a party, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Stockholder or any of its properties or assets are bound or (iv) other than the restrictions contemplated by this Agreement, result in the creation of any Lien upon the Subject Company Stock, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e)       The Stockholder is the record and beneficial owner of the Subject Company Stock and has valid, good and marketable title to the Subject Company Stock, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the African Agriculture Organizational Documents). Except for the equity securities of African Agriculture set forth on Schedule A hereto, together with any other equity securities of African Agriculture that the Stockholder acquires record or beneficial ownership of after the date hereof that is either permitted pursuant to, or acquired in accordance with, Section 6.01 of the Merger Agreement, the Stockholder does not own, beneficially or of record, any equity securities of African Agriculture. The Stockholder does not own any right to acquire any equity securities of African Agriculture (except in its capacity as a stockholder). The Stockholder has the right to vote (and provide consent in respect of, as applicable) the Subject Company Stock and, except for this Agreement and the Merger Agreement, the Stockholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer any of the Subject Company Stock or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Stock, in each case, that could reasonably be expected to (x) impair the ability of the Stockholder to perform its obligations under this Agreement or (y) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement.

(f)       There is no Action pending or, to the Stockholder’s knowledge, threatened against the Stockholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g)       The Stockholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, 10X and (ii) it has been furnished with or given access to such documents and information about 10X and its respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby and thereby.

Annex F-3

(h)       In entering into this Agreement and the other Ancillary Agreements to which it is or will be a party, the Stockholder has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Agreements to which it is or will be a party and no other representations or warranties of 10X or Merger Sub (including, for the avoidance of doubt, none of the representations or warranties of 10X set forth in the Merger Agreement or any other Ancillary Agreement), any of their respective Affiliates or any other Person, either express or implied, and the Stockholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Agreements to which it is or will be a party, none of 10X, Merger Sub, any of their respective Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements to which it is or will be a party or the transactions contemplated hereby or thereby.

4.      Transfer of Subject Securities. Except as expressly contemplated by the Merger Agreement or with the prior written consent of 10X (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Stockholder agrees not to (a) Transfer any of the Subject Company Stock, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer the Subject Company Stock or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Stock, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). Notwithstanding the foregoing, the Stockholder may transfer its Subject Company Stock to (x) its Affiliates, (y) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization or pursuant to a qualified domestic relations order with prior written notice to (but without the consent of) 10X, or by virtue of laws of descent and distribution upon death of such individual, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder, or (z) another Company Stockholder that is a party to an agreement with 10X and African Agriculture in form and substance substantially similar to this Agreement.

5.      Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the amendment or modification of the Merger Agreement without the Stockholder’s consent (1) to decrease the consideration payable under the Merger Agreement, or (2) to change the form of merger consideration in a manner adverse to the Stockholder and (d) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 2(b)(i) (solely to the extent that it relates to Section 8.04 (Confidentiality; Publicity) of the Merger Agreement) and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement and (iii) Section 2(b)(ii) (solely to the extent that it relates to Section 6.04 (No Claim Against the Trust Account) of the Merger Agreement) shall survive the termination of this Agreement pursuant to Section 5(b).

6.      Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and beneficial owner of the Subject Company Stock, and not in the Stockholder’s capacity as a director, officer or employee of African Agriculture or any of African Agriculture’s Subsidiaries and (b) nothing herein will be construed to limit, prevent or affect any action or inaction by the Stockholder or any representative of the Stockholder serving in its capacity as a member of the board of directors of African Agriculture or any Subsidiary thereof or as an officer, employee or fiduciary of African Agriculture, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of African Agriculture or any Subsidiary thereof.

Annex F-4

7.      No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against African Agriculture, 10X or any Affiliate of 10X, and (b) none of African Agriculture, 10X or any Affiliate of 10X shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8.      Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)      If to 10X, to:

10x Capital Venture Acquisition Corp. II
1 World Trade Center, 85th Floor
New York, NY 10007
Attn:      Hans Thomas
E-mail:   hans@10xcapital.com

with a copy to:

Latham & Watkins LLP
99 Bishopsgate
London EC2M 3XF
United Kingdom
Attn:      J. David Stewart
               Ryan Maierson

E-mail:  j.david.stewart@lw.com
ryan.maeirson@lw.com

(b)      If to Stockholder, to:

[•]
[•]
Attn:      [•]

E-mail:   [•]

(c)      If to African Agriculture, to:

African Agriculture Inc.

415 Park Avenue, 9th Floor

New York, NY 10022

Attn:      [•]

E-mail:   [•]

Annex F-5

with a copy to:

Morrison Cohen LLP

909 Third Avenue

New York, NY 10022

Attn:      [•]

E-mail:   [•]

or to such other address or addresses as the Parties may from time to time designate in writing.

9.      No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties acting as partners or participants in a joint venture.

10.    Miscellaneous. Sections 1.02 (Construction), 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial by Jury), 11.13 (Enforcement) and 11.15 (Non-survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

Annex F-6

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Support Agreement as of the date first above written.

10X CAPITAL VENTURE ACQUISITION CORP. II
By:
Name:
Title:

[Signature Page to Company Support Agreement]

Annex F-7

[STOCKHOLDER]
By:
Name:
Title:

[Signature Page to Company Support Agreement]

Annex F-8

Solely with respect to Section 1(a) hereto,
AFRICAN AGRICULTURE INC.
By:
Name:
Title:

[Signature Page to Company Support Agreement]

Annex F-9

SCHEDULE A

Stockholder	Number of Shares
[ • ]	[•]

Annex F-10

[SCHEDULE B2]

____________

2        To be provided.

Annex F-11

Annex G

EXECUTION VERSION

STANDBY EQUITY PURCHASE AGREEMENT

THIS STANDBY EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of November 2, 2022 is made by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), and 10X CAPITAL VENTURE ACQUISITION CORP. II, a company incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company, upon the closing of the Business Combination (as defined below) shall have the right to issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to the lesser of (i) $100 million in aggregate gross purchase price of the newly issued shares of the Company’s common stock, par value $0.001 per share (the “Common Shares”), and (ii) the Exchange Cap (to the extent applicable); and

WHEREAS, upon the closing of the Business Combination, the Company will redomicile in Delaware and the Common Shares of the combined entity will be listed for trading on the Nasdaq Stock Market LLC;

WHEREAS, the offer and sale of the Common Shares issuable hereunder will be made in reliance upon Section 4(a)(2) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions to be made hereunder; and

WHEREAS, in consideration of the Investor’s execution and delivery of this Agreement, the Company shall issue to the Investor the Commitment Shares pursuant to and in accordance with Section 12.04.

NOW, THEREFORE, the parties hereto agree as follows:

Article I.

Certain Definitions

“Additional Shares” shall have the meaning set forth in Section 2.01(d)(ii).

“Adjusted Advance Amount” shall have the meaning set forth in Section 2.01(d)(i).

“Advance” shall mean any issuance and sale of Advance Shares from the Company to the Investor pursuant to Article II hereof.

“Advance Date” shall mean the first Trading Day after expiration of the applicable Pricing Period for each Advance.

“Advance Notice” shall mean a written notice in the form of Exhibit A attached hereto to the Investor executed by an officer of the Company and setting forth a number of Advance Shares that the Company desires to issue and sell to the Investor.

“Advance Notice Date” shall mean each date the Company is deemed to have delivered (in accordance with Section 2.01(b) of this Agreement) an Advance Notice to the Investor, subject to the terms of this Agreement.

“Advance Shares” shall mean the Common Shares that the Company desires to issue and sell to the Investor as requested by the Company pursuant to an Advance Notice.

“Affiliate” shall have the meaning set forth in Section 3.07.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering,

Annex G-1

terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any Sanctions laws.

“Average Price” shall mean a price per Share (rounded to the nearest tenth of a cent) equal to the quotient obtained by dividing (i) the aggregate gross purchase price paid by the Investor for all Shares purchased pursuant to this Agreement, by (ii) the aggregate number of Shares issued pursuant to this Agreement.

“Black Out Period” shall have the meaning set forth in Section 6.02.

“Business Combination” shall mean the transactions contemplated by the Business Combination Agreement, dated on or about the date hereof (the “Business Combination Agreement”), by and among the Company, 10X AA Merger Sub, Inc., a Delaware corporation (the “Merger Sub”) and African Agriculture, Inc., a Delaware corporation (the “Target”), whereby (i) the Merger Sub will merge with and into the Target, with the Target surviving as a wholly owned Subsidiary of the Company, (ii) at least one day prior to the transactions referred to in clause (i), the Company will, subject to the approval of the Company’s shareholders, domesticate and transfer by way of continuation as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Companies Act (As Revised) of the Cayman Islands, and (iii) the shares of the Company, after giving effect to the transactions contemplated in clauses (i) and (ii), shall become listed on the Nasdaq Stock Market LLC under a new ticker symbol.

“Closing” shall have the meaning set forth in Section 2.02.

“Commitment Amount” shall mean $100,000,000 of Common Shares, provided that, the Company shall not issue and sell any Common Shares pursuant to this Agreement and the Investor shall not purchase or acquire any Common Shares pursuant to this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Common Shares that would be issued pursuant to this Agreement and the transactions contemplated hereby would exceed 19.99% of the voting power or number of issued and outstanding Common Shares calculated in accordance with the applicable rules of the Principal Market, which number of shares shall be reduced, on a share-for-share basis, by the number of Common Shares issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement under applicable rules of the Principal Market (such maximum number of shares, the “Exchange Cap”) provided further that, the Exchange Cap will not apply if (a) the Company’s stockholders have approved the issuance of Common Shares pursuant to this Agreement in excess of the Exchange Cap in accordance with the applicable rules of the Principal Market or (b) solely to the extent that (and only for so long as) the Average Price (including any sales covered by an Advance Notice that has been delivered prior to the determination of whether this clause (b) applies) equals or exceeds the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the Effective Date; or (ii) the average Nasdaq Official Closing Price for the five Trading Days immediately preceding the Effective Date.

“Commitment Fee Payment Date” shall have the meaning set forth in Section 12.04.

“Commitment Shares” shall have the meaning set forth in Section 12.04.

“Commitment Period” shall mean the period commencing on the Effective Date and expiring upon the date of termination of this Agreement in accordance with Section 11.02.

“Common Shares” shall have the meaning set forth in the recitals of this Agreement.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Indemnitees” shall have the meaning set forth in Section 5.02.

“Condition Satisfaction Date” shall have the meaning set forth in Section 7.01.

“Daily Traded Amount” shall mean the daily trading volume of the Company’s Common Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P.

“Effective Date” shall mean the 6th Trading Day following the date of closing of the Business Combination.

“Environmental Laws” shall have the meaning set forth in Section 4.13.

Annex G-2

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall have the meaning set forth in Article I.

“Excluded Day” shall have the meaning set forth in Section 2.01(d)(i).

“Hazardous Materials” shall have the meaning set forth in Section 4.13.

“Indemnified Liabilities” shall have the meaning set forth in Section 5.01.

“Investor“ shall have the meaning set forth in the preamble of this Agreement.

“Investor Indemnitees” shall have the meaning set forth in Section 5.01.

“Market Price” shall mean an Option 1 Market Price or Option 2 Market Price, as applicable.

“Material Adverse Effect” shall mean any event, occurrence or condition that has had or would reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the operations, assets, business, earnings, properties, prospects, stockholder’s equity, results of operations, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or prevent or materially interfere with consummation of the transactions contemplated hereby, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

“Material Outside Event” shall have the meaning set forth in Section 6.08.

“Maximum Advance Amount” in respect of each Advance Notice means the greater of: (i) an amount equal to 100% of the average of the Daily Traded Amount of Common Shares on the Company’s Principal Market during the three consecutive Trading Days immediately preceding an Advance Notice, or (ii) 2 million Common Shares.

“Minimum Acceptable Price” or “MAP” shall mean the minimum price notified by the Company to the Investor in each Advance Notice, if applicable.

“OFAC” shall have the meaning set forth in Section 4.30.

“Option 1 Market Price” shall mean the VWAP of the Common Shares during the Option 1 Pricing Period.

“Option 2 Market Price” shall mean the lowest daily VWAP of the Common Shares during the Option 2 Pricing Period.

“Option 1 Pricing Period” shall mean the period on the applicable Advance Notice Date with respect to an Advance Notice selecting an Option 1 Pricing Period commencing upon receipt by the Company of written confirmation (which may be by e-mail) of acceptance of such Advance Notice by the Investor, and which confirmation shall specify such commencement time, and ending on 4:00 p.m. New York City time on the applicable Advance Notice Date.

“Option 2 Pricing Period” shall mean the three consecutive Trading Days commencing on the Advance Notice Date.

“Ownership Limitation” shall have the meaning set forth in Section 2.01(c)(i).

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan of Distribution” shall mean the section of a Registration Statement disclosing the plan of distribution of the Shares.

“Pricing Period” shall mean the Option 1 Pricing Period or Option 2 Pricing Period, as applicable.

Annex G-3

“Principal Market” shall mean the Nasdaq Stock Market LLC; provided however, that in the event the Company’s Common Shares are ever listed or traded on the New York Stock Exchange, or the NYSE American, then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Shares are then listed or traded to the extent such other market or exchange is the principal trading market or exchange for the Common Shares.

“Prospectus“ shall mean the prospectus in the form included in a Registration Statement, as supplemented from time to time by any Prospectus Supplement, including the documents incorporated by reference therein.

“Prospectus Supplement” shall mean any prospectus supplement to the Prospectus filed with the SEC from time to time pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, including, without limitation, any prospectus supplement to be filed in accordance with Section 6.01 hereof.

“Purchase Price” shall mean the price per Advance Share obtained by multiplying the Market Price by (i) 96% in respect of an Advance Notice with an Option 1 Pricing Period, and (ii) 97% in respect of an Advance Notice with an Option 2 Pricing Period.

“Registrable Securities” shall mean (i) the Shares, and (ii) any securities issued or issuable with respect to any of the foregoing by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

“Registration Limitation” shall have the meaning set forth in Section 2.01(c)(ii).

“Registration Statement” shall mean a registration statement on Form S-1 or Form S-3 or on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the registration of the resale by the Investor of the Registrable Securities under the Securities Act, which registration statement provides for the resale from time to time of the Shares as provided herein.

“Regulation D” shall mean the provisions of Regulation D promulgated under the Securities Act.

“Sanctions“ shall have the meaning set forth in Section 4.30.

“Sanctioned Countries” shall have the meaning set forth in Section 4.30.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 4.05.

“Securities Act” shall have the meaning set forth in the recitals of this Agreement.

“Settlement Document” shall have the meaning set forth in Section 2.02(a).

“Shares” shall mean the Commitment Shares and the Common Shares to be issued from time to time hereunder pursuant to an Advance.

“Subsidiaries” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

“Trading Day” shall mean any day during which the Principal Market shall be open for business.

“Transaction Documents” shall have the meaning set forth in Section 4.02.

“Volume Threshold” shall mean a number of Common Shares equal to the quotient of (a) the number of Advance Shares requested by the Company in an Advance Notice divided by (b) 0.3

“VWAP“ shall mean for any Trading Day, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market during regular trading hours (or such other period in the case of an Option 1 Pricing Period) as reported by Bloomberg L.P through its “AQR” function. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

Annex G-4

Article II.

Advances

Section 2.01 Advances; Mechanics. As a condition to the effectiveness of this Agreement, on or before the completion of the Business Combination (and prior to the Effective Date), the legal entity that will be the surviving entity upon completion of the Business Combination, shall assume all benefits and obligations under this Agreement, all representations and warranties shall apply in respect of such entity and all references to the “Company” in this Agreement shall be the legal entity that will be the surviving entity upon completion of the Business Combination. Upon the terms and subject to the conditions of this Agreement, during the Commitment Period, the Company, at its sole discretion, shall have the right, but not the obligation, to issue and sell to the Investor, and the Investor shall purchase from the Company, Advance Shares by the delivery to the Investor of Advance Notices on the following terms:

(a)     Advance Notice. At any time during the Commitment Period the Company may require the Investor to purchase Shares by delivering an Advance Notice to the Investor, subject to the satisfaction or waiver by the Investor of the conditions set forth in Section 7.01, and in accordance with the following provisions:

(i)     The Company shall, in its sole discretion, select the number of Advance Shares, not to exceed the Maximum Advance Amount, it desires to issue and sell to the Investor in each Advance Notice and the time it desires to deliver each Advance Notice, and the Pricing Period to be used, provided, however, if a Promissory Note is outstanding, then the Option 2 Pricing Period shall apply.

(ii)    There shall be no mandatory minimum Advances and no non-usages fee for not utilizing the Commitment Amount or any part thereof.

(b)    Date of Delivery of Advance Notice. Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit A attached hereto. An Advance Notice selecting an Option 1 Pricing Period shall only be delivered on a Trading Day and shall be deemed delivered on the day such notice is received by e-mail. An Advance Notice selecting an Option 2 Pricing Period shall be deemed delivered on (i) the day it is received by the Investor if such notice is received by e-mail at or before 8:30 a.m. New York City time (or at such later time if agreed to by the Investor in its sole discretion) in accordance with the instructions set forth on the bottom of Exhibit A attached hereto, or (ii) the immediately succeeding day if it is received by e-mail after 8:30 a.m. New York City time. Upon receipt of an Advance Notice, the Investor shall promptly (and, with respect to an Advance Notice selecting an Option 1 Pricing Period, in no event more than one-half hour after receipt) provide written confirmation (which may be by e-mail) of receipt of such Advance Notice, and which confirmation, in the case of an Advance Notice selecting an Option 1 Pricing Period, shall specify the commencement time of the Option 1 Pricing Period.

(c)     Advance Limitations. Regardless of the number of Advance Shares requested by the Company in the Advance Notice, the final number of Shares to be issued and sold pursuant to an Advance Notice shall be reduced (if at all) in accordance with each of the following limitations:

(i)     Ownership Limitation; Commitment Amount. At the request of the Company, the Investor shall inform the Company of the amount of shares the Investor beneficially owns. Notwithstanding anything to the contrary contained in this Agreement, the Investor shall not be obligated to purchase or acquire, and shall not purchase or acquire, any Common Shares under this Agreement which, when aggregated with all other Common Shares beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its affiliates (on an aggregated basis) to exceed 4.99% of the outstanding voting power or number of Common Shares (the “Ownership Limitation”). Upon the written request of the Investor, the Company shall promptly (but no later than the next business day on which the transfer agent for the Common Shares is open for business) confirm orally or in writing to the Investor the number of Common Shares then outstanding. In connection with each Advance Notice delivered by the Company, any portion of the number of Advance Shares that would (i) cause the Investor to exceed the Ownership Limitation or

Annex G-5

(ii) cause the aggregate number of Shares issued and sold to the Investor hereunder to exceed the Commitment Amount shall automatically be withdrawn with no further action required by the Company, and such Advance Notice shall be deemed automatically modified to reduce the number of Advance Shares requested by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

(ii)    Registration Limitation and Exchange Cap. In no event shall an Advance exceed the amount registered under the Registration Statement then in effect (the “Registration Limitation”) or the Exchange Cap, to the extent applicable. In connection with each Advance Notice, any portion of an Advance that would exceed the Registration Limitation or the Exchange Cap shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion in respect of each Advance Notice; provided that in the event of any such automatic withdrawal and automatic modification, Investor will promptly notify the Company of such event.

(iii)   Volume Threshold. In connection with an Advance Notice where the Company selected an Option 1 Pricing Period, if the total number of Common Shares traded on the Principal Market during the applicable Option 1 Pricing Period is less than the Volume Threshold, then the number of Advance Shares issued and sold pursuant to such Advance Notice shall be reduced to the greater of (a) 30% of the trading volume of the Company’s Common Shares on the Principal Market during the Option 1 Pricing Period as reported by Bloomberg L.P., or (b) the number of Common Shares sold by the Investor during such Option 1 Pricing Period, but not to exceed the amount requested in the Advance Notice.

(d)    Minimum Acceptable Price.

(i)      With respect to each Advance Notice selecting an Option 2 Pricing Period, the Company may notify the Investor of the MAP with respect to such Advance by indicating a MAP on such Advance Notice. If no MAP is specified in an Advance Notice, then no MAP shall be in effect in connection with such Advance. Each Trading Day during an Option 2 Pricing Period for which (A) with respect to each Advance Notice with a MAP, the VWAP of the Common Shares is below the MAP in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, an “Excluded Day”), shall result in an automatic reduction to the number of Advance Shares set forth in such Advance Notice by one-third (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day shall be excluded from the Option 2 Pricing Period for purposes of determining the Market Price.

(ii)    The total Advance Shares in respect of each Advance (after reductions have been made to arrive at the Adjusted Advance Amount, if any) shall be automatically increased by such number of Common Shares (the “Additional Shares”) equal to the number of Common Shares sold by the Investor on such Excluded Day, if any, and the price paid per share for each Additional Share shall be equal to the MAP in effect with respect to such Advance Notice multiplied by 97%, provided that this increase shall not cause the total Advance Shares to exceed the amount set forth in the original Advance Notice or any limitations set forth in Section 2.01(c).

(e)     Unconditional Contract. Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s receipt of a valid Advance Notice the parties shall be deemed to have entered into an unconditional contract binding on both parties for the purchase and sale of Advance Shares pursuant to such Advance Notice in accordance with the terms of this Agreement and subject to Applicable Laws and (ii) subject to Section 3.08, the Investor may sell Common Shares during the Pricing Period.

Section 2.02 Closings. The closing of each Advance and each sale and purchase of Advance Shares (each, a “Closing”) shall take place as soon as practicable on or after each Advance Date in accordance with the procedures set forth below. The parties acknowledge that the Purchase Price is not known at the time the Advance Notice is

Annex G-6

delivered (at which time the Investor is irrevocably bound) but shall be determined on each Closing based on the daily prices of the Common Shares that are the inputs to the determination of the Purchase Price as set forth further below. In connection with each Closing, the Company and the Investor shall fulfill each of its obligations as set forth below:

(a)     On each Advance Date, the Investor shall deliver to the Company a written document, in the form attached hereto as Exhibit B (each a “Settlement Document”), setting forth the final number of Shares to be purchased by the Investor (taking into account any adjustments pursuant to Section 2.01), the Market Price, the Purchase Price, the aggregate proceeds to be paid by the Investor to the Company, and a report by Bloomberg, L.P. indicating the VWAP for each of the Trading Days during the Pricing Period (or, if not reported on Bloomberg, L.P., another reporting service reasonably agreed to by the parties), in each case in accordance with the terms and conditions of this Agreement.

(b)     Promptly after receipt of the Settlement Document with respect to each Advance (and, in any event, not later than one Trading Day after such receipt), the Company will, or will cause its transfer agent to, electronically transfer such number of Advance Shares to be purchased by the Investor (as set forth in the Settlement Document) by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to the Investor that such share transfer has been requested. Promptly upon receipt of such notification, the Investor shall pay to the Company the aggregate purchase price of the Shares (as set forth in the Settlement Document) in cash in immediately available funds to an account designated by the Company in writing and transmit notification to the Company that such funds transfer has been requested. No fractional shares shall be issued, and any fractional amounts shall be rounded to the next higher whole number of shares. To facilitate the transfer of the Common Shares by the Investor, the Common Shares will not bear any restrictive legends so long as there is an effective Registration Statement covering the resale of such Common Shares (it being understood and agreed by the Investor that notwithstanding the lack of restrictive legends, the Investor may only sell such Common Shares pursuant to the Plan of Distribution set forth in the Prospectus included in the Registration Statement and otherwise in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements) or pursuant to an available exemption).

(c)     On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

(d)    Notwithstanding anything to the contrary in this Agreement, if on any day during the Pricing Period (i) the Company notifies Investor that a Material Outside Event has occurred, or (ii) the Company notifies the Investor of a Black Out Period, the parties agree that the pending Advance shall end and the final number of Advance Shares to be purchased by the Investor at the Closing for such Advance shall be equal to the number of Common Shares sold by the Investor during the applicable Pricing Period prior to the notification from the Company of a Material Outside Event or Black Out Period.

Section 2.03 Hardship.

(a)     In the event the Investor sells Common Shares after receipt of an Advance Notice and the Company fails to perform its obligations as mandated in Section 2.02, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to Applicable Laws and other rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

(b)    In the event the Company provides an Advance Notice and the Investor fails to perform its obligations as mandated in Section 2.02, the Investor agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Company is

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entitled at law or in equity, including, without limitation, specific performance, it will hold the Company harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Investor and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to the Securities Act and other rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

Section 2.04 Completion of Resale Pursuant to the Registration Statement. After the Investor has purchased the full Commitment Amount and has completed the subsequent resale of the full Commitment Amount pursuant to the Registration Statement, Investor will notify the Company in writing (which may be by e-mail) that all subsequent resales are completed and the Company will be under no further obligation to maintain the effectiveness of the Registration Statement.

Section 2.05 Pre-Advance Loans. Subject to the mutual consent of the parties, from time to time, the Company may request, and the Investor shall provide, a pre-advance loan in the principal amount not to exceed $10,000,000, pursuant to a promissory note to be issued by the Company, on terms and conditions to be agreed by the parties.

Article III.

Representations and Warranties of Investor

The Investor represents and warrants to the Company, as of the date hereof, as of each Advance Notice Date and each Advance Date that:

Section 3.01 Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to purchase or acquire Shares in accordance with the terms hereof. The decision to invest and the execution and delivery of this Agreement by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized and require no further consent or authorization by the Investor or its sole member. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor or its shareholders. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

Section 3.02 Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Common Shares of the Company and of protecting its interests in connection with the transactions contemplated hereby. The Investor acknowledges and agrees that its investment in the Company involves a high degree of risk, and that the Investor may lose all or a part of its investment.

Section 3.03 No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax, investment or other advice with respect to the Investor’s acquisition of Common Shares hereunder, the transactions contemplated by this Agreement or the laws of any jurisdiction, and the Investor acknowledges that the Investor may lose all or a part of its investment.

Section 3.04 Investment Purpose. The Investor is acquiring the Common Shares for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, in violation of the Securities Act or any applicable state securities laws; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with, or pursuant to, a Registration Statement filed pursuant to this Agreement or an applicable exemption under the Securities Act. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Shares. The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in each Registration Statement and in any Prospectus contained therein to the extent required by applicable law and to the extent the Prospectus is related to the resale of Registrable Securities.

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Section 3.05 Accredited Investor. The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D.

Section 3.06 Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information the Investor deemed material to making an informed investment decision which have been requested by the Investor. The Investor and its advisors (and its counsel), if any, have been afforded the opportunity to ask questions of the Company and its management and have received answers to such questions. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors (and its counsel), if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. Notwithstanding Section 3.02 and Section 3.03, the Investor acknowledges and agrees (i) that the Company has not made to the Investor, and the Investor acknowledges and agrees it has not relied upon, any representations and warranties of the Company, its employees or any third party other than the representations and warranties of the Company contained in this Agreement, (ii) the Investor understands that its investment involves a high degree of risk, and (iii) the Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the transactions contemplated hereby.

Section 3.07 Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “Affiliate” of the Company (as that term is defined in Rule 405 promulgated under the Securities Act). During the Commitment Period, the Investor will not acquire for its own account any Common Shares or securities exercisable for or convertible into Common Shares, other than pursuant to this Agreement or pursuant to any transaction entered into directly with the Company.

Section 3.08 No Prior Short Sales. At no time prior to the date of this Agreement has the Investor, its sole member, any of their respective officers, or any entity managed or controlled by the Investor or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own principal account, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) hedging transaction, which establishes a net short position with respect to the Common Shares that remains in effect as of the date of this Agreement.

Section 3.09 General Solicitation. Neither the Investor, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Common Shares by the Investor.

Section 3.10 No Conflicts. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby do not and shall not (i) result in a violation of such Investor’s applicable organizational instruments, (ii) conflict with, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Investor is a party or is bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Investor or by which any of its properties or assets are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with, in any material respect, the ability of the Investor to enter into and perform its obligations under this Agreement.

Section 3.11 Reliance on Exemptions. The Investor understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares.

Section 3.12 No Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passes upon or endorsed the merits of the offering of the Shares.

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Section 3.13 Resale of Shares. The Investor represents, warrants and covenants that it will resell such Shares only pursuant to a Registration Statement in which the resale of such Advance Shares is registered under the Securities Act, in a manner described under the caption “Plan of Distribution” in such Registration Statement, and in a manner in compliance with all applicable U.S. federal and state securities laws, rules and regulations, including, without limitation, any applicable prospectus delivery requirements of the Securities Act.

Article IV.

Representations and Warranties of the Company

Except as set forth in the SEC Documents, the Company represents and warrants to the Investor that, upon the closing of the Business Combination and each Advance Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date):

Section 4.01 Organization and Qualification. Each of the Company and its Subsidiaries is an entity duly organized and validly existing under the laws of their respective jurisdiction of organization, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (to the extent applicable) in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

Section 4.02 Authorization, Enforcement, Compliance with Other Instruments. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Shares in accordance with the terms hereof and thereof. The execution and delivery by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) have been or (with respect to consummation) will be duly authorized by the Company’s board of directors and no further consent or authorization will be required by the Company, its board of directors or its shareholders. This Agreement and the other Transaction Documents to which the Company is a party have been (or, when executed and delivered, will be) duly executed and delivered by the Company and, assuming the execution and delivery thereof and acceptance by the Investor, constitute (or, when duly executed and delivered, will be) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. “Transaction Documents” means, collectively, this Agreement and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

Section 4.03 Authorization of the Shares. The Shares to be issued under this Agreement have been, or with respect to Shares to be purchased by the Investor pursuant to an Advance Notice, will be, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the Exchange Act. The Shares, when issued, will conform to the description thereof set forth in or incorporated into the Prospectus.

Section 4.04 No Conflict. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) will not (i) result in a violation of the articles of incorporation or other organizational documents of the Company or its Subsidiaries (with respect to consummation, as the same may be amended prior to the date on which any of the transactions contemplated hereby are consummated), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment

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or decree (including federal and state securities laws and regulations) applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that would not reasonably be expected to have a Material Adverse Effect.

Section 4.05 SEC Documents; Financial Statements. The Company has timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed within two years preceding the date hereof or amended after the date hereof, or filed after the date of such representation, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, and all registration statements filed by the Company under the Securities Act (including any Registration Statements filed hereunder), being hereinafter referred to as the “SEC Documents”). The Company has delivered or made available to the Investor through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents, as applicable. As of their respective dates (or, with respect to any filing that has been amended or superseded, the date of such amendment or superseding filing), the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.06 Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in the SEC Documents, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and have been prepared in compliance with the requirements of the Securities Act and Exchange Act and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except for (i) such adjustments to accounting standards and practices as are noted therein, (ii) in the case of unaudited interim financial statements, to the extent such financial statements may not include footnotes required by GAAP or may be condensed or summary statements and (iii) such adjustments which are not material, either individually or in the aggregate) during the periods involved; the other financial and statistical data with respect to the Company and the Subsidiaries contained or incorporated by reference in the SEC Documents are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Documents that are not included or incorporated by reference as required; the Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the SEC Documents (excluding the exhibits thereto); and all disclosures contained or incorporated by reference in the SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

Section 4.07 Registration Statement and Prospectus. Each Registration Statement and the offer and sale of Shares as contemplated hereby will meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in a Registration Statement or a Prospectus, or to be filed as exhibits to a Registration Statement have been so described or filed. Copies of each Registration Statement, any Prospectus, and any such amendments or supplements thereto and all documents incorporated by reference therein that were filed with the Commissionon on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to the Investor and its counsel. The Company has not distributed and, prior to the later to occur of each Settlement Date and completion of the distribution of the Shares, will not distribute any offering material in connection with the offering or sale of the Shares other than a Registration Statement and the Prospectus to which the Investor has consented.

Section 4.08 No Misstatement or Omission. Each Registration Statement, when it became or becomes effective, and any Prospectus, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects with the requirements of the Securities Act. At each Advance Date, the Registration Statement and

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the Prospectus, each as of such date, will conform in all material respects with the requirements of the Securities Act. Each Registration Statement, when it became or becomes effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Prospectus did not, or will not, include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in a Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Investor specifically for use in the preparation thereof.

Section 4.09 Conformity with Securities Act and Exchange Act. Each Registration Statement, each Prospectus, or any amendment or supplement thereto, and the documents incorporated by reference in each Registration Statement, Prospectus or any amendment or supplement thereto, when such documents were or are filed with the SEC under the Securities Act or the Exchange Act or became or become effective under the Securities Act, as the case may be, conformed or will conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

Section 4.10 Equity Capitalization. On the date of the closing of the Business Combination, the authorized share capital of the Company shall be provided to the Investor as a supplement hereto prior to the completion of the Effective Date. Upon the closing of the Business Combination, the Common Shares will be registered pursuant to Section 12(b) of the Exchange Act and will be listed on a Principal Market under the trading symbol “AAGR.” The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act or delisting the Common Shares from the Principal Market, nor has the Company received any notification that the Commission or the Principal Market is contemplating terminating such registration or listing. To the Company’s knowledge, it will be in compliance with all applicable listing requirements of the Principal Market upon the closing of the Business Combination.

Section 4.11 Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights, if any, necessary to conduct their respective businesses as now conducted, except as would not cause a Material Adverse Effect. The Company and its Subsidiaries have not received written notice of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, or trade secrets, except as would not cause a Material Adverse Effect. To the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement except as would not cause a Material Adverse Effect.

Section 4.12 Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened, in each case which is reasonably likely to cause a Material Adverse Effect.

Section 4.13 Environmental Laws. To the Company’s knowledge, the Company and its Subsidiaries (i) have not received written notice alleging any failure to comply in all material respects with all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice alleging any failure to comply with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all applicable federal, state and local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating

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to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Section 4.14 Title. Except as would not cause a Material Adverse Effect, the Company (or its Subsidiaries) has indefeasible fee simple or leasehold title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

Section 4.15 Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 4.16 Regulatory Permits. Except as would not cause a Material Adverse Effect, the Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to own their respective businesses, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permits.

Section 4.17 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and management is not aware of any material weaknesses that are not disclosed in the SEC Documents as and when required.

Section 4.18 Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Shares or any of the Company’s Subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

Section 4.19 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity.

Section 4.20 Tax Status. Each of the Company and its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. The Company has not received written notification of any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim where failure to pay would cause a Material Adverse Effect.

Section 4.21 Certain Transactions. Except as not required to be disclosed pursuant to Applicable Laws, none of the officers or directors of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, or to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

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Section 4.22 Rights of First Refusal. The Company is not obligated to offer the Common Shares offered hereunder on a right of first refusal basis to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

Section 4.23 Dilution. The Company is aware and acknowledges that issuance of Common Shares hereunder could cause dilution to existing shareholders and could significantly increase the outstanding number of Common Shares.

Section 4.24 Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares hereunder. The Company is aware and acknowledges that it shall not be able to request Advances under this Agreement if a Registration Statement is not effective or if any issuances of Common Shares pursuant to any Advances would violate any rules of the Principal Market. The Company acknowledges and agrees that it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement.

Section 4.25 Finder’s Fees. Neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated.

Section 4.26 Relationship of the Parties. Neither the Company, nor any of its Subsidiaries, affiliates, or, to the Company’s knowledge, any person acting on its or their behalf is a client or customer of the Investor or any of its affiliates and neither the Investor nor any of its affiliates has provided, or will provide, any services to the Company or any of its affiliates, its subsidiaries, or any person acting on its or their behalf. The Investor’s relationship to Company is solely as investor as provided for in the Transaction Documents.

Section 4.27

Section 4.28 Compliance with Laws. The Company and each of its Subsidiaries are in compliance with Applicable Laws; the Company has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that any director, officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any Subsidiary has, has not complied with Applicable Laws, or could give rise to a notice of non-compliance with Applicable Laws, and is not aware of any pending change or contemplated change to any applicable law or regulation or governmental position; in each case that would have a Material Adverse Effect.

Section 4.29 Sanctions Matters. Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any director, officer or controlled affiliate of the Company or, to the knowledge of the Company, any director or officer of any Subsidiary, is a Person that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authorities, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, the Crimea region, the Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea, Russia, Sudan and Syria (the “Sanctioned Countries”)). Neither the Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds from the sale of Advance Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) for the purpose of funding or facilitating any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or is a Sanctioned Country, or (b) in any other manner that will result in a violation of Sanctions or Applicable Laws by any Person (including any Person participating in the transactions contemplated by this Agreement, whether as underwriter, advisor, investor or otherwise). For the past five years, neither the Company nor any of its Subsidiaries has engaged in, and is now not engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or was

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a Sanctioned Country. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer or controlled affiliate of the Company or any of its Subsidiaries, has ever had funds blocked by a United States bank or financial institution, temporarily or otherwise, as a result of OFAC concerns.

Article V.

Indemnification

The Investor and the Company represent to the other the following with respect to itself:

Section 5.01 Indemnification by the Company. In consideration of the Investor’s execution and delivery of this Agreement and acquiring the Shares hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor and its investment manager, Yorkville Advisors Global, LP, and each of their respective officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable under Applicable Law, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Law.

Section 5.02 Indemnification by the Investor. In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Investor will only be liable for written information relating to the Investor furnished to the Company by or on behalf of the Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Investor by or on behalf of the Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor; or (c) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor. To the extent that the foregoing undertaking by the Investor may be unenforceable
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under Applicable Laws, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.

Section 5.03 Notice of Claim. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article V, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Article V except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and the Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep the Investor Indemnitee or Company Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due.

Section 5.04 Remedies. The remedies provided for in this Article V are not exclusive and shall not limit any right or remedy which may be available to any indemnified person at law or equity. The obligations of the parties to indemnify or make contribution under this Article V shall survive expiration or termination of this Agreement.

Section 5.05 Limitation of liability. Notwithstanding the foregoing, no party shall be entitled to recover from the other party for punitive, indirect, incidental or consequential damages.

Article VI.
Covenants

The Company covenants with the Investor, and the Investor covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Commitment Period:

Section 6.01 Registration Statement.

(a)     Filing of a Registration Statement. The Company shall prepare and file with the SEC a Registration Statement, or multiple Registration Statements for the resale by the Investor of the Registrable Securities. The Company in its sole discretion may choose when to file such Registration Statements; provided, however, that the Company shall not have the ability to request any Advances until the effectiveness of a Registration Statement.

(b)    Maintaining a Registration Statement. The Company shall maintain the effectiveness of any Registration Statement that has been declared effective at all times during the Commitment Period, provided,

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however, that if the Company has received notification pursuant to Section 2.04 that the Investor has completed resales pursuant to the Registration Statement for the full Commitment Amount, then the Company shall be under no further obligation to maintain the effectiveness of the Registration Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall ensure that, when filed, each Registration Statement (including, without limitation, all amendments and supplements thereto) and the prospectus (including, without limitation, all amendments and supplements thereto) used in connection with such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading. During the Commitment Period, the Company shall notify the Investor promptly if (i) the Registration Statement shall cease to be effective under the Securities Act, (ii) the Common Shares shall cease to be authorized for listing on the Principal Market, (iii) the Common Shares cease to be registered under Section 12(b) or Section 12(g) of the Exchange Act or (iv) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act.

(c)     Filing Procedures. The Company shall (A) permit counsel to the Investor an opportunity to review and comment upon (i) each Registration Statement at least three (3) Trading Days prior to its filing with the SEC and (ii) all amendments and supplements to each Registration Statement (including, without limitation, the Prospectus contained therein) (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports or Prospectus Supplements the contents of which is limited to that set forth in such reports) within a reasonable number of days prior to their filing with the SEC, and (B) shall reasonably consider any comments of the Investor and its counsel on any such Registration Statement or amendment or supplement thereto or to any Prospectus contained therein. The Company shall promptly furnish to the Investor, without charge, (i) electronic copies of any correspondence from the SEC or the Staff to the Company or its representatives relating to each Registration Statement (which correspondence shall be redacted to exclude any material, non-public information regarding the Company or any of its Subsidiaries), (ii) after the same is prepared and filed with the SEC, one (1) electronic copy of each Registration Statement and any amendment(s) and supplement(s) thereto, including, without limitation, financial statements and schedules, all documents incorporated therein by reference, if requested by the Investor, and all exhibits and (iii) upon the effectiveness of each Registration Statement, one (1) electronic copy of the Prospectus included in such Registration Statement and all amendments and supplements thereto; provided, however, the Company shall not be required to furnish any document to the extent such document is available on EDGAR).

(d)    Amendments and Other Filings. The Company shall (i) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the related prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Commitment Period, and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related prospectus to be amended or supplemented by any required prospectus supplement (subject to the terms of this Agreement), and as so supplemented or amended to be filed pursuant to Rule 424 promulgated under the Securities Act; (iii) provide the Investor copies of all correspondence from and to the SEC relating to a Registration Statement (provided that the Company may excise any information contained therein which would constitute material, non-public information, and (iv) comply with the provisions of the Securities Act with respect to the Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 6.01(d) by reason of the Company’s filing a report on Form 10-K, Form 10-Q, or Form 8-K or any analogous report under the Exchange Act, the Company shall file such report in a prospectus supplement filed pursuant to Rule 424 promulgated under the Securities Act to incorporate such filing into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC either on the day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement the Registration Statement, if feasible, or otherwise promptly thereafter.

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(e)     Blue-Sky. The Company shall use its commercially reasonable efforts to, if required by Applicable Laws, (i) register and qualify the Common Shares covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Commitment Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Commitment Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Common Shares for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (w) make any change to its articles of incorporation or bylaws or any other organizational documents of the Company or any of its Subsidiaries, (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.01, (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Common Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

Section 6.02 Suspension of Registration Statement.

(a)     Establishment of a Black Out Period. During the Commitment Period, the Company from time to time may suspend the use of the Registration Statement by written notice to the Investor in the event that the Company determines in its sole discretion in good faith that such suspension is necessary to (A) delay the disclosure of material, non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company or (B) amend or supplement the Registration Statement or Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a “Black Out Period”).

(b)    No Sales by Investor During the Black Out Period. During such Black Out Period, the Investor agrees not to sell any Common Shares of the Company pursuant to such Registration Statement, but may sell shares pursuant to an exemption from registration, if available, subject to the Investor’s compliance with Applicable Laws.

(c)     Limitations on the Black Out Period. The Company shall not impose any Black Out Period that is longer than 30 days or in a manner that is more restrictive (including, without limitation, as to duration) than the comparable restrictions that the Company may impose on transfers of the Company’s equity securities by its directors and senior executive officers. In addition, the Company shall not deliver any Advance Notice during any Black Out Period. If the public announcement of such material, non-public information is made during a Black Out Period, the Black Out Period shall terminate immediately after such announcement, and the Company shall immediately notify the Investor of the termination of the Black Out Period.

Section 6.03 Listing of Common Shares. As of each Advance Date, the Shares to be sold by the Company from time to time hereunder will have been registered under Section 12(b) of the Exchange Act and approved for listing on the Principal Market, subject to official notice of issuance.

Section 6.04 Opinion of Counsel. Prior to the date of the delivery by the Company of the first Advance Notice, the Investor shall have received an opinion letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.

Section 6.05 Exchange Act Registration. The Company will file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act.

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Section 6.06 Transfer Agent Instructions. During the Commitment Period (or such shorter time as permitted by Section [2.04] of this Agreement) and subject to Applicable Laws, the Company shall cause (including, if necessary, by causing legal counsel for the Company to deliver an opinion) the transfer agent for the Common Shares to remove restrictive legends from Common Shares purchased by the Investor pursuant to this Agreement, provided that counsel for the Company shall have been furnished with such documents as they may require for the purpose of enabling them to render the opinions or make the statements requested by the transfer agent, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the covenants, obligations or conditions, contained herein.

Section 6.07 Corporate Existence. The Company will use commercially reasonable efforts to preserve and continue the corporate existence of the Company during the Commitment Period.

Section 6.08 Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance. During the Commitment Period, the Company will promptly notify the Investor, and confirm in writing, upon its becoming aware of the occurrence of any of the following events in respect of a Registration Statement or related Prospectus relating to an offering of the Common Shares (in each of which cases the information provided to Investor will be kept strictly confidential): (i) except for requests made in connection with SEC investigations disclosed in the SEC Documents, receipt of any request for additional information by the SEC or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement or any request for amendments or supplements to the Registration Statement or related Prospectus; (ii) the issuance by the SEC or any other Federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Shares for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related Prospectus to comply with the Securities Act or any other law (and the Company will promptly make available to the Investor any such supplement or amendment to the related Prospectus); (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be required under Applicable Law; (vi) the Common Shares shall cease to be authorized for listing on the Principal Market; or (vii) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act. The Company shall not deliver to the Investor any Advance Notice, and the Company shall not sell any Shares pursuant to any pending Advance Notice (other than as required pursuant to Section 2.02(d)), during the continuation of any of the foregoing events (each of the events described in the immediately preceding clauses (i) through (vii), inclusive, a “Material Outside Event”).

Section 6.09 Consolidation. If an Advance Notice has been delivered to the Investor, then the Company shall not effect any consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity before the transaction contemplated in such Advance Notice has been closed in accordance with Section 2.02 hereof, and all Shares in connection with such Advance have been received by the Investor.

Section 6.10 Issuance of the Company’s Common Shares. The issuance and sale of the Common Shares hereunder shall be made in accordance with the provisions and requirements of Section 4(a)(2) of the Securities Act and any applicable state securities law.

Section 6.11 Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the performance of its obligations hereunder, including but not limited to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of any Shares issued pursuant to this Agreement, (iii) all fees and disbursements of the Company’s counsel, accountants and other advisors (but not, for the avoidance doubt, the fees and disbursements of Investor’s counsel, accountants and other advisors), (iv) the qualification of the Shares under securities laws in

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accordance with the provisions of this Agreement, including filing fees in connection therewith, (v) the printing and delivery of copies of any prospectus and any amendments or supplements thereto requested by the Investor, (vi) the fees and expenses incurred in connection with the listing or qualification of the Shares for trading on the Principal Market, or (vii) filing fees of the SEC and the Principal Market.

Section 6.12 Current Report. The Company shall, not later than 5:30 p.m., New York City time, on the fourth business day after the date of this Agreement, file with the SEC a Current Report on Form 8-K disclosing the execution of this Agreement by the Company and the Investor (including any exhibits thereto, the “Current Report”). The Company shall provide the Investor and its legal counsel a reasonable opportunity to comment on any description of this Agreement contained in a draft of the Current Report, including any exhibit to be filed related thereto, as applicable, prior to filing the Current Report with the SEC and shall give due consideration to all such comments. From and after the filing of the Current Report with the SEC, the Company shall have publicly disclosed all material, non-public information delivered to the Investor (or the Investor’s representatives or agents) by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with the transactions contemplated by the Transaction Documents. The Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Investor with any material, non-public information regarding the Company or any of its Subsidiaries without the express prior written consent of the Investor (which may be granted or withheld in the Investor’s sole discretion); it being understood that the mere notification of Investor required pursuant to Section 6.08(iv) hereof shall not in and of itself be deemed to be material, non-public information. Notwithstanding anything contained in this Agreement to the contrary, the Company expressly agrees that it shall publicly disclose in the Current Report or otherwise make publicly available any information communicated to the Investor by or, to the knowledge of the Company, on behalf of the Company in connection with the transactions contemplated herein, which, following the date hereof would, if not so disclosed, constitute material, non-public information regarding the Company or its Subsidiaries. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting resales of Shares under a Registration Statement.

Section 6.13 Advance Notice Limitation. The Company shall not deliver an Advance Notice if a stockholder meeting or corporate action date, or the record date for any stockholder meeting or any corporate action, would fall during the period beginning two (2) Trading Days prior to the date of delivery of such Advance Notice and ending two (2) Trading Days following the Closing of such Advance.

Section 6.14 Use of Proceeds. The proceeds from the sale of the Shares by the Company to Investor shall be used by the Company in the manner as will be set forth in the Prospectus included in any Registration Statement (and any post-effective amendment thereto) and any Prospectus Supplement thereto filed pursuant to this Agreement.

Section 6.15 Compliance with Laws. The Company shall comply in all material respects with all Applicable Laws.

Section 6.16 Market Activities. Neither the Company, nor any Subsidiary, nor any of their respective officers, directors or controlling persons will, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of Common Shares or (ii) sell, bid for, or purchase Common Shares in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Shares.

Section 6.17 Trading Information. Upon the Company’s request, the Investor agrees to provide the Company with trading reports setting forth the number and average sales prices of shares of Common Stock sold by the Investor during the prior trading week.

Section 6.18 Selling Restrictions. (i) Except as expressly set forth below, the Investor covenants that from and after the date hereof through and including the Trading Day next following the expiration or termination of this Agreement as provided in Section 11.01 (the “Restricted Period”), none of the Investor any of its officers, or any entity managed or controlled by the Investor (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, (i) engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) engage in any hedging transaction, which establishes a net short position with respect to any securities of the Company (including the Common Shares), with respect to each of clauses (i) and (ii) hereof, either for its own principal account or for the principal account of any other Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit

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any Restricted Person during the Restricted Period from: (1) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) the Shares; or (2) selling a number of Common Shares equal to the number of Advance Shares that such Restricted Person is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from the Company or the transfer agent pursuant to this Agreement.

Section 6.19 Assignment. Neither this Agreement nor any rights or obligations of the parties hereto may be assigned to any other Person.

Article VII.
Conditions for Delivery of Advance Notice

Section 7.01 Conditions Precedent to the Right of the Company to Deliver an Advance Notice. The right of the Company to deliver an Advance Notice and the obligations of the Investor hereunder with respect to an Advance are subject to the satisfaction or waiver, on each Advance Notice Date (a “Condition Satisfaction Date”), of each of the following conditions:

(a)     Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects.

(b)    Registration of the Common Shares with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to resell all of the Common Shares issuable pursuant to such Advance Notice.

(c)     Authority. The Company shall have obtained all permits and qualifications required by any applicable state for the offer and sale of all the Common Shares issuable pursuant to such Advance Notice, or shall have the availability of exemptions therefrom. The sale and issuance of such Common Shares shall be legally permitted by all laws and regulations to which the Company is subject.

(d)    No Material Outside Event. No Material Outside Event shall have occurred and be continuing.

(e)     Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the applicable Condition Satisfaction Date.

(f)     No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially and adversely affects any of the transactions contemplated by this Agreement.

(g)    No Suspension of Trading in or Delisting of Common Shares. The Common Shares are quoted for trading on the Principal Market and all of the Shares issuable pursuant to such Advance Notice will be listed or quoted for trading on the Principal Market. The issuance of Common Shares with respect to the applicable Advance Notice will not violate the shareholder approval requirements of the Principal Market. The Company shall not have received any written notice that is then still pending threatening the continued quotation of the Common Shares on the Principal Market.

(h)    Authorized. There shall be a sufficient number of authorized but unissued and otherwise unreserved Common Shares for the issuance of all of the Shares issuable pursuant to such Advance Notice.

(i)     Executed Advance Notice. The representations contained in the applicable Advance Notice shall be true and correct in all material respects as of the applicable Condition Satisfaction Date.

(j)     Consecutive Advance Notices. Except with respect to the first Advance Notice, the Company shall have delivered all Shares relating to all prior Advances.

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Article VIII.
Non Exclusive Agreement

Notwithstanding anything contained herein, this Agreement and the rights awarded to the Investor hereunder are non-exclusive, and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities which may be converted into or replaced by Common Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future share capital.

Article IX.
Choice of Law/Jurisdiction

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

Article X.
Termination

Section 10.01 Termination.

(a)     Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the Effective Date, (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Common Shares equal to the Commitment Amount, (iii) the termination of the Business Combination Agreement.

(b)    The Company may terminate this Agreement effective upon five Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Advance Notices, the Common Shares under which have yet to be issued, and (ii) the Company has paid all amounts owed to the Investor pursuant to this Agreement. This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

(c)     Nothing in this Section 11.01 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement. Section 12.06 and the indemnification provisions contained in Article V shall survive termination hereunder.

(d)    Notwithstanding anything to the contrary in this Agreement, no obligation, including the obligation to issue to the Investor the Commitment Shares, shall arise until the consummation of the Business Combination. If the Business Combination Agreement is terminated, other than in connection with the consummation of the Business Combination, then this Agreement shall be terminated and of no further effect, without any liability of any party hereunder.

Article XI.
Notices

Other than with respect to Advance Notices, which must be in writing and will be deemed delivered on the day set forth in Section 2.01(b), any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by e-mail if sent on a Trading Day, or, if not sent on a Trading Day, on the immediately following Trading Day; (iii) five (5) calendar days after being sent by U.S. certified

Annex G-22

mail, return receipt requested, (iv) one (1) calendar day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications (except for Advance Notices which shall be delivered in accordance with Exhibit A hereof) shall be:

If to the Company prior to the consummation of the Business Combination, to:	10X Capital Venture Acquisition Corp. II Attention: Hans Thomas Telephone: (212) 257-0069 Email: hans@10xcapital.com
With a Copy (which shall not constitute notice or delivery of process) to:	Latham & Watkins (London) LLP 99 Bishopsgate London, EC2M 3XF United Kingdom Attention: J. David Stewart Telephone: +44.20.7710.3098 Email: j.david.stewart@lw.com
If to the Company following the consummation of the Business Combination, to:	African Agriculture, Inc. 445 Park Avenue, Ninth Floor New York, NY 1022 Attention: Alan Kessler Telephone: (212) 745-1164 Email: ak@africanagriculture.com
With a Copy (which shall not constitute notice or delivery of process) to:	Morrison Cohen LLP 909 Third Avenue 27th Floor New York, NY 10022 Attention: Jack Levy Anthony Saur Telephone: (212) 735-8764 (212) 735-8834 Email: jlevy@morrisoncohen.com asaur@morrisoncohen.com
If to the Investor(s):	YA II PN, Ltd. 1012 Springfield Avenue Mountainside, NJ 07092 Attention: Mark Angelo Portfolio Manager Telephone: (201) 985-8300 Email: mangelo@yorkvilleadvisors.com
With a Copy (which shall not constitute notice or delivery of process) to:	David Fine, Esq. 1012 Springfield Avenue Mountainside, NJ 07092 Telephone: (201) 985-8300 Email: legal@yorkvilleadvisors.com or at such other address and/or e-mail and/or to the attention of such other person as the recipient party has specified by written notice given to each other party prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender’s email service provider containing the time, date, and recipient email address or (iii) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service in accordance with clause (i), (ii) or (iii) above, respectively.

Annex G-23

Article XII.
Miscellaneous

Section 12.01 Counterparts. This Agreement may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Facsimile or other electronically scanned and delivered signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), including by e-mail attachment, shall be deemed to have been duly and validly delivered and be valid and effective for all purposes of this Agreement.

Section 12.02 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.

Section 12.03 Reporting Entity for the Common Shares. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Shares on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 12.04 Commitment and Structuring Fee. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company shall pay to YA Global II SPV, LLC, a subsidiary of the Investor, a structuring fee in the amount of $10,000 which shall be paid within five days from the date hereof, and, the Company shall pay to the Investor a commitment fee in the amount of $1,000,000, which shall be due and payable on the Effective Date. The Company, at its option, may elect to satisfy its payment obligation by issuing such number of Common Shares to the Investor as is equal to the commitment fee divided by the average of the daily VWAP for the five consecutive Trading Days prior to the date such amount is due (all such shares, the “Commitment Shares”).

Section 12.05 Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

Section 12.06 Trust Fund Waiver. Notwithstanding anything else in this Agreement, the Investor acknowledges that it has read the Company’s prospectus dated August 10, 2021, and understands that the Company has established a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Fund”) for the benefit of the Company’s public shareholders and that the Company may disburse monies from the Trust Fund only (a) to the Company’s public shareholders in the event they elect to convert their ordinary shares into cash in accordance with the Company’s amended and restated memorandum and articles of association and/or the liquidation of the Company or (b) to the Company after, or concurrently with, the consummation of a business combination. The Investor further acknowledges that, if the transactions contemplated by the Business Combination Agreement, or, upon termination of the Business Combination Agreement, another business combination, are not consummated by May 13, 2023, or such later date as shall be set forth in an amendment to the Company’s amended and restated memorandum and articles of association for the purpose of extending the date by which the Company must complete a business combination, the Company will be obligated to return to its shareholders the amounts being held in the Trust Fund. Accordingly, the Investor, on behalf of itself and its Affiliates, hereby waives all rights, title, interest or claim of any kind against the Company to collect from the Trust Fund any monies that may be owed to them by the Company for any reason whatsoever, including but not limited to a breach of this Agreement by the Company or any negotiations, agreements or understandings with the Company (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive the termination of this Agreement for any reason, but, notwithstanding anything set forth herein, will not limit the rights of the Company or its shareholders at or following the date of the closing of the Business Combination.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Annex G-24

IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
10X CAPITAL VENTURE ACQUISITION CORP. II
By:	/s/ Hans Thomas
Name:	Hans Thomas
Title:	Chairman and Chief Executive Officer
INVESTOR:
YA II PN, LTD.
By:	Yorkville Advisors Global, LP
Its:	Investment Manager
	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner
	By:	/s/ Matt Beckman
	Name:	Matt Beckman
	Title:	Member

Annex G-25

EXECUTION VERSION

EXHIBIT A

ADVANCE NOTICE

10X CAPITAL VENTURE ACQUISITION CORP. II

Dated: ______________	Advance Notice Number: ____

The undersigned, _______________________, hereby certifies, with respect to the sale of Common Shares of [African Agriculture Holdings Inc.] (the “Company”) issuable in connection with this Advance Notice, delivered pursuant to that certain Standby Equity Purchase Agreement, dated as of [____________] (the “Agreement”), as follows (with capitalized terms used herein without definition having the same meanings as given to them in the Agreement):

1.      The undersigned is the duly elected ______________ of the Company.

2.      There are no fundamental changes to the information set forth in the Registration Statement which would require the Company to file a post-effective amendment to the Registration Statement.

3.      The Company has performed in all material respects all covenants and agreements to be performed by the Company contained in this Agreement on or prior to the Advance Notice Date. All conditions to the delivery of this Advance Notice are satisfied as of the date hereof.

4.      The number of Advance Shares the Company is requesting is _____________________.

5.      The Pricing Period for this Advance shall be an [Option 1 Pricing Period]/[Option 2 Pricing Period]

6.      The Minimum Acceptable Price with respect to this Advance Notice is____________ (if left blank then no Minimum Acceptable Price will be applicable to this Advance). [Only applicable for an Option 2 Pricing Period]

7.      The number of Common Shares of the Company outstanding as of the date hereof is ___________.

The undersigned has executed this Advance Notice as of the date first set forth above.

[African Agriculture Holdings Inc.]
By:

Annex G-26

EXHIBIT B

FORM OF SETTLEMENT DOCUMENT

VIA EMAIL

[African Agriculture Holdings Inc.] Attn:
Email:

Below please find the settlement information with respect to the Advance Notice Date of:

1.      Number of Common Shares requested in the Advance Notice

2.      Minimum Acceptable Price for this Advance (if any)

3.      Number of Excluded Days (if any)

4.      Adjusted Advance Amount (if applicable)

5.      Option [1]/[2] Market Price

6.      Purchase Price (applicable Market Price x 97%/96%) per share

7.      Number of Advance Shares due to the Investor

8.      Total Purchase Price due to Company (row 6 x row 7)

If there were any Excluded Days then add the following (see Section [2.01(d)]

9.      Number of Additional Shares to be issued to the Investor

10.    Additional amount to be paid to the Company by the Investor (Additional Shares in row 9 x Minimum Acceptable Price x 97%)

11.    Total Amount to be paid to the Company (Purchase Price in row 8 + additional amount in row 10)

12.    Total Advance Shares to be issued to the Investor (Advance Shares due to the Investor in row 7 + Additional Shares in row 9)

Please issue the number of Advance Shares due to the Investor to the account of the Investor as follows:

INVESTOR’S DTC PARTICIPANT #:

ACCOUNT NAME:

ACCOUNT NUMBER:

ADDRESS:

CITY:

COUNTRY:

CONTACT PERSON:

NUMBER AND/OR EMAIL:

Sincerely,
YA II PN, LTD.
Agreed and approved By: [African Agriculture Holdings Inc.]:

Name:
Title:

Annex G-27

Annex H

[Execution Version]

Date:	November 2, 2022
To:	10X Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“10X II”) and African Agriculture, Inc., a Delaware corporation (“Target”).
Address:	1 World Trade Center, 85th Floor New York, New York 10007
From:	Vellar Opportunity Fund SPV LLC—Series 8 (“Seller”)
Re:	OTC Equity Prepaid Forward Transaction

The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Seller, 10X II and Target on the Trade Date specified below. The term “Counterparty” refers to (a) 10X II until the Business Combination (as defined below), and whereby upon the closing of the transactions contemplated by the Merger Agreement (defined below), where 10X AA Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of 10X II, will merge with and into Target with Target as the surviving entity as a wholly-owned subsidiary of 10X II (the “Combined Company”) and (b) the Combined Company after the Business Combination. Certain terms of the Transaction shall be as set forth in this Confirmation, with additional terms as set forth in a Pricing Date Notice (the “Pricing Date Notice”) in the form of Schedule A hereto. This Confirmation, together with the Pricing Date Notice(s), constitutes a “Confirmation” and the Transaction constitutes a separate “Transaction” as referred to in the ISDA Form (as defined below).

This Confirmation, together with the Pricing Date Notices, evidences a complete binding agreement between Seller, 10X II and Target as to the subject matter and terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and with the Swap Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. If there is any inconsistency between the Definitions and this Confirmation, this Confirmation governs. If, in relation to the Transaction to which this Confirmation relates, there is any inconsistency between the ISDA Form, this Confirmation (including the Pricing Date Notice), the Swap Definitions and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation (including the Pricing Date Notice(s)); (ii) the Equity Definitions; (iii) the Swap Definitions, and (iv) the ISDA Form.

This Confirmation, together with the Pricing Date Notice, shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Seller, Target and Counterparty had executed an agreement in such form (but without any Schedule except as set forth herein under “Schedule Provisions”) on the Trade Date of the Transaction.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms

Type of Transaction:	Share Forward Transaction
Trade Date:	November 2, 2022
Pricing Date:	As specified in the Pricing Date Notice.
Effective Date:	One (1) Settlement Cycle following the Pricing Date.

Annex H-1

Valuation Date:

The earliest to occur of (a) the third anniversary of the closing of the transactions between Counterparty and Target pursuant to an Agreement and Plan of Merger dated November 2, 2022, as may be entered into on or after the date hereof (the “Merger Agreement”), by and among Counterparty, the Target and certain other parties thereto, to be reported on a Form 8-K filed by the Counterparty (the “Form 8-K”) (the “Business Combination”), and (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (not earlier than the day such notice is effective) after the occurrence of any of a (x) Seller VWAP Trigger Event, (y) a Registration Failure or (z) a Delisting Event (in each case the “Maturity Date”).

Seller VWAP Trigger Event

An event that occurs if the VWAP Price is at or below $3.00 per share for any 20 trading days (whether or not consecutive) during a 30 consecutive trading day-period following the closing of the Business Combination.

VWAP Price:

For any scheduled trading day, the Rule 10b-18 volume weighted average price per Share for such day as reported on the relevant Bloomberg Screen “[Counterparty] <Equity> AQR SEC” (or any successor thereto), or if such price is not so reported on such trading day for any reason or is manifestly erroneous, the VWAP Price shall be as reasonably determined in good faith by the Calculation Agent.

Dilutive Offering Reset

To the extent the Counterparty or the Target, after the closing of the Business Combination, sells, enters any agreement to sell or grants any right to reprice, or otherwise dispose of or issues (or announce any offer, sale, grant or any option to purchase or other disposition) any Shares or any securities of the Counterparty or the Target or any of their respective subsidiaries which would entitle the holder thereof to acquire at any time Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Shares, at an effective price per share less than the then existing Reset Price then the Reset Price shall be modified to equal such reduced price.

Reset Price

The Reset Price shall be adjusted on the first scheduled trading day of each month (each a “Reset Date”) commencing on the first calendar month following the closing of the Business Combination to be the lowest of (a) the then-current Reset Price, (b) $10.00 and (c) the VWAP Price of the Shares of the last ten (10) trading days of the prior calendar month, but not lower than $6.00; provided that the Reset Price may be further reduced pursuant to a Dilutive Offering Reset.

Seller:	Seller.
Buyer:	Counterparty.
Shares:

Prior to the closing of the Business Combination, the ordinary shares, par value $0.0001 per share, of 10X II (Ticker: “VCXAU”) and, after the closing of the Business Combination, the shares of the Combined Company. Seller will hold the Recycled Shares and the Additional Shares (together with the Recycled Shares, the “Subject Shares”) in a bankruptcy remote special purpose vehicle for the benefit of Counterparty.

Annex H-2

Number of Shares:

The sum of (a) the number of Recycled Shares and (b) the number of Additional Shares, as specified in the Pricing Date Notice(s), but in no event more than the Maximum Number of Shares. The Number of Shares is subject to reduction only as described under “Optional Early Termination”.

Maximum Number of Shares:

4,000,000 Shares; provided that the Maximum Number of Shares (a) will be automatically reduced to the number 10X II shares that are issued and outstanding as of 10X II’s redemption deadline and (b) may be increased to 10,000,000 Shares upon the mutual agreement of Counterparty and Seller.

Initial Price:

The Per-Share Redemption Price (the “Redemption Price”) as defined in Section 49.5 of the Amended and Restated Memorandum and Articles of Association of Counterparty dated as of August 10, 2021, as amended from time to time (the “Certificate of Incorporation”); provided that the Counterparty agrees and covenants to publicly disclose two (2) days prior to the expiration of the Counterparty’s redemption offer the estimated Redemption Price as of the same date.

Recycled Shares:

The number of Shares purchased by Seller from third parties (other than Counterparty) through a broker in the open market (other than through Counterparty); provided that Seller shall have irrevocably waived all redemption rights with respect to such Shares as provided below in the section captioned “Transactions by Seller in the Shares.” Seller shall specify the number of Recycled Shares (the “Number of Recycled Shares”) in the initial Pricing Date Notice.

Additional Shares:

Additional Shares may be purchased at any time prior to the Maturity Date for no separate consideration by Seller, in Seller’s sole discretion, from the Counterparty, with such number of Shares to be specified in a Pricing Date Notice(s) as Additional Shares; provided that such number of Additional Shares that may be purchased from the Counterparty shall not exceed the difference of (x) the Maximum Number of Shares and (y) the Recycled Shares; provided further that such number of Additional Shares included in a Pricing Date Notice shall be promptly issued to Seller in its name free and clear of all liens.

Prepayment:

Applicable. Payment of the Prepayment Amount shall be made directly from the Counterparty’s Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in Counterparty’s initial public offering and the sale of private placement units (the “Trust Account”) no later than the Prepayment Date. Counterparty shall provide (a) notice to Counterparty’s trustee of the entrance into this Confirmation no later than one (1) Local Business Day following the date hereof, with a copy to Seller and Seller’s outside legal counsel, and (b) to Seller and Seller’s outside legal counsel a final draft of the flow of funds from the Trust Account prior to the closing of the Business Combination itemizing the Prepayment Amount due to Seller; provided that Seller shall be invited to attend closing call in connection with the Business Combination.

Annex H-3

Prepayment Amount:

A cash amount equal to (x) (i) the Number of Recycled Shares underlying the Transaction as set forth on the initial Pricing Date Notice, multiplied by (ii) the Initial Price less (y) the Prepayment Shortfall (if requested in writing to Seller by Counterparty).

Prepayment Date:

Subject to Counterparty receiving the initial Pricing Date Notice, the earlier of (a) one (1) Local Business Day after the closing of the Business Combination and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination.

Variable Obligation:	Not applicable.
Prepayment Shortfall

An amount in USD equal to an aggregate of up to 10% of the product of the Number of Shares and the Initial Price (at the option of and subject to the written request of the Counterparty no later than two (2) Local Business Day before the Prepayment Date); provided that upon the written request of the Counterparty, Seller may either (i) submit a Registration Request prior to the Prepayment Date, in which case the Prepayment Shortfall will be paid by Seller no later than one (1) Local Business Day following the Registration Statement Effective Date or (ii) pay the Prepayment Shortfall to Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount); provided further that the Prepayment Shortfall may be requested by Counterparty after the Prepayment Date and prior to the Registration Effective Date and will be paid by Seller no later than one (1) Local Business Day following the Registration Statement Effective Date.

Prepayment Shortfall Consideration

In the event that Counterparty has requested and the Seller has paid the Prepayment Shortfall, Seller in its sole discretion may sell Subject Shares at any time and at any sales price, without payment by Seller of any Early Termination Obligation (as defined below) until such time as the proceeds from the such sales equal 100% of the Prepayment Shortfall (as set forth under Shortfall Sales below) (such sales, “Shortfall Sales,” and such Shares, “Shortfall Sale Shares”). Any sales of Subject Shares by Seller that result in proceeds in excess of 100% of the Prepayment Shortfall shall constitute an Optional Early Termination for purposes hereof. Seller may designate any sale of Shares as either a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, by delivering a Shortfall Sale Notice as required hereunder, or an Optional Early Termination, subject to the terms and conditions herein applicable to Terminated Shares, by delivering an OET Notice as required hereunder.

Exchanges	Nasdaq Capital Market
Related Exchange(s)	All Exchanges

Annex H-4

Break-up Fees:

A break-up fee equal to $500,000 (the “Break-up Fee”) shall be payable, jointly and severally, by the Counterparty and the Target to the Seller in the event this Confirmation or Transaction is terminated by either the Counterparty or the Target; provided that the Break-up Fee shall not be payable if (i) the Business Combination is terminated pursuant to the terms and conditions of the Merger Agreement, (ii) upon any Optional Early Termination or (iii) upon any Additional Termination Events; provided that Counterparty and Target may terminate this Transaction, including the Confirmation, with no liability to Seller, if redemptions (including as redemptions such Shares that were tendered for redemption and then unredeemed to be purchased in connection with the transactions contemplated hereunder) are less than 75% as calculated in good faith by the board of directors of Counterparty (based on the number of shares submitted for redemption as the numerator and the total issued and outstanding shares as the denominator calculated as a percentage) upon written notice to Seller certifying the same no later than the Counterparty’s redemption deadline (two days prior to the shareholder vote); provided that notwithstanding any other provision, clause or proviso (including the immediately preceding proviso)of this Confirmation, this Transaction, including the Confirmation may not be terminated by Counterparty or Target after Seller purchases any Subject Shares; provided further that Seller hereby waives any and all right, title and interest, or any claim of any kind they have or may have during the term of this Confirmation, in or to any monies held in the Counterparty’s Trust Account and agrees not to seek recourse against the Trust Account in each case, as a result of, or arising out of, this Transaction; provided, however, that nothing herein shall (x) serve to limit or prohibit Seller’s right to pursue a claim against the Counterparty for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) serve to limit or prohibit any claims that the Seller may have in the future against the Counterparty’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds), (z) be deemed to limit Seller’s right, title, interest or claim to the Trust Account by virtue of such Seller’s record or beneficial ownership of securities of the Counterparty acquired by any means other than pursuant to this Transaction or (aa) serve to limit Seller’s redemption right with respect to any such securities of the Seller other than during the term of the Confirmation. The Breakup Fee is not intended to constitute a liquidated damages provision, and it will be payable in addition to any other amount due and payable to Seller as a result of the occurrence of an Early Termination Date under the ISDA Master Agreement.

Payment Dates:	Following the Business Combination the last day of each calendar quarter or, if such date is not a Local Business Day, the next following Local Business Day, until the Maturity Date.
Reimbursement of Legal Fees and Other Expenses:

Together with the Prepayment Amount, Counterparty shall pay to Seller an amount equal to the expenses actually incurred in connection with the acquisition of the Shares in an amount not to exceed $0.05 per Share.

Annex H-5

Settlement Terms
Settlement Method Election:	Not Applicable.
Settlement Method:	Physical Settlement.
Settlement Currency:	USD.
Settlement Date:	Two (2) Local Business Days following the Valuation Date.
Excess Dividend Amount	Ex Amount.
Optional Early Termination:

From time to time and on any date following the Business Combination (any such date, an “OET Date”) and subject to the terms and conditions below, Seller may, in its absolute discretion, terminate the Transaction in whole or in part so long as Seller provides written notice to Counterparty (the “OET Notice”), no later than the later of (a) the third Local Business Day following the OET Date and (b) the first Payment Date after the OET Date which shall specify the quantity by which the Number of Shares is to be reduced (such quantity, the “Terminated Shares”); provided that “Terminated Shares” includes only such quantity of Shares by which the Number of Shares is to be reduced and included in an OET Notice and does not include any Shortfall Sale Shares or sales of Shares that are designated as Shortfall Sales (which designation can be made only up to the amount of Shortfall Sale Proceeds), which Shares will not be included in any OET Notice or included in the definition, or when calculating the number, of Terminated Shares. Notwithstanding anything to the contrary contained herein, Seller shall terminate the Transaction in respect of any Shares sold by it on or prior to the Maturity Date, and Seller shall be obligated to deliver an OET Notice in respect of any Shares sold prior to the Maturity Date that are not covered in a Shortfall Sale Notice (described below). The effect of an OET Notice given shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, Counterparty shall be entitled to an amount from Seller, and the Seller shall pay to Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date (an “Early Termination Obligation”). No Early Termination Obligation shall be due to Counterparty upon any Shortfall Sale Shares. Any proceeds from the Optional Early Termination shall be payable to Counterparty pursuant to the terms hereof. The remainder of the Transaction, if any, shall continue in accordance with its terms; provided that if the OET Date is also the stated Valuation Date, the remainder of the Transaction shall be settled in accordance with the other provisions of “Settlement Terms.” Seller shall pay to Counterparty any and all unsatisfied Early Termination Obligations, calculated as of the last day of each calendar quarter, on the first Local Business Day following such day; provided that Seller shall be under no obligation to settle an Early Termination Obligation set forth in an OET Notice prior to one (1) Local Business Day following the settlement of the Share sale(s) covered in such OET notice.

Annex H-6

Shortfall Sales

From time to time and on any date following the Business Combination (any such date, a “Shortfall Sale Date”) and subject to the terms and conditions below, Seller may, in its absolute discretion, at any sales price, sell Shortfall Sale Shares, and in connection with such sales, Seller shall provide written notice to Counterparty (the “Shortfall Sale Notice”) no later than the later of (a) the third Local Business Day following the Shortfall Sales Date and (b) the first Payment Date after the Shortfall Sales Date, specifying the quantity of the Shortfall Sale Shares and the allocation of the Shortfall Sale Proceeds. Seller shall not have any Early Termination Obligation in connection with any Shortfall Sales. The Counterparty covenants and agrees for a period of at least sixty (60) Local Business Days not to publicly issue, sell or offer or agree to sell any Shares, or securities or debt that is convertible, exercisable or exchangeable into Shares, including under any existing or future equity line of credit (collectively, “Private Sale Transacitons”), commencing on the date that the Seller pays the Counterparty the Prepayment Shortfall; provided that Counterparty shall cause any securities or derivative securities that may be issued or sold pursuant to or relate to such Private Sale Transactions to not be sold, resold or transferred publicly, including on or through an exchange during the 60-day period referenced above.

Maturity Consideration:

The “Maturity Consideration” means an amount equal to the product of (1) (a) the Maximum Number of Shares less (b) the number of Terminated Shares multiplied by (2) $2.00. On the Maturity Date, Seller shall be entitled to receive the Maturity Consideration in cash or, at the option of Counterparty (other than in the case of a Delisting Event), Shares based on the average daily VWAP Price over 10 scheduled trading days ending on the Maturity Date (such shares to be paid as Maturity Consideration, the “Maturity Shares”); provided that the Maturity Shares used to pay the Maturity Consideration (i) (a) are registered for resale under an effective registration statement pursuant to the Securities Act under which Seller may sell or transfer the Shares or (b) may be transferred by Seller without any restrictions including the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2)) or the volume and manner of sale limitations under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) bear no restrictive legend (collectively, (i) and (ii) above, the “Share Conditions”); provided further that if the Maturity Shares do not satisfy the Share Conditions, Seller shall receive such number of Shares equal to 225% of the Maturity Shares (the “Penalty Shares”); provided further that if the Maturity Shares satisfy the Share Conditions within 120 days of the Maturity Date, Seller shall return to Counterparty such number of Penalty Shares that are valued in excess of Maturity Consideration based on the 10-day VWAP ending on date that such Shares satisfied the Share Conditions. Counterparty, at Sellers’s option, will pay the Maturity Consideration on a net basis such that Seller retains a number of shares due to Counterparty upon the Maturity Date equal to the number of Maturity Shares payable to Seller, only to the extent the Number of Shares due to Counterparty upon the Maturity Date are equal to or more than the number of Maturity Shares payable to Seller, with any Maturity Consideration remaining due to be paid to Seller in newly issued Shares. For the avoidance of doubt, in addition to the Maturity Consideration, at the Maturity Date, Seller will be entitled to retain a cash amount equal to the product of (y) the Number of Shares remaining in the Transaction multiplied by (z) the Redemption Price, and Seller will deliver to Buyer the Number of Shares that remain in the Transaction.

Annex H-7

Share Consideration:

In addition to the Prepayment Amount, Counterparty shall pay directly from the Trust Account, on the Prepayment Date, an amount equal to the product of (x) such number that is the greater of (a) 5% of the Maximum Number of Shares and (b) 200,000 (provided that if Counterparty has requested and the Seller has paid the Prepayment Shortfall such number will be increased to the greater of (a) 10% of the Maximum Number of Shares and (b) 400,000) and (y) the Initial Price. The Shares purchased with the Share Consideration (the “Share Consideration Shares”) shall be incremental to the Maximum Number of Shares, shall not be included in the Number of Shares in this Transaction, and the Seller shall be free and clear of all obligations with respect to such Share Consideration Shares in connection with this Confirmation.

Share Registration

At the written request of Seller, to be no earlier than in connection with the Prepayment Date (as described in Prepayment Shortfall above), (the “Registration Request”), within thirty (30) calendar days of the Registration Request, Counterparty shall use its best efforts to file (at Counterparty’s sole cost and expense) with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement registering the resale of all shares held by the Seller and its affiliates, including the Recycled Shares, the Additional Shares and any Share Consideration Shares (the “Registration Statement”), and have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earliest of (i) the 45th calendar day (or 90th calendar day if the Commission notifies the Counterparty that it will “review” the Registration Statement) following the filing of the Registration Statement (which shall be no later than 30 calendar days following the Registration Request) and (ii) the 5th Local Business Day after the date the Counterparty is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review. Upon notification by the Commission that the Registration Statement has been declared effective by the Commission, within two (2) Local Business Days thereafter, the Counterparty shall file the final prospectus under Rule 424 of the Securities Act of 1933, as amended. In no event shall Seller be identified as a statutory underwriter in the Registration Statement unless requested by the Commission. The Counterparty will use its best efforts to keep the Registration Statement covering the resale of the shares as described above continuously effective (except for customary blackout periods, up to twice per year and for a total of up to 15 calendar days (and not more than 10 calendar days in an occurrence), if and when the Counterparty is in possession of material non-public information the disclosure of which, in the good faith judgment of the Counterparty’s board of directors, would be prejudicial, and the Counterparty agrees to promptly notify Seller of any such blackout determination) until the earlier of (a) the Maturity Date or (b) the date on which all such shares have been sold or may be transferred without any restrictions including the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2) or the volume and manner of sale limitations under Rule 144 under the Securities Act; provided that Counterparty covenants and agrees to promptly make all necessary filings, amendments, supplements and submissions in furtherance of the foregoing, including to register all of Sellers Shares for resale. The Seller may, at its sole discretion, accelerate the Maturity Date (and payment of the Maturity Consideration) by written notice to the Counterparty at any time, if (a) the Registration Statement covering all of the

Annex H-8

shares described above in this section is not declared effective after the 60th calendar day (or 105th calendar day if the Commission notifies the Counterparty that it will “review” the Registration Statement) after its filing (which shall be no later than 90 calendar days (or 135 days in the case of a “review”) following the Registration Request) or (b) the Registration Statement after it is declared effective ceases to be continuously effective (subject to the blackout periods as indicated above) as set forth in the preceding sentence ((a) and (b) together, collectively, a “Registration Failure”). If requested by Seller, the Counterparty shall remove or instruct its transfer agent to remove any restrictive legend with respect to transfers under the Securities Act from any and all Shares held by Seller if (1) the Registration Statement is and continues to be effective under the Securities Act, (2) such Shares are sold or transferred pursuant to Rule 144 under the Securities Act (subject to all applicable requirements of Rule 144 being met), or (3) such Shares are eligible for sale under Rule 144, without the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Shares and without volume or manner-of-sale restrictions; provided that Seller shall have timely provided customary representations and other documentation reasonably acceptable to the Counterparty, its counsel and/or its transfer agent in connection therewith. Any fees (with respect to the transfer agent, Counterparty’s counsel or otherwise) associated with the issuance of any legal opinion required by the Counterparty’s transfer agent or the removal of such legend shall be borne by the Counterparty. If a legend is no longer required pursuant to the foregoing, the Counterparty will, no later than five (5) Local Business Days following the delivery by Seller to the Counterparty or the transfer agent (with notice to the Counterparty) of customary representations and other documentation reasonably acceptable to the Counterparty, its counsel and/or its transfer agent, remove the restrictive legend related to the book entry account holding the Shares and make a new, unlegended book entry for the Shares. Consistent with the foregoing, the Seller and the Counterparty agree to enter into a separate registration rights agreement providing for customary demand and piggyback registration rights and customary indemnification of the Seller.

Share Adjustments:
Method of Adjustment:	Calculation Agent Adjustment.
Extraordinary Events:
Consequences of Merger Events involving Counterparty:
Share-for-Share:	Calculation Agent Adjustment.
Share-for-Other:	Cancellation and Payment.
Share-for-Combined:	Component Adjustment.
Tender Offer:

Applicable; provided, however, that Section 12.1(d) of the Equity Definitions is hereby amended by adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof. Sections 12.1(e) and 12.1(l)(ii) of the Equity Definitions are hereby amended by adding “or Shares, as applicable,” after “voting Shares”.

Annex H-9

Consequences of Tender Offers:
Share-for-Share:	Calculation Agent Adjustment.
Share-for-Other:	Calculation Agent Adjustment.
Share-for-Combined:	Calculation Agent Adjustment.
Composition of Combined Consideration:	Not Applicable.
Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market, Nasdaq Capital Market or the Nasdaq Global Market (or their respective successors) or such other exchange or quotation system which, in the determination of the Calculation Agent, has liquidity comparable to the aforementioned exchanges; if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Business Combination Exclusion:

Notwithstanding the foregoing or any other provision herein, the parties agree that the Business Combination shall not constitute a Merger Event, Tender Offer, Delisting or any other Extraordinary Event hereunder.

Additional Disruption Events:
(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof.

(a) Failure to Deliver:	Not Applicable.
(b) Insolvency Filing:	Applicable.
(c) Hedging Disruption:	Not Applicable.
(d) Increased Cost of Hedging:	Not Applicable.
(e) Loss of Stock Borrow:	Not Applicable.
(f) Increased Cost of Stock Borrow:	Not Applicable.
Determining Party:

For all applicable events, Seller, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Determining Party, in which case a Third Party Dealer (as defined below) in the relevant market selected by Counterparty will be the Determining Party. When making any determination or calculation as “Determining Party,” Seller shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent.

Annex H-10

Additional Provisions:
Calculation Agent:

Seller, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Calculation Agent, in which case an unaffiliated leading dealer in the relevant market selected by Counterparty in its sole discretion will be the Calculation Agent.

In the event that a party (the “Disputing Party”) does not agree with any determination made (or the failure to make any determination) by the Calculation Agent, the Disputing Party shall have the right to require that the Calculation Agent have such determination reviewed by a disinterested third party that is a dealer in derivatives of the type that is the subject of the dispute and that is not an Affiliate of either party (a “Third Party Dealer”). Such Third Party Dealer shall be jointly selected by the parties within one (1) Local Business Day after the Disputing Party’s exercise of its rights hereunder (once selected, such Third Party Dealer shall be the “Substitute Calculation Agent”). If the parties are unable to agree on a Substitute Calculation Agent within the prescribed time, each of the parties shall elect a Third Party Dealer and such two dealers shall agree on a Third Party Dealer by the end of the subsequent Local Business Day. Such Third Party Dealer shall be deemed to be the Substitute Calculation Agent. Any exercise by the Disputing Party of its rights hereunder must be in writing and shall be delivered to the Calculation Agent not later than the third Local Business Day following the Local Business Day on which the Calculation Agent notifies the Disputing Party of any determination made (or of the failure to make any determination). Any determination by the Substitute Calculation Agent shall be binding in the absence of manifest error and shall be made as soon as possible but no later than the second Local Business Day following the Substitute Calculation Agent’s appointment. The costs of such Substitute Calculation Agent shall be borne by (a) the Disputing Party if the Substitute Calculation Agent substantially agrees with the Calculation Agent or (b) the non-Disputing Party if the Substitute Calculation Agent does not substantially agree with the Calculation Agent. If, after following the procedures and within the specified time frames set forth above, a binding determination is not achieved, the original determination of the Calculation Agent shall apply.

Following any adjustment, determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty (which may be by email), the Calculation Agent will promptly (but in any event within five Exchange Business Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any quotations, market data or information from internal or external sources, and any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation or any information that is subject to an obligation not to disclose such information.

All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

Annex H-11

Non-Reliance:	Applicable.
Agreements and Acknowledgements Regarding Hedging Activities:	Applicable.
Additional Acknowledgements:	Applicable.
Schedule Provisions:
Specified Entity:	In relation to both Seller and Counterparty for the purpose of:
Section 5(a)(v), Not Applicable
Section 5(a)(vi), Not Applicable
Section 5(a)(vii), Not Applicable
Cross-Default	The “Cross-Default” provisions of Section 5(a)(vi) of the ISDA Form will not apply to either party.
Credit Event Upon Merger	The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the ISDA Form will not apply to either party.
Automatic Early Termination:	The “Automatic Early Termination” of Section 6(a) of the ISDA Form will not apply to either party.
Termination Currency:	United States Dollars.
Additional Termination Events:

Will apply to Seller and to Counterparty and Target. The occurrence of any of the following events shall constitute an Additional Termination Event in respect of which Seller and Counterparty and Target shall be Affected Parties:

(a) The Business Combination fails to close on or before the Termination Date (as defined in the Merger Agreement) (as such Termination Date may be amended or extended from time to time); and

(b) The Merger Agreement is terminated pursuant to its terms prior to the closing of the Business Combination

(c) Seller terminates this Transaction, including the Confirmation, in its sole discretion.

Notwithstanding the foregoing, Counterparty’s obligations set forth under the captions, “Reimbursement of Legal Fees and Expenses,” and “Other Provisions — (d) Indemnification” shall survive any termination due to the occurrence of either of the foregoing Additional Termination Events.

Governing Law:	New York law (without reference to choice of law doctrine).
Credit Support Provider:	With respect to Seller and Counterparty, None.
Local Business Days:

Seller specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York. Counterparty specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York.

Annex H-12

Representations, Warranties and Covenants

1.      Each of Counterparty, Target and Seller represents and warrants to, and covenants and agrees with, the other as of the date on which it enters into the Transaction that (in the absence of any written agreement between the parties that expressly imposes affirmative obligations to the contrary for the Transaction):

(a)     Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction will not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(b)    Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction.

(c)     Non-Public Information. It is in compliance with Section 10(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)    Eligible Contract Participant. It is an “eligible contract participant” under, and as defined in, the Commodity Exchange Act (7 U.S.C. § 1a(18)) and CFTC regulations (17 CFR § 1.3).

(e)     Tax Characterization. It shall treat the Transaction as a derivative financial contract for U.S. federal income tax purposes, and it shall not take any action or tax return filing position contrary to this characterization.

(f)     Private Placement. It (i) is an “accredited investor” as such term is defined in Regulation D as promulgated under the Securities Act, (ii) is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iii) understands that the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act.

(g)    Investment Company Act. It is not and, after giving effect to the Transaction, will not be required to register as an “investment company” under, and as such term is defined in, the Investment Company Act of 1940, as amended.

(h)    Authorization. The Transaction, including this Confirmation, has been entered into pursuant to authority granted by its board of directors or other governing authority. It has no internal policy, whether written or oral, that would prohibit it from entering into any aspect of the Transaction, including, but not limited to, the purchase of Shares to be made in connection therewith.

(i)     Affiliate Status. It is the intention of the parties hereto that Seller shall not be an “affiliate” (as such term is defined in Rule 405 under the Securities Act) of the Counterparty including 10X II prior to the Business Combination or the Combined Company following the closing of the Business Combination, as a result of the transactions contemplated hereunder.

2.      Counterparty represents and warrants to, and covenants and agrees with Seller as of the date on which it enters into the Transaction that:

(a)     Total Assets. 10X II has total assets as of the date hereof and expects to have as of the closing of the Business Combination of at least USD $5,000,001.

(b)    Non-Reliance. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Seller is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards.

Annex H-13

(c)     Solvency. Counterparty is, and shall be as of the date of any payment or delivery by Counterparty under the Transaction, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages. Counterparty: (i) has not engaged in and will not engage in any business or transaction after which the property remaining with it will be unreasonably small in relation to its business, (ii) has not incurred and does not intend to incur debts beyond its ability to pay as they mature, and (iii) as a result of entering into and performing its obligations under the Transaction, (a) it has not violated and will not violate any relevant state law provision applicable to the acquisition or redemption by an issuer of its own securities and (b) it would not be nor would it be rendered “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code or under any other applicable local insolvency regime).

(d)    Public Reports. As of the Trade Date, Counterparty is in material compliance with its reporting obligations under the Exchange Act, and all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the most recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)     No Distribution. Except with respect to any Shares that may be offered and sold pursuant to the Registration Statement, Counterparty is not entering into the Transaction to facilitate a distribution of the Shares (or any security that may be converted into or exercised or exchanged for Shares, or whose value under its terms may in whole or in significant part be determined by the value of the Shares) or in connection with any future issuance of securities.

(f)     SEC Documents. The Counterparty shall comply with the Securities and Exchange Commission’s guidance, including Compliance and Disclosure Interpretation No. 166.01, for all relevant disclosure in connection with this Confirmation and the Transaction, and will not file with the Securities and Exchange Commission any Form 8-K, Registration Statement on Form S-4 (or Form F-4) (including any post-effective amendment thereof), proxy statement, or other document that includes any disclosure regarding this Confirmation or the Transaction without consulting with and reasonably considering any comments received from Seller, provided that, no consultation shall be required with respect to any subsequent disclosures that are substantially similar to prior disclosures by Counterparty that were reviewed by Seller.

(g)    Waiver. The Counterparty hereby waives any violation of its “bulldog clause” and any other restrictions that would be caused by Seller entering into this Transaction.

(h)    Disclosure. The Counterparty shall preview with Seller all public disclosure relating to the Transaction and shall consult with Seller to ensure that such public disclosure, including the press release, Form 8-K or other filing that announces the Transaction adequately discloses the material terms and conditions of the Transaction in form and substance reasonably acceptable to Seller; provided that the Form 8-K shall be publicly filed within one business day of the date that definitive transaction documents are signed and provided further, that to the extent definitive transaction documents are not signed at least 48 hours prior to the Redemption Deadline, the Counterparty agrees to make all necessary disclosures (if any) at least 24 hours prior to the Redemption Deadline to ensure that Seller is not in possession of material non-public information as a result of the transactions outlined herein.

(i)     Listing. The Counterparty agrees to use its best efforts to maintain the listing of the Shares on a national securities exchange; provided that if the Shares cease to be listed on a national securities exchange or upon the filing of a Form 25 (each a “Delisting Event”), Seller may accelerate the Maturity Date under this Confirmation by delivering notice to the Counterparty and shall be entitled to the Break-up Fees, which shall be due and payable immediately following the Maturity Date.

(j)     Regulatory Filings. Counterparty covenants that it will make all regulatory filings that it is required by law or regulation to make with respect to the Transaction.

Annex H-14

(k)    Regulation M and Target Approvals. Counterparty is not on the Trade Date and agrees and covenants that it will not be on any date Seller is purchasing shares that may be included in a Pricing Date Notice, engaged or engaging in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second scheduled trading day immediately following dates referenced in the preceding sentence, engage in any such distribution. Counterparty, including Target, also agrees and covenants that the Merger Agreement shall be executed and all required approvals and consents of the Target security holders in connection with the Business Combination shall be obtained and any subsequent valuation periods as contemplated under Regulation M under the Exchange Act, shall be completed in each case no later than 10X II’ redemption deadline.

(l)     Other Agreements. Counterparty covenants and agrees that it has not and will not enter into any other (i) OTC Equity Prepaid Forward Transactions or similar transaction(s) or agreement(s) with any other person(s) without the prior written consent of Seller or (ii) agreements or arrangements that would change or have the effect of changing or manipulating the number of redemptions for purposes of canceling this Transaction, including the Confirmation, as set forth in Break-up Fees.

(m)    No conflicts. The execution and delivery by the Counterparty and Target of, and the performance by the Counterparty and the Target of its obligations under, the Transaction and the Confirmation and the consummation of the transactions contemplated by the Confirmation, including the payments and share issuances hereunder, do not and will not result in any breach or violation of or constitute a default under (nor constitute any event which, with notice, lapse of time or both, would result in any breach or violation of or constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of the Counterparty, the Target or any of their respective subsidiaries pursuant to) (i) any provision of applicable law, (ii) the organizational documents of any of the Counterparty, the Target or any of their respective subsidiaries, (iii) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument binding upon the Counterparty, the Target or any of their respective subsidiaries, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Counterparty, the Target or any of their respective subsidiaries, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Counterparty or the Target of their respective obligations under the Confirmation, except as have been obtained. In addition, the Counterparty and Target covenant and agree not to enter into any agreement or other arrangement that would prohibit, restrict or otherwise prevent the Counterparty from performing its obligations hereunder, including the making of any payment or Share issuance to the Seller.

3.      Seller represents and warrants to, and covenants and agrees with Counterparty as of the date on which it enters into the Transaction and each other date specified that:

(a)     Regulatory Filings. Seller covenants that it will make all regulatory filings that it is required by law or regulation to make with respect to the Transaction including, without limitation, as may be required by Section 13 or Section 16 (if applicable) under the Exchange Act and, assuming the accuracy of Counterparty’s Repurchase Notices (as described under “Repurchase Notices” below) any sales of the Recycled Shares and the Additional Shares will be in compliance therewith.

(b)    Shorting. Seller agrees not effect any Short Sales in respect of the Shares prior to the earlier of a) the Maturity Date and b) the cancellation of the Transaction. “Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis).

Annex H-15

(c)     Share Sales. Seller acknowledges that certain shares acquired by it as part of the this Transaction may be “restricted shares” (as such term is used under Rule 144 of the Securities Act) and any sales, transfers or other dispositions of such shares may only be made pursuant to an effective registration statement under the Securities Act, an available exemption from the registration requirements of the Securities Act or a transaction not subject to the registration requirements of the Securities Act.

(d)    Tax Forms. Seller agrees to deliver to Counterparty a duly executed and completed United States Internal Revenue Service Form W-8 or W-9 (or successor thereto) promptly upon (i) execution of this Confirmation, (ii) reasonable request of Counterparty and (iii) upon learning that any such form previously provided has become obsolete or incorrect.

Transactions by Seller in the Shares

(e)     Seller hereby waives the redemption rights (“Redemption Rights”) set forth in Article 8.1 and 49.5 of the Certificate of Incorporation in connection with the Business Combination with respect to the Subject Shares only during the term of this Confirmation. Seller may sell or otherwise transfer, loan or dispose of any of the Shares or any other shares or securities of the Counterparty in one or more public or private transactions at any time. Any Subject Shares that are not Shortfall Sale Shares sold by Seller during the term of the Transaction will cease to be included in the Number of Shares.

(f)     Unless otherwise noted herein, Seller will give written notice to Counterparty of any sale of Subject Shares by Seller within one (1) Local Business Day following the date of such sale, such notice to include the date of the sale and the number of Subject Shares sold, and if required, make public disclosure of such sale or provide Counterparty with information it reasonably requests for Counterparty to publicly disclose such sale.

No Arrangements

Seller, Counterparty and Target each acknowledge and agree that: (i) there are no voting, hedging or settlement arrangements between or among Seller, Counterparty and Target with respect to any Shares or the Counterparty or Target, other than those set forth herein; (ii) although Seller may hedge its risk under the Transaction in any way Seller determines, Seller has no obligation to hedge with the purchase, sale or maintenance of any Shares or otherwise; (iii) Counterparty and Target will not be entitled to any voting rights in respect of any of the Shares underlying the Transaction; and (iv) Counterparty and Target will not seek to influence Seller with respect to the voting or disposition of any Shares.

Wall Street Transparency and Accountability Act

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the ISDA Form, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the ISDA Form.

Address for Notices

Notice to Seller:

3 Columbus Circle

24th Floor

New York, NY 10019

With a copy to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention:	Keith Billotti
Email:	billotti@sewkis.com

Annex H-16

Notice to Counterparty:

10X II Acquisition Corp. II

World Trade Center, 85th Floor

New York, New York 10007

Attn:	Hans Thomas
E-mail:	hans@10xcapital.com

with a copy (which shall not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate

London, EC2M 3XF

United Kingdom

Attn:	J. David Stewart
Ryan Maierson
E-mail:	david.stewart@lw.com
ryan.maierson@lw.com

Following the Closing of the Business Combination:

African Agriculture Holdings Inc.

415 Park Avenue, 9th Floor

New York, NY 10022

Attn:	Alan Kessler
Harry Green
E-mail:	ak@africanagriculture.com
hg@africanagriculture.com

with a copy (which shall not constitute notice) to:

Morrison Cohen LLP

909 Third Avenue

New York, NY 10022

Attn:	Zachary Jacobs
Jack Levy
E-mail:	zjacobs@morrisoncohen.com
jlevy@morrisoncohen.com

Notice to Target:

African Agriculture Holdings Inc.

415 Park Avenue, 9th Floor

New York, NY 10022

Attn:	Alan Kessler
Harry Green
E-mail:	ak@africanagriculture.com
hg@africanagriculture.com

with a copy (which shall not constitute notice) to:

Morrison Cohen LLP

909 Third Avenue

New York, NY 10022

Attn:	Zachary Jacobs
Jack Levy
E-mail:	zjacobs@morrisoncohen.com
jlevy@morrisoncohen.com

Annex H-17

Other Provisions.

(g)    Transactions in the Shares.

(i)     Counterparty represents and warrants to Seller that Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) for the purpose of inducing the purchase or sale of such securities or otherwise in violation of the Exchange Act, and Counterparty represents and warrants to Seller that Counterparty has not entered into or altered, and agrees that Counterparty will not enter into or alter, any corresponding or hedging transaction or position with respect to the Shares.

(ii)    Counterparty agrees that it will not seek to control or influence Seller’s decision to make any purchases or sales under the Transaction, including, without limitation, Seller’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation and the Transaction under federal securities laws including, without limitation, the prohibitions on manipulative and deceptive deceives under the Exchange Act.

(iii)   Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a written trading plan for trading securities. Without limiting the generality of the foregoing, Counterparty acknowledges and agrees that any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, the prohibitions on manipulative and deceptive devices under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(h)    Repurchase Notices. Counterparty shall, on any day on which Counterparty is not a “foreign private issuer” for purposes of the Securities Act and Counterparty effects any repurchase of Shares, promptly give Seller a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than the number of Shares outstanding that would result in the percentage of total Shares outstanding represented by the number of Shares underlying the Transaction increasing by 0.10% (in the case of the first such notice) or (ii) thereafter more than the number of Shares that would need to be repurchased to result in the percentage of total Shares outstanding represented by the number of Shares underlying the Transaction increasing by a further 0.10% less than the number of Shares included in the immediately preceding Repurchase Notice; provided that Counterparty agrees that this information does not constitute material non-public information; provided further if this information shall be material non-public information, it shall publicly disclosed immediately. If, on any date, Counterparty is not a “foreign private issuer” for purposes of the Securities Act, Counterparty agrees to indemnify and hold harmless Seller and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Seller’s hedging activities as a consequence of remaining or becoming a Section 16 “insider” following the closing of the Business Combination, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Seller with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within thirty (30) days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided, however, for the avoidance of doubt, Counterparty has no indemnification or other obligations with respect to Seller becoming a Section 16 “insider” prior to the closing of the Business Combination. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Seller with a Repurchase Notice at a time when Counterparty is not a “foreign private issuer” for purposes of the Securities Act in accordance with this

Annex H-18

paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(i)     Transfer or Assignment. The Seller may freely transfer or assign the rights and duties under this Confirmation. If at any time following the closing of the Business Combination at which (A) the Section 16 Percentage exceeds the Section 16 Threshold, or (B) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clause (A) or (B), an “Excess Ownership Position”), Seller is unable to effect a transfer or assignment of a portion of the Transaction to a third party on pricing terms reasonably acceptable to Seller and within a time period reasonably acceptable to Seller such that no Excess Ownership Position exists, then Seller may designate any Local Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Seller so designates an Early Termination Date with respect to a portion of the Transaction, a portion of the Shares with respect to the Transaction shall be delivered to Counterparty as if the Early Termination Date was the Valuation Date in respect of a Transaction having terms identical to the Transaction and a Number of Shares equal to the number of Shares underlying the Terminated Portion. The “Section 16 Threshold” means (x) if Counterparty is a “foreign private issuer” for purposes of the Securities Act, infinity and (y) in all other cases, 9.9%. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, as determined by Seller, (A) the numerator of which is the number of Shares that Seller and each person subject to aggregation of Shares with Seller under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) of the Exchange Act) with Seller directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) (the “Seller Group” ) and (B) the denominator of which is the number of Shares outstanding.

The “Share Amount” as of any day is the number of Shares that Seller and any person whose ownership position would be aggregated with that of Seller and any group (however designated) of which Seller is a member (Seller or any such person or group, a “Seller Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Seller in its sole discretion.

The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Seller Person, or could result in an adverse effect on a Seller Person, under any Applicable Restriction, as determined by Seller in its sole discretion, minus (B) 0.1% of the number of Shares outstanding.

Annex H-19

(j)      Indemnification. Counterparty agrees to indemnify and hold harmless Seller, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses (but not including financial losses to an Indemnified Party relating to the economic terms of the Transaction provided that the Counterparty performs its obligations under this Confirmation in accordance with its terms), claims, damages and liabilities (or actions in respect thereof) expenses, joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, whether arising out of any action between any of the Indemnified Parties and the Counterparty or between any of the Indemnified Parties and any third party, or otherwise) to which they or any of them may become subject under the Securities Act, the Exchange Act or any other statute or at common law or otherwise or under the laws of foreign countries, arising out of or based upon the Transaction, including the execution or delivery of this Confirmation the performance by the Counterparty of its obligations under the Transaction, any breach of any covenant, representation or warranty made by Counterparty in this Confirmation or the ISDA Form, regulatory filings and submissions made by or on behalf of the Counterparty related to the Transaction (other than as relates to any information provided in writing by or on behalf of Seller or its affiliates), or the consummation of the transactions contemplated hereby, including the Registration Statement or any untrue statement or alleged untrue statement of a material fact contained in any registration statement, press release, filings or other document, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Counterparty has no indemnification obligations with respect to any loss, claim, damage, liability or expense related to the manner in which Seller sells, or arising out of any sales by Seller of, the Subject Shares or any other Shares owned by Seller. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted solely from Seller’s material breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from Seller’s willful misconduct, gross negligence or bad faith in performing the services that are subject of the Transaction. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition (and in addition to any other Reimbursement of Legal Fees and other Expenses contemplated by this Confirmation), Counterparty will reimburse any Indemnified Party for all reasonable, out-of-pocket, expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from such Indemnified Party’s breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from the gross negligence, willful misconduct or bad faith of the Indemnified Party or breach of any U.S. federal or state securities laws or the rules, regulations or applicable interpretations of the Securities and Exchange Commission. The provisions of this paragraph shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and/or delegation of the Transaction made pursuant to the ISDA Form or this Confirmation shall inure to the benefit of any permitted assignee of Seller.

(k)    Amendments to Equity Definitions.

(i)     Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Form with respect to that Issuer.”; and

(ii)    Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Seller will have the right, which it must exercise or refrain from exercising, as applicable, in good faith acting in a commercially reasonable manner, to cancel the Transaction,”;

Annex H-20

(l)     Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(m)   Attorney and Other Fees. Subject to clause (d) Indemnification (above), in the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Confirmation or the Transaction, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

(n)    Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(o)    Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be (a) a “securities contract” as defined in the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (b) a “swap agreement” as defined in the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate, terminate and accelerate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the ISDA Form with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to otherwise constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(p)    Process Agent. For the purposes of Section 13(c) of the ISDA Form:

Annex H-21

Seller appoints as its Process Agent: None

Counterparty appoints as its Process Agent: None.

[Signature page follows]

Annex H-22

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us at your earliest convenience.

Very truly yours,
VELLAR OPPORTUNITY FUND SPV LLC – SERIES 8
By:	/s/ Solomon Cohen
Name:	Solomon Cohen
Title:	Authorized Signatory

Agreed and accepted by:

10X CAPITAL VENTURE ACQUISITION CORP. II
By:	/s/ Hans Thomas
Name:	Hans Thomas
Title:	Chairman and Chief Executive Officer
AFRICAN AGRICULTURE, INC.
By:	/s/ Alan Kessler
Name:	Alan Kessler
Title:	Chairman and CEO

Annex H-23

SCHEDULE A

FORM OF PRICING DATE NOTICE

Date: [•], 2022

To: 10X Capital Venture Acquisition Corp. II (“Counterparty”)

Address: [•]

Phone: [•]

From: Vellar Opportunity Fund SPV LLC – Series 8 (“Seller”)

Re: OTC Equity Prepaid Forward Transaction

1. This Pricing Date Notice supplements, forms part of, and is subject to the Confirmation Re: OTC Equity Prepaid Forward Transaction dated as of [•], 2022 (the “Confirmation”) between Counterparty and Seller, as amended and supplemented from time to time. All provisions contained in the Confirmation govern this Pricing Date Notice except as expressly modified below.

2. The purpose of this Pricing Date Notice is to confirm certain terms and conditions of the Transaction entered into between Seller and Counterparty pursuant to the Confirmation.

Pricing Date: [•], 2022

Number of Recycled Shares: [•]

Number of Additional Shares: [•] (if any)

Annex H-24

Annex I

ACQUIROR SUPPORT AGREEMENT

This ACQUIROR SUPPORT AGREEMENT (this “Agreement”), dated as of November 2, 2022, is made by and among 10x Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“10X”), African Agriculture Inc., a Delaware corporation (“African Agriculture”), and 10X Capital SPAC Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”), and the undersigned directors and officers of 10X (collectively with the Sponsor, the “Class B Holders”). 10X, African Agriculture and the Class B Holders shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, 10X, African Agriculture and 10X AA Merger Sub, Inc., a Delaware corporation (“Merger Sub”), entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Class B Holders are the record and beneficial owners of 5,332,328 issued and outstanding Class B ordinary shares of 10X (the “10X Class B Shares”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the execution and delivery of the Merger Agreement by the parties thereto, pursuant to which, among other things, each Class B Holder will vote in favor of approval of the Proposals and agree to certain transfer restrictions with respect to such Class B Holder’s Acquiror Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. Each Class B Holder hereby irrevocably and unconditionally agrees (a) to vote at any meeting of the shareholders of 10X, and in any action by written resolution of the shareholders of 10X, all of such Class B Holder’s 10X Class B Shares (together with any other equity securities of 10X that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject 10X Equity Securities”) (i) in favor of the Proposals and (ii) against, and withhold consent with respect to, any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the 10X’s or Merger Sub’s covenants, agreements or obligations under the Merger Agreement or any Ancillary Agreement or (y) any of the conditions to the Closing set forth in Sections 9.01, 9.02 or 9.03 of the Merger Agreement not being satisfied, (b) if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of such Class B Holder’s Subject 10X Equity Securities to be counted as present thereat for purposes of establishing a quorum, (c) not to redeem, elect to redeem or tender or submit any of its Subject 10X Equity Securities for redemption in connection with such shareholder approval, the Merger or any other transactions contemplated by the Merger Agreement, (d) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes a Competing Proposal; (ii) furnish or disclose any non-public information about 10X to any Person in connection with a Competing Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Competing Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Class B Holder shall (A) notify African Agriculture promptly upon receipt of any Competing Proposal by the Class B Holder, and describe the material terms and conditions of any such offer in reasonable detail (including the identity of the Persons making such Competing Proposal) and (B) keep African Agriculture reasonably informed on a current basis of any modifications to such offer or information.

Prior to any valid termination of the Merger Agreement, each Class B Holder shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement and on the terms and subject to the conditions set forth therein.

Annex I-1

2. Lock-Up.

a. For purposes of this Agreement:

(i) the term “First Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date;

(ii) the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date that is one (1) year after the Closing Date; provided, that the Parties may mutually agree to shorten the duration of or otherwise waive the Lock-up Period;

(iii) the term “Lock-up Shares” means an amount of shares equal to one-half of the aggregate number of shares of Acquiror Common Stock held by the Class B Holders immediately following the Closing (excluding the (i) shares of Acquiror Common Stock underlying (a) the private placement units issued to the Sponsor in connection with its initial public offering or (b) any private placement units issued on conversion of Working Capital Loans, (ii) Acquiror Common Stock acquired after the date hereof in the public market, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted); provided that, for the avoidance of doubt, shares owned by the Class B Holders at Closing but which have been committed to be delivered following Closing to a third party shall not be considered “Lock-up Shares”;

(iv) the term “Permitted Transferees” means any Person to whom a Class B Holder is permitted to transfer Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 2(c);

(v) the term “Prospectus” means the final prospectus of 10X, filed with the United States Securities and Exchange Commission (File No. 333-253867) on August 10, 2021;

(vi) the term “Second Lock-Up Period” means the period beginning on the date that is six (6) months after the Closing Date and ending on the date that is twelve (12) months after the Closing Date; and

(vii) the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

b. The Class B Holders hereby agrees that each shall not, and shall cause any of its respective Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i) with respect to one-third of the Lock-Up Shares (the “First Tranche”) no Transfer Restrictions shall apply to the First Tranche after the expiration of the First Lock-Up Period;

(ii) during the Second Lock-Up Period, the Transfer Restriction shall expire with respect to the remaining two-thirds of the Lock-Up Shares (the “Second Tranche”), upon the date on which the last reported sale price of the Acquiror Common Stock exceeds $12.00 per share for any twenty (20) trading days within any consecutive thirty (30) trading day period that commences at least six (6) months after the Closing Date (for the avoidance of doubt no Transfer Restriction shall apply to the First Tranche or Second Tranche after the expiration of the Second Lock-Up Period); and

(iii) on the date on which post-merger 10X completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of post-merger 10X’s stockholders having the right to exchange their shares for cash, securities or other property, the Transfer Restriction will terminate with respect to all Lock-Up Shares.

Annex I-2

c. Notwithstanding the provisions set forth in Section 2(b), a Class B Holder or its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period to (i) to 10X’s officers or directors, (ii) to any Affiliates of the Sponsor; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (v) by virtue of the laws of the Cayman Islands or the Sponsor limited liability company agreement upon dissolution of the Sponsor, in each case, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Sponsor.

d. The per share stock prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of 10X by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

e. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and 10X shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2, 10X may impose stop-transfer instructions with respect to the Lock-Up Shares (and any Permitted Transferees and assigns thereof) until the end of the First Lock-Up Period, the Second Lock-Up Period and the Lock-Up Period, as applicable.

f. During the applicable Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF NOVEMBER 2, 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

g. For the avoidance of any doubt, the Class B Holders shall retain all of their respective rights as a shareholder of 10X with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

3. Other Covenants.

a. Each Class B Holder hereby agrees to be bound by and subject to (i) Section 8.04 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, as if such Class B Holder is directly a party thereto, and (ii) Section 7.12 (Exclusivity) and Section 8.01(c) (Support of Transaction) of the Merger Agreement to the same extent as such provisions apply to 10X, as if such Class B Holder is directly party thereto.

b. Each Class B Holder acknowledges and agrees that African Agriculture is entering into the Merger Agreement in reliance upon such Class B Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Class B Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement African Agriculture would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

4. Termination of 10X Class B Shares IPO Lock-up Period. Each Class B Holder and 10X hereby agree that effective as of the consummation of the Closing (and not before), Section 3 of that certain Letter Agreement, dated August 10, 2021, by and among 10X, the Class B Holders and certain other parties thereto (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“3. Reserved.”

Notwithstanding anything to the contrary in the Class B Holder Agreement, the restrictions set forth in Section 3 thereof shall be effective until the Closing.

Annex I-3

The amendment and restatement set forth in this Section 4 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Merger Agreement shall be terminated for any reason in accordance with its terms.

5. Representations and Warranties.

a. Sponsor represents and warrants to African Agriculture as follows: (i) it is duly organized, validly existing and in good standing under the laws of the Cayman Islands, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s, corporate, limited liability company or organizational powers and have been duly authorized by all necessary actions on the part of Sponsor; (ii) the execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Subject 10X Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement; and (iii) there are no Actions pending against Sponsor or, to the knowledge of Sponsor, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

b. The undersigned directors and officers of 10X each represent and warrant to African Agriculture that he has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder.

c. Each Class B Holder represents and warrants to African Agriculture as follows: (i) this Agreement has been duly executed and delivered by such Class B Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Class B Holder, enforceable against such Class B Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies), (ii) such Class B Holder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Class B Holder’s obligations hereunder, and (iii) such Class B Holder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, the respective Subject 10X Equity Securities set forth on Exhibit A hereto opposite such Class B Holder’s name, and, except as disclosed in the Acquiror SEC Reports there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject 10X Equity Securities (other than transfer restrictions under the Securities Act)) or preemptive or other right or privilege for the purchase, acquisition or transfer from such Class B Holder affecting any such Subject 10X Equity Securities, other than Liens pursuant to (i) this Agreement, (ii) the 10X organizational documents, (iii) the Merger Agreement, (iv) the Class B Holder Agreement, or (v) any applicable Securities Laws.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 4, 10 (solely to the extent related to Sections 2, 4 or 10) and 11 shall each survive the termination of this Agreement pursuant to Section 6(a), and (iii) Sections 7, 8, 9 and 10 (solely to the extent related to the following Sections 7 or 9) shall survive any termination of this Agreement.

7. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted

Annex I-4

against any Affiliate of African Agriculture or any Affiliate of 10X (other than the Class B Holders, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of African Agriculture or the Affiliates of 10X (other than the Class B Holders, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject 10X Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor in its capacity as a member of the board of directors (or other similar governing body) of 10X or any of its Affiliates or as an officer, employee or fiduciary of 10X or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of 10X or such Affiliate.

9. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10. Incorporation by Reference. Sections 1.02 (Construction) 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Jury Trial), 11.13 (Enforcement) and 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

11. Waiver of Anti-dilution Protection. The Sponsor and each Class B Holder hereby irrevocably (a) waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by law, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections in connection with the transactions contemplated by the Merger Agreement.

[signature page follows]

Annex I-5

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

10X CAPITAL SPAC SPONSOR II LLC
By:	/s/ Hans Thomas
Name: Hans Thomas
Title: Sole Managing Member
10X CAPITAL VENTURE ACQUISITION CORP. II
By:	/s/ Hans Thomas
Name: Hans Thomas
Title: Chairman and Chief Executive Officer

[Signature Page to Acquiror Support Agreement]

Annex I-6

AFRICAN AGRICULTURE INC.
By:	/s/ Alan Kessler
Name: Alan Kessler
Title: Chairman & CEO

[Signature Page to Acquiror Support Agreement]

Annex I-7

OTHER CLASS B HOLDERS:
/s/ Hans Thomas
Hans Thomas

/s/ David Weisburd
David Weisburd

/s/ Boris Silver
Boris Silver

/s/ Woodrow H. Levin
Woodrow H. Levin

/s/ Christopher Jurasek
Christopher Jurasek

[Signature Page to Acquiror Support Agreement]

Annex I-8

Exhibit A

Class B Holder	Subject 10X Equity Securities
10X Capital SPAC Sponsor II LLC	5,332,328
Hans Thomas	0
David Weisburd	0
Boris Silver	0
Woodrow H. Levin	0
Christopher Jurasek	0

Annex I-9

Annex J

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [ • ], 2022 between [ • ], a [ • ] (the “Stockholder”)1 and 10x Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“10X”). The Stockholder and 10X are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, 10X, African Agriculture Inc., a Delaware corporation and 10X AA Merger Sub, Inc., a Delaware corporation, entered into that certain Agreement and Plan of Merger, dated as of [ • ], 2022 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that the Stockholder will receive [ • ] ([ • ]) shares of Acquiror Common Stock (as defined in the Merger Agreement) at Closing (the “Stockholder Shares”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement, pursuant to which the Acquiror Common Stock held by the Stockholder immediately after the Effective Time (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.        For purposes of this Agreement:

(a)         the term “First Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date;

(b)         the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date that is one (1) year after the Closing Date; provided, that the Parties may mutually agree to shorten the duration of or otherwise waive the Lock-up Period;

(c)         the term “Lock-up Shares” means the shares of Acquiror Common Stock held by the Stockholder immediately following the Closing (for the avoidance of doubt, (x) including the Stockholder Shares, and (y) excluding shares of Acquiror Common Stock acquired in the public market, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted); provided that, for the avoidance of doubt, shares not owned by the Stockholder at Closing shall not be considered “Lock-up Shares”;

(d)         the term “Permitted Transferees” means any Person to whom the Stockholder is permitted to transfer Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 2(a);

(e)         the term “Prospectus” means the final prospectus of 10X, filed with the United States Securities and Exchange Commission (File No. 333-253867) on August 10, 2021;

(f)          the term “Second Lock-Up Period” means the period beginning on the date that is six (6) months after the Closing Date and ending on the date that is twelve (12) months after the Closing Date; and

(g)         the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

____________

1        Note to Draft: To be executed by each AA director, executive officer and any post-closing pubco stockholder who owns more than 1% upon closing.

Annex J-1

2.        Lock-Up Provisions.

(a)         Notwithstanding the provisions set forth in Section 2(b), the Stockholder or its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to 10X’s officers or directors, (ii) to any Affiliates of the Stockholder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is the Stockholder, a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; or (v) by virtue of the laws of the State of Delaware or the Stockholder limited partnership agreement upon dissolution of the Stockholder, in each case, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder.

(b)         The Stockholder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)          with respect to [ • ]2 ([ • ]) Lock-Up Shares (the “First Tranche”), no Transfer Restrictions shall apply to the First Tranche after the expiration of the First Lock-Up Period;

(ii)         during the Second Lock-Up Period, the Transfer Restriction shall expire with respect to an additional [ • ]3 ([ • ]) Lock-Up Shares (the “Second Tranche”), upon the date on which the last reported sale price of the Acquiror Common Stock exceeds $12.00 per share for any twenty (20) trading days within any consecutive thirty (30) trading day period that commences at least six (6) months after the Closing Date (for the avoidance of doubt no Transfer Restriction shall apply to the Lock-Up Shares after the expiration of the Second Lock-Up Period); and

(iii)        on the date on which post-merger 10X completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of post-merger 10X’s stockholders having the right to exchange their shares for cash, securities or other property, the Transfer Restriction will terminate with respect to all Lock-Up Shares.

(c)          The per share stock prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of 10X by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(d)         If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and 10X shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2, 10X may impose stop-transfer instructions with respect to the Lock-Up Shares (and any Permitted Transferees and assigns thereof) until the end of the First Lock-Up Period, the Second Lock-Up Period and the Lock-Up Period, as applicable.

(e)         During the applicable Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [ • ], 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

____________

2        Note to Draft: Amount to be 1/3rd of the holding company shares received in exchange for the existing equity held by the Stockholder at the time of the signing of the BCA.

3        Note to Draft: Amount to be 2/3rd of the holding company shares received in exchange for the existing equity held by the Stockholder at the time of the signing of the BCA.

Annex J-2

(f)          For the avoidance of any doubt, the Stockholder shall retain all of its rights as a shareholder of 10X with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

3.        Miscellaneous.

(a)         Effective Date. Section 1 of this Agreement shall become effective at the Effective Time.

(b)         Termination of the Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(c)         Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to 10X, to: 10X Capital Venture Acquisition Corp. II 1 World Trade Ceter 85th Floor New York, NY 10007 Attn: Hans Thomas, Chief Executive Officer E-mail: hans@10xcapital.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street
Suite 3700
Houston, TX 77002
Attn:      J. David Stewart
              Ryan Maierson

E-mail:  j.david.stewart@lw.com
ryan.maierson@lw.com

If to the Stockholder, to: [ • ] [ • ] [ • ] [ • ] Attn: [ • ] E-mail: [ • ]	With a copy to (which shall not constitute notice): [ • ] [ • ] [ • ] [ • ] Attn: [ • ] E-mail: [ • ]

(d)         Incorporation by Reference. Sections 1.02 (Construction) 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Jury Trial), 11.13 (Enforcement) and 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex J-3

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDER:
[ • ]
By:
Name: Title:
10X:
10X CAPITAL VENTURE ACQUISITION CORP. II
By:
Name: Title:

Annex J-4

Annex K

FAIRNESS OPINION, DATED OCTOBER 31, 2022, OF CANACCORD GENUITY LLC

Canaccord Genuity LLC 99 High Street Suite 1200 Boston, MA USA 02110 T1: 1.617.371.3900 T2: 1.800.225.6201 cgf.com

October 31, 2022

Board of Directors

10X Capital Venture Acquisition Corp. II

1 World Trade Center, 85th Floor

New York, NY 10007

Members of the Board:

You have requested our opinion (the “Fairness Opinion”) as to the fairness, from a financial point of view, to 10X Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror”), of the Consideration (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Acquiror, 10X AA Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), and African Agriculture, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Agreement.

Pursuant to the terms and subject to the conditions set forth in the Agreement, we understand that: (i) at least one day prior to the consummation of the Merger (as defined below), Acquiror shall domesticate and transfer by way of continuation as a Delaware corporation; (ii) in connection with the Redomicile, each Acquiror Class B Ordinary Share and Acquiror Class A Ordinary Share issued and outstanding at the effective time of the Redomicile will be converted into one share of common stock, par value $0.0001 per share, of Acquiror (the “Acquiror Common Stock”); (iii) at the closing of the transactions contemplated by the Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of the Acquiror; (iv) in connection with the Merger, each share of common stock, par value $0.0001 per share, of the Company issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares) shall be converted into the right to receive a number of shares of Acquiror Common Stock (deemed to have a value of $10.00 per share), equal to the quotient obtained by dividing (a) the quotient obtained by dividing the sum of (x) $450,000,000 and (y) the aggregate amount of any Company Pre-Closing Financing (as to which such Company Pre-Closing Financing, if any, we express no view or opinion), by $10.00 by (b) the Aggregate Fully Diluted Company Shares; (v) in connection with the Merger, each Company Option and Company RSU will convert into a Converted Option or Acquiror RSU, as applicable, based on the applicable exchange ratio; and (vi) in connection with the Merger, each then-outstanding Company Convertible Note shall become convertible into shares of Acquiror Common Stock in accordance with the terms of such Company Convertible Note. Such shares of Acquiror Common Stock to be issued or reserved for issuance by Acquiror pursuant to the terms of the Agreement in respect of equity, convertible debt and other securities of the Company described in the Agreement are referred to collectively herein as the “Consideration”.

For purposes of this Fairness Opinion, at your direction and with your consent, we have assumed that (i) the value of each share of Acquiror Common Stock to be issued or reserved for issuance by Acquiror pursuant to the terms of the Agreement in respect of equity, convertible debt and other securities of the Company is equal to $10.00, which is the deemed value per share of Acquiror Common Stock issuable as Merger Consideration pursuant to the terms of the Agreement, (ii) the Consideration has an aggregate value equal to $450,000,000, and (iii) there will be no Pre-Closing Financing (including, without limitation, any Company Pre-Closing Financing).

Canaccord Genuity LLC (“Canaccord Genuity”), as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for

Annex K-1

Board of Directors of 10X Capital Venture Acquisition Corp. II October 31, 2022

corporate and other purposes. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Acquiror and the Company, certain of their respective affiliates and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies. We have been engaged to serve as financial advisor to Acquiror in connection with the Merger, and will receive fees for our services in connection with the delivery of this Fairness Opinion and contingent upon the successful completion of the Merger. In addition, Acquiror has agreed to reimburse certain of our expenses and indemnify us for certain liabilities relating to or arising out of our engagement. Canaccord Genuity was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to a potential business combination or alternatives thereto, (ii) negotiate the terms of the Merger, including the consideration payable by Acquiror, (iii) advise the Board of Directors or any other party with respect to alternatives to the Merger, or (iv) identify or introduce any prospective investors, lenders or other participants in the Merger to Acquiror, the Company or any other party. During the two years preceding the date of this Fairness Opinion, no material relationship existed between Canaccord Genuity and Acquiror or the Company for which we have received any compensation from Acquiror or the Company, other than the provision of financial advisory services to Acquiror in connection with a transaction that was not completed. We may in the future provide investment banking or other financial services to Acquiror, the Company and their respective affiliates.

In connection with our review of the proposed Merger and developing our Fairness Opinion, we have, among other things:

(i)     reviewed certain publicly available information relating to the Company;

(ii)    reviewed certain internal financial statements and other business and financial information, including the estimated balance sheet of the Company as of September 30, 2022, the historical income statement of the Company for the year ended December 31, 2021, and certain projected financial and operating data of the Company for calendar years 2022 through 2027, in each case prepared by the Company and provided to us by management of Acquiror (such projected financial information is referred to collectively herein as the “Projections”);

(iii)   conducted discussions with members of senior management of Acquiror and the Company regarding the past and current operations and financial condition and the prospects of the Company;

(iv)   reviewed financial and stock market data of certain publicly traded companies we deemed to be relevant and comparable to the Company;

(v)    compared the financial terms of the Merger with the financial terms of certain other transactions we deemed to be relevant and comparable to the Merger;

(vi)   reviewed the terms of the Agreement furnished to us by Acquiror on October 31, 2022, which we have assumed, with your consent, to be identical in all material respects to the agreement executed by the parties; and

(vii)  reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as we deemed necessary, including an assessment of general economic, market and monetary conditions.

In connection with our review and arriving at our Fairness Opinion, we have not independently verified any of the foregoing information, have relied on such information, have assumed that all such information is complete and accurate in all material respects, and have relied on assurances of the managements of Acquiror and the Company that they are not aware of any facts that would make such information misleading in any material respect. With respect to the Projections and other estimated and forward-looking financial information provided to us by management of Acquiror and the Company, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management. At your direction, we have used and relied on the Projections for purposes of our analysis and this Fairness Opinion. We express no view or opinion as to the Projections or the assumptions on which they are based, including, without limitation, any assumptions regarding access to funding for the Company over the projection period. We have also assumed that (i) the Merger will be

Annex K-2

Board of Directors of 10X Capital Venture Acquisition Corp. II October 31, 2022

consummated upon the terms set forth in the Agreement, without waiver, modification or amendment of any material term, condition or agreement therein which would be in any way meaningful to our analysis, (ii) the representations and warranties made by the parties to the Agreement are and will be true and correct in all respects material to our analysis, and (iii) in the course of obtaining necessary governmental, regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or conditions will be imposed that will have an adverse effect on Acquiror or the Company or the contemplated benefits of the Merger in any way meaningful to our analysis.

This Fairness Opinion has been approved by a fairness committee of Canaccord Genuity. Our Fairness Opinion is rendered on the basis of securities, economic, market and monetary conditions prevailing as of the date hereof and on the prospects, financial and otherwise, of Acquiror and the Company, known to us as of the date hereof. It should be understood that (i) subsequent developments may affect the conclusions expressed in this Fairness Opinion if this Fairness Opinion were rendered as of a later date, and (ii) Canaccord Genuity disclaims any obligation to advise any person of any change in any manner affecting this Fairness Opinion that may come to our attention after the date of this Fairness Opinion. We have not undertaken to reaffirm or revise this Fairness Opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this Fairness Opinion. We have not been requested to conduct and we have not conducted, nor have we relied upon, any independent valuation or appraisal of any of the assets or liabilities of the Company. We also have not evaluated the solvency of any party to the Agreement under any state, federal or other laws, rules or regulations relating to bankruptcy, insolvency or similar matters. In addition, we have assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the financial statements of the Company provided to us.

This Fairness Opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to Acquiror of the Consideration pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of any other agreements or arrangements contemplated by the Agreement or entered into in connection with the Merger, including, without limitation, the Ancillary Agreements, the Redomicile, the Sponsor Share Conversion, or any Pre-Closing Financing (including, without limitation, any Company Pre-Closing Financing). We also express no opinion as to the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of Acquiror or the Company. Our Fairness Opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to Acquiror, nor does it address the underlying business decision of Acquiror to proceed with the Merger or any view on any other term or aspect of the Agreement. We also note that we are not legal, accounting, regulatory or tax experts and have relied on the assessments made by Acquiror and its advisors with respect to such matters. We have not considered, and we express no opinion as to, the fairness of the amount or nature of the compensation to be paid to any Acquiror or Company officers, directors or employees, or class of such persons. Further, we express no view or opinion as to in the future what the value of Acquiror Common Stock actually will be when issued or the price or range of prices at which Acquiror Ordinary Shares, Acquiror Common Stock or any other securities may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger.

This Fairness Opinion, as set forth in this letter form, is solely directed to and for the information of the Board of Directors of Acquiror (in its capacity as such) in connection with its evaluation of the Merger and does not constitute advice or a recommendation to the Board of Directors as to how the Board of Directors should vote with respect to the Agreement or to any shareholder as to how such shareholder should vote with respect to the Merger, any other aspect of the Merger, or the Extension Proposal, or how such shareholders should otherwise act on any matter relating to the Merger, including, without limitation, whether holders of Acquiror Public Shares should redeem their shares in the Offer. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration pursuant to the Agreement is fair, from a financial point of view, to Acquiror.

Sincerely,

Canaccord Genuity LLC

Annex K-3

Annex L

AFRICAN AGRICULTURE HOLDINGS INC.

2023 INCENTIVE PLAN

1.           Establishment of the Plan; Effective Date; Duration.

(a)         Establishment of the Plan; Effective Date. African Agriculture Holdings Inc., a Delaware corporation, or its successor (the “Company”), hereby establishes this incentive compensation plan to be known as the “African Agriculture Holdings Inc. 2023 Incentive Plan”, as amended from time to time (the “Plan”). The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, Other Cash-Based Awards and Dividend Equivalents. If the Plan is not so approved by the stockholders of the Company, then the Plan will be null and void in its entirety. The Plan shall remain in effect as provided in Section 1(b) of the Plan. Capitalized but undefined terms shall have the meaning set forth in Section 3 of the Plan.

(b)         Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 13. In no event may an Award be granted under the Plan on or after ten years from the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan.

2.           Purpose. The purpose of the Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby certain directors, officers, employees, consultants and advisors (and certain prospective directors, officers, employees, consultants, and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may be measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders.

3.           Definitions. Certain terms used herein have the definitions given to them in the first instance in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:

(a)         “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b)         “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted, as are in effect from time to time.

(c)         “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Awards, Other Cash-Based Awards, and/or Dividend Equivalents, granted under the Plan.

(d)         “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award, consistent with and subject to the terms and conditions of the Plan.

(e)         “Board” means the Board of Directors of the Company.

(f)          “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination, or (ii) in the absence of any such employment or consulting or

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similar agreement (or the absence of any definition of  “Cause” contained therein), a Participant’s (A) commission of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers; (B) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment or other service to the Company or an Affiliate; (C) alcohol abuse or use of controlled substances other than in accordance with a physician’s prescription; (D) willful failure to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (F) below) to the Company or its Affiliates (other than due to a disability, as determined by the Committee), which willful failure, if curable, is not cured within 15 days after delivery of written notice thereof; (E) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof; or (F) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation and/or proprietary rights.

(g)         “Change in Control” shall, in the case of a particular Award, unless the applicable Award Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon any of the following events:

(i)          any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company or any of its Affiliates, (B) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the total voting power of the then outstanding voting securities of the Company;

(ii)         the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals who (x) were directors on the Effective Date or (y) become directors after Effective Date and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors on the Effective Date or whose election or nomination for election was previously so approved;

(iii)        the consummation of a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iv)        the consummation of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all the Company’s assets; or

(v)         any other event specified as a “Change in Control” in an applicable Award Agreement.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii), (iv), or (v) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(h)         “Claim” means any claim, liability or obligation of any nature, arising out of or relating to the Plan or an alleged breach of the Plan or an Award Agreement.

(i)          “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

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(j)          “Committee” means a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.

(k)         “Common Stock” means the common stock of the Company, par value $0.0001 per share.

(l)          “Company” means African Agriculture Holdings Inc., a Delaware corporation, or its successor.

(m)        “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization or applicable Award Agreement.

(n)         “Dividend Equivalent” means a right awarded under Section 11 to receive the equivalent value (in cash or Common Stock) of ordinary dividends that would otherwise be paid on the Common Stock subject to an Award that is a full-value award but that have not been issued or delivered.

(o)         “Effective Date” means the date on which the transactions contemplated by that certain Agreement and Plan of Merger, by and among 10x Capital Venture Acquisition Corp. II, 10X AA Merger Sub, Inc., and African Agriculture, Inc., dated as of [November 3], 2022, as amended from time to time, are consummated; provided, that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s stockholders.

(p)         “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(q)         “Eligible Person” with respect to an Award denominated in Common Stock, means any (i) individual employed by the Company or an Affiliate; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; provided, that, if the Securities Act applies, such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Affiliates, provided, that, the Date of Grant of any Award to such individual shall not be prior to the date he begins employment with or begins providing services to the Company or its Affiliates).

(r)          “Exchange Act” means the U.S. Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

(s)          “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(t)          “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:

(i)          If the Common Stock is listed on any established stock exchange or a national market system, the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)         If the Common Stock are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)        In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose).

(iv)        Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.

(u)         “Immediate Family Members” shall have the meaning set forth in Section 14(b)(ii).

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(v)         “Incentive Stock Option” means an Option, or portion thereof, that is designated by the Compensation Committee as an incentive stock option and otherwise meets the requirements set forth in the Plan and Section 422 of the Code for incentive stock options.

(w)        “Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.

(x)         “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of the Plan. The Committee may utilize one or more Independent Third Parties.

(y)         “Mature Shares” means Common Stock owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.

(z)         “Nonqualified Stock Option” means an Option, or portion thereof, that is not designated by the Compensation Committee as an Incentive Stock Option or does not qualify as an Incentive Stock Option.

(aa)        “Option” means an Award granted under Section 7 of the Plan.

(bb)       “Option Period” has the meaning given such term in Section 7(c) of the Plan.

(cc)        “Other Cash-Based Award” means a cash Award granted to a Participant under Section 10 of the Plan, including cash awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Plan.

(dd)       “Other Stock-Based Award” means an equity-based or equity-related Award, other than an Option, SAR, Restricted Stock, Restricted Stock Unit or Dividend Equivalent, granted in accordance with the terms and conditions set forth under Section 10 of the Plan (including upon the attainment of any performance goals or otherwise as permitted under the Plan).

(ee)        “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(ff)          “Permitted Transferee” shall have the meaning set forth in Section 14(b)(ii) of the Plan.

(gg)       “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(hh)       “Plan” means this African Agriculture Holdings Inc. 2023 Incentive Plan, as amended from time to time.

(ii)         “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(jj)         “Restricted Stock” means Common Stock, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed, provide continuous services for a specified period of time, or attain specified performance objectives), granted under Section 9 of the Plan

(kk)       “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Stock, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed, provide continuous services for a specified period of time, or attain specified performance objectives), granted under Section 9 of the Plan.

(ll)          “SAR Period” has the meaning given such term in Section 8(c) of the Plan.

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(mm)     “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

(nn)       “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(oo)       “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

(pp)       “Subsidiary” means, with respect to any specified Person:

(i)          any corporation, association or other business entity of which more than 50% of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)         any partnership (or any comparable foreign entity (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(qq)       “Substitute Award” has the meaning given such term in Section 5(e).

4.           Administration.

(a)         The Committee (or, if none such committee exists, the Board) shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an independent director under the rules of any securities exchange or automated quotation system on which the shares are listed, quoted or traded. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan. Notwithstanding any other provision to the contrary, Awards granted to non-employee directors shall be administered by the full Board, and any authority reserved under the Plan for the Committee with regard to Awards granted to non-employee directors shall be exercised by the full Board.

(b)         Subject to the provisions of the Plan and Applicable Law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award (including any performance goals, criteria, and/or periods applicable to Awards); (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan, including any changes required to comply with Applicable Laws; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; (x) modify any performance goals, criteria and/or periods; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, in each case, to the extent consistent with the terms of the Plan.

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(c)         The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

(d)         Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e)         No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(f)          Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.           Grant of Awards; Shares Subject to the Plan; Limitations.

(a)         The Committee may, from time to time, grant Awards to one or more Eligible Persons, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

(b)         Subject to Section 12 of the Plan and this Section 5, Awards granted under the Plan shall be subject to the following limitations: (i) the Committee is authorized to deliver under the Plan an aggregate of [____]1 shares of Common Stock; provided, that the total number of shares of Common Stock that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2025 and ending with calendar year 2029, by a number of shares of Common Stock equal to one percent (1%) of the total number of outstanding shares of Common Stock on the last day of the prior calendar year and (ii) the maximum number of shares of Common Stock that may be granted under the Plan during any single fiscal year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his service as a non-employee director (including service as a member or chair of any committee of the Board), shall not exceed $500,000 in total value (calculating the value of any such Awards as of the Date of Grant of such Awards in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto); provided, that the non-employee directors

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1        NTD: Insert number of shares that equal 10% of the outstanding shares of the Company, on a fully diluted basis.

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who are considered independent (under the rules of The Nasdaq Stock Market or other securities exchange on which the Common Stock is traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. Notwithstanding the automatic annual increase set forth in (i) above, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the stipulated percentage.

(c)         In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Stock (either actually or by attestation) or by the withholding of Common Stock by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Stock (either actually or by attestation) or by the withholding of Common Stock by the Company, then in each such case the Common Stock so tendered or withheld shall be added to the Common Stock available for grant under the Plan on a one-for-one basis. Shares underlying Awards under the Plan that are forfeited, canceled, expire unexercised, or are settled in cash shall also be available again for issuance as Awards under the Plan.

(d)         Common Stock delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e)         In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate (“Substitute Awards”). The number of shares of Common Stock underlying any Substitute Awards shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan but will count against the maximum number of shares that may be issued upon the exercise of Incentive Stock Options.

(f)          Notwithstanding anything to the contrary herein, no more than [______]2 shares of Common Stock may be issued pursuant to the exercise of Incentive Stock Options.

6.           Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7. Options.

(a)         Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or as may otherwise be determined by the Committee. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company or any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

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2         NTD: To include hard limit on the number of shares that may be granted as ISOs.

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(b)         Exercise Price. Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per share of Common Stock. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the Exercise Price per share of the shares subject to such Option may be less than the Fair Market Value per share on the Date of Grant; provided, that the Exercise Price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

(c)         Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee (including, if applicable, the attainment of any performance goals, as determined by the Committee) and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. In the event of any termination of employment or service with the Company or its Affiliates thereof of a Participant who has been granted one or more Options, the Options shall be exercisable at the time or times and subject to the terms and conditions set forth in the Award Agreement. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.

(d)         Method of Exercise and Form of Payment. No Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid upon exercise of such Option. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option, accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company); provided, that, such Common Stock are not subject to any pledge or other security interest and are Mature Shares; and (ii) by such other method as the Committee may permit in accordance with Applicable Law, in its sole discretion, including without limitation: (A) in other property having a Fair Market Value on the date of exercise equal to the Exercise Price, (B) if there is a public market for the Common Stock at such time, and subject to Section 14(aa), by means of a broker-assisted “cashless exercise” pursuant to which either (i) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the Exercise Price or (ii) the Company is delivered a copy of irrevocable instructions to a broker acceptable to the Company to sell the Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price, provided that such amount is paid to the Company at such time as may be required by the Committee or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Stock for which the Option was exercised that number of shares of Common Stock having a Fair Market Value equal to the aggregate Exercise Price for the Common Stock for which the Option was exercised. No fractional Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Stock, or whether such fractional Common Stock or any rights thereto shall be canceled, terminated or otherwise eliminated.

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(e)         Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(f)          Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes Oxley Act of 2002, if applicable; any other Applicable Law; the applicable rules and regulations of the Securities and Exchange Commission; or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8.           Stock Appreciation Rights.

(a)         Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or as may otherwise be determined by the Committee. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b)         Strike Price. The Strike Price per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the Strike Price per share of the shares subject to such Stock Appreciation Right may be less than the Fair Market Value per share on the date of grant; provided, that the Strike Price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

(c)         Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee (including, if applicable, the attainment of any performance goals, as shall be determined by the Committee) and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. In the event of any termination of employment or service with the Company and its Affiliates thereof of a Participant who has been granted one of more SARs, the SARs shall be exercisable at the time or times and subject to the terms and conditions as set forth in the Award Agreement (or in the underlying Option Award Agreement, as may be applicable). If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that, in no event shall such expiration date be extended beyond the expiration of the SAR Period.

(d)         Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e)         Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised, multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Stock having a Fair

Annex L-9

Market Value equal to such amount, or any combination thereof, as determined by the Committee. No fractional Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Stock, or whether such fractional Common Stock or any rights thereto shall be canceled, terminated or otherwise eliminated.

9.           Restricted Stock and Restricted Stock Units.

(a)         Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or as may otherwise be determined by the Committee (including the performance goals, if any, upon whose attainment the Restricted Period shall lapse in part or full).

(b)         Restricted Accounts; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including, without limitation, the right to vote such Restricted Stock and the right to receive dividends and other distributions, if applicable, to the extent such dividends and other distributions have a record date that is on or after the date the Participant to whom such Restricted Stock are granted becomes the record holder of such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

(c)         Vesting. Unless otherwise provided by the Committee in an Award Agreement or otherwise, the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.

(d)         Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i)          Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement or otherwise determined by the Committee. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share) or shall register such shares in the Participant’s name without any such restrictions. Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Stock having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement).

(ii)         Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part Common Stock in lieu of delivering only Common Stock in respect of such Restricted Stock Units or (B) defer the delivery of Common Stock (or cash or part Common Stock and

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part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of Applicable Law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.

10.         Other Stock-Based Awards and Other Cash-Based Awards.

(a)         Other Stock-Based Awards. The Committee may grant types of equity-based or equity related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Common Stock), in such amounts and subject to such terms and conditions, as the Committee shall determine (including, if applicable, the attainment of any performance goals). Such Other Stock-Based Awards may involve the transfer of actual Common Stock to Participants, or payment in cash or otherwise of amounts based on the value of Common Stock. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement or as may otherwise be determined by the Committee and need not be uniform among all such Awards or all Participants receiving such Awards.

(b)         Other Cash-Based Awards. The Committee may grant a Participant a cash Award not otherwise described by the terms of the Plan, including cash awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Plan.

(c)         Value of Awards. Each Other Stock-Based Award shall be expressed in terms of Common Stock or units based on Common Stock, as determined by the Committee, and each Other Cash-Based Awards shall be expressed in terms of cash, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards or Other Cash-Based Awards that will be paid out to the Participant will depend on the extent to which such performance goals are met.

(d)         Payment of Awards. Payment, if any, with respect to an Other Stock-Based Award or Other Cash-Based Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement or as may otherwise be determined by the Committee, in cash, Common Stock or a combination of cash and Common Stock, as the Committee determines.

(e)         Vesting. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards or Other Cash-Based Awards following the Participant’s termination of employment or service (including by reason of such Participant’s death, disability (as determined by the Committee), or termination without Cause). Such provisions shall be determined in the sole discretion of the Committee but need not be uniform among all Other Stock-Based Awards or Other Cash-Based Awards issued pursuant to the Plan and may reflect distinctions based on the reasons for the termination of employment or service.

11.         Dividend Equivalents. No adjustment shall be made in the Common Stock issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Common Stock prior to issuance of such Common Stock under such Award. The Committee may grant Dividend Equivalents based on the dividends declared on Common Stock that are subject to any Award (other than an Option or Stock Appreciation Right). Any Award of Dividend Equivalents may be credited as of the dividend payment dates, during the period between the Date of Grant of the Award and the date the Award becomes payable or terminates or expires, as determined by the Committee; however, unless otherwise set forth in an Award Agreement, Dividend Equivalents shall not be payable unless and until the Award becomes payable, and shall be subject to forfeiture to the same extent as the underlying Award. Dividend Equivalents may be subject to any additional limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be payable in cash, Common Stock or converted to full-value Awards, calculated based on such formula, as may be determined by the Committee.

12.         Changes in Capital Structure and Similar Events. In the event of  (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire Common Stock or other securities of the Company, or other similar

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corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Stock, or (b) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, subject to the requirements of Code Sections 409A, 421, and 422, if applicable, including without limitation any or all of the following:

(a)         adjusting any or all of  (i) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (ii) the terms of any outstanding Award, including, without limitation, (A) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (B) the Exercise Price or Strike Price with respect to any Award or (C) any applicable performance measures;

(b)         providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;

(c)         accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;

(d)         modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;

(e)         deeming any performance measures satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;

(f)          providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Stock subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and

(g)         canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.

The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be final, conclusive and binding for all purposes.

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13.         Amendments and Termination.

(a)         Amendment and Termination of the Plan. The Plan shall automatically expire on the tenth anniversary of the Effective Date (except as to outstanding Awards) unless sooner terminated. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that the Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Stock may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b)         Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, unless the Committee determines, in its sole discretion, that the amendment is necessary for the Award to comply with Code Section 409A. Notwithstanding the foregoing or anything in the Plan to the contrary, the Committee may, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price per share that is less than the exercise price per share of the original Options or SARs.

14.         General.

(a)         Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Committee need not treat Participants or Awards (or portions thereof) uniformly.

(b)         Nontransferability.

(i)          Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii)         Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as, a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer.

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(iii)        The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c)         Tax Withholding and Deductions.

(i)          A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities or other property) of any required taxes (up to the maximum statutory rate under Applicable Law as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii)         Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Stock (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a fair market value equal to such liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a fair market value equal to such liability. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (B) of the immediately preceding sentence shall be limited to the number of shares of Common Stock which have a fair market value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). If any tax withholding obligation will be satisfied under clause (B) above by the Company’s retention of shares of Common Stock from the Award creating the tax obligation and there is a public market for shares of Common Stock at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the shares of Common Stock retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

(iii)        In addition, subject to Section 14(aa) and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations, to the extent permitted by the Committee, if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Committee.

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(d)         No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any Claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. A Participant’s sole remedy for any Claim related to the Plan or any Award shall be against the Company, and no Participant shall have any Claim or right of any nature against any Subsidiary or Affiliate of the Company or any stockholder or existing or former director, officer or employee of the Company or any Subsidiary of the Company. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Subsidiary or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any Subsidiary or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any Claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any Claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(e)         International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.

(f)          Designation and Change of Beneficiary. Each Participant may file with the Company a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his spouse or, if the Participant is unmarried at the time of death, his estate.

(g)         Termination of Employment/Service. Unless determined otherwise by the Committee at any time following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.

(h)         No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Common Stock or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person.

(i)          Government and Other Regulations.

(i)          The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Stock or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale

Annex L-15

under the Securities Act any of the Common Stock or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Stock or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or interdealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)         The Committee may cancel an Award or any portion thereof if the Committee determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Stock from the public markets, the Company’s issuance of Common Stock or other securities to the Participant, the Participant’s acquisition of Common Stock or other securities from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Stock in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of  (A) the aggregate Fair Market Value of the Common Stock subject to such Award or portion thereof that is canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(j)          Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior Claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k)         Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(l)          No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for incentive compensation. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees or service providers under general law.

(m)        Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of or service provider to the Company or the Committee or the Board, other than himself.

Annex L-16

(n)         Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(o)         Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(p)         Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(q)         Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(r)          Code Section 409A.

(i)          Notwithstanding any provision of the Plan to the contrary, all Awards made under the Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the authoritative guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.

(ii)         If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his termination of service, no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of  (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within 30 days following the date of the Participant’s death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award Agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of any additional tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

(iii)        [In the event that it is reasonably determined by the Board that any amounts payable under the Plan will be taxable to the Participant under Section 409A of the Code prior to the payment and/or delivery to the Participant of such amounts, or will be subject to the acceleration of taxation or the imposition of penalty taxation under Section 409A of the Code, the Board may either (A) unilaterally amend the Plan and adopt appropriate policies and procedures, including amendments and policies with retroactive effect, that the Board determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan or (B) take such other actions as the Board determines necessary or appropriate to comply with the requirements of Section 409A of the Code.]3 Any adjustments made pursuant to Section 13 to Awards that are

____________

3         NTD: Consider including this additional clarifying language.

Annex L-17

subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 13 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Code Section 409A or (y) comply with the requirements of Code Section 409A.

(s)          Election Under Code Section 83(b). No Participant may make an election under Section 83(b) of the Code with respect to any Award of Restricted Stock under the Plan without the consent of the Committee, which the Committee may grant (prospectively or retroactively) or withhold in its sole discretion. If, with the consent of the Committee, a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

(t)          Expenses; Gender; Titles and Headings; Interpretation. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control. Unless the context of the Plan otherwise requires, words using the singular or plural number also include the plural or singular number, respectively; derivative forms of defined terms will have correlative meanings; the terms “hereof,” “herein” and “hereunder” and derivative or similar words refer to this entire Plan; the term “Section” refers to the specified Section of the Plan and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and the word “or” shall be disjunctive but not exclusive

(u)         Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Stock or other securities under an Award, that the Participant execute lock-up, stockholder or other agreements, as it may determine in its sole and absolute discretion.

(v)         Payments. Participants shall be required to pay, to the extent required by Applicable Law, any amounts required to receive Common Stock or other securities under any Award made under the Plan.

(w)        Clawback; Erroneously Awarded Compensation. All Awards (including on a retroactive basis) granted under the Plan are subject to the terms of any Company forfeiture, incentive compensation recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of Applicable Laws, as well as any other policy of the Company that may apply to the Awards, such as anti-hedging or pledging policies, as they may be in effect from time to time. In particular, these policies and/or provisions shall include, without limitation, (i) any Company policy established to comply with Applicable Laws (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (ii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Stock or other securities are listed or quoted, and these requirements shall be deemed incorporated by reference into all outstanding Award Agreements.

(x)         No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional shares or whether fractional shares or any rights thereto shall be forfeited, rounded, or otherwise eliminated.

(y)         Paperless Administration. If the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

(z)         Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 14(z) by and among the Company and its Subsidiaries and Affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary;

Annex L-18

nationality; job title(s); any Common Stock held in the Company or its Subsidiaries and Affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Common Stock. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding the Participant, request additional information about the storage and processing of the Data regarding the Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 14(z) in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 14(z).

(aa)        Broker-Assisted Sales. In the event of a broker-assisted sale of Common Stock in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards: (a) any Common Stock to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) the Common Stock may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of the sale that exceed the amount owed, the Company will pay the excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for the sale at any particular price; and (f) if the proceeds of the sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

Annex L-19

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Cayman Islands Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1†*

Agreement and Plan of Merger, dated as of November 2, 2022, by and among 10X Capital Venture Acquisition Corp. II, 10X AA Merger Sub, Inc. and African Agriculture, Inc. (included as Annex A-1 to the proxy statement/prospectus).

2.2*

First Amendment to Agreement and Plan of Merger, dated as of January 3, 2023, by and among 10X Capital Venture Acquisition Corp. II, 10X AA Merger Sub, Inc. and African Agriculture, Inc. (included as Annex A-2 to the proxy statement/prospectus).

3.1*	Second Amended and Restated Memorandum and Articles of Association of 10X II (included as Annex B-1 to the proxy statement/prospectus).
3.2*	Form of Certificate of Incorporation of AFRAG PubCo, to become effective upon consummation of the Business Combination (included as Annex C to the proxy statement/prospectus).
3.3*	Form of Bylaws of AFRAG PubCo, to become effective upon consummation of the Business Combination (included as Annex D to the proxy statement/prospectus).
3.4*	Certificate of Incorporation of African Agriculture, Inc.
3.5*	Bylaws of African Agriculture, Inc.
3.6*	Amendment to Second Amended and Restated Memorandum and Articles of Association of 10X II (included as Annex B-2 to the proxy statement/prospectus).
4.1*	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on April 8, 2021).
4.2*	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on April 8, 2021).
4.3*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on April 8, 2021).
4.4*

Warrant Agreement between Continental Stock Transfer & Trust Company and Registrant, dated August 10, 2021 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed by the Registrant on August 13, 2021 (File No. 001-40722)).

4.5*	Specimen AFRAG PubCo Common Stock Certificate.

Exhibit Number	Description
4.6*	Form of Certificate of Corporate Domestication.
5.1*	Opinion of Latham & Watkins LLP.
8.1*	Opinion of Latham & Watkins LLP with respect to certain U.S. tax matters.
10.1*

Letter Agreement, dated August 10, 2021, by and among 10X Capital Venture Acquisition Corp. II, 10X Capital SPAC Sponsor II LLC, and the officers and directors of 10X Capital Venture Acquisition Corp. I (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 13, 2021 (File No. 001-40722)).

10.2*

Registration Rights Agreement, dated August 10, 2021, by and among 10X Capital Venture Acquisition Corp. II, 10X Capital SPAC Sponsor II LLC, and the other holders signatory thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on August 13, 2021) (File No. 001-40722)).

10.3*	Form of Amended and Restated Registration Rights Agreement (included as Annex E to the proxy statement/prospectus).
10.4*

Acquiror Support Agreement, dated November 2, 2022 by and among 10X Capital Venture Acquisition Corp. II, African Agriculture Inc., 10X Capital SPAC Sponsor II LLC and the directors and executive officers of 10X Capital Venture Acquisition Corp. II named therein. (included as Annex I to the proxy statement/prospectus).

10.5*	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 3, 2022 (File No. 001-40722)).
10.6*	Standby Equity Purchase Agreement, dated November 2, 2022, by and between 10X Capital Venture Acquisition Corp. II and YA II PN, Ltd. (included as Annex G to the proxy statement/prospectus).
10.7*

OTC Equity Prepaid Forward Transaction by and among 10X Capital Venture Acquisition Corp. II, African Agriculture Inc. and Vellar Opportunity Fund SPV LLC – Series 8 (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 3, 2022 (File No. 001-40722)).

10.8*

Investment Management Trust Agreement, dated August 10, 2021, by and between 10X Capital Venture Acquisition Corp. II and Continental Stock Transfer and Trust Company (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 13, 2021).

10.9*

Administrative Services Agreement, dated August 10, 2021, by and between 10X Capital Venture Acquisition Corp. II and 10X Capital SPAC Sponsor II LLC (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 13, 2021).

10.10*	Service Contract, dated July 14, 2021, by and between African Agriculture, Inc. and FGM International.
10.11*	Agreement for Delivery of Pre-Construction Activities, dated December 22, 2021, by and between African Agriculture, Inc. and Willing Hands AS.
10.12*	Engagement and Advisory Agreement, dated September 13, 2021, by and between African Agriculture, Inc. and Dr. Daniel H. Putnam.
10.13*	Framework Agreement, dated July 8, 2021, by and between African Agriculture, Inc. and MPS Infrastructure Inc.
10.14*	Amended and Restated Sales and Marketing Agreement, dated May 10, 2019, by and between Monitor Power Systems AS and African Discovery Group LLC.
10.15*	Lease Agreement, dated August 13, 2021, by and between African Agriculture, Inc. and an Immobilier SARL.
10.16*	Lease Agreement, dated December 5, 2021, by and among African Agriculture, Inc., Agro Industries Corp. and the municipality of Aderbissinat.
10.17*	Lease Agreement, dated November 27, 2021, by and among African Agriculture, Inc., Agro Industries Corp. and the municipality of Ingall.
10.18*	Partnership Agreement, dated January 2021, by and between the Farms of Teranga S.A. and the Municipality of Fass Ngom.
10.19*	Contribution Agreement, dated June 24, 2021, by and between the shareholders of Agro Industries Corp listed as signatories thereto, Agro Industries Corp. and African Agriculture, Inc.
10.20*	Amended and Restated Employment Agreement, dated May 21, 2022, by and between African Agriculture, Inc. and Harry Green.
10.21*	Amended and Restated Advisor Agreement, dated May 21, 2022, by and between African Agriculture, Inc. and African Discovery Group, Inc.

Exhibit Number	Description
10.22*	African Agriculture, Inc. 2022 Incentive Plan and form Restricted Stock Unit Award Agreement.
10.23*	Restricted Stock Unit Award Agreement, dated November 1, 2022, by and between African Agriculture, Inc. and African Discovery Group, Inc.
10.24*	Transaction Bonus and Release, dated November 1, 2022, by and between African Agriculture, Inc. and Harry Green.
10.25*	Transaction Bonus and Release, dated November 1, 2022, by and between African Agriculture, Inc. and African Discovery Group, Inc.
10.26	Form of African Agriculture Holdings Inc. 2023 Incentive Plan (included as Annex L to the proxy statement/prospectus).
10.27*	Master Agreement, dated February 28, 2018, by and among Gora Seck, Agro Industries Corp, Tampieri Financial Group S.p.A., Tempieri S.p.A., Davide Tampieri and Senhuile S.A.
10.28*	Intercompany Loan Agreement, dated May 10, 2021, by and among African Agriculture, Inc., Agro Industries Corp. and Global Commodities LTD.
10.29*	Partnership Agreement, dated May 14, 2022, by and between African Agriculture, Inc. and The Directorate General of Water and Forests.
10.30*	Joinder to the Letter Agreement, dated December 8, 2022, between the Company, the Sponsor and Mike Brown.
10.31*	Amended and Restated Promissory Note, dated September 8, 2023, between African Agriculture, Inc. and 10X Capital SPAC Sponsor II LLC.
10.32

Partnership Contract for Project Development Commercial Agriculture, dated effective September 27, 2023, among African Agriculture, Inc., the Ministry of Agriculture and Deental Yakaare Ndema e Ngynaaka Economic Interest Grouping (GIE-DYNN).

21.1*	List of Subsidiaries of 10X Capital Venture Acquisition Corp. II
23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for 10X II.
23.2	Consent of Whitley Penn LLP, independent registered accounting firm for AFRAG.
23.3*	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included on signature page to the initial filing of the Registration Statement).
99.1*	Form of Proxy for Extraordinary General Meeting.
99.2*	Consent of Orim Graves, as designee to the AFRAG PubCo board of directors.
99.3*	Consent of Modest Jonathan Mero, as designee to the AFRAG PubCo board of directors.
99.4*	Consent of Russell Read, as designee to the AFRAG PubCo board of directors.
99.5*	Consent of Daphne Michelle Titus, as designee to the AFRAG PubCo board of directors.
99.6*	Consent of Bisa Williams, as designee to the AFRAG PubCo board of directors.
99.7	Consent of Osman Ahmed, as designee to the AFRAG PubCo board of directors.
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
107*	Filing Fee Table.

____________

*        Previously filed.

†        Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings

11.    The undersigned registrant hereby undertakes:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)     That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(h)    That, every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)     To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j)     To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 10th day of October, 2023.

10X CAPITAL VENTURE ACQUISITION CORP. II
By:	/s/ Hans Thomas
Name:	Hans Thomas
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE
/s/ Hans Thomas	Chairman and Chief Executive Officer	October 10, 2023
Hans Thomas	(Principal Executive Officer)
*	Chief Financial Officer	October 10, 2023
Guhan Kandasamy	(Principal Financial and Accounting Officer)
*	Chief Operating Officer, Head of Origination	October 10, 2023
David Weisburd	and Director
*	Director	October 10, 2023
Christopher Jurasek
*	Director	October 10, 2023
Woodrow H. Levin
*	Director	October 10, 2023
Michael Brown
* By:	/s/ Hans Thomas
Hans Thomas
Attorney-in-fact